As filed with the U.S. Securities and Exchange Commission on August 9, 2024
Registration No. 333-280591

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Roth CH V Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	6770	99-3749880
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
888 San Clemente Drive,
Suite 400
Newport Beach, CA 92660
(949) 720-5700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Lipman
President
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
(949) 720-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq. Alexandria Kane, Esq. 345 Park Avenue Loeb & Loeb LLP New York, NY 10154 (212) 407-4000	Ross D. Carmel, Esq. Thiago Spercel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 (212) 930-9700
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the BCA described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus/prospectus is not complete and may be amended. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission becomes effective. This proxy statement/prospectus/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or sale is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 9, 2024
PROPOSED MERGER YOUR VOTE IS VERY IMPORTANT
PROXY STATEMENT FOR SPECIAL MEETING OF ROTH CH ACQUISITION V CO.
On January 3, 2024, Roth CH Acquisition V Co., a Delaware corporation (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization, as amended on June 5, 2024 (as it may be further amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”).
Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of ROCL, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the “Business Combination”). As a result of the Redomestication Merger, (A) each issued and outstanding share of ROCL common stock, par value $0.0001 per share (“ROCL Common Stock”) will be exchanged for one share of Holdings common stock, par value $0.01 per share (“Holdings Common Stock”), and (B) each issued and outstanding ROCL warrant to purchase one share of ROCL Common Stock at a price of $11.50 per whole share (subject to adjustment) (“ROCL Warrant”) will be exchanged for one Holdings warrant to purchase one share of Holdings Common Stock at a price of $11.50 per whole share (subject to adjustment) (“Holdings Warrant”). Upon the closing of the Business Combination, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.
ROCL will hold a special meeting of stockholders in connection with the proposed Business Combination, which is referred to the “Special Meeting.”
ROCL is a blank check company formed under the laws of the State of Delaware on November 5, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses.
At the Special Meeting, ROCL stockholders will be asked to consider and vote upon the following proposals (the “Proposals”):
Proposal 1.   The Redomestication Merger Proposal — to consider and vote upon a proposal to approve the merger of ROCL with and into Holdings, its wholly owned Nevada subsidiary, with Holdings surviving the merger. The merger will change ROCL’s place of incorporation from Delaware to Nevada. We refer to this as the “Redomestication Merger.” This proposal is referred to as the “Redomestication Merger Proposal.” Holders of ARIZ Common Stock as of record date are entitled to vote on this proposal.
Proposal 2.   The Business Combination Proposal — to consider and vote on a proposal to adopt and approve the BCA by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”), pursuant to which, among other things (i) Holdings shall sign a joinder and become a party to the Merger Agreement; and (ii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the BCA is attached to this proxy statement as Annex A.
Proposal 3.   The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed articles of incorporation of the Combined Company (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).
Proposal 4.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between ROCL’s current amended and restated certificate of incorporation (“Current Charter”) and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):

Proposal 4A — to change the name of the Combined Company to “New Era Helium Inc.”;
Proposal 4B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares, consisting of 70,000,000 shares of common stock and 5,000,000 shares of preferred stock;
Proposal 4C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and
Proposal 4D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.
Proposal 5.   The First Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Holdings Common Stock (or securities convertible into or exercisable for Holdings Common Stock) and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”).
Proposal 6.   The Second Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the common stock in connection with the Transaction Financing (as defined below) upon the consummation of the Business Combination (the “Second Nasdaq Proposal”).
Proposal 7.   The Directors Election Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination to serve on the Combined Company Board of Directors, E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) (the “Directors Election Proposal”).
Proposal 8.   The Management Equity Incentive Plan Proposal — to consider and vote on a proposal to approve the Management Equity Incentive Plan Proposal (the “Management Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “Management Equity Plan Proposal”).
Proposal 9.   The Adjournment Proposal — to approve a proposal to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).
The ROCL board of directors unanimously recommends that ROCL stockholders vote “FOR” each of the proposals to be considered at the Special Meeting.
Pursuant to ROCL’s Current Charter (as defined herein), ROCL is providing its public stockholders with the opportunity to redeem, upon the Closing, shares of ROCL Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest but less franchise and income taxes payable) of ROCL’s initial public offering (“ROCL IPO”). For illustrative purposes, based on funds in the Trust Account of approximately $17.6 million on August 6, 2024, the estimated per share redemption price would have been approximately $11.12. ROCL public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal or do not vote at all and regardless of whether they are a holder of record on the record date. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, 20% or more of the shares of Common Stock included in the ROCL Units sold in ROCL IPO. Holders of ROCL’s outstanding Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination.
Holders of outstanding ROCL Units must separate the underlying Public Shares (as defined herein) and Warrants prior to exercising redemption rights with respect to the Public Shares. The Initial Stockholders (as defined herein) have agreed to waive their redemption rights with respect to any shares of Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. No person was paid any consideration in exchange for these waivers. Currently, the Initial Stockholders own an aggregate amount of 67.83% of ROCL’s issued and outstanding shares of Common Stock, including

Common Stock underlying Private Units. The Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal and the related transactions.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT ROCL REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ROCL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE ROCL SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
Each stockholder’s vote is very important. Whether or not you plan to participate in the Special Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the respective special meeting. Voting by proxy will not prevent a stockholder from voting at the Special Meeting if such stockholder subsequently chooses to participate in the meeting.
We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 38.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated [•], 2024, and is first being mailed to stockholders of ROCL on or about [•], 2024.
/s/ Byron Roth

Byron Roth
Co-Chief Executive Officer
Roth CH Acquisition V Co. [•], 2024

Roth CH Acquisition V Co.
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF ROTH CH ACQUISITION V CO.
To Be Held On [      ], 2024
To the Stockholders of Roth CH Acquisition V Co.
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Roth CH Acquisition V Co., a Delaware corporation (“ROCL,” “Acquiror,” “we,” “our” or “us”), will be held on [    ], 2024, at 10:00 a.m., Eastern time, via live webcast at the following address [https://www.cstproxy.com/rothchacquisitionv/2024]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting. ROCL recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. You are cordially invited to attend the Special Meeting for the following purposes:
Proposal 1.   The Redomestication Merger Proposal — to consider and vote upon a proposal to approve the merger of ROCL with and into Holdings, its wholly owned Nevada subsidiary, with Holdings surviving the merger. The merger will change ROCL’s place of incorporation from Delaware to Nevada. We refer to this as the “Redomestication Merger.” This proposal is referred to as the “Redomestication Merger Proposal.” Holders of ARIZ Common Stock as of record date are entitled to vote on this proposal.
Proposal 2.   The Business Combination Proposal — to consider and vote on a proposal to adopt and approve the BCA by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”), pursuant to which, among other things (i) Holdings shall sign a joinder and become a party to the Merger Agreement; and (ii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the BCA is attached to this proxy statement as Annex A.
Proposal 3.   The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed articles of incorporation of the Combined Company (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).
Proposal 4.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between ROCL’s current amended and restated certificate of incorporation (“Current Charter”) and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):
Proposal 4A — to change the name of the Combined Company to “New Era Helium Inc.”;
Proposal 4B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares, consisting of 70,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock;
Proposal 4C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and
Proposal 4D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.
Proposal 5.   The First Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Holdings Common Stock (or securities convertible into or exercisable for Holdings Common Stock) and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”).

Proposal 6.   The Second Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the common stock in connection with the Transaction Financing (as defined below) upon the consummation of the Business Combination (the “Second Nasdaq Proposal”).
Proposal 7.   The Directors Election Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination to serve on the Combined Company Board of Directors, E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) (the “Directors Election Proposal”).
Proposal 8.   The Management Equity Incentive Plan Proposal — to consider and vote on a proposal to approve the Management Equity Incentive Plan Proposal (the “Management Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “Management Equity Plan Proposal”).
Proposal 9.   The Adjournment Proposal — to approve a proposal to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).
Only holders of record of ROCL Common Stock at the close of business on [      ], 2024 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of ROCL stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at the principal executive offices of for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
Pursuant to the ROCL Current Charter, ROCL is providing ROCL public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of ROCL Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less franchise and income taxes payable) of the ROCL IPO. For illustrative purposes, based on funds in the Trust Account of approximately $17.6 million on August 6, 2024, the estimated per share redemption price would have been approximately $11.12. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal or do not vote at all or are not a holder of record on the record date. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 20% or more of the shares of ROCL Common Stock included in the Units sold in the ROCL IPO. Holders of ROCL’s outstanding Warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding ROCL Units must separate the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the ROCL Public Shares. The Initial Stockholders have agreed to waive their redemption rights with respect to any shares of ROCL Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. No person was paid any consideration in exchange for these waivers. Currently, the Initial Stockholders own an aggregate amount of 67.83% of the issued and outstanding shares of ROCL Common Stock. The Initial Stockholders have agreed to vote any shares of ROCL Common Stock owned by them in favor of the Business Combination Proposal and we expect them to vote their shares in favor of all other proposals submitted to stockholders for a vote.
The approval of the Redomestication Merger Proposal and the ROCL Charter Amendment Proposal each require the affirmative vote of a majority of the issued and outstanding shares of ROCL Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Governance Proposal, the Nasdaq Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Election Proposal requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Votes “withheld” and broker non-votes will have no effect on the vote for the Directors Election Proposal. If the Business Combination Proposal is not approved, then the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the ROCL stockholders for a vote.
The approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal, are preconditions to the consummation of the Business Combination. ROCL’s Board has already approved the Business Combination.
As of August 6, 2024, there was approximately $17.6 million in the Trust Account. Each redemption of shares of ROCL Common Stock by its public stockholders will decrease the amount in the Trust Account.
Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.
[         ], 2024
By Order of the Board of Directors
Byron Roth
Co-Chief Executive Officer and
Chairman of the Board of Directors

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Holdings, constitutes a prospectus of Holdings under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Holding’s Common Stock to be issued to NEH’s stockholder sunder the BCA as described herein. This document also constitutes a proxy statement of ROCL under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting with respect to the Special Meeting.
You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. None of Holdings, ROCL or NEH has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/ prospectus. Do not rely upon any information or representations made outside of this proxy statement/ prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.
Information contained in this proxy statement/prospectus regarding Holdings and its business, operations, management and other matters has been provided by Holdings and information contained in this proxy statement/prospectus regarding ROCL and its business, operations, management and other matters has been provided by ROCL and information contained in this proxy statement/prospectus regarding NEH and its business, operations, management and other matters has been provided by NEH.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
All references in this proxy statement/prospectus to “ROCL” refer to Roth CH Acquisition V Co., a Delaware corporation; all references to “Merger Sub” refer to Roth CV Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of ROCL formed for the purpose of effecting the Business Combination as described in this proxy statement/prospectus. All references in this proxy statement/ prospectus to “NEH” refer to New Era Helium Corp., a Nevada corporation. All references in this proxy statement/ prospectus to “Holdings” refer to Roth CH V Holdings, Inc., a Nevada corporation, which is to be renamed “New Era Helium Inc.” after the consummation of the Business Combination. All references in this proxy statement/prospectus to the “Combined Company” refer to ROCL immediately following completion of the Business Combination, pursuant to which NEH will become a wholly-owned subsidiary of Holdings, and the other transactions contemplated by the BCA.
All references in this proxy statement/prospectus to “ROCL Common Stock” refer to the common stock, par value $0.0001 per share, of ROCL, all references to “Holdings Common Stock” refer to the common stock, par value $0.01 per share, of Holdings, and all references in this proxy statement/prospectus to “NEH Common Stock” refer to the common stock, par value $0.001 per share of NEH. All references in this proxy statement/prospectus to “Combined Company Common Stock” refer to the common stock, par value $0.0001 per share, of the post-Closing Combined Company.

FREQUENTLY USED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “ROCL” refer to Roth CH Acquisition V Co.
In this document:
“Business Combination” means the business combination pursuant to the BCA.
“BCA” means the Business Combination Agreement and Plan of Reorganization dated as of January 3, 2024, as it may be amended, supplemented or otherwise modified from time to time, by and among Acquiror, Merger Sub and NEH.
“Closing” means the closing of the Business Combination. “Code” means the Internal Revenue Code of 1986, as amended.
“Combined Company” means Holdings after the Business Combination.
“Company Merger Shares” has the meaning ascribed to such term in the BCA.
“Company Outstanding Shares” has the meaning ascribed to such term in the BCA.
“Completion Window” means the period beginning on the closing date of the ROCL IPO and ending on December 4, 2024 (or such later date as is approved by ROCL’s stockholders and set forth in an amendment to the ROCL Current Charter), during which period ROCL may seek to complete an initial business combination pursuant to the terms of the ROCL Current Charter.
“Craig-Hallum” means Craig-Hallum Capital Group LLC, a Delaware limited liability company.
“DGCL” means the Delaware General Corporation Law, as amended.
“Effective Time” means the time at which the merger of the Company and Merger Sub becomes effective.
“Form S-1” refers to the Form S-1 (as amended) (SEC File No. 333-260907) registration statement, initially filed by ROCL with the SEC on November 9, 2021 relating to the ROCL IPO.
“Founder Shares” means the outstanding shares of ROCL Common Stock held by the Sponsor, and ROCL’s directors and affiliates of the ROCL management team since November 5, 2020.
“Holdings” means, prior to the Business Combination, Roth CH V Holdings, Inc., a Nevada corporation, and a wholly-owned subsidiary of ROCL, and after the consummation of the Business Combination, New Era Helium Inc., a Nevada corporation and the parent company of its wholly-owned subsidiary, NEH.
“Initial Stockholders” or “ROCL’s Initial Stockholders” means the holders of the Founder Shares.
“Nasdaq” refers to the The Nasdaq Stock Market, LLC.
“NEH” or the “Company” means, prior to the Business Combination, New Era Helium Corp., a Nevada corporation, and after the Business Combination, a Nevada corporation and a wholly-owned subsidiary of Holdings.
“NEH Board” means the board of directors of NEH.
“NRS” means the Nevada Revised Statutes.
“Private Placement” refers to the private placements described in ROCL’s Form S-1.
“Private Units” refers to the 461,500 units sold by ROCL at a price of $10.00 per unit, in the Private Placement, each unit consists of one share of common stock and one-half of one redeemable warrant and each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment.

“Registration Rights Agreement” has the meaning ascribed to such term in the BCA.
“ROCL Board” means the board of directors of ROCL.
“ROCL Current Charter” means ROCL’s current amended and restated certificate of incorporation as filed with the Secretary of State of the State of Delaware on November 5, 2020 and amended on November 12, 2020, November 22, 2021,amended and restated on November 30, 2021, amended on May 17, 2023 and Amended on December 1, 2023.
“Proposals” means the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the Nasdaq Proposal, the Directors Election Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal.
“Proposed Certificate of Incorporation” means the proposed articles of incorporation of the Combined Company to be in effect following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.
“ROCL Public Shares” means ROCL Common Stock underlying the Units sold in the ROCL IPO. “public stockholders” means the holders of the Public Shares.
“Redemption” means the right of the holders of ROCL Public Shares to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.
“ROCL” means Roth CH Acquisition V Co, a Delaware corporation
“ROCL Common Stock” or “Common Stock” means the common stock of ROCL, $0.0001 par value per share.
“ROCL IPO” or “IPO” means ROCL’s initial public offering registered on ROCL’s Form S-1.
“ROCL Unit” or “Unit” means a unit consisting of one share of ROCL Common Stock and one-half of one Warrant.
“ROCL Warrant” or “Warrant” means a warrant to purchase one share of ROCL Common Stock at a price of $11.50 per whole share, (subject to adjustment).
“Roth” means Roth Capital Partners, LLC.
“SEC” means the United States Securities and Exchange Commission.
“Special Meeting” means the special meeting of the stockholders of ROCL, to be held on [      ], 2024, at 10:00 a.m., Eastern time, via live webcast at the following address [https://www.cstproxy.com/rothchacquisitionv/2024].
“Sponsor” means, collectively, CR Financial Holdings, Inc., a California corporation, Roth Capital Partners, LLC, a Delaware limited liability company, CHLM Sponsor-5 LLC, a Delaware limited liability company, Byron Roth, Gordon Roth, Aaron Gurewitz, as Trustee of the AMG Trust established January 23, 2007, Theodore Roth, John Lipman, Nazan Akdeniz, Louis J. Ellis III, Adam Rothstein, Andrew Costa, Matthew Day, Sam Chawla and Pamela Ellison.
“Transaction Financing Investor” has the meaning ascribed to such term in the BCA.
“Transaction Financing Agreement” has the meaning ascribed to such term in the BCA.
“Transaction Financing” has the meaning ascribed to such term in the BCA.
“Trust Account” means the Trust Account of ROCL, which holds substantially all of the net proceeds from the ROCL IPO and the sale of the Private Units, together with interest earned thereon.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to stockholders of ROCL. We urge all stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement/prospectus?

ROCL stockholders are being asked to consider and vote upon a proposal to approve and adopt the BCA, among other proposals. ROCL has entered into the BCA and pursuant to the terms set forth in the BCA, subject to the satisfaction or waiver of the conditions to the Closing therein, (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of ROCL, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings. In addition, this registration statement is registering the aggregate 10,000,000 shares of Holdings Common Stock that may be issued to the equity holders of NEH in connection with the Business Combination, which includes the Earnout Shares.
This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.
Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.
Below are proposals on which ROCL stockholders are being asked to vote.
Proposal 1.   The Redomestication Merger Proposal — to consider and vote upon a proposal to approve the merger of ROCL with and into Holdings, its wholly owned Nevada subsidiary, with Holdings surviving the merger. The merger will change ROCL’s place of incorporation from Delaware to Nevada. We refer to this as the “Redomestication Merger.” This proposal is referred to as the “Redomestication Merger Proposal.” Holders of ARIZ Common Stock as of record date are entitled to vote on this proposal.
Proposal 2.   The Business Combination Proposal — to consider and vote on a proposal to adopt and approve the BCA by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”), pursuant to which, among other things (1) Holdings shall sign a joinder and become a party to the Merger Agreement; and (ii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the “Business Combination” and such proposal, the “Business Combination Proposal”). A copy of the BCA is attached to this proxy statement as Annex A.
Proposal 3.   The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed articles of incorporation of the Combined Company (the “Proposed Certificate of Incorporation”) attached hereto as Annex B (the “Charter Amendment Proposal”).
Proposal 4.   The Governance Proposal — to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between ROCL’s current amended and restated certificate of incorporation (“Current Charter”) and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):

•
Proposal 4A — to change the name of the Combined Company to “New Era Helium Inc.”;

•
Proposal 4B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares, consisting of 70,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock;

•
Proposal 4C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and

•
Proposal 4D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.

Proposal 5.   The First Nasdaq Proposal — to consider and vote on a proposal to approve for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Holdings Common Stock (or securities convertible into or exercisable for Holdings Common Stock) and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”).
Proposal 6.   The Second Nasdaq Proposal — to consider and vote on a proposal to approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the issued and outstanding shares of Holdings Common Stock (or securities convertible into or exercisable for Holdings Common Stock) in connection with the Transaction Financing (as defined below) upon the consummation of the Business Combination (the “Second Nasdaq Proposal”).
Proposal 7.   The Directors Election Proposal — to consider and vote upon a proposal to elect, effective as of the consummation of the Business Combination to serve on the Combined Company Board of Directors, E. Will Gray (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) (the “Directors Election Proposal”).
Proposal 8.   The Management Equity Incentive Plan Proposal — to consider and vote on a proposal to approve the Management Equity Incentive Plan Proposal (the “Management Equity Incentive Plan”), a copy of which is annexed to this proxy statement/prospectus as Annex C, in connection with the Business Combination (the “Management Equity Plan Proposal”).
Proposal 9.   The Adjournment Proposal — to approve a proposal to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).
Q:
Are the proposals conditioned on one another?

A:
Unless the Business Combination Proposal is approved, the Redomestication Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the stockholders of ROCL at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

The Business Combination is conditioned on the approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal and the Management Equity Incentive Plan Proposal. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then we will not consummate the Business Combination. If ROCL does not consummate the Business Combination and fails to complete an initial business combination during the Completion Window, then ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.
Q:
What will happen in the Business Combination?

A:
At the Closing, pursuant to the terms set forth in the BCA, subject to the satisfaction or waiver of the conditions to the Closing therein, (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of ROCL, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings.

Q:
What is the consideration being paid to the shareholders of NEH?

A:
Subject to the terms of the BCA and customary adjustments set forth therein, the consideration to be delivered to NEH shareholders in connection with the Business Combination will consist of newly issued common stock of the Combined Company.

In accordance with the terms and subject to the conditions of the BCA, at the Effective Time, among other things, each share of NEH’s common stock issued and outstanding immediately prior to the Effective Time (including shares of NEH’s common stock issued and outstanding immediately prior to the Effective Time resulting from the conversion of NEH’s Preferred Stock described in the BCA will be canceled and converted into the right to receive (x) shares of Holdings Common Stock equal to the Exchange Ratio and (y) the contingent right to receive the Earnout Shares in accordance with the BCA, in each case without interest. “Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares.
As of August 6, 2024, the trading price of ROCL’s common stock is $11.21.
Q:
What equity stake will current stockholders of the Company hold in the Combined Company after the Closing?

A:
It is anticipated that, upon the Closing of the Business Combination, that (a) ROCL’s public stockholders will own approximately 11.6% of the Combined Company, (b) ROCL’s Sponsor, officers, directors and other holders of Founder Shares will own approximately 24.4% of the Combined Company, (c) NEH’s stockholders will own approximately 59.8% of the Combined Company and (d) certain advisors of NEH will own approximately 4.2% of the Combined Company.

The ownership percentages with respect to the Combined Company following the Business Combination do not take into account (i) the redemption of any shares by ROCL’s public stockholders, (ii) Warrants that may remain outstanding following the Business Combination or (iii) the issuance of any shares upon Closing of the Business Combination under the Management Equity Incentive Plan, which is intended to be adopted upon consummation of the Business Combination. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Combined Company will be different.
See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
There are a number of closing conditions in the BCA, including the approval by the stockholders of ROCL of the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal, Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal. The Redomestication Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal, are subject to and conditioned on the approval of the Business Combination Proposal. For a summary of all the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — BCA.”

Q:
Why is ROCL providing stockholders with the opportunity to vote on the Business Combination?

A:
Under the ROCL Current Charter, ROCL must provide all public stockholders with the opportunity to have their Public Shares redeemed upon the consummation of ROCL’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, ROCL has elected to provide its public stockholders with the opportunity to have their Public Shares redeemed in conjunction with a stockholder vote rather than a tender offer. Accordingly, ROCL is providing its stockholders with the opportunity to vote on the Business Combination and providing its public stockholders the opportunity to redeem their Public Shares in connection with the ROCL Special Meeting and the consummation of the Business Combination.

Q:
How many votes do I have at the Special Meeting?

A:
ROCL stockholders are entitled to one vote at the Special Meeting for each share of ROCL Common Stock held of record as of [     ], 2024, the record date for the Special Meeting (the “Record Date”). As of the close of business on the Record Date, there were [      ] outstanding shares of ROCL Common Stock.

Q:
What vote is required to approve the proposals presented at the Special Meeting?

A:
The approval of the Redomestication Merger Proposal and the Charter Amendment Proposal each require the affirmative vote of a majority of the issued and outstanding shares of ROCL Common Stock as of the Record Date. Accordingly, a ROCL stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Redomestication Merger Proposal and the Charter Amendment Proposal.

The approval of the Business Combination Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Election Proposal requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Votes “withheld” and broker non-votes will have no effect on the vote for the Directors Election Proposal. A ROCL stockholder’s failure to vote by proxy or to vote in person on line at the Special Meeting will not be counted towards the number of shares of ROCL Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, and will have the same effect as a vote against the Charter Amendment Proposal and will have no effect on the other Proposals.
If the Business Combination Proposal is not approved, then the Redomestication Merger Proposal, Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the ROCL stockholders for a vote.
The approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal, are preconditions to the consummation of the Business Combination.

Q:
Will holders of ROCL Public Shares or ROCL Warrants be subject to U.S. federal income tax on the Combined Company Common Stock or Combined Company Warrants received in the Redomestication Merger?

A:
As discussed more fully under “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Redomestication Merger,” the Redomestication Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a Redomestication Merger of a corporation holding only investment-type assets such as ROCL, the qualification of the Redomestication Merger as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear.

For a more detailed discussion of certain U.S. federal income tax consequences of the Redomestication Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Redomestication Merger” in this proxy statement/consent solicitation statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Redomestication Merger.
Q:
What constitutes a quorum at the Special Meeting?

A:
Holders of a majority in voting power of ROCL Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the ROCL stockholders representing the majority of the votes present in person by virtual attendance or represented by proxy at the ROCL Special Meeting may adjourn the Special Meeting until a quorum is present. As of the Record Date, [     ] shares of ROCL Common Stock would be required to achieve a quorum.
Q:
How will the Initial Stockholders vote?

A:
Pursuant to letter agreements, dated November 30, 2021 (the “Letter Agreements”), entered into by the Initial Stockholders in connection with the ROCL IPO, the Initial Stockholders agreed to vote their respective shares of ROCL Common Stock acquired by them prior to or concurrently with the consummation of the ROCL IPO in favor of the Business Combination Proposal.

As of August 6, 2024, a total of 3,336,500 shares of ROCL Common Stock, including shares underlying Private Units, or approximately 67.83% of the outstanding shares, were subject to the Letter Agreements.
As a result, ROCL would not need any of its Public Shares to be voted in favor of the Business Combination Proposal or any other Proposal to have such proposal approved.
While the Initial Stockholders have agreed to vote their shares in favor of the Business Combination Proposal, stockholders should consider that the Sponsor and ROCL’s directors and executive officers may have interests that are different from, or in addition to, those of other stockholders, and may be incentivized to complete the Business Combination even if it is with a less favorable target company or on less favorable terms, rather than liquidate. See the immediate following question and answer for additional information on such conflicts.
Q:
What interests do ROCL’s current officers and directors and affiliates have in the Business Combination?

A:
The Sponsor, members of the ROCL Board and its executive officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interest. These interests include:

•
the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of Holdings Common Stock, and therefore certain members of the Sponsor, the ROCL Board and executive officers who are employed by Roth and Craig-Hallum and will have a right to receive a portion of the 575,000 shares of Holdings Common Stock;

•
unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of August 6, 2024, no such reimbursable out-of-pocket expenses have been incurred;

•
with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;

•
based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the ROCL IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the

ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination, even though there are restrictions on the Sponsors’ ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement;
•
the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses, even though there are restrictions on the Sponsors ability to transfer the Founder Shares under the lock-up agreements described elsewhere in this proxy statement. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

•
the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

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the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

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the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $1,350,000 pursuant to promissory notes dated July 26, 2023 and March 27, 2024 (the “Sponsor Notes”). As of August 6, 2024, the principal balance of the Sponsor Notes was $1,200,000;

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the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of August 6, 2024, the Founder Shares had an aggregate market value of approximately $32.23 million and the Private Units had an aggregate market value of approximately $5.25 million, based on a market price of $11.21 per share of ROCL common stock on August 6, 2024 and a market price of $11.37 per Unit on August 6, 2024, respectively;

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the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

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the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and

•
the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors Of ROCL — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.
The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.
These interests may influence ROCL’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.
Q:
May the Sponsor, ROCL’s directors, officers, advisors, or any of their respective affiliates purchase ROCL Common Stock in connection with the Business Combination?

A:
In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, ROCL’s directors, officers, advisors, or any of their respective affiliates may purchase ROCL Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of ROCL Public Shares the Sponsor and ROCL’s directors, officers, advisors, or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Any such purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsor and ROCL’s directors, officers, advisors, and their respective affiliates have no current commitments, plans, or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase ROCL Public Shares in such transactions. None of the Sponsor, or ROCL’s directors, officers, advisors, or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such public shares or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such ROCL Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or ROCL’s directors, officers, advisors, or any of their respective affiliates purchase ROCL Public Shares in privately negotiated transactions from shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases would be to decrease the number of redemptions to provide additional financing to the Combined Company following the closing of the Business Combination; however, pursuant to SEC guidance, if the Sponsor, ROCL’s directors, officers, advisors, or any of their respective affiliates purchase ROCL Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such ROCL Public Shares would not be voted in favor of the Proposals. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, if such purchases are made, the public “float” of ROCL Common Stock may be reduced and the number of beneficial holders of ROCL securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of ROCL securities on a national securities exchange.

Q:
What interests do NEH’s current officers and directors have in the Business Combination?

A:
It is anticipated that NEH’s current officers and directors will continue as the Combined Company’s officers and directors following the consummation of the Business Combination. Certain of NEH’s officers and directors, namely E. Will Gray II and Joel G. Solis, own significant ownership stakes in NEH and will continue to have ownership stakes in the Combined Company.

Q:
What happens if I sell my shares of ROCL Common Stock before the Special Meeting?

A:
The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of ROCL Common Stock after the Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of ROCL Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:
What happens if I vote against the Business Combination Proposal?

A:
Pursuant to the ROCL Current Charter, if the Business Combination Proposal is not approved and ROCL does not otherwise consummate an alternative business combination during the Completion Window, then ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.

Q:
Do I have redemption rights?

A:
Pursuant to the ROCL Current Charter, holders of ROCL Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the ROCL Current Charter. As of August 6, 2024, based on funds in the Trust Account of approximately $17.6 million, this would have amounted to approximately $11.12 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of ROCL Common Stock for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to ROCL’s transfer agent prior to the ROCL Special Meeting. See the section titled “Special Meeting of ROCL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q:
Will how I vote affect my ability to exercise redemption rights?

A:
No. You may exercise your redemption rights whether you vote your shares of ROCL Common Stock “FOR” or “AGAINST” the Business Combination Proposal or do not vote at all. As a result, the BCA can be approved by ROCL stockholders who will redeem their shares and no longer remain stockholders, leaving ROCL stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash than anticipated and the potential inability to meet the listing standards of Nasdaq.

Q:
How do I exercise my redemption rights?

A:
If you are a holder of ROCL Public Shares and you seek to have your Public Shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern time, on [     ], 2024 (at least two business days before the Special Meeting), that ROCL redeem your shares for cash by submitting your request in writing to Continental, at the address listed at the end of this section and (ii) deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit / Withdrawal at Custodian) System at least two business days before the Special Meeting. Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Special Meeting. No demand for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental at least two business days before the Special Meeting.

The holders of ROCL Public Shares may seek to have their Public Shares redeemed regardless of whether they vote for or against the Business Combination Proposal, or do not vote at all, and whether or not they are holders of ROCL Common Stock as of the Record Date. Any holder of ROCL Public Shares who holds such shares on or before [     ], 2024 (two business days before the Special Meeting) will have the right to demand that such holder’s ROCL Public Shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account upon the consummation of the Business Combination. The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (including interest earned on your pro rata portion of the Trust Account, net of taxes payable), calculated as of two business days prior to the Closing, divided by the number of ROCL Public Shares then outstanding. See “Special Meeting of the ROCL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of ROCL Common Stock for cash.
Notwithstanding the foregoing, a holder of ROCL Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 20% or more of the shares of ROCL Common Stock included in the Public Units (the “20% threshold”).
Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a holder of the Public Shares or a “group” will not be redeemed for cash unless ROCL otherwise consents to it.
ROCL’s stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and to effect delivery. It is ROCL’s understanding that the ROCL stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, ROCL does not have any control over this process and it may take longer than two weeks. The ROCL stockholders who hold their Public Shares in street name will have to coordinate with their bank, broker or other nominee to have their Public Shares certificated or delivered electronically.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and, thereafter, with ROCL’s consent, until the Closing. If you delivered your ROCL Public Shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return your ROCL Public Shares (physically or electronically). You may make such request by contacting Continental at the phone number or address listed under the question “— Who can help answer my questions?”
Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a U.S. Holder elects to redeem its ROCL Public Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of ROCL Public Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such U.S. Holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the ROCL Public Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the ROCL Public Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock redeemed exceeds one year. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of Exercising Redemption” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its ROCL Public Shares for cash.

Q:
What is the impact on non-redeeming Public Stockholders of past stockholder redemptions and stockholder redemptions in connection with the vote on the Business Combination Proposal?

A:
Public Stockholders who redeem their stock into a pro rata share of the Trust Account retain their ROCL Public Warrants. As a result, there will be a substantial number of shares of Holdings Common Stock that will be issuable upon exercise of the ROCL Public Warrants, thus providing investors and potential investors in the Combined Company with less certainty as to the Combined Company’s capital structure. Assuming maximum redemptions, redeeming stockholders would still retain an aggregate of 5,750,000 ROCL Public Warrants which had an aggregate value of $345,000 based on the closing price of the ROCL Public Warrants on August 6, 2024. If a substantial number of, but not all, public stockholders exercise their redemption rights, any non-redeeming stockholders would experience dilution to the extent such warrants are exercised and additional shares of Holdings Common Stock are issued.

The table below presents possible sources of dilution and the extent of such dilution that non-redeeming public stockholders could experience in connection with the Closing across a range of varying redemption scenarios. In an effort to illustrate the extent of such dilution, the table below assumes (i) the exercise of all 11,500,000 public warrants, resulting in the issuance of 5,750,000 of Holdings Common Stock, (ii) the exercise of all 461,500 private placement warrants, resulting in the issuance of 230,750 shares of Holdings Common Stock, (iii) the issuance of 9,000,000 shares of Holdings Common Stock as merger consideration, (iv) the Issuance of the Advisor Shares and (v) the issuance of 1,000,000 shares of Holdings Common Stock in the Transaction Financing.
	Assuming No Further Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%
Public shares	1,582,797	6.9%	791,399	4.9%	607,888	2.8%
Shares issued as merger consideration	9,000,000	39.6%	9,000,000	40.4%	9,000,000	41.3%
Shares held by ROCL initial stockholders	3,336,500	14.6%	3,336,500	15.0%	3,336,500	15.4%
Shares issued in Transaction Financing	1,000,000	4.4%	1,000,000	4.5%	1,000,000	4.6%
Advisor Shares	575,000	2.5%	575,000	2.6%	575,000	2.7%
NEH debenture shares	1,316,688	5.8%	1,270,650	5.7%	1,227,722	5.7%
Shares underlying public warrants	5,750,000	25.1%	5,750,000	25.8%	5,750,000	26.4%
Shares underlying private placement warrants	230,750	1.0%	230,750	1.0%	230,750	1.1%
Shares outstanding	22,791,735	100%	22,258,243	100%	21,727,860	100%

Q:
Is the Business Combination taxable to NEH stockholders?

A:
NEH will receive an opinion of tax counsel that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Code Section 368(a). If the Merger does qualify as a reorganization, NEH stockholders who are U.S. Holders generally will not recognize gain or loss upon the exchange of their NEH shares for shares of the Combined Company. However, a portion of any gain attributable to Earn Out stock will be classified as “imputed interest” and taxable to U.S. Holders as interest income. See the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Business Combination.” An opinion of counsel is not binding on the Internal Revenue Service or a court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with the opinion if litigated.

Because NEH is a United States Real Property Holding Company within the meaning of U.S. tax law, NEH stockholders who are Non-U.S. Holders may be taxable on the exchange and subject to U.S. federal income tax withholding. Whether a Non- U.S. Holder is taxable on the exchange will depend upon the percentage of Combined Company Common Stock owned by the Non-U.S. Holder after the exchange, on whether the Non-U.S. Holder’s gain is related to a trade or business of the non-U.S. Holder in the United States, and in the case of an individual Non-U.S. Holder the number of days that he has spent in the United States during the year in which the exchange occurs. See the section titled “Material U.S. Federal Income Tax Consequences — Tax Consequences of the Business Combination.”
Q:
If I am a holder of ROCL Warrants, can I exercise redemption rights with respect to my ROCL Warrants?

A:
No. The holders of ROCL Warrants have no redemption rights with respect to the ROCL Warrants.

Q:
If I am a ROCL Unit holder, can I exercise redemption rights with respect to my ROCL Units?

A:
No. Holders of outstanding ROCL Units must separate the underlying ROCL Public Shares and ROCL Warrants prior to exercising redemption rights with respect to the ROCL Public Shares.

If you hold ROCL Units registered in your own name, you must deliver the certificate for such ROCL Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such ROCL Units into ROCL Public Shares and ROCL Warrants. This must be completed far enough in advance to permit the mailing of the ROCL Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the ROCL Public Shares from the ROCL Units. See the question “— How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “— Who can help answer my questions?” below.
If a broker, dealer, commercial bank, trust company or other nominee holds your ROCL Units, you must instruct such nominee to separate your ROCL Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of ROCL Units to be split and the nominee holding such ROCL Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of ROCL Public Shares and ROCL Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the ROCL Public Shares from the ROCL Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your ROCL Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.
Q:
Do I have dissenter rights if I object to the proposed Business Combination?

A:
No. There are no dissenter rights available to holders of ROCL Common Stock in connection with the Business.

Q:
What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:
If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•
ROCL stockholders who properly exercise their redemption rights; certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by ROCL or NEH in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the BCA;

•
unpaid franchise and income taxes of ROCL; and

•
for general corporate purposes including, but not limited to, working capital for operations, capital expenditures and future potential acquisitions.

Q:
What happens if the Business Combination is not consummated?

A:
There are certain circumstances under which the BCA may be terminated.

See the section titled “Proposal 2: The Business Combination Proposal — The BCA” for information regarding the parties’ specific termination rights.
If, as a result of the termination of the BCA or otherwise, ROCL is unable to complete the Business Combination or another initial business combination transaction during the Completion Window, the ROCL Current Charter provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the ROCL Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its working capital requirements or necessary to pay its taxes, by (B) the total number of then outstanding ROCL Public Shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the ROCL Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

ROCL expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to ROCL’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares. No person was paid any consideration in exchange for these waivers.
Q:
When is the Business Combination expected to be completed?

A:
The Closing is expected to take place (a) no later than three (3) business days following the satisfaction or waiver of the conditions described below under the section titled “Proposal 2: The Business Combination Proposal — Description of the BCA — Structure of the Business Combination”; or (b) such other date as agreed to by the parties to the BCA in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger may be terminated by either ROCL or NEH if the Closing has not occurred by July 1, 2024.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/ prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How do I vote?

A:
If you are a stockholder of record, you may vote online at a Special Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in a Special Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the Special Meeting and vote online, if you choose.

To vote online at the Special Meeting, follow the instructions below under “How may I participate in the Special Meeting?”
To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Special Meeting, we will vote your shares as you direct.
To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.
To vote via the Internet, ROCL stockholders should go to [https://www.cstproxy.com/rothchacquisitionv/ 2024] and follow the instructions.
Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [     ], 2024. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Special Meeting or attend the Special Meeting to vote your shares online.
If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self- addressed, postage-paid envelope provided.
If you are a beneficial owner and you plan to vote at the Special Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Common Stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.
After obtaining a valid legal proxy from your broker, bank or other agent, to then register to virtually attend the Special Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than 5:00 p.m., Eastern Time, on [     ], 2024.
You will receive a confirmation of your registration by email after we receive your registration materials.
We encourage you to access the Special Meeting prior to the start time leaving ample time for the check in.
Q:
How may I participate in the Special Meeting?

A:
If you are a stockholder of record as of the Record Date for the Special Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the Special Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-262-2373 or email proxy@continentalstock.com.

ROCL stockholders can pre-register to attend the ROCL Special Meeting by going to [https://www.cstproxy.com/rothchacquisitionv/2024], enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote. At the start of the Special Meeting you will need to re-log into [https://www.cstproxy.com/rothchacquisitionv/2024] using your control number.
If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the Special Meeting for processing your control number.
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meeting. Each of the Proposals to be presented at the Special Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals.
Broker non-votes will count as a vote “AGAINST” the Charter Amendment Proposal (ROCL Proposal 2). Broker non-votes will have no effect on the other proposals, assuming a quorum is established.
Q:
What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:
At the Special Meeting, ROCL will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” all of the Proposals. Broker non- votes will not be counted as present for the purposes of establishing a quorum, and will have the effect of a vote “AGAINST” the Charter Amendment Proposal and will have no effect on the remaining proposals, assuming a quorum is established.

Q:
What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:
Signed and dated proxies received by ROCL without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the ROCL stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:
If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:
Yes. Whether you plan to attend the Special Meeting virtually or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. ROCL stockholders may change their vote by sending a later-dated, signed proxy card to ROCL’s secretary at the address listed below so that it is received by ROCL’s secretary prior to the Special Meeting or attend the Special Meeting in person by virtual attendance and vote. You also may revoke your proxy by sending a notice of revocation to ROCL’s secretary, which must be received by ROCL’s secretary prior to the Special Meeting.

Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
ROCL will pay the cost of soliciting proxies for the Special Meeting. ROCL has engaged Advantage Proxy, to assist in the solicitation of proxies for the ROCL Special Meeting. ROCL has agreed to pay Advantage Proxy a fee of $[8,500] plus disbursements. ROCL will reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. ROCL will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of ROCL Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the ROCL Common Stock and in obtaining voting instructions from those owners. ROCL’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person.

They will not be paid any additional amounts for soliciting proxies.

Q:
Who can help answer my questions?

A:
If you have questions about the proposals or if you need additional copies of this proxy statement/ prospectus or the enclosed proxy card you should contact:

If you have any questions concerning the Special Meeting (including accessing the Special Meeting by virtual means) or need help voting your shares of the ROCL Common Stock please contact Continental at 917-262-2373 or email proxy@continentalstock.com.
The Notice of Special Meeting, Proxy Statement and form of Proxy Card are available at [     ]. You may also contact the proxy solicitor at:
Advantage Proxy PO Box 10904 Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
To obtain timely delivery, stockholders must request the materials no later than five (5) business days prior to the Special Meeting.
You may also obtain additional information about ROCL from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”
If you intend to seek redemption of your ROCL Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to ROCL’s transfer agent at least two days prior to the Special Meeting in accordance with the procedures detailed under the question “— How do I exercise my redemption rights?” above. If you have questions regarding the certification of your position or delivery of your stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

SUMMARY OF THE PROXY STATEMENT
This summary, together with the section entitled, “Questions and Answers About the Proposals” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement carefully, including the annexes. See also the section titled “Where You Can Find More Information.”
Unless otherwise specified, all share calculations assume: no exercise of redemption rights by the ROCL’s public stockholders.
Parties to the Business Combination
Roth CH Acquisition V Co.
ROCL is a blank check company formed under the laws of the State of Delaware on November 30, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Although our efforts to identify a prospective target business are not limited to a particular geographic region or industry, we have focused on the business services, consumer, healthcare, technology, wellness and sustainability sectors. ROCL currently has until December 4, 2024 to consummate a business combination.
On December 3, 2021, ROCL consummated the IPO of 11,500,000 Units at a price of $10.00 per Unit, generating gross proceeds of $115,000,000, which included the full exercise by the underwriters of their over- allotment option in the amount of 1,500,000 units. Simultaneously with the closing of the IPO, ROCL consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to its stockholders, generating gross proceeds of $4,615,000.
After deducting the underwriting discounts, offering expenses, and commissions from the ROCL IPO and the sale of the Placement Units, a total of $116,725,000 was deposited into the Trust Account established for the benefit of ROCL’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. On May 17, 2023, at a special meeting of stockholders, the ROCL stockholders approved a charter amendment, to give ROCL the right to extend the date by which it has to consummate a business combination up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023. In connection with that meeting 8,989,488 shares of ROCL Common Stock were tendered for redemption. On December 1, 2023, at a special meeting of stockholders, the ROCL stockholders approved another charter amendment, to give ROCL the right to extend the date by which it has to consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period, from December 4, 2023 to December 3, 2024. In connection with that meeting 927,715 shares of ROCL Common Stock were tendered for redemption.
As of June 28, 2024, ROCL had cash of $33,700 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of June 28, 2024, there was approximately $17.5 million held in the Trust Account.
In accordance with ROCL’s Current Charter, the amounts held in the Trust Account may only be used by ROCL upon the consummation of a business combination, except that there can be released to ROCL, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and ROCL’s liquidation. ROCL executed the Business BCA on January 3, 2024 and it currently must liquidate unless a business combination is consummated by December 4, 2024.
The ROCL Units, ROCL shares of Common Stock, and ROCL Warrants are currently listed on the Nasdaq Stock Market, under the symbols “ROCLU,” “ROCL,” and “ROCLW,” respectively. The ROCL Units commenced trading on Nasdaq on December 1, 2021, and the ROCL shares of Common Stock and Warrants commenced separate trading from the ROCL Units on January 5, 2022.

ROCL’s principal executive offices are located at 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, and its telephone number is (949) 720-5700.
Merger Sub
Roth CH V Merger Sub Corp. (“Merger Sub”) is a Delaware corporation and wholly-owned subsidiary of ROCL that was formed on July 26, 2023, 2023 for the sole purpose of entering into a business combination. Merger Sub’s principal executive offices are located at 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, and its telephone number is (949) 720-5700.
Holdings
Roth CH V Holdings, Inc. (“Holdings”) is a Nevada corporation and wholly-owned subsidiary of ROCL that was formed on June 24, 2024 for the sole purpose of entering into a business combination. Holdings has no assets, liabilities or operations. Holdings’ principal executive offices are located at 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, and its telephone number is (949) 720-5700.
NEH
NEH is a corporation formed in Nevada on February 2, 2023, headquartered in Midland, Texas. NEH is an exploration and production company that sources helium produced in association with natural gas reserves in North America. According to the Appraisal of Certain Oil and Gas Interests Owned and operated by Solis Partners, LLC located in Chaves County, New Mexico, dated as of April 3, 2024 and which findings within are effective as of December 31, 2023, prepared by MKM Engineering, a firm providing consulting services in the oil and gas industry (the “Appraisal Report”), NEH has 389.1 million cubic feet (“MMcf”) of net proved undeveloped helium reserves and 703.8 MMcf of net probable undeveloped reserves.
Presently, NEH operates through two subsidiaries, (i) Solis Partners, LLC, a Texas limited liability company (“Solis Partners”), wholly owned by the company and engaged in helium production with associated natural gas and natural gas liquids, and (ii) NEH Midstream LLC, a Texas limited liability company (“NEH Midstream”) wholly owned by the Company which will own and operate the Pecos Slope Plant (as defined below) and gathering system located in Chaves County, New Mexico and hold the helium offtake and tolling agreements.
On February 6, 2023, the company acquired all of the membership interests of Solis Partners in exchange for the members of Solis Partners acquiring 5,000,000 shares of the company’s common stock, in the aggregate, pursuant to the Reorganization Agreement and Plan of Share Exchange.
The Company’s Strengths
NEH believes its core strengths are its inventory of drilling locations, its commitment to further pioneering responsibly sourced helium (helium sourced from responsibly sourced gas), and its experienced management team.
Commitment to sourcing helium
NEH recently began construction of its own processing plant for the Pecos Slope Field, a gas field and gathering system in New Mexico and one of the largest gas fields in the northwestern section of the Permian Basin (such plant, the “Pecos Slope Plant”). This plant is strategically located, as the Pecos Slope Field is a mature field, originally discovered in 1977 by Yates Petroleum Corporation. To date, the Pecos Slope Field has produced 579,312,588 MCF as of October 2023. This plant will be owned and operated by NEH Midstream and is currently being constructed by Arjae Design Solutions LTD based in Misku, Alberta. In July and August 2023, NEH has provided $3.7 million in funding for such construction. The Pecos Slope Plant is expected to commence operations sometime in the second quarter of 2025, however commencement could be delayed by supply chain or funding issues which are discussed further in the risk factors below. The company believes that the operation of our own plant, as opposed to reliance on a third-party gatherer and processor, will significantly increase production rates of helium and natural gas and lower costs, thereby generating greater revenue. Assuming an inlet raw gas volume of 20 million cubic feet per day (MMcfpd), the Pecos Slope

Plant is expected to produce approximately 99 thousand standard cubic feet per day (“Mcfd”) of gaseous helium, 15.7 million cubic feet per day (MMcfd) of pipeline spec sales gas, and 1.1 thousand barrels a day (“MBbld”) of NGLs. Additionally, the Pecos Slope Plant is expected to provide a waste gas stream of approximately 2.7 million cubic feet per day (MMcfd) which will be utilized as fuel gas for compression, thus eliminating the need to flare excess gas and maintain compliance with all new Federal Guidelines as it relates to flaring.
The Company has secured two 10-year take-or-pay contracts for its helium that represents approximately $113,000,000 of undiscounted cash flow for both contracts combined. The amount of helium sold over the 10-year periods for both contracts combined is up to 360MMcf of helium. These long-term off take agreements are with a Tier 1 and a Tier 2 international industrial gas company.
Inventory of drilling locations
NEH’s competitors rely on exploration methods, such as seismic, aeromagnetic, or processing existing two-dimensional data in order to locate and produce helium, while NEH maintains a substantial drilling inventory of drilling locations (93 proved undeveloped and 437 probable undeveloped). This means that none of NEH’s existing drilling inventory in excess of 760 wells is more than three spacing patterns away from a known helium producing well, thereby greatly mitigating the potential for dry holes and further loss of capital.
The company operates 137,000 gross acres in the Permian Basin, more specifically within the Southeast New Mexico portion of the Permian Basin, a prolific reservoir of hydrocarbons. According to the Appraisal Report, the Company has 389.1 MMcf of net proved undeveloped helium reserves and 703.8 MMcf of net probable undeveloped reserves. These reserves are strategically located in the Pecos Slope Field, just 20 miles north of Roswell, New Mexico and no more than 550 miles away from six of the seven helium liquefication plants in the United States. The company was able to perform an audit on its existing helium production by testing 315 producing wells to better determine the helium content contained within the natural gas. The gas analysis was performed by Shamrock Gas Analysis, Inc., a 3rd party gas analysis company. The helium concentration ranged from a minimum of 0.003 — maximum of 1.57 Mol%. The mean and median concentration levels across the main pay of the Pecos Slope were 0.5066 Mol% and 0.468 Mol% respectively.
At December 31, 2023, the company has both significant natural gas reserves (proved — 97,383 MMcf gross and 58,082 MMcf net; probable — 217,571 MMcf gross and 116,569 MMcf net) and natural gas liquids reserves (proved — 4,499 Mbbl gross and 3,872 Mbbl net; probable — 12,001 Mbbl gross and 8,139 Mbbl net). The three streams of revenues to be produced from the Pecos Slope Plant (natural gas, natural gas liquids, and helium) enables the company to diversify its revenue and to participate in the energy transition space by providing its natural gas as a feedstock for either blue hydrogen, blue ammonia, or net zero power. Existing takeaway capacity for NEH’s natural gas exists via two interstate pipelines, one located less than one mile from the proposed Pecos Slope Plant Site (Kinder Morgan El Paso Line). NEH’s natural gas liquids will be transported via the Enterprise NGL line that is approximately 14.7 miles from the Pecos Slope Plant.
The helium reserves controlled by the company within the Pecos Slope Field are in mineral leases issued by the State of New Mexico, the U.S. Bureau of Land Management, and private land owners. With respect to mineral rights leases on federal lands, helium by statute, is reserved to the federal government which may enter into agreements with private parties for the recovery and disposal of helium on federal lands. The company is currently in negotiations with the Bureau of Land Management with respect to its rights to extract and sell helium.
The helium reserves controlled by the company within the Pecos Slope Field are in mineral leases issued by the State of New Mexico, the U.S. Bureau of Land Management, and private land owners. With respect to mineral rights leases on federal lands, helium by statute, is reserved to the federal government which may enter into agreements with private parties for the recovery and disposal of helium on federal lands.
The Company is currently in negotiations with the Bureau of Land Management (“BLM”) to determine the royalty rate at which the Company will compensate the BLM for helium produced on the BLM’s federal land. The U.S. government requires an established royalty rate prior to any helium production pursuant to the BLM’s arrangements with NEH. The BLM does not prohibit NEH from producing helium due to the U.S. Government’s stance on its involvement in helium as further defined in the Helium Stewardship Act of 2012, but does require an established royalty rate prior to any helium production. Based on discussions with the BLM and royalty rates applied to other helium producers, we estimate that the royalties that BLM will charge us will be approximately 12.5% of the gross proceeds for crude helium or refined gaseous helium, or 10% for refined liquid helium gross proceeds from third-party sales, but we cannot assure you that the actual royalty rates charged from us will be those mentioned above.
In determining the appropriate royalty rate for use in calculating the net helium reserves, we used the current royalty rates paid to mineral owners for hydrocarbons production also for helium production economics and analyses.
See “Risk Factors We operate on federal and state lands, which have rules and regulations related to our business and require us to pay royalties, which may adversely affect our operations.”
NEH’s Management Team
NEH believes it has a highly qualified management team with significant experience in the oil and gas industries.
Joel G. Solis, co-founder and Chairman of the Company, is also a founder of Solis Partners, the primary asset from which we plan to expand our helium footprint. Mr. Solis is also the President and founder of Liberty Pump and Supply, Virtus Oil Tools, and Tall City Well Services, companies which focus on providing a range of oilfield services to leading operators in the Permian Basin.
Our co-founder, Chief Executive Officer, Secretary, and Director, Will Gray, brings with him 20 years of executive experience in the energy sector, including serving as the Executive Vice President of Resaca Exploitation (a Torch portfolio company), Chairman and Chief Executive Officer of Cross Border Resources, Chief Executive Officer of Dala Petroleum, and President of WS Oil and Gas. For nearly 20 years, Mr. Gray has directly operated over 950 wells throughout New Mexico, Texas, and Oklahoma.
Michael J. Rugen is Chief Financial Officer of New Era Helium. Mr. Rugen is a certified public accountant with over 40 years of experience primarily in exploration, production, and oilfield services. From September 2009 through February 2021, Mr. Rugen served as Chief Financial Officer for Tengasco, Inc., an exploration and production company publicly traded on the NYSE American Exchange. In June 2013, Mr. Rugen also was named interim Chief Executive Officer and continued in the role until February 2021.

In February 2021, Tengasco merged with Riley Exploration Permian with Mr. Rugen continuing in the role of Chief Financial Officer through August 2021.
Other crucial members of the management team include individuals who have played leading roles as engineers, geologists, and landmen. The company believes its management team members can effectively draw on their respective professional backgrounds to guide the company through remarkable business demands of every stage of the company’s gas exploration, exploitation, and production process.
Business Strategy
NEH’s business model centers on providing helium to various parties in the supply chain, such as Tier 1 and Tier 2 industrial gas companies. To date, it has sold natural gas extracted from its producing reserves to a third-party gatherer and processor. Under current contractual arrangements, the company is not paid for its helium production that is processed and sold by this third party therefore plans to become fully vertically integrated in the future. The company believes vertical integration will allow for greater monetization.
Once construction of the Pecos Slope Plant is completed and the company’s production is being processed through the Pecos Slope Plant, the company anticipates its helium production with comprise approximately 1.6% of all North American helium production. The company believes it has a reliable source of helium, which will enable it to access the established U.S. supply chain and global helium markets once (the latter once the company produces helium in bulk liquid form). In addition, the Company intends to develop its reserves from drilling and workovers in order to supply the 20 million cubic feet (MMcf) of gas to maximize plant capacity. The company anticipates that expected profitability from operations of the Pecos Slope Plant can subsequently allow it to increase its scale, particularly through future merger and acquisition activities. By aggregating with other companies in the helium production space, the company believes it can further increase production capacity and maximize value for investors.
NEH’s Challenges
Uncontrollable Market Factors
NEH’s financial performance and profitability crucially depend on the global market demand for helium, which has historically been affected by factors beyond our control. Market demand is driven by helium supply. The global helium market has witnessed periods of varying shortage, supply, and equilibrium within the last 16 years, which has been accompanied by price fluctuations. Helium supply has been disrupted by events such as outages at crucial helium storage and pipelines systems, including that of the United States’ Bureau of Land Management’s (“BLM”) Crude Helium Enrichment Unit, or trade embargoes in major world suppliers like Qatar. Supply has also been replenished or stabilized with the discovery of new sources in different parts of the world and normal operations of major world suppliers. Supply has also correspondingly decreased with unexpected delays in the start of prominent gas processing facilities such as those in Amur, Russia.
Particularly since 2022, the global helium market has experienced another wave of shortages termed “Helium Shortage 4.0,” which may continue into 2024. Helium Shortage 4.0 was brought on by multiple events. This included an unexpected explosion at Gazprom’s processing plant at Amur, the recovery of demand following the COVID-19 pandemic, outages at BLM and Exxon, and planned maintenance in Qatar, amongst other contributing factors. Helium Shortage 4.0 has driven up contract prices for helium, which gives us a unique business opportunity in entering the helium market. However, market factors affecting the supply and price of helium, and therefore market conditions, are not within our control. Therefore, the company may face challenges in business operations that are unanticipated and uncontrollable.
Significant Competition
The company competes with various helium and exploration businesses, and this competition has been heightened in recent years with a marked increase in the formation of new startups in this sector. This competition is especially pronounced with these companies’ entry into merger and acquisition arrangements to scale their businesses. The company expects to achieve marked increases in revenue, particularly after the commencement in operations of the Pecos Slope Plant expected in Q1 of 2025. However, there is no guarantee that the company can maintain a competitive position against other helium market participants.
Uncertainties Associated with Being an Emerging Growth Company
Although the company has identified a strategy to scale its business going forward, it is a recently formed business, having been organized in February of 2023, and much uncertainty remains regarding our future financial performance. Consequently, we will face challenges also experienced by similarly situated emerging growth companies, such as securing funding, establishing a client base, low demand for products, and allocation of limited resources, amongst others.
Market and Competition
The Helium Supply Chain
The helium supply chain is comprised of different players, not all of whom we directly compete with. First are exploration and production companies like us which source helium from natural gas reserves. These companies supply helium-containing natural gas to processors, which extract liquid natural gas (“LNG”). Crude helium is recovered from LNG and is then sold to helium refiners, which purify the helium and generate either gaseous helium or liquify the helium to produce liquid helium (“LHe”) in bulk. Mostly, LHe is produced due to end user requirements and economic reasons, but smaller plants located in North America may also generate gaseous helium and transport it to liquefaction plants to be sold as crude helium or directly into the balloon grade helium market. LHe is sold to helium distributors (multinational industrial gas companies such as Air Products and Chemicals and Linde), which then sell the LHe to smaller, regional or national industrial gas companies, or end users who deploy LHe in various applications. In recent years, there has been an increase in smaller gas companies seeking to purchase helium directly from producers rather than large distributors.
Competition
NEH’s direct competitors are helium exploration and production companies which source helium from natural gas reserves prior to supplying it to refiners, non-refiners, major distributors and smaller gas companies further down the supply chain. Helium exploration and production is a very competitive field. In recent years, an unprecedented number of helium exploration companies have entered the market. However, these companies have not been reported to produce significant amounts of helium.6 The company believes it distinguishes itself amongst competitors with its substantial inventory of drilling locations (93 proved undeveloped and 437 probable undeveloped) and associated reserves, as well as a management team that understands the global helium business on a deep level.
Global Helium Market Conditions
The global helium market has witnessed recurring shortages in the last 16 years. Such shortages have driven up the price of helium but have simultaneously increased the value and profitability of the global helium business, expected to reach $18.18 billion by 2025.7 The company believes its unique strengths will allow it to effectively supply helium to various participants in the supply chain and to maintain its competitive position.
The Proposals
Proposal 1: The Redomestication Proposal
BCA
On January 3, 2024, Roth CH Acquisition V Co., a Delaware corporation (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as amended on June 5, 2024

6
Kornbluth Market Report, Summer 2023.

7
Critical Metals Investing News: “A Global Helium Shortage: Why This Investment Opportunity is Heating Up,” August 12, 2021.

and as it may be further amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). The transactions set forth in the BCA, including the Merger (defined below), will constitute a “Business Combination” as contemplated by Acquiror’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the BCA.
The Redomestication Merger
Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of ROCL, and Holdings will be the survivor of the Redomestication Merger. The merger will change ROCL’s place of incorporation from Delaware to Nevada. As a result of the Redomestication Merger, (A) each issued and outstanding share of ROCL common stock, par value $0.0001 per share (“ROCL Common Stock”) will be exchanged for one share of Holdings common stock, par value $0.0001 per share (“Holdings Common Stock”), and (B) each issued and outstanding ROCL warrant to purchase one share of ROCL Common Stock at a price of $11.50 per whole share (subject to adjustment) (“ROCL Warrant”) will be exchanged for one Holdings warrant to purchase one share of Holdings Common Stock at a price of $11.50 per whole share (subject to adjustment) (“Holdings Warrant”).
Proposal 2: The ROCL Business Combination Proposal
Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law; (i) Holdings shall sign a joinder and become a party to the Merger Agreement; and (ii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the “Business Combination”). Upon the closing of the Business Combination, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Corp.” and is expected to list on The Nasdaq Stock Market.
Consideration
Subject to the terms and conditions set forth in the BCA, in consideration of the Merger, the holders of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) will receive an aggregate of 9.0 million shares of Acquiror’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined below) (which shares do not include the Earnout Shares (as defined below)) (the “Company Merger Shares”). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the Company Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the Company Merger Shares will be decreased by 1/10 of one share. “Net Debt” means the total Indebtedness of the Company and the Company Subsidiaries after subtracting all cash and liquid assets. Net Debt includes a net capital raise of $8,200,000 and $500,000 of Indebtedness. Please see “Unaudited Pro Forma Condensed Combined Financial Information,” including the table that sets out share ownership of NEH on a pro forma basis.
The BCA also provides, among other things, that the holders of shares of Company Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of Acquiror’s common stock (the “Earnout Shares”), subject to the following contingencies:
(i)   500,000 Earnout Shares, in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company; and
(ii)   500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which Acquiror’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.
Representations and Warranties
The BCA contains customary representations and warranties of the parties thereto with respect to the parties, the transactions contemplated by the BCA and their respective business operations and activities, including, with respect to the Company, its mineral properties, leases and contracts. The representations and warranties of the parties do not survive the Closing.
Covenants
The BCA contains customary covenants of the parties thereto, including: (a) conduct of business pending the Merger, (b) preparation and filing of a Form S-4 with respect to the shares of Acquiror’s common stock issuable under the BCA, which Form S-4 will contain a proxy statement for Acquiror’s stockholders, (c) the requirement to make appropriate filings and obtain clearance pursuant to the HSR Act, and (d) the preparation and delivery of updated audited financial statements for the Company.
The BCA also contains mutual exclusivity provisions prohibiting the parties thereto and their respective representatives and subsidiaries from soliciting initiating, continuing or otherwise encouraging or participating in an Alternative Transaction (subject to certain limited exceptions specified therein), or entering into any contracts or agreements in connection therewith.
The parties to the BCA agreed to use commercially reasonable efforts to identify additional sources of financing from third party financing sources, on terms mutually agreed upon between Acquiror and the Company.
Conditions to Consummation of the Transactions
Consummation of the transactions contemplated by the BCA is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) obtaining Acquiror stockholders’ approval of the Roth Proposals; (b) obtaining the Company Stockholder Approval; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the BCA; (d) the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) Acquiror’s common stock being listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; (f) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; and (g) Acquiror (including, following the Effective Time, the Company) having equal to or in excess of $5,000,000 in cash and cash equivalents.
Acquiror has separate conditions to closing, including, among others, that no material adverse effect having occurred with respect to the Company. The Company has separate conditions to closing, including, among others, that no material adverse effect has occurred with respect to Acquiror.
Termination
The BCA may be terminated under certain customary and limited circumstances prior to the Closing of the Merger, including: (a) by mutual written consent of Acquiror and the Company; (b) by either party if the Closing has not occurred prior to the date that is 180 days after the date of the BCA; (c) there is a final non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the BCA; (d) by either Acquiror or the Company if any of the Roth Proposals fails to be approved at the Roth Stockholders’ Meeting; (e) by Acquiror if the Company fails to obtain Company Stockholder Approval within five (5) Business Days following the date in which the SEC declares the Form S-4 effective; (f) by Acquiror if the Company has not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024, (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 within 90 days after the date of the BCA; and (g) by either party if the other party’s representations or warranties are not true and correct or if the other party breached any of its covenants set forth in the BCA such that the conditions to Closing would not be satisfied and such breach cannot or has not been cured within the earlier of thirty (30) days’ notice by the other party.
If the BCA is validly terminated, none of the parties will have any liability or any further obligation under the BCA with certain limited exceptions, including liability arising out of willful material breach of the BCA.
Governance
The executive management of the Company is expected to serve as the executive management of Acquiror following Closing. Pursuant to the BCA, for a period of three years following the Closing, Acquiror’s board of directors will consist of five members, with Acquiror’s current board of directors having the right to designate one director.
Employment Agreements
In connection with the BCA, prior to the filing of the definitive Proxy Statement, the Company agreed to amend and restate the employment agreements, or enter into new employment agreements, with certain key employees of the Company, in forms reasonably acceptable to Acquiror, the Company and such key employees and containing market terms for a public company of similar size and industry to the Company.
The foregoing description of the BCA and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the BCA, a copy of which is attached hereto as Annex A. The BCA contains representations, warranties and covenants that the parties to the BCA made to each other as of the date of the BCA or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the BCA. The BCA has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about ROCL, the Company or any other party to the BCA. In particular, the representations, warranties, covenants and agreements contained in the BCA, which were made only for purposes of the BCA and as of specific dates, were solely for the benefit of the parties to the BCA, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the BCA instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the BCA. In addition, the representations, warranties, covenants and agreements and other terms of the BCA may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the BCA, which subsequent information may or may not be fully reflected in ROCL’s public disclosures.
Certain Related Agreements
Insider Support Agreement
Contemporaneously with the execution of the BCA, Acquiror entered into an insider support agreement (the “Insider Support Agreement”) with the Company and certain stockholders of Acquiror (the “Sponsor Parties”), whereby the Sponsor Parties have agreed, among other things, (i) not to transfer or redeem any Acquiror Common Stock held by such Sponsor Parties, (ii) to vote in favor of the adoption of the BCA and approval of the Merger and the other transactions contemplated hereby, and (iii) to vote against any Alternative Transaction with respect to Acquiror or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Company Support Agreement
Contemporaneously with the execution of the BCA, Acquiror entered into a stockholder support agreement (the “Company Support Agreement”) with the Company and certain shareholders of the Company (the “Company Supporting Shareholders”), pursuant to which the Company Supporting Shareholders have agreed, among other things, (i) not to transfer any Company Common Stock held by such Company Supporting Shareholders, (ii) to vote in favor of the Merger and the transactions contemplated by the BCA, and (iii) to vote against any Alternative Transaction with respect to the Company or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA, and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.
Registration Rights Agreement
The BCA contemplates that, at the Closing, Acquiror and certain stockholders of Acquiror and the Company (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Acquiror will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Acquiror Common Stock and warrants that are held by the Holders from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).
Lock-up Agreement
The BCA contemplates that, prior to the Closing, certain shareholders of the Company (“Lock-up Holders”) will enter into lock-up agreements (each, a “Lock-up Agreement”) with the Company and Acquiror. Pursuant to the Lock-up Agreements, the Lock-up Holders will agree, among other things, that for a period of six (6) months following the Closing, not to transfer their shares received as Merger consideration or any securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock owned by such Lock-up Holders nor make any demand for or exercise any right with respect to the registration of such lock-up securities.
Termination of Business Combination Marketing Agreement
Concurrently with the execution of the BCA, Acquiror and the Company entered into a letter agreement (the “Advisor Agreement”) with Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC (together the “Advisors”) to terminate that certain Business Combination Marketing Agreement, dated as of November 30, 2021, by and among Acquiror and the Advisors (the “BCMA”).
Pursuant to the Advisor Agreement, in exchange for the termination of the BCMA, Acquiror and the Company mutually agree, jointly and severally, on the date of closing of the Business Combination, to issue to the Advisors an aggregate of 575,000 shares of Acquiror Common Stock and to include such shares as a “registrable security” in the Registration Rights Agreement. Such shares will not be subject to any lock-up agreement or other restrictions on transfer.
The Advisor Agreement will terminate and be of no force or effect if the BCA is terminated in accordance with its terms.
Proposal 3: The Charter Amendment Proposal
In connection with the Business Combination, ROCL stockholders will be asked to consider and vote on a proposal to adopt the Proposed Certificate of Incorporation attached hereto as Annex B. In the judgment of the ROCL Board, the Charter Amendment Proposal is necessary to adequately address the needs of the Combined Company.

A summary of the Proposed Certificate of Incorporation is set forth in the “The Proposed Certificate of Incorporation Proposal” section of this proxy statement/prospectus and a complete copy of the Proposed Certificate of Incorporation is attached hereto as Annex B.
Proposal 4: The Governance Proposal
In connection with the Business Combination, ROCL stockholders will be asked to consider and vote, on a non-binding advisory basis, on four separate governance proposals relating to the following material differences between ROCL’s Current Charter and the Proposed Certificate of Incorporation (collectively the “Governance Proposal”):

•
Proposal 4A — to change the name of the Combined Company to “New Era Helium Inc.”;

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Proposal 4B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares, consisting of 70,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock;

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Proposal 4C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and

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Proposal 4D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.

Proposal 5: The First Nasdaq Proposal
ROCL is proposing that its stockholders approve, for purposes of complying with Nasdaq Listing Rules 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of Holdings Common Stock (or securities convertible into or exercisable for Holdings Common Stock) and the resulting change in control in connection with the Business Combination (the “First Nasdaq Proposal”). A summary of the First Nasdaq Proposal is set forth in the section entitled “The First Nasdaq Proposal” of this proxy statement/prospectus.
Proposal 6: The Second Nasdaq Proposal
ROCL is proposing that its stockholders approve, for purposes of complying with Nasdaq Listing Rule 5635 (d), the issuance of more than 20% of the issued and outstanding shares of Holdings Common Stock (or securities convertible into or exercisable for Holdings Common Stock) in connection with the Transaction Financing upon the consummation of the Business Combination (the “Second Nasdaq Proposal”). A summary of the Second Nasdaq Proposal is set forth in the section entitled “The Second Nasdaq Proposal” of this proxy statement/prospectus.
Proposal 7: The Directors Election Proposal
ROCL is proposing that its stockholders approve the election, effective as of the consummation of the Business Combination, E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director) to serve on the Combined Company Board of Directors. A summary of the Directors Election Proposal is set forth in the section entitled “The Director Election Proposal” section of this proxy statement/prospectus.
Proposal 8: The Management Equity Incentive Plan Proposal
ROCL is proposing that its stockholders approve and adopt the Management Equity Incentive Plan, which will become effective upon the Closing of the Business Combination and has the following principal features. If the 2024 Plan is adopted by ROCL’s stockholders, the Combined Company will be able to make awards of long-term equity incentives, which we believe are critical for attracting, motivating, rewarding and retaining a talented team who will contribute to the Combined Company’s success. Pursuant to the 2024 Plan, there will be [1,500,000] shares of Common Stock reserved for future issuance to the Combined Company’s employees, directors and consultants. In addition, the number of shares available under the 2024 Plan will automatically increase on January 1st of each year, for a period of not more than ten years, in an amount equal to 5% of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year. The 2024 Plan authorizes the grant to participants of incentive stock options, nonqualified stock options, SARs, restricted stock awards, restricted stock units, performance units and performance shares.
A summary of the Management Equity Incentive Plan is set forth in the “The Management Equity Incentive Plan Proposal” section of this proxy statement/prospectus and a complete copy of the Management Equity Incentive Plan is attached hereto as Annex C.
Proposal 9: The Adjournment Proposal
ROCL is proposing that its stockholders approve a proposal to adjourn the Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason (the “Adjournment Proposal”).
Date, Time and Place of Special Meeting
The Special Meeting will be held on [       ], 2024, at 10:00 a.m., Eastern Time, conducted via live webcast at the following address [https://www.cstproxy.com/rothchacquisitionv/2024]. You will need the 12-digit meeting control number that is printed on your proxy card to enter the Special Meeting.
ROCL recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts. Please note that you will not be able to physically attend the Special Meeting in person.
Proxy Solicitation
Proxies may be solicited by mail and by telephone, by facsimile, on the Internet or in person. ROCL has engaged Advantage Proxy to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares online if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of Stockholders — Revoking Your Proxy.”
Quorum and Required Vote for Proposals for the Special Meeting
A quorum of ROCL stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting of stockholders if a majority of the ROCL Common Stock outstanding and entitled to vote at the Special Meeting is represented live or by proxy at the Special Meeting.
Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.
The approval of the Redomestication Merger Proposal and the Charter Amendment Proposal each require the affirmative vote of a majority of the issued and outstanding ROCL Common Stock as of the Record Date. Accordingly, a ROCL stockholder’s failure to vote by proxy or to vote in person by virtual attendance at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Redomestication Merger Proposal and the Charter Amendment Proposal.
The approval of the Business Combination Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting. Approval of the Directors Election Proposal requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. A ROCL stockholder’s failure to vote by proxy or to vote in person by virtual attendance at the Special Meeting will not be counted towards the number of shares of Common Stock required to validly establish a quorum, and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Redomestication Merger Proposal, the Business Combination Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors

Election Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal, assuming a quorum is established.
The Redomestication Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the Redomestication Merger Proposal, the Charter Amendment Proposal, and the First Nasdaq Proposal and the Second Nasdaq Proposal. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. It is important for you to note that in the event that the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal or the Second Nasdaq Proposal does not receive the requisite vote for approval, or in the event that the Directors Election Proposal, or the ROCL Management Equity Incentive Plan Proposal does not receive the requisite vote for approval and the applicable condition to closing the Business Combination is not waived, then ROCL will not consummate the Business Combination. If ROCL does not consummate the Business Combination and fails to complete an initial business combination by December 4, 2024, it will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to its public stockholders.
Appraisal Rights
Appraisal rights are not available to holders of shares of ROCL Common Stock in connection with the proposed Business Combination. Holders of ROCL Warrants also do not have appraisal rights in connection with the proposed Business Combination.
Redemption Rights
Pursuant to ROCL’s Current Charter, holders of ROCL Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay its working capital requirements or necessary to pay its taxes, by (ii) the total number of then-outstanding public shares of Common Stock. As of August 6, 2024, this would have amounted to approximately $11.12 per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)   (a) hold ROCL Public Shares, or
(b) hold ROCL Public Shares through ROCL Units and you elect to separate your ROCL Units into the underlying ROCL Public Shares prior to exercising your redemption rights with respect to the ROCL Public Shares; and
(ii)   prior to 5:00 p.m., Eastern Time, on [     ], 2024, (a) submit a written request to Continental to redeem your Public Shares for cash and (b) deliver your ROCL Public Shares to Continental, physically or electronically through DTC.
Holders of outstanding ROCL Units must separate the units into its component parts prior to exercising redemption rights with respect to the ROCL Public Shares. If the ROCL Units are registered in a holder’s own name, the holder must deliver the certificate for its ROCL Units to Continental, with written instructions to separate the ROCL Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the ROCL Public Shares from the ROCL Units.
If a holder exercises its redemption rights, then such holder will be exchanging its ROCL Public Shares for cash and will not own shares of the Combined Company. Such a holder will be entitled to receive cash for its ROCL Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “Special Meeting of ROCL Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.
Transaction costs in connection with ROCL’s IPO included $1,150,000 of underwriting fees, which remain constant and are not adjusted based on redemptions. The following table presents the underwriting fee as a percentage of the aggregate proceeds from the IPO under each redemption scenario:
Assuming No Redemptions		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)	(Net Shares)	Fee as a % of IPO Proceeds (net of Redemptions)
11,500,000	1.0%	8,625,000	1.33%	5,750,000	2.0%	2,875,000	4.0%	607,888	18.9%
Owing to prior redemptions, there are 4,919,297 shares of ROCL Common Stock outstanding. Accordingly, the following illustrates the effective deferred underwriting fee on a percentage basis for public shares at each redemption level identified below:
	Assuming No Further Redemptions		Assuming Mid-point Redemptions		Assuming Maximum Redemptions
Equity Capitalization Summary	Shares		Shares		Shares
Unredeemed Public Shares	1,582,797		791,399		607,888
Effective Underwriting Fee	$1,150,000	7.3%	$1,150,000	14.5%	$1,150,000	18.9%
Interests of ROCL’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of ROCL’s board of directors in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and ROCL’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

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the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of Holdings Common Stock, and therefore certain members of the Sponsor, the ROCL Board and executive officers who are employed by Roth and Craig-Hallum and will have a right to receive a portion of the 575,000 shares of Holdings Common Stock;

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unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of August 6, 2024, no such reimbursable out-of-pocket expenses have been incurred;

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with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;

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based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;
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the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

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the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

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the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

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the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $1,350,000 pursuant to promissory notes dated July 26, 2023 and March 27, 2024 (the “Sponsor Notes”). As of August 6, 2024, the principal balance of the Sponsor Notes was $1,200,000;

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the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of August 6, 2024, the Founder Shares had an aggregate market value of approximately $32.23 million and the Private Units had an aggregate market value of approximately $5.25 million, based on a market price of $11.21 per share of ROCL common stock on August 6, 2024 and a market price of $11.37 per Unit on August 6, 2024, respectively;

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the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

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the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and

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the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares and/or Private Units may receive a positive return on the Founder Shares and Private Units even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors Of ROCL — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.
The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.
Anticipated Accounting Treatment
The Business Combination is intended to be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCL will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer.”
Emerging Growth Company
ROCL is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
ROCL will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ROCL’s initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, ROCL is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. ROCL will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of shares of Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of shares of Common Stock held by non-affiliates exceeds $700 million as of the prior June 30.
Recommendations of the ROCL Board and Reasons for the Business Combination
After careful consideration of the terms and conditions of the BCA, the ROCL Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, ROCL and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the ROCL Board reviewed various industry and financial data and the evaluation of materials provided by NEH. The ROCL Board did not obtain a fairness opinion on which to base its assessment. The ROCL Board recommends that ROCL stockholders vote:

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FOR the Redomestication Merger Proposal (Proposal 1);

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FOR the Business Combination Proposal (Proposal 2);

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FOR the Charter Amendment Proposal (Proposal 3);

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FOR the Governance Proposal (Proposal 4);

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FOR the First Nasdaq Proposal (Proposal 5);

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FOR the Second Nasdaq Proposal (Proposal 6);

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FOR the Directors Election Proposal (Proposal 7);

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FOR the Management Equity Incentive Plan Proposal (Proposal 8) and

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FOR the Adjournment Proposal (Proposal 9).

Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the special meetings, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 38 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of ROCL and NEH to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of the Combined Company following consummation of the Business Combination.
Risks Related to NEH
We have a short operating history, which makes it difficult to evaluate our business and future prospects.
We cannot assure the completed construction and commencement of operations of the Pecos Slope Plant, and even after such operations, we may not be able to generate adequate revenue to operate profitably and/or to continue as a going concern.
Scientific and technological changes may impact the demand for helium.
Global health crises or catastrophes and other unforeseen or unavoidable events or market conditions may dampen demand on helium and negatively impact our financial performance.
Helium is very demand elastic.
Increases in extraction and production costs or disruptions in our natural gas supplies could materially and adversely impact our business.
Our costs of operations may exceed estimates due to factors outside of our control, such as labor shortages or external price increases, and we may be unable to pass those costs to our customers, which would negatively impact our financial results.
We have proved and probable reserves and areas that we decide to explore may not yield helium in commercial quantities or quality, or at all.
The Appraisal Reports included in this proxy statement/prospectus involve a significant degree of uncertainty and are based on projections that may not prove to be accurate.
We may need to raise capital in addition to capital raised this Offering, which may not be available on favorable terms, if at all, and which may cause dilution to holders of the Common Stock, restrict our operations, or adversely affect our ability to operate and continue our business. There is no guarantee that we will successfully raise capital.
Our business may be adversely affected by the departure of members of our management team and key employees.
Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be adversely affected and we may have to incur significant expenditures to address the additional operational and control requirements of such growth.
We face uncertainty and costly compliance with government regulations.
If we are restricted or lack access to waste wells, we may be prevented from operating some or all of our wells, which generate the helium.

If we own, operate, or acquire lands with and releases of materials into the environment, we may be required to remediate such lands, which can be extremely costly.
We will need to obtain permits for construction and operation of the helium plant. The cost, time, and outcome of seeking such permits is uncertain and could result in additional costs, delays and the inability to obtain the authorizations needed for the helium plant.
Risks Related to ROCL and the Business Combination
ROCL stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
The Sponsors have agreed to vote in favor of the Business Combination, regardless of how public stockholders’ vote.
ROCL has not obtained an opinion from an independent investment banking firm or another independent firm.
We may be forced to close the Business Combination even if the ROCL Board determines it is no longer in our stockholders’ best interest.
If the conditions to the BCA are not satisfied or waived, the Business Combination may not occur.
The exercise of discretion by our directors and officers in agreeing to changes in the terms of the BCA may result in a conflict of interest when determining whether such changes or waivers are appropriate and in ROCL’s stockholders’ best interest.
ROCL and NEH will incur significant transaction and transition costs in connection with the Business Combination.
The announcement of the proposed Business Combination could disrupt NEH’s relationships with its customers, business partners and others, as well as its operating results and business generally.
After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges.
There are risks to our public stockholders who are not affiliates of the Sponsors of becoming stockholders of the Combined Company through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.
Historical financial data for NEH and unaudited pro forma financial may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.
The ability of ROCL’s stockholders to exercise redemption rights with respect to a large number of common stock may make it more difficult for us to complete the Business Combination as contemplated and could increase the number of shares of the Combined Company common stock issuable in the Business Combination which would increase the dilution to ROCL’s stockholders as a result of the Business Combination.
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.
We will incur increased costs as a result of operating as a public company, and the Combined Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the Redemption Price received by public stockholders may be less than $10.00 per share.
Claims of creditors in a bankruptcy proceeding may have priority over the claims of our stockholders in the Trust Account and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
The price of the Combined Company’s common stock and warrants may be volatile.
If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Combined Company’s common stock may decline.
Nasdaq may not list the Combined Company’s securities on its exchange, and the Combined Company may not be able to comply with the continued listing standards of Nasdaq.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.
Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.
The Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our ROCL Common Stock after December 31, 2022.

RISK FACTORS
Risks Related to NEH
In this subsection “we,” “us,” “our” or the “Company” refer to NEH. Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this proxy statement/prospectus, including our financial statements and related notes appearing elsewhere in this proxy statement/prospectus, before making an investment decision. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially adversely affect our business, financial condition, or results of operations. In such case, the trading price of our common stock could decline, and you may lose some or all of your original investment. The risks discussed below are not the only risks we face. Additional risks or uncertainties not currently known to us, or that we currently deem immaterial, may also have a material adverse effect on our business, financial condition, prospects, results of operations, or cash flows. We cannot assure you that any of the events discussed in the risk factors below will not occur.
Risks Related to Our Business
We have a short operating history, which makes it difficult to evaluate our business and future prospects.
The Company has been in existence only since February of 2023. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:
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market acceptance of our current and future products and services;

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changing regulatory environments and costs associated with compliance in the helium supply chain;

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our ability to compete with other companies in the helium industry;

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our ability to effectively market our products and services and attract new customers;

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the amount and timing of expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;

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our ability to control costs, including our expenses;

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our ability to manage organic growth; and

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general economic conditions and events.

If we do not manage these risks successfully, our business and financial performance will be adversely affected.
We cannot assure the completed construction and commencement of operations of the Pecos Slope Plant, and even after such operations, we may not be able to generate adequate revenue to operate profitably and/or to continue as a going concern.
To date, we have provided natural gas from our reserves to a third-party processor to produce helium and purified natural gas, which does not currently generate revenue for us under existing contractual arrangements. Construction of the Pecos Slope Plant is currently underway, but there is no guarantee that such construction will be completed or that we can successfully commence operations. Furthermore, we cannot assure that we can achieve expected production rates and cost reductions even after the successful completion and operation of the Pecos Slope Plant. In the future, our capital expenses and operational expenses may increase due to expected increased sales, operational costs, and general and administrative costs and, therefore, our operating losses may continue or even increase after operations of the Pecos Slope Plant. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting agreements with customers are generally incurred up front, while revenue is generally recognized ratably over the term of the relationship. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, you may still lose your entire investment.
We cannot assure that we can raise enough capital to successfully develop our Pecos Slope Plant, which will adversely affect our ability to earn revenue and jeopardize our delivery of helium pursuant to existing contracts.
To successfully develop our Pecos Slope field, we will require estimated additional capital of $45.0 million. The current cost of building, installing, and commissioning of our Pecos Slope Plant will be approximately $20 million, of which we have already advanced $3.7 million to start construction. Furthermore, we will need to install new trunk lines and gathering system in addition to upgrading portions of the gathering system that currently exist in the field at an estimated cost of $10.0 million. Production enhancement from existing wellbore workovers in addition to drilling new wells will help maximize throughput volumes to the Pecos Slope Plant with the company budgeting between $13.0 million — and $15.0 million for these expenditures.
There is no assurance that we will secure this capital, which could result in delays in realizing revenues from our helium production as well as eventually jeopardize our delivery of helium pursuant to our current helium off-take agreements.
The manner in which we secure this additional capital is uncertain. It may be in the form of (i) debt, which could create liens against the current assets of the Company, (ii) equity, which could create additional dilution for current and future shareholders of the Company, or (iii) a combination of debt and equity, which could have the combined effects described above.
Scientific and technological changes may impact the demand for helium.
Science and technology are continuously and rapidly evolving. Helium has broad applications, including in the MRI, semiconductor, welding, aerospace, and fiber optics sectors, amongst others. However, scientific and technological changes may affect end user application of helium and therefore demand. For instance, the MRI field has been the leader in helium usage for a number of years, as helium is used for cooling superconducting magnets in MRI machines. However, the latest generation of MRI magnets has consumed helium at markedly lower levels. The semiconductor industry is also producing a new generation of chips that feature increased amounts of helium in their manufacturing process. We cannot control the pace of scientific and technological developments and subsequently the changes in demand for helium brought about by these developments. Technological advancement may drive down demand for helium amongst end users in certain industries that may not adequately be replaced by demand in other industries. For instance, electronics are expected to replace MRIs as the leader of helium application, but there is no guarantee that the electronics sector’s demand for helium will adequately compensate for the MRI industry’s decline in helium demand. Furthermore, although helium has unique chemical properties that largely make it irreplaceable in many applications, additional substitutes for helium may be discovered, or existing substitutes for helium may become more prominent as scientific research develops. As science and technology continue to evolve, helium demand may drop in certain fields, which may decrease our sales and negatively impact our financial performance.
Global health crises or catastrophes and other unforeseen or unavoidable events or market conditions may dampen demand on helium and negatively impact our financial performance.
Historically, the global helium market has had periods of varying supply and demand brought on by a variety of unanticipated and unpredictable events. For instance, sales and demand for helium dropped critically following the outbreak of the COVID-19 pandemic, when lockdown-driven lost usage occasions, the inability of businesses and end users to purchase helium due to financial hardship, and travel and movement restrictions, amongst others, shifted helium demand and consumption away to more essential goods and services. Similar global health crises may occur in the future which drive down the demand for helium and may negatively affect our financial performance.

Helium demand is also heavily impacted by helium supply. Events such as outages, trade embargoes in major world suppliers, and issues at prominent gas storage and processing facilities, amongst others, have also contributed to helium supply interruptions in the past. The most significant contributing factor of the current wave of worldwide helium shortage, Helium Shortage 4.0, was brought on by an unexpected explosion at Gazpram’s processing facility in Amur, Russia, which postponed what was previously anticipated to be a transition to plentiful helium supply in 2022. Other contributing factors to Helium Shortage 4.0 included unplanned outages at the Bureau of Land Management, the U.S.’s federal storage and pipeline system supplying over 20% of the domestic and 9% of the global demand for helium, and the plant in Skikda, Algeria. While Helium Shortage 4.0 conceivably provides a favorable business opportunity for helium exploration and production companies such as ours to enter the helium supply market, if Helium Shortage 4.0 discontinues earlier than expected, the demand for helium may decrease to levels that adversely impact our financial performance.
We cannot control global events or market factors which affect the demand for and supply of helium, which in turn affect the prices at which we can offer helium and the revenue we generate from helium sales. Therefore, our financial performance may be negatively impacted by events which we may not foresee or adequately prepare for.
Helium is very demand elastic.
Helium is very demand elastic, meaning the quantity of demand for helium is very sensitive to slight changes in price. This elasticity is typical of goods that consumers do not consider essential. Any market condition or factor that causes changes in the price of helium may have a marked impact on the demand for helium and in turn, our ability to sell helium. Therefore, even slight changes in helium prices could adversely impact our financial performance.
Increases in extraction and production costs or disruptions in our natural gas supplies could materially and adversely impact our business.
We may experience increases in extraction and production costs or an interruption in the supply of natural gas from our reserves. Any such an increase or supply interruption could materially and negatively impact our business, prospects, financial condition and operating results by affecting the volume of helium we provide to our clients and subsequently sales. Various market conditions such as inflationary pressures could increase the costs in extraction and production of helium from our natural gas reserves and could adversely affect our business and operating results. Such price increases will also increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices for our helium supply.
Our costs of operations may exceed estimates due to factors outside of our control, such as labor shortages or external price increases, and we may be unable to pass those costs to our customers, which would negatively impact our financial results.
We depend on our employees and operations teams to assist in distributing helium to our clients. We rely on access to a competitive, local labor supply, including skilled and unskilled positions, to operate our business consistently and reliably. Any labor shortage and/or any disruption in our ability to hire workers may negatively impact our operations and financial condition. If we experience a sustained labor shortage, we may need to increase wages to attract workers, which would increase our costs of production. Furthermore, if our operating costs increased, including due to inflationary pressures, we may be unable to pass those increased costs on to our customers. If we are unable to do so, our gross margin will decline, and our financial results will be negatively impacted.
A delayed commencement date or other events could result in an early termination of certain of our material contracts.
We have entered into the Contract for Sale and Purchase of Liquid Helium (the “Liquid Helium Agreement”), with Air Life Gases USA, Inc. (“AirLife”) that has a term of 10 years from the date on which the first container of liquid helium is filled at the tolling facility for the helium buyer (the “Liquid Helium Commencement Date”). We have also entered into the Helium Tolling Agreement (the “Helium Tolling

Agreement”) with Keyes Helium Company (“KHC”) dated September 1, 2023, pursuant to which we would receive tolling services with respect to our crude helium and such crude helium would be purified and liquified by KHC into liquid helium and filled into containers. The Helium Tolling Agreement has a term of 5 years from the date on which we commence deliveries of gaseous helium to the third-party tolling facility (the “Tolling Commencement Date”). See “Information About NEH — Customers — Sales Agreement”.
If the Liquid Helium Commencement Date has not occurred by November 30, 2025, AirLife would have the right to terminate the Liquid Helium Agreement. The Liquid Helium Agreement can also be terminated prior to the end of the term if helium deliveries are less than 6,000,000 standard cubic feet during any 12 consecutive month period, due to a force majeure event, a material breach of the agreement by either party, or financial insolvency. Similarly, if the Helium Tolling Commencement Date has not occurred by September 30, 2024, KHC would have the right to terminate the Helium Tolling Agreement. While it is possible that AirLife and KHC could terminate the abovementioned agreements in such situations, we believe that it is more likely that AirLife and KHC would try to renegotiate the agreement on terms that are less favorable for us. In the event of early termination, we believe that we will have the ability to secure replacement agreements with price, terms and conditions reflecting current market conditions. If we are not able to secure replacement agreements at attractive prices and conditions, our business and operating results could be adversely affected.
In addition, the Liquid Helium Agreement and the Gaseous Helium Agreement have a mechanism of price reopener negotiations, with a scheduled price reopener negotiation at the end of the fifth year, and an unscheduled price reopener negotiation that may be requested by either party, on one occasion each, at any time after the end of the third year. See “Information About NEH — Customers — Sales Agreement”. Depending on market conditions, the price reopener negotiation mechanism may result in prices that less advantageous to us, in which case our business and operating results could be adversely affected.
We have proved and probable reserves and areas that we decide to explore may not yield helium in commercial quantities or quality, or at all.
We have proved and probable reserves of helium. We have identified prospects based on available seismic and geological information that indicates the potential presence of helium. However, the areas we decide to explore may not yield helium in commercial quantities or quality, or at all. Most of our current prospects are in various stages of evaluation that will require substantial additional seismic data reprocessing and interpretation. Even when properly used and interpreted, two-dimensional and three-dimensional seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and helium indicators and do not enable the interpreter to know whether helium are, in fact, present in those structures. We do not know if any of our prospects will contain helium in sufficient quantities or quality to recover exploration costs or to be economically viable. Even if helium is found on our prospects in commercial quantities, construction costs of infrastructure, including pipelines or floating production systems, as applicable, and transportation costs may prevent the prospects from being economically viable.
We may terminate our extraction program for a prospect if data, information, studies and previous reports indicate that the possible development of our prospect is not commercially viable and, therefore, does not merit further investment. If a significant number of our prospects do not prove to be commercially viable, we will be materially adversely affected.
The Appraisal Reports included in this proxy statement/prospectus involve a significant degree of uncertainty and are based on projections that may not prove to be accurate.
The Appraisal Reports included in this proxy statement/prospectus as Annex D include projections that are based on assumptions and current expectations relating to future events and financial trends. The reserves were estimated using a combination of the production performance, volumetric and analogy methods, in each case as we considered to be appropriate and necessary. All reserve estimates represent our best judgment and the best judgment of MKM Engineering based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. The process of estimated reserves is complex and requires significant judgment and decisions based on available geological, geophysical, engineering and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting helium and gas prices and costs.
We cannot assure you that the projections in the Appraisal Reports will prove to be accurate. These projections were prepared for the narrow purpose of illustrating, under certain limited and simplified assumptions, our resources and costs. In addition, because of the subjective judgments and inherent uncertainties of projections and because the projections are based on a number of assumptions that are subject to significant uncertainties and contingencies beyond our control, there can be no assurance that the projections or conclusions derived therefrom will be realized. The possibility of not finding reserves is an intrinsic risk of our business. Accordingly, you may lose some or all of your investment, particularly to the extent that these projections or conclusions are not ultimately realized.
We may need to raise capital after the Business Combination, which may not be available on favorable terms, if at all, and which may cause dilution to holders of Combined Company Common Stock, restrict our operations, or adversely affect our ability to operate and continue our business. There is no guarantee that we will successfully raise capital.
We may need to raise capital after the Business Combination. We are in the process of securing a project financing arrangement to fund construction of the Pecos Slope Plant. The successful construction and commencement of the Pecos Slope Plant and therefore financing for the Pecos Slope Plant will have a significant impact on our future financial performance. Furthermore, we estimate that our capital requirements during 2024 and 2025 to be approximately $40 million to $45 million. However if we need to raise additional capital in the future for any reason, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings may result in additional dilution to holders of the common stock. For instance, debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. Additionally, if we enter into secured debt arrangements, we could be required to dispose of material assets or operations to meet our debt service and other obligations, which could negatively impact the business or cause the business to be discontinued. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives, our stock price may fall and you may lose some or all of your investment. We may also be unable to continue operating as a going concern if we fail to raise necessary capital.
We have a material weakness in our internal control over financial reporting, which, if left unremedied, could materially and adversely affect the market price of the Combined Company Common Stock.
As of the date of this proxy statement/prospectus, we have not maintained effective controls over the control environment, including our internal control over financial reporting. Because we are a small company with few employees in our finance department, we lacked the ability to have adequate segregation of duties in the financial statement preparation process. Further, our Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level controls have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness. If we are unable to remediate this material weakness as a newly public company, our financial reporting may not be reliable and the market price of the Combined Company Common Stock may be adversely affected.
Our performance may be negatively impacted by general and regional economic volatility or an economic downturn.
An overall decline in economic activity could adversely impact our business and financial results. For instance, the economic disruption caused by the COVID-19 pandemic significantly reduced the global demand for helium. Economic uncertainty may reduce end user spending on products which incorporate helium, and therefore reduce the demand for the helium we source and produce. Inadequate demand for our helium will result in decreased revenue and worsen our financial performance.

Our business may be adversely affected by the departure of members of our management team and key employees.
Our success depends, in large part, on the continued contributions of Will Gray, our Chief Executive Officer and Chairman. Although we have an employment agreement in place for such executive, we cannot assure you that each will remain with us for a specified period. Although we have additional personnel that contribute to our business, the loss of either of these executives could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. Furthermore, the Company does not have key person life insurance policies on such individuals, and must bear sole financial risk of the departure of such management team members.
If we are unable to attract, train and retain qualified personnel, especially our management and sales personnel, we may not be able to effectively execute our business strategy.
Our future success depends on our ability to attract, retain and motivate qualified personnel, including our management, sales and marketing, operational, finance and administration personnel. We do not know whether we will be able to hire sufficient workers for these positions to meet our production goals or, if hired, retain all of these personnel as we continue to pursue our business strategy. Furthermore, we do not have key person life insurance policies on such individuals. The loss of the services of one or more of our key employees, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.
We may implement new lines of business or further diversify our revenue sources within existing lines of business, but we cannot assure that such diversification efforts will be successful.
As an early-stage company, we may implement new lines of business at any time. Aside from helium production, we currently plan on diversifying our resources through trading MPCs and pursuing energy transition opportunities. However, we cannot assure that such plans for diversification will ever materialize. Additionally, there are risks and uncertainties associated with implementing new lines of businesses to diversify our revenue sources. We may invest significant time and resources in our attempts to implement new lines of business or further diversify revenue sources, which may never generate returns or generate sufficient returns to yield a profit. As a result, our business, financial condition or results of operations may be adversely affected by such unsuccessful efforts.
Damage to our reputation could negatively impact our business, financial condition and results of operations.
Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we continue to develop our business. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.
We operate within a highly competitive industry, and cannot guarantee that we can or will maintain a robust financial position, relative to our competitors, in order to become profitable.
The helium exploration and production industry is highly competitive. We face competition with respect to the helium we source and produce, and will face competition with respect to participants who enter the same market in the future. Recent years have witnessed an unprecedented number of startup companies entering this market, and there is a trend in these companies engaging in mergers and acquisitions to scale their business. We intend to participate in mergers and acquisitions activities after we develop a sufficient financial foundation, but there is no guarantee that we may be able to successfully enter into acquisition arrangements or successfully scale our business. A number of our competitors also have greater financial resources than we do. These third parties compete with us in recruiting and retaining qualified personnel and securing clientele for their helium and gas. We cannot assure that we can successfully maintain a competitive position against these third parties, and if so, our financial performance will be negatively impacted.
Our business and operations may experience rapid growth. If we fail to manage our growth, our business and operating results could be adversely affected and we may have to incur significant expenditures to address the additional operational and control requirements of such growth.
We may experience rapid growth in our sales and operations, which may place significant demands on our management, operational, and financial infrastructure. If we fail to manage this growth, our brand and operating results could be negatively impacted. Improvements to the Company’s operational, financial, and management, as well as its reporting systems and procedures, will have to be implemented to manage such growth. However, these improvements may require significant capital expenditures and management resources, and we cannot ensure that monetary and human resources expended to manage growth will yield financial returns. Furthermore, if such improvements are not implemented successfully, our ability to manage potential growth could be impaired and additional expenditures may have to be made to address such impairments. Investors should consider the possibility of the Company’s rapid growth as well as the adverse impact that may result of such growth is not managed successfully.
Risks Related to Regulatory Compliance
We face uncertainty and costly compliance with government regulations.
United States rules and regulations affecting the oil and gas industry and helium producing, transportation, and processing is under constant review for amendment or expansion. Such rules include environmental, health and safety laws such as the Clean Air Act, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Clean Water Act, the Pipeline and Hazardous Materials Safety Administration rules, the Emergency Planning and Community Right-to-Know Act, the Occupational Health and Safety Act, and the National Environmental Policy Act, amongst others (and their state counterparts). In addition, numerous departments, governmental entities, and agencies (federal, state, local, and tribunal) are authorized by statue to issue, and have issued, rules and regulations applicable to our industry. Such rules and regulations, among other things, require permits and may prevent certain activities or increase fees related to our industry. Compliance with applicable laws and any state or local statute is critical. Although we believe that we will be in compliance with applicable statutes, there can be no assurance that, should the relevant regulatory authorities amend their guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of our products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated. Additionally, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or diversion of resources from our revenue-generating activities, resulting in decreased profitability. Our failure to comply with these current and new regulations could lead to the imposition of significant penalties or claims, limit the production or marketing of any non-compliant products or advertising and could negatively impact our financial performance.
We operate on federal and state lands, which have rules and regulations related to our business and require us to pay royalties, which may adversely affect our operations.
The operation of our wells on federal and state lands are subject to additional regulations under the BLM and New Mexico State Land office. Although we are currently operating these leases on these lands and expect to be able to continue such production, additional delays, costs, and restrictions may be added to these leases. Currently, eighteen of our New Mexico State Land leases we are operating are being transferred to our name, which we understand this is near completion.
The Company is currently in negotiations with the BLM to determine the royalty rate at which the Company will compensate the BLM for helium produced on the BLM’s federal land. The U.S. government requires an established royalty rate prior to any helium production pursuant to the BLM’s arrangements with NEH. The BLM does not prohibit NEH from producing helium due to the U.S. Government’s stance on its involvement in helium as further defined in the Helium Stewardship Act of 2012, but does require an established royalty rate prior to any helium production. Based on discussions with the BLM and royalty rates applied to other helium producers, we estimate that the royalties that BLM will charge us will be approximately 12.5% of the gross proceeds for or refined gaseous helium, or 10% for refined liquid helium gross proceeds from third-party sales, but we cannot assure you that the actual royalty rates charged from us will be those mentioned above.
In addition, we have had issues related to maintenance of roads and meter calibrations on our federal properties. In addition, the Bureau requires bonds for rights-of-way, which could be of large amounts. There have been a number of executive and temporary orders and policy changes recently that address broad ranging issues on governmental lands including climate change, oil and gas activities, infrastructure requirements, and environmental justice initiatives. Many of these are in various stages of rulemaking process and may have the ability to add costs or limit or curtail our oil and gas (including helium) production on these properties.
Helium produced from wells leased on federal lands is owned by the federal government. Federal laws and guidance provide a process for negotiating a “Contract for Extraction and Sale of Federal Helium.” The federal government is in the process of revising the guidance. We cannot predict the form the new guidance will take. Although we expect a successful negotiation of a contract, we cannot guarantee it in the face of the coming new guidance, which has not yet been issued.
New regulations regarding greenhouse and other gases have increased in recent years, which may adversely affect the business.
Local, state, federal and international regulatory bodies have been increasingly focused on greenhouse gas (GHG) emissions and climate change in recent years. Over the past two years we have seen the Inflation Reduction Act of 2022, which imposes emission charges for certain oil and gas facilities that exceed certain emissions; U.S. Environmental Protection Agency rules relating to GHGs and volatile organic compounds from covered sources and new proposals issued on August 1, 2023; and New Mexico’s recent ozone precursor rules that nearly eliminate any natural gas flaring and cover methane. In December 2023, the U.S. Environmental Protection Agency issued its final rules for reducing emissions of methane and other harmful air pollution from oil and natural gas operations. The rule sets rigorous standards including in relation to eliminating routine flaring of natural from new oil wells and provides for stronger oversight by the agency. Increased regulation on these matters is expected. The United Nations Framework Convention on Climate Change will be meeting again in the fourth quarter of this year. New Mexico issued an executive order based on prior Convention agreements and others may be issued. We believe that we will be able to comply with the rules currently known and passed, there can be no assurance, however, that should the relevant regulatory authorities amend their guidelines or impose more stringent interpretations of the current laws or regulations, that we would be able to comply with these requirements. We are unable to predict the nature of such future laws, regulations, interpretations, or applications, nor can we predict what affect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future.
If we are restricted or lack access to waste wells, we may be prevented from operating some or all of our wells, which generate the helium.
Our business is subject to many rules and regulations regarding the storage, handling, and disposal of waste and the remediation of environmental pollution. These laws, and their implementing rules, require minimization of pollution, monitoring, reporting, recordkeeping requirements, and other operational constraints. New Mexico has been particularly active in the regulation of produced water. Over the past two years, New Mexico has issued new regulations regarding permit conditions, oversight, and enforcement related to injection wells used for disposal of produced water. New Mexico also has a produced water research consortium looking at issues related to this area. In addition, new potential rules are expected in New Mexico on reuse and recycling and a website has been set up to monitor activity with regards to this. Seismic activity induced by injection wells also are limiting the amount of material that can be disposed of in the well or limiting the ability to obtain new wells. New Mexico placed stricter rules on injection wells after seismic activity in New Mexico. Currently, our liquid wastewater from our oil and gas wells is disposed of in an injection well on a site that we once operated. We have the contractual right to continue the use of that disposal well, the LL&E B Federal #5 API 30-005-63751, until June 30, 2025. It is possible that rules, regulation, or enforcement could impact the use of that well and the ability to find other disposal well options. The inability to dispose of our produced wastewater at the existing site or at other sites in the future could limit or curtail our ability to operate our oil and gas wells, which produce the helium for our new helium facility. The possibility of converting existing gas wells that are classified as non-economic due to reservoir depletion and convert the well for the purpose of disposing of produced water is one possible solution to add disposal capacity but there is no assurance that either State or Federal Regulatory Agencies would approve such a conversion.
If we own, operate, or acquire lands with and releases of materials into the environment, we may be required to remediate such lands, which can be extremely costly.
We will be operating properties, such as oil and gas wells, compression units, and pipelines, that have the potential to release regulated materials into the environment. New Mexico passed rules clarifying the prohibitions on releases and remediation in 2021. Although we are not aware of any remediation for which we may be responsible at this time and we implement spill prevention plans, it is possible with future operation or with the acquisition of new lands, compressors, wells, and pipelines may have had releases subject to such requirements and subject to costly remediation. Regulations also require the pugging and abandonment of wells, removal of production facilities, and other restorative actions by current former operators, including corporate successors of former operations. We are actively involved in plugging a few of our wells. The cost of future abandonment and plugging will depend on well activity and authorizations and cannot be predicted at this time.
If our operations affect waters of the United States or endangered species, additional permits or authorizations may be needed, which could delay, hinder, or prevent new activities.
We currently do not expect to operate in areas impacting waters of the United States (WOTUS), which would increase regulation, reporting, and potential need for permits from the U.S. Army Corps of Engineers. The definition of WOTUS has been in flux since the definition was vacated by the federal district court in 2021. In 2023, the Supreme Court ruled on this issue. In response, the Environmental Protection Agency amended its definition to comport with the ruling. It is using the new definition in some states (New Mexico is included) and using the old definition in others. We currently believe that this new rule will not impact our operations, but the acquisition of new properties could be impacted, and it also is not yet known how this rule will be used in practice because it is so new.
The U.S. Fish & Wildlife Service has rescinded, revised, or reinstated a number of wildlife-related regulations that relate to protection of endangered species and their habitats. This past year, regulations were proposed that make it harder to removed species, increase protection for threatened species, and remove the use of economic assessments when determining whether to list a species. We currently do not expect these rules will have an effect on our operations, but we cannot predict the impact on our operations in the future (such as areas and land that we subsequent acquire) or the addition of species and what impact potential changes in these rules will have on our operations. Potential impacts could be costly, delay, and prevent some operations.
We will need to obtain permits for construction and operation of the Pecos Slope Plant. The cost, time, and outcome of seeking such permits is uncertain and could result in additional costs, delays and the inability to obtain the authorizations needed for the Pecos Slope Plant.
We will need to obtain permits and authorizations for the Pecos Slope Plant. A New Mexico minor General Construction Air Permit (GCP) must be prepared, submitted, and approved prior to any beginning any physical construction at the site. A New Mexico/U.S. Environmental Protection Agency stormwater Construction General Permit, including a stormwater pollution prevention plan, threatened and endangered species review, and historic properties review is required prior to commencing any site activities. Registration and compliance with expected hazardous waste generation, and other environmental matters is required as discussed in prior sections and others. Although we believe we will be able to secure and be in compliance with the necessary authorizations and will implement an environmental compliance system to track these issues, we cannot guarantee the time, anticipated cost, or outcome of these requirements. If we fail to obtain a required permit is, we will not be able to construct or operate the Pecos Slope Plant.
Legislation, regulation, and other government actions and shifting customer and consumer preferences and other private efforts related to greenhouse gas (GHG) emissions and climate change could continue to increase our operational costs and reduce demand for our helium products, resulting in a material adverse effect on the Company’s results of operations and financial condition. We have experienced and may be further challenged by increases in the impacts of international and domestic legislation, regulation, or other government actions relating to GHG emissions (e.g., carbon dioxide and methane) and climate change. International agreements and national, regional, and state legislation and regulatory measures that aim to directly or indirectly limit or reduce GHG emissions are in various stages of implementation.
Legislation, regulation, and other government actions related to GHG emissions and climate change could reduce demand for our helium products and/or continue to increase our operational costs and reduce its return on investment. The Paris Agreement went into effect in November 2016, and a number of countries have adopted and may adopt additional policies intended to meet their Paris Agreement goals. Globally, multiple jurisdictions are considering adopting or are in the process of implementing laws or regulations to directly regulate GHG emissions through a carbon tax, a cap-and-trade program, performance standards or other mechanisms, or to attempt to indirectly advance reduction of GHG emissions through restrictive permitting, procurement standards, trade barriers, minimum renewable usage requirements, financing standards, standards or requirements for environmental benefit claims, increased GHG reporting and climate-related disclosure requirements, or tax advantages or other incentives to promote the use of alternative energy, fuel sources or lower-carbon technologies.
Similar to any significant changes in the regulatory environment, climate change-related legislation, regulation, or other government actions may curtail profitability in oil & gas, helium and lower carbon businesses, as well as render the extraction of our helium resources economically infeasible. In particular, GHG emissions-related legislation, regulations, and other government actions, and shifting customer and consumer preferences and other private efforts aimed at reducing GHG emissions may result in increased and substantial capital, compliance, operating, and maintenance costs and could, among other things, reduce demand for hydrocarbons and our helium products; increase demand for lower carbon products and alternative energy sources; make the Company’s products more expensive; adversely affect the economic feasibility of the Company’s resources; impact or limit our business plans; and adversely affect the Company’s sales volumes, revenues, margins and reputation. For example, some jurisdictions are in various stages of design, adoption, and implementation of policies and programs that cap emissions and/or require short-, medium-, and long-term GHG reductions by operators at the asset or facility level, which may not be technologically feasible, or which could require significant capital expenditure, increase costs of or limit production, result in impairment of assets and limit our ability to cost-effectively reduce GHG emissions across its global portfolio.
The ultimate effect of international agreements; national, regional, and state legislation and regulation; and government and private actions related to GHG emissions and climate change on the company’s financial performance, and the timing of these effects, will depend on a number of factors. Such factors include, among others, the sectors covered, the GHG emissions reductions required, standardized carbon accounting, the extent to which we would be able to receive, generate, or purchase credits, the price and availability of credits and the extent to which we are able to recover, or continue to recover, the costs incurred through the pricing of our products in the competitive marketplace. Further, the ultimate impact of GHG emissions and climate change-related agreements, legislation, regulation, and government actions on our financial performance is highly uncertain because the Company is unable to predict with certainty, for a multitude of individual jurisdictions, the outcome of political decision-making processes, including the actual laws and regulations enacted, the variables and trade-offs that inevitably occur in connection with such processes, and market conditions, including the responses of consumers to such changes.
Risks Related to ROCL and the Business Combination
Unless the context otherwise requires, all references in this subsection to (i) “we,” “us,” or “ROCL” refer to ROCL prior to the consummation of the Business Combination, (ii) “Combined Company” is to

ROCL and its subsidiaries after consummation of the Business Combination, and (iii) “NEH” is to NEH prior to the consummation of the Business Combination.
ROCL stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.
Upon the issuance of the shares to the NEH shareholders, current ROCL stockholders’ percentage ownership will be diluted. All expected members of the Combined Company’s board of directors after the completion of the Business Combination, except for one director, will be directors nominated by NEH.
The percentage of the Combined Company’s common stock that will be owned by current ROCL stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of current ROCL stockholders under different redemption levels, based on the number of issued and outstanding shares of ROCL common stock and NEH capital stock on August 6, 2024, and based on the merger consideration, current ROCL stockholders (including the Sponsors and directors and executive of ROCL), as a group, will own (1) if there are no further redemptions of Public Shares, 24.4% of the Combined Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis) or (2) if there is the maximum level of redemption of the Public Shares, approximately 26.2% of the Combined Company’s common stock expected to be outstanding immediately after the Business Combination (on a fully diluted basis). Because of this, current ROCL stockholders, as a group, will have less influence on the board of directors, management and policies of the Combined Company than they now have on the board of directors, management and policies of ROCL.
The Sponsors have agreed to vote in favor of the Business Combination, regardless of how ROCL public stockholders’ vote.
The Sponsors have agreed to, among other things, vote any shares of ROCL common stock owned by them in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsors own, in the aggregate, approximately 67.83% of the issued and outstanding shares of ROCL common stock. Accordingly, we would not need any of our Public Shares to be voted in favor of any of the Business Combination or other ROCL Proposals to have such proposal approved and it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if ROCL’s Sponsors and our directors had agreed to vote their common stock in accordance with the majority of the votes cast by our public stockholders, as is the case with some blank check companies seeking approval of a business combination.
Since the holders of Founder Shares, including our officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of our public stockholders, a conflict of interest may have existed in determining whether the Business Combination with NEH is appropriate as our initial business combination. Such interests include that such holders may lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the ROCL Board in favor of approval of the Business Combination and the proposals to be considered at the ROCL Special Meeting, you should keep in mind that the Sponsors, which include ROCL’s officers and directors, have interests in the Business Combination that are different from, or in addition to (which may conflict with), those of ROCL stockholders and warrant holders generally. These interests include, among other things, the interests listed below:
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the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of ROCL Common Stock, and therefore certain members of the Sponsor, the ROCL Board and executive officers who are employed by Roth and Craig-Hallum and will have a right to receive a portion of the 575,000 shares of ROCL Common Stock;

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unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of August 6, 2024, no such reimbursable out-of-pocket expenses have been incurred; with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;
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based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;

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the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

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the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

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the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

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the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $1,350,000 pursuant to promissory notes dated July 26, 2023 and March 27, 2024 (the “Sponsor Notes”). As of August 6, 2024, the principal balance of the Sponsor Notes was $1,200,000;

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the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of August 6, 2024, the Founder Shares had an aggregate market value of approximately $32.23 million and the Private Units had an aggregate market value of approximately $5.25 million, based on a market price of $11.21 per share of ROCL common stock on August 6, 2024 and a market price of $11.37 per Unit on August 6, 2024, respectively;

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the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

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the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and

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the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors Of ROCL — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.
The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.
These interests may influence ROCL’s directors in making their recommendation that you vote in favor of the approval of the Business Combination.
ROCL has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to ROCL or our stockholders from a financial point of view.
The ROCL Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination and recommend that our stockholders vote to approve the Business Combination. ROCL is not required to obtain a third party valuation or opinion that the price we are paying for NEH is fair to ROCL or our stockholders from a financial point of view. In analyzing the Business Combination, the ROCL Board and ROCL’s management conducted due diligence on NEH and researched the industry in which NEH operates and concluded that the Business Combination was in the best interest of ROCL and our stockholders. Accordingly, ROCL’s stockholders will be relying solely on the judgment of the ROCL Board in determining the value of NEH, and the ROCL Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may increase the number of our stockholders that vote against the Business Combination or demand redemption of their shares, which could adversely impact our ability to consummate the Business Combination.
We may be forced to close the Business Combination even if the ROCL Board determines it is no longer in our stockholders’ best interest.
Our public stockholders are protected from a material adverse event of NEH arising between the date of the BCA and the Closing primarily by the right to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account in accordance with the procedures described elsewhere in this proxy statement. If a material adverse event were to occur with respect to NEH prior to consummation of the Business Combination but after obtaining the requisite approvals of our stockholders at the ROCL Special Meeting (which would also be after the deadline for our public stockholders’ election to redeem their Public Shares), we may be forced to close the Business Combination even if we were to determine it is no longer in our stockholders’ best interest to do so (as a result of such material adverse event) which could have a significant negative impact on our business, financial condition or results of operations.
If the conditions to the BCA are not satisfied or waived, the Business Combination may not occur.
Even if the Business Combination is approved by our stockholders, the BCA contains specified conditions that must be satisfied or waived (to the extent any such condition can be waived) before ROCL and NEH are obligated to complete the Business Combination, which conditions are described in more detail in the sections titled “The BCA.” ROCL and NEH may not satisfy all of the closing conditions in the BCA, and in such event, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver. Any such delay could adversely impact some or all of the intended benefits of the Business Combination, and if such conditions are not satisfied or waived prior to the Outside Date, in certain circumstances, ROCL and NEH will be entitled to terminate the BCA.
The exercise of discretion by our directors and officers in agreeing to changes in the terms of the BCA, consenting to actions taken or proposed to be taken by NEH or waivers of the conditions to ROCL’s obligation to consummate the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in ROCL’s stockholders’ best interest.
In the period leading up to the Closing, events may occur that would require ROCL to agree to amend the BCA, to consent to certain actions taken or proposed to be taken by NEH or to waive one or more rights of ROCL under the BCA, including waivers to the conditions to our obligation to consummate the Business Combination. In such event and subject to our Current Charter and applicable laws, the ROCL Board could determine to agree to such amendments, grant such consents or waive such rights. The existence of financial and personal interests of one or more of our directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interest of ROCL and its stockholders and what he, she or they may believe is their own best interest in determining whether or not to ROCL agrees to such amendments, grants such consents or waives such rights or conditions. As of the date of this proxy statement/prospectus, we do not expect there will be any such amendments, consents or waivers prior to consummation of the Business Combination.
Past performance by any member or members of our management team, any of their respective affiliates, or our Sponsors may not be indicative of future performance of an investment in NEH or the Combined Company.
Past performance by any member or members of our management team or any of their respective affiliates, including our Sponsors, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective affiliates, our Sponsors or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in NEH or the Combined Company or the returns NEH or the Combined Company will, or is likely to, generate going forward.
ROCL and NEH will incur significant transaction and transition costs in connection with the Business Combination.
ROCL and NEH have both incurred and expect to incur significant, non-recurring costs in connection with the Business Combination and the Combined Company’s operation as a public company following the consummation of the Business Combination. ROCL and NEH may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by the Combined Company upon consummation of the Business Combination.
The announcement of the proposed Business Combination could disrupt NEH’s relationships with its customers, business partners and others, as well as its (and consequently the Combined Company’s) operating results and business generally.
Whether or not the Business Combination is consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on NEH’s (and consequently the Combined Company’s) business include the following:
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its employees may experience uncertainty about their future roles, which could adversely affect NEH’s ability to retain and hire key personnel and other employees;

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customers, business partners and other parties with which NEH maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with NEH, or fail to extend an existing relationship with NEH; and

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NEH has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact NEH’s (and consequently the Combined Company’s) results of operations and cash available to fund its business.
After consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to NEH has identified all material issues or risks associated with NEH, its business or the industry in which it operates, or that factors outside of NEH’s and our control will not later arise. Furthermore, even if our due diligence has identified certain issues or risks, unexpected issues and risks may arise and previously identified issues and risks may materialize in a manner that is not consistent with our preliminary risk analysis. As a result, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. If any of these issues or risks materialize, it could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or the Combined Company. Additionally, we have no indemnification rights against NEH under the BCA and substantially all of the merger consideration will be delivered at the Closing.
Accordingly, any ROCL stockholders or unit holders who choose to remain stockholders of the Combined Company following the Business Combination could suffer a reduction in the value of their shares, warrants and units. Such stockholders or unit holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement relating to the Business Combination contained an actionable material misstatement or material omission.
There are risks to our public stockholders who are not affiliates of the Sponsors of becoming stockholders of the Combined Company through the Business Combination rather than through an underwritten public offering, including no independent due diligence review by an underwriter.
Our stockholders should be aware that there are risks associated with NEH becoming publicly traded through a business combination with ROCL (a special purpose acquisition company) instead of through an underwritten offering, including that investors will not receive the benefit of any independent review of NEH’s finances and operations, including its projections.
Underwritten public offerings of securities are subject to a due diligence review of the issuer by the underwriters to satisfy duties under the Securities Act, the rules of the Financial Industry Regulatory Authority, Inc. (FINRA) and the rules of the national securities exchange on which such securities will be listed. Additionally, underwriters conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering and undertake a due diligence review process in order to establish a due diligence defense against liability for claims under the federal securities laws. Our stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type typically performed by underwriters in a public securities offering. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by underwriters in an underwritten public offering and, therefore, there could be a heightened risk of an incorrect valuation of the business or material misstatements or omissions in this proxy statement/prospectus.
There could also be more volatility in the near-term trading of the Combined Company’s securities following the consummation of the Business Combination as compared to an underwritten public offering of its common stock, including as a result of the lack of a lock-up agreement between any underwriter and certain investors.

In addition, the Sponsors, certain members of the ROCL board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the proposed transactions that are different from or are in addition to those of holders of the Combined Company’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of the Combined Company’s securities. Such interests may have influenced the board of directors of ROCL in making their recommendation that ROCL shareholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See sections entitled “Management of ROCL — Conflicts of Interest,” “Interests of ROCL’s Sponsors, Directors and Officers in the Business Combination” and “Certain Relationships and Related Person Transactions — Sponsors, Directors, and Officers.”
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the Combined Company became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.
The historical financial data for NEH and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.
The historical financial data for NEH included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone the Combined Company during the periods presented or those that the Combined Company will achieve in the future. This is primarily the result of the following factors: (i) the Combined Company will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) the Combined Company’s capital structure will be different from that reflected in NEH’s historical financial statements. The Combined Company’s financial condition and future results of operations could be materially different from amounts reflected in its and NEH’s historical financial statements included elsewhere in this proxy statement/ prospectus, so it may be difficult for investors to compare the Combined Company’s future results to historical results or to evaluate its relative performance or trends in its business.
Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, ROCL being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of NEH on the Closing Date and the number of ROCL common stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of the Combined Company’s future operating or financial performance. The Combined Company’s actual financial condition and results of operations may vary materially from pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
The ability of ROCL’s stockholders to exercise redemption rights with respect to a large number of shares of common stock may adversely affect the liquidity of our securities and adversely affect the liquidity of the Combined Company
In connection with the Business Combiation, holders of our Public Shares may request that we redeem all or a portion of such shares for cash. The ability of our public shareholders to exercise such redemption rights with respect to a large number of our public shares may adversely affect the liquidity of our common stock. As a result, you may be unable to sell your common stock even if the market price per share is higher than the per-share redemption price paid to public shareholders who elect to redeem their shares.
In addition, in the case of a significant number of redemptions, the aggregate cash held by the Combined Company after the Closing may not be sufficient to allow us to operate and pay our bills as they become due. Furthermore, the exercise of redemption rights with respect to a large number of our Public Shares may prevent us from taking actions as may be desirable in order to optimize the capital structure of the Combined Company after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.
We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination during the Completion Window. If we are unable to effect an initial business combination during the Completion Window, we will be forced to liquidate and our warrants will expire worthless.
ROCL is a blank check company, and as ROCL has no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by December 4, 2024, the current expiration of the Completion Window. Unless ROCL amends their Current Charter and certain other agreements into which ROCL has entered to extend its life, and does not complete an initial business combination by December 4, 2024, ROCL will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to ROCL to fund its working capital requirements and taxes divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ROCL’s remaining stockholders and the ROCL Board, dissolve and liquidate, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the IPO. In addition, if ROCL fails to complete an initial business combination by December 4, 2024, as it may be extended, there will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless.
The Sponsors, NEH or their directors, officers, advisors or any of their respective affiliates may elect to purchase ROCL Public Shares from public shareholders, which may reduce the public “float” of the Holdings Common Stock.
The Sponsors, NEH or their directors, officers, advisors or any of their respective affiliates may purchase ROCL Public Shares or Holdings Public Shares, in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, as applicable, although they are under no obligation to do so. There is no limit on the number of such shares that the Sponsors, ROCL’s directors, officers, advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of Nasdaq. However, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. Any such privately negotiated purchases may be effected at purchase prices that are no greater than the per share pro rata portion of the Trust Account. However, the Sponsors, NEH and their directors, officers, advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase ROCL Public Shares in such transactions. None of the Sponsors, NEH or their directors, officers, advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares during a restricted period under Regulation M under the Exchange Act or on any terms prohibited by the tender offer rules, to the extent applicable. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such ROCL Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights.
In the event that the Sponsors, NEH or their directors, officers, advisors, or any of their respective affiliates purchase ROCL Public Shares in privately negotiated transactions from public ahareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares.
The purpose of such share purchases would be to decrease the number of redemptions to provide additional financing to the Combined Company following the closing of the Business; however, pursuant to SEC guidance, if the Sponsors, NEH their directors, officers, advisors, or any of their respective affiliates purchase ROCL Public Shares in privately negotiated transactions or in the open market prior to the completion of the Business Combination, such ROCL Public Shares would not be voted in favor of the Proposals. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of the Holdings Common Stock may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of Holdings securities on a national securities exchange.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision- making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing the Business Combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes- Oxley Act particularly burdensome on us as compared to other public companies because NEH is not currently subject to Section 404 of the Sarbanes-Oxley Act (“Section 404”). The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of NEH as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to the Combined Company after the Business Combination. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of the Combined Company common stock. Additionally, once we are no longer an emerging growth company, we will be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
We will incur increased costs as a result of operating as a public company, and the Combined Company’s management will be required to devote substantial time to new compliance and investor relations initiatives.
As a public company, the Combined Company will incur significant legal, accounting and other expenses that NEH did not previously incur. The Combined Company will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, require, among other things, that a public company establish and maintain effective disclosure and financial controls. As a result, the Combined Company will incur significant legal, accounting and other expenses that Tempo did not previously incur. The Combined Company’s entire management team and many of its other employees will need to devote substantial time to compliance, and may not effectively or efficiently manage its transition into a public company.

Further, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC has adopted additional rules and regulations in these areas, such as mandatory “say on pay” voting requirements that will apply to the Combined Company when the Combined Company ceases to be an emerging growth company. Stockholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which the Combined Company operates its business in ways it cannot currently anticipate.
The Combined Company expects the rules and regulations applicable to public companies to substantially increase the Combined Company’s legal and financial compliance costs and to make some activities more time consuming and costly. If these requirements divert the attention of the Combined Company’s management and personnel from other business concerns, they could have a material adverse effect on the Combined Company’s business, financial condition and results of operations. The increased costs will decrease the Combined Company’s net income or increase the Combined Company’s net loss, and may require the Combined Company to reduce costs in other areas of the Combined Company’s business or increase the prices of the Combined Company’s services. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for the Combined Company to obtain director and officer liability insurance, and the Combined Company may be required to incur substantial costs to maintain the same or similar coverage. The Combined Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on its board of directors, board committees or as executive officers.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the Redemption Price received by public stockholders may be less than $10.00 per share (which was the offering price per unit in our IPO).
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we have not completed our business combination within our Completion Window, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten (10) years following redemption. Accordingly, the per share redemption amount received by public stockholders could be less than the ten dollars ($10.00) per public share initially held in the Trust Account, due to claims of such creditors.
In order to protect the amounts held in the Trust Account, certain of the Sponsors have agreed to be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or BCA, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a valid and enforceable agreement with ROCL waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the ROCL’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked such Sponsors to reserve for such indemnification obligations, nor have we independently verified whether such Sponsors have sufficient funds to satisfy its indemnity obligations. Therefore, we cannot assure you that the Sponsors would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than ten dollars ($10.00) per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the Trust Account to our public stockholders, ROCL files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and the ROCL Board may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our stockholders. In addition, the ROCL Board may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our public stockholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any liquidation claims deplete the Trust Account, the per share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by our stockholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If the Adjournment Proposal is not approved, the ROCL Board will not have the ability to adjourn the ROCL Special Meeting to a later date and, therefore, the Business Combination will not be approved and may not be consummated.
The ROCL Board is seeking approval to adjourn the ROCL Special Meeting to a later date or dates if more time is necessary to consummate the Business Combination for any reason. If the Adjournment Proposal is not approved, the ROCL Board will not have the ability to adjourn the ROCL Special Meeting to a later date and, therefore, will not have more time to, among other things, solicit votes to approve the ROCL Proposals. In such event, the Business Combination would not be approved and may not be consummated.
Anti-takeover provisions in our amended and restated articles of incorporation and bylaws, as well as provisions in Nevada law, might discourage, delay or prevent a change of control of our Company or changes in our management and, therefore, depress the trading price of our shares.
The articles of incorporation and the bylaws of the Combined Company, as well as Nevada law, contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our Board of Directors. The corporate governance documents of the Combined Company will include provisions:
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limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

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a forum selection clause, which means certain litigation against us can only be brought in Delaware;

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the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders; and

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advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management.
As a Nevada corporation, we are also subject to provisions of Nevada corporate law, including NRS Section 78.411, et seq., which prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested stockholder, generally a person who together with its affiliates owns, or within the last two years has owned, 10% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.
The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our Company, thereby reducing the likelihood that our stockholders could receive a premium for their Common Stock in an acquisition.
We may become subject to tax withholding and remittance obligations in the Business Combination based on NEH’s status as a United States real property holding corporation (“USRPHC”).
NEH believes that it is a USRPHC under FIRPTA. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). If NEH is unable to certify, proximate to the time of the Business Combination, that it has not been a USRPHC during the shorter of a Non-U.S. Holder’s holding period for its equity interests in NEH or the five-year period preceding a Non-U.S. Holder’s disposition in the Business Combination of such equity interests, we will be required to withhold and pay over to the Internal Revenue Service (the “IRS”) tax in an amount equal to 15% of the amount realized in the Business Combination on such disposition by Non-U.S. Holders (and will be liable for such tax if we do not withhold and pay it), unless certain exceptions apply. NEH has stated that it will not be able to provide the applicable certification, and we will therefore be required to withhold such tax from Combined Company Common

Stock paid to any holders of NEH shares who are unable to provide IRS Form W-9 to overcome a presumption of non-U.S. status. Because we will be required to remit any amounts withheld under FIRPTA to the IRS in cash, we may withhold the tax in the form of Combined Company Common Stock and use our own cash to satisfy the tax payment obligation. This would reduce cash otherwise available to fund our business, which may impact our results of operations. We also may sell shares of Combined Company Common Stock to generate cash to satisfy our FIRPTA withholding and remittance obligations, which may impact the market price of Combined Company Common Stock. The application of the USRPHC rules to Non-U.S. Holders is complex and may require such Non-U.S. Holders to make determinations, immediately after the Merger, as to their liability for withholding. Accordingly, no assurances can be given as to the amount of our potential withholding and remittance obligations under FIRPTA as a result of the Business Combination.
We may not be able to complete the Business Combination if the Business Combination is considered by the authorities be subject to U.S. foreign investment regulations, including by the Committee on Foreign Investment in the United States (“CFIUS”).
Certain shareholders of NEH who are non-U.S. persons currently hold approximately [*]% of NEH’s Common Stock, and will hold approximately [*]% of the Combined Company’s Common Stock after the Business Combination. We do not believe that the Business Combination is subject to rules or regulations that limit foreign ownership. CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States. If NEH is considered a “foreign person” under such rules and regulations, any proposed business combination between us which may affect national security could be subject to such foreign ownership restrictions and/or CFIUS review. The scope of CFIUS was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”) to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subject certain categories of investments to mandatory filings. If the Business Combination falls within the scope of foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination. CFIUS may decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to such Business Combination or order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance.
Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination (as described in this proxy statement/prospectus) our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share initially, and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in NEH and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.
If ROCL is deemed to be an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), ROCL may be required to institute burdensome compliance requirements or liquidate and ROCL’s activities may be restricted, which may make it difficult for ROCL to complete its initial business combination.
If ROCL is deemed to be an investment company under the Investment Company Act, ROCL’s activities may be restricted, including:
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restrictions on the nature of its investments; and

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restrictions on the issuance of securities; each of which may make it difficult for ROCL to complete its initial business combination.

In addition, ROCL may have imposed upon it burdensome requirements, including:
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registration as an investment company;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy, and disclosure requirements and other rules and regulations.

ROCL is currently assessing the relevant risks of it being deemed to have been operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act).
Since the consummation of the ROCL IPO, ROCL has deposited the proceeds of the IPO, the sale of the Placement Units, net of certain expenses and working capital, into the Trust Account to invest in U.S. government securities with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act. As a result, it is possible that a claim could be made that ROCL has been operating as an unregistered investment company. If ROCL was deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which ROCL has not allotted funds and may hinder its ability to complete a business combination. ROCL might be forced to abandon its efforts to complete an initial business combination and instead be required to liquidate. If ROCL is required to liquidate, its investors would not be able to realize the benefits of owning stock in a successor operating business, such as any appreciation in the value of the ROCL’s securities following such a transaction, ROCL Warrants would expire worthless and shares of ROCL Common Stock would have no value apart from their pro rata entitlement to the funds then-remaining in the Trust Account.
The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities there is a greater risk that ROCL may be considered an unregistered investment company, in which case it may be required to liquidate.
Risks Relating to the Ownership of the Combined Company’s
common stock following the Business Combination.
The price of the Combined Company’s common stock and warrants may be volatile.
In addition, following the Business Combination, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of NEH and trading in the shares of ROCL securities has not been active. Accordingly, the valuation ascribed to the Combined Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of the Combined Company’s securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and the Combined Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Company’s securities may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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changes in the market’s expectations about the Combined Company’s operating results;

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success of competitors;

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operating results failing to meet the expectations of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning the Combined Company or the industry in which the Combined Company operates in general;

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operating and stock price performance of other companies that investors deem comparable to the Combined Company;

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ability to market new and enhanced products and services on a timely basis;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving the Combined Company;

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changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of the Combined Company’s common stock available for public sale;

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any major change in the Combined Company’s board or management;

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sales of substantial amounts of the Combined Company’s common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, changes in interest rates, changes in fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Combined Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Future resales of common stock after the consummation of the Business Combination may cause the market price of the Combined Company’s securities to drop significantly, even if the Combined Company’s business is doing well.
Following consummation of the Business Combination and subject to certain exceptions, the Sponsors, ROCL’s directors, and NEH will be contractually restricted from selling or transferring most of their shares of the Combined Company’s common stock. The aforementioned stockholders will have trading restrictions beginning at Closing and ending six months following the Closing Date; provided, that if (i) the closing price of the Combined Company Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period beginning 75 days following the Closing Date and (ii) all shares of Common Stock issued in any Transaction Financing Investment have been registered for resale pursuant to an effective registration statement or are otherwise freely tradeable, then twenty-five percent (25%) of the Lock-up Shares shall be released from the lock-up.
Following the expiration of such lockups, the stockholders will not be restricted from selling shares of the Combined Company common stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of the Combined Company common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could have the effect of increasing the volatility in the market price for the Combined Company common stock or the market price of the Combined Company common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Upon completion of the Business Combination, the stockholders subject to the lock-up will collectively beneficially own approximately [ ]% of the outstanding shares of the Combined Company common stock, assuming that no public stockholders redeem their Public Shares in connection with the Business Combination. Assuming redemption of all Public Shares in connection with the Business Combination, the ownership of the stockholders subject to the lock-up would rise to 100.0% of the outstanding shares of the Combined Company’s common stock. For further information regarding the assumptions for the calculation of pro forma beneficial ownership of the Combined Company following the consummation of the Business Combination, see the section title “Security Ownership of Certain Beneficial Owners and Management of ROCL and the Combined Company.”
If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of the Combined Company’s common stock may decline.
Effective internal controls over financial reporting are necessary for the Combined Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause the Combined Company to fail to meet its reporting obligations. In addition, any testing by the Combined Company conducted in connection with Section 404 of the Sarbanes-Oxley Act (“Section 404”) or any subsequent testing by the Combined Company’s independent registered public accounting firm, may reveal deficiencies in the Combined Company’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to the Combined Company’s financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Combined Company’s reported financial information, which could have a negative effect on the trading price of the Combined Company’s stock.
For as long as the Combined Company is an emerging growth company, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of the Combined Company’s internal controls over financial reporting could detect problems that the Combined Company’s management’s assessment might not detect. Undetected material weaknesses in the Combined Company’s internal controls over financial reporting could lead to restatements of the Combined Company’s consolidated financial statements and require the Combined Company to incur the expense of remediation.
If the Combined Company is not able to comply with the requirements of Section 404 in a timely manner or it is unable to maintain proper and effective internal controls over financial reporting may not be able to produce timely and accurate consolidated financial statements. As a result, the Combined Company’s investors could lose confidence in its reported financial information, the market price of the Combined Company’s stock could decline and the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities.
Nasdaq may not list the Combined Company’s securities on its exchange, and the Combined Company may not be able to comply with the continued listing standards of Nasdaq, which could limit investors’ ability to make transactions in the Combined Company’s securities and subject the Combined Company to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have the Combined Company’s securities listed on Nasdaq upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if the Combined Company’s securities are listed on Nasdaq, the Combined Company may be unable to maintain the listing of its securities in the future.
If the Combined Company fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, NEH would not be required to consummate the Business Combination. In the event that NEH elected to waive this condition, and the Business Combination was consummated without the Combined Company’s securities being listed on Nasdaq or on another national securities exchange, the Combined Company could face significant material adverse consequences, including:
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a limited availability of market quotations for the Combined Company’s securities;

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reduced liquidity for the Combined Company’s securities;

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a determination that the Combined Company common stock is a “penny stock” which will require brokers trading in the Combined Company common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Combined Company’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.
On October 9, 2023, Nasdaq notified ROCL that it did not comply with Nasdaq’s minimum 400 Total Holders requirement, set forth in Listing Rule 5450(a)(2) (the “Rule”). Based on Nasdaq’s further review and responsive materials submitted by ROCL, Nasdaq then determined to grant ROCL an extension of time to regain compliance with the Rule. In accordance with the terms of the extension, ROCL submitted updated shareholder information to Nasdaq. However, on May 13, 2024, Nasdaq notified ROCL that it did not regain compliance with the requirement during the extension period. On May 17, 2024, ROCL timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).
A hearing on this matter was held on June 27, 2024 and on July 3, 2024, Nasdaq notified ROCL that the Panel has determined to grant ROCL’s request to continue its listing on Nasdaq subject to the condition that on or before November 11, 2024, ROCL shall demonstrate compliance with the Rule.
ROCL expects to demonstrate its compliance with the Rule in connection with the closing of the Business Combination. Notwithstanding the foregoing, there can be no assurance that ROCL will ultimately regain compliance with all applicable requirements for continued listing on Nasdaq.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.
The trading market for our common stock will depend in part on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock, or if our reporting results do not meet their expectations, the market price of our common stock could decline.
Following the consummation of the Business Combination, the Combined Company will be a holding company and our only significant asset will be our ownership interest in NEH and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy the Combined Company’s other financial obligations, including taxes.
Following consummation of the Business Combination, the Combined Company will be a holding company with no material assets other than its ownership of NEH. As a result, the Combined Company will have no independent means of generating revenue or cash flow. The Combined Company’s ability to pay taxes and pay dividends will depend on the financial results and cash flows of NEH and its subsidiaries and the distributions it receives from NEH. Deterioration in the financial condition, earnings or cash flow of NEH and its subsidiaries for any reason could limit or impair NEH’s ability to pay such distributions. Additionally, to the extent that the Combined Company needs funds and NEH and/or any of its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or NEH is otherwise unable to provide such funds, it could materially adversely affect the Combined Company’s liquidity and financial condition.

Dividends on the Combined Company common stock, if any, will be paid at the discretion of the Combined Company Board, which will consider, among other things, the Combined Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict the Combined Company’s ability to pay dividends or make other distributions to its stockholders. In addition, the Combined Company is generally prohibited under Nevada law from making a distribution to stockholders to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Combined Company (with certain exceptions) exceed the fair value of its assets. If NEH does not have sufficient funds to make distributions, the Combined Company’s ability to declare and pay cash dividends may also be restricted or impaired.
Future sales, or the perception of future sales, of our common stock by us or our existing stockholders in the public market following the Closing could cause the market price for our common stock to decline.
The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon consummation of the Business Combination, assuming no further redemptions by ROCL public stockholders, we will have on a fully diluted basis a total of 13,674,297 shares of common stock outstanding, consisting of (i) 8,180,000 shares issued to the holder of shares of NEH capital stock, (ii) 1,582,797 shares held by ROCL’s public stockholders (iii) 575,000 shares held by certain advisors of NEH and (iv) 3,336,500 shares held by the Sponsors (which includes the Founder Shares and the Private Units).
Upon the expiration or waiver of the lock-ups described above, shares held by certain of our stockholders will be eligible for resale, subject to, in the case of certain stockholders, volume, manner of sale and other limitations under Rule 144. As restrictions on resale end, the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.
In addition, the shares of our common stock reserved for future issuance under the Management Equity Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements and, in some cases, limitations on volume and manner of sale by affiliates under Rule 144, as applicable. The number of shares to be reserved for future issuance under the Management Equity Incentive Plan is expected to equal [1,500,000] shares (assuming no further redemptions).
We expect to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock or securities convertible into or exchangeable for shares of our common stock issued pursuant to our equity incentive plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
Warrants will become exercisable for the Combined Company common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 5,980,750 shares of the Combined Company common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. Each warrant entitles the registered holder to purchase one share of Combined Company common stock at a price of $11.50 per full share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a holder of warrants may exercise its warrants only for a whole number of shares. This means that only a whole warrant may be exercised at any given time by a holder of warrants. To the extent such warrants are exercised, additional shares of the Combined Company common stock will be issued, which will result in dilution to the holders of the Combined Company common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of the Combined Company common stock.
Even if the Business Combination is consummated, the warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment.
The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding warrants to make any change that adversely affects the interests of the registered holders of warrants. Accordingly, ROCL or, after the consummation of the Business Combination, the Combined Company may amend the terms of the warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding warrants approve of such amendment. Although ROCL’s or, after the consummation of the Business Combination, the Combined Company’s ability to amend the terms of the warrants with the consent of at least a majority of the then outstanding warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of the Combined Company common stock, as applicable, purchasable upon exercise of a warrant.
ROCL may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
ROCL has the ability to redeem outstanding warrants (excluding any ROCL private warrants held by our Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at US$0.01 per warrant, provided that the last reported sales price (or the closing bid price of our common stock in the event the shares of our common stock are not traded on any specific trading day) of the common stock equals or exceeds US$18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) on each of 20 trading days within the 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption; provided that, on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the shares issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. In the event ROCL shall elect to redeem outstanding warrants, ROCL shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by ROCL not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they shall appear on the warrant register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefor at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.
Historical trading prices for ROCL Common Stock have not exceeded the US$18.00 per share threshold at which the ROCL Public Warrants would become redeemable. However, this could occur in connection with or after the closing of the Business Combination.
The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to obtain a favorable judicial forum for disputes arising under the Warrant Agreement.
The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us or the warrant agent arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with ROCL or, after the Business Combination, the Combined Company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Your unexpired warrants may be redeemed prior to their exercise at a time that may be disadvantageous to you, thereby making your warrants worthless.
After the completion of the Business Combination, the Combined Company has the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the ROCL or Combined Company common stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of twenty (20) trading days within any thirty (30) trading day period commencing after the warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the shares of the ROCL or Combined Company common stock, as applicable, issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or ROCL or the Combined Company, as applicable, has elected to require the exercise of the Warrants on a cashless basis. If and when the warrants become redeemable, ROCL or the Combined Company, as applicable, may not exercise such redemption right if the issuance of shares of the ROCL or Combined Company common stock, as applicable, upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or ROCL or the Combined Company, as applicable, is unable to effect such registration or qualification. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.
There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.
We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of ROCL might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
ROCL is requiring stockholders who wish to redeem their Public Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
ROCL is requiring stockholders who wish to redeem their Common Stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the ROCL Special Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is ROCL’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than ROCL anticipates for stockholders to deliver their Common Stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their Common Stock.
ROCL will require its public stockholders who wish to redeem their Public Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.
If ROCL requires public stockholders who wish to redeem their Public Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, ROCL will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their Public Shares in such a circumstance will be unable to sell their securities after the failed acquisition until ROCL has returned their securities to them. The market price for shares of our Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.
The Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
If ROCL is able to complete a business combination within the required time period, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares, which were acquired prior to the ROCL IPO, even if ROCL’s public stockholders experience a negative return on their investment in ROCL Units after consummation of the Business Combination.
As of the date hereof, there are a total of 2,875,000 Founder Shares outstanding. ROCL’s Initial Stockholders each purchased the Founder Shares at a price of less than $0.01 per share. Accordingly, holders of Founder Shares will receive a positive rate of return so long as the market price of the Holdings Common Stock is at least $0.01 per share.
As of the date hereof, there are a total of 461,500 Private Units outstanding. Each of the holders purchased the Private Units at a price of $10.00 per Private Unit, which is equal to the price per Unit of the Public Units purchased by public stockholders in the IPO. The Private Units consist of one share of Common Stock and one-half of one Warrant. Holders of Private Units will receive a positive rate of return so long as the aggregate market price of the Holdings Common Stock and the Warrants are at least $10.01 per share, which is equal to the price per at which public stockholders would receive a positive return assuming such holders purchased their Units in the IPO. As of August 6, 2024, the closing price on the Nasdaq of Common Stock was $11.21 per share, and the closing price of the Warrants was $0.06 per Warrant.

We may be subject to the Excise Tax included in the Inflation Reduction Act of 2022 in connection with redemptions of our ROCL Common Stock after December 31, 2022.
The Inflation Reduction Act of 2022, which, among other things, imposes a 1% U.S. federal excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations after December 31, 2022 (the “Excise Tax”), subject to certain exceptions. If applicable, the amount of the Excise Tax is generally 1% of the aggregate fair market value of any stock repurchased by the corporation during a taxable year, net of the aggregate fair market value of certain new stock issuances by the repurchasing corporation during the same taxable year. The Biden administration has proposed increasing the Excise Tax rate from 1% to 4%; however, it is unclear whether such a change will be enacted and, if enacted, how soon it could take effect.
Because we are a Nevada corporation and because our securities trade on Nasdaq, we are a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, absent any further guidance from the U.S. Department of the Treasury (the “Treasury”), who has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the Excise Tax, the Excise Tax may apply to any redemptions of our ROCL Public Shares after December 31, 2022, including redemptions in connection with the Business Combination, unless an exemption is available. Generally, issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination), as well as any other issuances of securities not in connection with an initial business combination, would be expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same calendar year, but the number of securities redeemed may exceed the number of securities issued. On June 28, 2024, the Treasury finalized certain of the proposed regulations (those relating to procedures for reporting and paying the Excise Tax). The remaining regulations (largely relating to the computation of the Excise Tax) remain in proposed form. The Treasury intends to finalize these proposed regulations at a later date and, until such time, taxpayers may continue to rely on the proposed regulations. In addition, the Excise Tax would be payable by us, and not by the redeeming holder. Finally, subject to certain exceptions, the Excise Tax should not apply in the event of our complete liquidation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the attachments hereto contain forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995 (“PSLRA”), including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of ROCL and/or NEH, and may include statements for the period following the consummation of the Business Combination. In addition, any statements that refer to projections (including EBITDA, Adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward- looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of ROCL and NEH, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by ROCL and, include, but are not limited to, the following:
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expectations regarding NEH’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and NEH’s ability to invest in growth initiatives and pursue acquisition opportunities;

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the occurrence of any event, change or other circumstances that could give rise to the termination of the BCA;

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the outcome of any legal proceedings that may be instituted against ROCL or NEH following announcement of the BCA and the transactions contemplated therein;

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the inability to complete the proposed Business Combination due to, among other things, the failure to obtain ROCL stockholder approval or ROCL’s inability to obtain the financing necessary to consummate the Business Combination;

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the risk that the announcement and consummation of the proposed Business Combination disrupts NEH’s current operations and future plans;

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the ability to recognize the anticipated benefits of the proposed Business Combination;

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unexpected costs related to the proposed Business Combination;

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the amount of any redemptions by existing holders of ROCL’s common stock being greater than expected;

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limited liquidity and trading of ROCL’s securities;

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geopolitical risk and changes in applicable laws or regulations;

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the possibility that ROCL and/or NEH may be adversely affected by other economic, business, and/or competitive factors;

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operational risk;

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risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations; and

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the risks that the consummation of the proposed Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of ROCL and NEH prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
Any financial projections in this proxy statement/prospectus and the attachments hereto are forward- looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond ROCL’s and NEH’s control. While all projections are necessarily speculative, ROCL and NEH believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this proxy statement/prospectus or the attachments hereto should not be regarded as an indication that ROCL and NEH, or their representatives, considered or consider the projections to be a reliable prediction of future events. In particular, the projections set forth in “Proposal 1: The Business Combination Proposal — Certain Unaudited NEH Prospective Financial Information” were prepared solely by NEH for internal use and not with a view toward public disclosure, or in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, and do not take into account any circumstances or events occurring after the date on which such projections were finalized, including the current expectation of NEH of lowered revenues for certain segments due to events occurring in the second quarter and first half of 2021 or any delay in the closing of the Business Combination. We encourage you to read in full the information set forth in “Proposal 2: The Business Combination Proposal — Certain Unaudited NEH Prospective Financial Information.”
Annualized, pro forma, projected and estimated numbers, including as to value, are used for illustrative purpose only, are not forecasts and may not reflect actual results.
All subsequent written and oral forward-looking statements concerning the proposed Business Combination or other matters addressed in this proxy statement/prospectus and attributable to ROCL, NEH or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, ROCL and NEH undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus to reflect the occurrence of unanticipated events.
In addition, statements that ROCL or NEH “believes” and similar statements reflect such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either ROCL or NEH has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
The PSLRA provides a safe harbor for forward-looking statements made with respect to certain securities offerings, but excludes such protection for statements made in connection with certain securities offerings, such as tender offers and initial public offerings. The term “initial public offering” is not defined in the PSLRA. Given the particular characteristics of mergers and business combinations completed by special purpose acquisition companies, there has been some question regarding whether such mergers and business combinations are “initial public offerings,” and therefore not subject to the protection of the PSLRA. There is currently no relevant case law on this matter, and accordingly, there can be no assurances that the safe harbor is applicable to forward-looking statements made by ROCL and NEH in connection with the Business Combination, and the protections of the safe harbor provided by the PSLRA to ROCL and NEH may not be available.

SPECIAL MEETING OF ROCL STOCKHOLDERS
General
ROCL is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the board of directors for use at the Special Meeting to be held on [  ] and at any adjournment or postponement thereof. This proxy statement/prospectus provides ROCL’s stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on [      ], 2024, at 10:00 a.m. Eastern Time, via live webcast at the following address: [https://www.cstproxy.com/rothchacquisitionv/2024], or such other time, date and place to which the Special Meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for ROCL and the ROCL’s stockholders. The virtual meeting format allows attendance from any location in the world. You will be able to attend via a live audio cast available at [https://www.cstproxy.com/rothchacquisitionv/2024] or by calling toll-free at 1-800-450-7155 in the United States or Canada or at 1-857-999-9155 from outside of the United States and Canada from any touch-tone phone (with Conference ID: [     ]#).
Voting Power; Record Date
You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of ROCL Common Stock at the close of business on [     ], 2024 which is the Record Date. You are entitled to one vote for each share of ROCL Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were [     ] shares of ROCL Common Stock outstanding, of which [     ] are ROCL Public Shares and [     ] are Founder Shares or Private Units held by the Sponsor.
Vote of the Sponsor, Directors and Officers
In connection with the ROCL IPO and entering into the BCA, ROCL entered into agreements with the Initial Stockholders pursuant to which each agreed to vote any shares of ROCL Common Stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor as it relates to the Founder Shares and shares of ROCL Common Stock underlying the ROCL Private Units and the requirement to vote such shares in favor of the Business Combination Proposal.
The Initial Stockholders have waived any redemption rights, including with respect to shares of ROCL Common Stock issued or purchased in the ROCL IPO or in the aftermarket, in connection with Business Combination. The Founder Shares and the Private Units held by the Sponsor have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected by ROCL during the Completion Window. No person was paid any consideration in exchange for these waivers.
Quorum and Required Vote for Proposals
A quorum of ROCL stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the ROCL Common Stock outstanding and entitled to vote at the Special Meeting is represented in person by virtual attendance or by proxy at the Special Meeting.
The approval of the Redomestication Merger Proposal and the Charter Amendment Proposal each require the affirmative vote of a majority of the issued and outstanding ROCL Common Stock as of the Record Date for the Special Meeting. The approval of the Business Combination Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal, each require the affirmative vote of the holders of a majority of the shares of ROCL Common Stock represented in person by virtual attendance or by proxy and entitled to vote thereon at the Special Meeting.
If the Business Combination Proposal is not approved, the Redomestication Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal will not be presented to the ROCL stockholders for a vote. The approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the First Nasdaq Proposal and the Second Nasdaq Proposal are preconditions to the consummation of the Business Combination. The Redomestication Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the ROCL Management Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.
It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, then ROCL will not consummate the Business Combination. If ROCL does not consummate the Business Combination and fails to complete an initial business combination by December 4, 2024, ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders.
Abstentions and Broker Non-Votes
Abstentions will be counted in connection with the determination of whether a valid quorum is established and will have the same effect as a vote “AGAINST” the ROCL Proposals. A failure to vote by proxy or to vote in person by virtual attendance will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and if a valid quorum is otherwise established, it will have no effect on the outcome of the vote on the Redomestication Merger Proposal, the Business Combination Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the ROCL Director Election Proposal, the ROCL Management Equity Incentive Plan Proposal, and the ROCL Adjournment Proposal.
Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.
Recommendation of the ROCL Board
The ROCL Board has unanimously determined that each of the proposals is fair to and in the best interests of ROCL and its stockholders, and has unanimously approved such proposals. The ROCL Board unanimously recommends that stockholders:

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vote “FOR” the Redomestication Merger Proposal;

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vote “FOR” the Business Combination Proposal;

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vote “FOR” the Charter Amendment Proposal;

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vote “FOR” the Governance Proposal;

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vote “FOR” the First Nasdaq Proposal;

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vote “FOR” the Second Nasdaq Proposal;

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vote “FOR” the Director Election Proposal;

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vote “FOR” the Management Equity Incentive Plan Proposal; and

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vote “FOR” the Adjournment Proposal, if it is presented at the Special Meeting.

When you consider the recommendation of the ROCL Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of the Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

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the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of Holdings Common Stock, and therefore certain members of the Sponsor, the ROCL Board and executive officers who are employed by Roth and Craig-Hallum and will have a right to receive a portion of the 575,000 shares of Holdings Common Stock;

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unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of August 6, 2024, no such reimbursable out-of-pocket expenses have been incurred;

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with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;

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based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the ROCL IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;

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the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

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the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected; the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

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the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $1,350,000 pursuant to promissory notes dated July 26, 2023 and March 27, 2024 (the “Sponsor Notes”). As of August 6, 2024, the principal balance of the Sponsor Notes was $1,200,000;

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the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of August 6, 2024, the Founder Shares had an aggregate market value of approximately $32.23 million and the Private Units had an aggregate market value of approximately

$5.25 million, based on a market price of $11.21 per share of ROCL common stock on August 6, 2024 and a market price of $11.37 per Unit on August 6, 2024, respectively;
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the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

•
the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and

•
the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares may receive a positive return on the Founder Shares even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors Of ROCL — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.
The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.
Voting Your Shares
Each ROCL Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of ROCL Common Stock at the Special Meeting:
•
You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card.

•
If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Board “FOR” the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Director Election Proposal, the Management Equity Incentive Plan Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•
You Can Attend the Special Meeting and Vote Through the Internet.   You will be able to attend the Special Meeting online and vote during the Special Meeting by visiting [https://www.cstproxy.com/rothchacquisitionv/2024] and entering the control number included on your proxy card or on the instructions that accompanied your proxy materials, as applicable.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Special Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way ROCL can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify ROCL’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•
you may attend the Special Meeting, revoke your proxy, and vote through the internet as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a stockholder and have any questions about how to vote or direct a vote in respect of your ROCL Common Stock, you may call Advantage Proxy, ROCL’s proxy solicitor, at 877-870-8565 or email Karen Smith at KSmith@advantageproxy.com.
No Additional Matters May Be Presented at the Special Meeting
The Special Meeting has been called only to consider the approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, the Management Equity Incentive Plan Proposal, and the Adjournment Proposal. Under ROCL’s bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this joint proxy statement/prospectus, which serves as the notice of the Special Meeting.
Redemption Rights
Pursuant to the ROCL Current Charter, any holders of ROCL Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the ROCL IPO (including interest earned on the funds held in the Trust Account and not previously released to it to pay ROCL’s franchise and income taxes). For illustrative purposes, based on funds in the Trust Account of approximately $17.6 million on August 6, 2024, the estimated per share redemption price would have been approximately $11.12.
You will be entitled to receive cash for any ROCL Public Shares to be redeemed only if you:
(i)
hold ROCL Public Shares, or hold ROCL Public Shares through ROCL Public Units and you elect to separate your ROCL Public Units into ROCL Public Shares and ROCL Public Warrants prior to exercising your redemption rights with respect to the ROCL Public Shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on [      ], 2024, (x) submit a written request to Continental to redeem your ROCL Public Shares for cash and (y) deliver your ROCL Public Shares to Continental, physically or electronically through DTC.

Holders of outstanding ROCL Public Units must separate the ROCL Public Units into their components prior to exercising redemption rights with respect to the ROCL Public Shares. If the ROCL Public Units are registered in a holder’s own name, such holder must deliver the certificate for its ROCL Public Units to Continental, with written instructions to separate the ROCL Public Units into their component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the ROCL Public Units into the ROCL Public Shares and ROCL Public Warrants.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with ROCL’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to ROCL’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that ROCL’s transfer agent return the shares (physically or electronically). You may make such request by contacting ROCL’s transfer agent at the phone number or address listed above.
Prior to exercising redemption rights, stockholders should verify the market price of ROCL Common Stock as they may receive higher proceeds from the sale of their ROCL Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of ROCL Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in ROCL Common Stock when you wish to sell your shares.
If you exercise your redemption rights, your shares of ROCL Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.
If the Business Combination is not approved and ROCL does not consummate an initial business combination during the Completion Window, ROCL will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the public stockholders and the Warrants will expire worthless.
Dissenter Rights
ROCL stockholders do not have dissenter rights in connection with the Business Combination or the other proposals. Holders of ROCL Warrants also do not have dissenter rights in connection with the Business Combination or the other proposals.
Proxy Solicitation
ROCL is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone, by facsimile, on the Internet or in person. ROCL and its directors, officers and employees may also solicit proxies in person. ROCL will file with the SEC all proxy soliciting materials. ROCL will bear the cost of the solicitation.
ROCL has hired Advantage Proxy to assist in the proxy solicitation process. ROCL will pay that firm a fee of $[8,500], plus disbursements.
ROCL will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ROCL will reimburse them for their reasonable expenses.

SELECTED HISTORICAL FINANCIAL DATA OF ROCL
The following tables present ROCL’s selected historical financial information derived from ROCL’s unaudited financial statements as of and for the three months ended March 31, 2024 and 2023 and ROCL’s audited financial statements as of and for the years ended December 31, 2023 and 2022. The financial statements of Holdings are omitted because it has no assets, liabilities or operations.
The financial data set forth below should be read in conjunction with, and is qualified by reference to, “ROCL’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus. ROCL’s financial statements are prepared and presented in accordance with U.S. GAAP.
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Year Ended December 31, 2023	Year Ended December 31, 2022
Income Statement Data:
Loss from operations	$(285,913)	$(205,650)	$(1,764,792)	$(541,229)
Net income (loss)	$(121,197)	$708,556	$(87,718)	$722,115
Basic and diluted weighted average common stock subject to possible redemption outstanding	1,582,797	11,500,000	6,178,617	11,500,000
Basic and diluted net income per share, common stock subject to possible redemption	$0.11	$0.06	$0.17	$0.07
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	3,336,500	3,336,500	3,336,500
Basic and diluted net loss per share, non-redeemable common stock	$(0.09)	$(0.01)	$(0.33)	$(0.02)
	March 31, 2024	December 31, 2023	December 31, 2022
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$17,355,558	$16,978,160	$118,377,460
Total assets	$17,499,983	$17,240,393	$119,215,181
Total liabilities	$3,068,994	$2,688,207	$645,930
Common stock subject to possible redemption	$17,269,523	$16,949,887	$117,809,374
Total stockholders’ (deficit) equity	$(2,838,534)	$(2,397,701)	$759,877

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.
The historical financial statements of NEH have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The historical financial statements of ROCL have been prepared in accordance with U.S. GAAP in its functional and presentation currency of USD.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of ROCL common stock subject to possible redemption:
•
Assuming No Additional Redemptions:   This presentation assumes that, after the redemptions of 8,989,488 shares of common stock of ROCL in May 2023 (the “May Redemptions”) and the redemptions of 927,715 shares of common stock of ROCL in December 2023 (the “December Redemptions”), no additional public stockholders of ROCL exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•
Assuming Maximum Redemptions:   This presentation assumes that, after the May Redemptions and December Redemptions, ROCL public stockholders holding 974,909 shares of ROCL common stock will exercise their redemption rights for $10.8 million upon consummation of the Business Combination at a redemption price of approximately $11.10 per share. The maximum redemption amount reflects the maximum number of the ROCL Public Shares that can be redeemed (a) without violating the conditions of the Business Combination Agreement and (b) ROCL having a minimum cash of $5,000,000 after the effect of the payments to redeeming shareholders and the payment of ROCL transaction costs. Should ROCL not have a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of NEH on a pro forma basis assuming the No Additional Redemption Scenario and the Maximum Redemption Scenario:
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
NEH stockholders	9,000,000	9,000,000
ROCL public stockholders	1,582,797	607,888
Sponsor Shares(1)	3,336,500	3,336,500
NEH debenture shares(2)	1,316,688	1,227,722
Advisor shares	575,000	575,000
Total	15,810,985	14,747,110

(1)
Includes 2,875,000 Founders Shares of which 167,234 shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 shares underlying the Private Units.

(2)
In Scenario 1 a conversion amount of $1.38 per share was used based on a pre-money value of $20.0 million and 14,494,297 shares outstanding. In Scenario 2 a conversion amount of $1.48 was used based on a pre-money value of $20.0 million and 13,519,388 shares outstanding.

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2024, gives effect to the Business Combination as if it had occurred on March 31, 2024. The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023, gives effect to the Business Combination as if it had occurred on January 1, 2023.
	Pro Forma Combined
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Three Months Ended March 31, 2024
Net loss	$(1,145,408)	$(1,145,408)
Net loss per share – basic and diluted	$(0.07)	$(0.08)
Weighted average shares outstanding – basic and diluted	15,810,985	14,747,110
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2023
Net loss	$(10,189,565)	$(10,189,565)
Net loss per share – basic and diluted	$(0.64)	$(0.69)
Weighted average shares outstanding – basic and diluted	15,810,985	14,747,110
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2024
Total assets	$24,420,896	$13,602,701
Total liabilities	$9,321,584	$9,321,584
Total equity	$15,099,312	$4,281,117

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Introduction
The following unaudited pro forma condensed combined financial statements presents the combination of financial information of Roth CH V Holdings, Inc. (“Holdings”), ROCL and NEH, adjusted to give effect to the Business Combination.
The unaudited pro forma condensed combined balance sheet as of March 31, 2024, has been derived from the historical unaudited balance sheet of NEH and ROCL as of March 31, 2024, giving pro forma effect to the Business Combination as if it had occurred as of March 31, 2024. Holdings was incorporated on June 24, 2024 therefore there is no March 31, 2024 balance sheet included in the pro forma condensed combined balance sheet as of March 31, 2024.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024, has been derived from the historical unaudited statements of operations of NEH and ROCL for the three months ended March 31, 2024, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2023. Holdings was incorporated on June 24, 2024 therefore there is no March 31, 2024 statement of operations included in the pro forma condensed combined statement of operation as of March 31, 2024.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been derived from the historical audited statements of operations of NEH and ROCL for the year ended December 31, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2023. Holdings was incorporated on June 24, 2024 therefore there is no March 31, 2024 statement of operations included in the pro forma condensed combined statement of operation as of December 31, 2023.
The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:
•
the historical audited financial statements of ROCL for the year ended December 31, 2023 and the historical unaudited financial statements of ROCL for the three months ended March 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of NEH for the year ended December 31, 2023 and the historical unaudited financial statements for the three months ended March 31, 2024, and the related notes thereto included elsewhere in this proxy statement/prospectus;

•
the related notes to the unaudited pro forma condensed combined financial statements; and

•
the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ROCL”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NEH” and other financial information relating to ROCL and NEH included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. NEH and ROCL have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements.
This information should be read together with the financial statements and related notes, as applicable, of each of NEH and ROCL included in this proxy statement/prospectus and NEH’s and ROCL’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions
Business Combination
On January 3, 2024, ROCL entered into a Business Combination Agreement and Plan of Reorganization (as amended on June 5, 2024, and as it may be further amended, supplemented or otherwise modified from time to time, the “BCA”), by and among ROCL, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of ROCL (“Merger Sub”), and NEH. Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of ROCL, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the “Business Combination”). Upon the closing of the transaction, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.
Subject to the terms and conditions set forth in the BCA, in consideration of the Merger, the holders of shares of NEH Common Stock (including shares of NEH Common Stock resulting from the conversion of NEH Preferred Stock) will receive an aggregate of 9.0 million shares of ROCL’s common stock, which number will be subject to adjustment based upon the Net Debt (which shares do not include the Earnout Shares (as defined below)) (the “NEH Merger Shares”). For purposes of the NEH Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the NEH Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the NEH Merger Shares will be decreased by 1/10 of one share.
The BCA also provides, among other things, that the holders of shares of NEH Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of ROCL’s common stock (the “Earnout Shares”), subject to the following contingencies:
(i)
500,000 Earnout Shares, in the event that, based upon the audited financial statements of NEH for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by NEH; and

(ii)
500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which ROCL’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.

Business Combination Agreement Amendment
On June 5, 2024, each of ROCL and the Company entered into the First Amendment to the Business Combination Agreement and Plan of Reorganization Amendment (the “Amendment”) pursuant to which, among other things:
(a)   the Outside Date has been extended to September 30, 2024;
(b)   the structure of the Business Combination has changed such that: (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of Roth, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings; and

(c)   the closing condition that the Company raise at least $45 million in a private placement of securities in order to fund its new plant construction has been removed, and the closing condition that certain indebtedness of the Company be converted into shares of common stock of the Company has been removed.
For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”
Special Meeting Redemptions
On May 7, 2023, ROCL held a special meeting of its stockholders at which stockholders approved extending the date by which ROCL must consummate its initial business combination from June 3, 2023 to December 4, 2023 (the “First Extensions”). In connection with the approval of the extension, ROCL’s public stockholders elected to redeem 8,989,488 shares of common stock at a redemption price of approximately $10.35 per share (the “May Redemptions”), for an aggregate redemption amount of approximately $93.0 million. On December 1, 2023, ROCL held a special meeting at which stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company must consummate its initial business combination from December 4, 2023 to December 3, 2024 (the “Second Extension”). In connection with the meeting, stockholders holding 927,715 shares of ROCL common stock exercised their right to redeem such shares at a redemption price of approximately $10.66 per share (the “December Redemptions”), for an aggregate redemption amount of approximately $9.9 million.
First Extension Non-Redemption Agreements
In connection with the First Extension, ROCL entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of ROCL’s common stock (the “Non-redeeming Stockholders”), pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the First Extension. In consideration of such agreements, certain ROCL Initial Stockholders agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.04 per share for each one-month extension. On July 20, 2023, ROCL entered into amendments to the non-redemption agreements to provide that ROCL or certain Initial Stockholders, or their affiliates or designees, will pay such stockholders that entered into the non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements.
Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Holdings will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer” This determination was primarily based on the assumption that:
•
NEH’s current shareholders will hold a majority of the voting power of Holdings post Business Combination;

•
Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including two of the existing directors from NEH, two (2) members who qualify as an independent director under the applicable SEC and Nasdaq rules and one (1) director designated by certain holders of Holdings common stock and warrants subject to the consent of NEH;

•
NEH’s operations will substantially comprise the ongoing operations of Holdings;

•
NEH’s senior management will comprise three members of the NEH senior management, and those other persons as mutually agreed by Holdings and NEH.

Another determining factor was that Holdings does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of ROCL will be stated at historical cost, with no goodwill or other intangible assets recorded.

The Earnout Share provision will be classified within equity under ASC 815. As a result of equity classification, the fair value of the shares transferred will be recorded within equity upon the date the shares are granted to the holder (i.e., the date in which the occurrence of Triggering Event’s I and/or II are met, if they are met). No accounting impact is deemed to exist as of the date of the S-4 registration statement as a result of Triggering Event’s I and II not being met.
Basis of Pro Forma Presentation
Holdings has elected to provide the unaudited pro forma condensed combined financial statements under two different redemption scenarios of ROCL public shares into cash as more fully described below:
•
Scenario 1 — Assuming No Additional Redemptions:   This presentation assumes that, after the May Redemptions and the December Redemptions, no additional public stockholders of Holdings exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•
Scenario 2 — Assuming Maximum Redemptions:   This presentation assumes that, after the May Redemptions and December Redemptions, ROCL public stockholders holding 974,909 shares of ROCL common stock will exercise their redemption rights for $10.8 million upon consummation of the Business Combination at a redemption price of approximately $11.10 per share. The maximum redemption amount reflects the maximum number of the ROCL Public Shares that can be redeemed (a) without violating the conditions of the Business Combination Agreement and (b) ROCL having a minimum cash of $5,000,000 after giving effect to the payments to redeeming stockholders and the payment of ROCL transaction costs. Should ROCL not maintain a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business Combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

The following table sets out share ownership of NEH on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:
	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NEH stockholders	9,000,000	57.0%	9,000,000	61.1%
ROCL public stockholders	1,582,797	10.0%	607,888	4.1%
Sponsor Shares(1)	3,336,500	21.1%	3,336,500	22.6%
NEH debenture shares(2)	1,316,688	8.3%	1,227,722	8.3%
Advisor shares	575,000	3.6%	575,000	3.9%
Total shares outstanding	15,810,985		14,747,110

(1)
Includes 2,875,000 Founder Shares of which 167,234 shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 private placement shares.

(2)
In Scenario 1 a conversion amount of $1.38 per share was used based on a pre-money value of $20.0 million and 14,494,297 shares outstanding. In Scenario 2 a conversion amount of $1.48 was used based on a pre-money value of $20.0 million and 13,519,388 shares outstanding.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only. The unaudited pro forma condensed combined balance sheet as of March 31, 2024, and the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2024 and for the year ended December 31, 2023, are based on the historical financial statements of Holdings, NEH and ROCL. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2024(1)
				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	NEH (Historical)	ROCL (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$—	$127,078	$56,435	$17,563,695	A	$15,814,880	$(10,818,195)	E	$4,996,685
				(2,211,968)	B
				(170,000)	H
				73,214	K
				(1,073,144)	F
				132,152	J
				1,317,418	N
Cash and marktable securities held in Trust Account	—	—	17,335,558	(17,563,695)	A	—	—		—
				135,000	I
				93,137	J
Accounts receivable, net	—	671,713	—	—		671,713	—		671,713
Restricted investments	—	1,299,432	—	—		1,299,432	—		1,299,432
Right-of-use assets, current	—	5,094	—	—		5,094	—		5,094
Prepaid expenses	—	91,720	107,990	720,000	P	919,710	—		919,710
Other current assets	—	235,400	—	—		235,400	—		235,400
Total current assets	—	2,430,437	17,499,983	(984,191)		18,946,229	(10,818,195)		8,120,034
Non-current assets
Deferred tax asset	—	889,870	—	—		889,870	—		889,870
Oil and natural gas properties, net (full cost)	—	776,816	—	—		776,816	—		776,816
Other property, plant and equipment, net	—	3,807,981	—	—		3,807,981	—		3,807,981
Total non-current assets	—	5,474,667	—	—		5,474,667	—		5,474,667
Total assets	$—	$7,905,104	$17,499,983	$(984,191)		$24,420,896	$(10,818,195)		$13,602,701
LIABILITIES
Current liabilities
Accrued expenses	$—	$244,957	$1,146,084	$(1,156,374)	B	$234,667	$—		$234,667
Accounts payable	—	2,050,825	—	—		2,050,825	—		2,050,825
Notes payable – current	—	967,794	—	1,317,419	N	1,188,183	—		1,188,183
				(1,817,029)	N
				720,000	P
Due to related parties	—	1,140,264	—	(170,000)	H	970,264	—		970,264
Lease liabilities current	—	5,094	—	—		5,094	—		5,094
Other current liabilities	—	25,417	—	—		25,417	—		25,417
Promissory note – related party	—	—	864,930	135,000	I	—	—		—
				73,214	K
				(1,073,144)	F
Excise tax payable	—	—	1,029,003	—		1,029,003	—		1,029,003
Income taxes payable	—	—	28,977	—		28,977	—		28,977
Total current liabilities	—	4,434,351	3,068,994	(1,970,915)		5,532,430	—		5,532,430
Non-current liabilities
Asset retirement obligation		1,696,345	—	—		1,696,345	—		1,696,345

				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	NEH (Historical)	ROCL (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Notes payable non-current		2,092,809	—	—	—	2,092,809	—		2,092,809
Total non-current liabilities	—	3,789,154	—	—		3,789,154	—		3,789,154
Total liabilities	—	8,223,505	3,068,994	(1,970,915)		9,321,584	—		9,321,584
Common stock subject to possible redemption		—	17,269,523	(17,269,523)	E	—	—		—
EQUITY
NEH Seris X preferred stock	—	1	—	(1)	M	—	—		—
NEH common stock	—	6,209	—	(6,214)	C	—	—		—
				5	M
Holdings common stock	—			334	O	1,582	(97)	E	1,476
				900	C		(9)	N
				158	E
				58	G
				132	N
ROCL common stock	—	—	334	(334)	O	—			—
Additional paid-in capital	—	524,276	—	(335,326)	B	15,946,617	(10,818,098)	E	5,128,528
				5,310	C		9	N
				(10,568,497)	D
				17,269,365	E
				788,900	L
				6,445,692	G
				1,816,897	N
Accumulated deficit	—	(848,887)	(2,838,868)	(720,268)	B	(848,887)	—		(848,887)
				10,568,497	D
				(788,900)	L
				(6,445,750)	G
				225,289	J
Total equity	—	(318,401)	(2,838,534)	18,256,247		15,099,312	(10,818,195)		4,281,117
Total equity and liabilities	$—	$7,905,104	$17,499,983	$(984,191)		$24,420,896	$(10,818,195)		$13,602,701

(1)
The unaudited pro forma condensed combined balance sheet as of March 31, 2024, combines the historical unaudited balance sheet of NEH as of March 31, 2024, with the historical unaudited balance sheet of ROCL as of March 31, 2024. Holdings was incorporated on June 24, 2024 therefore there is no March 31, 2023 balance sheet included in the unaudited pro forma condensed combined financial statements. See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024(1)
				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	NEH (Historical)	ROCL (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$—	$329,211	$—	$—		$329,211	$—	$329,211
Costs and expenses
Lease operating expenses	—	(503,560)		—		(503,560)	—	(503,560)
Depletion, depreciation, amortization, and accretion	—	(244,044)		—		(244,044)	—	(244,044)
General and administrative expenses	—	(745,064)	(285,913)	—		(1,030,977)	—	(1,030,977)
Total costs and expenses	—	(1,492,668)	(285,913)	—		(1,778,581)	—	(1,778,581)
Income (loss) from operations		(1,163,457)	(285,913)	—		(1,449,370)	—	(1,449,370)
Other income (expense)
Interest and penalties	—	—	(463)	—		(463)	—	(463)
Interest income	—	16,594	—	—		16,594	—	16,594
Interest expense	—	(60,338)	—	—		(60,338)	—	(60,338)
Other, net	—	66,799	—	—		66,799	—	66,799
Interest income on marketable securities held in Trust Account	—	—	222,398	(222,398)	AA	—	—	—
Total other income (expenses)	—	23,055	221,935	(222,398)		22,592	—	22,592
Income (loss) before income tax expense	—	(1,140,402)	(63,978)	(222,398)		(1,426,778)	—	(1,426,778)
Income tax benefit (expense)	—	281,370	(57,219)	57,219	BB	281,370	—	281,370
Net loss	$—	$(859,032)	$(121,197)	$(165,179)		$(1,145,408)	$—	$(1,145,408)
Basic and diluted net income per share, common stock subject to possible redemption			$0.11
Basic and diluted net loss per share, non-redeemable common stock			$(0.09)
Pro forma weighted average number of shares outstanding – basic and diluted						15,810,985 (2)		14,747,110 (2)
Pro forma earnings per share – basic and diluted						$(0.07)		$(0.08)

(1)
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024, combines the historical unaudited statement of operations of NEH for the three months ended March 31, 2024, with the historical unaudited statement of operations of ROCL for the three months ended March 31, 2024. Holdings was incorporated on June 24, 2024 therefore there is no statement of operations included in the pro forma condensed statement of operations. See accompanying notes to the unaudited pro forma condensed combined financial statements.

(2)
Please refer to Note 7 — “Net Loss per Share” for details.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023(1)
				Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
	Holdings (Historical)	NEH (Historical)	ROCL (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Revenue	$—	$612,192	$—	$—		$612,192	$—	$612,192
Costs and expenses
Lease operating expenses	—	(1,332,548)	—	—		(1,332,548)	—	(1,332,548)
Depletion, depreciation, amortization, and accretion	—	(885,832)	—	—		(885,832)	—	(885,832)
General and administrative expenses	—	(4,519,811)	(1,764,792)	(720,268)	CC	(7,004,871)	—	(7,004,871)
Stock-based compensation expense				(6,445,750)	DD	(7,234,650)	—	(7,234,650)
				(788,900)	EE
Total costs and expenses	—	(6,738,191)	(1,764,792)	(7,954,918)		(16,457,901)	—	(16,457,901)
Gain on sale of assets	—	5,834,293	—	—		5,834,293	—	5,834,293
Income (loss) from operations	—	(291,706)	(1,764,792)	(7,954,918)		(10,011,416)	—	(10,011,416)
Other income (expense)
Interest income	—	46,437	—	—		46,437	—	46,437
Interest expense	—	(172,143)	—	—	—	(172,143)	—	(172,143)
Other, net	—	(180,943)	—	—		(180,943)	—	(180,943)
Change in the fair value of due to non-redeeming stockholders	—	—	(480,000)	—		(480,000)	—	(480,000)
Interest income on marketable securities held in Trust Account	—	—	2,967,733	(2,967,733)	AA	—	—	—
Total other income (expenses)	—	(306,649)	2,487,733	(2,967,733)		(786,649)	—	(786,649)
Income (loss) before income tax expense	—	(598,355)	722,941	(10,922,651)		(10,798,065)	—	(10,798,065)
Income tax benefit (expense)	—	608,500	(810,659)	810,659	BB	608,500	—	608,500
Net income (loss)	$—	$10,145	$(87,718)	$(10,111,992)		$(10,189,565)	$—	$(10,189,565)
Basic and diluted net income per share, common stock subject to possible redemption			$0.17
Basic and diluted net loss per share, non-redeemable common stock			$(0.33)
Pro forma weighted average number of shares outstanding – basic and diluted						15,810,985(2)		14,747,110(2)
Pro forma earnings per share – basic and diluted						$(0.64)		$(0.69)

(1)
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, combines the historical audited statement of operations of NEH for the year ended December 31, 2023, with the historical audited statement of operations of ROCL for the year ended December 31, 2023. Holdings was incorporated on June 24, 2024 therefore there is no statement of operations included in the pro forma condensed statement of operations. See accompanying notes to the unaudited pro forma condensed combined financial statements.

(2)
Please refer to Note 7 — “Net Loss per Share” for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Note 1 — Description of the Proposed Transactions
On January 3, 2024, ROCL entered into the Business Combination Agreement, by and among ROCL, Merger Sub, and NEH. Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the NEH, with NEH surviving as a wholly owned subsidiary of ROCL (the “Merger”). Upon the closing of the transaction, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.
Subject to the terms and conditions set forth in the Business Combination Agreement, in consideration of the Merger, the holders of shares of NEH Common Stock (including shares of NEH Common Stock resulting from the conversion of NEH Preferred Stock) will receive an aggregate of 9.0 million shares of ROCL’s common stock, which number will be subject to adjustment based upon the Net Debt (which shares do not include the Earnout Shares) (the “NEH Merger Shares”). For purposes of the NEH Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the NEH Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the NEH Merger Shares will be decreased by 1/10 of one share.
The Business Combination Agreement also provides, among other things, that the holders of shares of NEH Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of ROCL’s common stock (the “Earnout Shares”), subject to the following contingencies:
(i)
500,000 Earnout Shares, in the event that, based upon the audited financial statements of NEH for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by NEH; and

(ii)
500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which ROCL’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.

Business Combination Agreement Amendment
On June 5, 2024, each of ROCL and the Company entered into the First Amendment to the Business Combination Agreement and Plan of Reorganization Amendment (the “Amendment”) pursuant to which, among other things:
(a)   the Outside Date has been extended to September 30, 2024;
(b)   the structure of the Business Combination has changed such that: (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of Roth, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings; and
(c)   the closing condition that the Company raise at least $45 million in a private placement of securities in order to fund its new plant construction has been removed, and the closing condition that certain indebtedness of the Company be converted into shares of common stock of the Company has been removed.
For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation
The unaudited pro forma condensed combined financial statements are for illustrative purposes only. The financial results may have been different had the companies always been combined and therefore the unaudited pro forma condensed combined financial statements may not be indicative of the historical results that would have been achieved had the companies always been combined or the future results that NEH will experience. NEH, Holdings and ROCL did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined balance sheet as of March 31, 2024, has been derived from the historical unaudited balance sheet of NEH and ROCL as of March 31, 2024, giving pro forma effect to the Business Combination as if it had occurred as of March 31, 2024. Holdings was incorporated on June 24, 2024 therefore there is no historical unaudited balance sheet included in the unaudited pro forma condensed combined balance sheet.
The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2024, has been derived from the historical unaudited statements of operations of NEH and ROCL for the three months ended March 31, 2024, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023, has been derived from the historical audited statements of operations of NEH and ROCL for the year ended December 31, 2023, giving pro forma effect to the Business Combination as if it had occurred on January 1, 2023. Holdings was incorporated on June 24, 2024 therefore there is no historical unaudited balance sheet included in the unaudited pro forma condensed statement of operations. On February 6, 2023, NEH entered into a Reorganization Agreement and Plan Share Exchange Agreement (the “Agreement”) with Solis. Immediately prior to February 6, 2023, NEH was authorized to issue 190 million shares of common stock with par value of $0.001 per share and 10 million shares of preferred stock with par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in NEH shall be automatically converted and exchanged for shares of NEH’s common stock.
The following unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and presents the Management’s Adjustments. ROCL has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.
Holdings does not meet the definition of a “business” pursuant to ASC 805-10-55 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of ASC 805, Business Combinations; rather, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. See Note 3 — Accounting for the Business Combination for more details.
The historical financial statements of NEH and ROCL have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial statements reflect U.S. GAAP, the basis of accounting used by NEH.
ROCL has elected to provide the unaudited pro forma condensed combined financial statements under two different redemption scenarios of ROCL public shares into cash as more fully described below:
•
Scenario 1 — Assuming No Additional Redemptions:   This presentation assumes that, after the May Redemptions and the December Redemptions, no additional public stockholders of ROCL exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•
Scenario 2 — Assuming Maximum Redemptions:   This presentation assumes that, after the May Redemptions and December Redemptions, ROCL public stockholders holding 974,909 shares of

ROCL common stock will exercise their redemption rights for $10.8 million upon consummation of the Business Combination at a redemption price of approximately $11.10 per share. The maximum redemptions amount reflects the maximum number of the ROCL Public Shares that can be redeemed (a) without violating the conditions of the Business Combination Agreement and (b) ROCL having a minimum cash of $5,000,000 after giving effect to the payments to redeeming stockholders and the payment of ROCL transaction costs. Should ROCL not maintain a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business Combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.
The following summarizes the pro forma shares of NEH common stock issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:
	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
NEH stockholders	9,000,000	57.0%	9,000,000	61.1%
ROCL public stockholders	1,582,797	10.0%	607,888	4.1%
Sponsor Shares(1)	3,336,500	21.1%	3,336,500	22.6%
NEH debenture shares(2)	1,316,688	8.3%	1,227,722	8.3%
Advisor shares	575,000	3.6%	575,000	3.9%
Total shares outstanding	15,810,985		14,747,110

(1)
Includes 2,875,000 Founder Shares of which 167,234 Founder shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 private placement shares.

(2)
In Scenario1 a conversion amount of $1.38 per share was used based on a pre-money value of $20.0 million and 14,494,297 shares outstanding. In Scenario 2 a conversion amount of $1.48 was used based on a pre-money value of $20.0 million and 13,519,388 shares outstanding.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.
Note 3 — Accounting for the Business Combination
The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Holdings will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer”. This determination was primarily based on the assumption that:
•
NEH’s current shareholders will hold a majority of the voting power of Holdings post Business Combination;

•
Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including two of the existing directors from NEH, two (2) members who qualify as an independent director under the applicable SEC and Nasdaq rules and one (1) director designated by certain holders of Holdings common stock and warrants subject to the consent of NEH;

•
NEH’s operations will substantially comprise the ongoing operations of Holdings;

•
NEH’s senior management will comprise three members of the NEH senior management, and those other persons as mutually agreed by Holdings and NEH.

Another determining factor was that Holdings does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of ROCL will be stated at historical cost, with no goodwill or other intangible assets recorded.
The Earnout Share provision will be classified within equity under ASC 815. As a result of the equity classification, the fair value of the shares transferred will be recorded within equity upon the date the shares are granted to the holder (i.e., the date in which the occurrence of the Triggering Events I and/or II are met. Therefore, no accounting impact is deemed to exist as of the date of the unaudited pro forma financial statements.
Note 4 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2024
The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of March 31, 2024, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

A.
Reflects the liquidation and reclassification of $17.6 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

B.
Represents preliminary estimated transaction costs deemed to be direct and incremental costs of the Business Combination expected to be incurred by ROCL and NEH of approximately $5.0 million for legal, accounting, and due diligence fees incurred as part of the Business Combination.

For the ROCL transaction costs of $1.8 million, $0.05 million of these costs have been paid and $1.0 million has been accrued as of the pro forma balance sheet date. The remaining amount of $0.7 million is reflected as an adjustment to accumulated losses.
For the NEH transaction costs of $3.2 million, $0.1 million has been accrued, $2.8 million has been paid and $0.3 million is included as an adjustment to additional paid-in capital.
C.
Represents the exchange of outstanding NEH shares into 9,000,000 shares of common stock at par value of $0.0001 per share upon the consummation of the Business Combination.

D.
Represents the elimination of ROCL’s historical accumulated losses after recording the transaction costs to be incurred by ROCL of $720,826 as described in (B) above, the stock-based compensation of $788,900 as described in (L) below, the advisor shares issued of $6,336,500 as described in (G) below and the recognition of interest earned in the Trust Account subsequent to March 31, 2024 of $225,289 as described in (J) below.

E.
In Scenario 1, reflects the no additional redemptions scenario. In Scenario 2, reflects the maximum redemption of 974,909 ROCL shares for aggregate redemption payments of $10.8 million at a redemption price of approximately $11.10 per share. The maximum redemption amount reflects the maximum number of the ROCL Public Shares that can be redeemed (a) without violating the conditions of the Business Combination Agreement and (b) ROCL having a minimum cash of $5,000,000 after giving effect to the payments to redeeming shareholders and the payment of ROCL transaction costs. Should ROCL not maintain a minimum cash of equal to or in excess of $5,000,000 ROCL would not be permitted to proceed with the Business Combination. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

F.
Reflects the repayment of the ROCL promissory note — related party.

G.
Reflects the issuance of 575,000 of ROCL common stock, par value $0.0001 per shares, to advisors for services rendered in connection with the Business Combination valued at $6,445,750, or $11.21 per share as of August 7, 2024.

H.
Reflects the payment of $170,000 due to the NEH CEO and director, payable at the consummation of the Business Combination.

I.
Reflects the borrowings from the ROCL Initial Stockholders to fund extension payments into the Trust Account subsequent to March 31, 2024.

J.
Reflects the interest earned in the Trust Account of $225,289, net of withdrawals of $132,152, subsequent to March 31, 2024.

K.
Reflects receipt of amounts from the ROCL Initial Stockholders for working capital purposes subsequent to March 31, 2024.

L.
Reflects the recognition of stock-based compensation at the consummation of the Business Combination related to the sale of 167,234 Founder Shares to certain ROCL Initial Stockholders and independent directors, valued at $4.72 per share, or an aggregate amount of approximately $788,900.

M.
Reflects the conversion of 5,000 shares of NEH Series X preferred shares into 5,000 shares of NEH common shares on a one-for-one basis.

N.
Reflects the proceeds from the NEH debentures of $1,317,418 received subsequent to March 31, 2024 and the conversion of the debentures to common stock, par value $0.0001 per share, at the consummation of the business combination. In Scenario 1 a conversion amount of $1.38 per share was used based on a pre-money value of $20.0 million and 14,494,297 shares outstanding. In Scenario 2 a conversion amount of $1.48 was used based on a pre-money value of $20.0 million and 13,519,388 shares outstanding. The pre-money value of $20.0 million was based on negotiated terms between NEH and the investors.

NEH debentures issued as of March 31, 2024	$499,611
Proceeds received subsequent to March 31, 2024	1,242,418
Total pro forma NEH debentures issued	$1,742,029
	Scenario 1	Scenario 2
Conversion rate:
Pre-money value	$20,000,000	$20,000,000
Shares	14,494,297	13,519,388
Conversion rate – Pre-money value/ shares	$1.38	$1.48
NEH debentures issued	$1,817,029	$1,817,029
Conversion shares – NEH debenture issued/conversion rate	1,316,688	1,227,722

O.
Reflects the merger of ROCL with Roth CH V Holdings, Inc. prior to the consummation of the Business Combination.

P.
Reflects the retainer fee of $720,000 for Tall City Well Service Co, LP and the issuance of the debenture in lieu of cash. The debenture will not convert at the consummation of the Business Combination due to the Beneficial Ownership Limitation in the agreement of 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion.

Note 5 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2024
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for three months ended March 31, 2024, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
AA.
Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

BB.
Reflects the elimination of the ROCL tax provision since the interest income generated from the investments held in the Trust account is eliminated in adjustment (AA) above.

Note 6 —  Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2023
The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2023, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
AA.
Reflects the elimination of interest income generated from the investments held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2023.

BB.
Reflects the elimination of the ROCL tax provision since the interest income generated from the investments held in the Trust account is eliminated in adjustment (AA) above.

CC.
Reflects the estimated transaction costs of ROCL of approximately $0.7 million as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item. See adjustment (B) of the unaudited pro forma condensed combined balance sheet.

DD.
Reflects the stock-based compensation issued to advisors for services rendered in connection with the Business Combination. See adjustment G of the unaudited pro forma condensed combined balance sheet.

EE.
Reflects the recognition stock-based compensation expense at the consummation of the Business Combination related to the sale of Founders Shares to certain ROCL Initial Stockholders and independent directors. See adjustment L of the unaudited pro forma condensed combined balance sheet.

Note 7 — Net Loss per Share
Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Assuming Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of ROCL’s public shares:
	For the Three Months ended March 31, 2024 and for the Year Ended December 31, 2023
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
NEH shareholders	9,000,000	9,000,000
ROCL public shareholders	1,582,797	607,888
Sponsor shares(1)	3,336,500	3,336,500
NEH debenture shares(3)	1,316,688	1,221,722
Advisor shares	575,000	575,000
Total	15,810,985	14,747,110

(1)
Includes 2,875,000 Founder Shares of which 167,234 Founder Shares were sold to certain of ROCL’s Initial Stockholders and independent directors and 461,500 private placement shares.

(2)
In Scenario1 a conversion amount of $1.38 per share was used based on a pre-money value of $20.0 million and 14,494,297 shares outstanding. In Scenario 2 a conversion amount of $1.48 was used based on a pre-money value of $20.0 million and 13,519,388 shares outstanding.
	Three Months Ended September 30, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(1,145,408)	$(1,145,408)
Weighted average shares outstanding of common stock – basic and diluted	15,810,985	14,747,110
Net loss per share – basic and diluted	$(0.07)	$(0.08)
Excluded securities:(1)
Public Warrants	5,750,000	5,750,000
Private Placement Warrants	230,750	230,750
Earnout Shares	1,000,000	1,000,000
	Year Ended December 31, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(10,189,565)	$(10,189,565)
Weighted average shares outstanding of common stock – basic and diluted	15,810,985	14,747,110
Net loss per share – basic and diluted	$(0.64)	$(0.69)
Excluded securities:(1)
Public Warrants	5,750,000	5,750,000
Private Placement Warrants	230,750	230,750
Earnout Shares	1,000,000	1,000,000

(1)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

Potential Impact on the Per Share Value of Shares Owned by Non-Redeeming Shareholders
Public shareholders who purchased units as part of the ROCL IPO for $10.00 may experience dilution if they elect not to redeem in connection with the Business Combination. The table below shows the effect of proceeds from the Business Combination and the Transaction Financing and associated expenses assuming (i) no redemptions, (ii) interim redemptions, and (iii) maximum redemptions that may occur and the potential impact on non-redeeming shareholders.
Per Share Analysis	No Further Redemption Scenario	Interim Redemption Scenario(1)	Maximum Redemption Scenario(2)
Remaining Proceeds from Cash in Trust	17,336,000	12,068,000	6,800,000
Proceeds from Transaction Financing Investors	10,000,000	10,000,000	10,000,000
Total Proceeds to Combined Company	$27,336,000	$22,068,000	$16,800,000
ROCL Public Shareholders	1,582,797	791,399	607,888
ROCL Initial Shareholders	3,336,500	3,336,500	3,336,500
NEH Stockholders	9,000,000	9,000,000	9,000,000
Total Remaining Common Stock	13,919,297	13,127,899	12,944,388
Implied Value Per Share of ROCL Common Stock	$1.96	$1.68	$1.30

(1)
Under Interim Redemption Scenario, assumes a 50% redemptions of 480,966 shares of ROCL Common Stock for aggregate redemption payments of $5.3 million using a per-share redemption price of $10.95.

(2)
Under Max Redemption Scenario, assumes redemptions of 961,933 shares of ROCL Common Stock for aggregate redemption payments of $10.5 million using a per-share redemption price of $10.95.

Cash Value of ROCL Public Warrant Holders
ROCL Public Value Per Warrant as of 05/08/24	$0.08
Number of ROCL Public Warrants	5,750,000
ROCL Public Warrants Value	$5,060,000

APPRAISAL OF CERTAIN OIL AND GAS INTERESTS
This is a summary of the Appraisal Reports contained in Annex D as of the dates indicated. It includes estimates of the proved and probable hydrocarbon reserves and the proved and probable helium reserves and certain forward-looking statements. This summary does not include all the information you should consider before investing in our shares. Before making an investment decision, you should read this proxy statement/prospectus in its entirety, including, but not limited to, the Appraisal Reports, the sections “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NEH” as well as our consolidated financial statements and the respective explanatory notes, included elsewhere in this proxy statement/prospectus.
The Current Appraisal Report
The Appraisal Report has been prepared for New Era’s use in filing with the SEC, has an effective date of December 31, 2023 and is filed as Exhibit 99.5 to the registration statement of which this proxy statement/prospectus is a part. In our opinion the assumptions, data, methods, and procedures used in the preparation of the Appraisal Report are appropriate for such purpose.
Composite proved reserve estimates and economic forecasts are summarized below:
		Proved	Proved Developed Producing	Proved Non- Producing	Proved Undeveloped
Net Reserves
Gas	MMcf	58,081.8	20,828.8	7,698.5	29,554.5
NGL	MBbl	3,871.8	0.0	0	3,871.8
Oil/Condensate	MBbl	163.1	118.9	44.2	0.0
Revenue
Gas	M$	114,008.5	40,405.8	15,221.0	58,381.7
NGL	M$	121,142.3	0.0	0	121,142.3
Oil/Condensate	M$	6,096.1	3,785.2	2,310.9	0.0
Severance and Ad Valorem Taxes	M$	17,631.2	2,545.0	1,015.6	14,070.6
Operating Expenses	M$	92,757.7	55,220.8	6,323.4	31,213.5
Investments	M$	81,951.0	18,343.0	9,200.1	54,407.9
Operating Income (BFIT)	M$	48,906.9	(31,917.8)	992.8	79,831.9
Discounted @ 10%	M$	10,095.2	(1,267.0)	(3,089.0)	14,451.2
Composite probable reserve estimates and economic forecasts are summarized below:
		Probable	Probable Undeveloped
Net Reserves
Gas	MMcf	116,568.5	116,568.5
NGL	MBbl	8,138.7	8,138.7
Revenue
Gas	M$	230,268.3	230,268.3
NGL	M$	254,644.0	254,644.0
Severance and Ad Valorem Taxes	M$	35,535.2	35,535.2
Operating Expenses	M$	115,287.6	115,287.6
Investments	M$	278,010.1	278,010.1
Operating Income (BFIT)	M$	56,079.3	56,079.3
Discounted @ 10%	M$	(9,895.1)	(9,895.1)

The following two tables present Helium reserve estimates and economic factors. The volumes, revenues, and costs related to Helium are not compliant with the SEC requirements. This report has been prepared for New Era Helium Corp.’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose. Composite Helium proved reserve estimates and economic forecasts are summarized below:
		Proved	Proved Undeveloped
Net Reserves
Helium	MMcf	389.1	389.1
Revenue
Helium	M$	154,865.0	154,865.0
Severance and Ad Valorem Taxes	M$	13,844.9	13,844.9
Operating Expenses	M$	0.0	0.0
Investments	M$	16,925.0	16,925.0
Operating Income (BFIT)	M$	124,095.0	124,095.0
Discounted @ 10%	M$	45,068.1	45,068.1
Composite Helium probable reserve estimates and economic forecasts are summarized below:
		Probable	Probable Undeveloped
Net Reserves
Helium	MMcf	703.8	703.8
Revenue
Helium	M$	234,168.1	234,168.1
Severance and Ad Valorem Taxes	M$	20,934.6	20,934.6
Operating Expenses	M$	0.0	0.0
Investments	M$	0.0	0.0
Operating Income (BFIT)	M$	213,233.4	213,233.4
Discounted @ 10%	M$	23,563.8	23,563.8
While the oil and gas industry may be subject to regulatory changes from time to time that could affect an industry participant’s ability to recover its reserves, we are not aware of any such governmental actions which would restrict the recovery of the December 31, 2023 estimated reserves.
Primary Economic Assumptions
Values of proved and probable reserves in this report are expressed in terms of estimated future gross revenue, future net revenue, and present worth. Future gross revenue is that revenue which will accrue to the evaluated interests from the production and sale of the estimated net reserves. Future net revenue is calculated by deducting estimated production taxes, ad valorem taxes, operating expenses, capital costs, and abandonment costs from the future gross revenue. Operating expenses include field operating expenses, transportation expenses, compression charges, and an allocation of overhead that directly relates to production activities. Future income tax expenses were not taken into account in the preparation of these estimates. Present worth of future net revenue is calculated by discounting the future net revenue at the rate of 10 percent per year compounded annually over the expected period of realization. Present worth should not be construed as fair market value because no consideration was given to additional factors that influence the prices at which properties are bought and sold.
NEH is currently in negotiations with the BLM as it relates to the royalty rate to be paid on helium produced in conjunction with hydrocarbons on its federal leases. Since the final royalty rate to be paid on helium production has not been established, NEH elected to use the current royalty rates paid to mineral owners for hydrocarbons production also for helium production economics and analyses. At such time NEH enters into a definitive agreement with the BLM on helium production royalty, the final helium royalty rate will be reflected in updated division orders for these leases.
The Pecos Slope Plant being constructed for NEH has a nameplate capacity of 20,000 Mcf/day of raw inlet natural gas well production to the plant. For plant design yields and capacities, an approximate average helium content of 0.5 Mol% was provided by NEH to the plant design engineers. This average helium content was determined by independent third-party gas analysis tests run on 315 wells out of a total of 388 wells operated by the Company in the Pecos Slope ABO Field. The results of these tests showed a distribution helium content from a minimum of 0.003 Mol% to a maximum of 1.57 Mol%, with a mean average helium content of 0.4932 Mol% from the ABO formation. Using the data contained in these gas analysis tests; the plant design engineers project that from an inlet raw gas volume of 20,000 Mcf/day, the Pecos Slope Plant will recover approximately 99 Mcf/day of gaseous helium, 15.7 MMcf/day (million cubic feet per day) of pipeline spec sales gas, and 1,100 Bbl/day (barrels per day) of Natural Gas Liquids (NGLs); plus 2.7 MMcf/day of waste gas that will be used as fuel gas for compression in the plant, eliminating the need to flare excess waste gas and maintain compliance with Federal Guidelines on flaring.
Future prices were estimated using guidelines established by the SEC and the Financial Account Standards Board (FASB). The assumptions used for estimating future prices and expense are as follows:
Gas Prices
Gas price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a Henry Hub price of $2.637 per million British thermal units (MMBtu) and were held constant for the lives of the properties. The Henry Hub gas price of $2.637 per MMBtu is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve months of 2023. British thermal unit factors were provided by Solis and used to convert prices from dollars per MMBtu to dollars per thousand cubic feet ($/Mcf). A gas price of $2.88 per thousand cubic feet of gas was used from January 2024 through March 2025. This gas price reflects the current BTU content of the gas, which will change once the new Pecos Slope Gas Plant is in operation, forecasted for April 2025, and the natural gas is processed thru the Company’s plant. The volume-weighted average product price over the life of the properties was $ 1.97 per thousand cubic feet of gas.
Natural Gas Liquid Prices
Natural Gas Liquid (NGL) price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a posted West Texas Intermediate (WTI) at Cushing of $78.22 per barrel and were held constant for the lives of the properties. The WTI oil price of $78.22 per barrel is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve 2023. The volume-weighted average product price over the life of the properties was $31.29 per barrel of oil.
Oil and Condensate Prices
Oil and condensate price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a posted West Texas Intermediate (WTI) at Cushing price of $78.22 per barrel and were held constant for the lives of the properties. The WTI oil price of $78.22 per barrel is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve months of 2023. The volume-weighted average product price over the life of the properties was $37.40 per barrel of oil.
Helium Prices
NEH has secured two 10-year take-or-pay contracts for its helium production, with both long-term off-take agreements with a Tier 1 and a Tier 2 international industrial gas company. The amount of helium to be sold on an annual basis does not exceed the purchasers’ obligation of 36 MMcf/year. For the helium prices used in the report, it was assumed that in years 1-3 the helium price received was the average contract prices received under each of the contracts, and in years 4-10 of the contract terms, the helium price received was the average of the floor prices received under each of the contracts. The expenses associated with trucking costs and tolling fees apply during all of the contract term. The last price was also held constant over remaining life of the properties. The use of these pricing assumptions results in a volume weighted-average helium price of $355.96 per thousand cubic feet of helium over the life of the properties.
Year	Contract Price $/Mcf	Transp.* and Tolling* $/Mcf	Realized Price $/Mcf
1	640	40	600
2	640	40	600
3	640	40	600
4	462	40	422
5	462	40	422
6	372	40	332
7	372	40	332
8	372	40	332
9	372	40	332
10	372	40	332
Thereafter	372	40	332

*
Tolling and transportation fees apply to the 50% of the volumes which require liquification as per the Tier 2 contract.

Production and Ad Valorem Taxes
Production taxes were calculated using the tax rates for the state in which the property is located. Ad valorem taxes were calculated using average rates for each county in which the property is located.
Operating Expenses, Capital Costs and Abandonment Costs
Operating costs were based on operating expense records of Solis Partners, LLC and based on current expenses, were held constant for the lives of the properties. Transportation fees were based on current charges of $1.30/MCF through March 2025, when the fee drops to $0.75/MCF when the Pecos Slope Plant becomes operational. Operating costs, transportation costs, and processing fees were not included in the helium economics as these costs are included in the hydrocarbon economics.
Development costs were furnished to us by Solis and are based on authorization for expenditures for the proposed work or actual costs of similar projects. The development costs furnished to us were accepted as factual data and reviewed by MKM Engineering for their reasonableness; however, we have not conducted an independent verification of these costs. Capital costs were included to add behind pipe zones (in Behind Pipe), for the installation of the gas gathering system (in PDNP); the construction of the Pecos Slope Gas plant, a tap for the gas pipeline, and the drilling of the undeveloped reserves (in PUD). Capital expenditures for plugging, abandonment, and reclamation of the properties at the end-of-project life were included in this report. The economics for the PDP, PDNP, and PUD include some years with annual or cumulative negative undiscounted future net income. These years reflect a relatively large expenditure for plug and abandonment cost and/or upfront capital for the installation of the gathering system and the construction of the gas plant.
The reserves in the behind pipe category are for reserves expected to be recovered from zones in existing wells, which will require future recompletion prior to the start of production. The non-producing reserves are for the additional gas to be produced once the gathering system is installed. The shut-in reserves are expected to be recovered from wells not currently capable of production for mechanical reasons.
The undeveloped reserves in this report have been incorporated herein in accordance with Solis’s plans to develop these reserves as of December 31, 2023. The proved undeveloped hydrocarbon reserves development conforms to the SEC five-year rule. Additional undeveloped hydrocarbon reserves, beyond 5 years, were scheduled to maintain the nameplate capacity of 20,000 MCF for the Pecos Slope gas plant. The gas plant was designed and built to process the hydrocarbon volumes projected to be developed by the Company over the useful life of the gas plant. The drilling schedule will also allow the Company to fulfill the terms of the two 10-year contracts. The implementation of Solis’s development plans and budget as presented to us and incorporated herein were approved by Solis’s management. Additionally, Solis has informed MKM Engineering that they are not aware of any legal, regulatory, or political obstacles that would significantly alter the development plans.
The proved and probable reserve classifications conform to criteria of the Securities and Exchange Commission, except where noted. Reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs consistent with the effective date of this report, including consideration of changes in existing prices provided only by contractual arrangement but not including escalations based on future conditions. The reserves and economics are predicted on the regulatory agency classifications, rules, policies, laws, taxes, and royalties in effect on the date of this report except as noted herein. In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geosciences. Therefore, the possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. An on-site field inspection of these properties has not been made nor have the wells been tested by MKM Engineering. Possible environmental liability related to the properties has not been investigated nor considered.
Methodology and Procedures
The reserves were estimated using a combination of the production performance, volumetric, and analogy methods, in each case as we considered to be appropriate and necessary to establish the conclusions set forth herein. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom, and the actual cost incurred could be more or less than the estimated amounts.
The process of estimated reserves is complex. It requires significant judgments and decisions based on available geological, geophysical, engineering, and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change.
For depletion type reservoirs or those whose performance disclosed a reliable decline in producing rate trends or other diagnostic characteristics, reserves were estimated by the application of appropriate decline curves or other performance relationships. In the analyses of production decline curves, reserves were estimated only to the limits of economic production based on existing economic conditions. In certain cases, when the previously named method could not be used, reserves were estimated by analogy with similar wells or reservoirs for which more complex data were available.
As circumstances change and additional data become available, reserve estimates also change. Estimates made are reviewed and revised, either upward or downward, as warranted by the new information. Revisions are often required due to changes in well performance, prices, economic conditions, and governmental restrictions.
Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science. As a result, the subjective decisions, new geological or production information, and a changing environment may impact these estimates. Revisions to reserve estimates can arise from changes in year-end oil and gas prices, and reservoir performance. Such revisions can be positive or negative.
Gas reserves estimated herein are expressed as sales gas. Sales gas is defined as the total gas to be produced from the reservoirs, measured at the point of delivery, after reduction for fuel use and shrinkage resulting from the field separation and processing. Gas reserves are expressed at a temperature base of 60 degrees Fahrenheit and at the pressure base of the state in which the resources are located. Gas reserves included herein are expressed in thousands of cubic feet (Mcf). Oil and condensate reserves estimated herein are those to be recovered by conventional lease separation. Natural Gas Liquids reserves included in this report are expressed in barrels (bbl) representing 42 United States gallons per barrel.

PROPOSAL 1: THE REDOMESTICATION MERGER PROPOSAL
Overview
Upon the terms and subject to the conditions set forth in the BCA, ROCL will be merged with and into Holdings, its wholly-owned Nevada subsidiary, in accordance with the NRS and the DGCL. As a result of this merger, which we refer to as the “Redomestication Merger,” the separate existence of ROCL shall cease, and Holdings will continue as the surviving corporation incorporated in the State of Nevada. As a result of the Redomestication Merger, (A) each issued and outstanding share of ROCL common stock, par value $0.0001 per share (“ROCL Common Stock”) will be exchanged for one share of Holdings common stock, par value $0.01 per share (“Holdings Common Stock”), and (B) each issued and outstanding ROCL warrant to purchase one share of ROCL Common Stock at a price of $11.50 per whole share (subject to adjustment) (“ROCL Warrant”) will be exchanged for one Holdings warrant to purchase one share of Holdings Common Stock at a price of $11.50 per whole share (subject to adjustment) (“Holdings Warrant”).
Purpose of the Redomestication Merger Proposal
The purpose of the Redomestication Merger is to establish a Nevada corporation as the parent entity of NEH, which is also a Nevada corporation. As a result of the Redomestication Merger, the ROCL shareholders will no longer be shareholders of a Delaware corporation and will become shareholders of Holdings, a Nevada corporation.
The ROCL Board believes that the Combined Company can save significant money from having to pay a franchise tax in Delaware by reincorporating in Nevada. While incorporated in the state of Delaware the Combined Corporation would be required to pay a corporate franchise tax each year. However the State of Nevada does not have a franchise tax. We estimate that the Combined Company can save approximately $[      ] per year on franchise taxes if this proposal is approved.
In addition, the ROCL Board believes the Redomestication Merger may help the Combined Company attract and retain qualified management by reducing the risk of lawsuits being filed against it and its directors and officers. We believe that, in general, Nevada law provides greater protection from such litigation to directors, officers and corporations than Delaware law. The frequency of claims and litigation has greatly expanded the risks facing directors and officers of public companies in exercising their duties. The amount of time and money required to respond to these claims and to defend such litigation can be substantial. Delaware law provides that every person becoming a director of a Delaware corporation consents to the personal jurisdiction of the Delaware courts in connection with any action concerning the corporation. Accordingly, a director can be personally sued in Delaware, even though the director has no other contacts with Delaware. Similarly, Nevada law provides that every person who accepts election or appointment, including reelection or reappointment, as a director or officer of a Nevada corporation consents to the personal jurisdiction of the Nevada courts in connection with all civil actions or proceedings brought in Nevada by, on behalf of or against the entity in which the director or officer is a necessary or proper party, or in any action or proceeding against the director or officer for a violation of a duty in such capacity, whether or not the person continues to serve as a director or officer at the time the action or proceeding is commenced. We believe that the advantage of Nevada is that, unlike Delaware corporate law, much of which consists of judicial decisions that migrate and develop over time, Nevada has pursued a statute-focused approach that does not depend upon constant judicial supplementation and revision, and is intended to be stable and predictable.
The Redomestication Merger is a condition to the consummation of the Business Combination and will be completed immediately prior to the Merger.
Federal Income Tax Consequences
As discussed more fully under “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Redomestication Merger,” the Redomestication Merger is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a Redomestication Merger of a corporation holding only investment-type assets such as

ROCL, the qualification of the Redomestication Merger as an “reorganization” within the meaning of Section 368 of the Code is not entirely clear.
For a more detailed discussion of certain U.S. federal income tax consequences of the Redomestication Merger, see “Material U.S. Federal Income Tax Consequences — U.S. Federal Income Tax Consequences of the Redomestication Merger” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Redomestication Merger.
Differences in Shareholder Rights
If the Redomestication Proposal is adopted and the Business Combination is consummated, the Combined Company’s charter will be the articles of incorporation of the Combined Company in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of ROCL’s board of directors, is necessary to adequately address the needs of the Combined Company. See the section titled “Comparison of Stockholder Rights” for a summary of the principal proposed changes and the differences between the Current Charter and the Proposed Certificate of Incorporation which is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders and other interested parties are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
Vote Required for Approval
The Redomestication Merger Proposal will be approved and adopted only if the holders of a majority of the shares of ROCL Common Stock outstanding vote “FOR” the Redomestication Merger Proposal. Failure to vote by proxy or to vote online at the Special Meeting will have no effect on the outcome of the vote on Redomestication Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
The Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal are conditioned on the approval of the Redomestication Merger Proposal at the Special Meeting.
As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the Redomestication Merger Proposal, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.
Recommendation of the ROCL Board
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REDOMESTICATION MERGER PROPOSAL.

PROPOSAL 2: THE BUSINESS COMBINATION PROPOSAL
General
Holders of ROCL Common Stock are being asked to approve and adopt the BCA and the transactions contemplated thereby, including the Business Combination. ROCL stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the BCA, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The BCA” below, for additional information and a summary of certain terms of the BCA. You are urged to read carefully the BCA in its entirety before voting on this proposal. Capitalized terms not defined in this section have the meanings ascribed to them in the BCA.
Because ROCL is holding a stockholder vote on the Business Combination, ROCL may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of ROCL Common Stock as of the Record Date for the Special Meeting.
Background of the Business Combination
The proposed business combination was the result of an extensive search by ROCL for a potential transaction using the network, investment and operating experience of its management team. With the assistance of the Sponsors, ROCL explored more than 20 potential targets as described in further detail in the following paragraphs. The terms of the proposed business combination with NEH were the result of extensive negotiations between ROCL and NEH over the course of approximately eight weeks. The following is a brief description of the background of this process.
ROCL is a blank check company formed under the laws of the State of Delaware on November 5, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.
In December 2020, certain of the Sponsors purchased an aggregate of 4,312,500 shares of ROCL common stock for an aggregate purchase price of $25,000. In September 2021, certain of the Sponsors sold an aggregate of 1,547,802 shares back to ROCL for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled and the remaining 110,302 shares were purchased by certain of ROCL’s officers and directors for an aggregate purchase price of $959.14, resulting in there being 2,875,000 Founder Shares outstanding. On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to ROCL’s independent directors for an aggregate purchase price of $495.05.
The registration statement for ROCL’s initial public offering was declared effective on November 30, 2021. On December 3, 2021, ROCL consummated the IPO of 11,500,000 Units at a price of $10.00 per unit, generating gross proceeds of $115,000,000, which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units. Simultaneously with the closing of the IPO, ROCL consummated the sale of 461,500 Private Units at a price of $10.00 per unit in a private placement to certain of the Sponsors, generating gross proceeds of $4,615,000.
After deducting the underwriting discounts and offering expenses from the ROCL IPO and the sale of the Private Units, a total of $116,725,000 was deposited into the Trust Account established for the benefit of ROCL’s public stockholders, and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.
Following the pricing of the ROCL IPO, the respective banking teams at Roth and Craig-Hallum were asked, in their roles as advisors to ROCL under the Business Combination Marketing Agreement, to prepare lists of potential target companies for review by Byron Roth and John Lipman, ROCL’s Co-Chief Executive Officers and Co-Chairmen of the Board. Mr. Roth and Mr. Lipman asked the Roth and Craig-Hallum teams to focus on companies known to be active in strategic discussions, so that delays in negotiations would be minimized, and that were drawn from industry sectors that were known to the banking teams of Roth and Craig-Hallum from their platforms with capital markets and financial advisory expertise, so that transaction analyses could be developed quickly. In addition, the independent members of the ROCL Board were requested to approach their networks of business contacts (including venture capital funds, private equity funds and hedge funds, operating companies, and advisors) to identify any such opportunities for further review. Mr. Roth and Mr. Lipman also researched their own networks in this regard. While there are certain conflicts of interest related to ROCL’s officers and directors, as described in “Management of ROCL — Conflicts of Interest,” ROCL does not believe that such conflicts of interest materially impacted its search for an acquisition target.
ROCL and its directors and officers focused the search for potential targets using the general criteria and guidelines identified in the IPO prospectus which it believed would be important in evaluating a prospective target, including businesses:
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with an enterprise value of approximately $400 million to $1.0 billion;

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with a history of, or potential for, strong, stable cash flow generation, with predictable and recurring revenue streams;

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facing complex situations that require creative solutions to lead to less competitive transactions where ROCL could combine with attractive businesses at reasonable valuations;

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that would benefit from additional capital investment through a business combination;

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with strong management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow;

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that ROCL could grow both organically and through acquisitions;

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that ROCL believed would benefit from being publicly traded and could effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company; and

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that ROCL believed can offer attractive risk-adjusted return on investments for our stockholders.

In line with the ROCL IPO prospectus, ROCL additionally focused its search on businesses that had primary operations in the business services, consumer, healthcare, technology, wellness or sustainability sectors. The foregoing criteria and industries were not exhaustive and evaluations relating to the merits of each potential business combination was based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that ROCL’s management and the ROCL Board deemed relevant.
Background of ROCL’s Interactions with Initial Candidates
Since December 3, 2021 ROCL reviewed more than 50 potential targets for its initial business combination (“Initial Candidates”), including negotiating and executing routine non-disclosure agreements on customary terms with over 16 such companies. Of the approximately 16 Initial Candidates, ROCL submitted at least 12 preliminary proposals to certain of these potential targets.
With regard to the 12 targets with which ROCL submitted proposals and did not pursue a business combination:
Target A, a restaurant ownership and management company, was introduced to ROCL through John Lipman. Between March 2022 and May 2022, ROCL and Target A’s management team had several calls and an in-person meeting to discuss Target A’s business and a potential business combination. ROCL sent a preliminary proposal on April 1, 2022 to Target A. The proposal included a pre-money equity valuation of $350 million. No letter of intent was signed between ROCL and Target A, and the parties ceased discussions in May 2022.
Target B, a private jet ownership company, was introduced to ROCL through ROCL’s management team. Between August 2022 and April 2023, ROCL and Target B’s management team had several calls and an in-person meeting to discuss Target B’s business and a potential business combination. ROCL sent a preliminary proposal on September 2, 2022 to Target B. The proposal included a pre-money equity valuation of $125 million. No letter of intent was signed between ROCL and Target B, and the parties ceased discussions in April 2023.
Target C, a home automation company, was introduced to ROCL through Aaron Gurewitz, ROCL’s Co-President. Between December 2022 and February 2023, ROCL and Target C’s management team had several calls to discuss Target C’s business and a potential business combination. ROCL sent a preliminary proposal on January 28, 2023 to Target C. The proposal included a pre-money equity valuation of $100 million. No letter of intent was signed between ROCL and Target C, and the parties ceased discussions in February 2023.
Target D, a restaurant ownership and management company, was introduced to ROCL by investment bankers on the consumer team at Roth. Between February 2023 and March 2023, ROCL and Target D’s management team had several calls and in-person meetings to discuss Target D’s business and a potential business combination. ROCL sent a preliminary proposal on February 8, 2023 to Target D. The proposal included a pre-money equity valuation of $420 million. No letter of intent was signed between ROCL and Target D, and the parties ceased discussions in March 2023.
Target E, a podcasting company, was introduced to ROCL through members of ROCL’s management team. Between February 2023 and March 2023, ROCL and Target E’s management team had several calls and an in-person meeting to discuss Target E’s business and a potential business combination. ROCL sent a preliminary proposal on March 8, 2023 to Target E. The proposal included a pre-money equity valuation of $110 million. No letter of intent was signed between ROCL and Target E, and the parties ceased discussions in March 2023.
Target F, a media company, was introduced to ROCL through members of ROCL’s management team. Between February 2023 and October 2023, ROCL and Target F’s management team had several calls and in-person meetings to discuss Target F’s business and a potential business combination. ROCL and Target F signed an LOI on April 26, 2023 with exclusivity through May 26, 2023. The LOI was terminated on October 30, 2023. The LOI included a pre-money equity valuation of $160 million. The parties ceased discussion on October 30, 2023.
Target G, a consumer products company, was introduced to ROCL through members of ROCL’s management team. Between April 2023 and March 2023, ROCL and Target G’s management team had several calls and an in-person meeting to discuss Target E’s business and a potential business combination. ROCL sent a preliminary proposal on August 9, 2023 to Target G. The proposal included a pre-money equity valuation of $160 million. No letter of intent was signed between ROCL and Target G. . The parties are no longer in discussions regarding a potential merger.
Target H, an electric vehicle components company, was introduced to ROCL through members of Craig-Hallum’s management team. During the month of October 2023, ROCL and Target H’s management team had several calls to discuss Target H’s business and a potential business combination. ROCL sent a preliminary proposal on October 31, 2023 to Target H. The proposal included a pre-money equity valuation of $50 million. No letter of intent was signed between ROCL and Target G. The parties are no longer in discussions regarding a potential merger.
Target J, a healthcare company, was introduced to ROCL through members of Craig-Hallum’s management team. During the month of October 2023, ROCL and Target J’s management team had several calls to discuss Target J’s business and a potential business combination. ROCL sent a preliminary proposal on October 20, 2023 to Target J. The proposal included a pre-money equity valuation of $60 million. No letter of intent was signed between ROCL and Target J. The parties are no longer in discussions regarding a potential merger.
Target K, an additive manufacturing company, was introduced to ROCL through members of Craig-Hallum’s management team. Between September 2023 and November 2023, ROCL and Target K’s management team had several calls to discuss Target K’s business and a potential business combination. ROCL sent a preliminary proposal on November 3, 2023 to Target K. The proposal included a pre-money equity valuation of $45 million. No letter of intent was signed between ROCL and Target K. The parties are no longer in discussions regarding a potential merger.
Target L, a healthcare company, was introduced to ROCL through members of Craig-Hallum’s management team. Between the months of September 2023 and November 2023, ROCL and Target L’s management team had several calls to discuss Target L’s business and a potential business combination. ROCL sent a preliminary proposal on November 16, 2023 to Target L. The proposal included a pre-money equity valuation of $85 million. No letter of intent was signed between ROCL and Target L. The parties are no longer in discussions regarding a potential merger.

Each of these Initial Candidates were reviewed in light of indicative valuations discussed with target representatives and compared with similar companies identified through either internal experience by ROCL management or a review of transaction databases. No criteria were weighted more heavily than any other, but the focus on similar industry, relevant applicable multiples and how recently a comparable transaction had been executed by such comparable companies were important in this analysis. Valuation analyses were generally performed by Mr. Roth and Mr. Lipman in consultation with other members of the ROCL management team and involved the application of judgment in determining such inputs as comparable companies analysis, backlog analyses and a myriad of quantitative factors. These outputs were discussed and presented to the ROCL Board or internally and ultimately informed the purchase price used in the transaction model.
The decision not to pursue other Initial Candidates was generally the result of ROCL management or the ROCL Board’s determination that each business was not an attractive target due to one or more of a number of important factors, including an evaluation of business prospects based on non-public information made available to ROCL, strategy differences that became evident in the process of negotiation, ability to forge an effective working relationship with the relevant management teams, perception of financial performance in light of deeper analysis, structure and valuation differences that emerged in discussions and, in certain cases, unavailability of relevant audited financial statements.
Background of ROCL’s Interactions with NEH
Joe Tonnos of ROCL was initially introduced to Will Gray of NEH on September 13, 2023 in a business context unrelated to a business combination. During that initial conversation and in subsequent discussions, Mr. Tonnos and Mr. Gray discussed a variety of business matters, including the overall SPAC market and pros and cons of SPACs in general. Mr. Tonnos first broached the subject of a business combination between NEH and ROCL occurred during a phone call on November 3, 2023 with Will Gray.
On that date, Mr. Gray shared with Mr. Tonnos some initial information about NEH, including an investor presentation prepared by NEH for a project financing transaction, and Mr. Tonnos shared that information with the broader ROCL team. The first meeting about a business combination occurred on November 9, 2023 between ROCL & NEH with both full teams included.
On November 13, 2023, ROCL held an internal call to discuss moving forward with NEH as well as details around a structure of the proposed transaction.
On November 14, 2023, ROCL prepared a presentation illustrating the sources and uses and economics of a business combination and forwarded such presentation to NEH management.
On November 15, 2023, Byron Roth, John Lipman, Rick Hartfiel, Ryan Hultstrand and Joe Tonnos from ROCL and Mike Rugen and Will Gray from NEH met to further discuss the NEH business, growth prospects, and details around a potential SPAC merger.
On November 16, 2023, the parties entered into a Non-Disclosure Agreement with respect to the transaction.
On November 17, 2023 ROCL prepared and forwarded to NEH a letter of intent valuing NEH at a pre-merger enterprise value of $90 million. Also on November 17, 2023, ROCL received access to the NEH online dataroom.
On November 22, 2023, Joe Tonnos spoke with Will Gray regarding capital raising for NEH and they also discussed the pro forma ownership illustrated in the draft letter of intent.
On November 26, 2023, ROCL sent NEH a revised letter of intent and revised presentation in which the fee shares expenses were reduced from 547,500 shares to 350,000 shares.
On November 28, 2023, NEH sent ROCL a markup of the letter of intent that included legal changes, the addition of Schedule A (current share table), two way exclusivity, provisions with respect to certain related party transactions which are to be repaid at closing, and the inclusion of an earnout.

On November 30, 2023, ROCL management had a telephone call with its legal counsel, Loeb, to discuss the markup of the letter of intent and subsequently sent a revised letter of intent to NEH.
On December 1, 2023, ROCL and NEH executed the letter of intent.
On December 4, 2023 ROCL management was introduced to NEH’s auditor, Weaver and Tidwell, L.L.P., via email and exchanged email correspondence related to the timing for completion of PCAOB compliant audits.
On December 4, 2023, ROCL management and NEH management and their legal counsel had an introductory call to launch the BCA process and diligence.
On December 6, 2023, Loeb prepared and sent a due diligence request list to NEH and received access to the NEH online dataroom.
On December 7, 2023, ROCL and NEH held a call with EnXL to discuss NEH and the technology for its processing plant in South Eastern New Mexico. Participants from ROCL included Byron Roth, Joe Tonnos, Matt Day, John Lipman, Rick Hartfiel and Ryan Hultstrand. Participants form NEH included Will Gray, Mike Rugen and Joel Solis. Participants from EnXL included Bruce Johnson, Chris Johnson, Rey Muniz and Angie Montoya.
Also, on December 7, 2023, certain members of ROCL management, including Will Gray, Mike Rugen, Joe Tonnos and Ryan Hultstrand, had a call with NEH management to discuss NEH’s financial model.
On December 8, 2023, ROCL management and Loeb had a call with Burke Law Group to conduct environmental law diligence.
Also on December 8, 2023, SRFC sent an initial draft of the BCA to ROCL and Loeb which substantially reflected the terms set forth in the letter of intent. SRFC also circulated forms of the ancillary transaction documents other than support agreements.
On December 12, 2023, ROCL management and Loeb conducted a call to discuss the material terms of the BCA. Including the timing of stockholder approval and need for support agreements, status of diligence, the merger consideration, the required project financing, and the current status of financial statements of NEH.
Also on December 12, 2023, ROCL had a due diligence call with Arjae Design Solutions the company constructing the Pecos Slope Plant.
On December 14, 2023, Loeb sent a markup of the BCA which included the addition of NEH and ROCL support agreements, the requirement for certain key individuals to enter into employment agreements, details surrounding the adjustment to the merger consideration based upon the Net Debt of NEH, revisions to the representations and warranties, addition of details regarding the financing with which ROCL will assist prior to the closing of the Business Combination; and addition of a termination right in the event that NEH did not deliver financials prior to a certain date.
On December 14, 2023, Will Gray, Mike Rugen, Joe Tonnos, Byron Roth, John Lipman, Matt Day and Ryan Hultstrand of ROCL held a call with NEH management to further discuss the financial model.
On December 15, 2023, the board of directors of ROCL held a telephone meeting to discuss the merits of the NEH transaction and its current status.
On December 16, 2023, SRFC prepared and sent a redline of the BCA to Loeb.
On December 18, 2023, NEH and ROCL conducted an internal due diligence call to discuss NEH’s financial model. Ryan Hultstrand, Matt Day and Joe Tonnos participated.
On December 19, 2023, NEH sent a revised financial model to ROCL which primarily adjusted the plant “go-live” date from August 2024 to December 2024.

On December 20, 2023, NEH and ROCL conduct another due diligence call on the financial model. Will Gray and Mike Rugen represented NEH and Joe Tonnos represented ROCL.
On December 23, 2023, Loeb provided a revised BCA to SRFC.
On December 25, 2023, SRFC provided a revised BCA to Loeb.
On December 26, 2023, the Board of Directors of ROCL met to review the proposed transaction terms and approved the business combination transaction with NEH.
On December 27, 2023, Members of ROCL management conducted a call to discuss suggested changes to the NEH investor presentation.
On December 28, 2023, ROCL management and NEH management held another due diligence call regarding the financials of NEH.
On December 28, 2023, ROCL, NEH, Loeb and SRFC held a call concerning open items related to the Business Combination Agreement.
On January 2, 2024, Loeb sent a revised BCA to SRFC.
On January 2, 2024, NEH and ROCL held a call discussing the investor presentation
On January 3, 2024, NEH and ROCL signed the BCA.
On January 4, 2024, the signing of the BCA was announced to the public.
In late May 2024, Will Gray from NEH provided an update to management at ROCL regarding NEH’s financing plans and indicated that NEH was working towards raising at least $45 million in a private placement of securities in order to fund its new plant construction, but that NEH was unsure if funding would be completed before closing and proposed that it be removed from the BCA as a closing condition. ROCL was amenable to this change. In discussing such a change to the BCA, the parties noted that the current Outside Date, 180 days from the date of the BCA, might not afford enough time to close the Business Combination and John Lipman from ROCL proposed extending the date by an additional 90 days. NEH agreed. During the preparation of this amendment to the BCA, legal advisors from Loeb noted to ROCL and NEH and their counsel that (A) there may be certain franchise and other tax advantages if the Combined Company were incorporated in Nevada as opposed to Delaware and that (B) since the operating company was already a Nevada corporation, there could be certain administrative benefits to having the Combined Company, as the parent of the operating company, also domiciled in Nevada. After consulting with their respective legal and tax advisors NEH and ROCL determined to redomesticate ROCL to Nevada, such that, upon closing of the Business Combination, both the Combined Company and its operating subsidiary would be Nevada corporations.
On June 5, 2024, the parties to the BCA entered into the First Amendment to the Business Combination Agreement and Plan of Reorganization Amendment, pursuant to which, among other things:
(a)   the Outside Date was extended to 270 days from the execution date of the BCA;
(b)   the structure of the Business Combination was changed such that: (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of Roth, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings; and
(c)   a closing condition that the Company raise at least $45 million in a private placement of securities in order to fund its new plant construction was removed, and a closing condition that certain indebtedness of the Company be converted into shares of common stock of the Company was removed.

On July 26, 2024, during a team call to review the proxy statement/prospectus, counsel to ROCL noted to ROCL and NEH and NEH’s counsel that while the June 5, 2024 amendment to the BCA removed the closing condition that NEH shall have raised at least $45 million in a private placement of securities in order to fund its new plantconstruction, the amendment did not appear to amend the definitions of “Company Merger Shares” and “Net Debt.”
The parties agreed to amend the BCA to provide such clarification. In discussing such a change to the BCA, the parties noted that the Outside Date, might not afford enough time to close the Business Combination and John Lipman from ROCL proposed extending the date to the end of October. NEH agreed.
On August 8, 2024, the parties to the BCA entered into the Second Amendment to the Business Combination Agreement and Plan of Reorganization Amendment, pursuant to which, among other things: (a) the Outside Date was extended to October 31, 2024 and (b) the definitions of “Company Merger Shares” and “Net Debt” were amended.
Recommendation of the ROCL Board of Directors and Reasons for the Business Combination
In reaching its unanimous resolution (i) determining that the BCA and the transactions contemplated thereby, including the Business Combination and the issuance of shares of common stock in connection therewith, are advisable and in the best interests of ROCL and its stockholders and (ii) recommending that the ROCL stockholders adopt the BCA and approve the Business Combination and the other transactions contemplated by the BCA, the ROCL Board consulted with ROCL’s legal and financial advisors in connection with its evaluation of the BCA and the Business Combination, reviewed the results of due diligence conducted by ROCL’s management, together with its legal and financial advisors and considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ROCL Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ROCL Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
In the prospectus for the ROCL IPO, ROCL identified general criteria and guidelines that ROCL believed would be important in evaluating prospective target businesses. ROCL indicated its intention to acquire companies using the following criteria and guidelines:
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Middle-Market Business.   Businesses with an enterprise value of approximately $400 million to $1 billion, determined in the sole discretion of our officers and directors according to reasonable accepted valuation standards and methodologies. We believe that middle-market segment provides the greatest number of opportunities for investment and where we believe we have the strongest network to identify opportunities.

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Established Businesses.   Businesses or assets that have a history of, or potential for, strong, stable cash flow generation, with predictable and recurring revenue streams.

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Complex Proprietary Opportunities.   Our management team has a proven track record of identifying companies that are under-performing their potential due to a temporary period of dislocation in the markets in which they operate, inefficient capital allocations, over-levered capital structures and/or excessive cost structures. Our management team’s focus on complex situations that require creative solutions lead to less competitive transactions where we can combine with attractive businesses at reasonable valuations. While our management team is focused on complex situations as a means to find attractively-priced transactions, we did not pursue turnarounds or situations that would not lend themselves to the public markets.

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Growth opportunities through capital investment.   Businesses that will benefit from additional capital investment through a business combination.

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Strong management teams with a proven track record.   Businesses who have strong management teams with a proven track record of driving revenue growth, enhancing profitability and generating strong free cash flow. We will seek to partner with potential target’s management team and expect that the operating and financial abilities of our management and board will help potential target company to unlock opportunities for future growth and enhanced profitability.
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Opportunities for Add-On Acquisitions.   Businesses that we can grow both organically and through acquisitions. In addition, we believe that our ability to source proprietary opportunities and execute such transactions will help the business we acquire grow through acquisition, and thus serve as a platform for further add-on acquisitions.

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Benefit from Being a Public Company.   Companies that we believe will benefit from being publicly traded and can effectively utilize the broader access to capital and public profile that are associated with being a publicly traded company.

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Risk-Adjusted Return.   Companies that we believe can offer attractive risk-adjusted return on investments for our stockholders.

The ROCL Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the BCA and the transactions contemplated thereby, including, but not limited to, the following material factors:
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Helium is an undersupplied, mission critical element.   Helium is a globally scarce industrial gas commodity that is utilized in rapidly growing high-tech markets. Helium is frequently used in mission critical applications including semiconductor manufacturing, space exploration, MRI scanners and other healthcare applications, and industrial uses such as gas leak detection.

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New Era Helium is positioned to be effective in consolidating a fragmented industry.   After this merger, New Era Helium will be the only Nasdaq listed sole-play helium processing company. The helium landscape in North America is highly fragmented with ample opportunities for consolidation.

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New Era Helium has a highly experienced executive team and Board.   Led by oil and gas executives, New Era Helium has a highly experienced team that has decades of experience in the Permian Basin. The addition of Phil Kornbluth to the Board of Directors adds an executive with decades of helium experience.

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New Era Helium has proven, not prospective, reserves.   New Era Helium has over 400 operated and producing wells, further evidenced by reserve reports generated by a third-party reservoir engineer. ROCL’s management reviewed New Era Helium’s interim reserve report as well as the final reserved report as of December 31, 2023. Based on the December 31, 2023 reserve report, New Era Helium had approximately $49M of undiscounted net cash flow potential from its proved hydrocarbon reserves and approximately $56M from its probable hydrocarbon reserves. Applying a 10% discount factor, the net present value of proved hydrocarbon reserves was approximately $10M and probable hydrocarbon reserves net present value of approximately $(10M). Using this same report, New Era Helium had approximately $124M of undiscounted net cash flow potential from its proved helium reserves and approximately $213M from its probable helium reserves. Applying a 10% discount factor, the net present value of proved helium reserves was approximately $45M and probable helium reserves net present value of approximately $24M. Helium reserve volumes and associated revenues and costs are not compliant with SEC requirements.

Net present value of hydrocarbon reserves discounted at 10% is a standard metric of oil and gas reserve reports, however, this is not a GAAP measure. The most comparable GAAP measure would be the standardized measure of discounted future net cash flows. Below is a reconciliation of New Era Helium’s standardized measure of discounted future net cash flows as of December 31, 2023 (see Note 17. Supplemental Oil and Natural Gas Disclosures — page F-52) to the net present value of proved hydrocarbon reserves discounted at 10%.
December 31, 2023 ($,000)
Standardized measure of discounted net cash flows	$757.9
Add back impact of discounted income taxes	9,337.3
Net present value of proved hydrocarbon reserves discounted at 10%	$10,095.2

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New Era Helium has secured take or pay off-take agreements.   New Era Helium has two 10 year off take agreements with international helium buyers estimated to be $113M of helium revenue generation. Prices have locked in floors at highly competitive prices.

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Opportunity to be vertically integrated.   With the addition of the proposed processing facility, New Era Helium will be a vertically integrated helium operation with a focus on producing Responsibly Sourced Gas (“RSG”) and Responsibly Sourced Helium (“RSH”)

The ROCL Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty and the effects it could have on the Combined Company’s revenues.

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Benefits Not Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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No Third-Party Valuation.   The fact that the ROCL Board did not obtain a third-party valuation or fairness opinion in connection with the Business Combination.

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Liquidation of ROCL.   The risks and costs to ROCL if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ROCL being unable to effect a business combination by the end of the Completion Window and force ROCL to liquidate.

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Exclusivity.   The fact that the BCA includes an exclusivity provision that prohibits ROCL from soliciting other business combination proposals, which except for limited circumstances (related to the receipt of an unsolicited business combination proposal) restricts ROCL’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the BCA.

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Redemption Risk.   The potential risk that a significant number of ROCL’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to ROCL’s Current Charter, which would potentially make the Business Combination more difficult or impossible to complete.

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Stockholder Vote.   The risk that ROCL’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction of certain Closing conditions that are not within ROCL’s control.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the ROCL Board also considered other factors, including, without limitation:
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Interests of Certain Persons.   Some officers and directors of ROCL may have interests in the Business Combination (see “— Interests of ROCL’s Sponsors, Directors and Officers in the Business Combination”).

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Merger Consideration.   The purchase price to be paid as merger consideration was measured against the market value of comparable companies.

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Inaccurate or Unrealistic Helium Revenue Projections.   The Company’s projections of its helium revenue is based on the assumptions, amongst other future events, that amongst other risk that the Pecos Slope Plant will commence operations by Q1 of 2025. It may be the case that these assumptions render helium revenue projections unrealistically or inaccurately high. If any of these future events or the commencement of the Pecos Slope Plant’s operations fail to occur, ROCL may fail to experience the expected benefits from the Business Combination. ROCL cannot assure that the helium revenue projections upon which it has partially based its decision in entering the Business Combination will in fact lead to a profitable Combined Company.

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Other Risk Factors.   Various other risk factors associated with the business of NEH, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The ROCL Board concluded, in its business judgment, that the potential benefits that it expects ROCL and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the ROCL Board unanimously determined that the Business Combination and the transactions contemplated by the BCA are advisable and in the best interests of ROCL and its stockholders.
This explanation of ROCL’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Sponsors’ Prior SPAC Experience
The Sponsors of ROCL and our management team have extensive history in capital markets transactions and with special purpose acquisition companies. Our management team is led by partners of both Roth and Craig-Hallum who have over 100 years of combined operational, deal-making and investment experience.
Our mission is to unlock value for our stockholders by identifying an acquisition target in the business services, consumer, healthcare, technology, wellness or sustainability sectors. Given the experience of our management team in these sectors, we believe we have significant resources to identify, diligence, and structure transactions that could be favorable for stockholders.
We believe our management team’s backgrounds and experience working at Roth and Craig-Hallum’s unique sourcing infrastructure, provide us with the ability to identify transactions and target businesses that can succeed as publicly traded companies. Additionally, over the course of their careers, the members of our management team and our affiliates have developed extensive networks of contacts and corporate relationships that we believe provide us with an important source of initial business combination opportunities.
Given the experience and expertise of our team members and their affiliated firms, the Sponsors decided to sponsor its first special purpose acquisition company, Roth CH Acquisition I Co., in February of 2019, and have closed four business combinations by blank check special purpose acquisition companies sponsored and managed by substantially similar teams. The following is a brief summary of those business combinations and the post-closing trading activity of the combined companies.
Roth CH Acquisition I Co.
Roth CH Acquisition I Co. (NASDAQ: ROCH, ROCHU, ROCHW) was jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on May 4, 2020, raising approximately $76.5 million. On March 17, 2021, Roth CH Acquisition I Co. consummated its initial business combination with PureCycle Technologies, Inc. (“Purecycle”). PureCycle holds the exclusive global license to commercialize the only patented solvent-based purification recycling technology for restoring waste polypropylene into virgin-like resin. This process, developed by The Procter & Gamble Company, and commercialized by PureCycle, is both more cost-efficient and environmentally sustainable than the traditional manufacturing process of producing virgin polypropylene, utilizing approximately 75% less energy.
Roth CH Acquisition I Co. acquired PureCycle at a pro forma equity value of $1.2 billion and an enterprise value of approximately $826.0 million. The consideration paid consisted of approximately $835.0 million in new common stock of Roth CH Acquisition I Co. issued to then current holders of PureCycle at a value of $10.00 per share. The transaction included a $250.0 million PIPE transaction at $10.00 per share. The merger closed on March 17, 2021, and the combined company began trading on the Nasdaq Capital Markets on March 18, 2021, with an opening price of $31.64 per share for its common stock under the symbol “PCT” and $17.50 per warrant under the symbol “PCTTW” for its warrants, each to purchase one share of PCT common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 5,100 shares of Roth CH Acquisition I Co. common stock, 0.07% of the outstanding public shares, elected to redeem their shares. On June 15, 2021, ninety days following the closing of the business combination, the closing price of PCT common stock was $19.03 per share and the closing price of PCTTW warrants was $8.94 per warrant. On August 6, 2024 the closing price of PCT common stock was $6.81 per share and the closing price of PCTW warrants was $1.75 per warrant.
Roth CH Acquisition II Co.
Roth CH Acquisition II Co. (NASDAQ: ROCC, ROCCU, ROCCW) was also jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on December 15, 2020, raising approximately $115.0 million. On July 28, 2021, Roth CH Acquisition II Co consummated its initial business combination with Reservoir Media, Inc. (“Reservoir”). Founded in 2007, Reservoir is an award-winning independent music company. Reservoir’s music publishing catalog consists of more than 130,000 copyrights and is diverse across genre, geography, and time period with titles dating as far back as 1900, and hundreds of #1 releases worldwide. Reservoir’s music publishing catalog is complemented by its frontline creative business, a collection of songwriters and artists retained and fronted by Reservoir. Reservoir’s recorded music business consists of more than 26,000 sound recordings.
Roth CH Acquisition II Co. acquired Reservoir at a pro forma enterprise value of approximately $788.0 million. The consideration paid consisted of approximately $447.0 million in new common stock of Roth CH Acquisition II Co. issued to then current holders of Reservoir at $10.00 per share. The transaction additionally included a $150.0 million PIPE transaction at $10.00 per share. The merger closed on July 28, 2021, and the combined company began trading on the Nasdaq Capital Markets on July 29, 2021, with an opening price of $9.38 per share for its common stock under the symbol “RSVR” and $1.49 per warrant under the symbol “RSVRW” for its warrants, each to purchase one share of RSVR common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 10,295,452 shares of Roth CH Acquisition II Co. common stock, 89.5% of the outstanding public shares, elected to redeem their shares. On October 27, 2021, ninety days following the closing of the business combination, the closing price of RSVR common stock was $8.76 per share and the closing price of RSVRW warrants was $1.88 per warrant.
On August 6, 2024 the closing price of RSVR common stock was $7.10 per share and the closing price of RSVRW warrants was $0.89 per warrant.
Roth CH Acquisition III Co.
Roth CH Acquisition III Co. (NASDAQ: ROCR, ROCRU, ROCRW) was also jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on March 5, 2021, raising approximately $115.0 million.
On February 14, 2022, Roth CH Acquisition III Co. consummated its initial business combination with QualTek Services Inc. (“QualTek”). Founded in 2012, QualTek is a technology driven provider of infrastructure services to the 5G wireless, telecom, and renewable energy sectors across North America. QualTek has a national footprint with more than 80 operation centers across the United States and Canada and a workforce of over 5,000 people.
Roth CH Acquisition III Co. acquired QualTek at a pro forma enterprise value of approximately $829.0 million. The consideration paid consisted of approximately $307.0 million in equity of a newly created subsidiary of Roth CH Acquisition III Co. exchangeable for shares of common stock of Roth CH Acquisition III Co. to then current holders of QualTek at an implied value of $10.00 per share. The transaction additionally included a $44.4 million pre-closing PIPE and a PIPE transaction that closed simultaneously with the business combination including the sale of approximately $41.4 million in common stock at $10.00 per share and $125 million in convertible notes with an initial conversion price of $10.00 per share. The merger closed on February 14, 2022, and the combined company began trading on the Nasdaq Capital Markets on February 15, 2022, with an opening price of $9.80 per share for its common stock under the symbol “QTEK” and $0.65 per warrant under the symbol “QTEKW” for its warrants, each to purchase one share of QTEK common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 11,399,591 shares of Roth CH Acquisition III Co. common stock, 99.1% of the outstanding public shares, elected to redeem their shares. On May 16, 2022, ninety days following the closing of the business combination, the closing price of QTEK common stock was $2.11 per share and the closing price of QTEKW warrants was $0.42 per warrant. Qulatek is no longer listed on Nasdaq.
Roth CH Acquisition IV Co.
Roth CH Acquisition IV Co. (NASDAQ: ROCG, ROCGU, ROCGW) was also jointly managed by substantially the same group of affiliates of Roth and Craig-Hallum as the Sponsors and the ROCL management team. Its initial public offering closed on August 10, 2021, raising approximately $115.0 million. On May 23, 2023, Roth CH Acquisition IV Co. consummated its initial business combination with Tigo Energy, Inc. (“Tigo”). Founded in 2007, Tigo is a worldwide leader in the development and manufacture of smart hardware and software solutions that enhance safety, increase energy yield, and lower operating costs of residential, commercial, and utility-scale solar systems.
Roth CH Acquisition IV Co. acquired Tigo at a pro forma enterprise value of approximately $599 million. The consideration paid consisted of approximately $600 million in equity of a newly created subsidiary of Roth CH Acquisition IV Co. exchangeable for shares of common stock of Roth CH Acquisition IV Co. to then current holders of Tigo at an implied value of $10.00 per share. The merger closed on May 23, 2023, and the combined company began trading on the Nasdaq Capital Markets on May 24, 2023, with an opening price of $10.60 per share for its common stock under the symbol “TYGO” and $0.6101 per warrant under the symbol “TYGOW” for its warrants, each to purchase one share of TYGO common stock at $11.50 per share. In connection with the closing, stockholders holding an aggregate of 1,945,251 shares of Roth CH Acquisition IV Co. common stock, 81.8% of the outstanding public shares, elected to redeem their shares. On August 6, 2024 the closing price of TYGO common stock was $1.44 per share. On September 9, 2023, the closing price of TYGOW warrants was $0.0071 per warrant; this was the last day of trading for the warrants.
Certain Prospective Financial Information of New Era Helium
New Era Helium does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results of operations. However, in connection with the Business Combination, New Era Helium’s management has prepared and provided to ROCL, the ROCL Board and ROCL’s financial advisors certain internal unaudited prospective financial information set forth below (collectively, the “Projections”) to assist ROCL in its review and evaluation of New Era Helium and the Business Combination.
The Projections were prepared solely for internal use and not with a view toward public disclosure, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of the New Era Helium’s management, were prepared on a reasonable basis, reflects the best currently available estimates and judgments and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of New Era Helium. The Projections are the complete set of Projections provided to and considered by the ROCL Board in connection with their review of New Era Helium and the Business Combination and include all of the material projections provided by New Era Helium to ROCL and the ROCL Board as part of their diligence review. The inclusion of the Projections in this proxy statement should not be regarded as an indication that New Era Helium, New Era Helium’s management or board of directors or New Era Helium’s affiliates, advisors or other representatives considered, or now consider, the Projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The Projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections, as the Projections may be materially different from actual results. In addition, ROCL will not refer back to the Projections in its future periodic reports filed under the Exchange Act.
You are encouraged to read the Projections in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of New Era Helium,” “Selected Historical Consolidated Financial Information of New Era Helium,” “Selected Unaudited Pro Forma Condensed

Combined Financial Information,” “Unaudited Pro Forma Condensed Combined Financial Information” and New Era Helium’s consolidated financial statements, including the accompanying notes, contained elsewhere in this proxy statement and to not rely on any single financial measure.
The Projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to New Era Helium’s business, all of which are difficult to predict and many of which are beyond New Era Helium’s and ROCL’s control. A bulleted list of the material estimates and assumptions underlying the Projections is set forth below. The Projections are forward-looking statements that are inherently subject to significant risks, uncertainties and contingencies, many of which are beyond New Era Helium’s and ROCL’s control. The various risks, uncertainties and contingencies include those set forth in the “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of New Era Helium” sections of this proxy statement. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Projections cover multiple years, the information included in the Projections by its nature becomes less reliable with each successive year. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experiences and business developments. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were finalized, including changes in management’s plans or objectives.
New Era Helium is an early commercial stage emerging growth company that evaluates various strategies to achieve its financial goals on an ongoing basis.
Neither New Era Helium’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and they assume no responsibility for, and disclaim any association with, the Projections. The audit report of Weaver and Tidwell, L.L.P. contained in this proxy statement relates to historical consolidated financial information of New Era Helium and does not extend to the Projections and should not be read to do so.
Except to the extent required by applicable securities laws, by including in this proxy statement a summary of the Projections, New Era Helium undertakes no obligations and expressly disclaims any responsibility to update or revise, or publicly disclose any update or revision to, the Projections to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of the Projections, even in the event that any or all of the estimates and assumptions underlying the Projections are shown to be in error or change. Readers of this proxy statement are cautioned not to place undue reliance on the Projections.
The Projections were prepared by New Era Helium’s management using a number of estimates and assumptions, including the following estimates and assumptions that New Era Helium’s management believed to be material:
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Helium processing plant online and fully operational in Q1 of 2025.

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Realized prices for oil ($/bbl), NGL ($/bbl), and gas ($/MMBtu) in 2024 of $70.41, $28.86, and $2.29, respectively.

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Realized prices for oil ($/bbl), NGL ($/bbl), and gas ($/MMBtu) in 2025 of $68.10, $27.94, and $3.11, respectively.

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Realized prices for oil ($/bbl), NGL ($/bbl), and gas ($/MMBtu) in 2026 of $67.17, $26.87, and $3.82, respectively.

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For gaseous helium and liquid helium, an average realized price of $450.00 ($/Mcf) was used which is based on internal price assumptions derived from New Era Helium’s two 10 year take-or-pay contracts.

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In order to project net production estimates, we relied upon estimated proven reserve volumes prepared by third-party MKM Engineering as of December 31, 2023.

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G&A assumption of $3.0 million per year.

The projections for FY2024E, FY2025E and FY2026E are pro forma for the Business Combination.
	Estimated 2024	Estimated 2025	Estimated 2026
Income Statement Data:
Revenues:
Gas revenue	$1,834,019	$7,494,139	$13,605,591
less gathering and processing	$(992,420)	$(1,851,970)	$(2,954,470)
Gas revenue, net	$841,599	$5,642,169	$10,651,121
NGL revenue		$4,168,127	$7,327,756
Oil revenue	$163,735	$235,626	$299,270
Gaseous Helium revenue		$4,837,492	$8,792,552
Liquid Helium revenue		$4,522,671	$8,220,338
Total revenue	$1,005,334	$19,406,085	$35,291,037
Lease operating expenses	$(940,829)	$(2,206,034)	$(3,298,325)
Operating cash flow	$64,505	$17,200,051	$31,992,712
General and administrative expense	$(3,000,000)	$(3,000,000)	$(3,000,000)
Adjusted Operating Netback	$(2,935,495)	$14,200,051	$28,992,712
These projections are based on production from the reserve appraisal report as of 1/1/2024. The increase in gas revenues during 2025 and 2026 were primarily as a result of drilling to occur during 2025 and 2026. The increase in NGL revenues were also related to drilling to occur during 2025 and 2026, as well as the new processing plant scheduled to commence operations by Q1 of 2025 The helium revenues relate to commencement of operations of the processing plant as well as drilling to occur during 2025 and 2026. The above projections are based on the current expectations of the management of ROCL and NEH, and are inherently subject to uncertainties and changes in circumstances and their potential effects. There can be no assurance that future developments will be those that have been anticipated. In particular, these projections may prove unrealistic if there is a delay in the commencing of our drilling activities and the operation of our processing plants. These projections involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these projections. Please see “Cautionary Note Regarding Forward-Looking Statements” for a description of these risks and uncertainties.
Satisfaction of 80% Test
It is a requirement under the Nasdaq Rules that the business or assets acquired in ROCL’s initial business combination have a fair market value equal to at least 80% of ROCL’s assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for such initial business combination. As of January 3, 2024, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was approximately $17.0 million and 80% thereof represents approximately $13.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Board reviewed the equity value of NEH of approximately $90 million. In determining whether the equity value described above represents the fair market value of NEH, the Board considered all of the factors described in this section and the section of this proxy statement/prospectus entitled “Proposal 2 — The Business Combination Proposal — The BCA” and that the $90 million NEH equity value was determined as a result of arm’s length negotiations. As a result, the Board concluded that the fair market value of the equity acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).
The BCA
On January 3, 2024, Roth CH Acquisition V Co., a Delaware corporation (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as amended on June 5, 2024 and as it may be further amended, supplemented or otherwise modified from time to time, the “BCA”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). The transactions set forth in the BCA, including the Merger (defined below), will constitute a “Business Combination” as contemplated by Acquiror’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the BCA.
The Merger
Upon the terms and subject to the conditions set forth in the BCA and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of ROCL, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings (the “Business Combination”). Upon the closing of the Transactions, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Inc.” and is expected to list on The Nasdaq Stock Market.
Consideration
Subject to the terms and conditions set forth in the BCA, in consideration of the Merger, the holders of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) will receive an aggregate of 9.0 million shares of Acquiror’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined in the BCA) (which shares do not include the Earnout Shares (as defined below)) (the “Company Merger Shares”). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the Company Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the Company Merger Shares will be decreased by 1/10 of one share. Please see “Unaudited Pro Forma Condensed Combined Financial Information,” including the table that sets out share ownership of NEH on a pro forma basis.
The BCA also provides, among other things, that the holders of shares of Company Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of Acquiror’s common stock (the “Earnout Shares”), subject to the following contingencies:
(i)   500,000 Earnout Shares, in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company; and
(ii)   500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which Acquiror’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.
Representations and Warranties
The BCA contains customary representations and warranties of the parties thereto with respect to the parties, the transactions contemplated by the BCA and their respective business operations and activities, including, with respect to the Company, its mineral properties, leases and contracts. The representations and warranties of the parties do not survive the Closing.
Covenants
The BCA contains customary covenants of the parties thereto, including: (a) conduct of business pending the Merger, (b) preparation and filing of a Form S-4 with respect to the shares of Acquiror’s common stock issuable under the BCA, which Form S-4 will contain a proxy statement for Acquiror’s stockholders, (c) the requirement to make appropriate filings and obtain clearance pursuant to the HSR Act, and (d) the preparation and delivery of updated audited financial statements for the Company.
The BCA also contains mutual exclusivity provisions prohibiting the parties thereto and their respective representatives and subsidiaries from soliciting initiating, continuing or otherwise encouraging or participating in an Alternative Transaction (subject to certain limited exceptions specified therein), or entering into any contracts or agreements in connection therewith.
The parties to the BCA agreed to use commercially reasonable efforts to identify additional sources of financing from third party financing sources, on terms mutually agreed upon between Acquiror and the Company.
Conditions to Consummation of the Transactions
Consummation of the transactions contemplated by the BCA is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) obtaining Acquiror stockholders’ approval of the Roth Proposals; (b) obtaining the Company Stockholder Approval; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the BCA; (d) the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) Acquiror’s common stock being listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; (f) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; and (g) Acquiror (including, following the Effective Time, the Company) having equal to or in excess of $5,000,000 in cash and cash equivalents.
Acquiror has separate conditions to closing, including, among others, that no material adverse effect having occurred with respect to the Company. The Company has separate conditions to closing, including, among others, that no material adverse effect has occurred with respect to Acquiror.
Termination
The BCA may be terminated under certain customary and limited circumstances prior to the Closing of the Merger, including: (a) by mutual written consent of Acquiror and the Company; (b) by either party if the Closing has not occurred prior to the date that is 270 days after the date of the BCA; (c) there is a final non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the BCA; (d) by either Acquiror or the Company if any of the Roth Proposals fails to be approved at the Roth Stockholders’ Meeting; (e) by Acquiror if the Company fails to obtain Company Stockholder Approval within five (5) Business Days following the date in which the SEC declares the Form S-4 effective; (f) by Acquiror if the Company has not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024, (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 within 90 days after the date of the BCA; and (g) by either party if the other party’s representations or warranties are not true and correct or if the other party breached any of its covenants set forth in the BCA such that the conditions to Closing would not be satisfied and such breach cannot or has not been cured within the earlier of thirty (30) days’ notice by the other party.
If the BCA is validly terminated, none of the parties will have any liability or any further obligation under the BCA with certain limited exceptions, including liability arising out of willful material breach of the BCA.
Governance
The executive management of the Company is expected to serve as the executive management of Acquiror following Closing. Pursuant to the BCA, for a period of three years following the Closing, Acquiror’s board of directors will consist of five members, with Acquiror’s current board of directors having the right to designate one director.
Employment Agreements

In connection with the BCA, prior to the filing of the definitive Proxy Statement, the Company agreed to amend and restate the employment agreements, or enter into new employment agreements, with certain key employees of the Company, in forms reasonably acceptable to Acquiror, the Company and such key employees and containing market terms for a public company of similar size and industry to the Company.
The foregoing description of the BCA and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the BCA, a copy of which is attached hereto as Annex A. The BCA contains representations, warranties and covenants that the parties to the BCA made to each other as of the date of the BCA or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the BCA. The BCA has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about ROCL, the Company or any other party to the BCA. In particular, the representations, warranties, covenants and agreements contained in the BCA, which were made only for purposes of the BCA and as of specific dates, were solely for the benefit of the parties to the BCA, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the BCA instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the BCA. In addition, the representations, warranties, covenants and agreements and other terms of the BCA may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the BCA, which subsequent information may or may not be fully reflected in ROCL’s public disclosures.
The June 5, 2024 Amendment to the BCA
On June 5, 2024, the parties to the BCA entered into the First Amendment to the Business Combination Agreement and Plan of Reorganization Amendment pursuant to which, among other things:
(a)   the Outside Date was extended to 270 days from the execution date of the BCA;
(b)   the structure of the Business Combination was changed such that: (i) ROCL will merge (the “Redomestication Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”), a wholly owned subsidiary of Roth, and Holdings will be the survivor of the Redomestication Merger; (ii) Holdings shall sign a joinder and become a party to the Merger Agreement; and (iii) immediately subsequent to the Redomestication Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings; and
(c)   a closing condition that the Company raise at least $45 million in a private placement of securities in order to fund its new plant construction was removed, and a closing condition that certain indebtedness of the Company be converted into shares of common stock of the Company was removed.
Certain Related Agreements
Insider Support Agreement
Contemporaneously with the execution of the BCA, Acquiror entered into an insider support agreement (the “Insider Support Agreement”) with the Company and certain stockholders of Acquiror (the “Sponsor Parties”), whereby the Sponsor Parties have agreed, among other things, (i) not to transfer or redeem any Acquiror Common Stock held by such Sponsor Parties, (ii) to vote in favor of the adoption of the BCA and approval of the Merger and the other transactions contemplated hereby, and (iii) to vote against any Alternative Transaction with respect to Acquiror or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

Company Support Agreement
Contemporaneously with the execution of the BCA, Acquiror entered into a stockholder support agreement (the “Company Support Agreement”) with the Company and certain shareholders of the Company (the “Company Supporting Shareholders”), pursuant to which the Company Supporting Shareholders have agreed, among other things, (i) not to transfer any Company Common Stock held by such Company Supporting Shareholders, (ii) to vote in favor of the Merger and the transactions contemplated by the BCA, and (iii) to vote against any Alternative Transaction with respect to the Company or any proposal in opposition to approval of the BCA or in competition with or inconsistent with the BCA, and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.
Registration Rights Agreement
The BCA contemplates that, at the Closing, Acquiror and certain stockholders of Acquiror and the Company (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Acquiror will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Acquiror Common Stock and warrants that are held by the Holders from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).
Lock-up Agreement
The BCA contemplates that, prior to the Closing, certain shareholders of the Company (“Lock-up Holders”) will enter into lock-up agreements (each, a “Lock-up Agreement”) with the Company and Acquiror. Pursuant to the Lock-up Agreements, the Lock-up Holders will agree, among other things, that for a period of six (6) months following the Closing, not to transfer their shares received as Merger consideration or any securities convertible into or exercisable or exchangeable for shares of Acquiror Common Stock owned by such Lock-up Holders nor make any demand for or exercise any right with respect to the registration of such lock-up securities.
Termination of Business Combination Marketing Agreement
Concurrently with the execution of the BCA, Acquiror and the Company entered into a letter agreement (the “Advisor Agreement”) with Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC (together the “Advisors”) to terminate that certain Business Combination Marketing Agreement, dated as of November 30, 2021, by and among Acquiror and the Advisors (the “BCMA”).
Pursuant to the Advisor Agreement, in exchange for the termination of the BCMA, Acquiror and the Company mutually agree, jointly and severally, on the date of closing of the Business Combination, to issue to the Advisors an aggregate of 575,000 shares of Acquiror Common Stock and to include such shares as a “registrable security” in the Registration Rights Agreement. Such shares will not be subject to any lock-up agreement or other restrictions on transfer.
The Advisor Agreement will terminate and be of no force or effect if the BCA is terminated in accordance with its terms.
Board of Directors
The Combined Company’s Board of Directors will consist of Will E. Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director).
Interests of ROCL’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of ROCL’s board of directors in favor of approval of the Business Combination Proposal and the other proposals, you should keep in mind that the Sponsor and

ROCL’s directors and officers, have interests in such proposals that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•
the fact that, pursuant to a letter agreement dated January 2, 2024, among ROCL, NEH, Roth and Craig-Hallum, at the closing of the Business Combination, ROCL will issue to Roth and Craig-Hallum an aggregate of 575,000 shares of Holdings Common Stock, and therefore certain members of the Sponsor, the ROCL Board and executive officers who are employed by Roth and Craig‑Hallum and will have a right to receive a portion of the 575,000 shares of Holdings Common Stock;

•
unless ROCL consummates an initial business combination, the Sponsors and ROCL’s officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the ROCL IPO and private placement not deposited in the Trust Account. As of August 6, 2024, no such reimbursable out-of-pocket expenses have been incurred;

•
with certain limited exceptions, 50% of ROCL’s founder shares will not be transferred, assigned, sold or released from escrow until the earlier of six months after the date of the consummation of our initial business combination and the date the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of our initial business combination or earlier in either case if, subsequent to our initial business combination, we complete a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our shareholders having the right to exchange their shares of common stock for cash, securities or other property;

•
based on the difference in the purchase price of $0.0087 that the Sponsors paid for the Founder Shares, as compared to the purchase price of $10.00 per public unit sold in the IPO, the Sponsors may earn a positive rate of return even if the share price of the Combined Company after the closing of a business combination falls below the price initially paid for the public units in the ROCL IPO and the public investors experience a negative rate of return following the closing of a business combination;

•
the fact that Sponsors paid an aggregate of $25,000 (or approximately $0.0087 per share) for their 2,875,000 Founders Shares and such securities may have a value of $28,750,000 at the time of a business combination. Therefore, the Sponsors could make a substantial profit after the initial business combination even if public investors experience substantial losses. Further, the Founder Shares have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

•
the fact that the Sponsors currently hold 461,500 Private Units, each unit consisting of one share of common stock and one-half of one redeemable warrant, which Private Units were purchased at a price of $10.00 per unit, or an aggregate value of $4,615,000 and which have no redemption rights upon ROCL’s liquidation and will be worthless if no business combination is effected;

•
the fact that, if the Trust Account is liquidated, including in the event we are unable to consummate the Business Combination or an initial business combination within the Completion Window, the Sponsors have agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.15 per Public Share, or such lesser amount per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third-party vendors or service providers (other than our independent registered public accounting firm) for services rendered or products sold to us, but only if such target business, vendor or service provider has not executed a waiver of any and all of its rights to seek access to the Trust Account;

•
the fact that certain of our Sponsors have agreed to loan us up to an aggregate of $1,350,000 pursuant to promissory notes dated July 26, 2023 and March 27, 2024 (the “Sponsor Notes”). As of August 6, 2024, the principal balance of the Sponsor Notes was $1,200,000;

•
the fact that the Sponsors currently hold an aggregate of 2,875,000 Founder Shares and 461,500 Private Units. As of August 6, 2024, the Founder Shares had an aggregate market value of approximately $32.23 million and the Private Units had an aggregate market value of approximately $5.25 million, based on a market price of $11.21 per share of ROCL common stock on August 6, 2024 and a market price of $11.37 per Unit on August 6, 2024, respectively;

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the continued indemnification of ROCL’s executive officers and directors and the continuation of ROCL’s executive officers’ and directors’ liability insurance following the consummation of the Business Combination;

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the fact that the Sponsors and ROCL’s executive officers and directors have agreed, for no consideration, not to redeem any of the Founder Shares in connection with a stockholder vote to approve the Business Combination Proposal and such Founder Shares will be worthless if no business combination is effected by ROCL by December 4, 2024; and

•
the fact that ROCL has the right to appoint one member to the board of directors of the Combined Company upon the consummation of the Business Combination.

In light of the foregoing, the Sponsor and ROCL’s directors and executive officers will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination with NEH rather than liquidate even if (i) NEH is a less favorable target company or (ii) the terms of the Business Combination are less favorable to stockholders. As a result, our Sponsor and directors and officers may have interests in the completion of the Business Combination that are materially different than, and may conflict with, the interests of other stockholders. Further, the Sponsor and ROCL’s directors and executive officers who hold Founder Shares and/or Private Units may receive a positive return on the Founder Shares and Private Units even if ROCL’s public stockholders experience a negative return on their investment after consummation of the Business Combination.
In addition, each of our officers and directors presently has fiduciary or contractual obligations to other entities, including pursuant to which such officer or director is or will be required to present a business combination opportunity. For additional detail regarding these conflicts, see “Executive Officers and Directors Of ROCL — Conflicts of Interest.” We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors has affected our search for an acquisition target or will materially affect our ability to complete our initial business combination.
The ROCL Board was aware of and considered these interests and facts, among other matters, in evaluating and unanimously approving the Business Combination and in recommending to ROCL stockholders that they approve the Business Combination.
Appraisal Rights
Appraisal rights are not available to holders of shares of Common Stock in connection with the proposed Business Combination. Appraisal rights also are not available to holders of Warrants in connection with the proposed Business Combination.
Name; Headquarters
The name of the Combined Company will be “New Era Helium Inc.” and its headquarters will be located at 4501 Santa Rosa Dr. Midland, TX 79707.
Anticipated Accounting Treatment
The Business Combination is intended to be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCL will be treated as the “acquired”” company for financial reporting purposes, and NEH will be the accounting “acquirer.”
Vote Required for Approval
This Business Combination Proposal (and consequently, the BCA and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if a majority of the outstanding shares of ROCL Common Stock present and entitled to vote at the Special Meeting are voted “FOR” the Business Combination Proposal and each of the Redomestication Merger Proposal, the Charter Amendment Proposal, and the First Nasdaq Proposal and the Second Nasdaq Proposal are approved by the requisite stockholder vote at the Special Meeting. Failure to vote by proxy or to vote online at the Special Meeting will have no effect on the outcome of the vote on the Business Combination Proposal. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
The Redomestication Merger Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal, and the Management Equity Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal at the Special Meeting.
As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the Business Combination, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock. As of the date hereof, the Sponsor, directors and officers have not purchased any Public Shares.
Recommendation of the ROCL Board
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 3: THE CHARTER AMENDMENT PROPOSAL
Overview
If the Business Combination is to be consummated, the Combined Company’s charter will be the articles of incorporation of the Combined Company in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of ROCL’s board of directors, is necessary to adequately address the needs of the Combined Company.
See the section titled “Comparison of Stockholder Rights” for a summary of the principal proposed changes and the differences between the Current Charter and the Proposed Certificate of Incorporation which is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders and other interested parties are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.
In the judgment of ROCL’s Board of Directors, the Charter Amendment Proposal is desirable because it provides flexibility for future issuances of common shares if determined by the ROCL Board to be in the best interests of the combined company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Vote Required for Approval
The Charter Amendment Proposal will be approved and adopted if the holders of a majority of the shares of Common Stock outstanding vote “FOR” the Charter Amendment Proposal.
The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, then the Charter Amendment Proposal will have no effect even if approved by our stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing of the Business Combination. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.
As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the Charter Amendment Proposal, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock.
A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Charter Amendment Proposal, upon Closing of the Business Combination and filing with the Secretary of State of the State of Nevada, is attached to this proxy statement/prospectus as Annex B.
If the Charter Amendment Proposal is not approved, the Business Combination will not occur.
Recommendation of the ROCL Board
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL 4: THE GOVERNANCE PROPOSAL
In connection with the Business Combination, ROCL will replace the ROCL Current Charter with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B.
In addition to the approval of the Proposed Certificate of Incorporation as a whole pursuant to the Charter Amendment Proposal, ROCL’s stockholders are being asked to separately approve certain material amendments to the ROCL’s Current Charter that will be effected by the Proposed Certificate of Incorporation pursuant to the four Governance Proposals described below.
ROCL is requesting that its stockholders vote upon the Governance Proposals on a non-binding advisory basis. Approval of the Governance Proposals is not otherwise required by Delaware law separate and apart from the approval of the Charter Amendment Proposal.
However, approval of each of the Governance Proposals is a condition to the completion of the Business Combination. If each of the Governance Proposals are not approved, the Business Combination will not occur.
Set forth below under Proposals 3A to 3D is a summary of each material amendment, as well as the ROCL Board’s reasons for proposing each amendment. These summaries are qualified by reference to the complete text of the Proposed Certificate of Incorporation. The Proposed Certificate of Incorporation, as will be in effect assuming approval of all of the Governance Proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Nevada, is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Governance Proposals in their entirety for a more complete description of their terms.
Proposal 4A — to change the name of the Combined Company to “New Era Helium Inc.”;
Proposal 4B — to increase the number of authorized shares of Common Stock by 25,000,000 shares, to an aggregate of 75,000,000 shares, consisting of 70,000,000 shares of common stock and 5,000,000 shares of preferred stock;
Proposal 4C — to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000 shares; and
Proposal 4D — to remove provisions that relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination.
In the judgment of ROCL’s board of directors, the Governance Proposals are desirable for the following reasons:
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Amending Article First of the Current Charter to change the name of the Combined Company to “New Era Helium Inc.” This amendment is desirable because it reflects the effective name of the Combined Company following consummation of the Business Combination.

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Amending Article Fifth of the Current Charter to authorize an increase in the aggregate number of capital stock of the Combined Company to 75,000,000, consisting of 70,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock. This amendment is desirable because it provides flexibility for future issuances of common shares if determined by the ROCL Board to be in the best interests of the post-combination company without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•
Amending Article Fifth of the Current Charter to create a class of preferred stock and fix the number of authorized shares of preferred stock at 5,000,000. This amendment is desirable to create flexibility for future financing of the Combined Company and for the Combined Company to leverage voting control.

Removing any and all provisions from the Current Charter which relate to the operation of ROCL as a special purpose acquisition corporation prior to the consummation of its initial business combination. This amendment is desirable because the Combined Company will no longer be a special purpose acquisition corporation upon consummation of the Business Combination.

Vote Required for Approval
The Governance Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” all the proposals set forth in 3A to 3D above. The Governance Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Governance Proposal will have no effect even if approved by our stockholders. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of each of the proposals set forth in 3A to 3D above, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock.
A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of all of the Governance Proposals, upon consummation of the Business Combination and filing with the Secretary of State of the State of Nevada, is attached to this proxy statement/prospectus as Annex B.
If each of the Governance Proposals are not approved, the Business Combination will not occur.
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNANCE PROPOSAL.

PROPOSAL 5: THE FIRST NASDAQ PROPOSAL
Background and Overview
We are proposing the ROCL First Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.
ROCL currently has 4,919,297 shares of ROCL Common Stock outstanding. Pursuant to the BCA, we will issue to the NEH stockholder as consideration in the Business Combination approximately 9,000,000 shares of Holdings Common Stock. In addition, pursuant to, and in accordance with the terms and subject to the conditions of, the Transaction Financing Agreements, we expect to issue 1,000,000 shares of Holdings Common Stock to the Transaction Financing Investors. Because the number of shares of Holdings Common Stock we anticipate issuing as consideration in the Business Combination and because of the transactions contemplated by the Transaction Financing Agreements (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of ROCL, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).
Effect of Proposal on Current Stockholders
If the ROCL First Nasdaq Proposal is adopted, up to an aggregate of 10 million shares of Holdings Common Stock may be issued in connection with the Business Combination, as compared to 4,919,297 shares of ROCL Common Stock outstanding as of August 6, 2024. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Holdings.
If the ROCL First Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, ROCL would be in violation of Nasdaq Listing Rules 5635(a) and (b), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

•
reduced liquidity with respect to our securities;

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a determination that ROCL Common Stock is a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage for the post-transaction company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of ROCL and NEH to consummate the Business Combination that Holdings Common Stock be listed on Nasdaq. As a result, if the ROCL First Nasdaq Proposal is not approved and adopted, the Business Combination may not be consummated.
Vote Required for Approval
The ROCL First Nasdaq Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the ROCL Special Meeting vote “FOR” the ROCL First Nasdaq Proposal. The ROCL First Nasdaq Proposal

is conditioned upon the approval of the ROCL Business Combination Proposal and Closing of the Business Combination. If the ROCL Business Combination Proposal is not approved, the ROCL First Nasdaq Proposal will have no effect even if approved by our stockholders.
Approval of the ROCL First Nasdaq Proposal is a condition to the Closing of the Business Combination. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the ROCL First Nasdaq Proposal, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock.
If the ROCL First Nasdaq Proposal is not approved, the Business Combination will not occur.
Recommendation of the ROCL Board
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ROCL FIRST NASDAQ PROPOSAL.

PROPOSAL 6: THE SECOND NASDAQ PROPOSAL
We are proposing the ROCL Second Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635(d). Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Because the shares of Holdings Common Stock to be issued or issuable, as applicable, in connection with the Transaction Financing (1) was at a price that is less than the lower of (i) the closing price of the ROCL Common Stock immediately preceding the signing of the binding agreement or (ii) the average closing price of such common stock for the five trading days immediately preceding the signing of the binding agreement, and (2) will constitute more than 20% of ROCL’s outstanding common stock and more than 20% of outstanding voting power prior to such issuance, ROCL is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).
Effect of Proposal on Current Stockholders
If the ROCL Second Nasdaq Proposal is adopted, up to an aggregate of 10 million shares of Holdings Common Stock may be issued in connection with the Transaction Financing, as compared to 4,919,297 shares of ROCL Common Stock outstanding as of August 6, 2024. The issuance of such shares would result in significant dilution to our stockholders, and result in our stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of Holdings.
If the ROCL Second Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, ROCL would be in violation of Nasdaq Listing Rules 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from Nasdaq. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

•
reduced liquidity with respect to our securities;

•
a determination that ROCL Common Stock is a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•
a limited amount of news and analyst coverage for the post-transaction company; and

•
a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of ROCL and NEH to consummate the Business Combination that Holdings Common Stock be listed on Nasdaq. As a result, if the ROCL Second Nasdaq Proposal is not approved and adopted, the Business Combination may not be consummated.
Vote Required for Approval
The ROCL Second Nasdaq Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the ROCL Special Meeting vote “FOR” the ROCL Second Nasdaq Proposal. The ROCL Second Nasdaq Proposal is conditioned upon the approval of the ROCL Business Combination Proposal and Closing of the Business Combination. If the ROCL Business Combination Proposal is not approved, the ROCL Second Nasdaq Proposal will have no effect even if approved by our stockholders.
Approval of the ROCL Second Nasdaq Proposal is a condition to the Closing of the Business Combination. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.

As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the ROCL Second Nasdaq Proposal, which reflects 67.83% of the issued and outstanding shares of ROCL Common Stock.
If the ROCL Second Nasdaq Proposal is not approved, the Business Combination will not occur.
Recommendation of the ROCL Board
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ROCL SECOND NASDAQ PROPOSAL.

PROPOSAL 7: THE DIRECTORS ELECTION PROPOSAL
At the Special Meeting, three directors will be elected to be the directors of the Combined Company upon the closing of the Business Combination. If the nominees are elected, the members of ROCL’s board of directors will consist of the following members: E. Will Gray II (Chairman), Phil Kornbluth (Independent Director) and Ondrej Sestak (Independent Director), serving until their respective successors are elected and qualified. Biographical information about the nominees can be found in “Executive Officers and Directors of NEH” below.
Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.
Vote Required for Approval and Board Recommendation
Under Delaware law, the election of a director requires the vote of a plurality of the shares of the ROCL Common Stock present in person by virtual attendance or represented by proxy and entitled to vote at the Special Meeting. Plurality means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor. Abstentions and broker non-votes will have no effect with respect to the election of directors. Following the closing of the Business Combination, the election of directors of the Combined Company will be governed by its Proposed Certificate of Incorporation and the laws of the State of Nevada.
The Director Election Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Director Election Proposal will have no effect even if approved by our stockholders.
If the Director Election Proposal is not approved, the Business Combination will not occur.
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL 8: THE MANAGEMENT EQUITY INCENTIVE PLAN PROPOSAL
Background
The Combined Company’s 2024 Stock Incentive Plan (the “Plan”) has been approved by ROCL’s board of directors and will take effect upon consummation of the Business Combination, provided that it is approved by the stockholders at the Special Meeting. We are submitting the Plan to the ROCL stockholders for their approval so that options granted under the Plan may qualify for treatment as incentive stock options and awards under the Plan may constitute performance-based compensation not subject to Section 162(m) of the Code.
The Plan reserves [1,500,000] shares of the Combined Company’s Common Stock for issuance in accordance with the Plan’s terms, subject to annual increases as provided in the Plan. The purpose of the Plan is to enable the Combined Company to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to the Combined Company have been, are or will be important to the success of the Combined Company, an opportunity to acquire a proprietary interest in the Combined Company. The various types of incentive awards that may be provided under the Plan are intended to enable the Combined Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.
A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan, which is attached to this proxy statement/prospectus as Annex C
Administration
The Plan will be administered by the compensation committee of the board of directors of the Combined Company. Subject to the provisions of the Plan, the compensation committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.
Stock Subject to the Plan
If any shares are subject to an award that is forfeited, settled in cash, or expires, any such unissued shares covered by such award will be available for issuance under the Plan. Shares not issued as a result of the net exercise of a stock appreciation right, shares tendered by a participant or retained by the Combined Company as full or partial payment for the purchase of an award or to satisfy tax withholding obligations in connection with an award, or shares repurchased on the open market with the proceeds from the payment of an exercise price of a stock option will not again be available for issuance under the Plan.
In the event of any Business Combination, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of shares or other securities of the Combined Company, or similar corporate transaction, as determined by the Committee, the Committee shall, in such manner as it may deem equitable and to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, adjust the number and type of shares available for awards under the Plan.
Duration of Plan
The Plan will become effective upon the date the stockholders of ROCL first approve the Plan. Unless sooner terminated, the Plan will terminate on the tenth anniversary of the stockholders’ approval. After the Plan is terminated, no awards will be granted under the Plan, but awards previously granted will remain outstanding.
Eligibility
Awards may be granted under the Plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to the Combined Company and who are deemed to have contributed, or to have the potential to contribute, to our success.

Types of Awards
Options.   The Plan provides both for “incentive” stock options as defined in Section 422 of the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the Plan. The committee determines the exercise price per share of Common Stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of Common Stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of our plans), measured at the date of the grant, may not exceed $100,000.
A stock option may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of Common Stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.
Except as otherwise permitted by the compensation committee, stock options granted under the Plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative.
Stock Appreciation Rights.   The Plan permits the committee to grant stock appreciation rights. A stock appreciation right entitles the holder to receive a number of shares of Common Stock having a fair market value equal to the excess fair market value of one share of Common Stock over the exercise price, multiplied by the number of shares subject to the stock appreciation rights. The committee determines the exercise price per share, which may not be less than 100% of the fair market value on the day of the grant. A stock appreciation right may only be exercised within ten years from the date of the grant.
Restricted Stock. Under the Plan, shares of restricted stock may be awarded either alone or in addition to other awards granted under the Plan. The committee determines the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.
Performance Awards. Under the Plan, awards may be granted that are vest upon the achievement of specified performance goals during a performance period. Performance awards may consist of shares of restricted stock (Performance Shares) or units having a dollar value. Performance Shares may, in the committee’s discretion, be intended to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code.
If the Committee intends for a performance award to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the IRS, payment will be contingent upon the achievement of one or more performance goals, as certified by the committee. Such performance goals will be based on one or more of the following performance measures:
(a)   Net earnings or net income (before or after taxes);
(b)   Earnings per share;
(c)   Net sales or revenue growth;
(d)   Net operating profit;

(e)   Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(f)   Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);
(g)   Earnings before or after taxes, interest, depreciation, and/or amortization;
(h)   Gross or operating margins;
(i)   Productivity ratios;
(j)   Share price (including, but not limited to, growth measures and total shareholder return);
(k)   Expense targets;
(l)   Margins;
(m)   Operating efficiency;
(n)   Market share;
(o)   Customer satisfaction;
(p)   Working capital targets; and
(q)   Economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital).
Any performance measure(s) may be used to measure the performance of the Combined Company and/or an affiliate as a whole or any business unit of the Combined Company and/or affiliate or any combination thereof, as the committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparable companies, or published or special index that the committee, in its sole discretion, deems appropriate, or the Combined Company may select performance measure (j) above as compared to various stock market indices.
Other Stock Awards. Under the Plan, other stock-based awards may be granted, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, as deemed consistent with the purposes of the Plan.
Withholding Taxes
Upon the exercise of any award granted under the Plan, the holder may be required to remit to the Combined Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of Common Stock.
Amendments
Subject to the approval of the Board, where required, the committee may at any time, and from time to time, amend the Plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the Plan without the holder’s consent (except to the extent necessary to comply with Section 409A of the Code). In addition, the committee may not increase the shares available under the Plan, increase the individual limits on awards, allow for an exercise price below fair market value, permit the repricing of options or stock appreciation rights, or adopt any other amendment that would require stockholder approval.
Federal Income Tax Consequences
The material U.S. federal income tax consequences of awards under the Plan, based on the current provisions of the Code and the regulations thereunder, with respect to employees who are subject to U.S. income tax are as follows:

The grant of an option to an employee will have no tax consequences to the employee or to the Combined Company or its subsidiaries or affiliates. In general, upon the exercise of an incentive stock option (“ISO”), the employee will not recognize income, and the employer will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date over the exercise price is included in the employee’s income for purposes of the alternative minimum tax. When an employee disposes of ISO shares, the difference between the exercise price and the amount realized by the employee will, in general, constitute capital gain or loss, as the case may be. However, if the employee fails to hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, (i) the portion of any gain realized by the employee upon the disposition of the shares that does not exceed the excess of the fair market value of the shares on the exercise date over the exercise price generally will be treated as ordinary income, (ii) the balance of any gain or any loss will be treated as a capital gain or loss, and (iii) the employer generally will be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee. If an employee exercises an ISO more than three months after his termination of employment with the Combined Company and any subsidiary in which the Combined Company owns at least 50% of the voting power (or one year after his termination of employment if the reason for the termination is disability), the option will be treated for tax purposes as a non-qualified stock option, as described below.
In general, upon the exercise of a non-qualified stock option, the employee will recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the employer generally will be entitled to a tax deduction in the same amount.
With respect to other awards that are settled either in cash or in shares that are transferable or are not subject to a substantial risk of forfeiture, the employee will recognize ordinary income equal to the excess of (a) the cash or the fair market value of any shares received (determined as of the date of settlement) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.
In the case of an award to an employee that is settled in shares that are nontransferable and subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the date on which the shares become transferable or not subject to a substantial risk of forfeiture, whichever occurs first) over (b) the amount, if any, paid for the shares by the employee, and the employer generally will be entitled to a tax deduction in the same amount.
An employee whose shares are both nontransferable and subject to a substantial risk of forfeiture may elect under Section 83(b) of the Code to recognize income when the shares are received, rather than upon the expiration of the transfer A participant may make a Section 83(b) election, within 30 days of the transfer of the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.
Vote Required for Approval
The Management Equity Plan Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Management Equity Plan Proposal. The Management Equity Plan Proposal is conditioned upon the approval of the Business Combination Proposal and Closing of the Business Combination. If the Business Combination Proposal is not approved, the Management Equity Plan Proposal will have no effect even if approved by our stockholders. Approval of the Management Equity Plan Proposal is a condition to the Closing of the Business Combination. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
As of the Record Date, the Initial Stockholders have agreed to vote all shares of ROCL Common Stock owned by them in favor of the Management Equity Plan Proposal.

If the Management Equity Plan Proposal is not approved, the Business Combination will not occur, unless the corresponding condition to Closing is waived by the parties to the BCA.
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MANAGEMENT EQUITY PLAN PROPOSAL.

PROPOSAL 9: THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow the ROCL Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to ROCL’s stockholders in the event that based upon the tabulated vote at the time of the Special Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Redomestication Merger Proposal, the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposal, the First Nasdaq Proposal, the Second Nasdaq Proposal, the Directors Election Proposal or the Management Equity Incentive Plan Proposal. In no event will the ROCL Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the ROCL Current Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by ROCL’S stockholders, the ROCL Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other proposal.
Vote Required for Approval
The Adjournment Proposal will be approved and adopted if the holders of a majority of the shares of ROCL Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on any other Proposal and does not require the approval of any other Proposal to be effective. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect with respect to the approval of this proposal.
Recommendation of the ROCL Board
THE ROCL BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT ROCL
In this section “we,” “us,” “our” or the “Company” refer to ROCL prior to the Business Combination and to the Combined Company following the Business Combination.
Introduction
We are a blank check company incorporated on November 5, 2020 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the BCA, our efforts were limited to organizational activities, completion of our IPO and the evaluation of possible business combinations. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.
Company History
The Registration Statement for our IPO was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the IPO of 11,500,000 units (the “Units”), including 1,500,000 issued upon the exercise in full by the underwriters in the IPO of their over-allotment option. Each Unit consists of one share of common stock, $0.0001 par value, and one-half of one warrant (“Warrants”) entitling the holder of each whole Warrant to purchase one share of ROCL common stock at a price of $11.50 per whole share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $115.0 million, and incurring transaction costs of approximately $1.65 million, consisting of $1.15 million of underwriting fees and approximately $0.5 million of other offering costs of the Initial Public Offering in accordance with Staff Accounting Bulletin Topic 5A and 5T.
Simultaneously with the closing of the IPO, we completed the private sale of 461,500 Private Units at a purchase price of $10.00 per Private Unit (the “Private Placement”), to certain initial stockholders of the Company, generating gross proceeds of $4,615,000. Except with respect to certain registration rights and transfer restrictions, the Private Units are identical to the Units sold as part of the public units in the IPO.
As of December 3, 2021, a total of $116,725,000 ($10.15 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in the Trust Account located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of one hundred eighty-five (185) days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 under the Investment Company Act, as determined by the Company. None of the funds held in trust will be released from the Trust Account, other than to pay our income or other tax obligations until the earlier of (i) the consummation of the Company’s initial business combination, (ii) the Company’s failure to consummate a business combination within the Completion Window, and (iii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to affect the substance or timing of our obligation to redeem all public shares if we cannot complete an initial business combination within the Completion Window and such amendment is duly approved.
If we are unable to complete our initial business combination within the Completion Window, we will cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably practicable following such redemption, subject to the approval of our remaining holders of common stock and our Board of Directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to our obligations to provide for claims of creditors and the requirements of applicable law.

On May 17, 2023, our stockholders approved a proposal to amend our amended and restated certificate of incorporation, giving us the right to extend the date by which we have to consummate a business combination up to six times, each such extension for an additional one-month period, from June 3, 2023 to December 4, 2023. On May 17, 2023, we filed the approved amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholder vote to approve the extension, 8,989,488 shares of ROCL common stock were tendered for redemption and approximately $93 million was withdrawn from the Trust Account to pay for such redemptions, leaving approximately $26.5 million in our Trust Account to complete a business combination.
On May 3 and 4, 2023, we entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of the Company’s common stock (the “Non-redeeming Stockholders”), pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with our May 2023 extension. In consideration of such agreements, certain of our Initial Stockholders agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.04 per share for each one-month extension. On July 20, 2023, we entered into amendments to the non-redemption agreements to provide that we or certain Initial Stockholders, or their affiliates or designees, will pay such stockholders that entered into the non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements. On May 30, 2023, June 29, 2023, July 31, 2023, August 31, 2023, October 2, 2023 and November 6, 2023, we issued payments to the Non-redeeming Stockholders in the aggregate amount of $480,000 in relation to the extension of the Combination Period through December 4, 2023.
On December 1, 2023, our stockholders approved a proposal to amend our amended and restated certificate of incorporation, giving us the right to extend the date by which we have to consummate a business combination up to twelve (12) times, each such extension for an additional one-month period, from December 4, 2023 to December 3, 2024. On December 1, 2023, we filed the approved amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State. In connection with the stockholder vote to approve the extension, 927,715 shares of ROCL common stock were tendered for redemption and $9.9 million was withdrawn from the Trust Account to pay for such redemptions, leaving approximately $17.6 million in our Trust Account as of August 6, 2024 to complete a business combination.
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (which we refer to herein as the JOBS Act). We will remain an emerging growth company until the earlier of the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates equals or exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. As an emerging growth company, we have elected, under Section 107(b) of the JOBS Act, to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.
Competitive Strengths
Our management team is led by Byron Roth, our Chairman and Co-Chief Executive Officer, John Lipman, our Co-Chief Executive Officer, Gordon Roth, our Chief Financial Officer, our independent directors and partners of both Roth and Craig-Hallum who have over 100 years of combined operational, deal- making and investment experience. Our mission is to unlock value for our stockholders by identifying an acquisition target in the business services, consumer, healthcare, technology, wellness or sustainability sectors. Given the experience of our management team in these sectors, we believe we have significant resources to identify, diligence, and structure transactions that could be favorable for all stockholders.
We believe our management team’s backgrounds, and Roth and Craig-Hallum’s unique sourcing infrastructure, provide us with the ability to identify transactions and target businesses that can thrive as publicly-traded companies. Additionally, over the course of their careers, the members of our management team and our affiliates have developed extensive networks of contacts and corporate relationships that we believe will provide us with an important source of initial business combination opportunities. These networks have provided our management team and our affiliates with deal flow that has resulted in numerous transactions. We anticipate that target business candidates will also be brought to our attention from various unaffiliated sources, including family offices, investment market participants, private equity groups, investment banks, consultants, accounting firms and large business enterprises.
Management team
Our management team, through its members’ shared experience at Roth and Craig-Hallum, has a history of identifying targets and making strategic investments, acquisitions and raising capital. Roth and Craig-Hallum are small-cap growth investment banks with deep expertise and relationships in the business services, consumer, healthcare, technology, wellness and sustainability sectors. Since inception in 1992, Roth has raised over $50 billion in equity and debt offerings for small cap growth companies; Craig-Hallum has raised over $25 billion for small cap growth companies since its inception in 1997. Together, Roth and Craig-Hallum have approximately 40 senior research analysts covering approximately 550 companies, and over 40 sales people servicing approximately 1,000 institutional investors. Combined, the two firms have been underwriters on approximately 60 IPOs and completed over 400 M&A and advisory assignments. Roth and Craig-Hallum sponsor over 15,000 meetings with institutional clients annually. On March 17, 2021, Roth CH Acquisition I Co., a SPAC co-sponsored by Roth and Craig-Hallum, consummated its business combination with PureCycle Technologies, Inc. (NASDAQ: PCT). On July 28, 2021, Roth CH Acquisition II Co., a SPAC co-sponsored by Roth and Craig-Hallum, consummated its business combination with Reservoir Media, Inc. (NASDAQ: RMI). On February 14, 2022, Roth CH Acquisition III Co., a SPAC co-sponsored by Roth and Craig-Hallum, consummated its business combination with QualTek Services Inc. (NASDAQ: QTEK). On May 23, 2023, Roth CH Acquisition IV Co., a SPAC co-sponsored by Roth and Craig-Hallum, consummated its business combination with QualTek Services Inc. (NASDAQ: TYGO).
Effecting a Business Combination
On January 3, 2024, we entered into the BCA. As a result of the transactions contemplated under the BCA, the Combined Company would succeed to ROCL as registrant and public company pursuant to the federal securities laws, and will change its name to “New Era Helium Inc.” The Special Meeting to which this filing relates is to solicit your approval of the Business Combination Proposal. Holders of Public Shares are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then holders of Public Shares who elected to exercise their redemption rights will not be entitled to receive such payments.
The approval of the Business Combination Proposal requires the affirmative vote of a majority of the shares of ROCL common stock present in person (including presence at a virtual meeting) or represented by proxy at the Special Meeting. ROCL has entered into the Acquiror Support Agreement with certain ROCL stockholders, pursuant to which each agreed to vote all shares of ROCL common stock owned by them in favor of the Business Combination Proposal and certain other proposals presented at the Special Meeting. The Sponsors are entitled to vote an aggregate of 67.83% of the outstanding shares of ROCL common stock. As a result, we would not need any of our Public Shares to be voted in favor of any of the Business Combination Proposal or any other Proposals to have such Proposal approved.
Purchases of ROCL Shares
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ROCL or its securities, the Sponsors, NEH and/or their respective affiliates may purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or execute agreements to purchase shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of ROCL common stock or vote their shares in favor of the Business Combination Proposal. In such transactions, the purchase price for the ROCL common stock will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the ROCL common stock they acquire in such transactions. However, any ROCL common stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements to consummate the Business Combination where it appears that such requirements would otherwise not be met or to provide additional equity financing. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/ prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and, with NEH’s consent, the transfer to such investors or holders of shares owned by the Sponsors for nominal value.
Entering into any such arrangements may have a depressive effect on ROCL common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
No agreements dealing with the above arrangements or purchases have been entered into as of the date of this proxy statement/prospectus by the Sponsors, NEH or any of their respective affiliates. ROCL will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons prior to the Special Meeting. Any such report will include (i) the amount of ROCL common stock purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of shares of ROCL common stock for which ROCL has received redemption requests.
Redemption Rights for Holders of Public Shares
Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Any stockholder holding Public Shares may demand that ROCL redeem such shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination with NEH is consummated, ROCL will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 20% of the Public Shares without the consent of ROCL. Accordingly, all Public Shares in excess of 20% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of ROCL.
The Sponsors and ROCL’s directors and officers will not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly in connection with the Business Combination.
ROCL public stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal. Holders that wish to demand redemption must, prior to the second business day preceding the scheduled vote on the Business Combination Proposal (i) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the Transfer Agent that ROCL redeem their Public Shares for cash and (ii) deliver their Public Shares to the Transfer Agent physically or electronically using DTC’s Deposit and Withdrawal at Custodian (DWAC) system. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.
Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal, and thereafter, with ROCL’s consent, until the Closing. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically). If the Business Combination is not approved or completed for any reason, then ROCL’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Account, as applicable. In such case, ROCL will promptly return any shares delivered by public stockholders.
Liquidation of Trust Account if No Business Combination
If we do not complete a business combination within the Completion Window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of 100% of our outstanding public shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any redemptions are made to stockholders, any liability of stockholders with respect to a redemption is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of 100% of our public shares in the event we do not complete our initial business combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the Delaware General Corporation Law, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. It is our intention to redeem our public shares as soon as reasonably possible following the Completion Window and, therefore, we do not intend to comply with the above procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.
Because we will not be complying with Section 280 of the Delaware General Corporation Law, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to seeking to complete an initial business combination, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.
We have sought to have all third parties and any prospective target businesses, including NEH, enter into valid and enforceable agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to our public stockholders.
There is no guarantee that, even if third parties executed such agreements with us, they will not seek recourse against the Trust Account. Certain of our initial stockholders have agreed that they will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our initial stockholders will not be responsible to the extent of any liability for such third-party claims. We have not independently verified whether our initial stockholders have sufficient funds to satisfy their indemnity obligations. We have not asked our initial stockholders to reserve for such obligations. We therefore cannot assure you that they will be able to satisfy their indemnification obligations if they are required to do so.
If we are unable to consummate an initial business combination and are forced to redeem 100% of our outstanding public shares for a portion of the funds held in the Trust Account, we anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate the redemption of our public shares. Our insiders have waived their rights to participate in any redemption with respect to any shares owned by them. We will pay the costs of any subsequent liquidation from interest accrued in the Trust Account. If such funds are insufficient, our insiders have agreed to pay the funds necessary to complete such liquidation and have agreed not to seek repayment of such expenses. Each holder of public shares will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes. The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of public stockholders.
Our public stockholders shall be entitled to receive funds from the Trust Account only in the event of our failure to complete our initial business combination in the required time period or if the stockholders seek to have us convert their respective shares of common stock upon a business combination which is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the Trust Account.
If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share redemption or conversion amount received by public stockholders may be less than $10.15.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board of Directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. Claims may be brought against us for these reasons.
Employees
We currently have nine executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full- time employees prior to the consummation of our initial business combination.

Facilities
We currently maintain our executive offices at 888 San Clemente Drive, Newport Beach, CA 92660. Roth is making this space available to us free of charge. We consider our current office space adequate for our current operations.
Legal Proceedings
We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any material litigation or other legal proceedings brought against us. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on our business, financial condition or results of operations.

EXECUTIVE OFFICERS AND DIRECTORS OF ROCL
Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to ROCL before the Business Combination.
Directors and Executive Officers
Our current directors and executive officers are as follows:
Name	Age	Position
Byron Roth	60	Co-Chief Executive Officer and Co-Chairman of the Board
John Lipman	46	Co-Chief Executive Officer and Co-Chairman of the Board
Gordon Roth	68	Chief Financial Officer
Rick Hartfiel	59	Co-President
Aaron Gurewitz	54	Co-President
Andrew Costa	34	Co-Chief Operating Officer
Matthew Day	49	Co-Chief Operating Officer
Ryan Hultstrand	34	Co-Chief Operating Officer
Joe Tonnos	36	Chief Investment Officer
Adam Rothstein	51	Director
Sam Chawla	48	Director
Pamela Ellison	56	Director
Byron Roth has served as our Co-Chief Executive Officer since our inception in November 2020, Chairman of the Board since our inception in November 2020 until November 2021, when he became Co-Chairman of the Board alongside Mr. Lipman. Mr. Roth has been the Chairman and Chief Executive Officer of Roth since 1998. Under his management the firm has helped raise over $75 billion for small-cap companies, as well as advising on many merger and acquisition transactions. Mr. Roth is a co-founder and General Partner of three private investment firms: Rx3, LLC, an influencer fund focused on consumer brands, Rivi Capital, concentrated in the mining sector, and Aceras Life Sciences, LLC, an in-house incubator focused on funding the development of novel medical innovations. He also co-founded two long only asset management firms: Cortina Asset Management, recently acquired by Silvercrest Asset Management (NASDAQ: SAMG), and EAM Investors. Mr. Roth was the Chief Executive Officer and Chairman of the Board of Roth CH Acquisition I Co. (NASDAQ: ROCH) from February 2019 until March 2021, when Roth CH Acquisition I Co. closed its business combination with PureCycle Technologies LLC. He was the Chief Executive Officer and Chairman of the Board of Roth CH Acquisition II Co. (NASDAQ: ROCC) from February 2019 until July 2021, when Roth CH Acquisition II Co. closed its business combination with Reservoir Holdings, Inc. Mr. Roth was the Co-Chief Executive Officer and Chairman of the Board of Roth CH Acquisition III Co. (NASDAQ: ROCR) from February 2019 until February 2022, when Roth CH Acquisition III Co. closed its business combination with QualTek HoldCo, LLC. He was also the Co-Chief Executive Officer and Chairman of the Board of Roth CH Acquisition IV Co. (NASDAQ: ROCG), from February 2019 until May 2023, when Roth CH Acquisition IV Co. closed its business combination with Tigo Energy, Inc. Mr. Roth is a member of the Advisory Council, Executive Committee, and serves as the Chairman on the Nominating Committee for the Cornell SC Johnson College of Business. He is a founding member of the University of San Diego Executive Cabinet for the Athletic Department, and former member of the Board of Trustees where he served on the Investment Committee for the university’s endowment and athletic department for nine years. Mr. Roth also sits on the Executive Board of SMU’s Cox School of Business. Mr. Roth serves as Chair of the Pacific Region Board of Trustees and a National Trustee for the Boys and Girls Club of America, and served as the Co-Chair for the 2019 Boys and Girls Club Pacific Youth of the Year Competition. He is also the 2021 annual honoree for the Elephant Cooperation, a non-profit devoted to raising awareness of the African elephant crisis and supporting educational causes in Africa. Mr. Roth also sits on the Board of Directors for the Lott IMPACT Foundation, whose Lott IMPACT Trophy is presented annually to the college football defensive IMPACT player of the year for their contribution on and off the field. He was also the honoree at the Challenged Athletes Foundation (CAF)

2015 Celebration of Heroes, Heart and Hope Gala and the 2018 Athletes First Classic Golden Heart Award benefitting the Orangewood Foundation. Mr. Roth earned his BBA from the University of San Diego in 1985 and his MBA from the Cornell SC Johnson College of Business in 1987. Mr. Byron Roth is the brother of Gordon Roth, the Company’s Chief Financial Officer.
John Lipman has served as our Co-Chief Executive Officer since our inception in November 2020 and as Co-Chairman of the Board since November 2021. Mr. Lipman is a Partner and Managing Director of Investment Banking at Craig-Hallum. Mr. Lipman joined Craig-Hallum in 2012 and has more than 17 years of investment banking experience advising growth companies in the healthcare, industrial, and technology sectors. Mr. Lipman has completed over 200 equity, convertible, and debt offerings and advisory assignments for growth companies — including over 150 since joining Craig-Hallum. Prior to joining Craig-Hallum, Mr. Lipman was a Managing Director at Rodman & Renshaw LLC from 2011 to 2012, a Managing Director at Hudson Securities, Inc. from 2010 to 2011, and Carter Securities LLC, a firm he founded that specialized in raising equity, equity-linked, and debt capital for growth companies, from 2005 to 2009. Mr. Lipman has over 20 years investing experience in small capitalization companies, and started his career in venture capital and investor relations. Mr. Lipman was the Chief Operating Officer and a member of the board of directors of Roth CH Acquisition I Co. (NASDAQ: ROCH) from December 2019 until its merger with PureCycle Technologies, Inc. (NASDAQ: PCT) in March 2021 and Roth CH Acquisition II Co. (NASDAQ: ROCC) from August 2020 until its merger with Reservoir Media, Inc. (NASDAQ: RSVR) in July 2021 and the Co-Chief Executive Officer from February 2021 and a director from August 2020 of Roth CH Acquisition III Co. (NASDAQ: ROCR) until its merger with QualTek Services, Inc. (NASDAQ: QTEK) in February 2022 and the Co-Chief Executive Officer and a member of the board of Roth CH Acquisition IV Co. (NASDAQ: ROCG) from February 2019 until May 2023, when Roth CH Acquisition IV Co. closed its business combination with Tigo Energy, Inc. Mr. Lipman earned his B.A. in Economics in 1999 from Rollins College in Winter Park, FL.
Gordon Roth has served as our Chief Financial Officer since our inception in November 2020. Mr. Roth has been the Chief Financial Officer and Chief Operating Officer of Roth since 2000. From 1990 to 2000, Mr. Roth was the Co-Chairman and Founder of Roth and Company, P.C., a thirty-five person public accounting firm in Des Moines, Iowa. Prior to that Mr. Roth spent thirteen years with Deloitte & Touche, most recently serving as a Tax Partner and the Partner-in-Charge of the Des Moines office Tax Department. Mr. Roth is a CPA and a member of the American Institute of CPA’s. Mr. Roth was the Chief Financial Officer of Roth CH Acquisition I Co. (NASDAQ: ROCH) from December 2019 until March 2021, Roth CH Acquisition II Co. (NASDAQ: ROCC) from February 2019 until July 2021 and Roth CH Acquisition III Co. (NASDAQ: ROCR) from February 2019 until February 2022 and Roth CH Acquisition IV Co. (NASDAQ: ROCG) from February 2019 until May 2023. Mr. Roth used to serve on the Board of Trustees of JSerra Catholic High School, and was the Chair of the Budget & Finance Committee. Mr. Roth has served on several other non-profit boards in the past including Boys & Girls Club, Special Olympics, Camp Fire and St Anne School. Mr. Roth was also a founding partner of the Iowa Barnstormers of the Arena Football League. Mr. Roth earned his B.A. from William Penn University in 1976, where he also served as a member of their Board of Trustees and was inducted into their Athletic Hall of Fame. Mr. Roth also earned a Master of Science in Accounting from Drake University in 1977. Mr. Gordon Roth is the brother of Mr. Byron Roth.
Rick Hartfiel has served as our Co-President since August 2020. Mr. Hartfiel is a Managing Partner and has been the Head of Investment Banking at Craig-Hallum since 2005. Mr. Hartfiel brings over 30 years of investment banking experience focused on emerging growth companies. Since joining Craig-Hallum in 2005, Mr. Hartfiel has managed over 300 equity offerings (IPOs, follow-on offerings, registered direct offerings and PIPEs) and M&A transactions. Prior to joining Craig-Hallum, Mr. Hartfiel was an investment banker at Dain Rauscher Wessels and Credit Suisse First Boston. Mr. Hartfiel was the President from December 2019 to February 2020 and the Co-President from February 2020 until March 2021 of Roth CH Acquisition I Co. (NASDAQ: ROCH), the Co-President from August 2020 until July 2021 of Roth CH Acquisition II Co. (NASDAQ: ROCC), the Co-President from August 2020 until February 2022 of Roth CH Acquisition III Co. (NASDAQ: ROCR) and the Co-President from August 2020 until May 2023 of Roth CH Acquisition IV Co. (NASDAQ: ROCG). (NASDAQ: ROCL). Mr. Hartfiel has a B.A. from Amherst College, and an MBA from Harvard Business School.

Aaron Gurewitz has served as our Co-President since November 2020. Mr. Gurewitz has been a Managing Director and the Head of Roth’s Equity Capital Markets Department since January 2001. Mr. Gurewitz brings over 25 years of investment banking experience focused on growth companies. Since joining Roth in 1999, Mr. Gurewitz has managed over 1,000 public offerings including, but not limited to, IPOs and follow-on offerings. Prior to joining Roth in 1999, Mr. Gurewitz was a Senior Vice President in the Investment Banking Group at Friedman Billings Ramsey from May 1998 to August 1999. From 1995 to April 1998, Mr. Gurewitz was a Vice President in the Corporate Finance Department at Roth, and from 1999 to 2001, Mr. Gurewitz served as a Managing Director in Roth’s Investment Banking Department. Mr. Gurewitz was the Co-President of Roth CH Acquisition I Co. (NASDAQ: ROCH) from February 2020 until March 2021, Roth CH Acquisition II Co. (NASDAQ: ROCC) from August 2020 until July 2021 and Roth CH Acquisition III Co. (NASDAQ: ROCR) from August 2020 until February 2022 and Co-President of Roth CH Acquisition IV Co. (NASDAQ: ROCG), from August 2020 until May 2023. Mr. Gurewitz graduated cum laude from San Diego State University with a B.S. in Finance.
Andrew Costa has served as our Co-Chief Operating Officer since July 2021. Mr. Costa is a Partner at RX3 Growth Partners, responsible for managing all aspects of the fund’s investment process, including sourcing, diligence, investment committee and portfolio management. Prior to RX3, Mr. Costa was the Chief Investment Officer at Roth Capital Partners, LLC where he oversaw Roth’s holding company investment activity, including many early stage venture investments. Prior to joining Roth, Mr. Costa was a Vice President in the Investment Banking Division at Morgan Stanley where he led numerous landmark M&A and equity transactions in the retail, marketplace and eCommerce sectors. Prior to Morgan Stanley, Mr. Costa was an Investment Banker at J.P. Morgan, and prior to that, served as a Captain in the U.S. Air Force. Mr. Costa was the Co-Chief Operating Officer of Roth CH Acquisition IV Co. (NASDAQ: ROCG) from July 2021 until May 2023. Mr. Costa is a Board member of Kroma Wellness PBC and a serial SPAC sponsor under the RothCH franchise. Mr. Costa graduated from the U.S. Air Force Academy with a B.S. in Systems Engineering Management and earned an MBA from USC’s Marshall School of Business.
Matthew Day has served as our Co-Chief Operating Officer since July 2021. Mr. Day is a Managing Director in the Investment Banking department at Roth Capital Partners, LLC with a focus on Business Services and Technology. Prior to joining Roth in 2019, Mr. Day spent 12 years as a senior equity analyst at Sagard Capital Partners, an investment firm that built and managed large minority positions in U.S. and Canadian publicly traded companies. At Sagard, Mr. Day focused primarily on businesses in the business services, industrial and consumer sectors. Prior to this role, he was a senior equity analyst and private equity associate at Xylem Investments from 2002 to 2006, where he served on boards of three private forestry companies in New Zealand, Chile and Venezuela. From 2000 to 2002, Mr. Day was an investment banking associate at Lehman Brothers in the global technology group. He also worked as an associate and analyst at Barclays Capital from 1995 to 1999, where he focused on the telecom, media and transportation industries. Mr. Day was the Co-Chief Operating Officer of Roth CH Acquisition IV Co. (NASDAQ: ROCG) from July 2021 until May 2023. Mr. Day has a B.S. in Finance from Boston College and an MBA from the University of California Berkeley Haas School of Business.
Ryan Hultstrand has served as our Co-Chief Operating Officer since he was appointed by the Board of Directors of the Company in February 2022. Mr. Hultstrand is a Managing Director in the Investment Banking department at Craig-Hallum Capital Group LLC. Mr. Hultstrand was previously a Vice President of Craig-Hallum Capital Group LLC from January 2018 until January 2022. Mr. Hultstrand has over 10 years of experience in investment banking and consulting in the healthcare, consumer, industrial and technology sectors, with a focus on SPACs. Mr. Hultstrand has a B.A. from Carleton College.
Joseph Tonnos has served as Chief Investment Officer since November 2023 and has been a Managing Director at Roth Capital Partners since April of 2023. Mr. Tonnos has over 13 years of experience investing in and advising acquisition candidates, completing due diligence, financial modeling and deal structuring. Mr. Tonnos also serves as Chief Investment Officer of Roth CH Acquisition Co. From 2021 to 2023, Mr. Tonnos served as a Principal and Associate Portfolio Manager at Meteora Capital, an investment adviser specializing in SPAC-related, structured and illiquid investments and was the Chief Financial Officer of GSR II Meteora Acquisition Corp., a SPAC sponsored by Meteora which completed a business combination with Bitcoin Depot, Inc. During 2021, Mr. Tonnos also served as an Associate Portfolio Manager at Glazer Capital. From 2017 until 2021, Mr. Tonnos worked at Mistral Equity Partners, a consumer & retail focused investment group as a Principal. From 2017 until 2022, Mr. Tonnos served as the Senior Vice President of Haymaker I, II, and III, three special purpose acquisition companies affiliated with Mistral Equity Partners. Haymaker I, II and III all successfully completed business combinations with OneSpaWorld Ltd., ARKO Holdings Ltd. and Biote Corp. respectively. His experience spans evaluating, executing, structuring and monitoring public, private and venture capital investments. He has advised companies and shareholders on capital raising, mergers, acquisitions, divestitures, leveraged buyouts and capital structure alternatives. Mr. Tonnos is also the Co-Founder of Ketch Ventures, an early-stage consumer investment syndicate. In the last five years he served or continues to serve on the several boards, including Worldwise, Inc., a privately held pet products company, Los Sundays Tequila, a lifestyle beverage company, and Aether Diamonds, a carbon-negative diamond producer, among others. Mr. Tonnos has also been a board observer of The Lovesac Company, Inc. (NASDAQ: LOVE) from 2017 until 2021 and serves on the Board of Advisors at Niagara University. Prior to Mistral, Mr. Tonnos served as an investment banker at Bank of America Merrill Lynch and Lazard and as a foreign exchange trader at CIBC Capital Markets. Mr. Tonnos received his B.S. and M.B.A. from Niagara University, graduating magna cum laude.
Adam Rothstein became a member of our Board of Directors on November 30, 2021. Mr. Rothstein is a Co-Founder and General Partner of Disruptive Technology Partners, an Israeli technology-focused early-stage investment fund, and Disruptive Growth, a collection of late-stage investment vehicles focused on Israeli technology, which he co-founded in 2013 and 2014, respectively. Since 2014, Mr. Rothstein has also been the Managing Member of 1007 Mountain Drive Partners, LLC, which is a consulting and investment vehicle. Mr. Rothstein was the Executive Chairman of 890 5th Avenue Partners, Inc. (NASDAQ: ENFA), a special purpose acquisition company, from September 2020 until December 2021 when 890 5th Avenue Partners, Inc. completed its business combination with BuzzFeed, Inc. (NASDAQ: BZFD). Mr. Rothstein joined the Board of BuzzFeed, Inc. upon closure. Mr. Rothstein was a director of Roth CH Acquisition I Co. (NASDAQ: ROCH) from February 2020 until March 2021. Roth CH Acquisition I Co. was a special purpose acquisition company that merged with PureCycle Technologies LLC and is now publicly listed on NASDAQ as PureCycle Technologies, Inc. (NASDAQ: PCT). Mr. Rothstein was a director of Roth CH Acquisition II Co. (NASDAQ: ROCC) from December 2020 until July 2021. Roth CH Acquisition II Co. was a special purpose acquisition company that merged with Reservoir Holdings, Inc. and is now publicly listed on NASDAQ as Reservoir Media, Inc. (NASDAQ: RMI). In July 2021, Mr. Rothstein was named a director of Reservoir Media, Inc. Mr. Rothstein was also a director of Roth CH Acquisition III Co. (NASDAQ: ROCR) from March 2021 until February 2022. Roth CH Acquisition III Co. was a special purpose acquisition company that completed a business combination with QualTek HoldCo, LLC and is now publicly listed on NASDAQ as QualTek Services Inc. (NASDAQ: QTEK). Mr. Rothstein also served as a director of Roth CH Acquisition IV Co. (NASDAQ: ROCG), from November 2021 until its merger with Tigo Energy, Inc. (NASDAQ: TYGO) in May 2023. Previously, from July 2019 until January 2021, Mr. Rothstein was a director of Subversive Capital Acquisition Corp. (NEO: SVC.A.U) (OTCQX: SBVCF), a special purpose acquisition company that partnered with Shawn “JAY-Z” Carter and Roc Nation in January 2021 to acquire CMG Partners Inc. and Left Coast Ventures, Inc., and which now trades as TPCO Holding Corp. (NEO: GRAM.U) (OTCQX: GRAMF). Mr. Rothstein has over 25 years of investment experience, and currently sits on the boards of directors of several early- and mid-stage technology and media companies both in the US and in Israel and is on the Advisory Board for the Leeds School of Business at the University of Colorado, Boulder. Mr. Rothstein graduated summa cum laude with a Bachelor of Science in Economics from the Wharton School of Business at the University of Pennsylvania and has a Master of Philosophy (MPhil) in Finance from the University of Cambridge.
Sam Chawla became a member of our Board of Directors on November 30, 2021. Mr. Chawla served as a member of the board of directors of Roth CH Acquisition IV Co. (NASDAQ: ROCG) from August 2021 until May 2023. Roth CH Acquisition IV Co. was a special purpose acquisition company that completed a business combination with Tigo Energy, Inc. and is now publicly listed on NASDAQ as Tigo Energy, Inc. (NASDAQ: TYGO). Mr. Chawla was a director of Roth CH Acquisition III Co. (NASDAQ: ROCL) from April 2021 until February 2022. Roth CH Acquisition III Co. was a special purpose acquisition company that completed a business combination with QualTek HoldCo, LLC and is now publicly listed on NASDAQ as QualTek Services Inc. (NASDAQ: QTEK). In February 2022, Mr. Chawla was named a director of QualTek Services Inc. Mr. Chawla has been a Portfolio Manager of Perceptive Advisors LLC, an investment fund focused on the healthcare sector, since 2013. Prior to joining Perceptive Advisors in 2013, Mr. Chawla was a Managing Director at UBS in the Global Healthcare Group. Mr. Chawla’s investment banking experience centered on strategic advisory work for both public and private healthcare companies. Prior to joining UBS in September 2010, Mr. Chawla was a Director (from January 2009 to September 2010) and a Vice President (from July 2007 to January 2009) in the Healthcare Investment Banking Group of Credit Suisse, which Mr. Chawla originally joined as an investment banker in 2002. Mr. Chawla also worked at Bloomberg L.P. and Pelican Life Sciences. Mr. Chawla received an M.B.A. from Georgetown University and a B.A. in Economics from Johns Hopkins University.
Pamela Ellison became a member of our Board of Directors on November 30, 2021. Ms. Ellison has held multiple strategy, operational and sales positions during her career in finance, technology and philanthropy. Most recently, from September 2010 until October 2020, Ms. Ellison was a Managing Director at Robin Hood Foundation (“Robin Hood”) where she focused on nurturing and developing major donors and their gifts, and where she spearheaded and managed large special projects and initiatives. Prior to Robin Hood, Pamela had a diversified career in financial services. She ran investor relations and business development at Jerusalem Venture Partners. Previously, she was a Managing Director at Geller & Company (in their family office division) and Foundation Source after working in investment banking at Wit Soundview and at Bear Stearns & Co., Inc. Ms. Ellison received a B.A. from Northwestern University and an M.B.A. from Columbia University.
Executive Compensation
No executive officer has received any cash compensation for services rendered to us. No compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses, but they are subject to review of our Board of Directors and audit committee.
Director Independence
Nasdaq requires that a majority of our Board must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Adam Rothstein, Sam Chawla, and Pamela Ellison are our independent directors. Our independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms that our Board believes are no less favorable to us than could be obtained from independent parties.
Audit Committee
We have established an audit committee of the Board of Directors, which consists of Adam Rothstein, Sam Chawla, and Pamela Ellison, each of whom is an independent director under Nasdaq’s listing standards. Sam Chawla is the chairperson of the audit committee. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
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reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

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discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

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discussing with management major risk assessment and risk management policies;

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monitoring the independence of the independent auditor;

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verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

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reviewing and approving all related-party transactions;

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inquiring and discussing with management our compliance with applicable laws and regulations;

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pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

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appointing or replacing the independent auditor;

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determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

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approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee
Pursuant to Nasdaq rules, the audit committee will at all times be composed exclusively of independent directors who are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors has determined that Sam Chawla qualifies as an “audit committee financial expert,” as defined under the rules and regulations of Nasdaq and the SEC.
Corporate Governance and Nominating Committee
We have established a corporate governance and nominating committee of the Board of Directors, which consists of Adam Rothstein, Sam Chawla, and Pamela Ellison, each of whom is an independent director under Nasdaq’s listing standards. Pamela Ellison is the chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:
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should have demonstrated notable or significant achievements in business, education or public service;

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should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

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should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee
We have established a compensation committee of the Board of Directors, which consists of Adam Rothstein, Sam Chawla, and Pamela Ellison, each of whom is an independent director under Nasdaq’s listing standards. Adam Rothstein is the chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

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reviewing and approving the compensation of all of our other executive officers;

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reviewing our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on our board of directors.
Code of Ethics
We have adopted a code of conduct and ethics that applies to all of our executive officers, directors and employees. The code of ethics codifies the business and ethical principles that govern all aspects of our business.
Conflicts of Interest
In general, Investors should be aware of the following potential conflicts of interest:
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None of our officers and directors is required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

•
In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our management has fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any fiduciary or contractual obligation will be honored before we are presented with the opportunity.
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The securities owned by our officers and directors will be released from escrow only if a business combination is successfully completed and subject to certain other limitations. Additionally, our officers and directors will not receive distributions from the Trust Account with respect to any of their Founder Shares, warrants underlying the Private Units and shares underlying the Private Units if we do not complete a business combination. In addition, our officers and directors may loan funds to us and may be owed reimbursement for expenses incurred in connection with certain activities on our behalf which would only be repaid if we complete an initial business combination. For the foregoing reasons, the personal and financial interests of our directors and executive officers may influence their motivation in identifying and selecting a target business, completing a business combination in a timely manner and securing the release of their shares.

•
Pursuant to the Advisor Agreement, in exchange for the termination of the BCMA, ROCL and NEH mutually agree, jointly and severally, on the date of closing of the Business Combination, to issue to Roth and Craig-Hallum an aggregate of 575,000 shares of Holdings Common Stock and to include such shares as a “registrable security” in the Registration Rights Agreement. Such shares will not be subject to any lock-up agreement or other restrictions on transfer.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:
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the corporation could financially undertake the opportunity;

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the opportunity is within the corporation’s line of business; and

•
it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our Current Charter provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. In order to minimize potential conflicts of interest which may arise from multiple affiliations, our officers and directors (other than our independent directors) have agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, until the earlier of: (1) our consummation of an initial business combination and (2) 24 months from the date of this proxy statement/prospectus. This agreement is, however, subject to any fiduciary and contractual obligations such officer or director may from time to time have to another entity. Accordingly, if any of them becomes aware of a business combination opportunity which is suitable for an entity to which he or she has a fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers and directors will materially undermine our ability to complete our business combination because in most cases the affiliated companies are closely held entities controlled by the officer or director or the nature of the affiliated company’s business is such that it is unlikely that a conflict will arise.
Other clients of either Roth or Craig-Hallum may also compete with us for investment opportunities meeting our investment objectives. If either Roth or Craig-Hallum is engaged to act for any such clients, we may be precluded from pursuing opportunities that such clients are pursuing. In addition, investment ideas generated within Roth and Craig-Hallum may be suitable for both us and for an investment banking client or a current or future Roth or Craig-Hallum internal investment vehicle, including other blank check companies in which Roth or Craig-Hallum may participate, and may be directed to such client or investment vehicle rather than to us. Either Roth or Craig-Hallum may be engaged to advise the seller of a company, business or assets that would qualify as an investment opportunity for us. In such cases, we may be precluded from participating in the sale process or from purchasing the company, business or assets. If we are permitted to pursue the opportunity, Roth’s or Craig-Hallum’s interests or its obligations to the seller may diverge from our interests. Neither Roth, Craig-Hallum nor members of either management have any obligation to present us with any opportunity for a potential business combination of which they become aware unless such opportunity was expressly offered in writing to our management solely in their capacity as an officer or director of the company. Roth and Craig-Hallum and/or our management, in their capacities as officers or managing directors of Roth or Craig-Hallum or in their other endeavors, may choose to present potential business combinations to the related entities described above, current or future Roth or Craig- Hallum internal investment vehicles, including other blank check companies in which Roth or Craig-Hallum may participate, or third parties, including clients of Roth or Craig-Hallum, before they present such opportunities to us. In addition, our independent directors may have duties or obligations that prevent them from presenting otherwise suitable target businesses to us. Our independent directors are under no obligation to present opportunities of which they become aware to the company, unless such opportunity was expressly offered to the independent director solely in his capacity as a director of ROCL.
In connection with the vote required for any business combination, all of our Sponsors, including all of our officers and directors, have agreed to vote their respective Founder Shares, shares underlying the Private Units and any Public Shares in favor of any proposed business combination. In addition, they have agreed to waive their respective rights to participate in any liquidation distribution with respect to those shares of common stock acquired by them prior to the IPO. If they purchased shares of common stock in the IPO or in the open market, however, they would be entitled to participate in any liquidation distribution in respect of such shares but have agreed not to convert such shares (or sell their shares in any tender offer) in connection with the consummation of our initial business combination or an amendment to our Current Charter relating to pre-business combination activity.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our disinterested independent directors, or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our officers, directors or initial stockholders, unless we have obtained (i) an opinion from an independent investment banking firm, or other firm that commonly provides valuation opinions, that the business combination is fair to our stockholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). Furthermore, in no event will any of our initial stockholders, officers, directors or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination except as described in this proxy statement/prospectus.
Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.
Below is a table summarizing the entities to which our executive officers and non-independent directors currently have fiduciary duties or similar contractual obligations:29
Individual	Entity	Entity’s Business	Affiliation
Byron Roth	Roth Capital Partners, LLC	Investments and Advisory	Chairman and Chief Executive Officer
	Rx3, LLC	Investments and Advisory	Co-founder and General Partner
	Rivi Capital	Investments and Advisory	Co-founder and General Partner
	Aceras Life Sciences, LLC	Investments and Advisory	Co-founder and General Partner

Individual	Entity	Entity’s Business	Affiliation
John Lipman	Craig-Hallum Capital Group LLC	Investments and Advisory	Partner and Managing Director
Gordon Roth	Roth Capital Partners, LLC	Investments and Advisory	Chief Financial Officer and Chief Operating Officer
Rick Hartfiel	Craig-Hallum Capital Group LLC	Investments and Advisory	Managing Partner
Aaron Gurewitz	Roth Capital Partners, LLC	Investments and Advisory	Managing Director — Equity Capital Markets Department
Andrew Costa	Roth Capital Partners, LLC	Investments and Advisory	Chief Investment Officer and Managing Director
	RX3, LLC	Investments and Advisory	Partner
Matthew Day	Roth Capital Partners, LLC	Investments and Advisory	Managing Director — Investment Banking
Ryan Hultstrand	Craig-Hallum Capital Group LLC.	Investments and Advisory	Managing Director
Adam Rothstein	Disruptive Technology Partners	Investments and Advisory	General Partner
	Disruptive Growth Technology Partners	Investments and Advisory	General Partner
	Disruptive Technologies Opportunity Fund	Investments and Advisory	Managing Member
	1007 Mountain Drive Partners, LLC	Investments and Advisory	Managing Member
	890 Fifth Avenue Partners, LLC	Investments and Advisory	Managing Member
	177A Bleecker Street Partners, LLC	Investments and Advisory	Managing Member
	1013 Parkthorne Avenue Partners, LLC	Investments and Advisory	Managing Member
	BuzzFeed, Inc.	Internet media, news and entertainment	Director
	Reservoir Media Inc.	Independent music company
	Deepwell DTX	Therapy-focused game studio
	CoreMap, Inc.	Medical diagnostic technology
	Summit Junto, LLC	Personal advisory services	Director
	Summit Group Endeavors, LLC	Personal advisory services	Director
	Summit Revolution, LLC	Personal advisory services	Director
	Jackpocket, Inc.	On-line lottery ticket sales	Director
	CaptainUp!	User engagement software	Director
	No Way Entertainment, LLC	Entertainment	Director
Sam Chawla	QualTek Services Inc.	Renewable energy project solutions	Director
	Perceptive Advisors LLC	Investments and Advisory	Portfolio Manager
Joe Tonnos	Roth CH Acquisition Co.	Investments and Advisory	Chief Investment Officer
ROCL does not believe that the conflicts of interest with its officers and directors impacted its search for an acquisition target. See also “Proposal 2: The Business Combination Proposal — Background of the Business Combination.”

Limitation on Liability and Indemnification of Officers and Directors
Our Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Current Charter. Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification.
We purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any Public Shares they may have acquired in the ROCL IPO or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the Trust Account, and not to seek recourse against the Trust Account for any reason whatsoever, including with respect to such indemnification (although our officers and directors will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within the prescribed time frame).
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ROCL
Overview
We are a blank check company formed under the laws of the State of Delaware on November 5, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the Initial Public Offering (as defined below) and the sale of the Private Units (as defined below), our capital stock, debt or a combination of cash, stock and debt.
The issuance of additional shares of our stock in an initial business combination:
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may significantly reduce the equity interest of our stockholders;

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may subordinate the rights of holders of common stock if we issue preferred shares with rights senior to those afforded to our shares of common stock;

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will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of our present officers and directors; and

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may adversely affect prevailing market prices for our securities.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
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default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and we breach any such covenant without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

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our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.
Recent Developments
Extensions of the Combination Period
On May 17, 2023, we held a special meeting of stockholders (the “May 2023 Meeting”), at which our stockholders approved an amendment (the “May Extension Amendment”) to ROCL’s amended and restated certificate of incorporation to give ROCL the right to extend the date by which ROCL has to consummate a business combination (the “Combination Period”) up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023. In connection with the stockholders’ vote at the May 2023 Meeting, 8,989,488 shares of common stock were tendered for redemption.
On May 3 and 4, 2023, we entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of ROCL’s common stock, pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the May Extension Amendment. Certain initial stockholders of the Company agreed to pay the stockholders that entered into such agreements $0.04 per share for each one-month extension in connection with such agreements. On July 20, 2023, we entered into amendments to the non-redemption agreements to provide that

ROCL or certain initial stockholders of ROCL, or their affiliates or designees, will pay such stockholders that entered into such non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements. On May 30, 2023, June 29, 2023, July 31, 2023, August 31, 2023, October 2, 2023 and November 6, 2023, we issued payments to the Non-redeeming Stockholders in the aggregate amount of $480,000 in relation to the extension of the Combination Period through December 4, 2023. ROCL also recorded a liability due to Non-redeeming Stockholders related to the remaining one-month extension periods and determined that the fair value of the liability as of December 31, 2023 was $0.
On December 1, 2023, we held a special meeting of stockholders (the “December 2023 Meeting”), at which our stockholders approved an amendment to ROCL’s amended and restated certificate of incorporation to (A) give ROCL the right to extend the Combination Period up to twelve (12) times, each such extension for an additional one (1) month period, from December 4, 2023 to December 3, 2024 (i.e., for a period of time ending 36 months from the consummation of the ROCL IPO) and (B) expand the methods that ROCL may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. In connection with the stockholders’ vote at the December 2023 Meeting, 927,715 shares of common stock were tendered for redemption.
Nasdaq Matters
On October 9, 2023, The Nasdaq Stock Market LLC (“Nasdaq”) notified ROCL that it did not comply with Nasdaq’s minimum 400 Total Holders requirement, set forth in Listing Rule 5450(a)(2) (the “Rule”). Based on Nasdaq’s further review and responsive materials submitted by ROCL, Nasdaq then determined to grant ROCL an extension of time to regain compliance with the Rule. In accordance with the terms of the extension, ROCL submitted updated shareholder information to Nasdaq. However, on May 13, 2024, Nasdaq notified ROCL that it did not regain compliance with the requirement during the extension period. On May 17, 2024, ROCL timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”).
A hearing on this matter was held on June 27, 2024 and on July 3, 2024, Nasdaq notified ROCL that the Panel has determined to grant ROCL’s request to continue its listing on Nasdaq subject to the condition that on or before November 11, 2024, ROCL shall demonstrate compliance with the Rule.
ROCL expects to demonstrate its compliance with the Rule in connection with the closing of the Business Combination. Notwithstanding the foregoing, there can be no assurance that ROCL will ultimately regain compliance with all applicable requirements for continued listing on Nasdaq.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities through March 31, 2024 were organizational activities, those necessary to prepare for the ROCL IPO, and subsequent to the ROCL IPO, identifying a target company for an initial business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination, at the earliest. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.
For the three months ended March 31, 2024, we had a net loss of $121,197, which consisted of interest earned on marketable securities held in Trust Account of $222,398, offset by of operating costs of $285,913, interest and penalties of $463 and provision for income taxes of $57,219.
For the three months ended March 31, 2023, we had a net income of $708,556, which consisted of interest earned on marketable securities held in Trust Account of $1,253,877, offset by of operating costs of $205,650 and provision for income taxes of $339,671.
For the year ended December 31, 2023, we had a net loss of $87,718, which consisted of interest earned on marketable securities held in Trust Account of $2,967,733, offset by of operating costs of $1,764,792, change in fair value of due to non-redeeming stockholders of $480,000 and provision for income taxes of $810,659.

For the year ended December 31, 2022, we had a net income of $722,115, which consists of interest earned on marketable securities held in Trust Account of $1,684,555, offset by operating costs of $541,229 and provision for income taxes of $421,211.
Liquidity and Capital Resources
On December 3, 2021, we consummated our initial public offering (the “ROCL IPO”) of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the ROCL IPO, we consummated the sale of 461,500 units (the “Private Units”), at a price of $10.00 per Private Unit, in a private placement to certain of the holders of ours shares prior to the ROCL IPO (the “Initial Stockholders”), generating gross proceeds of $4,615,000.
Following the ROCL IPO, including the full exercise of the over-allotment option by the underwriters, and the sale of the Private Units, a total of $116,725,000 was placed in a trust account located in the United States (the “Trust Account”). We incurred $1,625,220 in transaction costs, consisting of $1,150,000 of underwriting fees and $475,220 of other offering costs.
For the three months ended March 31, 2024, cash used in operating activities was $456,713. Net loss of $121,197 was affected by interest earned on marketable securities held in the Trust Account of $222,398, offset by changes in operating assets and liabilities, which used $113,118.
For the three months ended March 31, 2023, cash used in operating activities was $862,664. Net income of $708,556 was affected by interest earned on marketable securities held in the Trust Account of $1,253,877 and changes in operating assets and liabilities, which used $317,343.
For the year ended December 31, 2023, cash used in operating activities was $1,890,942. Net loss of $87,718 was affected by interest earned on marketable securities held in the Trust Account of $2,967,733, offset by fair value of due to non-redeeming shareholders of $480,000, and changes in operating assets and liabilities, which provided $684,509.
For the year ended December 31, 2022, cash used in operating activities was $243,519. Net income of $722,115 was affected by interest earned on marketable securities held in Trust Account of $1,684,555 and changes in operating assets and liabilities, which provided $718,921.
On May 31, 2023, in connection with the stockholders’ vote at the May Special Meeting, stockholders exercised their right to redeem 8,989,488 shares of common stock and $93,010,772 was released from the Trust account in connection with the share redemption. In connection with the stockholders’ vote at the December Special Meeting, stockholders exercised their right to redeem 927,715 shares of common stock and $9,889,573 was released from the Trust account in connection with the share redemption. In connection with the share redemptions, we recorded $1,029,003 of excise tax liability calculated as 1% of shares redeemed on May 31, 2023 and December 11, 2023. As of December 31, 2023, we had cash and marketable securities held in the Trust Account of $16,978,160. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our initial business combination. We may withdraw interest to pay taxes. Through December 31, 2023, we withdrew $1,511,689 of interest income from the Trust Account. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of March 31, 2024, we had $56,435 of cash held outside of the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete an initial business combination.

In order to finance transaction costs in connection with an initial business combination, the Initial Stockholders, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete an initial business combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would be repaid upon consummation of an initial business combination, without interest. On July 26, 2023, we issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. As of March 31, 2024, there were $864,930 of Working Capital Loans outstanding.
If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.
Going Concern
We will need to raise additional capital through loans or additional investments from the Initial Stockholders and our officers and directors. The Initial Stockholders and our officers and directors or their affiliates may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. If an initial business combination is not consummated by December 3, 2024, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about our ability to continue as a going concern one year from the date that these financial statements are issued. We plan to address this uncertainty through working capital loans and through consummation of our initial business combination. There is no assurance that working capital loans will be available to the Company or that our plans to consummate a business combination will be successful; therefore, there is substantial doubt about our ability to continue as a going concern. There is no assurance that working capital loans will be available to us or that our plans to consummate an initial business combination will be successful.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

As of March 31, 2024 and December 31, 2023, there were Working Capital Loans outstanding of $864,930 and $416,841, respectively.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.
Net Income (Loss) Per Common Share
We have two types of common stock — redeemable common stock and non-redeemable common stock. We calculate our earnings per share to allocate net income (loss) pro rata to redeemable and non-redeemable common stock. This presentation contemplates an initial business combination as the most likely outcome, in which case, both classes of common stock share pro rata in our income (loss). Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. In order to determine the net income (loss) attributable to both the redeemable and non-redeemable common stock, we first considered the total income (loss) allocable to both sets of shares. This is calculated using the total net income (loss) less any dividends paid. For the purposes of calculating net income (loss) per share, any remeasurement of the accretion to redemption value of the redeemable common stock subject to redemption and the excise tax calculated on the redemption of shares was considered to be dividends paid to the holders of the redeemable common stock. Subsequent to calculating the total income (loss) allocable to both sets of shares, we split the amount to be allocated pro rata between redeemable and non-redeemable common stock for the three months ended March 31, 2024 and 2023.

INFORMATION ABOUT NEH
All references to “we,” “us,” the “Company” in this Information About NEH section are to NEH.
Overview
NEH is a corporation formed in Nevada on February 2, 2023. On February 6, 2023, the Company entered into a Reorganization Agreement and Plan Share Exchange with Solis Partners. LLC (“Solis Partners”). It is an exploration and production company whose primary operations include the exploration, development, and production of helium, natural gas, oil, and natural gas liquids The Company sources helium produced in association with natural gas reserves located in Chaves County, New Mexico. To date, we have not generated any revenue from the production of helium. Although hydrocarbons are currently the Company’s primary source of revenues, our business model is moving from a hydrocarbon focus to a helium focused model and centers on providing helium to various parties in the supply chain, namely helium refiners, non- refiners, Tier 1 multinational distributors, and smaller Tier 2 gas companies. We currently own and operate 137,000 acres in Southeast New Mexico and have 82,291.5 MMcfe of proved hydrocarbon reserves and 165,400.8 MMcfe of probable hydrocarbon reserves. In addition, the Company has approximately 389.1 MMcf of net proved undeveloped helium reserves and 703.8 MMcf of net probable undeveloped reserves. We believe our reliable helium supply distinguishes us from our competitors in the helium exploration and production space.
Presently, we operate through two subsidiaries, (i) Solis Partners, L.L.C., a Texas limited liability company (“Solis Partners”) formed on May 5, 2020, wholly owned by the Company and engaged in the oil and gas producing business, and (ii) (iii) NEH Midstream, a Texas limited liability company wholly owned by the Company which will own and operate the Pecos Slope Plant and gathering system located in Chaves County, New Mexico.
We aim to eventually capture one percent of all North American helium production and become a major consolidation for distribution across the continent.
We currently sell raw, natural gas extracted from its reserves to a third-party processor, IACX Roswell LLC (“IACX”) to produce helium and purified natural gas. See the discussion regarding the Gas Purchase Agreement with IACX (“Marketing Agreement”) below. Under current contractual arrangements, we do not retain revenue generated from the processed helium and natural gas produced by IACX. The Marketing Agreement is filed as Exhibit 10.13 to the registration statement of which this proxy statement/prospectus is a part.
We expect to generate revenue from the future operation of our own natural gas processing plant. We recently began construction of our Pecos Slope Plant, our own processing plant from the Pecos Slope Field, a gas field and gathering system in New Mexico. The Pecos Slope Plant is expected to commence operations by Q1 of 2025. We believe that the operation of our own plant will significantly increase production rates of helium and natural gas and lower costs, thereby generating much more revenue. Under ideal circumstances, we believe the Pecos Slope Plant can conceivably produce a sizeable revenue stream for decades to come and allow us to achieve our desired market share.
Aside from helium production, we currently plan on diversifying our resources through providing natural gas as feedstock for energy transition sources such as net zero energy, blue hydrogen, and blue ammonia. Additionally, we plan to engage in the MPC market by seeking designation of our natural gas production as “responsibly sourced gas” and subsequently trading the MPCs.
Reserves
The following table is a summary of oil and natural gas reserves at December 31, 2023:
	Oil (Bbl)	NGL (Bbl)	Gas (Mcf)	Mcfe
Proved Developed	163,100	—	28,527,300	29,505,900
Proved Undeveloped	—	3,871,850	29,554,520	52,785,620
Total Proved	163,100	3,871,850	58,081,820	82,291,520

As noted above, the Company has 82,291.5 MMcfe of proved hydrocarbon reserves. Included in the proved hydrocarbon reserves is approximately 52,785.6 MMcfe of proved undeveloped hydrocarbon reserves.
The following table reflects changes in the Company’s proved undeveloped oil and gas reserves:
	Well Count	Oil MBbl	Gas (MMcf)	NGL MBbl	(MMcfe)
Reserves at Dec. 31, 2021	—	—	—	—	—
Extensions	91	—	33,784.8	4,232.2	59,178.0
Improved Recovery	—		—
Technical revisions	—		—
Acquisitions	—		—
Discoveries	—		—
Dispositions	—		—
Economic factors	—		—
Production	—		—
Reserves at Dec. 31, 2022	91	—	33,784.8	4,232.2	59,178.0
Extensions	1	—	—	232.5	1,395.2
Improved Recovery	—		—
Technical revisions	(12)		(4,230.3)	(592.9)	(7,787.6)
Acquisitions	—		—
Discoveries	—		—
Dispositions	—		—
Economic factors	—		—
Production	—		—
Reserves at Dec. 31, 2023	80	—	29,554.5	3,871.9	52,785.6
As the Company’s reserve profile is predominantly natural gas, an equivalent mcf is used in the table above. The conversion is calculated by multiplying the oil and NGL barrels by six to arrive at an equivalent mcf. This calculation is based on one barrel of crude oil having approximately the same energy content as six mcf of gas.
The extensions during 2022 were added primarily due to the planned acquisition, construction, and installation of a gas processing facility and a gathering system which made these wells economic. In addition, through the Company’s planned efforts to raise capital through project and equity financing, and expected future cash from operations, the Company expected to be able to fund the drilling of these locations and complete the drilling within 5 years.
The technical revisions noted in the above table during 2023 were a result of a delay in the drilling program which was due to a delay in the start of operations of the Pecos Slope Gas Plant. None of the revisions were related to changes in product prices or costs.
During 2022 and 2023, no proved undeveloped reserves were converted into proved developed reserves.
Oil and Gas Production Volumes, Prices and Costs
The following table is a summary of oil and natural gas production sold:
	Oil (Bbl)	NGL (Bbl)	Gas (Mcf)	Mcfe
For the year ended December 31, 2021	302	—	1,136,812	1,138,621
For the year ended December 31, 2022	1,421	3,148	1,112,169	1,139,580
For the year ended December 31, 2023	2,076	2,285	830,145	856,306

The following table is a summary of average sale prices received and average production costs per Mcfe, excluding advalorem and severance taxes:
	Oil $ per Bbl	NGL $ per Bbl	Gas $ per Mcf	Production Cost $ per Mcfe
For the year ended December 31, 2021	$75.78	$—	$4.86	$1.42
For the year ended December 31, 2022	$93.40	$84.51	$5.60	$1.25
For the year ended December 31, 2023	$77.56	$64.73	$1.78	$1.49
Drilling and Other Exploratory and Development Activities
The Company has drilled no exploratory or development wells during the years ended December 31, 2021, 2022 and 2023. In addition, the Company currently has no wells in the process of being drilled. The Company has engaged a third party to construct a processing plant. This plant is currently under construction.
Oil and Gas Properties, Wells, Operations, and Acreage
The following table is a summary of productive wells and acreage as of December 31, 2023:
	Gross	Net
Oil wells	9	9
Gas wells	409	365
Total productive wells	418	374
Developed acreage	31,280	29,271
Undeveloped acreage	105,720	105,720
Total acreage	137,000	134,991
The numbers in the table above indicated as gross represent wells or acreage in which the company owns a working interest. The numbers in the table above indicated as net represent the Company’s fractional ownership working interest in gross wells or acreage.
Seven of the gas wells in the above table have multiple completions.
All of the developed and undeveloped acreage in the above table is held by production.
In addition to the wells noted in the table above, the Company is a contract operator of 190 wells on behalf of a third party.
The Company has acquired all of its interests in acreage and wells from acquisitions. In all of its acquisitions, New Era Helium Corp has been assigned all of the rights, title and interests of its predecessors in the leases and wells conveyed. This has included all title research, well files and logs, division of interest records, joint operating agreements and miscellaneous contracts.
The company has not yet commissioned fully updated title opinions on its leases. This will be done prior to any new drilling undertaken on a lease.
History And Background
We believe that current market conditions present a favorable opportunity for us to enter the U.S. helium market as a public company. The global helium market has experienced waves of supply shortages in the last 16 years. The most recent wave of helium shortage, Helium Shortage 4.0, was brought on by multiple supply disruptions, chief amongst them the explosion at the gas processing plant at Amur, Russia, one of the world’s largest natural gas processing plants. This explosion delayed an anticipated worldwide transition to ample helium supply in 2022. Helium Shortage 4.0 is expected to continue until at least late 2023, and has driven up the worldwide demand as well as price of helium. Geopolitical risks such as the war in Ukraine and sanctions have also heightened the uncertainty of helium supplies. Demand for helium is also expected to increase in certain fields, particularly in electronics, which is anticipated to surpass MRIs as the leading application of helium.
Products
We currently produce natural gas from the Pecos Slope Field located in Chaves County, New Mexico, which is gathered and processed by the first purchaser, IACX. As set forth in the existing Marketing Agreement with IACX, filed as Exhibit 10.13 to the registration statement of which this proxy statement/prospectus is a part, for our natural gas and any associated natural gas liquids as further defined as hydrocarbons. Under the Marketing Agreement, the Company does not receive value for its helium, which is deemed to be a non-hydrocarbon and a byproduct via the processing of the natural gas.
We also operate one oil lease with HollyFrontier Refining & Marketing LLC acting as the first purchaser. This property is deemed to be non-material due to its low level of production.
In the future, we anticipate diversifying our revenue stream by providing the natural gas we source as feedstock for net zero energy, blue hydrogen, or blue ammonia production.
Customers
Our prospective customers include helium processors, refiners, and other gas companies and distributors, whether Tier 1 or smaller (Tier 2 and local).
We currently sell our natural gas and natural gas liquids to IACX, a processor, pursuant to that certain Marketing Agreement, at a price based on an index price from the purchaser. The term provision of the Marketing Agreement stated that the Marketing Agreement would expire on May 31, 2024 but would continue on a month-to-month basis thereafter unless and until terminated by either us or IACX upon 30 days’ prior written notice to the other. The material terms of our current processing arrangements following May 31, 2024 continue to be those material terms set forth in the Marketing Agreement and described herein. IACX processes our gas for natural gas liquids and other usable components in its facilities. We receive value for our natural gas and any associated natural gas liquids as further defined as hydrocarbons pursuant to the Marketing Agreement. Although the company produces helium alongside its natural gas, IACX will not compensate us for our helium produced under our existing contract. To date, we have not generated any revenue from the production of helium. The Marketing Agreement is filed as Exhibit 10.13 to the registration statement of which this proxy statement/prospectus is a part.
Sales Agreements
In anticipation of securing future revenue and establishing a more robust market position in the helium industry following the establishment of the Pecos Slope Plant, through our operating subsidiary NEH Midstream, we recently entered into certain sales agreements with various purchasers for the helium anticipated to be generated by the Pecos Slope Plant.
We agreed to sell fifty percent (50%) of the helium generated from the Pecos Slope Plant each month to Air Life Gases USA, Inc. (“AirLife”), in the form of liquefied helium, pursuant to that certain Contract for Sale and Purchase of Liquid Helium dated August 25, 2023 (the “Liquid Helium Agreement”), and its amendment dated October 1, 2023 (the “Amendment to Liquid Helium Agreement”). The Liquid Helium Agreement is filed as Exhibit 10.14 to the registration statement of which this proxy statement/prospectus is a part. The Amendment to Liquid Helium Agreement incorporated the sale by NEH Midstream, LLC of additional quantities of liquid helium by the Company to AirLife that were not originally included in the between NEH Midstream and AirLife dated August 25, 2023. Following entry into the Amendment to Liquid Helium Agreement, the Company would provide to AirLife, in sum: (i) fifty percent (50%) of the helium generated from the Pecos Slope Plant each month, in the form of liquefied helium (from all sources other than from the crude helium purchased from Badger Midstream Energy, LP (“Badger”), as described below, less two percent (2%) tolling losses, and (ii) all of the helium produced from the crude helium the Company purchases from Badger Midstream Energy, LP (“Badger”) each month, minus two percent (2%) tolling losses.

We also agreed to sell fifty percent (50%) of the gaseous helium generated monthly at the Pecos Slope Plant to an international gas supplier, pursuant to a certain gaseous helium sales agreement entered into in the third fiscal quarter of 2023 (the “Gaseous Helium Agreement”).
The Liquid Helium Agreement and the Gaseous Helium Agreement have a mechanism of price reopener negotiations, with a scheduled price reopener negotiation at the end of the fifth year, and an unscheduled price reopener negotiation that may be requested by either party, on one occasion each, at any time after the end of the third year.
The Liquid Helium Agreement and the Gaseous Helium Agreement have a term of 10 years from the date on which the first container of liquid helium is filled at the tolling facility for the helium buyer (for liquid helium) or from the date on which the first tube trailer of gaseous helium is filled at the Pecos Slope Plant for the helium buyer (for gaseous helium) (the “Commencement Date”). If the Commencement Date has not occurred by November 30, 2025 (for liquid helium) or July 1, 2025 (for gaseous helium), the buyer would have the right to terminate the Liquid Helium Agreement or the Gaseous Helium Agreement, as the case may be. We believe that we will be able to secure funding, complete construction of the helium extraction plant and commence helium deliveries prior to November 30, 2025. The Liquid Helium Agreement can also be terminated if helium deliveries are less than 6,000,000 standard cubic feet during any 12 consecutive month period due to a force majeure event, due to a material breach of the agreement by either party, or financial insolvency. While it is possible that the buyers could terminate the agreements in such situations, we believe that it is more likely that such buyers would try to renegotiate the agreement on terms that are less favorable for us. In the event of early termination, we believe that we will have the ability to secure replacement customers with price, terms and conditions reflecting current market conditions.
The Liquid Helium Agreement is filed as Exhibit 10.14 to the registration statement of which this proxy statement/prospectus is a part. The Gaseous Helium Agreement is filed as Exhibit 10.17 to the registration statement of which this proxy statement/prospectus is a part.
Crude Helium Purchase Agreement
On August 25, 2023, we, through our wholly owned subsidiary NEH Midstream LLC, entered into the Crude Helium Agreement (the “Crude Helium Agreement”) with Badger. Pursuant to the Crude Helium Agreement, we will purchase crude helium from Badger, starting on January 1, 2024 and continuing through an initial term through June 30, 2027. Badger agreed to supply all of the crude helium it could secure processing rights, purchasing rights, and clear title to during the term of the Purchase and Sale Agreement.
The Crude Helium Agreement is filed as Exhibit 10.18 to the registration statement of which this proxy statement/prospectus is a part.
On April 19, 2024, NEH Midstream LLC, AirLife Gases USA Inc., and Badger entered into an Assignment Agreement (“Assignment Agreement”), pursuant to which NEH Midstream LLC assigned all of its rights, title, interest and obligations in the Crude Helium Agreement to AirLife Gases USA Inc. The Assignment Agreement is filed as Exhibit 10.21 to the registration statement of which this proxy statement/prospectus is a part.
Helium Tolling Agreement
We entered into that certain Helium Tolling Agreement with Keyes Helium Company (“KHC”) dated September 1, 2023 (the “Helium Tolling Agreement”), pursuant to which we would receive tolling services with respect to our crude helium and such crude helium would be purified and liquified by KHC into liquid helium and filled into containers. KHC agreed to provide tolling services to us on a firm basis, for a volume equivalent to the quantities sold under the Crude Helium Agreement with Badger. As noted above, NEH Midstream LLC has assigned all of its rights, title, interest and obligations in the Crude Helium Agreement to AirLife Gases USA Inc pursuant to the Assignment Agreement.
The Helium Tolling Agreement has a term of 5 years from the date on which we commence deliveries of gaseous helium to the third-party tolling facility (“Tolling Commencement Date”). We have the right to solicit third-party proposals to provide tolling services during the third contract year of the Helium Tolling

Agreement and would have the opportunity to terminate the agreement at the end of the third contract year if the counter-party declines to match a more favorable third-party offer.
In the event that the Commencement Date has not occurred by September 30, 2024, KHC would have the right to terminate the Helium Tolling Agreement. Since it does not appear likely that the Commencement Date will occur before September 30, 2024, we intend to request that this deadline be extended. In the event that KHC is not willing to extend this deadline, there is significant excess helium liquefaction capacity available in the United States. The Helium Tolling Agreement can also be terminated prior to the end of its term if (i) the reliability of the counter-party’s delivery of tolling services falls short of specified levels, (ii) due to a material breach of the agreement by either party, or (iii) financial insolvency. In the event of early termination, we believe that it would be able to secure a tolling agreement from another party. The cost of tolling services in a replacement tolling agreement could be higher than the cost of tolling services in the existing agreement, but the difference would not be expected to be material to our helium business.
The Helium Tolling Agreement is filed as Exhibit 10.16 to the registration statement of which this proxy statement/prospectus is a part.
We do not believe that the Assignment Agreement will have an impact on KHC’s remaining obligations to provide tolling services to NEH Midstream pursuant to the Helium Tolling Agreement. However, in the event that the Commencement Date (as defined in the Helium Tolling Agreement) has not occurred by September 30,2024, KHC will have the right to terminate the Helium Tolling Agreement by giving NEH thirty (30) days prior written notice. Due to delays in securing financing for the purchase of the Pecos Slope Plant, we believe it is probable that the Commencement Date will not occur by September 30, 2024 and KHC will have the opportunity to terminate the Helium Tolling Agreement. Additionally, KHC’s obligation to provide tolling services to NEH is subordinate to KHC’s obligation to provide tolling services to a third-party, which means that even in the event that KHC does not terminate the Helium Tolling Agreement, there is risk to NEH that KHC will not have sufficient capacity available to fulfill all of NEH’s requirements for tolling services.
KHC has provided verbal indication to us that it is unlikely to terminate the Helium Tolling Agreement. Despite such verbal indication, termination of the Tolling Agreement or KHC’s insufficient firm tolling capacity creates risk that NEH would be unable to obtain the required tolling services from a third-party or that the cost of such tolling services would be higher than the cost included in the Helium Tolling Agreement. In either case, the profitability resulting from the Liquid Helium Agreement with AirLife could be less than NEH’s financial projections.
We believe that given current and expected helium market conditions, tolling services will be available from third parties, including Tumbleweed Midstream, which operates a helium liquefaction plant in Cheyenne Wells, Colorado; Lisbon Valley Helium, which is planning to restart its helium liquefaction plant near Moab, Utah; or other third parties. While it is possible that the price of such tolling services from these companies could be higher than the price from KHC, NEH does not believe that the difference in price would materially impact the profitability of the Liquid Helium Agreement with AirLife.
Facilities and Properties
We currently own and operate 137,000 acres in Southeast New Mexico and have over 389.1 MMcf of net proved undeveloped helium reserves and 703.8 MMcf of net probable undeveloped reserves. These reserves are strategically located, just 20 miles north of Roswell, New Mexico and no more than 550 miles away from six out of the seven helium liquefication plants in the United States. The reserves are also located next to El Paso National Gas Facility, a pipeline system owned by Kinder Morgan that transports for natural gas suppliers to end users. This suitable location creates efficiency for the Company’s supply of natural gas to various players in the helium production space.
The Pecos Slope Plant mentioned above is expected to commence operations by Q1 of 2025, and is located in the Pecos Slope Field of New Mexico.
We currently lease office space at 4501 Santa Rosa Drive, Midland, Texas 79707 and 200 Pier Avenue, Unit # 224, Hermosa Beach, California

On May 27, 2022, the Company entered into a 12-month lease agreement for office space at 200 Pier Avenue, Unit # 224 in Hermosa Beach, California 90254. We intend to continue leasing this space until May 31, 2024.
Distribution
We source helium from natural gas reserves located within the 137,000 acres we own in Southeast New Mexico. Under current contractual arrangements with a third-party processor, we sell and deliver the natural gas we gather using our own equipment, labor, and pipelines.
We expect the Pecos Slope Plant to commence operations in Q1 of 2025, after which we will independently gather and process the helium sourced from our natural gas fields and supply our helium to different industry parties, including refiners, major helium distributors, smaller industrial gas companies and various end users.
Competition
Currently, our direct competitors are helium exploration and production companies which source helium from natural gas reserves prior to supplying it to refiners, non-refiners, major distributors and smaller gas companies further down the supply chain.
Following the commencement of the Pecos Slope Plant in Q1 of 2025, we anticipate competing directly with helium processors and refiners.
Government Regulations
The sale, distribution, and handling of our helium is subject to federal and state regulation, including the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Clean Water Act, and the National Environmental Policy Act, amongst others.
Intellectual Property
We rely on trademark and trade secret laws, as well as employee and third-party non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights, including with respect to our proprietary rights related to our products.
As of the date of this proxy statement/prospectus, we have the following trademarks:
Trademark	Country	Date of registration	Registration No.
RSH	United States	N/A — trademark application pending, submitted 6/30/2023.	N/A — application pending.
	United States	N/A — trademark application pending, submitted 6/30/2023.	N/A — application pending.
We believe that the trademarks that we use in our business are important for building our brand image and brand recognition. Therefore, we will develop marketing strategies, including advertising and branding campaigns, accordingly.
Industry Overview
The Helium Market
The helium industry is one that has historically been affected by uncontrollable market factors, which may affect the profitability of our helium exploration and production business. The global helium market has witnessed periods of varying shortage, supply, and equilibrium within the last 16 years, which has accompanied price fluctuations. Helium supply has been disrupted by events such as outages at crucial helium storage and pipelines systems, including that of the BLM’s Crude Helium Enrichment Unit, or trade embargoes in major world suppliers like Qatar. Supply has also been replenished or stabilized with the discovery of new sources in different parts of the world and normal operations of major world suppliers. Supply has also correspondingly decreased with unexpected delays in the start of prominent gas processing facilities such as those in Amur, Russia.
Helium Shortage 4.0, the current wave of helium shortage worldwide, has driven up contract prices for helium, which gives us a unique business opportunity in entering the helium market. However, we cannot control the market factors which influence demand and supply of helium as well as the profitability of our business.
The Helium Supply Chain
The helium supply chain is comprised of various players. First are production and exploration companies such as our own, which supply helium-containing natural gas to processors, which extract LNG and other valuable components from the natural gas. Crude helium is recovered from LNG and is then sold to helium refiners, which purify the helium and generate either gaseous helium or liquify the helium to produce LHe in bulk. Mostly, LHe is produced due to end user requirements and economic reasons, but smaller plants located in North America may also generate gaseous helium and transport it to liquefaction plants to be sold as crude helium or directly into the balloon grade helium market. LHe is sold to helium distributors. Currently, the helium industry is dominated by six major multinational industrial “Tier 1” gas companies, Linde, Air Liquide, Air Products, Messer, Matheson, and Iwatini. These Tier 1 companies distribute helium to smaller, local “Tier 2” gas companies pursuant to long-term contracts, and some of such Tier 1 companies have combined capacities in helium liquefaction (Air Products, Linde, and Messer), while the others do not. End users then purchase LHe or gaseous helium from distributors for various applications.
The Helium Exploration and Production Sector
The helium exploration and production industry is a very competitive one. In recent years, an unprecedented number of helium exploration companies have entered the market, encouraged in large part by increased attention to the helium shortage and surge in prices. However, these companies have not been reported to produce reliable amounts of helium.36 We are unique in our substantial inventory of reliable drilling locations37 and associated reserves as well as a management team that understands the global helium business on a deep level.
Employees
As of February 1, 2024, we had six employees primarily based in our Midland, Texas office.
The table below breaks down our full-time personnel by function as of February 1, 2024:
Function	Number of Employees	% of Total
Executive	2	33.3
General and Administrative	1	16.7
Engineering	1	16.7
Operations	1	16.7
Geology	1	16.7

36
Kornbluth Market Report, Summer 2023.

37
Appraisal of Certain Oil and Gas Interests Owned by Solis Partners, LLC Located in Chaves County, New Mexico, dated as of April 3, 2024 and with estimates within effective as of December 31, 2023, prepared for Solis Partners, LLC by MKM Engineering for use in filing with the SEC. The Company owns these reserves wholly through Solis Partners.

Function	Number of Employees	% of Total
Total	6	100.0%

None of our employees are affiliated with the labor unions.
Legal Proceedings
From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. We recognize provisions for legal proceedings in our financial statements, in accordance with accounting rules, when we are advised by independent outside counsel that (i) it is probable that an outflow of resources will be required to settle the obligation, and (ii) a reliable estimate can be made of the amount of the obligation. The assessment of the likelihood of loss includes analysis by outside counsel of available evidence, the hierarchy of laws, available case law, recent court rulings and their relevance in the legal system. Our provisions for probable losses arising from these matters are estimated and periodically adjusted by management. In making these adjustments our management relies on the opinions of our external legal advisors. Management does not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition, except as described below.
Property
We lease and maintain our primary office through Solis Partners at 4501 Santa Rosa Drive, Midland, TX 79707. We also lease a commercial space through Solis Partners at 200 Pier Avenue, Unit # 224, Hermosa Beach, CA 90254. We do not currently own any real estate.

EXECUTIVE OFFICERS AND DIRECTORS OF NEH AND
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMBINED COMPANY
Executive Officers and Directors
Set forth below are the names, ages and positions as of the date hereof of NEH’s current executive officers and directors as well as the names, ages and positions as of the date hereof of the executive officers and director nominees of the Combined Company after the Business Combination:
Name	Age	NEH Position(s)	Combined Company Position
E. Will Gray II	48	Chief Executive Officer, Director	Chief Executive Officer, Chairman
Mike Rugen	63	Chief Financial Officer	Chief Financial Officer
Phil Kornbluth	68	N/A	Independent Director
Ondrej Sestak	38	N/A	Independent Director
Executive Officers
Will Gray
Will Gray has served as NEH’s Chief Executive Officer and Director since inception. Previously, he was the managing member of Solis Partners, LLC beginning in 2020, which is now a wholly owned subsidiary of NEH. Mr. Gray is the former CEO and founder of Remnant Oil Company, an upstream energy company that acquired and operated both secondary (water) and tertiary (CO2) floods within the Permian Basin. Operations also included management of an 18.5-mile CO2 pipeline that interconnects with the Kinder Morgan Cortez main trunk line. Remnant Oil Company filed for Chapter 11 bankruptcy protection in July 2019 and such petition was later changed to a Chapter 7 bankruptcy filing.
Mr. Gray was formerly an Executive Vice President of Resaca Exploration (a Torch Energy Portfolio Company) He also served as past Chairman & CEO of Cross Border Resources and Dala Petroleum. He has ESG experience and a track record for protecting freshwater rights within Southeast New Mexico,renewable energy development on owned acreage, and the reduction of carbon footprints for certain Permian Basin oilfield service providers. Mr. Gray served as a former Trustee of the Texas State Development Foundation from September 2017 to August 2023. He is currently on the Texas State University’s Development Foundation Emeritus Council. He is also a former board member of the United Way Fund in Midland. Will received his B.S. in Business Management from Texas State University in 1998.
Mike Rugen
Mike Rugen has served as the Company’s Chief Financial Officer since November 1, 2023. He worked as a contractor for the Company since April of 2023. Mr. Rugen is a certified public accountant with over 40 years of experience primarily in exploration, production, and oilfield services. From September 2009 through February 2021, Mr. Rugen served as Chief Financial Officer for Tengasco, Inc., an exploration and production company publicly traded on the NYSE American Exchange. In June 2013, Mr. Rugen also was named interim Chief Executive Officer and continued in the role until February 2021. In February 2021, Tengasco merged with Riley Exploration Permian with Mr. Rugen continuing in the role of Chief Financial Officer through August 2021.
Mr. Rugen received his Bachelor of Science in Business from Indiana University in 1982.
Directors
Phil Kornbluth
Phil Kornbluth will serve as Director of the Combined Company upon consummation of the Business Combination. He is currently the President of Kornbluth Helium Consulting, LLC (“KHC”), a helium focused consulting company founded in 2013 that advises clients on all commercial aspects of the global helium business. Phil is recognized as one of the gas industry’s leading independent commercial experts in the global helium business. He has been employed by several leading industrial gas companies over the last 43 years, including The BOC Group, PLC (“BOC”) and the Matheson Gas subsidiary of Nippon Sanso Holdings (“NSC”), and has worked in various roles related to the helium business for the last 41 years. While at both BOC and NSC, Phil held executive positions that included general management and profit and loss responsibility for their global helium businesses. Phil has been a frequent speaker on helium-related topics at industry conferences, has contributed to and authored numerous helium-related articles and has made important contributions to U.S. helium legislation passed in 1996 and 2013. Phil has been working full-time for KHC for the last 8 years. Phil was also a member of the Board of Directors of North American Helium Inc. from December 2014 through February 2021 and remained on its advisory board until the end of 2022.
Kornbluth holds a BS degree in Economics from the University of Pennsylvania’s Wharton School of Business (1976) and received a Masters in Business Administration degree from Rider University (1981).
Ondrej Sestak
Ondrej Sestak will serve as an Independent Director of the Combined Company and will take office upon completion of the Merger. Ondrej worked as a reservoir engineer with INEXS from October 2018 to May 2022, performing asset valuations and financial modeling for investment opportunities in the traditional oil and gas industry and energy transition, including hydrogen development and carbon capture sequestration for private equity clients. At Active Iron Energy Management from May 2020 to May 2022, he was raising capital for acquired assets in the Northwest Shelf for horizontal drilling, conducting reservoir characterization, development plan quantification, and financial modeling. Starting in January 2022, Ondrej began serving as Head of Engineering at ZeroSix, where he develops methodologies on the digital blockchain platform, including carbon credit issuance for early retirement of marginal wells, which has executed the pilot project and gained recognition in the industry, digitized certification of responsibly sourced gas, and low carbon fuel standard certifications of biofuels. Additionally, he also serves as Director of Special Projects and Helium Development under Aurivos, evaluating and developing the company’s Permian acreage while also assessing helium potential in Utah and Colorado, now spun off as ARB Helium. Since August 2020, as Director of Operations for GLT Trading LLC, he has led commodity procurement for Asian clients, including helium and associated ISO containers, liquid petroleum gas, and petroleumcCoke. Prior to these roles, Ondrej worked as a reservoir engineer at Shell and an analyst at Odien Private Equity, and received a Masters Degree in Energy Resource Engineering from Stanford University in 2011 and a Bachelor of Science Degree in Petroleum Engineering from the University of Texas at Austin in 2009.
Director Independence
Nasdaq requires that a majority of the Combined Company’s Board of Directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Phil Kornbluth and Ondrej Sestak are anticipated to be the Combined Company’s independent directors. The Combined Company’s independent directors will have regularly scheduled meetings at which only independent directors are present. Any affiliated transactions will be on terms that the Combined Company’s Board of Directors will believe are no less favorable to us than could be obtained from independent parties.
Audit Committee
The Combined Company will establish an audit committee of the Board of Directors, which is anticipated to consist of [         ], [         ], and [         ], who are independent directors under Nasdaq’s listing standards.
[         ] will be the chairperson of the audit committee. The audit committee’s duties, which are specified in the Combined Company’s Audit Committee Charter, include, but are not limited to:

•
reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•
discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•
discussing with management major risk assessment and risk management policies;

•
monitoring the independence of the independent auditor;

•
verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•
reviewing and approving all related-party transactions;

•
inquiring and discussing with management our compliance with applicable laws and regulations;

•
pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•
appointing or replacing the independent auditor;

•
determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•
approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Financial Experts on Audit Committee
Pursuant to Nasdaq rules, the audit committee will at all times be composed exclusively of independent directors who are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
In addition, the Combined Company must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The Board of Directors of the Combined Company will elect a Board member to the Audit Committee who qualifies as an “audit committee financial expert,” as defined under the rules and regulations of Nasdaq and the SEC.
Corporate Governance and Nominating Committee
The Combined Company will establish a corporate governance and nominating committee of the Board of Directors, which is anticipated to consist of [         ], [         ], and [         ]. [         ] is anticipated to be the chairperson of the corporate governance and nominating committee. The corporate governance and nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Combined Company’s Board of Directors. The corporate governance and nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in the Corporate Governance and Nominating Committee Charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the Board of Directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The corporate governance and nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board of Directors. The corporate governance and nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The corporate governance and nominating committee does not distinguish among nominees recommended by stockholders and other persons.
Compensation Committee
The Combined Company will establish a compensation committee of its Board of Directors, which is anticipated to consist of [         ], [         ], and [         ]. [         ] is anticipated to be the chairperson of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

•
reviewing and approving the compensation of all of our other executive officers;

•
reviewing our executive compensation policies and plans;

•
implementing and administering our incentive compensation equity-based remuneration plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•
if required, producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
Compensation Committee Interlocks and Insider Participation
None of the Combined Company’s officers will serve, at the time of listing, or in the year prior to the time of listing, as a member of the compensation committee of any entity that has one or more officers serving on the Combined Company’s Board of Directors.
Code of Ethics
The Combined Company will adopt a code of conduct and ethics that applies to all of its executive officers, directors and employees. The code of ethics will codify the business and ethical principles that govern all aspects of the Combined Company’s business.

Management Agreements
The CEO and CFO Employment Agreements
Currently, NEH’s Chief Executive Officer, Mr. E. Will Gray II, receives an annual base salary of $348,000, plus benefits. He was named Chief Executive Officer of NEH on February 6, 2023 in the context of the Reorganization Agreement and Plan Share Exchange between the NEH and Solis Partners LLC dated February 6, 2023.
Currently, NEH’s Chief Financial Officer, Mr. Michael J. Rugen, receives an annual base salary of $240,000 plus benefits. He was named Chief Financial Officer of NEH effective November 1, 2023.
It is anticipated that Mr. Gray and Mr. Rugen will be the Chief Executive Officer and Chief Financial Officer of the Company after the Merger, respectively. NEH has entered into employment agreements with Mr. Gray and Mr. Rugen, which agreements shall become effective upon the closing of the Merger. Pursuant to the employment agreement with Mr. Gray (the “Gray Employment Agreement”), Mr. Gray will receive an annual base salary of $475,000 per year, plus benefits. Pursuant to the employment agreement with Mr. Rugen (the “Rugen Employment Agreement”), Mr. Rugen will receive an annual base salary of $240,000 per year, plus benefits. The compensation package to offered to Mr. Gray and Mr. Rugen reflect their respective functions and responsibilities at the Company as a public company listed at the Nasdaq, and may include, among others, increase in the base salary, annual bonuses, stock grants and participation in the Company’s equity incentive plan. The Rugen Employment Agreement is filed as Exhibit 10.19 and the Gray Employment Agreement is filed as Exhibit 10.20 to the registration statement of which this proxy statement/prospectus is a part.
Compensation of Executive Officers and Directors of NEH
Name and Principal Position	Year	Salary ($)	All Other Compensation(1) ($)	Total ($)
Will Gray	2023(2)	$319,000	$28,138	$347,138
Chief Executive Officer	2023(3)	$29,000	$2,558	$31,558
	2022(4)	$273,000	$20,312	$293,312
Mike Rugen	2023	$132,032		$132,032
Chief Financial Officer

(1)
Represents health insurance for Mr. Gray paid by the Company

(2)
This compensation was paid to Mr. Gray after the February 6, 2023 Reorganization Agreement and Plan Share Exchange between the Company with Solis Partners. LLC.

(3)
This compensation was paid to Mr. Gray prior the February 6, 2023 Reorganization Agreement and Plan Share Exchange between the Company with Solis Partners. LLC.

(4)
On April 13, 2022, Mr. Gray become a member of Solis Partners LLC. Prior to this time, Mr. Gray performed contract and consulting services for Solis Partners LLC.

Outstanding Equity Awards at Fiscal Year-End
None.
Retirement Benefits
None.
Equity Compensation Plan Information
None.

Director and Officer Indemnification Agreements
NEH intends to enter into employment agreements whereby NEH will agree to indemnify the CEO and the CFO to the fullest extent permitted by law, for all amounts (including, without limitation, judgments, fines, settlement payments, expenses and reasonable out of pocket attorneys’ fees) incurred or paid by the CEO or the CFO in connection with any action, suit, investigation or proceeding, or threatened action, suit, investigation or proceeding, arising out of or relating to the performance by the CEO and the CFO of services for, or the acting by the CEO and the CFO as a director, officer or executive of, NEH, or any subsidiary of NEH. Any fees or other necessary expenses incurred by the CEO and the CFO in defending any such action, suit, investigation or proceeding shall be paid by NEH in advance, subject to NEH’s right to seek repayment from the CEO and the CFO if a determination is made that the CEO and the CFO were not entitled to indemnification.
Potential Payments Upon Termination or Change in Control
None.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEH
You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks, uncertainties, and assumptions, such as our plans, objectives, expectations, intentions, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Some of the numbers included herein have been rounded for convenience of presentation. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section “Risk Factors” included elsewhere in this proxy statement/prospectus. References to “we,” “us,” “our,” and “Company” within this section are to NEH.
Risks Relating to Forward-Looking Statements
This discussion and analysis contains forward-looking statements, which reflect our current views with respect to, among other things, our operations and financial performance. You can identify these forward- looking statements by the fact that they do not strictly relate to historical or current facts. They use words such as “anticipate”, “believe”, “continue”, “could”, “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” the negative version of these words, or other comparable words or phrases. Such forward-looking statements are subject to various risks and uncertainties. In particular, these include statements relating to future actions, statements regarding future performance or results and anticipated services or products, sales efforts, expenses, the outcome of contingencies, trends in operations and financial results. Actual results could differ materially from those expressed or implied in the forward-looking statements.
Overview
NEH is a corporation formed in Nevada on February 2, 2023. It is an exploration and production company whose primary operations include the exploration, development, and production of helium, natural gas, oil, and natural gas liquids The Company sources helium produced in association with natural gas reserves located in Chaves County, New Mexico. To date, we have not generated any revenue from the production of helium. Although hydrocarbons are currently the Company’s primary source of revenues, our business model is moving from a hydrocarbon focus to a helium focused model and centers on providing helium to various parties in the supply chain, namely helium refiners, non- refiners, Tier 1 multinational distributors, and smaller Tier 2 gas companies. We currently own and operate 137,000 acres in Southeast New Mexico and have 82,291.5 MMcfe of prove hydrocarbon reserves and 165,400.8 MMcfe of probable hydrocarbon reserves. In addition, the Company has approximately 389.1 MMcf of net proved undeveloped helium reserves and 703.8 MMcf of net probable undeveloped reserves.
On February 6, 2023, the Company entered into the Agreement with Solis Partners. Immediately prior to February 6, 2023, the Company was authorized to issue 190 million shares of common stock with par value of $0.001 per share and 10 million shares of preferred stock with par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in Solis Partners was automatically converted and exchanged for 5 million shares of the Company’s common stock.
Presently, we operate through two subsidiaries, (i) Solis Partners, LLC, a Texas limited liability company (“Solis Partners”), wholly owned by the Company and engaged in the oil and gas producing business, and (ii) NEH Midstream LLC, a Texas limited liability company (“NEH Midstream”) wholly owned by the Company which will own and operate the Pecos Slope Plant and gathering system located in Chaves County, New Mexico.
Recent Developments
In July, June and February of 2024, NEH conducted bridge financing rounds, pursuant to which it issued 10% Secured Convertible Debentures (the “Bridge Financing Debentures”) to certain investors. The Bridge Financing Debentures are payable on the earliest of: i) the date that the holder accelerates the obligations under the Bridge Financing Debentures; ii) March 1, 2025; or iii) the consummation of the

Business Combination. The Bridge Financing Debentures are not eligible for prepayment and interest accrues monthly. The amount of proceeds NEH obtained from the July, June and February of 2024 bridge financing rounds totaled $1,817,028.74. Provided that the date of consummation of the Business Combination occurs prior to either March 1, 2025 or the date on which the holder accelerates the obligations under the Bridge Financing Debentures, the Bridge Financing Debentures are convertible into common stock of the Combined Company at a conversion rate determined by dividing (i) the principal and interest converted hereunder by the per share valuation (on a fully diluted basis) of the Combined Company’s common stock using a pre- money valuation of the Company of $20 million.
In July 2024, NEH agreed to convert a $27,500 loan it owed to our shareholder Mr. Adrian Beeston into the Bridge Financing Debentures and issued a 10% Secured Convertible Debenture (the “Beeston Debentures”) to Mr. Beeston. The Beeston Debenture is payable on the earliest of: i) the date that the holder accelerates the obligations under the Beeston Debenture; ii) March 1, 2025; or iii) the consummation of the Business Combination. The Beeston Debenture is not eligible for prepayment and interest accrues monthly. Provided that the date of consummation of the Business Combination occurs prior to either March 1, 2025 or the date on which the holder accelerates the obligations under the Beeston Debenture, the Beeston Debenture is convertible into common stock of the Combined Company at a conversion rate determined by dividing (i) the principal and interest converted hereunder by (ii) the per share valuation (on a fully diluted basis) of the Combined Company’s common stock using a pre- money valuation of the Company of $20 million.
On July 31, 2024 (and effective as of July 1, 2024), NEH entered into a Retention and Consulting/Services Agreement with Tall City Well Service Co., LP, a Texas limited partnership owned by NEH’s Chairman, Joel G. Solis (“Tall City”), pursuant to which Tall City shall deliver or otherwise make available workover rigs to NEH and shall act as a consultant for work associated with such workover rigs, providing maintenance and repair services for the workover rigs. NEH agreed to pay Tall City $720,000 as a retainer fee (the “Retainer Fee”) and shall pay for the services performed in accordance with Tall City’s standard invoicing practices and prices. The Retainer Fee shall be paid to Tall City with a 10% Secured Convertible Debenture due March 1, 2025 pursuant to Section 2.6 of a certain Securities Purchase Agreement dated as of February 23, 2024, which debenture was amended on July 31, 2024 (such amended debenture, the “Amended Solis Debenture”).
In December of 2023, the Company entered into a convertible promissory note with Joel G. Solis in the amount of $155,000. On December 28, 2023, the amount due on this note was converted to 44,826 shares of common stock of the Company at a conversion price of $3.50. This note is no longer outstanding.
In anticipation of securing future revenue and establishing a more robust market position in the helium industry following the establishment of the Pecos Slope Plant, through our operating subsidiary NEH Midstream, we recently entered into certain sales agreements with various purchasers for the helium anticipated to be generated by the Pecos Slope Plant. We agreed to sell fifty percent (50%) of the helium generated from the Pecos Slope Plant each month to Air Life Gases USA, Inc., in the form of liquefied helium, pursuant to that certain Liquid Helium Agreement. We also agreed to sell fifty percent (50%) of the gaseous helium generated monthly at the Pecos Slope Plant to an international gas supplier, pursuant to that certain Gaseous Helium Agreement. The Liquid Helium Agreement is filed as Exhibit 10.14 and the Gaseous Helium Agreement is filed as Exhibit 10.17 to the registration statement of which this proxy statement/prospectus is a part.
On October 1, 2023, the Company, through NEH Midstream, LLC, entered into the Amendment to Liquid Helium Agreement with AirLife Gases USA Inc. The Amendment to Liquid Helium Agreement incorporated the sale by NEH Midstream, LLC of additional quantities of liquid helium by the Company to AirLife that were not originally included in the between NEH Midstream and AirLife dated August 25, 2023. Following entry into the Amendment to Liquid Helium Agreement, the Company would provide to AirLife Gases USA, Inc., in sum: (i) fifty percent (50%) of the helium generated from the Pecos Slope Plant each month, in the form of liquefied helium (from all sources other than from the crude helium purchased from Badger (as described in the following paragraph), less two percent (2%) tolling losses, and (ii) all of the helium produced from the crude helium the Company purchases from Badger each month, minus two percent (2%) tolling losses. The Amendment to Liquid Helium Agreement is filed as Exhibit 10.15 to the registration statement of which this proxy statement/prospectus is a part.

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream LLC, entered into the Crude Helium Agreement with Badger. Pursuant to the Crude Helium Agreement, the Company will purchase crude helium from Badger, starting on January 1, 2024 and continuing through an initial term through June 30, 2027. Badger agreed to supply all of the crude helium it could secure processing rights, purchasing rights, and clear title to during the term of the Purchase and Sale Agreement. The Crude Helium Agreement is filed as Exhibit 10.18 to the registration statement of which this proxy statement/prospectus is a part.
We entered into that certain Tolling Agreement with KHC dated September 1, 2023, pursuant to which we would receive tolling services with respect to our crude helium and such crude helium would be purified and liquified by KHC into liquid helium and filled into containers. KHC agreed to provide tolling services to us on a firm basis, for a volume equivalent to the quantities sold by Badger to us pursuant to the Crude Helium Agreement with Badger. The Tolling Agreement is filed as Exhibit 10.16 to the registration statement of which this proxy statement/prospectus is a part.
On April 19, 2024, NEH Midstream LLC, AirLife Gases USA Inc., and Badger entered into the Assignment Agreement, pursuant to which NEH Midstream LLC assigned all of its rights, title, interest and obligations in the Crude Helium Agreement to AirLife Gases USA Inc. The Assignment Agreement is filed as Exhibit 10.21 to the registration statement of which this proxy statement/prospectus is a part.
Principal Components of Results of Operations Revenues, net
The Company sells its oil to a single purchaser on a monthly basis, pursuant to a purchase agreement (the “Oil Purchase Agreement”), at a price based on an index price from the purchaser. The Oil Purchase Agreement with continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.
We currently sell our natural gas and natural gas liquids to IACX, a processor, pursuant to that certain Marketing Agreement, at a price based on an index price from the purchaser, which expires on May 31, 2024. IACX processes our gas for natural gas liquids and other usable components in its facilities. We receive value for our natural gas and any associated natural gas liquids as further defined as hydrocarbons pursuant to the Marketing Agreement. Although the company produces helium alongside its natural gas, IACX will not compensate us for our helium produced under our existing contract. To date, we have not generated any revenue from the production of helium. The Marketing Agreement is filed as Exhibit 10.13 to the registration statement of which this proxy statement/prospectus is a part.
Under our natural gas and natural gas liquid contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.
The Company will sell its helium to two purchasers, each purchasing 50% of the helium production under a 10-year contracts. One of the contracts will commence upon delivery of gaseous helium production at the tailgate of the processing plant. The other contract will commence upon delivery of liquid helium from the Keyes Helium Company liquefaction plant located in Keys, OK. When the gaseous helium is loaded into the gaseous helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. With regards to liquid helium, the Company will transport the gaseous helium to the Key Helium liquefaction plant. Once the helium has been liquified and loaded into the liquid helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.
The Company has no unsatisfied performance obligations at the end of each reporting period.

Lease operating expenses
Lease operating expenses represent costs incurred in operations of producing properties and workover costs. The majority of these costs are comprised of labor costs, production taxes, compression, workover, and repair costs.
Depletion, depreciation, amortization, and accretion
The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. The Company records depletion expense for oil and natural gas properties on a units of production basis over the life of the full cost pool’s reserves. The Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over a useful life of five to fifteen years. The Company will record depreciation expense for the processing plant over its estimated useful life. Depreciation on the processing plant will commence once the procession plant is put into service.
General and administrative costs
General and administrative costs primarily include costs incurred for overhead, consisting of payroll and benefits for the Company’s corporate staff, contractor and consulting costs, stock compensation expenses, accounting and legal costs, and office rent.
Gain on sale of assets
Gain on sale of assets consists of gains recorded on significant sales of oil and natural gas properties. As a full cost company, disposition of oil and natural gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.
Other income and expense
Other income and expenses primarily include income and expenses associated with interest, gains or losses recorded on certain transactions, and fees charged by the Company to operate properties on behalf of a third party on a short term. Our interest income relates to interest earned on certificate of deposit associated with operating bonds. Our interest expenses are primarily associated with interest due on notes outstanding. Our other income and expense primarily consists of gains and losses recorded on certain transactions as well as operating fees charged by the Company.
Income taxes
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.
The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not (likelihood of greater than 50 percent) that some portion or all the deferred tax assets will not be realized. The Company has not established a valuation allowance as of December 31, 2023, and December 31, 2022.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. If all or a portion of the unrecognized tax benefit is sustained upon examination by the taxing authorities, the tax benefit will be recognized as a reduction to the Company’s deferred tax liability and will affect the Company’s effective tax rate in the period it is recognized.
The Company records any tax-related interest charges as interest expense and any tax-related penalties as other expense in the consolidated statements of operations of which there have been none to date.
The Company is also subject to Texas Margin Tax. The Company realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the periods presented.
Stock-based compensation
The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.
The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.
Results of Operations
For the fiscal quarter ended March 31, 2024 compared to the fiscal quarter ended March 31, 2023
The following table sets forth key components of our results of operations during the fiscal quarters ended March 31, 2024, and March 31, 2023:
	Year Ended 03/31/2024	Year Ended 03/31/2023	Variance ($)	Variance (%)
Revenues:
Natural gas	$509,734	$579,807	$(70,073)	-12.1%
Less transportation and processing	$(302,134)	$(401,789)	$99,655	-24.8%
Natural gas, net	$207,600	$178,018	$29,582	16.6%
Natural gas liquids (NGL)	$66,049	$53,353	$12,696	23.8%
Oil	$55,562	$10,065	$45,497	452.0%
Total Revenues, net	$329,211	$241,436	$87,775	36.4%
Costs and expenses:
Lease operating expenses	$503,560	$448,951	$54,609	12.2%
Depletion, depreciation, amortization, and accretion	$244,044	$262,799	$(18,755)	-7.1%
General and administrative costs	$745,064	$2,828,796	$(2,083,732)	-73.7%
Total costs and expenses	$1,492,668	$3,540,546	$(2,047,878)	-57.8%
Income (loss) from operations	$(1,163,457)	$(3,299,110)	$2,135,653	-64.7%
Other income (expenses):
Interest income	$16,594	$21,261	$(4,667)	-22.0%
Interest expense	$(60,338)	$(51,925)	$(8,413)	16.2%
Other, net	$66,799	$2,709	$64,090	2365.8%
Total other income (expenses)	$23,055	$(27,955)	$51,010	-182.5%
Net income (loss) before income taxes	$(1,140,402)	$(3,327,065)	$2,186,663	-65.7%
Provision for income taxes – benefit	$281,370	$1,292,991	$(1,011,621)	-78.2%
Net income (loss)	$(859,032)	$(2,034,074)	$1,175,042	-57.8%

Net revenues were $329,211 for the fiscal quarter ended March 31, 2024, compared to $241,436 for the fiscal quarter ended March 31, 2023, representing an increase of $87,775, or 36.4%. This increase was primarily related to $99,655 decrease in gas processing and transportation costs, and a $43,000 increase related to higher oil production, partially offset by a $60,000 decrease related to $0.26 per Mcf decrease in gas prices.
Lease operating expenses were $503,560 for the fiscal quarter ended March 31, 2024, compared to $448,951 for the fiscal quarter ended March 31, 2023, representing an increase of $54,609, or 12.2%. This increase was primarily due to an increase in workover expense partially offset by properties sold during 2023.
Depletion, depreciation, amortization and accretion was $244,044 for the fiscal quarter ended March 31, 2024, compared to $262,799 for the fiscal quarter ended March 31, 2023, representing a decrease of $18,755, or 7.1%. This decrease was primarily due to a $33,000 decrease related to lower oil and gas depletion rates, partially offset by a $9,000 increase in accretion expense associated with asset retirement obligations, and a $5,000 increase related to amortization of deferred closing costs.
General and administrative expenses were $745,064 for the fiscal quarter ended March 31, 2024, compared to $2,828,796 for the fiscal quarter ended March 31, 2023, representing a decrease of $2,083,732, or 73.7%. This decrease was primarily due to a $2,499,000 reduction in stock compensation expense, partially offset by a $115,000 increase in audit and review costs, a $94,000 increase related to compensation of consultants and employees, a $72,000 increase in legal fees associated with the proposed merger and registration statements, a $45,000 increase in outsourced accounting costs, a $41,000 decrease administrative overhead recovery cost as a result of property sales in 2023, and a $20,000 increase in health insurance costs.
The Company recorded interest income of $16,594 for the fiscal quarter ended March 31, 2024, compared to $21,261 for the fiscal quarter ended March 31, 2023, representing a decrease of $4,667, or 22.0%. This decrease was primarily due to a $17,000 decrease related to a note receivable, partially offset by a $12,000 increase related to certificates of deposit held by the Company.
The Company recorded interest expense of $60,338 for the fiscal quarter ended March 31, 2024, compared to $51,925 for the fiscal quarter ended March 31, 2023, representing an increase of $8,413, or 16.2%. This increase was primarily due to a $40,000 increase related to a promissory note with AirLife Gases USA Inc., a $5,000 increase related to bridge financing which occurred during the fiscal quarter ended March 31, 2024, partially offset by a $37,000 decrease related to amounts owed to the State of New Mexico and the Office of Natural Resources Revenue.
The Company recorded other net income of $66,799 for the fiscal quarter ended March 31, 2024, compared to $2,709 for the fiscal quarter ended March 31, 2023, representing an increase of $64,090, or 2,365.8%. This increase was primarily due to operating fees charged by the Company to the purchaser of properties previously owned by the Company.
The Company recorded an income tax benefit of $281,370 for the fiscal quarter ended March 31, 2024, compared to a benefit of $1,292,991 for the fiscal quarter ended March 31, 2023, representing a decrease of $1,011,621, or 78.2%. This decrease was primarily due to a $1,088,000 decrease related to the change in entity tax status, a $459,000 decrease in federal income tax related to a reduction in loss before income taxes, partially offset by $524,000 reduction in expenses not deductible for tax purposes.

For the year ended December 31, 2023 compared to the year ended December 31, 2022
The following table sets forth key components of our results of operations during the years ended December 31, 2023, and 2022:
	Year Ended 12/31/2023	Year Ended 12/31/2022	Variance ($)	Variance (%)
Revenues:
Natural gas	$1,480,319	$6,183,080	$(4,702,761)	-76.1%
Less transportation and processing	$(1,176,975)	$(2,357,942)	$1,180,967	-50.1%
Natural gas, net	$303,344	$3,825,138	$(3,521,794)	-92.1%
Natural gas liquids (NGL)	$147,877	$265,507	$(117,630)	100.0%
Oil	$160,971	$132,709	$28,262	21.3%
Total Revenues, net	$612,192	$4,223,354	$(3,611,162)	-85.5%
Costs and expenses:
Lease operating expenses	$1,332,548	$1,793,232	$(460,684)	-25.7%
Depletion, depreciation, amortization, and accretion	$885,832	$916,983	$(31,151)	-3.4%
General and administrative costs	$4,519,811	$1,230,427	$3,289,384	267.3%
Total costs and expenses	$6,738,191	$3,940,642	$2,797,549	71.0%
Gain on sale of assets	$5,834,293	$—	$5,834,293	100.0%
Income (loss) from operations	$(291,706)	$282,712	$(574,418)	-203.2%
	Year Ended 12/31/2023	Year Ended 12/31/2022	Variance ($)	Variance (%)
Other income (expenses):
Interest income	$46,437	$9,800	$36,637	373.8%
Interest expense	$(172,143)	$(111,038)	$(61,105)	55.0%
Other, net	$(180,943)	$16,000	$(196,943)	-1230.9%
Total other income (expenses)	$(306,649)	$(85,238)	$(221,411)	259.8%
Net income (loss) before income taxes	$(598,355)	$197,474	$(795,829)	-403.0%
Provision for income taxes	$608,500	$—	$608,500	100.0%
Net income (loss)	$10,145	$197,474	$(187,329)	-94.9%
Net revenues were $612,192 for the year ended December 31, 2023, compared to $4,223,354 for the year ended December 31, 2022, representing a decrease of $3,611,162 or 85.5%. This decrease was primarily related to an $3,172,000 decrease in natural gas revenues related to a $3.82 per mcf decrease in realized natural gas prices, and a $1,531,000 decrease related to lower natural gas sales volumes, partially offset by a $1,181,000 decrease in processing and transportation costs as a result of lower natural gas volumes.
Lease operating expenses were $1,332,548 for the year ended December 31, 2023, compared to $1,793,232 for the year ended December 31, 2022, representing a decrease of $460,684 or 25.7%. This decrease was primarily related to a $316,000 decrease in production taxes as a result of lower revenues, and decreases in repair and workover costs, and compressor rental costs from 2022 levels.
Depletion, depreciation, amortization and accretion was $885,832 for the year ended December 31, 2023, compared to 916,983 for the year ended December 31, 2022, representing a decrease of $31,151 or 3.4%. This decrease was primarily related to a $404,000 decrease in ARO accretion expense due to changes costs and timing as well as sale of properties during 2023, partially offset by a $394,000 increase in depletion expense primarily as a result of inclusion of future development costs in the calculation of depletion expense for the full year in 2023 and only in the quarter ended December 31, 2022 during 2022, partially offset by sale of properties during 2023.

General and administrative expenses were $4,519,811 for the year ended December 31, 2023, compared to $1,230,427 for the year ended December 31, 2022, representing an increase of $3,289,384 or 267.3%. This increase was primarily related to a $2,499,000 increase related to issuance of stock-based compensation during 2023, a $413,000 increase in consulting costs, and a $347,000 increase in legal, accounting, and audit costs.
The Company recorded a gain on sale of asset of $5,834,293 during the year ended December 31, 2023. This gain related to the sale of certain oil and gas properties and related assets, including the gathering system, located in Chaves County, New Mexico. The Company received $2.5 million in cash and was relieved of the asset retirement obligations associated with the properties. As a full cost company, proceeds from the sale of oil and gas properties are normally accounted for as a reduction to capitalized costs unless such treatment causes a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. The normal treatment of this specific sale would have reduced the value of the capital costs to zero even though reserves still existed on the remaining properties, therefore it was necessary to record a gain on the sale. Of the gain recognized, $3,407,818 was related to the relief of asset retirement obligations associated with the assets sold.
The Company recorded interest income of $46,437 for the year ended December 31, 2023 compared to $9,800 for the year ended December 31, 2022 representing an increase of $36,637 or 373.8%. This increase was primarily related to an increase of $20,000 related to interest earned on the Company’s certificates of deposit which support federal and state bonds, and $17,000 related to interest earned on a note receivable from High Desert Resources.
The Company recorded interest expense of $172,143 for the year ended December 31, 2023 compared to $111,038 for the year ended December 31, 2022 representing an increase of $61,105 or 55.0%. This increase was primarily due to an interest expense accrual of $53,000 related to interest on a $2,000,000 note payable to AirLife Gases USA, Inc. which was entered into in August 2023.
The Company recorded a net expense of $180,943 in Other, net for the year ended December 31, 2023 compared to income of $16,000 for the year ended December 31, 2022 representing a decrease of $196,943. This decrease was primarily related to a $299,000 loss on the exchange of a notes receivable due to the Company for and overriding royalty interest in certain properties located in Howard Count, TX. This loss was partially offset by $134,000 of fees charged to the purchaser of certain properties located in Chaves County, NM that were sold effective 7/1/2023. These fees were related to an agreement for the Company to continue to operate the properties until the purchase was qualified to operate in the State of New Mexico.
Provision for income taxes was a $608,500 benefit for the year ended December 31, 2023 compared to zero benefit or expense for the year ended December 31, 2022. Prior to the Reorganization Agreement and Plan Share Exchange between the Company and Solis Partners, Solis Partners was treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.
Liquidity and Capital Resources
We measure our liquidity in a number of ways, including cash balances on hand, working capital, and operating cash flows.
The Company had a cash balance of $127,078, $120,010 and $405 as of March 31, 2024, December 31, 2023 and December 31, 2022, respectively. The Company also had a working capital deficit of $2,003,914, $924,307 and $665,003 as of March 31, 2024, December 31, 2023, and December 31, 2022, respectively.
Since our inception, the Company’s primary sources of liquidity have been cash flow from operations, contributions from members, and borrowings. The Company is in the process of securing a project financing arrangement to fund construction of a processing plant, the construction or acquisition of a gather system, and a production enhancement program that will consist of workovers, recompletions, new drilling, or acquisition of properties. The Company estimates the capital requirements during 2024 and 2025 to be approximately $40 million to $45 million. The Company anticipates that cash flows from operations during 2024 and 2025 will increase as a result of this capital spending. While there can be no assurances that the Company will be able to secure the financing required to fund its capital programs, the Company also intends to raise additional capital through additional equity raises. The equity raises will be effectuated via a private placement, as well as the potential go-public process.
If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition, and liquidity would be materially and adversely affected and may impact the Company’s ability to continue as a going concern. See RISK FACTORS — Risks Related to NEH
The implementation of our business plan, as discussed in “Business,” will require the receipt of sufficient grant, equity and/or debt financing to purchase necessary technology and materials, fund our research and development efforts, and otherwise fund our operations. We anticipate our business plan will require approximately $46 to $51 million to fund our anticipated operations for the next 18 to 24 months.
Cash Flow
For the fiscal quarter ended March 31, 2024, compared to the fiscal quarter ended March 31, 2023
The following table summarizes the Company’s cash flows for the fiscal quarters ended March 31, 2024 and 2023:
	Three Months Ended 03/31/2024	Three Months Ended 03/31/2023	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash used in operating activities	$(319,464)	$(631,973)	$312,509	-49.4%
Net cash used in investing activities	$(229,996)	$—	$(229,996)	100.0%
Net cash provided by financing activities	$556,528	$785,749	$(229,221)	-29.2%
Net cash used in operating activities was $319,464 for the fiscal quarter ended March 31, 2024, compared to $631,973 for the fiscal quarter ended March 31, 2023, representing an increase in cash provided of $312,509, or 49.4%. This increase was primarily due to a $631,000 increase in cash provided by changes in operating asset and liabilities, an $88,000 increase in net revenues, a $67,000 increase in operating fees charged by the Company to the purchaser of properties previously owned by the Company, partially offset by a $415,000 increase in cash general and administrative expense, and a $55,000 increase in lease operating expenses.
Cash provided by changes in operating assets and liabilities were $550,000 during the quarter ended March 31, 2024 compared to $81,000 used in changes in operating assets and liabilities during the quarter ended March 31, 2023. Cash provided by changes in operating assets and liabilities during the quarter ended March 31, 2024 were primarily related to a $782,000 increase in trade and related party payables, partially offset by a $235,000 decrease related to purchases of helium during the quarter ended 3/31/2024 that was included as Other current assets at the end of the quarter. The increase in payables primarily resulted from less cash available to pay accounts payable as a result of lease operating and general and administrative expenses in excess of revenues and net funding received from investing and financial activities during the quarter ended March 31, 2024, and the purchases of helium not paid as of March 31, 2024.
Cash used in changes in operating assets and liabilities during the quarter ended March 31, 2023 were primarily related to a $218,000 decrease in trade and related party payables, a $215,000 decrease in accrued expenses as a result of year end accrual reversals and payment of accrued insurance, and a $113,000 decrease in other current liabilities primarily as a result of net payments to the Office of Natural Resources Revenue, partially offset by a $418,000 increase in accounts receivable primarily related to timing of joint interest billings at year end 2022. The decrease in payables primarily resulted from less cash available to pay accounts payable as a result of revenues and net funding received from investing and financing activities during the quarter ended March 31, 2023 in excess of lease operating and general and administrative expenses.

Net cash used in investing activities was $229,996 for the fiscal quarter ended March 31, 2024, compared to no activity for the fiscal quarter ended March 31, 2023, representing a decrease of cash provided by investing activities of $229,996, or 100.0%. This decrease was primarily due to a $200,000 payment for construction of a natural gas processing plant, and $30,000 of costs associated with staking various locations in Chaves County, New Mexico.
Net cash provided by financing activities was $556,528 for the fiscal quarter ended March 31, 2024, compared to $785,749 for the fiscal quarter ended March 31, 2023, representing a decrease of $229,221, or 29.2%. This decrease was primarily due to a $429,000 decrease in proceeds and repayments from related parties, a $368,000 decrease in the sale of common stock, an $86,000 reduction related to net member contributions made in the fiscal quarter ended March 31, 2023, partially offset by a $495,000 increase related to bridge financing received by the Company during the fiscal quarter ended March 31, 2024, and a $160,000 increase related to a repayment made by the Company to a related party during the fiscal quarter ended March 31, 2023.
For the year ended December 31, 2023, compared to the year ended December 31, 2022
The following table summarizes the Company’s cash flows for years ended December 31, 2023, and 2022:
	Year Ended 12/31/2022	Year Ended 12/31/2022	Variance ($)	Variance (%)
Statement of Cash Flows Data:
Net cash provided by operating activities	$(2,682,921)	$763,904	$(3,446,825)	-451.2%
Net cash used in investing activities	$(1,283,200)	$(505,725)	$(777,475)	153.7%
Net cash used in financing activities	$4,085,726	$(744,006)	$4,829,732	-649.2%
Net cash used in operating activities was $2,682,921 for the year ended December 31, 2023, compared to cash flow provided by operating activities of $763,904 for the year ended December 31, 2022, representing a decrease in cash provided of $3,446,825 or 451.2%. This decrease was primarily due to a $3,611,000 decrease in net revenues, an increase of $916,000 in G&A costs net of stock compensation and allowance for losses and bad debt write offs, partially offset by a $532,000 increase in cash flow provided by changes in operating assets and liabilities, and a $461,000 decrease in lease operating expenses.
Cash provided by changes in operating assets and liabilities were $89,000 during the year ended December 31, 2023 compared $443,000 used in changes in operating assets and liabilities during the year ended December 31, 2022. Cash provided by changes in operating assets and liabilities during the year ended December 31, 2023 were primarily related to a $294,000 increase in trade and related party payables, partially offset by a $130,000 decrease in accrued expenses primarily related to timing expense at December 31, 2023 as compared to December 31, 2022, and a $117,000 reduction of other current liabilities primarily as a result of net payments to the Office of Natural Resources Revenue. The increase in payables primarily resulted from field costs incurred with related party vendors not paid as of Mach 31, 2024. Cash used in changes in operating assets and liabilities during the year ended December 31, 2022 was primarily related to a $468,000 decrease in other liabilities primarily as a result of net payments to the Office of Natural Resources Revenue, $297,000 of payments related to settlement of asset retirement obligations, partially offset by a $367,000 increase in trade and related party payables. The increase in payables primarily resulted from less cash available to pay accounts payable as a result of lease operating and general and administrative expenses in excess of revenues and net funding received from investing and financial activities and payments of asset retirement obligations during the year ended December 31, 2022.
Net cash used in investing activities was $1,283,200 for the year ended December 31, 2023, compared to $505,725 for the year ended December 31, 2022, representing a decrease in cash provided of $777,475 or 153.7%. This decrease was primarily due to $3,582,000 increase in capital spending related to the processing plant currently under construction, a $373,000 increase in capital spending related to costs associated with studies and construction of a gathering system, partially offset by $2,500,000 in proceed from the sale of certain properties in Chaves County, NM, a $526,000 decrease in the purchase of certificates of deposit, and a $162,000 increase in proceeds from the redemption of certificates of deposit.

Net cash provided by financing activities was $4,085,726 for the year ended December 31, 2023, compared to $744,006 used in financing activities for the year ended December 31, 2022, representing an increase in cash provided of $4,829,732 or 649.2%. This increase was primarily related to a $2,000,000 increase related to cash provided by the AirLife notes payable, a $1,565,000 increase related to sale of common stock, a $1,029,000 increase due to a change in net cash provided by member’s withdrawals and contributions which occurred prior to the Company’s reorganization in February 2023, a $160,000 increase related to changes in related party funding and repayments, and a $75,000 decrease related to a reduction of repayments on notes payable.
Indebtedness
As of March 31, 2024, the Company had $3,354,528 in outstanding loans and financing, excluding accounts payable and accrued interest. The following is a description of our material indebtedness. These descriptions are only summaries and do not purport to describe all of the terms of the financing arrangements that may be important.
The table below reflects the Company indebtedness as of March 31, 2024:
	Principal Amount	Maturity Date	Interest Rate
Beaufort Acquisitions., Inc.	$465,000	6/1/2024	14.5%
AirLife Gases	$2,000,000	(1)	8.0%
Will Gray	$170,000	(2)	N/A
Adrian Beeston	$50,000	(3)	N/A
Joel Solis	$175,000	(4)	N/A
Bridge Financing – various	$494,528	(5)	10.0%

(1)
The earlier of May 30, 2027 or 18 months after commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023.

(2)
The earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. As of May 22, 2024, the Company had not repaid the amounts due to Mr. Gray.

(3)
To be repaid by the Company no later than April 1, 2024. As of May 22, 2024, the Company had not repaid the amount due to Mr. Beeston.

(4)
To be repaid by the Company no later than June 30, 2024.

(5)
To be repaid by the Company on the earliest of: i) the date that the holder accelerates the obligations under the Bridge Financing Debentures; ii) March 1, 2025; or iii) the consummation of the Business Combination.

As of December 31, 2023, we had $2,810,000 in outstanding loans and financing, excluding accounts payable and accrued interest. The following is a description of our material indebtedness. These descriptions are only summaries and do not purport to describe all of the terms of the financing arrangements that may be important.
The table below reflects the Company indebtedness as of December 31, 2023:
	Principal Amount	Maturity Date	Interest Rate
Beaufort Acquisitions., Inc.	$465,000	6/1/2024	14.5%
AirLife Gases	$2,000,000	(1)	8.0%
Will Gray	$170,000	(2)	N/A
Joel Solis	$175,000	(3)	N/A

(1)
The earlier of May 30, 2027 or 18 months after commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023.

(2)
The earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co.

(3)
To be repaid by the Company no later than June 30, 2024.

On January 22, 2024, NEH received loans from Joel G. Solis in the amount of $150,000 and from Adrian Beeston in the amount of $50,000. Such loans bear no interest and shall be repaid by no later than April 1, 2024. On February 29, 2024 the Company repaid the $150,000 to Mr. Solis.
Tabular Disclosure of Contractual Obligations
The following is a summary of our contractual obligations as of March 31, 2024:
	Less than 1 Year	1-3 Years	3-5 Years	Total
Notes Payable – AirLife(1)		$2,000,000		$2,000,000
Notes Payable – Beaufort Acquisitions(2)	$465,000			$465,000
Notes Payable – Bridge Financing(3)	$494,529			$494,529
Interest expenses related to Notes Payable	$224,019	$140,145		$364,164
Office Lease	$5,100			$5,100
	$1,188,648	$2,140,145	$—	$3,328,793

(1)
Assumes monthly payments will begin in January 2025 and last payment made September 2026. This note carries an annual interest rate of 8%.

(2)
Note matures June 1, 2024. This note carries an annual interest rate of 14.5%.

(3)
Assumes notes matures on March 1, 2025. These notes carry an annual interest rate of 10.0%.

The following is a summary of our contractual obligations as of December 31, 2023:
	Less than 1 Year	1-3 Years	3-5 Years	Total
Notes Payable – AirLife(1)		$2,000,000		$2,000,000
Notes Payable – Beaufort Acquisitions(2)	$465,000			$465,000
Interest expenses related to Notes Payable	$192,904	$137,352		$330,256
Office Lease(3)	$12,690			$12,690
	$670,594	$2,137,352	$—	$2,807,946

(1)
Assumes monthly payments will begin in January 2025 and last payment made June 2026. This note carries an annual interest rate of 8%.

(2)
Note matures June 1, 2024. This note carries an annual interest rate of 14.5%.

(3)
The Company leases office space in Hermosa Beach, California. This lease terminated on May 31, 2023. It is the Company’s intention to remain in this space on a month-to-month basis until May 31, 2024.

Off-Balance Sheet Arrangements
During the fiscal year ended December 31, 2023 and the fiscal quarter ended March 31, 2024, the Company did not engage in any off-balance sheet arrangements as defined in Item 303(a)(4) of the SEC’s Regulation S-K.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Exchange Risk
The Company does not currently have exposure to the foreign exchange risk arising from foreign currency exposures, primarily in relation to the US dollar.

Interest Rate Risk
Interest rate risk is the risk that changes in market interest rates affect our revenues or the fair value of our financial instruments. Our exposure to the risk of changes in market interest rates arises primarily from short-term investments and long-term borrowings. Each of the Company borrowings are subject to fixed interest rates (see Indebtedness above). The Company has no variable rate instruments and all instruments are subject to fixed interest rates.
Credit Risk
Credit risk is the risk of financial loss to us if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from our receivables from customers. The carrying amounts of financial assets and contract assets represent the maximum credit exposure. We believe we are not exposed to significant credit risk concentration, whether through exposure to individual customers, specific industry sectors and/or regions.
Liquidity Risk
We manage liquidity risk by monitoring cash balances on hand, working capital, and operating cash flows. When operating cash flows are not sufficient to fund the company’s operations, the Company will need to raise additional financing. The Company intends to raise such capital through additional equity and debt raises. The equity raises will continue to be effectuated via a private placement, continuation of the business combination transaction with ROCL, or other transactions. See “Liquidity and Capital Resources.”
Cyber-Security Risk
The Company relies heavily on its information systems, and the availability and integrity of these systems is essential to conducting its business and operations. As a producer of oil and natural gas, the Company faces various security threats, including cybersecurity threats, to gain unauthorized access to its sensitive information or to render its information or systems unusable, and threats to the security of its facilities and infrastructure or third-party facilities and infrastructure, such as gathering and processing and other facilities, and pipelines. This risk may be heightened as a result of an increased remote working environment, similar to the one created by the COVID-19 outbreak in 2020. The potential for such security threats subjects its operations to increased risks that could have a material adverse effect on its business, financial condition, results of operations and cash flows.
As the Company implements various procedures and controls to monitor and mitigate such security threats and to increase security for its information, systems, facilities and infrastructure it may result in increased costs. Moreover, there can be no assurance that such procedures and controls will be sufficient to prevent security breaches from occurring. If any of these security breaches were to occur, they could lead to losses of, or damage to, sensitive information or facilities, infrastructure and systems essential to its business and operations, as well as data corruption, communication interruptions or other disruptions to its operations, which, in turn, could have a material adverse effect on its business, financial position, results of operations and cash flows.
Significant Changes in Accounting Policies
On February 6, 2023, the Company entered into a Reorganization Agreement and Plan Share exchange with Solis Partners. Subject to the terms of the agreement, all issued and outstanding member interest in Solis LLC was automatically converted and exchanged for 5 million shares of the Company’s common stock. Prior to the Reorganization Agreement and Plan Share Exchange, Solis Partners was treated as a pass- through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.

Recent Accounting Pronouncements
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a Current Expected Credit Losses (“CECL”) methodology. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including but not limited to trade receivables. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company did not experience a material impact upon implementation of the standard.
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures. The amendments address more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in the ASU are effective for public business entities for annual periods beginning after December 31, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance.
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense and information used to assess segment performance. The amendments in the ASU are effective for public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is still evaluating the effect of the adoption of this guidance.
Critical Accounting Estimates
The Company prepares its consolidated financial statements for inclusion in this Annual Report in accordance with GAAP. See Note 2 of Notes to Consolidated Financial Statements. The following is a discussion of the Company’s most critical accounting estimates, judgments and uncertainties that are inherent in the Company’s application of GAAP.
Reserves.   The Company’s proved reserve information as of December 31, 2023 and 2022 was prepared by the Company’s independent petroleum engineers. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, proved reserve estimates will be different from the quantities of oil and natural gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions, positively or negatively, to the estimate of proved reserves. The Company’s estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which the Company records DD&A expense will increase, reducing future net income. Such a decline may result from lower commodity prices, which may make it uneconomical to drill for and produce higher cost fields. In addition, a decline in proved reserve estimates may impact the outcome of the Company’s ceiling test calculations of its proved properties for impairment.
Asset Retirement Obligations.   The Company has significant obligations to remove tangible equipment and facilities and to restore the land at the end of oil and natural gas production operations. The Company’s removal and restoration obligations are primarily associated with plugging and abandoning wells. Estimating the future restoration and removal costs is difficult and requires management to make estimates and judgments because most of the removal obligations are many years in the future and in some cases have vague descriptions of what constitutes removal. Asset removal technologies and costs are constantly changing, as are regulatory, political, environmental, safety and public relations considerations. Inherent in the present value calculation are numerous assumptions and judgments including the ultimate settlement amounts, credit-adjusted discount rates, timing of settlement and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the present value of the existing asset retirement obligations, a corresponding adjustment is generally made to the crude oil and natural gas property balance.

Deferred Tax Asset Valuation Allowance.   The Company continually assesses both positive and negative evidence for recoverability of its deferred tax assets and, if necessary, may establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. There can be no assurance that facts and circumstances will not materially change and require the Company to establish deferred tax asset valuation allowances or revise an existing allowance in a future period.
Stock-based Compensation.   The Company calculates the fair value of stock-based compensation using various valuation methods. The Company determination on the appropriate valuation method requires the use of estimates to derive the inputs necessary to determine fair value. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable.

DESCRIPTION OF SECURITIES OF ROCL
As of August 6, 2024 Roth CH Acquisition V Co. (“ROCL,” “we,” “us,” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): ROCL’s common stock, $0.0001 par value (“common stock”), warrants to purchase common stock (“warrants”), and units comprised of one share of common stock and one-half of one redeemable warrant.
The following description of ROCL’s capital stock and provisions of ROCL’s amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law are summaries and are qualified in their entirety by reference to ROCL’s amended and restated certificate of incorporation and bylaws and the text of the Delaware General Corporation Law. Copies of these documents have been filed with the SEC as exhibits to our most recent Annual Report on Form 10-K.
General
Our certificate of incorporation currently authorizes the issuance of 50,000,000 shares of common stock. As of August 6, 2024, 4,919,297 shares of common stock are issued and outstanding and no preferred shares are issued or outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated certificate of incorporation and bylaws, which are filed as exhibits to our Annual Report on Form 10-K.
Units
Each unit consists of one share of common stock and one half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless the holder thereof owns a multiple of two units, the number of warrants issuable upon separation of the units will be rounded down to the nearest whole number of warrants. Each warrant will become exercisable 30 days after the consummation of an initial business combination, and will expire five years after the completion of an initial business combination, or earlier upon redemption.
Except with respect to certain registration rights and transfer restrictions, the private units are identical to the units sold as part of the public units in our initial public offering.
Common Stock
Holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them, including both the insider shares and any shares acquired in our initial public offering or following our initial public offering in the open market, in favor of the proposed business combination.
Pursuant to our certificate of incorporation, if we do not consummate our initial business combination within the Completion Window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board of Directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our insiders have agreed to waive their rights to share in any distribution with respect to their insider shares or shares underlying the private units.
Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to us in any tender offer or have their shares of common stock converted to cash equal to their pro rata share of the Trust Account if they vote on the proposed business combination and the business combination is completed. If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the
Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. If the business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.
Warrants
As of August 6, 2024, 5,980,750 warrants are outstanding. Each whole warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless the holder thereof owns a multiple of two units, the number of warrants issuable upon separation of the units will be rounded down to the nearest whole number of warrants. However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within 120 days from the closing of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the whole warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the shares of common stock for the ten (10) trading days ending on the trading day prior to the date of exercise. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time.
In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by our Board of Directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of our shares of common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate our initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.
We may call the outstanding warrants for redemption, in whole and not in part, at a price of $0.01 per warrant:
•
at any time after the warrants become exercisable,

•
upon not less than 30 days prior written notice of redemption to each warrant holder,

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders, and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the “fair market value” and the exercise price of the warrants by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported closing price of the shares of common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of the warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Except as described above, no warrants will be exercisable for cash and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of common stock outstanding.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Dividends
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then Board of Directors. It is the present intention of our Board of Directors to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
The transfer agent for our shares of common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.
Certain Anti-Takeover Provisions of Delaware Law and our Certificate of Incorporation and Bylaws
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•
a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•
an affiliate of an interested stockholder; or

•
an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•
our Board of Directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum for Certain Lawsuits
Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our company to our company or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the Delaware General Corporation Law, or the DGCL, or our amended and restated certificate of incorporation or our bylaws, (4) action asserting a claim as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (5) action asserting a claim against us or any director or officer of our company governed by the internal affairs doctrine, except for, as to each of (1) through (5) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination). Notwithstanding the foregoing, the inclusion of such provision in our amended and restated certificate of incorporation will not be deemed to be a waiver by our stockholders of our obligation to comply with federal securities laws, rules and regulations, and the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting (i) a cause of action arising under the Securities Act of 1933, as amended, (ii) suits brought to enforce any liability or duty created by the Exchange Act and (iii). Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Special meeting of stockholders
Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our Board of Directors, by our Chief Executive Officer or by our Chairman.
Advance notice requirements for stockholder proposals and director nominations
Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting.
These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but unissued shares
Our authorized but unissued common stock is available for future issuances without stockholder approval, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF HOLDINGS’ SECURITIES
The following description of Holdings’ capital stock and provisions of Holdings articles of incorporation, bylaws and the Nevada Revised Statutes are summaries and are qualified in their entirety by reference to Holdings’ articles of incorporation and bylaws and the text of the Nevada Revised Statutes. Copies of Holdings’ articles of incorporation and bylaws have been filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
General
Our articles of incorporation currently authorize the issuance of one (1) share of common stock, par value $0.01 per share. As of August 6, one (1) share of common stock is issued and outstanding and no preferred shares are issued or outstanding. The following description summarizes all of the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our articles certificate of incorporation and bylaws, which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
Common Stock
Holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders.
Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock.
Dividends
We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any such dividends will be within the discretion of the Combined company’s Board of Directors.
Special meeting of stockholders
Our bylaws provide that special meetings of stockholders may be called by the Board of Directors, any two directors, or the President.

DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES
If the Business Combination is consummated, ROCL will replace its Current Charter with the Proposed Certificate of Incorporation in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the ROCL Board, is necessary to adequately address the needs of the Combined Company.
The following table sets forth a summary of the principal proposed changes and the differences between ROCL stockholders’ rights under the Current Charter and the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the Combined Company’s securities following the Business Combination.
For more information on the Charter Amendment Proposals, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal.”
	Current Charter	Proposed Certificate of Incorporation
Number of Authorized Shares
The Current Charter provides that the total number of authorized shares of all classes of capital stock is 50,000,000 shares of common stock, par value $0.0001.
See Article Fifth of the Current Charter.

The Proposed Certificate of Incorporation increases the total number of authorized shares of all classes of capital stock to 75,000,000 shares, consisting of (a) 70,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock.
See Article Fifth of the Proposed Certificate of Incorporation.

Preferred Stock	The Current Charter does not authorize preferred stock.
The Proposed Certificate of Incorporation provides that preferred stock may be authorized from time to time and in one or more series, as determined by the Combined Company’s Board of Directors.
See Article Fifth of the Proposed Certificate of Incorporation.

Voting Power
The Current Charter grants exclusive voting power to the holders of common stock, each entitled to one vote per share, and requires for the removal of directors from the Board the affirmative vote of more than 60% of the voting power of all then outstanding shares of capital stock of ROCL entitled to vote generally in the election of directors, voting together as a single class.
See Article Fifth and Section E, Article Seventh of the Current Charter.
Unchanged.

TICKER SYMBOL, MARKET PRICE AND DIVIDEND POLICY
Ticker Symbol and Market Price
ROCL Common Stock, Units and Warrants are currently listed on the Nasdaq under the symbols “ROCL,” “ROCLU” and “ROCLW,” respectively. The closing price of the ROCL Common Stock, Units and Warrants on January 2, the last trading day before announcement of the execution of the BCA, was $10.61, $10.62 and $0.04, respectively. As of August 6, 2024, the closing price for the ROCL Common Stock, Units and Warrants was $11.21, $11.37 and $0.06, respectively.
Dividend Policy
We have not paid any cash dividends on our shares of Common Stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any dividends subsequent to Business Combination will be within the discretion of our then Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in our business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ROCL, NEH AND THE COMBINED COMPANY
The following table sets forth information regarding the beneficial ownership of shares of ROCL Common Stock as of August 6, 2024, the Record Date (pre-Business Combination) and of Holdings Common Stock immediately after the consummation of the Business Combination (post-Business Combination), assuming that no Public Shares are redeemed and, alternatively, that the maximum number of Public Shares is redeemed, by:

•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by ROCL or NEH to be the beneficial owner of more than 5% of shares of ROCL Common Stock, NEH or of the Combined Company Common Stock;

•
each of ROCL’s and NEH’s current executive officers and directors;

•
each person who will (or is expected to) become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•
all of our current executive officers and directors as a group; and

•
all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, ROCL believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of ROCL Common Stock that they beneficially own, subject to applicable community property laws. Any shares of ROCL Common Stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
The beneficial ownership of shares of ROCL Common Stock pre-Business Combination is based on 4,919,297 issued and outstanding shares of ROCL Common Stock as of August 6, 2024. The beneficial ownership of shares of ROCL Common Stock post-Business Combination assumes (i) the issuance of the 9,000,000 as merger consideration and (ii) the issuance of 1,000,000 shares in the Transaction Financing. The beneficial ownership of shares of Common Stock post-Business Combination is based on 14,919,297 shares to be outstanding.
The beneficial ownership of shares of NEH pre-Business Combination is based on 6,213,935 issued and outstanding shares of Common Stock of NEH and 5,000 shares of Series X Preferred Stock of NEH as of August 2024.
Assuming no Further Redemptions. The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assumes none of our Public Shares are redeemed has been determined based upon the following: (i) no ROCL stockholder has exercised its redemption rights to receive cash from the Trust Account in exchange for its ROCL Common Stock and we have not issued any additional ROCL Common Stock and (ii) there will be an aggregate of 14,919,297 shares of Combined Company Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of shares as merger consideration).
Assuming Maximum Redemptions. The expected beneficial ownership of shares of Combined Company Common Stock post-Business Combination assuming the maximum of 1,582,797 Public Shares have been redeemed has been determined based on the following: (i) ROCL stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to 1,582,797 Public Shares, and (ii) there will be an aggregate of 13,336,500 shares of Combined Company Common Stock issued and outstanding at Closing (after accounting for certain de minimis rounding adjustments that may occur in the allotment of the shares as merger consideration).

The beneficial ownership information below excludes: (i) the shares underlying the Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination and (ii) shares expected to be issued or reserved under the Management Equity Incentive Plan.
The expected beneficial ownership of Common Stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the Public Shares having been redeemed.
			After the Business Combination
	Before the Business Combination		Assuming No Further Redemptions		Assuming Maximum Redemption of Public Shares
Name and Address of Beneficial Owner(1)	Number of ROCL Shares Beneficially Owned(2)	Percentage of Class	Number of Shares of the Combined Company Beneficially Owned(2)(3)	Percentage of Class	Number of Shares of the Combined Company Beneficially Owned(2)(3)	Percentage of Class
Directors and Executive Officers of ROCL:
Byron Roth(3)	1,244,910	25.3%	1,244,910	8.3%	1,244,910	9.3%
John Lipman	802,232	16.3%	802,232	5.3%	802,232	6.0%
Gordon Roth(3)	862,566	17.5%	862,566	5.7%	862,566	6.4%
Rick Hartfiel	—	—	—	—	—	—
Aaron Gurewitz(4)	128,570	2.6%	128,570	*	128,570	*
Andrew Costa	17,791	*	17,791	*	17,791	*
Matthew Day	35,582	*	35,582	*	35,582	*
Ryan Hultstrand	—	—	—	—	—	—
Adam Rothstein	42,523	*	42,523	*	42,523	*
Sam Chawla	42,523	*	42,523	*	42,523	*
Pamela Ellison	42,523	*	42,523	*	42,523	*
All Directors and Executive Officers of ROCL as a Group (10 Individuals)(3)	3,257,839	66.2%	3,257,839	21.8%	3,257,839	24.4%
Five Percent Holders ROCLR
CR Financial Holdings, Inc.(5)	763,615	15.5%	763,615	5.1%	763,615	5.7%
CHLM Sponsor-5 LLC(6)	802,234	16.3%	802,234	5.3%	802,234	6.0%
Polar Asset Management Partners Inc.(7)	486,435	9.9%	486,435	3.3%	486,435	3.6%
Mizuho Financial Group, Inc.(8)	409,457	8.3%	409,457	2.7%	409,457	3.1%
Combined Company After Consummation of the Business Combination:
E. Will Gray II, CEO	—	—	1,232,552	7.8%	1,232,552	8.4%
Mike Rugen, CFO	—	—	—	—	—	—
Phil Kornbluth, Director	—	—	—	—	—	—
Ondrej Sestak, Director	—	—	22,726	*	22,726	*
All Directors and Executive Officers of Combined Company as a Group (Four (4) Individuals)	—	—	1,260,278	8.0%	1,260,728	8.6%
Five Percent Holders of Combined Company After Consummation of the Business Combination:
Joel G. Solis			1,449,806	18.8%	2,963,754	20.20%
Casey J. Solis			1,449,806	18.8%	1,449,806	9.9%
Robert C. Solis			1,449,806	9.2%	1,449,806	9.9%

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each of the stockholders is c/o Roth CH Acquisition V Co., 888 San Clemente Drive, Newport Beach, CA 92660.

(2)
Excludes shares issuable pursuant to warrants issued in connection with the IPO, as such warrants are not exercisable until 30 days after the consummation of the Company’s initial business combination.

(3)
Includes shares owned by CR Financial Holdings, Inc., over which Byron Roth and Gordon Roth have voting and dispositive power.

(4)
Consists of shares owned by the AMG Trust Established January 23, 2007, for which Aaron Gurewitz is trustee.

(5)
Byron Roth and Gordon Roth have voting and dispositive power over the shares owned by CR Financial Holdings, Inc.

(6)
Steve Dyer, Chief Executive Officer and Managing Partner of Craig-Hallum Capital Group LLC, has voting and dispositive shares owned by CHLM Sponsor-5 LLC.

(7)
The information reported is based on a Schedule 13G filed on February 12, 2024. According to the Schedule 13G, as of December 31, 2022, Polar Asset Management Partners Inc. (“Polar”), had sole voting and dispositive power with respect to 486,435 shares of our common stock. The address for Polar is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(8)
The information reported is based on a Schedule 13G filed on February 12, 2024. According to the Schedule 13G, as of December 31, 2022, Mizuho Financial Group, Inc. (“Mizuho”), had sole voting and dispositive power with respect to 409,457 shares of our common stock. The address for Mizuho 1-5-5, Otemachi, Chiyoda-ku, Tokyo 100-8176, Japan.

The following table sets forth information regarding the beneficial ownership of shares of NEH’s voting capital stock as of August 2, 2024 (pre-Business Combination) of NEH”s directors and executive officers and five (5%) holders. The beneficial ownership of shares of NEH pre-Business Combination is based on 6,213,935 issued and outstanding shares of Common Stock of NEH and 5,000 shares of Series X Preferred Stock of NEH as of August 2024.
Name and Address of Beneficial Owner(1)	Beneficially Owned Pre-Business Combination	Percentage of Class(2)
Officers and Directors
Common Stock
E. Will Gray II, CEO, Director	850,000	13.7%
Joel G. Solis, Chairman	2,044,286	32.90%
Mike Rugen, CFO	870,143	0%
All Directors and Executive Officers of NEH as a Group (Four (4) Individuals)	2,884,286	46.6%
Series X Preferred Stock
E. Will Gray II, CEO, Director	1,000	20.0%
Joel G. Solis, Chairman	2,000	40.0%
Mike Rugen, CFO	0	0%
All Directors and Executive Officers of NEH as a Group (Four (4) Individuals)		60.0%
Five Percent Holders of NEH Before Consummation of the Business Combination:
Casey J. Solis	1,000	20.0%
Robert C. Solis	1,000	20.0%

(1)
c/o 4501 Santa Rosa Drive, Midland, TX 79707.

(2)
Percentages do not take into account the conversion of the Bridge Financing Debentures.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Certain Relationships and Related Person Transactions — ROCL
Founder Shares
In December 2020, CR Financial Holdings, Inc., an entity affiliated with Roth Capital Partners, LLC, CHLM Sponsor-5 LLC, an entity affiliated with Craig-Hallum Capital Group LLC, and certain of our directors, officers and affiliates of our management team purchased an aggregate of 4,312,500 shares of common stock from us for an aggregate purchase price of $25,000. In September 2021, certain of our initial stockholders sold an aggregate of 1,547,802 shares back to us for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled and the remaining 110,302 shares were purchased by certain of our officers and directors from us for an aggregate purchase price of $959.14, resulting in there being 2,875,000 shares outstanding. On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to our independent directors for an aggregate purchase price of $495.05.
All of the insider shares issued and outstanding prior to our initial public offering have been placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until (1) with respect to 50% of the insider shares, the earlier of six months after the date of the consummation of our initial business combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination and (2) with respect to the remaining 50% of the insider shares, six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a liquidation, merger, share exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, we completed the private sale of 461,500 Units (the “Private Units”) at a purchase price of $10.00 per Private Unit (the “Private Placement”), to certain initial stockholders of the Company, generating gross proceeds of $4,615,000. Except with respect to certain registration rights and transfer restrictions, the Private Units are identical to the Units sold as part of the public units in the Initial Public Offering.
Upon the closing of the Initial Public Offering and the private placement (including the exercise of the over-allotment option), a total of $116,725,000 ($10.15 per Unit) of the net proceeds of the IPO and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, as amended (the “Investment Company Act”), with a maturity of one hundred eighty-five (185) days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 under the Investment Company Act, as determined by the Company. None of the funds held in trust will be released from the Trust Account, other than to pay our income or other tax obligations until the earlier of the consummation of the Company’s initial business combination and the distribution of the Trust Account as otherwise permitted under our amended and restated certificate of incorporation and the trust agreement.
If we are unable to complete our initial business combination within the Completion Window, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than five business days thereafter, redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not previously released to us or necessary to pay our taxes, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably practicable following such redemption, subject to the approval of our remaining holders of common stock and our Board of Directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject (in the case of (ii) and (iii) above) to our obligations to provide for claims of creditors and the requirements of applicable law.
Related Party Loans
On August 9, 2021, we issued an unsecured promissory note to CR Financial Holdings, Inc., an entity affiliated with Roth Capital Partners, LLC, pursuant to which the Company could borrow up to an aggregate principal amount of $200,000. The promissory note was repaid at the closing of the IPO on December 3, 2021.
Working Capital Loans
If needed to finance transaction costs in connection with searching for a target business or consummating an intended initial business combination, our initial stockholders, officers, directors or their affiliates may, but are not obligated to, loan us funds as may be required. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would be paid upon consummation of our initial business combination, without interest. If we do not complete a business combination, the loans will only be repaid with funds not held in the Trust Account, to the extent available.
On July 26, 2023, we issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “July 2023 Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which ROCL consummates an initial business combination or (ii) the date ROCL liquidates if a business combination is not consummated. The Note will be repaid only from amounts remaining outside of Trust Account, if any. The proceeds will be used by ROCL to pay various expenses of ROCL, including the extension payments, and for general corporate purposes. As of December 31, 2023 and 2022, there were Working Capital Loans outstanding of $416,841 and $0, respectively.
On March 27, 2024, we, issued an unsecured promissory note in the aggregate principal amount of up to $600,000 (the “March 2024 Note” and, with the July 2023 Note, the “Sponsor Notes”) to individuals or entities listed on the Note (the “Payees”). The Note is non-interest bearing and is payable on the earlier of (i) the date on which ROCL consummates an initial business combination or (ii) the date ROCL liquidates if a business combination is not consummated. In the event that ROCL does not consummate a business combination, the Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Note will be used for ROCL to pay various expenses of ROCL and for general corporate purposes. As of August 6, 2024, the principal balance of the Sponsor Notes was $1,200,000.
Related Party Policy
Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board of Directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives personal benefits as a result of his or her position.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our disinterested independent directors, or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, we have agreed not to consummate our initial business combination with an entity that is affiliated with any of our officers, directors or initial stockholders, unless we have obtained (i) an opinion from an independent investment banking firm, or other firm that commonly provides valuation opinions, that the business combination is fair to our stockholders from a financial point of view and (ii) the approval of a majority of our disinterested and independent directors (if we have any at that time). Furthermore, in no event will any of our initial stockholders, officers, directors or their respective affiliates be paid any finder’s fee, consulting fee or other similar compensation prior to, or for any services they render in order to effectuate, the consummation of our initial business combination.
Registration Rights
The holders of our Founder Shares, as well as the holders of the Private Units (and all underlying securities), are entitled to registration rights under a registration rights agreement entered into on November 30, 2021. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, they may not exercise demand or piggyback rights after five (5) and seven (7) years, respectively, from the effective date of the IPO and may not exercise demand rights on more than one occasion in respect of all registrable securities.
We will reimburse our initial stockholders, officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account and the interest income earned on the amounts held in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements and payments made to any initial stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board of Directors, with any interested director abstaining from such review and approval.
No compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our shares of common stock prior to the IPO, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is) except as described in this proxy statement/prospectus.
We have entered into indemnity agreements with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our disinterested independent directors (to the extent we have any) or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested independent directors (or, if there are no independent directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.
The BCA contemplates that, at the Closing, Acquiror and certain stockholders of Acquiror and the Company (collectively, the “Holders”) will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which Acquiror will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Acquiror Common Stock and warrants that are held by the Holders from time to time.
The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by ROCL and the other parties thereto in connection with ROCL’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (a) the tenth-year anniversary of the date of the Registration Rights Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities (as defined therein).
Limitation on Liability and Indemnification of Directors and Officers
Our Current Charter provides that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended. In addition, our Current Charter provides that our directors will not be personally liable for monetary damages resulting from breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
Notwithstanding the foregoing, as set forth in our Current Charter, such indemnification will not extend to any claims our insiders may make to us to cover any loss that they may sustain as a result of their agreement to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us as described in this proxy statement/prospectus.
Our bylaws also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in accordance with the terms of such policy and insures us against our obligations to indemnify the directors and officers.
These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act (and is, therefore, unenforceable.).
Certain Relationships and Related Person Transactions — NEH
E. Will Gray II has loaned, in the aggregate, $170,000 to NEH, which NEH anticipates repaying prior to the consummation of the Business Combination.
NEH has issued a convertible promissory note to Joel G. Solis in the principal amount of $155,000, which note has been converted to equity in December 2023.

In July 2024, NEH agreed to convert a $27,500 loan it owed to our shareholder Mr. Adrian Beeston into the Bridge Financing Debentures and issued a 10% Secured Convertible Debenture (the “Beeston Debentures”) to Mr. Beeston. The Beeston Debenture is payable on the earliest of: i) the date that the holder accelerates the obligations under the Beeston Debenture; ii) March 1, 2025; or iii) the consummation of the Business Combination. The Beeston Debenture is not eligible for prepayment and interest accrues monthly. Provided that the date of consummation of the Business Combination occurs prior to either March 1, 2025 or the date on which the holder accelerates the obligations under the Beeston Debenture, the Beeston Debenture is convertible into common stock of the Combined Company at a conversion rate determined by dividing (i) the principal and interest converted hereunder by (ii) the per share valuation (on a fully diluted basis) of the Combined Company’s common stock using a pre- money valuation of the Company of $20 million.
On July 31, 2024 (and effective as of July 1, 2024), NEH entered into a Retention and Consulting/Services Agreement with Tall City Well Service Co., LP, a Texas limited partnership owned by NEH’s Chairman, Joel G. Solis (“Tall City”), pursuant to which Tall City shall deliver or otherwise make available workover rigs to NEH and shall act as a consultant for work associated with such workover rigs, providing maintenance and repair services for the workover rigs. NEH agreed to pay Tall City $720,000 as a retainer fee (the “Retainer Fee”) and shall pay for the services performed in accordance with Tall City’s standard invoicing practices and prices. The Retainer Fee shall be paid to Tall City with a 10% Secured Convertible Debenture due March 1, 2025 pursuant to Section 2.6 of a certain Securities Purchase Agreement dated as of February 23, 2024, which debenture was amended on July 31, 2024 (such amended debenture, the “Amended Solis Debenture”).

SECURITIES ACT RESTRICTIONS ON RESALE OF THE COMPANY’S SECURITIES
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Private Units for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock or Private Units for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•
1% of the total shares of the Class A Common Stock then outstanding; or

•
the average weekly reported trading volume of the Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of ROCL under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about ROCL.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 5,847,012 shares of ROCL Common Stock outstanding. Of these shares, the 2,482,012 shares sold in the ROCL IPO (and which we were not redeemed) are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 3,366,500 shares owned collectively by the Sponsor, officers and directors, and certain affiliates are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

COMPARISON OF STOCKHOLDERS’ RIGHTS
If the Charter Amendment Proposal is approved, the Proposed Certificate of Incorporation will amend and replace the Current Charter.
The following table sets forth a summary of the principal proposed changes and the differences between ROCL’S stockholders’ rights under the Current Charter and under the Proposed Certificate of Incorporation. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. We urge you to read the Proposed Certificate of Incorporation in its entirety for a complete description of the rights and preferences of the securities of Company Entity.
For more information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”
	Current Charter	Proposed Bylaws or Certificate of Incorporation
Number of Authorized Shares
The Current Charter provides that the total number of authorized shares of all classes of capital stock is 50,000,000 shares, consisting entirely of common stock, par value $0.0001 per share.
See Article Fifth of the Current Charter.

The total number of stock shall be 75,000,000 shares, consisting of (a)  70,000,000 shares of common stock and (b) 5,000,000 shares of preferred stock.
See Article Third of the Proposed Certificate of Incorporation.

Common Stock
Under the Current Charter and the DGCL, holders of ROCL Common Stock have no conversion, preemptive or other subscription rights and there are no sinking fund provisions, except that public stockholders have the right to have their shares of ROCL Common Stock redeemed in connection with a business combination.
See Articles Fifth and Sixth of the Current Charter.
Unchanged.
Preferred Stock	None authorized.	Preferred Stock. The total number of authorized shares of Preferred Stock shall be 5,000,000 million (5,000,000) shares. See Article Third of the Proposed Certificate of Incorporation
Voting Power
Except as otherwise required by law, the holders of ROCL Common Stock possess all voting power for the election of ROCL’s directors and all other matters requiring stockholder action. Holders of ROCL Common Stock are entitled to one vote per share on matters to be voted on by stockholders. There is no cumulative voting in the election of directors.
See Article Fifth of the Current Charter.
Unchanged.
Director Elections	Currently, the entire ROCL board of directors is elected each year.	Unchanged.
Dividends	Subject to applicable law, holders of ROCL Common Stock are entitled to receive dividends and other distributions	Unchanged.

	Current Charter	Proposed Bylaws or Certificate of Incorporation
(payable in cash, property or capital stock) when, as and if declared thereon by the ROCL board of directors from time to time out of any assets or funds legally available therefor, and will share equally on a per share basis in such dividends and distributions. ROCL has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.
Supermajority Voting Provisions
Any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of more than 60% of the voting power of all then outstanding shares of capital stock of ROCL entitled to vote generally in the election of directors, voting together as a single class.
See paragraph E of Article Seventh of the Current Charter.
Unchanged.
Corporate Opportunity Doctrine
Under the Current Charter, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to ROCL or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future, and ROCL renounces any expectancy that any of the directors or officers of ROCL will offer any such corporate opportunity of which he or she may become aware to ROCL, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of ROCL with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of ROCL and (i) such opportunity is one ROCL is legally and contractually permitted to undertake and would otherwise be reasonable for ROCL to pursue and (ii) the director or officer is permitted to refer that opportunity to ROCL without violating any legal obligation.
See Article Tenth of the Current Charter.
Unchanged.
Exclusive Forum	The Current Charter provides that unless ROCL consents in writing to the selection	Unless ROCL consents in writing to the selection of an alternative forum, the

	Current Charter	Proposed Bylaws or Certificate of Incorporation

of an alternative forum, the Court of Chancery of the State of Delaware generally shall be the sole and exclusive forum the following claims or causes of action under the Delaware statutory or common law (A) any derivative claim or cause of action brought on behalf of ROCL; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, employee or agent of ROCL, to ROCL or ROCL’s stockholders, or any claim or cause of action for aiding and abetting any such breach; (C) any claim or cause of action against ROCL or any current or former director, officer or other employee of ROCL, arising out of or pursuant to any provision of the DGCL, the Current Charter or the bylaws of ROCL (as each may be amended from time to time); (D)  any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Current Charter or the bylaws of ROCL (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against ROCL or any current or former director, officer or other employee of ROCL, governed by the internal-affairs doctrine. The exclusive forum selection shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
See Article Ninth of the existing charter.
No specific provision. Applicable Nevada Revised Statute.
Liquidation, Dissolution and Winding Up	Subject to applicable law, in the event of ROCL’s voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of ROCL Common Stock shall be entitled to receive all the remaining assets of ROCL available for distribution to its stockholders, ratably in proportion to the number of shares of ROCL Common Stock held by them.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences (i) of the Redomestication Merger to U.S. Holders (as defined below) of ROCL Public Shares and ROCL Warrants (collectively, the “ROCL securities”), (ii) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of ROCL Public Shares, (iii) of the Business Combination to U.S. Holders and Non-U.S. Holders of NEH common stock, and (iv) following the Business Combination, of the ownership and disposition of Combined Company Common Stock received in the Business Combination
This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of ROCL Public Shares or NEH common stock. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to holders that hold ROCL Public Shares or NEH common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
•
banks or other financial institutions, underwriters, or insurance companies;

•
traders in securities who elect to apply a mark-to-market method of accounting;

•
real estate investment trusts and regulated investment companies;

•
tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•
expatriates or former long-term residents of the United States;

•
subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•
dealers or traders in securities, commodities or currencies;

•
grantor trusts;

•
persons subject to the alternative minimum tax;

•
U.S. persons whose “functional currency” is not the U.S. dollar;

•
persons who received shares of ROCL securities or NEH common stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•
persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of ROCL securities or NEH common stock, or, after the business combination, the issued Combined Company Common Stock (excluding treasury shares);

•
holders holding ROCL securities or NEH common stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•
controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•
the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of ROCL securities or NEH common stock that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•
an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of ROCL securities or NEH common stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds ROCL securities or NEH common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination, and the subsequent ownership and disposition of Combined Company Common Stock received in the Business Combination.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDOMESTICATION MERGER, AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ROCL SECURITIES OR NEH COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF NEH COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF COMBINED COMPANY COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
U.S. Federal Income Tax Consequences of the Redomestication Merger
U.S. Federal Income Tax Consequences to U.S. Holders
The U.S. federal income tax consequences of the Redomestication Merger to U.S. Holders will depend primarily on whether the Redomestication Merger qualifies as a reorganization within the meaning of Section 368 of the Code (a “Reorganization”). The Redomestication Merger is intended to qualify as a

Reorganization. However, the provisions of the Code that govern reorganizations are complex, and due to the absence of direct guidance on the application of Section 368 to a reincorporation merger of a corporation holding only investment-type assets such as ROCL, the qualification of the Redomestication Merger as a Reorganization is not entirely clear. U.S. Holders should be aware that ROCL has not requested and, following the Redomestication Merger, the Combined Company does not intend to request a ruling from the IRS with respect to the U.S. federal income tax treatment of the Redomestication Merger. There can be no assurance that the IRS will not take a contrary position to views expressed herein or that a court will not agree with a contrary position of the IRS.
If the Redomestication Merger qualifies as a Reorganization, a U.S. Holder that exchanges its ROCL securities pursuant to the Redomestication Merger should not recognize gain or loss on the exchange of ROCL securities for Combined Company Common Stock or Combined Company Warrants (collectively, the “Combined Company securities”). The aggregate adjusted tax basis of a U.S. Holder in the Combined Company Common Stock received as a result of the Redomestication Merger should equal the aggregate adjusted tax basis of the ROCL Public Shares surrendered in the exchange, and the aggregate adjusted tax basis in the Combined Company Warrants received as a result of such exchange should equal the aggregate adjusted tax basis of the ROCL Warrants surrendered in the exchange, in each case. A U.S. Holder’s holding period for the Combined Company securities received in the exchange should include the holding period for the ROCL securities surrendered in the exchange.
If the Redomestication Merger fails to qualify as a Reorganization, a U.S. Holder that exchanges its ROCL securities for Combined Company securities in the Redomestication Merger will recognize gain or loss equal to the difference between (i) fair market value of the Combined Company securities received and (ii) the U.S. Holder’s adjusted tax basis in the ROCL securities exchanged therefor. A U.S. Holder’s aggregate tax basis in the Combined Company securities received will be the fair market value of the Combined Company securities on the date of the Redomestication Merger. The U.S. Holder’s holding period for the Combined Company securities received pursuant to the Redomestication Merger will begin on the day after the date of the Redomestication Merger.
Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the U.S. Holder’s holding period for the ROCL securities exceeds one year at the time of the Redomestication Merger. Long-term capital gains recognized by non-corporate U.S. Holders, including individuals, currently are subject to reduced rates of U.S. federal income taxation. The deductibility of capital losses is subject to limitations under the Code. Any such gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss.
U.S. Holders should consult their own tax advisors as to the particular consequences to them of the exchange of ROCL securities for Combined Company securities pursuant to the Redomestication Merger and the qualification of the Redomestication Merger as a Reorganization.
U.S. Federal Income Tax Consequences of Exercising Redemption Rights
U.S. Federal Income Tax Consequences to U.S. Holders
In the event that a U.S. Holder elects to redeem its ROCL Public Shares (which will be exchanged for shares of Combined Company Common Stock in the Redomestication Merger) for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Combined Company Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the Combined Company Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in Combined Company Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Combined Company Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the Combined Company Common Stock may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of Combined Company Common Stock treated as held by the U.S. Holder (including any Combined Company Common Stock constructively owned by the U.S. Holder as a result of owning Combined Company Warrants) relative to all of the shares of Combined Company Common Stock outstanding both before and after the redemption. The redemption of Combined Company Common Stock generally will be treated as a sale or exchange of the Combined Company Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in the Combined Company or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only Combined Company Common Stock actually owned by the U.S. Holder, but also shares of Combined Company Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Combined Company Common Stock which could be acquired pursuant to the exercise of Combined Company Warrants.
In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Combined Company Common Stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of our outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of our stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the Combined Company Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the Combined Company Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Combined Company Common Stock. The redemption of the Combined Company Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in ROCL. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in ROCL will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed Combined Company Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining Combined Company Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Combined Company Warrants or possibly in other Combined Company Common Stock constructively owned by it.
Redemption Treated as Corporate Distribution
If the redemption does not qualify as a sale or exchange of Combined Company Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from the Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the Combined Company Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Combined Company Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the Combined Company Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Combined Company Common Stock pursuant to an exercise of redemption rights.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Combined Company Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Combined Company Common Stock, as described above, and the corresponding consequences will be as described below.
Redemption Treated as Sale or Exchange
Any gain realized by a Non-U.S. Holder on the redemption of Combined Company Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Combined Company Common Stock redeemed, and either (A) shares of Combined Company Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of Combined Company Common Stock. There can be no assurance that shares of Combined Company Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of Combined Company Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.
Redemption Treated as Corporate Distribution
With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Combined Company will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Combined Company Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.
This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
U.S. Federal Income Tax Consequences of the Business Combination
U.S. Federal Income Tax Consequences to U.S. Holders of NEH Shares
The following is a discussion of the tax consequences of the Merger to an owner of NEH shares who is a U.S. Holder.
Shares received on the closing of the Merger
NEH will receive an opinion of tax counsel that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Code Section 368(a). Accordingly, except as discussed below with respect to the “Earn Out shares”, the consequences of the Merger exchange to U.S. Holders are as follows:
A U.S. Holder will not recognize a gain or loss on the exchange of his NEH shares for Combined Company Common Stock.
The U.S. Holder’s aggregate adjusted tax basis in his shares of Combined Company Common Stock received as a result of the Merger will be the same as his aggregate adjusted tax basis in the NEH shares surrendered in the exchange as of the date of the Merger.
The U.S. Holder’s holding period in his shares of Combined Company Common Stock received in the exchange will include the period during which he held his NEH shares surrendered in the exchange.
Earn Out shares
Generally, the tax consequences of the receipt of Earn Out shares will be the same as those described above under “Shares received on the closing of the Merger.” However, a portion of each Earn Out share will be treated as imputed interest and taxable as interest. Since Earn Out shares will not be delivered (if at all) until significantly after the closing of the Merger, the Merger is treated as a deferred payment sales contract subject to Code Section 483. Under Code Section 483, when a deferred payment sales contract does not provide for interest, a portion of the deferred payments are treated as interest income rather than as part of the stock consideration. The amount of interest imputed to an Earn Out payment will be determined by the total value of the payment, the time that elapses before the payment is made, and the IRS-prescribed interest rates in effect for the period following the closing and prior to the delivery of the Earn Out shares.
An opinion of counsel is not binding on the Internal Revenue Service or a court. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with the opinion if litigated. An opinion of counsel represents counsel’s best legal judgment on the matters presented.
Reporting Requirements
If the Merger is a “reorganization” within the meaning of Code Section 368(a), each U.S. Holder who receives shares of Combined Company Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such “reorganization.” Additionally, U.S. Holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of NEH are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such holder’s NEH Common Stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of NEH and ROCL. U.S. Holders are urged to consult with their tax advisors to comply with these rules.
U.S. Federal Income Tax Consequences to Non-U.S. Holders of NEH Shares
The following is a discussion of the tax consequences of the Merger to an owner of NEH shares who is a Non-U.S. Holder.
Shares delivered at closing
As a general rule the gain or loss of a Non-U.S. Holder from the disposition of a “United States real property interest” is taken into account, and taxable, as if the Non-U.S. Holder were engaged in a trade or business within the United States and as if such gain or loss were effectively connected with that trade or business. A United States real property interest includes an interest in a domestic corporation that is or has been a USRPHC at any time during the shorter of (i) the five-year period ending on the date that the Non-U.S. Holder disposes of his interest in the USRPHC or (ii) the Non-U.S. Holder’s holding period in the interest disposed of. NEH is a USRPHC because the value of its U.S. real property assets (which includes the value of its mineral rights) equals or exceeds 50% of the total value of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) its other assets used or held for use in its business. Accordingly, except as set forth below, a Non-U.S. Holder will be taxable on any gain from the disposition of his NEH shares.
A Non-U.S. Holder who disposes of his NEH shares is subject to U.S. federal income withholding tax at a rate of 15% of the amount realized from the disposition of his NEH shares. The amount realized from the disposition is generally the value of the consideration received in the disposition which, for a Non-U.S. Holder of NEH shares, is the value of the Combined Company Common Stock received in the Merger.
The general rule — that the sale of stock in a USRPHC by a Non-U.S. Holder is taxable and is subject to a 15% withholding tax on the amount realized — does not apply if a non-recognition provision applies to the exchange, but only if, in the exchange, the Non-U.S. Holder receives an interest the disposition of which would itself be taxable.
If, following the Merger, Combined Company Common Stock is regularly traded on an established securities market, any interest in Combined Company Common Stock will not be treated as an interest in a

USRPHC (regardless of the composition of the company’s assets) for any Non-U.S. Holder who owns 5% or less of Combined Company Common Stock. Since such a 5%-or-less Non-U.S. Holder would not be taxable on the subsequent sale of his Combined Company Common Stock (except as discussed below), such 5%-or-less Non-U.S. Holder will be taxed on the exchange and subject to a 15% withholding tax on his exchange of NEH shares for shares of Combined Company Common Stock.
A Non-U.S. Holder who owns more than 5% of Combined Company Common Stock after the Merger will be treated as owning an interest in a USRPHC if the Combined Company constitutes a USRPHC immediately after the Merger. Since such an interest would be taxable upon its eventual disposition, a more-than-5% Non-U.S. Holder will not be taxable on the Merger exchange or subject to tax withholding, provided that such Non-U.S. Holder provides information about the transaction to the IRS in a manner required by Treasury Regulation Section 1.897-5T. However, if the Combined Company does not constitute a USRPHC immediately after the Merger, a more-than-5% Non-U.S. Holder will be taxable on the exchange and subject to a 15% withholding tax at the time of the exchange because, except as discussed below, he would not be subject to tax on the subsequent disposition of his Combined Company Common Stock. The Combined Company is unable to determine until the Merger occurs whether it will be a USRPHC immediately after the Merger. A more-than-5% Non-U.S. Holder will therefore be unable to determine whether he is subject to withholding until the Merger is concluded.
The rules described above may not apply to a Non-U.S. Holder if the gain realized on the exchange is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder) or if the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met. Such a Non-U.S. may be subject to tax under other provisions of U.S., tax law. Any such Non-U.S. Holder should consult his own tax advisor about the tax consequences of the Merger to him and about IRS filing requirements that arise as a result of the Merger transaction.
Earn Out Shares
The tax consequences of the receipt of Earn Out shares by a Non-U.S. Holder will be the same as those described above under “Shares received on the closing of the Merger”. However, under applicable Treasury Regulations, the Combined Company is required to satisfy its withholding obligation with respect to the entire amount realized in the exchange, regardless of the amount actually paid at the closing. Therefore, the Combined Company is required to withhold 15% of the total value of the Combined Company Common Stock potentially payable under the Merger agreement, whether paid on the date of transfer or (as in the case of the Earn Out shares) to be paid on a later date. (No withholding is required upon the eventual transfer of the Earn Out shares to the Non-U.S. Holder.) Since a portion of each Earn Out share will be treated as imputed interest, such portion may be subject to a higher rate of withholding.
An IRS Revenue Procedure (Rev. Proc. 2000-35) states that the Combined Company may request a withholding certificate that permits it to withhold on the Earn Out shares only as they are delivered. There is no assurance that the Combined Company will request such a withholding certificate.
If the amount of any tax withheld exceeds the amount of tax that the Non-U.S. Holder would have paid (determined under generally applicable U.S. federal income tax rates) on the actual amount of gain realized in the exchange, the Non-U.S. Holder may file with the IRS a request for the IRS to determine the Non-U.S. Holder’s maximum tax liability and may claim a refund of any excess. Non-U.S. Holders may be able to reduce any gain on the exchange by losses which they have incurred in other transactions. Non-U.S. Holders should consult their own tax advisors about requesting the IRS to determine their maximum tax liability.
An otherwise taxable disposition of NEH shares by a Non-U.S. Holder may not be taxable, or may be subject to withholding at a lower rate, if a Non-U.S. Holder is subject to an applicable tax treaty.
Mechanics of withholding
While the withholding tax is a tax liability imposed on the Non-U.S Holder, the obligation to withhold the tax and remit it to the IRS is imposed on the Combined Company and such obligation must be met by the 20th day after the date of transfer. The Combined Company can meet its withholding obligation by retaining from the Non-U.S. Holder a number of shares of Combined Company Common Stock with a value sufficient to meet its withholding obligation with respect to the Non-U.S. Holder and use cash to satisfy the withholding obligation. This would reduce cash otherwise available to fund the business, which may impact operations. Alternatively, a Non-U.S. Holder may receive all of the stock due him in the exchange by first providing the Combined Company with an amount of cash sufficient to enable the Combined Company to meet its withholding obligations with respect to him. Non-U.S. Holders who desire to provide cash to enable the Combined Company to meet its withholding obligations should discuss such an arrangement with the Combined Company. The Combined Company also may sell shares of Combined Company Common Stock to generate cash to satisfy the withholding and obligation, which may impact the market price of Combined Company Common Stock.
The application of the USRPHC rules to non-U.S. Holders is complex and may require such Non-U.S. Holders to make determinations, immediately after the Merger, as to their liability for withholding. Moreover, to avoid withholding, such Non-U.S. Holders may have to (i) notify the Combined Company, in a manner prescribed by applicable Treasury Regulations, that by virtue of a non-recognition provision of the Code or a tax treaty, they are not required to recognize any gain on the exchange subject to withholding and (ii) request the Combined Company to notify the IRS, in a manner also prescribed by applicable Treasury Regulations, that they are taking the position that they are not required to recognize any gain subject to withholding (such notice must be sent to the IRS by the Combined Company by the 20th day after the date of the exchange). Accordingly, no assurances can be given as to the amount of the potential withholding and remittance obligations under FIRPTA as a result of the Business Combination. Non-U.S. Holders should consult their own tax counsel concerning the taxation of the disposition of their NEH shares, applicable withholding taxes, applicable tax treaties, and IRS filing requirements that may arise as result of the disposition.
U.S. Federal Income Tax Consequences of Ownership and Disposition of Combined Company Common Stock
U.S. Federal Income Tax Consequences to U.S. Holders
The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Combined Company Common Stock to U.S. Holders.
Distributions on Combined Company Common Stock
The gross amount of any distribution on Combined Company Common Stock that is made out of the Combined Company’s current and accumulated profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for the dividends received deduction if the requisite holding period is satisfied. Dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.
Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Code Section 163(d)(4) (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.
To the extent that the amount of any distribution made by the Combined Company on Combined Company Common Stock exceeds the Combined Company’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s Combined Company Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock.”

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock
A U.S. Holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Combined Company Common Stock in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Combined Company Common Stock. Any gain or loss recognized by a U.S. Holder on a taxable disposition of Combined Company Common Stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in the Combined Company Common Stock exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains recognized by non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The following discussion is a summary of certain material U.S. federal income tax consequences of the ownership and disposition of Combined Company Common Stock to Non-U.S. Holders.
Distributions on Combined Company Common Stock
Distributions of cash or property (including a constructive distribution) to a Non-U.S. Holder in respect of Combined Company Common Stock received in the Merger will generally constitute dividends for U.S. federal income tax purposes to the extent paid from the Combined Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Combined Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the Combined Company Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock.”
Dividends paid to a Non-U.S. Holder of Combined Company Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of Combined Company Common Stock who wishes to claim the benefit of an applicable tax treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of Combined Company Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of Combined Company Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of Combined Company Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the taxable disposition of Combined Company Common Stock will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•
in the case of a Non-U.S. Holder who did not own stock in NEH prior to the Merger, the Combined Company is or has been a United States Real Property Holding Corporation (“USRPHC”) at any time during the shorter of (i) the five-year period ending on the date of disposition or(ii) the Non-U.S. Holder’s holding period for such securities disposed of, and either (A) shares of Combined Company Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition or such Non-U.S. Holder’s holding period, more than 5% of the outstanding shares of Combined Company Common Stock. There can be no assurance that the Combined Company will not be a USRPHC during the periods described above. Nor can there be any assurance that, if the Combined Company is a USRPHC, shares of Combined Company Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates.
An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the sale, exchange or other disposition of Combined Company Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Combined Company Common Stock from a Non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. The Combined Company will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. There can be no assurance that the Combined Company will not be classified as a USRPHC following the Merger.
A Non-U.S. Holder who owned NEH shares prior to the Merger will generally be subject to tax in the same manner as a Non-U.S. Holder who did not own NEH shares prior to the Merger and to whom the last bullet point immediately above applies, but such Non-U.S. Holder’s liability for any such tax may depend on the manner in which the disposal of his NEH shares was taxed as a result of the Merger. Any such Non-U.S. Holder should consult his own tax advisor about the tax ramifications to him of the disposal of his Combined Company Common Stock.
ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE DISPOSITION OF COMBINED COMPANY COMMON STOCK.

Information Reporting and Backup Withholding
The Combined Company generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s Combined Company Common Stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of Combined Company Common Stock to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its Combined Company Common Stock and adjustments to that tax basis and whether any gain or loss with respect to such Combined Company Common Stock is long-term or short-term also may be required to be reported to the IRS.
Moreover, backup withholding of U.S. federal income tax at a rate of 24% generally will apply to cash distributions made on Combined Company Common Stock to, and the proceeds from sales and other dispositions of such Combined Company Common Stock by, a U.S. Holder (other than an exempt recipient) who:
•
fails to provide an accurate taxpayer identification number;

•
is notified by the IRS that backup withholding is required; or

•
in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Combined Company Common Stock (including Combined Company Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Combined Company Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Combined Company Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Combined Company Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of Combined Company Common Stock (including Combined Company Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Combined Company Common Stock.
THE CONCLUSIONS EXPRESSED ABOVE ARE BASED ON CURRENT LAW. FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CAN APPLY RETROACTIVELY, COULD AFFECT THE ACCURACY OF THESE CONCLUSIONS. THIS DISCUSSION IS INTENDED TO PROVIDE ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION TO U.S. HOLDERS OF NEH COMMON STOCK. IT DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES.

ADDITIONAL INFORMATION
Appraisal Rights
Appraisal rights are not available to holders of shares of ROCL Common Stock in connection with the proposed Business Combination. Appraisal rights also are not available to holders of Warrants in connection with the proposed Business Combination.
Submission of Stockholder Proposals
The ROCL Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.
Future Stockholder Proposals
Stockholder proposals, including director nominations, for the 2024 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2024 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2024 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2024 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2024 annual meeting.
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Stockholder Communications
Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of the proxy solicitor at:
Advantage Proxy PO Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
Following the Business Combination, such communications should be sent to the Company’s Chief Executive Officer, c/o E. Will Gray II, will@newerahelium.com. Each communication will be forwarded, depending on the subject matter, to the Board of Directors, the appropriate committee chairperson or all non-management directors.
Delivery of Documents to Stockholders
Pursuant to the rules of the SEC, ROCL and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, ROCL will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request delivery of single copies of this proxy statement/prospectus in the future. Stockholders may notify ROCL of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:
Advantage Proxy PO Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
Transfer Agent and Registrar
The registrar and transfer agent for the shares of ROCL Common Stock is Continental Stock Transfer & Trust Company. ROCL has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

WHERE YOU CAN FIND MORE INFORMATION
ROCL files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read such SEC filings, including this proxy statement/ prospectus, over the Internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at Special Meeting, you should contact ROCL by telephone or in writing:
Gordon Roth Chief Financial Officer
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660
(949) 720-5700
You may also obtain these documents by requesting them in writing or by telephone from ROCL’s proxy solicitation agent at the following address and telephone number:
Advantage Proxy PO Box 10904
Yakima, WA 98909
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
If you would like to request documents, please do so by [     ], 2024, in order to receive them before the Special Meeting. If you request any documents from ROCL, ROCL will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to ROCL has been supplied by ROCL, and all such information relating to NEH has been supplied by NEH.
Information provided by either of ROCL or NEH does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement of ROCL for the Special. Neither ROCL nor NEH has authorized anyone to give any information or make any representation about the Business Combination, ROCL or NEH that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.
LEGAL MATTERS
The validity of the shares of Holdings Common Stock to be issued pursuant to the BCA will be passed upon by Loeb & Loeb LLP, counsel to ROCL.
EXPERTS
The audited financial statements of ROCL as of December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The audited financial statements of NEH as of December 31, 2023 and 2022 and for each of the two years then ended, included in this proxy statement/prospectus have been so included in reliance upon the report (which contains explanatory paragraphs relating to substantial doubt regarding NEH’s ability to continue as a going concern as described in Note 2 to the financial statements) of Weaver and Tidwell, L.L.P., an independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.
Estimates of reserves appearing in this proxy statement/prospectus are derived from the Appraisal Report and reserves reports and estimates for the years ending December 31, 2020, 2021, and 2022 prepared by MKM Engineering, an independent firm providing consulting services in the oil and gas industry, in reliance upon the authority of said firm as experts in petroleum engineering. See “Appraisal Report.”

APPRAISAL REPORT
MKM Engineering, a firm providing consulting services in the oil and gas industry, prepared the Appraisal Reports, which contains estimates of Solis Partner’s proved and probable reserves and forecasts of the resulting economics attributable to Solis Partner’s properties in Chaves County, New Mexico. The Appraisal Reports were prepared for the NEH’s use in filing with the SEC and contains such assumptions, data, methods and procedures determined by MKM Engineering as appropriate for the purpose of preparing the Appraisal Report. MKM Engineering is independent with respect to Solis Partners, as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. Neither MKM Engineering nor any of its employees has any interest in the properties subject to the Appraisal Report. Neither MKM Engineering’s engagement to generate the Appraisal Report nor its compensation in connection thereto is contingent on the results of the Appraisal Report or future production rates for the properties subject to the Appraisal Report.
The reserve estimates as of December 31, 2023 in the Appraisal Report prepared by MKM Engineering reflect the Company’s current development plans. Prior to that, MKM Engineering had prepared an Appraisal Report with reserve estimates as of July 1, 2023. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time the estimates were made. These rules require that the standard of “reasonable certainty” be applied to prove reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.
The proved reserve estimates as of December 31, 2022, 2021, and 2020 provided in the Former Appraisal Report prepared reflect the Company’s development plans as of July 1, 2023, when the Former Appraisal Report was prepared. All estimates of proved reserves in the Former Appraisal Report were determined according to the rules prescribed by the SEC in existence at the time the estimates were made. These rules require that the standard of “reasonable certainty” be applied to prove reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of the Former Appraisal Report’s estimates may justify revision of that estimate.
Below are reserve estimates as of December 31, 2023:
		Proved	Proved Developed Producing	Proved Non- Producing	Proved Undeveloped
Net Reserves
Gas	MMcf	58,081.8	20,828.8	7,698.5	29,554.5
NGL	MBbl	3,871.8	0.0	0	3,871.8
Oil/Condensate	MBbl	163.1	118.9	44.2	0.0
Revenue
Gas	M$	114,008.5	40,405.8	15,221.0	58,381.7
NGL	M$	121,142.3	0.0	0	121,142.3
Oil/Condensate	M$	6,096.1	3,785.2	2,310.9	0.0
Severance and Ad Valorem Taxes	M$	17,631.2	2,545.0	1,015.6	14,070.6
Operating Expenses	M$	92,757.7	55,220.8	6,323.4	31,213.5
Investments	M$	81,951.0	18,343.0	9,200.1	54,407.9
Operating Income (BFIT)	M$	48,906.9	(31,917.8)	992.8	79,831.9
Discounted @ 10%	M$	10,095.2	(1,267.0)	(3,089.0)	14,451.2

Below are reserve estimates as of December 31, 2022:
		Proved	Proved Developed Producing	Proved Non- Producing	Proved Undeveloped
Net Reserves
Gas	MMcf	63,496.2	25,359.2	4,352.2	33,784.8
NGL	MBbl	4,232.2	0.0	0.0	4,232.2
Oil/Condensate	MBbl	94.4	80.6	13.8	0.0
Revenue
Gas	M$	332,811.8	133,352.1	22,757.8	176,701.9
NGL	M$	158,572.2	0.0	0.0	158,572.2
Oil/Condensate	M$	3,536.7	3,020.7	516.0	0.0
Severance and Ad Valorem Taxes	M$	52,373.2	10,386.9	2,584.9	39,401.4
Operating Expenses	M$	92,104.0	55,459.7	3,264.1	33,380.2
Investments	M$	67,045.7	0.0	8,000.0	59,045.7
Operating Income (BFIT)	M$	283,397.8	70,526.2	9,424.8	203,446.8
Discounted @ 10%	M$	81,068.5	25,637.6	540.2	54,890.7
Investments, Operating Income (BFIT), and Discounted @ 10% included in the above table do not include estimated future costs that will be incurred to settle our asset retirement obligations.
Below are reserve estimates as of December 31, 2021:
		Proved	Proved Developed Producing
Net Reserves
Oil/Condensate	MBbl	0.0	0.0
Gas	MMcf	16,639.1	16,639.1
Revenue
Oil/Condensate	M$	0.0	0.0
Gas	M$	30,589.1	30,589.1
Severance and Ad Valorem Taxes	M$	2,734.7	2,734.7
Operating Expenses	M$	9,195.8	9,195.8
Investments	M$	0.0	0.0
Operating Income (BFIT)	M$	18,658.6	18,658.6
Discounted @ 10%	M$	6,912.5	6,912.5
Investments, Operating Income (BFIT), and Discounted @ 10% included in the above table do not include estimated future costs that will be incurred to settle our asset retirement obligations.

Below are reserve estimates as of December 31, 2020:
		Proved	Proved Developed Producing
Net Reserves
Oil/Condensate	MBbl	0.0	0.0
Gas	MMcf	10,172.8	10,172.8
Revenue
Oil/Condensate	M$	0.0	0.0
Gas	M$	7,861.6	7,861.6
Severance and Ad Valorem Taxes	M$	702.7	702.7
Operating Expenses	M$	3,371.8	3,371.8
Investments	M$	0.0	0.0
Operating Income (BFIT)	M$	3,787.1	3,787.1
Discounted @ 10%	M$	1,588.0	1,588.0
Investments, Operating Income (BFIT), and Discounted @ 10% included in the above table do not include estimated future costs that will be incurred to settle our asset retirement obligations.

INDEX TO FINANCIAL STATEMENTS
ROTH CH ACQUISITION V CO.
The financial statements of Roth CH V Holdings, Inc. are omitted because it has no assets, liabilities or operations.

ROTH CH ACQUISITION V CO.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Roth Ch Acquisition V Co.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Roth Ch Acquisition V Co. (the “Company”) as of December 31, 2023 and 2022 and the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a financing transaction, and the Company lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Grant Thornton LLP
We have served as the Company’s auditor since 2021.
Minneapolis, Minnesota
April 1, 2024

ROTH CH ACQUISITION V CO.
BALANCE SHEETS
	December 31,
	2023	2022
ASSETS
Current assets
Cash	$200,059	$687,471
Prepaid expenses	62,174	150,250
Cash and marketable securities held in Trust Account	16,978,160	118,377,460
Total Current Assets	17,240,393	119,215,181
Total Assets	$17,240,393	$119,215,181
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$1,099,863	$224,719
Promissory note – related party	416,841	—
Excise taxes payable	1,029,003	—
Income taxes payable	142,500	421,211
Total Current Liabilities	2,688,207	645,930
Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 1,582,797 and 11,500,000 shares at $10.71 per share and $10.24 per share redemption value as of December 31, 2023 and 2022, respectively	16,949,887	117,809,374
Stockholders’ (Deficit) Equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,336,500 shares issued and outstanding (excluding 1,582,797 and 11,500,000 shares subject to possible redemption) as of December 31, 2023 and 2022, respectively	334	334
Additional paid-in capital	—	205,072
Accumulated (deficit) earnings	(2,398,035)	554,471
Total Stockholders’ (Deficit) Equity	(2,397,701)	759,877
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$17,240,393	$119,215,181
The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31,
	2023	2022
General and administrative expenses	$1,764,792	$541,229
Loss from operations	(1,764,792)	(541,229)
Other income (expense)
Interest earned on marketable securities held in Trust Account	2,967,733	1,684,555
Change in fair value of due to non-redeeming stockholders	(480,000)	—
Total other income, net	2,487,733	1,684,555
Income before provision for income taxes	722,941	1,143,326
Provision for income taxes	(810,659)	(421,211)
Net (loss) income	$(87,718)	$722,115
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	6,178,617	11,500,000
Basic and diluted net income per common share, common stock subject to possible redemption	$0.17	$0.07
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	3,336,500
Basic and diluted net loss per share, non-redeemable common stock	$(0.33)	$(0.02)
The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance – December 31, 2021	3,336,500	$334	$1,289,446	$(167,644)	$1,122,136
Accretion of common stock to redemption amount	—	—	(1,084,374)	—	(1,084,374)
Net income	—	—	—	722,115	722,115
Balance – December 31, 2022	3,336,500	334	205,072	554,471	759,877
Accretion of carrying value to redemption value	—	—	(205,072)	(1,835,785)	(2,040,857)
Excise taxes on stock redemption	—	—	—	(1,029,003)	(1,029,003)
Net loss	—	—	—	(87,718)	(87,718)
Balance – December 31, 2023	3,336,500	$334	$—	$(2,398,035)	$(2,397,701)
The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.
STATEMENTS OF CASH FLOWS
	For the Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(87,718)	$722,115
Adjustment to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,967,733)	(1,684,555)
Change in fair value of due to non-redeeming stockholders	480,000
Changes in operating assets and liabilities:
Prepaid expenses	88,076	187,677
Accrued expenses	875,144	110,033
Income taxes payable	(278,711)	421,211
Net cash used in operating activities	(1,890,942)	(243,519)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(45,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	1,511,689	32,095
Cash withdrawn from Trust Account in connection with redemption	102,900,344	—
Net cash provided by investing activities	104,367,033	32,095
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	466,700	—
Repayment of promissory note – related party	(49,859)	—
Payments to non-redeeming stockholders	(480,000)	—
Redemption of common stock	(102,900,344)	—
Net cash used in financing activities	(102,963,503)	—
Net Change in Cash	(487,412)	(211,424)
Cash – Beginning of period	687,471	898,895
Cash – End of period	$200,059	$687,471
Non-cash financing activities:
Change in value of Class A common stock subject to possible redemption	$2,040,857	$1,084,374
Excise taxes on stock redemption	$1,029,003	$—
Supplemental information
Income taxes paid	$1,089,370	$—
The accompanying notes are an integral part of the financial statements.

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Roth CH Acquisition V Co. (the “Company”) was incorporated in Delaware on November 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
As of December 31, 2023, the Company had not commenced any operations. All activity through December 31, 2023 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).
The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to certain of the Company’s initial stockholders, generating gross proceeds of $4,615,000, which is described in Note 4.
Transaction costs amounted to $1,625,220, consisting of $1,150,000 of underwriting fees, and $475,220 of other offering costs.
Following the closing of the Initial Public Offering on December 3, 2021, an amount of $116,725,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held in cash items or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the proceeds from the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion.

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company initially would not proceed with a Business Combination if the Company had net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of how or whether they vote on the proposed transaction or do not vote at all. On December 1, 2023, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation which expanded the methods that the Company may employ to not become subject to the “penny stock” rules of the SEC.
The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until December 3, 2024 (unless the Company extends the period of time it has to complete an initial business combination) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes and liquidation expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
On May 17, 2023, the Company held a special meeting of stockholders (the “May Special Meeting”), at which the Company’s stockholders approved an amendment (the “Extension Amendment”) to the Amended and Restated Certificate of Incorporation to give the Company the right to extend the date by which the Company has to consummate a business combination up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023. In connection with the May Special Meeting stockholders exercised their right to redeem 8,989,488 shares of common stock for an aggregate price of approximately $10.36 per share, for an aggregate redemption amount of $93,010,772. After the satisfaction of such redemptions, the balance in the Company’s Trust account on June 2, 2023, was $27,077,077 (including interest not previously released to the Company).
On May 3 and 4, 2023, the Company entered into non-redemption agreements with certain stockholders owning, in the aggregate, 2,000,000 shares of the Company’s common stock (the “Non-redeeming Stockholders”), pursuant to which such stockholders agreed, among other things, not to redeem or exercise any right to redeem such public shares in connection with the Extension Amendment. In consideration of such agreements, certain of our Initial Stockholders agreed to pay the Non-redeeming Stockholders that entered into such agreements $0.04 per share for each one-month extension. On July 20, 2023, the Company entered into amendments to the non-redemption agreements to provide that the Company or certain Initial Stockholders, or their affiliates or designees, will pay such stockholders that entered into the non-redemption agreements $0.04 per share for each one-month extension in connection with such agreements. On May 30, 2023, June 29, 2023, July 31, 2023, August 31, 2023, October 2, 2023 and November 6, 2023, the Company issued payments to the Non-redeeming Stockholders in the aggregate amount of $480,000 in relation to the extension of the Combination Period through December 4, 2023. The Company recognized $480,000 and no expense for the fair value of due to non-redeeming shareholders in the accompanying statement of operations for the year ended December 31, 2023 and 2022, respectively.
On October 9, 2023, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Company no longer complies with Nasdaq’s continued listing rules on The Nasdaq Global Market due to the Company not having maintained a minimum of 400 total holders for continued listing, as required pursuant to Nasdaq Listing Rule 5450(a)(2). In accordance with the Nasdaq listing rules, the Company has 45 calendar days to submit a plan to regain compliance and, if Nasdaq accepts the plan, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the letter to evidence compliance. The Company submitted a compliance plan within the specified period.
On December 1, 2023, the Company held a special meeting of stockholders (the “December Special Meeting”), at which the Company’s stockholders approved an amendment to its amended and restated certificate of incorporation (the “Charter Amendment”), to, among other things, (i) give the Company the right to extend the date by which the Company has to consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period (each, an “Extension”), from December 4, 2023 to December 3, 2024 (i.e., for a period of time ending 36 months from the consummation of the IPO) provided that an extension amount of the lesser of $45,000 or $0.03 per public share for each one-month extension (the “Extension Payment”) is deposited into the Trust Account in connection with each Extension and (ii) expand the methods that the Company may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. On December 11, 2023, the Company paid an extension deposit of $45,000 to the Trust account in connection with the Extension from December 4, 2023 to January 4, 2024.
In connection with the stockholders’ vote at the December Special Meeting, stockholders exercised their right to redeem 927,715 shares of common stock for an aggregate redemption price of approximately $10.66 per share, or for an aggregate redemption amount of approximately $9,889,573. After the satisfaction of such redemptions, the balance in the Company’s Trust account on December 8, 2023, was $16,872,840 (including interest not previously released to the Company).

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the per share value deposited into the Trust Account ($10.15).
In order to protect the amounts held in the Trust Account, the Initial Stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Initial Stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Initial Stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2023, the Company had $200,059 in its operating bank account and a working capital deficit of $2,425,974.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating, and consummating the Business Combination.
On July 26, 2023, the Company issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. At December 31, 2023, there was $416,841 outstanding under the Note.
The Company will need to raise additional capital through loans or additional investments from the Initial Stockholders or its officers, directors or their affiliates. The Initial Stockholders and the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If an initial business combination is not consummated by December 3, 2024, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. The Company plans to address this

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
uncertainty through working capital loans and through consummation of our initial business combination. There is no assurance that working capital loans will be available to the Company or that our plans to consummate a business combination will be successful; therefore, there is substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
The Company continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on the Company’s search for a target company for a Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
In connection with the stockholders’ vote at the May Special Meeting, public stockholders exercised their right to redeem 8,989,488 shares of common stock for a total of $93,010,772. In connection with the stockholders’ vote at the December Special Meeting, 927,715 shares of common stock were tendered for redemption as of December 1, 2023. Excise tax should be recognized in the period incurred, that is when the repurchase occurs. Any reduction in the tax liability due to a subsequent stock issuance, or an event giving rise to an exception, which occurs within a tax year should be recorded in the period of such stock issuance or event giving rise to an exception. As of December 31, 2023, the Company recorded $1,029,003 of excise tax liability calculated as 1% of shares redeemed on May 31, 2023 and December 1, 2023.

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2023 and 2022.
Marketable Securities Held in Trust Account
At December 31, 2023 and 2022, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U. S. Treasury securities.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023 and 2022, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in a charge against additional paid-in capital to the extent possible, and when additional paid-in capital is reduced to zero, to retained earnings.

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
At December 31, 2023 and 2022, the common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$115,000,000
Less:
Common stock issuance costs	(1,625,220)
Plus:
Accretion of carrying value to redemption value	3,350,220
Common stock subject to possible redemption, December 31, 2021	116,725,000
Plus:
Accretion of carrying value to redemption value	1,084,374
Common stock subject to possible redemption, December 31, 2022	117,809,374
Less:
Shares Redeemed	(102,900,344)
Plus:
Accretion of carrying value to redemption value	2,040,857
Common stock subject to possible redemption, December 31, 2023	$16,949,887
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of December 31, 2023 and 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate was 112.13% and 36.84% for the year ended December 31, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the year ended December 31, 2023 and 2022, due to state taxes, net of federal tax benefit and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023 and 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
Net (Loss) Income per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two types of common stock — redeemable common stock and non-redeemable common stock. The Company calculates its earnings per share to allocate net (loss) income pro rata to redeemable and non-redeemable common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the (loss) income of the Company. In order to determine the net (loss) income attributable to both the redeemable and non-redeemable common stock, the Company first considered the total (loss) income allocable to both sets of shares. This is calculated using the total net (loss) income less any dividends paid. For the purposes of calculating net (loss) income per share, any remeasurement of the accretion to redemption value of the redeemable common stock subject to redemption and the excise tax calculated on the redemption of shares are considered to be dividends paid to the holders of the redeemable common stock.
The calculation of diluted (loss) income per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 5,980,750 shares of common stock in the aggregate. As a result, diluted net (loss) income per common share is the same as basic net (loss) income per common share for the periods presented.
The following tables reflect the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):
	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Net income (loss)	$(87,718)	$722,115
Accretion of redeemable common stock to redemption amount	(2,040,857)	(1,084,374)
Excise taxes on stock redemption	(1,029,003)	—
Net loss including accretion of temporary equity to redemption value	$(3,157,578)	$(362,259)
	For the Year Ended December 31, 2023		For the Year Ended December 31, 2022
	Redeemable common stock	Non-redeemable common stock	Redeemable common stock	Non-redeemable common stock
Basic and diluted net income (loss) per common share
Numerator:
Allocation of net loss, including accretion of temporary equity to redemption value	$(2,050,365)	$(1,107,213)	$(280,793)	$(81,466)
Accretion of common stock to redemption value	2,040,857	—	—	—
Excise taxes on stock redemption	1,029,003	—	1,084,374	—
Net income (loss)	$1,019,495	$(1,107,213)	$803,581	$(81,466)
Denominator:
Basic and diluted weighted average shares outstanding	6,178,617	3,336,500	11,500,000	3,336,500
Basic and diluted net income (loss) per common share	$0.17	$(0.33)	$0.07	$(0.02)

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Warrant Classification
The Company accounts for warrants as either equity-classified instruments or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification(“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company’s has analyzed the Public Warrants and Private Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480 or ASC 815.
NOTE 3.   INITIAL PUBLIC OFFERING
On December 3, 2021, pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per full share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, certain of the Initial Stockholders purchased from the Company an aggregate of 461,500 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,615,000, in a private placement. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, certain of the Initial Stockholders purchased an aggregate of 4,312,500 shares of common stock from the Company for an aggregate purchase price of $25,000. In September 2021, certain of the Initial Stockholders sold an aggregate of 1,547,802 shares back to the Company for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled, and the remaining 110,302 shares were purchased by certain of the Initial Stockholders from the Company for an aggregate purchase price of $959.14, resulting in an aggregate of 2,875,000 shares of common stock being held by the Initial Stockholders (the “Founder Shares”). On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to the Company’s independent directors for an aggregate purchase price of $495.05.
The sale of the Founder Shares to certain of the Company’s Initial Stockholders and independent directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 167,234 shares sold to the Company’s Initial Stockholders and independent directors was approximately $788,900, or $4.72 per share. The Founder Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of December 31, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.
The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
consummation of a Business Combination, without interest. On July 26, 2023, the Company issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. As of December 31, 2023 and 2022, there were Working Capital Loans outstanding of $416,841 and $0, respectively.
Underwriting Agreement and Business Combination Marketing Agreement
The Company entered into an underwriting agreement and a business combination marketing agreement with Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”), the underwriters in the Initial Public Offering. The underwriters are related parties of the Company.
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on November 30, 2021, the holders of the Founder Shares, as well as the holders of the Private Units (and underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. They can elect to exercise these registration rights (i) at any time commencing three months prior to the date of release from escrow with respect to the Founder Shares or (ii) at any time after the Company consummates a Business Combination with respect to the Private Units (and the underlying securities). In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, they may not exercise demand or piggyback rights after five (5) and seven (7) years, respectively, from the effective date of the Initial Public Offering and may not exercise demand rights on more than one occasion in respect of all registrable securities.
Underwriting Agreement
The underwriters received an underwriting discount of 1.0% of the gross proceeds of the Initial Public Offering, or $1,150,000.
Business Combination Marketing Agreement
Pursuant to a business combination marketing agreement entered into on November 30, 2021, the Company engaged Roth and Craig-Hallum, the underwriters in the Initial Public Offering, as advisors in connection with its Business Combination to assist in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination, hold meetings with the stockholders to discuss the Business Combination and the target’s attributes, introduce the Company to potential investors to purchase its securities in connection with the Business Combination, and assist with financial analysis, presentations, press releases and filings related to the Business Combination. Roth and Craig-Hallum were initially to receive a fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of the Initial Public Offering (or $5,175,000 in the aggregate). As a result, Roth and Craig-Hallum would not be entitled to such fee unless the Company consummates a Business Combination. On January 2, 2024, the Company entered into a letter agreement with Roth and Craig-Hallum to terminate the business combination marketing agreement. In exchange for

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
termination of the business combination marketing agreement, the Company and Roth and Craig-Hallum mutually agreed to issue to Roth and Craig-Hallum 575,000 shares of common stock on the date of the closing of the Business Combination.
NOTE 7.   STOCKHOLDERS’ EQUITY
Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. On May 31, 2023, in connection with the stockholders’ vote at the May Special Meeting, stockholders exercised their right to redeem 8,989,488 shares of common stock and on December 1, 2023, at the December Special Meeting, stockholders exercised their right to redeem 927,715 shares of common stock. At December 31, 2023 and 2022, there were 3,336,500 shares of common stock issued and outstanding, excluding 1,582,797 and 11,500,000 shares of common stock subject to possible redemption which are presented as temporary equity, respectively.
Warrants — At December 31, 2023 and 2022, there were 5,750,000 Public Warrants outstanding and 230,750 Private Warrants outstanding.
The Company will not issue fractional warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if the registration statement of which the prospectus for the Company’s Initial Public Offering forms a part is not available and a new registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of a Business Combination.
The Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.
Except with respect to certain registration rights and transfer restrictions, the Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.
NOTE 8.   INCOME TAX
The Company did not have any significant deferred tax assets or liabilities as of December 31, 2023 and 2022.
The Company’s net deferred tax assets at December 31, 2023 and 2022 are as follows:
	December 31, 2023	December 31, 2022
Deferred tax assets
Net operating loss carryforward	$—	$—
Startup/Organizational expenses	756,241	147,861
Total deferred tax assets	756,241	147,861
Valuation allowance	(756,241)	(147,861)
Deferred tax assets, net of valuation allowance	$—	$—
The income tax provision for the year ended December 31, 2023 and 2022 consists of the following:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Federal
Current	$810,659	$421,211
Deferred	(456,612)	(75,979)
State and Local
Current	—	—
Deferred	(151,769)	(36,886)
Change in valuation allowance	603,381	112,865
Income tax provision	$810,659	$421,211

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2023 and 2022, the change in the valuation allowance was $603,381 and $112,865.
A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2023 and 2022 is as follows:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	6.98%	6.98%
Valuation allowance	84.15%	8.85%
Income tax provision	112.13%	36.84%
The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open and subject to examination.
NOTE 9.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2023 and 2022, assets held in the Trust Account were comprised of $16,978,160 and $118,377,460 in mutual funds, respectively. Through December 31, 2023, the Company withdrew $1,511,689 of interest earned on the Trust Account to pay for its tax obligations and $102,900,344 for redemption of shares in connection with the stockholders’ vote at the May Special Meeting and December Special Meeting.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
valuation inputs the Company utilized to determine such fair value. Level 1 instruments include investments in money market funds. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Description	Level	December 31, 2023	December 31, 2022
Assets:
U.S. Mutual Funds Held in Trust Account	1	$16,978,160	$118,377,460
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On January 3, 2024, the Company, entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH”). Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of the Company (the “Merger”). Upon the closing of the transaction, subject to approval by the Company’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Corp.” and is expected to list on The Nasdaq Stock Market.
Merger Agreement
As previously reported, on January 3, 2024, the Company (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by Acquiror’s Amended and Restated Certificate of Incorporation. Unless expressly stated otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Merger Agreement.
The Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Acquiror (the “Merger”). Upon the closing of the Transactions, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Corp.” and is expected to list on The Nasdaq Stock Market.
Consideration
Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, the holders of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) will receive an aggregate of 9.0 million shares of

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
Acquiror’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined in the Merger Agreement) (which shares do not include the Earnout Shares (as defined below)) (the “Company Merger Shares”). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the Company Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the Company Merger Shares will be decreased by 1/10 of one share.
The Merger Agreement also provides, among other things, that the holders of shares of Company Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of Acquiror’s common stock (the “Earnout Shares”), subject to the following contingencies:
(i)   500,000 Earnout Shares, in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company; and
(ii)   500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which Acquiror’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.
Conditions to Consummation of the Transactions
Consummation of the transactions contemplated by the Merger Agreement is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) obtaining Acquiror stockholders’ approval of the Roth Proposals; (b) obtaining the Company Stockholder Approval; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (d) the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) Acquiror’s common stock being listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; (f) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; and (g) Acquiror (including, following the Effective Time, the Company) having equal to or in excess of $5,000,000 in cash and cash equivalents.
Acquiror has separate conditions to closing, including, among others, that (a) no material adverse effect having occurred with respect to the Company, (b) the Company having raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction, and (c) certain indebtedness of the Company having been converted into shares of common stock of the Company. The Company has separate conditions to closing, including, among others, that no material adverse effect has occurred with respect to Acquiror.
Termination
The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Merger, including: (a) by mutual written consent of Acquiror and the Company; (b) by either party if the Closing has not occurred prior to the date that is 180 days after the date of the Merger Agreement; (c) there is a final non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the Merger Agreement; (d) by either Acquiror or the Company if any of the Roth Proposals fails to be approved at the Roth Stockholders’ Meeting; (e) by Acquiror if the Company fails to obtain Company Stockholder Approval within five (5) Business Days following the date in which the SEC declares the Form S-4 effective; (f) by Acquiror if the Company has not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
and December 31, 2021 by January 8, 2024, (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 within 90 days after the date of the Merger Agreement; and (g) by either party if the other party’s representations or warranties are not true and correct or if the other party breached any of its covenants set forth in the Merger Agreement such that the conditions to Closing would not be satisfied and such breach cannot or has not been cured within the earlier of thirty (30) days’ notice by the other party.
If the Merger Agreement is validly terminated, none of the parties will have any liability or any further obligation under the Merger Agreement with certain limited exceptions, including liability arising out of willful material breach of the Merger Agreement.
Insider Support Agreement
Contemporaneously with the execution of the Merger Agreement, Acquiror entered into an insider support agreement (the “Insider Support Agreement”) with NEH and certain stockholders of Acquiror (the “Sponsor Parties”), whereby the Sponsor Parties have agreed, among other things, (i) not to transfer or redeem any Acquiror Common Stock held by such Sponsor Parties, (ii) to vote in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated hereby, and (iii) to vote against any Alternative Transaction with respect to Acquiror or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.
Company Support Agreement
Contemporaneously with the execution of the Merger Agreement, Acquiror entered into a stockholder support agreement (the “Company Support Agreement”) with NEH and certain shareholders of NEH (the “Company Supporting Shareholders”), pursuant to which the Company Supporting Shareholders have agreed, among other things, (i) not to transfer any NEH Common Stock held by such Company Supporting Shareholders, (ii) to vote in favor of the Merger and the transactions contemplated by the Merger Agreement, and (iii) to vote against any Alternative Transaction with respect to NEH or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement, and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.
Termination of Business Combination Marketing Agreement
On January 2, 2024, the Company entered into a letter agreement with Roth and Craig-Hallum to terminate the business combination marketing agreement. In exchange for termination of the business combination marketing agreement, the Company and Roth and Craig-Hallum mutually agreed to issue to Roth and Craig-Hallum 575,000 shares of common stock on the date of the closing of the Business Combination.
Trust Extension Payments
On January 17, 2024, February 7, 2024 and March 11, 2024, the Company paid an aggregate of $135,000 to the Trust Account for each one-month extension to extend the date by which the Company must consummate its Business Combination from January 4, 2024 to April 4, 2024.

ROTH CH ACQUISITION V CO.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023
Promissory Note
On March 27, 2024, Roth CH Acquisition V Co., a Delaware corporation (the “Company”), issued an unsecured promissory note in the aggregate principal amount of up to $600,000 (the “Note”) to individuals or entities listed on the Note (the “Payees”). Pursuant to the Note, the Payees agreed to loan to the Company an aggregate amount of up to $600,000 that shall be payable on the earlier of (i) the date on which the Company consummates an initial business combination as such term is defined in the Company’s Amended and Restated Certificate of Incorporation (the “Business Combination”), or (ii) the date the Company liquidates if a Business Combination is not consummated. The Note bears no interest rate. In the event that the Company does not consummate a Business Combination, the Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the Note will be used for the Company to pay various expenses of the Company and for general corporate purposes.

ROTH CH ACQUISITION V CO.
CONDENSED BALANCE SHEETS
(UNAUDITED)
	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$56,435	$200,059
Prepaid expenses	107,990	62,174
Cash and marketable securities held in Trust Account	17,335,558	16,978,160
Total Current Assets	17,499,983	17,240,393
Total Assets	$17,499,983	$17,240,393
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$1,146,084	$1,099,863
Promissory note – related party	864,930	416,841
Excise taxes payable	1,029,003	1,029,003
Income taxes payable	28,977	142,500
Total Current Liabilities	3,068,994	2,688,207
Commitments and Contingencies
Common stock subject to possible redemption, $0.0001 par value; 1,582,797 shares at $10.91 per share and $10.71 per share redemption value as of March 31, 2024 and December 31, 2023, respectively	17,269,523	16,949,887
Stockholders’ Deficit
Common stock, $0.0001 par value; 50,000,000 shares authorized; 3,336,500 shares issued and outstanding (excluding 1,582,797 shares subject to possible redemption) as of March 31, 2024 and December 31, 2023, respectively	334	334
Additional paid-in capital	—	—
Accumulated deficit	(2,838,868)	(2,398,035)
Total Stockholders’ Deficit	(2,838,534)	(2,397,701)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$17,499,983	$17,240,393
The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended March 31,
	2024	2023
General and administrative expenses	$285,913	$205,650
Loss from operations	(285,913)	(205,650)
Other income
Interest earned on marketable securities held in Trust Account	222,398	1,253,877
Interest and penalties	(463)	—
Total other income, net	221,935	1,253,877
(Loss) Income before provision for income taxes	(63,978)	1,048,227
Provision for income taxes	(57,219)	(339,671)
Net (loss) income	$(121,197)	$708,556
Basic and diluted weighted average shares outstanding, common stock subject to possible redemption	1,582,797	11,500,000
Basic and diluted net income per common share, common stock subject to possible redemption	$0.11	$0.06
Basic and diluted weighted average shares outstanding, non-redeemable common stock	3,336,500	3,336,500
Basic and diluted net loss per share, non-redeemable common stock	$(0.09)	$(0.01)
The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2024
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – January 1, 2024	3,336,500	$334	$—	$(2,398,035)	$(2,397,701)
Accretion of carrying value to redemption value	—	—	—	(319,636)	(319,636)
Net loss	—	—	—	(121,197)	(121,197)
Balance – March 31, 2024	3,336,500	$334	$—	$(2,838,868)	$(2,838,534)
FOR THE THREE MONTHS ENDED MARCH 31, 2023
	Common Stock		Additional Paid-in Capital	Accumulated Equity	Total Stockholders’ Equity
	Shares	Amount
Balance – January 1, 2023	3,336,500	$334	$205,072	$554,471	$759,877
Accretion of carrying value to redemption value	—	—	(205,072)	(669,501)	(874,573)
Net income	—	—	—	708,556	708,556
Balance – March 31, 2023	3,336,500	$334	$—	$593,526	$593,860
The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net (loss) income	$(121,197)	$708,556
Adjustment to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(222,398)	(1,253,877)
Changes in operating assets and liabilities:
Prepaid expenses	(45,816)	(18,190)
Accrued expenses	46,221	(173,824)
Income taxes payable	(113,523)	(125,329)
Net cash used in operating activities	(456,713)	(862,664)
Cash Flows from Investing Activities:
Cash withdrawn from Trust Account to pay franchise and income taxes	—	465,000
Investment of cash into Trust Account	(135,000)	—
Net cash (used in) provided by investing activities	(135,000)	465,000
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	448,089	—
Net cash provided by financing activities	448,089	—
Net Change in Cash	(143,624)	(397,664)
Cash – Beginning of period	200,059	687,471
Cash – End of period	$56,435	$289,807
Non-cash financing activities:
Change in value of Class A common stock subject to possible redemption	$319,636	$874,573
Supplemental information
Income taxes paid	$183,379	$465,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Roth CH Acquisition V Co. (the “Company”) was incorporated in Delaware on November 5, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).
As of March 31, 2024, the Company had not commenced any operations. All activity through March 31, 2024 related to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below).
The registration statement for the Company’s Initial Public Offering was declared effective on November 30, 2021. On December 3, 2021, the Company consummated the Initial Public Offering of 11,500,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), which included the full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 461,500 units (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to certain of the Company’s initial stockholders, generating gross proceeds of $4,615,000, which is described in Note 4.
Transaction costs amounted to $1,625,220, consisting of $1,150,000 of underwriting fees, and $475,220 of other offering costs.
Following the closing of the Initial Public Offering on December 3, 2021, an amount of $116,725,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”), located in the United States and held in cash items or invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the proceeds from the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company initially would not proceed with a Business Combination if the Company had net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed (a) to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of how or whether they vote on the proposed transaction or do not vote at all. On December 1, 2023, the Company’s stockholders approved an amendment to the Amended and Restated Certificate of Incorporation which expanded the methods that the Company may employ to not become subject to the “penny stock” rules of the SEC.
The Initial Stockholders have agreed (a) to waive their redemption rights with respect to their Founder Shares, Private Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until December 3, 2024 (unless the Company extends the period of time it has to complete an initial business combination) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes and liquidation expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
On May 17, 2023, the Company held a special meeting of stockholders (the “May Special Meeting”), at which the Company’s stockholders approved an amendment (the “Extension Amendment”) to the Amended and Restated Certificate of Incorporation to give the Company the right to extend the date by which the Company has to consummate a business combination up to six (6) times, each such extension for an additional one (1) month period, from June 3, 2023 to December 4, 2023. In connection with the May Special Meeting stockholders exercised their right to redeem 8,989,488 shares of common stock for an aggregate price of approximately $10.36 per share, for an aggregate redemption amount of $93,010,772. After the satisfaction of such redemptions, the balance in the Company’s Trust account on June 2, 2023, was $27,077,077 (including interest not previously released to the Company).
On October 9, 2023, the Company received a letter from The Nasdaq Stock Market LLC (“Nasdaq”), which stated that the Company no longer complies with Nasdaq’s continued listing rules on The Nasdaq Global Market due to the Company not having maintained a minimum of 400 total holders for continued listing, as required pursuant to Nasdaq Listing Rule 5450(a)(2). In accordance with the Nasdaq listing rules, the Company has 45 calendar days to submit a plan to regain compliance and, if Nasdaq accepts the plan, Nasdaq can grant the Company an extension of up to 180 calendar days from the date of the letter to evidence compliance. On May 13, 2024, Nasdaq notified the Company that it did not regain compliance with the requirement during the extension period. The Company is appealing this determination, and does not anticipate being delisted at this time.
On December 1, 2023, the Company held a special meeting of stockholders (the “December Special Meeting”), at which the Company’s stockholders approved an amendment to its amended and restated certificate of incorporation (the “Charter Amendment”), to, among other things, (i) give the Company the right to extend the date by which the Company has to consummate a business combination up to twelve (12) times, each such extension for an additional one (1) month period (each, an “Extension”), from December 4, 2023 to December 3, 2024 (i.e., for a period of time ending 36 months from the consummation of the IPO) provided that an extension amount of the lesser of $45,000 or $0.03 per public share for each one-month extension (the “Extension Payment”) is deposited into the Trust Account in connection with each Extension and (ii) expand the methods that the Company may employ to not become subject to the “penny stock” rules of the Securities and Exchange Commission. On December 11, 2023, the Company paid an extension deposit of $45,000 to the Trust account in connection with the Extension from December 4, 2023 to January 4, 2024.
On January 17, 2024, February 7, 2024 and March 11, 2024, the Company paid an aggregate of $135,000 to the Trust Account for each one-month extension to extend the date by which the Company must consummate its Business Combination from January 4, 2024 to April 4, 2024.
In connection with the stockholders’ vote at the December Special Meeting, stockholders exercised their right to redeem 927,715 shares of common stock for an aggregate redemption price of approximately $10.66 per share, or for an aggregate redemption amount of approximately $9,889,573. After the satisfaction of such redemptions, the balance in the Company’s Trust account on December 8, 2023, was $16,872,840 (including interest not previously released to the Company).
The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the per share value deposited into the Trust Account ($10.15).
In order to protect the amounts held in the Trust Account, the Initial Stockholders have agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.15 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Initial Stockholders will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Initial Stockholders will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of March 31, 2024, the Company had $56,435 in its operating bank account and a working capital deficit of $2,904,569.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for performing due diligence on prospective target businesses, paying for travel expenditures, and structuring, negotiating, and consummating the Business Combination.
On July 26, 2023, the Company issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “July Note”) to individuals or entities listed on the Note. The Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The July Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. At March 31, 2024, there was $750,000 outstanding under the July Note.
On March 27, 2023, the Company issued an unsecured promissory note in the aggregate amount of up to $600,000 (the “March Note”) to individuals or entities listed on the Note. The March Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The March Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes. At March 31, 2024, there was $114,930 outstanding under the March Note.
The Company will need to raise additional capital through loans or additional investments from the Initial Stockholders or its officers, directors or their affiliates. The Initial Stockholders and the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. If an initial business combination is not consummated by December 3, 2024, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
concern one year from the date that these financial statements are issued. The Company plans to address this uncertainty through working capital loans and through consummation of our initial business combination. There is no assurance that working capital loans will be available to the Company or that our plans to consummate a business combination will be successful; therefore, there is substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risks and Uncertainties
The Company continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that COVID-19 could have a negative effect on the Company’s search for a target company for a Business Combination, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.
Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.
In connection with the stockholders’ vote at the May Special Meeting, public stockholders exercised their right to redeem 8,989,488 shares of common stock for a total of $93,010,772. In connection with the stockholders’ vote at the December Special Meeting, 927,715 shares of common stock were tendered for redemption as of December 1, 2023. Excise tax should be recognized in the period incurred, that is when the repurchase occurs. Any reduction in the tax liability due to a subsequent stock issuance, or an event giving rise to an exception, which occurs within a tax year should be recorded in the period of such stock issuance or event giving rise to an exception. As of March 31, 2024, the Company recorded $1,029,003 of excise tax liability calculated as 1% of shares redeemed on May 31, 2023 and December 1, 2023.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC. The interim results for the three months ended March 31, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future periods.
Use of Estimates
The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2024 and December 31, 2023.
Marketable Securities Held in Trust Account
At March 31, 2024 and December 31, 2023, all of the assets held in the Trust Account were held in money market funds which are invested primarily in U. S. Treasury securities.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2024 and December 31, 2023, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable common stock resulted in a charge against additional paid-in capital to the extent possible, and when additional paid-in capital is reduced to zero, to retained earnings.
At December 31, 2023 and 2022, the common stock subject to possible redemption reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$115,000,000
Less:
Common stock issuance costs	(1,625,220)
Plus:
Accretion of carrying value to redemption value	3,350,220
Common stock subject to possible redemption, December 31, 2021	116,725,000
Plus:
Accretion of carrying value to redemption value	1,084,374
Common stock subject to possible redemption, December 31, 2022	117,809,374
Less:
Shares Redeemed	(102,900,344)
Plus:
Accretion of carrying value to redemption value	2,040,857
Common stock subject to possible redemption, December 31, 2023	16,949,887
Plus:
Accretion of carrying value to redemption value	319,636
Common stock subject to possible redemption, March 31, 2024	$17,269,523
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740, Income Taxes, requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of March 31, 2024 and 2023, the Company’s deferred tax asset had a full valuation allowance recorded against it. The effective tax rate was 89.44% and (32.40) % for the three months ended March 31, 2024 and 2023, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three months ended March 31, 2024 and 2023, due to state taxes, net of federal tax benefit and the valuation allowance on the deferred tax assets.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.
The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income taxation by major taxing authorities since inception. These examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net (Loss) Income per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two types of common stock — redeemable common stock and non-redeemable common stock. The Company calculates its earnings per share to allocate net (loss) income pro rata to redeemable and non-redeemable common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the (loss) income of the Company. In order to determine the net (loss) income attributable to both the redeemable and non-redeemable common stock, the Company first considered the total (loss) income allocable to both sets of shares. This is calculated using the total net (loss) income less any dividends paid. For the purposes of calculating net (loss) income per share, any remeasurement of the accretion to redemption value of the redeemable common stock subject to redemption is considered to be dividends paid to the holders of the redeemable common stock.
The calculation of diluted (loss) income per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 5,980,750 shares of common stock in the aggregate. As a result, diluted net (loss) income per common share is the same as basic net (loss) income per common share for the periods presented.
The following tables reflect the calculation of basic and diluted net (loss) income per common share (in dollars, except per share amounts):
	For the Three Months Ended March 31, 2024	For the Three Months Ended March 31, 2023
Net (loss) income	$(121,197)	$708,556
Accretion of redeemable common stock to redemption amount	(319,636)	(874,573)
Net loss including accretion of temporary equity to redemption value	$(440,833)	$(166,017)

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
	For the Three Months Ended March 31, 2024		For the Three Months Ended March 31, 2023
	Redeemable common stock	Non-redeemable common stock	Redeemable common stock	Non-redeemable common stock
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, including accretion of temporary equity to redemption value	$(141,839)	$(298,994)	$(128,682)	$(37,335)
Accretion of common stock to redemption value	319,636	—	874,573	—
Net income (loss)	$177,797	$(298,994)	$745,891	$(37,335)
Denominator:
Basic and diluted weighted average shares outstanding	1,582,797	3,336,500	11,500,000	3,336,500
Basic and diluted net income (loss) per common share	$0.11	$(0.09)	$0.06	$(0.01)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Warrant Classification
The Company accounts for warrants as either equity-classified instruments or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification(“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company’s has analyzed the Public Warrants and Private Warrants and determined they are

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480 or ASC 815.
NOTE 3.   INITIAL PUBLIC OFFERING
On December 3, 2021, pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which included a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder thereof to purchase one share of common stock at an exercise price of $11.50 per full share, subject to adjustment (see Note 7).
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, certain of the Initial Stockholders purchased from the Company an aggregate of 461,500 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,615,000, in a private placement. Each Private Unit consists of one share of common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each whole Private Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
In December 2020, certain of the Initial Stockholders purchased an aggregate of 4,312,500 shares of common stock from the Company for an aggregate purchase price of $25,000. In September 2021, certain of the Initial Stockholders sold an aggregate of 1,547,802 shares back to the Company for an aggregate purchase price of $959.14. Of those shares, 1,437,500 shares were cancelled, and the remaining 110,302 shares were purchased by certain of the Initial Stockholders from the Company for an aggregate purchase price of $959.14, resulting in an aggregate of 2,875,000 shares of common stock being held by the Initial Stockholders (the “Founder Shares”). On November 22, 2021, CR Financial Holdings, Inc. sold an aggregate of 56,932 shares to the Company’s independent directors for an aggregate purchase price of $495.05.
The sale of the Founder Shares to certain of the Company’s Initial Stockholders and independent directors, as described above, is within the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 167,234 shares sold to the Company’s Initial Stockholders and independent directors was approximately $788,900, or $4.72 per share. The Founder Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence. Stock-based compensation will be recognized at the date a Business Combination is considered probable in an amount equal to the number of Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares. As of March 31, 2024, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized.
The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (1) with respect to 50% of the Founder Shares, the earlier of six months after

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
the completion of a Business Combination and the date on which the closing price of the common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (2) with respect to the remaining 50% of the Founder Shares, six months after the completion of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Working Capital Loans
In addition, in order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would be repaid upon consummation of a Business Combination, without interest. On July 26, 2023, the Company issued an unsecured promissory note in the aggregate amount of up to $750,000 (the “July Note”) to individuals or entities listed on the Note. The July Note is non-interest bearing and is payable on the earlier of (i) the date on which the Company consummates an initial business combination or (ii) the date the Company liquidates if a Business Combination is not consummated. The July Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. The proceeds will be used by the Company to pay various expenses of the Company, including the extension payments, and for general corporate purposes.
On March 27, 2024, the Company issued an unsecured promissory note in the aggregate principal amount of up to $600,000 (the “December Note”) to individuals or entities listed on the Note (the “Payees”). Pursuant to the December Note, the Payees agreed to loan to the Company an aggregate amount of up to $600,000 that shall be payable on the earlier of (i) the date on which the Company consummates an initial business combination as such term is defined in the Company’s Amended and Restated Certificate of Incorporation (the “Business Combination”), or (ii) the date the Company liquidates if a Business Combination is not consummated. The December Note bears no interest rate. In the event that the Company does not consummate a Business Combination, the December Note will be repaid only from amounts remaining outside of the Company’s trust account, if any. The proceeds of the December Note will be used for the Company to pay various expenses of the Company and for general corporate purposes.
As of March 31, 2024 and December 31, 2023, there were Working Capital Loans outstanding of $864,930 and $416,841, respectively.
Underwriting Agreement and Business Combination Marketing Agreement
The Company entered into an underwriting agreement and a business combination marketing agreement with Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“Craig-Hallum”), the underwriters in the Initial Public Offering. The underwriters are related parties of the Company.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
NOTE 6.   COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on November 30, 2021, the holders of the Founder Shares, as well as the holders of the Private Units (and underlying securities), are entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. They can elect to exercise these registration rights (i) at any time commencing three months prior to the date of release from escrow with respect to the Founder Shares or (ii) at any time after the Company consummates a Business Combination with respect to the Private Units (and the underlying securities). In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, they may not exercise demand or piggyback rights after five (5) and seven (7) years, respectively, from the effective date of the Initial Public Offering and may not exercise demand rights on more than one occasion in respect of all registrable securities.
Underwriting Agreement
The underwriters received an underwriting discount of 1.0% of the gross proceeds of the Initial Public Offering, or $1,150,000.
Business Combination Marketing Agreement
Pursuant to a business combination marketing agreement entered into on November 30, 2021, the Company engaged Roth and Craig-Hallum, the underwriters in the Initial Public Offering, as advisors in connection with its Business Combination to assist in the transaction structuring and negotiation of a definitive purchase agreement with respect to the Business Combination, hold meetings with the stockholders to discuss the Business Combination and the target’s attributes, introduce the Company to potential investors to purchase its securities in connection with the Business Combination, and assist with financial analysis, presentations, press releases and filings related to the Business Combination. Roth and Craig-Hallum were initially to receive a fee for such services upon the consummation of a Business Combination in an amount equal to, in the aggregate, 4.5% of the gross proceeds of the Initial Public Offering (or $5,175,000 in the aggregate). As a result, Roth and Craig-Hallum would not be entitled to such fee unless the Company consummates a Business Combination. On January 2, 2024, the Company entered into a letter agreement with Roth and Craig-Hallum to terminate the business combination marketing agreement. In exchange for termination of the business combination marketing agreement, the Company and Roth and Craig-Hallum mutually agreed to issue to Roth and Craig-Hallum 575,000 shares of common stock on the date of the closing of the Business Combination.
Merger Agreement
As previously reported, on January 3, 2024, the Company (“ROCL” or “Acquiror”), entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Acquiror, Roth CH V Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (“NEH” or the “Company”). The transactions set forth in the Merger Agreement, including the Merger (defined below), will constitute a “Business Combination” as contemplated by Acquiror’s Amended and Restated Certificate of Incorporation. Unless expressly stated

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
otherwise herein, capitalized terms used but not defined herein shall have such meanings ascribed to them in the Merger Agreement.
The Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law, Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Acquiror (the “Merger”). Upon the closing of the Transactions, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company with be named “New Era Helium Corp.” and is expected to list on The Nasdaq Stock Market.
Consideration
Subject to the terms and conditions set forth in the Merger Agreement, in consideration of the Merger, the holders of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) will receive an aggregate of 9.0 million shares of Acquiror’s common stock, which number will be subject to adjustment based upon the Net Debt (as defined in the Merger Agreement) (which shares do not include the Earnout Shares (as defined below)) (the “Company Merger Shares”). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing, the Company Merger Shares will be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing, the Company Merger Shares will be decreased by 1/10 of one share.
The Merger Agreement also provides, among other things, that the holders of shares of Company Common Stock immediately prior to the Effective Time have the contingent right to receive up to an aggregate of 1.0 million additional shares of Acquiror’s common stock (the “Earnout Shares”), subject to the following contingencies:
(i)   500,000 Earnout Shares, in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company; and
(ii)   500,000 Earnout Shares, if, at any time during the period between the Closing Date and 180 days after the filing of the Form 10-K for the fiscal year ended December 31, 2025, the average of the reported sales prices on Nasdaq (or the exchange on which Acquiror’s common stock is then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days is greater than or equal to $12.50.
Conditions to Consummation of the Transactions
Consummation of the transactions contemplated by the Merger Agreement is subject to conditions of the respective parties that are customary for a transaction of this type, including, among others: (a) obtaining Acquiror stockholders’ approval of the Roth Proposals; (b) obtaining the Company Stockholder Approval; (c) there being no laws or injunctions by governmental authorities or other legal restraint prohibiting consummation of the transactions contemplated under the Merger Agreement; (d) the required filings under the HSR Act having been completed and the waiting period applicable to the Merger under the HSR Act having expired or terminated; (e) Acquiror’s common stock being listed on Nasdaq, or another national securities exchange mutually agreed to by the parties; (f) the Form S-4 having become effective and no stop order suspending the effectiveness of the Form S-4 having been issued by the SEC; and (g) Acquiror (including, following the Effective Time, the Company) having equal to or in excess of $5,000,000 in cash and cash equivalents.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
Acquiror has separate conditions to closing, including, among others, that (a) no material adverse effect having occurred with respect to the Company, (b) the Company having raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction, and (c) certain indebtedness of the Company having been converted into shares of common stock of the Company. The Company has separate conditions to closing, including, among others, that no material adverse effect has occurred with respect to Acquiror.
Termination
The Merger Agreement may be terminated under certain customary and limited circumstances prior to the Closing of the Merger, including: (a) by mutual written consent of Acquiror and the Company; (b) by either party if the Closing has not occurred prior to the date that is 180 days after the date of the Merger Agreement; (c) there is a final non-appealable order issued by a governmental authority preventing or making illegal the consummation of the transactions contemplated by the Merger Agreement; (d) by either Acquiror or the Company if any of the Roth Proposals fails to be approved at the Roth Stockholders’ Meeting; (e) by Acquiror if the Company fails to obtain Company Stockholder Approval within five (5) Business Days following the date in which the SEC declares the Form S-4 effective; (f) by Acquiror if the Company has not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024, (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 within 90 days after the date of the Merger Agreement; and (g) by either party if the other party’s representations or warranties are not true and correct or if the other party breached any of its covenants set forth in the Merger Agreement such that the conditions to Closing would not be satisfied and such breach cannot or has not been cured within the earlier of thirty (30) days’ notice by the other party.
If the Merger Agreement is validly terminated, none of the parties will have any liability or any further obligation under the Merger Agreement with certain limited exceptions, including liability arising out of willful material breach of the Merger Agreement.
Insider Support Agreement
Contemporaneously with the execution of the Merger Agreement, Acquiror entered into an insider support agreement (the “Insider Support Agreement”) with NEH and certain stockholders of Acquiror (the “Sponsor Parties”), whereby the Sponsor Parties have agreed, among other things, (i) not to transfer or redeem any Acquiror Common Stock held by such Sponsor Parties, (ii) to vote in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated hereby, and (iii) to vote against any Alternative Transaction with respect to Acquiror or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.
Company Support Agreement
Contemporaneously with the execution of the Merger Agreement, Acquiror entered into a stockholder support agreement (the “Company Support Agreement”) with NEH and certain shareholders of NEH (the “Company Supporting Shareholders”), pursuant to which the Company Supporting Shareholders have agreed, among other things, (i) not to transfer any NEH Common Stock held by such Company Supporting Shareholders, (ii) to vote in favor of the Merger and the transactions contemplated by the Merger Agreement, and (iii) to vote against any Alternative Transaction with respect to NEH or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement, and any other action or proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
NOTE 7.   STOCKHOLDERS’ (DEFICIT) EQUITY
Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. On May 31, 2023, in connection with the stockholders’ vote at the May Special Meeting, stockholders exercised their right to redeem 8,989,488 shares of common stock and on December 1, 2023, at the December Special Meeting, stockholders exercised their right to redeem 927,715 shares of common stock. At March 31, 2024 and December 31, 2023, there were 3,336,500 shares of common stock issued and outstanding, excluding 1,582,797 shares of common stock subject to possible redemption which are presented as temporary equity, respectively.
Warrants — At March 31, 2024 and December 31, 2023, there were 5,750,000 Public Warrants outstanding and 230,750 Private Warrants outstanding.
The Company will not issue fractional warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if the registration statement of which the prospectus for the Company’s Initial Public Offering forms a part is not available and a new registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within 120 days following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of a Business Combination.
The Company may redeem the Public Warrants:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
at any time after the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.
Except with respect to certain registration rights and transfer restrictions, the Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering.
NOTE 8.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2024, assets held in the Trust Account were comprised of $17,335,558 in mutual funds. Through March 31, 2024, the Company did not withdraw of any interest earned on the Trust Account to pay for its tax obligations.
At December 31, 2023, assets held in the Trust Account were comprised of $16,978,160 in mutual funds. Through December 31, 2023, the Company withdrew $1,511,689 of interest earned on the Trust Account to pay for its tax obligations and $102,900,344 for redemption of shares in connection with the stockholders’ vote at the May Special Meeting and December Special Meeting.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2024 and December 31, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. Level 1 instruments include investments in money market funds. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

ROTH CH ACQUISITION V CO.
NOTES TO CONDENSED FINANCIAL STATEMENTS
March 31, 2024
(Unaudited)
Description	Level	March 31, 2024	December 31, 2023
Assets:
U.S. Mutual Funds Held in Trust Account	1	$17,335,558	$16,978,160
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

NEW ERA HELIUM CORP.

Report of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
New Era Helium Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of New Era Helium Corp. and Subsidiaries (the Company) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity and members’ equity, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as “the financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Emphasis of Matter
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred losses for each of the years ended December 31, 2023, and 2022. The Company will also need to raise capital to fund future operations. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected. Management’s evaluation of the events and conditions and management’s plans regarding these matters are described in Note 2. Due to these factors described in Note 2, substantial doubt exists about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
/s/ Weaver and Tidwell, L.L.P.
We have served as the Company’s auditor since 2023.
Midland, Texas
April 24, 2024

NEW ERA HELIUM CORP.
CONSOLIDATED BALANCE SHEETS
	December 31, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$120,010	$405
Accounts receivables, net	692,351	835,173
Prepaid expenses and other current assets	113,726	104,638
Right of use asset – current	12,690	80,561
Restricted investments	1,282,838	1,446,400
Total current assets	2,221,615	2,467,177
Oil and natural gas properties, net (full cost)	941,691	1,127,338
Property, plant and equipment, net	3,610,728	39,835
Right of use asset – noncurrent	—	12,690
Due from related parties	—	1,196,796
Deferred tax asset	608,500	—
TOTAL ASSETS	$7,382,534	$4,843,836
LIABILITIES AND STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	1,472,961	1,547,146
Accrued expenses	259,131	388,765
Notes payable – current	469,968	550,075
Due to related parties	886,113	403,316
Lease liabilities – current	12,690	80,561
Other current liabilities	45,059	162,317
Total current liabilities	$3,145,922	$3,132,180
Asset retirement obligation	1,654,968	5,485,915
Lease liabilities – noncurrent	—	12,690
Notes payable – noncurrent	2,053,013	—
Total liabilities	$6,853,903	$8,630,785
Commitments and Contingencies (Note 14)
Stockholders’ Equity and Members’ Equity
Preferred stock, 10,000,000 shares authorized:
Series X Preferred stock, $0.001 par value, 5,000 shares issued and outstanding at December 31, 2023 and none issued and outstanding at December 31, 2022	1	—
Common stock, $0.001 par value, authorized 190,000,000 shares, 6,205,506 shares issued and outstanding at December 31, 2023 and none issued and outstanding at December 31, 2022	6,206	—
Additional paid-in capital	512,279	—
Retained earnings	10,145	—
Total Stockholders’ Equity	$528,631	—
Total Members’ Equity	—	$(3,786,949)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY	$7,382,534	$4,843,836
The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues, net
Oil, natural gas, and product sales, net	$612,192	$4,223,354
Total Revenues, net	612,192	4,223,354
Costs and expenses
Lease operating expenses	1,332,548	1,793,232
Depletion, depreciation, amortization, and accretion	885,832	916,983
General and administrative expenses	4,519,811	1,230,427
Total Costs and expenses	6,738,191	3,940,642
Gain on sale of assets	5,834,293	—
Income (loss) from operations	(291,706)	282,712
Other income (expenses)
Interest income	46,437	9,800
Interest expense	(172,143)	(111,038)
Other, net	(180,943)	16,000
Total other income (expenses)	(306,649)	(85,238)
Income (loss) before provision for income taxes	(598,355)	197,474
Provision for income taxes	608,500	—
Net income	$10,145	$197,474
Net income per share – basic and diluted
Basic and diluted	$0.00	$0.04
Weighted-average shares outstanding – basic and diluted
Basic and diluted	5,923,559	5,000,000
The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AND MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022
	Members’ Equity		Shareholders’ Equity
			Common Stock
	Units Outstanding	Amount	Shares	Amount	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2022	5,000,000	$(3,786,949)					$	―
Pre-Reorganization:
Members’ contributions		145,500
Member’s withdrawals		(59,294)
Common shares issued in exchange for common units	(5,000,000)	3,700,743	5,000,000	5,000	(3,705,743)			(3,700,743)
Post Reorganization:
Common shares issued for services			714,000	714	2,498,286			2,499,000
Issuance of preferred stock*			5,000	1				1
Sale of common stock			447,220	447	1,564,781			1,565,228
Common shares issued in exchange for convertible debt			44,286	45	154,955			155,000
Net income						10,145		10,145
Balance, December 31, 2023*	―	―	6,205,506	$6,206	$512,279	$10,145		$528,631

*
The issuance of preferred shares is not included in the amounts reflected in Balance, December 31, 2023.

	Members’ Units	Members’ Equity
Balance January 1, 2022	5,000,000	$(3,181,103)
Members’ contributions	—	190,000
Members’ contributions – accounts payable with Member	—	139,920
Members’ withdrawals	—	(1,133,240)
Net income	—	197,474
Balance December 31, 2022	5,000,000	$(3,786,949)
The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2023	Year Ended December 31, 2022
Cash Flows from Operating Activities:
Net income	$10,145	$197,474
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization, and accretion	885,832	916,983
Change in Allowance for losses and write off of receivables	(46,961)	78,812
Deferred income tax benefit	(608,500)	—
Accrued interest expense on note payable and other current liabilities	53,013	23,727
Interest income on investments and notes receivable	(46,437)	(9,800)
Gain on asset sales	(5,834,293)	—
Stock-based compensation	2,499,000	—
Loss on exchange of debt for ORRI	316,531	—
Changes in operating assets and liabilities:
Accounts receivables	67,187	(50,236)
Prepaid and other assets	(25,051)	(20,884)
Accounts payable	(74,185)	367,267
Accrued expenses	(129,741)	26,158
Due to related parties	367,797	—
Asset retirement obligations settled	—	(297,244)
Other liabilities – current	(117,258)	(316,829)
Other liabilities – noncurrent	—	(151,524)
Net cash provided by (used in) operating activities	(2,682,921)	763,904
Cash Flows from Investing Activities:
Purchase of restricted investments	—	(526,146)
Proceeds from sale of restricted investments	193,412	31,209
Purchase of property, plant and equipment, net	(3,581,736)	(7,141)
Purchase of interest in oil and natural gas properties	(394,796)	(3,647)
Proceeds from sale of interest in oil and natural gas properties	2,499,920	—
Net cash used in investing activities	(1,283,200)	(505,725)
Cash Flows from Financing Activities:
Members’ contributions prior to reorganization	145,500	190,000
Members’ withdrawals prior to reorganization	(59,294)	(1,133,241)
Issuance of common stock	1,565,228	—
Proceeds from note payable	2,000,000	—
Repayment of note payable	(10,000)	(85,000)
Advances to related party	—	(46,342)
Repayment from related party	244,292	88,000
Proceeds from related party	360,000	242,577
Repayment to related party	(160,000)	—
Net cash provided by (used in) financing activities	4,085,726	(744,006)
Net Change in Cash and cash equivalents	119,605	(485,827)
Cash and cash equivalents – Beginning of period	405	486,232
Cash and cash equivalents – End of period	$120,010	$405
Supplemental cash flow information:
Cash interest payments	$111,322	$86,276
Supplemental Non-Cash Investing and Financing Activities:
Asset retirement obligations incurred	$85,802	$50,419
Asset retirement obligations sold recorded as a reduction of oil and natural gas properties	3,407,818	—
Revisions to asset retirement obligations	$(497,407)	$140,331
ORRI interest acquired through an exchange of debt	$652,560	$—
Working interest acquired based on historical cost associated with the interest	$122,527	$—
Establishment of right to use asset	$—	$93,251
Partial purchase of note payable by related party	$70,000	$70,000
The accompanying notes are an integral part of these consolidated financial statements.

New Era Helium Corp.
Notes to Consolidated Financial Statements
NOTE 1.   ORGANIZATION AND BASIS OF PRESENTATION
Organization and Nature of Operations
New Era Helium Corp. (the “Company”) is a Nevada corporation. The Company was formed on February 6, 2023, through a Reorganization Agreement and Plan Share Exchange (the “Agreement”) with Solis Partners. LLC (“Solis Partners”) as described further in the paragraph below. The Company’s primary operations include the exploration, development, and production of helium, natural gas, oil, and natural gas liquids (“NGLs”). The Company’s producing oil and gas assets and non-producing acreage are primarily located in Chaves County, New Mexico. The Company also owns overriding royalty interests located in Howard County, Texas.
On February 6, 2023, the Company entered into the Agreement with Solis Partners. Immediately prior to February 6, 2023, the Company was authorized to issue 190 million shares of common stock with a par value of $0.001 per share and 10 million shares of preferred stock with a par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in Solis Partners was automatically converted and exchanged for 5 million shares of the Company’s common stock.
The Company’s wholly owned subsidiary Solis Partners is a Texas limited liability company. Solis Partners owns and operates the Company’s producing oil and gas assets and non-producing acreage. The Company’s wholly owned subsidiary NEH Midstream LLC (“NEH Midstream”) is a Texas limited liability company, formed August 4, 2023. NEH Midstream is the owner of the helium offtake and tolling agreements. NEH Midstream is in the process of constructing a natural gas processing facility in which NEH Midstream will be the owner and operator.
Basis of Presentation
The financial statements of the Company for the year ended December 31, 2023, and 2022 have been prepared in accordance with accounting principles general accepted in the United States of America (“US GAAP”) issued by the Financial Accounting Standards Board (“FASB”) on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business.
The Company has selected December 31 as its fiscal year end. A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exemptions emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered un the Securities and Exchange Act of 1934, as amended ) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies by any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different applications dates for public or private companies, the Company as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.
Risks and Uncertainties
As a producer of helium, natural gas, NGLs and oil, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for helium, natural gas, NGLs and

New Era Helium Corp.
Notes to Consolidated Financial Statements
oil, which are dependent upon numerous factors beyond its control such as economic, political, and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that the prices for helium, natural gas, NGLs or oil will not be subject to wide fluctuations in the future. A substantial or extended decline in prices for helium, natural gas, NGLs and oil could have a material adverse effect on the Company’s financial position, results of operations, cash flows, the quantities of natural gas, helium, NGL and oil reserves that may be economically produced and the Company’s access to capital.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany transactions and balances.
Segments
Based on the Company’s organization structure, the Company has one operating segment, which is the development, exploration and production of natural gas, helium, NGLs and oil. In addition, the Company has a single company-wide management team that allocates capital resources to maximize profitability and measures financial performance as a single enterprise.
Functional and reporting currency
The functional and reporting currency of the Company is the United States dollar.
Liquidity and Going Concern
The Company recorded a net income of $10,145 for the year ended December 31, 2023 and net income of $197,474 for the year ended December 31, 2022. As of December 31, 2023, the Company had a working capital deficit of $924,307 and a cash balance of $120,010.
Historically, the Company’s primary sources of liquidity have been cash flow from operations, contributions from members, and borrowings.
Management’s assessment of the entity’s ability to continue as a going concern involves making a judgement, at a particular point in time, about inherently uncertain future outcomes of events or conditions.
Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made. Management have taken into account the following:
a.
The Company’s financial position; and

b.
The risks facing the Company that could impact liquidity and capital adequacy.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity raises. The equity raises will continue to be effectuated via a private placement, continuation of the business combination transaction as disclosed in Subsequent Events (see Note 16), or other transaction. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.

New Era Helium Corp.
Notes to Consolidated Financial Statements
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. The estimates and assumptions include but are not limited to inputs used to calculate asset retirement obligations (“AROs”) (Note 10), the estimate of proved natural gas, oil, helium, and natural gas liquids reserves and related present value estimates of future net cash flows therefrom (Note 5), and inputs used to calculate the value of common shares issued for services (Note 11). These estimates and assumptions are based on management’s best estimates and judgements. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents. As of December 31, 2023, and 2022, the Company did not hold any cash equivalents other than cash on deposit.
Restricted Investments
Restricted investments related to Certificates of Deposit (“CDs”) held at West Texas National Bank. These CDs are used as collateral for operating and plugging bonds for the New Mexico Oil Conservation Division, New Mexico State Land Office, and the Bureau of Land Management.
Receivables and Allowance for Expected Losses
The Company’s receivables result primarily from the sale of oil, natural gas and NGLs as well as billings to joint interest owners for properties in which the Company serves as the operator. Receivables from product sales are generally due within 30 to 60 days after the last day of each production month and do not bear any interest. Receivables associated with joint interest billings are regularly reviewed by Management for collectability, and they establish or adjust an allowance for expected losses as necessary. The Company determines its allowance for each type of receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. Management has determined that an allowance for expected losses was required for the year ended December 31, 2022.

New Era Helium Corp.
Notes to Consolidated Financial Statements
	December 31, 2023	December 31, 2022
Oil, natural gas and NGL sales	$76,115	$263,804
Less: Electrical cost recovery	—	(179,336)
Oil, natural gas and NGL sales, net of electrical cost recovery	76,115	84,468
Joint interest accounts receivable	494,587	445,953
Unbilled joint interest expense	(852)	371,737
Total joint interest related receivables	493,735	817,690
Other accounts receivable	122,501	11,827
Allowance for expected losses	—	(78,812)
Total Accounts receivable, net	$692,351	$835,173
The beginning accounts receivable balance at January 1, 2022 was $863,749.
The Company wrote off $31,851 of joint interest accounts receivables during the year ended December 31, 2023 and did not write off any during the year ended December 31, 2022.
The electricity cost recovery noted in the table above represented unbilled electric costs from the Purchaser related to compression in the field for the period May 2021 through September 2022. This billing issue was discovered by the Purchaser during the fourth quarter of 2022 and then notified the Company of these unbilled electricity charges. The Company and their Purchaser agreed to allow the Company to pay these charges over a four-month period beginning with November 2022 sales. The amounts reflected in the above table represent the remaining electricity costs to be recovered as of December 31, 2022. No remaining electricity costs to be recovered existed as of December 31, 2023.
Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation. Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The Company includes in property, plant and equipment the processing plant under construction, computer equipment, furniture and fixtures, and leasehold improvements.
Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the related assets, which results in depreciation and amortization being incurred evenly over the life of an asset. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service.
Management performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. Management periodically reviews long-lived assets, other than oil and gas property, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.
The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount. The Company recorded no impairment charges during the years ended December 31, 2023, and 2022.
Oil and Gas Properties
The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases,

New Era Helium Corp.
Notes to Consolidated Financial Statements
drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.
The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and excluding unevaluated and unproved properties, are amortized as depletion expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.
The costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves, together with capitalized interest costs for these projects. Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.
Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, including asset retirement costs, less accumulated amortization and related deferred income taxes, may not exceed an amount (the “cost ceiling”) equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current prices and operating conditions, discounted at ten percent (10%), plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to operations. For purposes of the ceiling test calculation, current prices are defined as the un-weighted arithmetic average of the first day of the month price for each month within the 12-month period prior to the end of the reporting period. Prices are adjusted for basis or location differentials. Unless sales contracts specify otherwise, prices are held constant for the productive life of each well. Similarly, current costs are assumed to remain constant over the entire calculation period.
Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves. The Company recorded no ceiling test impairment charges during the years ended December 31, 2023, and 2022.
Accounts Payable
The Company’s payables and accrued expenses result primarily from the operation of it oil and natural gas properties as well as administration of the Company. On properties in which the Company is operator, the Company pays 100% of most operating costs, then bills the non-operating partners for their share of the costs. The Company records the Company’s share these costs in a statement of operations. Accounts payables are generally due within 30 of receipt of the invoices by the Company and do not bear any interest.

New Era Helium Corp.
Notes to Consolidated Financial Statements
	December 31, 2023	December 31, 2022
Trade payable	$773,387	$363,574
Suspense payable	727,153	1,134,051
Other	—	49,521
Total accounts payable	$1,500,540	1,547,146
Leases
The Company determines if an arrangement is a lease at inception. Operating leases are recorded in operating lease right-of-use asset, operating lease liability, current, and operating lease liability, long-term on the consolidated balance sheets.
Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate used at adoption was 2.37%. Significant judgement is required when determining the incremental borrowing rate. Rent expense for lease payments is recognized on a straight-line basis over the lease term.
Asset retirement obligations
The Company records a liability for asset retirement obligations (“ARO”) associated with its oil and gas wells when the well has been completed. The ARO is recorded at its estimated fair value, measured by the expected future cash outflows required to satisfy the abandonment and restoration discounted at our credit-adjusted risk-free interest rate. The corresponding cost is capitalized as an asset and included in the carrying amount of oil and gas properties and is depleted over the useful life of the properties. Subsequently, the ARO liability is accreted to its then-present value.
Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.
Financial Instruments and Concentrations of Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. The Company maintains its cash in accounts with major financial institutions within the United States. The Company’s cash balances can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company places its cash with high credit quality financial institutions. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.
The Company is subject to credit risk resulting from the concentration of its oil, natural gas and NGL receivables with significant purchasers. One purchaser accounted for all of the Company’s oil sales revenues for the year ended December 31, 2023 and 2022. A separate purchaser accounted for all the natural gas and NGL revenues for the year ended December 31, 2023 and 2022. The Company does not require collateral. While the Company believes its recorded receivables will be collected, in the event of default the Company will follow normal collection procedures. The Company does not believe the loss of either purchaser would

New Era Helium Corp.
Notes to Consolidated Financial Statements
materially impact its operating results as oil, natural gas and NGLs are fungible products with a well-established market and numerous purchasers.
Revenue recognition
The Company records revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”) which uses a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which includes (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue as each performance obligation is satisfied.
Revenue from contracts with customers
The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or the processor of the product. Revenue is measured based on the consideration the Company expects to receive in exchange for those products.
Performance obligations and significant judgments
The Company sells oil and natural gas products in the United States through a single reportable segment. The Company enters into contracts that generally include oil, natural gas, and associated liquids in variable quantities and priced based on a specific index related to the type of product.
The oil and natural gas is typically sold in an unprocessed state to processors and other third parties for processing and sale to customers. The Company recognizes revenue at a point in time when control of the oil or natural gas passes to the customer or processor, as applicable, discussed below.
The Company sells its oil to a single purchaser under a month-to-month purchase agreement at a price based on an index price from the purchaser. This agreement with continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.
The Company sells its natural gas and NGLs to a single purchaser, who is also the processor, under a purchase agreement at a price based on an index price from the purchaser which expires on May 31, 2024. This agreement will continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Under our natural gas and NGL contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.
The Company will sell its helium to two purchasers, each purchasing 50% of the helium production under 10-year contracts. One of the contracts will commence upon delivery of gaseous helium production at the tailgate of the processing plant. The other contract will commence upon delivery of liquid helium from the Keyes Helium Company liquefaction plant located in Keys, Oklahoma. When the gaseous helium is loaded into the gaseous helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. With regards to liquid helium, the Company will transport the gaseous helium to the Key Helium liquefaction plant. Once the helium has been liquified and loaded into the liquid helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.
The Company has no unsatisfied performance obligations at the end of each reporting period.

New Era Helium Corp.
Notes to Consolidated Financial Statements
Management does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified. There is a low level of uncertainty due to the precision of measurement and use of index-based pricing adjusted for transportation and other related deductions, which are based on contractual or historical data. Additionally, any variable consideration identified is not constrained.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The hierarchy is broken down into three levels based on the observability of inputs as follows:
•
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment;

•
Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly; and

•
Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Our asset retirement obligation liabilities are measured at fair value on a non-recurring basis and estimated as follows:
	Level 1	Level 2	Level 3	Total
December 31, 2022
ARO liabilities	$—	$—	$5,485,915	$5,485,915
December 31, 2023
ARO liabilities	$—	$—	$1,569,166	$1,569,166
Stock-based compensation	—	—	$2,499,000	$2,499,000
The carrying value of cash and cash equivalents, trade receivable, prepaid and other current assets, due from related parties, accounts payable, accrued expenses, due to related party, and other current liabilities, as reflected in the consolidated balance sheets, approximate fair value, due to the short-term maturity of these instruments. The carrying value of notes payable approximates their fair value due to immaterial changes in market interest rates. The shares issued in the stock-based compensation were valued at $2,499,000, the fair market values on the grant date using the share price of common stock sold to investors approximately 30 days from the grant date.
Related parties
Management approves all material related-party transactions. Management considers the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and the relevant related party. In determining whether to approve a related party transaction, the following factors are considered: (1) if the terms are fair to the Company, (2) if there are business reasons to enter into the transaction, or (3) if the transaction would present an improper conflict of interest for any officer.
Income taxes
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences

New Era Helium Corp.
Notes to Consolidated Financial Statements
between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.
The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not (likelihood of greater than 50 percent) that some portion or all the deferred tax assets will not be realized. The Company has not established a valuation allowance as of December 31, 2023, and December 31, 2022.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. If all or a portion of the unrecognized tax benefit is sustained upon examination by the taxing authorities, the tax benefit will be recognized as a reduction to the Company’s deferred tax liability and will affect the Company’s effective tax rate in the period it is recognized. See Note 12 for additional information.
The Company records any tax-related interest charges as interest expense and any tax-related penalties as other expense in the consolidated statements of operations of which there have been none to date.
The Company is also subject to the Texas Margin Tax. The Company realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the periods presented.
Stock-based compensation
The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.
The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.
Recent accounting pronouncements
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures. The amendments address more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in the ASU are effective for public business entities for annual periods beginning after December 31, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance.
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense and information used to assess segment performance. The amendments in the ASU are effective for public entities for fiscal years beginning after

New Era Helium Corp.
Notes to Consolidated Financial Statements
December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is still evaluating the effect of the adoption of this guidance.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments which changes accounting requirements for the recognition of credit losses from an incurred or probable impairment methodology to a Current Expected Credit Losses (“CECL”) methodology. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including but not limited to trade receivables. The standard is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company did not experience a material impact upon implementation of the standard.
NOTE 3:   PREPAID EXPENSES AND OTHER CURRENT ASSETS
The following table presents the components of prepaid expenses and other current assets as of the dates indicated:
	December 31, 2023	December 31, 2022
Prepaid expense	$90,273	$81,069
Prepaid interest	—	5,417
Deferred closing costs	8,417	4,280
Security deposit	5,050	5,050
Other	9,986	8,822
Total prepaid expenses and other current assets	$113,726	$104,638
NOTE 4.   PROPERTY, PLANT AND EQUIPMENT
The Company will record depreciation expense for processing plant over its estimated useful life. Depreciation on the processing plant will commence once the processing plant is placed into service. The Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over the lesser of their estimated useful lives or the underlying terms of the associated leases.
	December 31, 2023	December 31, 2022
Processing plant under construction – cost	$3,581,736	$—
Computer equipment – cost	9,820	9,820
Furniture and fixtures – cost	22,101	22,101
Leasehold improvements – cost	23,006	23,006
Total – cost	3,636,663	54,927
Processing plant under construction – accumulated depreciation	—	—
Computer equipment – accumulated depreciation	(4,910)	(2,946)
Furniture and fixtures – accumulated depreciation	(11,850)	(7,430)
Leasehold improvements – accumulated depreciation	(9,175)	(4,716)
Total – accumulated depreciation	(25,935)	(15,092)
Processing plant under construction – net	3,581,736	—
Computer equipment – net	4,910	6,874
Furniture and fixtures – net	10,251	14,671
Leasehold improvements – net	13,831	18,290
Total Property, plant and equipment, net	$3,610,728	$39,835

New Era Helium Corp.
Notes to Consolidated Financial Statements
The Company recorded depreciation expense in the amounts of $10,843 and $10,271 during the years ended December 31, 2023, and 2022, respectively.
NOTE 5.   OIL AND NATURAL GAS PROPERTIES
	December 31, 2023	December 31, 2022
Evaluated Oil and natural gas properties – cost	$6,368,179	$5,786,425
Total – cost	6,282,377	5,786,425
Accumulated depletion and impairment	(5,426,488)	(4,659,087)
Oil and natural gas properties, net	$941,691	$1,127,338
The Company had no unevaluated properties at December 31, 2023 and 2022.
The Company recorded depletion expense in the amounts of $767,401 and $373,229 during the years ended December 31, 2023, and 2022, respectively.
Additions
During the year ended December 31, 2022, the Company acquired evaluated leases in the amount of $3,647.
Effective April 1, 2023, Melius Energy, LLC conveyed to the Company an overriding royalty interests equivalent to 2.5% of oil, gas and associated hydrocarbons produced in leases on 3,469 acres of land located in Howard County, Texas. The additions to oil and natural gas properties were valued at $652,560. The consideration for the assignment of the overriding interest was $969,091 of net debt owed by Melius Energy LLC to the Company. This transaction resulted in a loss on the exchange of $316,531, which is recorded in Other, net on the Company’s consolidated statements of operations.
In October 2023, the Company entered into an agreement with JJ-CC Limited (“JJ-CC”) in which the Company purchased the JJ-CC’s interest in various Chaves County, NM properties in the amount of $122,527, which represented the Company’s historical cost associated with the JJ-CC interest. As a result of this transaction, the Company incurred ARO liabilities of $85,802.
During the year ended December 31, 2023, the Company incurred costs associated with studies and construction of a gathering system. The costs incurred for the gathering system were $372,965. Also, the Company incurred costs associated with the acquisition of evaluated leases in the amount of $21,830. In addition, the Company recorded a reduction in oil and natural gas properties of $497,407 related to a change in ARO estimates.
Sale of assets
Effective July 1, 2023, the Company entered into an agreement with Desert Energy Corp. to sell its interest in certain oil and gas properties and related assets, including the gathering system, located in Chaves County, New Mexico. The Company received $2,500,000 in cash and was relieved of the asset retirement obligations associated with the properties. The Company recognized a gain on the sale of the oil and natural gas assets in the amount of $5,834,293, which is recorded under Gain on sale of assets in the Company’s consolidated statements of operations. As a full cost company, proceeds from the sale of oil and gas properties are normally accounted for as a reduction to capitalized costs unless such treatment causes a significant change in the relationship between costs and the estimated value of proved reserves, in which case a gain or loss is recognized. The normal treatment of this specific sale would have reduced the value of the capital costs to zero even though reserves still existed on the remaining properties, and therefore it was necessary to record a gain on the sale. Of the gain recognized, $3,407,818 was related to the relief of asset retirement obligations associated with the assets sold. (See Note 10)

New Era Helium Corp.
Notes to Consolidated Financial Statements
NOTE 6.   NOTES PAYABLE
On December 17, 2021, the Company entered into a secured Promissory Note (“the Note”) in the amount of $500,000, with an interest rate of 13% per annum and a maturity date of December 1, 2022. The proceeds from this borrowing were used to working capital and operations bonding requirements. On December 1, 2022, the Note was amended. The amended Note in the amount of $500,000 carried an interest rate of 14% and matures on June 1, 2023. On June 1, 2023, the balance of $475,000 of the Note was renewed requiring payment of $10,000 upon renewal and maturing on December 1, 2023. On December 1, 2023, the balance of $465,000 of the secured Note was renewed requiring payment of $15,719 upon renewal and maturing on June 1, 2024. The Note carries an interest rate of 14.5%. As of December 31, 2023, and 2022, there were $469,968 and $480,075, respectively, payable on the Note which includes accrued interest. These amounts were recorded as Notes payable — current on the Company’s consolidated balance sheets.
On October 27, 2021, the Company entered into unsecured Promissory Note in the amount of $200,000, payable on December 31, 2021. The proceeds from this borrowing were used to fund lease bonds in New Mexico. This note was non-interest bearing. As of December 31, 2023, and 2022, the balance of the note was $0 and $70,000, respectively. (see Note 8)
On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Promissory Note (“AirLife Note”) with AirLife Gases USA Inc. (“AirLife”). Under the AirLife Note, NEH Midstream agreed to pay AirLife the principal sum of $2,000,000 or such lesser amount as shall equal the outstanding principal amount of the Advance made to NEW Midstream by AirLife. The entire balance will be due on the earlier of (i) the date that is 18 months after the commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023, or (ii) May 30, 2027. Interest shall accrue at 0.0211%, compounded daily, equivalent to an annual interest rate of 8%, commencing on the date the advance was made and continuing until repaid. As of December 31, 2023, this amount, including accrued interest of $53,013, was recorded as Notes payable — noncurrent on the Company’s consolidated balance sheets.
NOTE 7.   LEASE LIABILITIES
The Company adopted Topic 842 Leases effective January 1, 2022, through a cumulative effect adjustment.
On November 1, 2022, the Company entered into a new lease agreement for its existing office space in Midland, Texas. The lease had a base monthly rent of approximately $5,101 expired on October 31, 2023. As of December 31, 2022, the Company capitalized this operating lease on the Company’s consolidated balance sheet as a right of use asset and a corresponding lease liability in the amount of $50,714.
On May 27, 2022, the Company entered into a 12-month lease agreement for office space in Hermosa Beach, California. The lease had a base monthly rent of approximately $2,550 expired on May 31, 2023. The Company reached an agreement with the lessor to continue occupancy of this space on a month-to-month basis. It is the Company’s intention to remain at this location though May 31, 2024. As of December 31, 2022, the Company capitalized this operating lease on the Company’s consolidated balance sheet as a right of use asset and a corresponding lease liability in the amount of $42,537.
Other information related to leases as of December 31, 2023 and 2022, is as follows:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Weighted-average remaining lease term
Operating leases	0.21 years	1.13 years
Weighted-average discount rate
Operating leases	2.85%	2.37%

New Era Helium Corp.
Notes to Consolidated Financial Statements
The future minimum rental payments required under the operating leases as of December 31, 2023, are as follows:
2024	$12,750
Total future minimum lease payments	12,750
Less imputed interest	(60)
Total	$12,690
A reconciliation of current and noncurrent lease liabilities as recognized in the consolidated balance sheet as of December 31, 2023 and 2022, is as follows:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Lease liabilities – current	$12,750	$81,610
Lease liabilities – noncurrent	—	12,750
Total future minimum lease payments	12,750	94,360
Less imputed interest	(60)	(1,109)
Total	$12,690	$93,251
NOTE 8.   RELATED PARTY TRANSACTIONS
The table below represents transactions with related parties that occurred during the years ended December 31, 2023 and 2022:
Name of Party	Nature of Transaction	Year Ended December 31, 2023	Year Ended December 31, 2022
Will Gray	Advances from (to) related party, net	170,000	168,342
Joel Solis	Advances from (to) related party, net	175,000	—
Will Gray	Consulting fees	348,000	339,047
Mike Rugen(1)	Consulting fees	40,000	—
Joel Solis	Reassignment of liability	70,000	70,000
Melius Energy LLC	Repayment (advance) — related party	19,000	(50,000)
Melius Energy LLC(2)	Exchange of AR for ORRI	969,809	—
High Desert Resources, LLC	Consulting fees and associated costs	—	12,230
High Desert Resources, LLC	Repayment (advance) — related party	68,000	—
Liberty Pump & Supply, Co.	Oilfield services and insurance	234,251	116,893
Tall City Well Service	Oilfield services	105,967	136,954

(1)
Mr. Rugen was named the Company’s CFO effective November 1, 2023. The costs in the table represent consulting fees incurred from November1, 2023 through December 31, 2023.

(2)
Exchange of accounts receivable owed to the Company for ORRI in Melius properties (See NOTE 5)

New Era Helium Corp.
Notes to Consolidated Financial Statements
Balance outstanding of related parties:
Name of Party	Receivable / Payable	As of December 31, 2023	As of December 31, 2022
Will Gray	Receivable	$—	$157,292
Melius Energy LLC	Receivable	—	988,809
High Desert Resources, LLC	Receivable	—	50,695
Total	Receivable	$—	$1,196,796
Will Gray	Payable (note)	$170,000	$160,000
Will Gray	Payable (expenses)	6,464	—
Mike Rugen	Payable (consulting fee and expenses)	21,115	—
Joel Solis	Payable (note)	175,000	70,000
Liberty Pump & Supply, Co.	Payable (field operations, insurance)	393,072	158,821
Tall City Well Service	Payable (field operations)	120,462	14,495
Total	Payable	$886,113	$403,316
On December 28, 2023, the Company entered into a series of agreements with E. Will Gray II, the Company’s CEO and Director. One agreement had an effective date of March 29, 2023, and acknowledges the Company’s receipt from Mr. Gray of $45,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. Another agreement had an effective date of April 19, 2023, and acknowledges the Company’s receipt from Mr. Gray of $35,000. The Company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. The final agreement had an effective date of December 22, 2023, and acknowledges the Company’s receipt from Mr. Gray of $90,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. As February 15, 2024, the Company had not repaid the amounts due to Mr. Gray.
Effective April 1, 2023, Melius Energy, LLC (an entity controlled by Joel Solis) conveyed to the Company an overriding royalty interests equivalent to 2.5% of oil, gas and associated hydrocarbons produced in leases on 3,469 acres of land located in Howard County, Texas. The additions to oil and natural gas properties were valued at $652,560. The consideration for the assignment of the overriding interest was $969,091 of debt owed by Melius Energy LLC to the Company. This transaction resulted in a loss on the exchange of $316,531, which is recorded in Other, net on the Company’s consolidated statements of operations.
On December 28, 2023, the Company entered into a Convertible Promissory Note with Joel Solis, Chairman, in the amount of $155,000 (the “Solis Note”). On the earlier of (i) February 15, 2024 or (ii) closing of the Company’s business combination with Roth CH Acquisition V Co., the Company shall, except if elected otherwise by Mr. Solis, pay an amount representing all the outstanding principal, accrued and unpaid interest and unpaid late charges. The Company may prepay any portion of the Solis Note at any time. Mr. Solis may convert the outstanding balance of Solis Note (“Conversion Amount”) into a validly issued, fully paid and non-assessable share of common stock. The number of shares shall be determined by dividing the Conversion Amount by $3.50. On December 28, 2023, Mr. Solis elected to convert the Solis Note into 44,286 shares of common stock.
The Company received $50,000 on January 22, 2024 from Adrian Beeston, an investor, and received $150,000 on January 30, 2024 from Joel Solis, the Company’s Chairman of the Board. These loans bear no interest and shall be repaid by the Company no later than April 1, 2024. On February 29, 2024 the Company repaid the $150,000 due to Mr. Solis. As of April 1, 2024, the Company had not repaid the amount due to Mr. Beeston.

New Era Helium Corp.
Notes to Consolidated Financial Statements
On March 5, 2024, the Company entered into an agreement with Joel G. Solis, the Company’s Chairman and Director. This agreement acknowledges the Company’s receipt from Mr. Solis of $50,000 on February 9, 2023, $45,000 on February 14, 2023, $20,000 on February 17, 2023, and $60,000 on February 27, 2023 (the “Loans”). The Loans bear no interest and shall be repaid by no later than June 30, 2024.
NOTE 9.   OTHER CURRENT LIABILITIES
The following table presents the components of other current liabilities as of the dates indicated:
	December 31, 2023	December 31, 2022
Royalty payable – ONRR	$45,059	$36,047
Royalty payable – ONRR – installment agreement	—	126,270
Total other current liabilities	$45,059	$162,317
NOTE 10.   ASSET RETIREMENT OBLIGATIONS
The Company has a number of oil and gas wells in production and will have AROs that will be settled once the wells are permanently removed from service. The primary obligations involve the removal and disposal of surface equipment, plugging and abandoning the wells and site restoration.
AROs associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The fair value of AROs is recognized at the date a new well is completed or the acquisition date of the working interest. The cost of the tangible asset, including the asset retirement cost, is depleted over the life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates including revisions to estimated inflation rates, revisions to estimated discount rates and changes in the estimated timing of abandonment. The Company used the following inputs in its calculation of its asset retirement obligations.
	Year Ended December 31, 2023	Year Ended December 31, 2022
Inflation rate	3.087%	2.239%
Discount factor	10.0%	10.0%
Estimated asset life	10 – 50 years	11 – 100 years

New Era Helium Corp.
Notes to Consolidated Financial Statements
The following table shows the change in the Company’s ARO liability for the years ended December 31, 2023, and 2022:
Asset retirement obligations, January 1, 2022	$5,097,225
Liabilities incurred	50,419
Liabilities settled	(297,244)
Change in estimates	140,331
Accretion expense	495,184
Asset retirement obligations, December 31, 2022	$5,485,915
Liabilities incurred	85,802
Liabilities sold	(3,510,966)
Change in estimates	(497,407)
Accretion expense	91,624
Asset retirement obligations, December 31, 2023	$1,654,968
NOTE 11.   EQUITY
Reorganization Agreement and Plan Share Exchange and Issuance of Shares
On February 6, 2023, the Company entered into the Agreement (see Note 1).
Common Shares Issued for Services
On February 6, 2023, the Company issued a total of 714,000 shares of its common stock for services rendered. These shares were valued at $2,499,000, the fair market values on the grant date using the share price of common stock sold to investors approximately 30 days from the grant date. The Company recognized stock-based compensation expense of approximately $2,499,000 during the year ended December 31, 2023. This amount was recorded by the Company in general and administrative expenses in the Company’s consolidated statements of operations.
On February 7, 2023, the Board approved the designation of 5,000 shares of preferred stock as Series X Preferred Stock. These shares will not be entitled to receive dividends, shall not be entitled to any liquidation preference, shall not have any rights to convert to common stock, and will not be subject to redemption. The holders of the Series X Preferred Stock will have the right to vote in an amount equal to 1,000 votes per share of Series X Preferred Stock.
The Board approved the issuance of the Series X Preferred shares as follows:
•
2,000 to Joel G. Solis (Chairman)

•
1,000 to Pecos Slope Holdings (controlled by Will Gray — CEO and Director)

•
1,000 to Casey J. Solis (investor)

•
1,000 to Robert C. Solis (investor)

New Era Helium Corp.
Notes to Consolidated Financial Statements
Sale of Common Shares
During the period March 2023 through December 31, 2023, the Company entered into subscription agreements and approved the issuance of the following shares of common stock:
Month	Number of Common Shares	Price Per Share	Proceeds
March 2023	108,642	$3.50	$380,250
April 2023	42,858	3.50	150,000
May 2023	57,143	3.50	200,000
June 2023	42,858	3.50	150,000
July 2023	85,715	3.50	300,000
August 2023	57,143	3.50	200,000
October 2023	22,856	3.50	80,000
November 2023	30,005	3.50	105,019
December 2023	44,286	(1)	(1)
Total	491,506		$1,565,269

(1)
On December 28, 2023, the Company entered into a Convertible Promissory Note with Joel Solis, Chairman, in the amount of $155,000 (the “Solis Note”). On the earlier of (i) February 15, 2024 or (ii) closing of the Company’s business combination with Roth CH Acquisition V Co., the Company shall, except if elected otherwise by Mr. Solis, pay an amount representing all the outstanding principal, accrued and unpaid interest and unpaid late charges. The Company may prepay any portion of the Solis Note at any time. Mr. Solis may convert the outstanding balance of Solis Note (“Conversion Amount”) into a validly issued, fully paid and non-assessable share of common stock. The number of shares shall be determined by dividing the Conversion Amount by $3.50. On December 28, 2023, Mr. Solis elected to convert the Solis Note into 44,286 shares of common stock.

On October 3, 2023, the Board approved the Company’s sale and issuance of up to 750,000 shares of common stock. On November 14, 2023, the Board authorized the sale and issuance of an additional 650,000 of common stock.
NOTE 12.   INCOME TAXES
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (“IRA 2022”). The IRA 2022, among other tax provisions, imposes a 15% corporate alternative minimum tax based on financial statement income, effective for tax years beginning after December 31, 2022. The IRA 2022 also establishes a 1% excise tax on stock repurchases made by publicly traded U.S. corporations, effective for stock repurchases after December 31, 2022. The IRA 2022 did not impact the Company’s current year tax provision or the Company’s consolidated financial statements.
The Company files a consolidated federal income tax return and various state income tax returns. The amount of income taxes the Company records requires the interpretation of complex rules and regulations of federal and state taxing jurisdictions.

New Era Helium Corp.
Notes to Consolidated Financial Statements
The components of the Company’s consolidated provision for income taxes from operations are as follows:
Year Ended December 31, 2023
Current provision for income taxes:
Federal	$—
State	—
Total Current provision for income taxes	$—
Deferred income tax benefit:
Federal	$(515,428)
State	(93,072)
Total Deferred income tax benefit	$(608,500)
Total provision for income taxes	$(608,500)
A reconciliation of the U.S. federal statutory rate to the Company’s effect income tax rate is as follows:
Year Ended December 31, 2023
Tax statutory rate	21%
Income tax benefit at the federal statutory rate	$(125,655)
Change in entity tax status*	(1,088,171)
Nondeductible expenses	628,016
State taxes, net of federal benefit	—
Other	(22,690)
Income tax benefit	$(608,500)
Effective income tax rate	101.7%

*
See Note 1 for further information.

GAAP requires deferred income tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Significant components of net deferred tax assets (liabilities) at December 31, 2023 are as follows:
Year Ended December 31, 2023
Deferred tax assets:
Depreciation and depletion on oil and gas assets	$466,890
Net operating loss carryforwards	154,976
Total deferred tax assets	$621,866
Deferred tax liabilities:
Prepaid expenses	$(6,178)
Other PPE depreciation	(7,188)
Total deferred tax liabilities	$(13,366)
Net Deferred tax assets (liabilities)	$608,500
Net	$608,500
A valuation allowance for deferred tax assets, including net operating losses, is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess

New Era Helium Corp.
Notes to Consolidated Financial Statements
that likelihood, we use estimates and judgment regarding our future taxable income, and we consider the tax consequences in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry. The Company did not record a valuation allowance for the year ended December 31, 2023.
Prior to the Reorganization Agreement and Plan Share Exchange (See Note 1), Solis Partners was treated as a pass-through entity for federal income tax purposes. As a result, the net taxable income of the Company and any related tax credits, for federal income tax purposes, were deemed to pass to the Investor Group and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed. Accordingly, no tax provision had been made in the consolidated financial statements for the year ended December 31, 2022, since the federal income tax is an obligation of the Investor Group.
NOTE 13.   EARNINGS PER SHARE AND MEMBERS’ UNIT
The Company calculated net income per share using the treasury stock method. The table below sets for the computation of basic and diluted net income per share for the period presented below.
	Year Ended December 31, 2023	Year Ended December 31, 2022
Net income	$10,145	$197,474
Basic weighted average common shares outstanding	5,923,559	5,000,000
Diluted weighted average common shares outstanding	—	—
Basic and diluted weighted average common shares outstanding	5,923,559	5,000,000
Basic and diluted net income per share	$0.00	$0.04
NOTE 14.   COMMITMENTS AND CONTINGENCIES
Environmental Matters
The Company, as a lessee of oil and gas properties, is subject to various federal, provincial, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.
Irrevocable Standy Letter of Credit and Promissory Note
On September 24, 2020, the Company entered into an irrevocable standby letter of credit (“LOC”) and a promissory note with West Texas National Bank in the amount of $25,000 with variable interest initially of 4.25% per annum and maturing on December 24, 2021. No amount was drawn down under this LOC up to the date it was amended on October 29, 2021.
On October 29, 2021, the Company entered into an amendment of the LOC a new promissory note, increasing the amount to $425,000 with variable interest initially of 4.25% per annum and maturing on September 29, 2025. On January 1, 2022, and March 29, 2022, the LOC was amended, and new promissory notes were executed increasing the amount to $650,000 and $920,000, respectively. As of December 31, 2023, and 2022, no amount was drawn down under the LOC.

New Era Helium Corp.
Notes to Consolidated Financial Statements
NOTE 15.   REVENUES
The following table presents the revenue by type as of the dates indicated:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Natural gas	$1,480,319	$6,183,080
Less gathering and processing	(1,176,975)	(2,357,942)
Natural gas, net	303,344	3,825,138
NGL	147,877	265,507
Oil	160,971	132,709
Total Revenue, net	$612,192	$4,223,354
NOTE 16.   SUBSEQUENT EVENTS
Business Combination Agreement
On January 3, 2024, the Company entered into a Business Combination Agreement and Plan of Reorganization with Roth CH Acquisition V Co., a publicly traded special purpose acquisition company (the “BCA”). The BCA is a definitive agreement for a business combination at a pre-money valuation of $90 million, that is expected to result in NEH becoming a public company. Upon the closing of the transaction, subject to approval by ROCL’s stockholders and other customary closing conditions, the combined company will be named “New Era Helium Corp.” and is expected to list on NASDAQ. Current NEH Chairman, Joel Solis, and CEO, E. Will Gray II will continue to lead the combined company, and existing NEH shareholders will roll 100% of their equity into the combined company. The transaction is expected to close in 2024.
The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, ROCL will be treated as the “acquired” company for financial reporting purposes, and NEH will be the accounting “acquirer”. This determination was primarily based on the assumption that:
•
NEH’s current shareholders will hold a majority of the voting power of ROCL post Business Combination;

•
Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, including two of the existing directors from NEH, two (2) members who qualify as an independent director under the applicable SEC and Nasdaq rules and one (1) director designated by certain holders of ROCL common stock and warrants subject to the consent of NEH;

•
NEH’s operations will substantially comprise the ongoing operations of ROCL;

•
NEH’s senior management will comprise three members of the NEH senior management, and those other persons as mutually agreed by ROCL and NEH.

Another determining factor was that ROCL does not meet the definition of a “business” pursuant to ASC 805-10-55, and thus, for accounting purposes, the Business Combination will be accounted for as a reverse recapitalization, within the scope of ASC 805. The net assets of ROCL will be stated at historical cost, with no goodwill or other intangible assets recorded.
Loans From Related Parties
The Company received $50,000 on January 22, 2024 from Adrian Beeston, an investor, and received $150,000 on January 30, 2024 from Joel Solis, the Company’s Chairman of the Board. These loans bear no

New Era Helium Corp.
Notes to Consolidated Financial Statements
interest and shall be repaid by the Company no later than April 1, 2024. On February 29, 2024 the Company repaid the $150,000 due to Mr. Solis. As April 1, 2024, the Company had not repaid the amount due to Mr. Beeston.
Series X Preferred Stock
On February 7, 2024, the Company’s Board of Directors approved to amend the Certificate of Designation of New Era Helium Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of Its Series X Preferred Stock. Due to the amendment, the shares of Series X Preferred Stock shall be automatically converted into shares of common stock of the Company upon the closing of the BCA (as it may be amended, supplemented or otherwise modified from time to time), with each share of Series X Preferred Stock convertible or exchangeable for one (1) share of common stock of the Company.
Bridge Financing
In June and February of 2024, NEH conducted bridge financing rounds, pursuant to which it issued 10% Secured Convertible Debentures (the “Bridge Financing Debentures”) to certain investors. The Bridge Financing Debentures are payable on the earliest of: i) the date that the holder accelerates the obligations under the Bridge Financing Debentures; ii) March 1, 2025; or iii) the consummation of the Business Combination. The Bridge Financing Debentures are not eligible for prepayment and interest accrues monthly. The amount of proceeds NEH obtained from this bridge financing round totaled $[494,528.73]. Provided that the date of consummation of the Business Combination occurs prior to either March 1, 2025 or the date on which the holder accelerates the obligations under the Bridge Financing Debentures, the Bridge Financing Debentures are convertible into common stock of the Combined Company at a conversion rate determined by dividing (i) the principal and interest converted hereunder by (ii) the per share valuation (on a fully diluted basis) of the Combined Company’s common stock using a pre-money valuation of the Company of $20 million.
NOTE 17.   SUPPLEMENTAL OIL AND NATURAL GAS DISCLOSURES (UNAUDITED)
The Company only has one reportable operating segment, which is oil and natural gas development, exploration and production in the United States. See the Company’s accompanying consolidated statements of operations for information about results of operations for oil and natural gas producing activities. Natural gas includes gas, helium and NGLs.
Net Capitalized Costs
The table below reflects the capitalized costs of the Company’s oil and natural gas properties and the related accumulated depletion:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Proved oil and natural gas properties	$6,368,179	$5,786,425
Unproved oil and natural gas properties	—	—
Total proved and unproved oil and natural gas properties	6,368,179	5,786,425
Less accumulated depletion and impairment	(5,426,488)	(4,659,087)
Net capitalized cost	$941,691	$1,127,338

New Era Helium Corp.
Notes to Consolidated Financial Statements
Cost Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development
The following table reflects costs incurred in oil and natural gas property acquisition, development, and exploratory activities:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Acquisition costs:
Property acquisitions – proved	$1,169,882	$—
Property acquisitions – unproved	—	—
Exploration costs	—	—
Development costs	—	3,647
ARO liabilities incurred and change in estimates, net	(411,605)	190,750
Total	$758,277	$194,397
Results of Operations From Oil and Natural Gas Producing Activities
The follow table reflects the Company’s results of operations for oil and natural gas producing activities:
	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues, net	$612,192	$4,223,354
Less:
Lease operating expense	1,332,548	1,793,232
Depletion	767,401	373,229
Accretion of discount on asset retirement obligations	91,624	495,184
Results of operations from oil and natural gas producing activities	$(1,579,381)	$1,561,709
The depletion rate used for the years ended December 31, 2023 and 2022 were $0.90 per Mcfe and $0.34 per Mcfe, respectively.
Oil and Natural Gas Reserves
Proved reserves were estimated in accordance with guidelines established by the SEC, which require that reserve estimates be prepared under existing economic and operating conditions based upon the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve months prior to the end of the reporting period. These prices as of December 31, 2023, 2022, and 2021 were $78.22, $93.67, and $66.56 per barrel for oil and $2.64, $6.36, and $3.60 per MMBtu for natural gas, respectively. The estimated realized prices used in computing the Company’s reserves as of December 31, 2023, were as follows: (i) $37.40 per barrel of oil, (ii) $31.29 per barrel of NGL, (iii) $1.97 per Mcf of natural gas. The estimated realized prices used in computing the Company’s reserves as of December 31, 2022, were as follows: (i) $37.47 per barrel of oil, (ii) $37.47 per barrel of NGL, (iii) $5.23 per Mcf of natural gas. The estimated realized prices used in computing the Company’s reserves as of December 31, 2021, were as follows: (i) $66.56 per barrel of oil, (ii) $1.84 per Mcf of natural gas. The prices were held constant and adjusted for gravity, heating value, quality, transportation, and marketing.
The proved reserve estimates as of December 31, 2023, 2022, and 2021 were prepared by MKM Engineering, independent reservoir engineers, and reflect the Company’s current development plans. All estimates of proved reserves are determined according to the rules prescribed by the SEC in existence at the time the estimates were made. These rules require that the standard of “reasonable certainty” be applied

New Era Helium Corp.
Notes to Consolidated Financial Statements
to proved reserve estimates, which is defined as having a high degree of confidence that the quantities will be recovered. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as more technical and economic data becomes available, a positive or upward revision or no revision is much more likely than a negative or downward revision. Estimates are subject to revision based upon a number of factors, including many factors beyond the Company’s control, such as reservoir performance, prices, economic conditions, and government restrictions. In addition, results of drilling, testing, and production subsequent to the date of an estimate may justify revision of that estimate.
Reserve estimates are often different from the quantities of oil and gas that are ultimately recovered. Estimating quantities of proved oil and gas reserves is a complex process that involves significant interpretations and assumptions and cannot be measured in an exact manner. It requires interpretations and judgment of available technical data, including the evaluation of available geological, geophysical, and engineering data. The accuracy of any reserve estimate is highly dependent on the quality of available data, the accuracy of the assumptions on which they are based upon, economic factors, such as oil and gas prices, production costs, severance and excise taxes, capital expenditures, workover and remedial costs, and the assumed effects of governmental regulation.
The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based. In general, the volume of production from oil and gas properties the Company owns declines as reserves are depleted. Except to the extent the Company conducts successful exploration and development activities or acquires additional properties containing proved reserves, or both, the Company’s proved reserves will decline as reserves are produced.
As the Company’s reserve profile is predominantly natural gas, an equivalent mcf is used in the table below. The conversion is calculated by multiplying the oil and NGL barrels by six to arrive at an equivalent mcf. This calculation is based on one barrel of crude oil having approximately the same energy content as six mcf of gas.

New Era Helium Corp.
Notes to Consolidated Financial Statements
The following table reflects changes in proved reserves during the periods indicated:
	Oil (Bbl)	NGL (Bbl)	Gas (Mcf)	(Mcfe)
Proved reserves on December 31, 2020	—	—	10,172,830	10,172,830
Discoveries and extensions	—	—	—	—
Purchase of reserves in place	—	—	198,350	198,350
Sale of reserves in place	—	—	—	—
Revisions of previous estimates	—	—	6,827,110	6,827,110
Production	—	—	(559,180)	(559,180)
Proved reserves on December 31, 2021	—	—	16,639,110	16,639,110
Discoveries and extensions	94,390	4,232,200	38,137,000	64,096,540
Purchase of reserves in place	—	—	—	—
Sale of reserves in place	—	—	—	—
Revisions of previous estimates	—	—	9,539,800	9,539,800
Production	—	—	(819,690)	(819,690)
Proved reserves on December 31, 2022	94,390	4,232,200	63,496,220	89,455,760
Discoveries and extensions	10,590	—	3,345,420	3,408,960
Purchase of reserves in place	21,230	11,340	638,590	834,010
Sale of reserves in place	(12,840)	—	(4,047,390)	(4,124,430)
Revisions of previous estimates	53,210	(371,690)	(4,325,660)	(6,236,540)
Production	(3,480)	—	(1,025,360)	(1,046,240)
Proved reserves on December 31, 2023	163,100	3,871,850	58,081,820	82,291,520
Proved developed reserves at:
December 31, 2020	—	—	10,172,830	10,172,830
December 31, 2021	—	—	16,639,110	16,639,110
December 31, 2022	94,390	—	29,711,410	30,277,750
December 31, 2023	163,100	—	28,527,300	29,505,900
Proved undeveloped reserves at:
December 31, 2020	—	—	—	—
December 31, 2021	—	—	—	—
December 31, 2022	—	4,232,200	33,784,810	59,178,010
December 31, 2023	—	3,871,850	29,554,520	52,785,620
The production amounts in the above table represents the first year’s net production volumes as projected in the beginning of the year reserve report and do not reflect actual volumes sold during the year.
The Company’s Proved Undeveloped Reserves included 80 drilling locations at December 31, 2023, 91 drilling locations at December 31, 2022, and no locations at December 31, 2021. The reduction in drilling locations at December 31, 2023 were a result of delays in the Company’s drilling program. All of the locations at December 31, 2022 were added primarily due to the planned acquisition, construction, and installation of a gas processing facility and a gathering system which made these wells economic. In addition, through the Company’s planned efforts to raise capital through project and equity financing and expected future cash flows from operations, the Company expects to be able to fund the drilling of these locations and complete the drilling within 5 years. None of these locations were added or removed as a result of changes in product prices or costs.

New Era Helium Corp.
Notes to Consolidated Financial Statements
The amounts included in Discoveries and extensions during 2022 were primarily related to inclusion of the proved undeveloped locations described in the above paragraph. The amounts included in Discoveries and Extensions during 2023 were primarily related to behind pipe opportunities as a result of further property evaluations conducted during 2023.
The amounts included in Revisions of previous estimates during 2021 and 2022 were primarily related to increase in natural gas prices during each year. Natural gas prices per mcf used in the reserve reports were $0.77, $1.84, and $5.23 for the reports dated December 31, 2020, 2021, and 2022, respectively.
Standardized Measure of discounted Future Net Cash Flows
The following table reflects the Company’s standardized measure of discounted future net cash flows relating from its proved oil and natural gas reserves:
	December 31, 2023	December 31, 2022	December 31, 2021
Future cash inflows	$241,246,940	$494,920,870	$30,589,040
Future production costs	(110,389,040)	(144,477,250)	(11,930,520)
Future development costs*	(81,950,970)	(92,154,270)	(24,518,170)
Future income tax expense	(17,221,680)	(70,254,330)	(4,600,660)
Future net cash flows	31,685,250	188,035,020	(10,460,310)
Discount to present value at 10% annual rate	(30,927,340)	(140,187,170)	10,561,950
Standardized measure of discounted future net cash flows	$757,910	$47,847,850	$101,640

*
Includes all estimated future costs that will be incurred to settle our asset retirement obligations

The amount included in the above table for Discount to present value at 10% annual rate in 2021 was a result of timing of settlements of asset retirement obligations as compared to timing of future cash inflows. The timing of the settlements of the asset retirement obligations primarily occurred much later in the reserve life and therefore are significantly discounted, while the high cash inflows occurred in the reserve life.
The following table reflects the principal changes in the standardized measure of discounted future net cash flows attributable to the Company’s proved reserves:
	December 31, 2023	December 31, 2022	December 31, 2021
Standardized measure of discounted future net cash flows, beginning of year	$47,847,850	$101,640	$—
Sales of oil and gas, net of production costs and taxes	(3,214,050)	(964,740)	(246,940)
Net changes in prices and production costs	(73,270,210)	14,288,740	4,623,260
Changes in future development costs	10,118,660	(388,690)	(344,130)
Discoveries and extensions	1,788,800	56,440,090	—
Revision in previous quantity estimates	(9,848,690)	3,884,040	963,020
Previously estimated development costs incurred	—	—	—
Purchase of minerals in place	491,310	—	—
Sales of minerals in place	(3,463,350)	—	—
Net change in income taxes	18,397,390	(26,021,070)	(1,319,930)
Accretion of discount	6,990,340	547,360	127,050

New Era Helium Corp.
Notes to Consolidated Financial Statements
	December 31, 2023	December 31, 2022	December 31, 2021
Changes in timing and other	4,919,860	(39,520)	(3,700,690)
Standardized measure of discounted future net cash flows, end of year	$757,910	$47,847,850	$101,640

In the above table, the standardized measure of discounted future net cash flows for the beginning of the year for the year ended December 31, 2021 reflect an amount of zero. This was a result of inclusion of costs for asset retirement obligations.

NEW ERA HELIUM CORP.
INDEX TO FINANCIAL STATEMENTS

NEW ERA HELIUM CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$127,078	$120,010
Accounts receivables, net	671,713	692,351
Prepaid expenses	91,720	113,726
Right of use asset – current	5,094	12,690
Restricted investments	1,299,432	1,282,838
Other current assets	235,400	—
Total current assets	2,430,437	2,221,615
Oil and natural gas properties, net (full cost)	776,816	941,691
Property, plant and equipment, net	3,807,981	3,610,728
Deferred tax asset	889,870	608,500
TOTAL ASSETS	$7,905,104	$7,382,534
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	2,050,825	1,472,961
Accrued expenses	244,957	259,131
Notes payable – current	967,794	469,968
Due to related parties	1,140,264	886,113
Lease liabilities – current	5,094	12,690
Other current liabilities	25,417	45,059
Total current liabilities	$4,434,351	$3,145,922
Asset retirement obligation	1,696,345	1,654,968
Notes payable – noncurrent	2,092,809	2,053,013
Total liabilities	$8,223,505	$6,853,903
Commitments and Contingencies (Note 14)
Stockholders’ (Deficit) Equity
Preferred stock, 10,000,000 shares authorized:
Series X Preferred stock, $0.001 par value, 5,000 shares issued and outstanding at March 31, 2024 and December 31, 2023	1	1
Common stock, $0.001 par value, authorized 190,000,000 shares, 6,208,935 and 6,205,506 shares issued and outstanding at March 31, 2024 and December 31, 2023	6,209	6,206
Additional paid-in capital	524,276	512,279
Retained (deficit) earnings	(848,887)	10,145
Total Stockholders’ (Deficit) Equity	$(318,401)	528,631
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$7,905,104	$7,382,534
The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended March 31,
	2024	2023
Revenues, net
Oil, natural gas, and product sales, net	$329,211	$241,436
Total Revenues, net	329,211	241,436
Costs and expenses
Lease operating expenses	503,560	448,951
Depletion, depreciation, amortization, and accretion	244,044	262,799
General and administrative expenses	745,064	2,828,796
Total Costs and expenses	1,492,668	3,540,546
Loss from operations	(1,163,457)	(3,299,110)
Other income (expenses)
Interest income	16,594	21,261
Interest expense	(60,338)	(51,925)
Other, net	66,799	2,709
Total other income (expenses), net	23,055	(27,955)
Loss before provision for income taxes	(1,140,402)	(3,327,065)
Provision for income taxes	281,370	1,292,991
Net loss	$(859,032)	$(2,034,074)
Net loss per share – basic and diluted
Basic and diluted	$(0.14)	$(0.37)
Weighted-average shares outstanding – basic and diluted
Basic and diluted	6,208,897	5,443,699
The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY AND MEMBERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2024 AND 2023
(Unaudited)
	Common Stock		Preferred Stock		Paid-in Capital	Retained (Deficit) Earnings	Total
	Shares	Amount	Shares	Amount
Balance, January 1, 2024	6,205,506	$6,206	5,000	$1	$512,279	$10,145	$528,631
Sale of common stock	3,429	3			11,997		12,000
Net loss						(859,032)	(859,032)
Balance, March 31, 2024	6,208,935	6,209	5,822,642	$1	$524,276	$(848,887)	$(318,401)
	Members’ Equity		Stockholders’ Equity
	Units Outstanding	Amount	Common Stock		Paid-in Capital	Retained (Deficit) Earnings	Total
			Shares	Amount
Balance, January 1, 2023	5,000,000	$(3,786,949)					$	―
Pre-Reorganization:
Members’ contributions		145,500
Member’s withdrawals		(59,294)
Common shares issued in exchange for common units	(5,000,000)	3,700,743	5,000,000	5,000	(3,705,743)			(3,700,743)
Post Reorganization:
Common shares issued for services			714,000	714	2,498,286			2,499,000
Issuance of preferred stock*				5,000	1			1
Sale of common stock			108,642	109	380,141			380,250
Net loss						(2,034,074)		(2,034,074)
Balance, March 31, 2023*	―	―	5,822,642	$5,823	$(827,316)	$(2,034,074)		$(2,855,566)

*
The issuance of preferred shares is not included in the amounts reflected in Balance, March 31, 2023.

The accompanying notes are an integral part of these consolidated financial statements.

NEW ERA HELIUM CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Three Months Ended March 31,
	2024	2023
Cash Flows from Operating Activities:
Net loss	$(859,032)	$(2,034,074)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation, amortization, and accretion	244,044	262,799
Deferred income tax benefit	(281,370)	(1,292,991)
Accrued interest expense on note payable and other current liabilities	43,094	35,300
Interest income on investments and notes receivable	(16,594)	(21,261)
Stock-based compensation	—	2,499,000
Changes in operating assets and liabilities:
Accounts receivables	20,638	417,502
Prepaid expenses and other current assets	(210,847)	47,706
Other noncurrent assets	—	7,596
Accounts Payable	577,864	(345,520)
Accrued Expenses	(14,174)	(214,782)
Due to related parties	204,151	127,693
Other liabilities – current	(27,238)	(113,345)
Other liabilities – noncurrent	—	(7,596)
Net cash used in operating activities	(319,464)	(631,973)
Cash Flows from Investing Activities:
Investment in property, plant and equipment, net	(200,000)	—
Investment in oil and natural gas properties	(29,996)	—
Net cash used in investing activities	(229,996)	—
Cash Flows from Financing Activities:
Members’ contributions prior to reorganization	—	145,500
Members’ withdrawals prior to reorganization	—	(59,294)
Issuance of common stock	12,000	380,250
Issuance of preferred stock	—	1
Proceeds from note payable	494,528	—
Repayment from related party	—	157,292
Proceeds from related party	50,000	322,000
Repayment to related party	—	(160,000)
Net cash provided by financing activities	556,528	785,749
Net Change in Cash and cash equivalents	7,068	153,776
Cash and cash equivalents – Beginning of period	120,010	405
Cash and cash equivalents – End of period	$127,078	$154,181
Supplemental cash flow information:
Cash interest payments	$16,921	$18,739
Supplemental Non-Cash Investing and Financing Activities:
Partial purchase of note payable by related party	$—	$70,000
The accompanying notes are an integral part of these consolidated financial statements.

New Era Helium Corp.
Notes to Unaudited Consolidated Financial Statements
NOTE 1.   ORGANIZATION AND BASIS OF PRESENTATION
Organization and Nature of Operations
New Era Helium Corp. (the “Company”) is a Nevada corporation. The Company was formed on February 6, 2023, through a Reorganization Agreement and Plan Share Exchange (the “Agreement”) with Solis Partners. LLC (“Solis Partners”) as described further in the paragraph below. The Company’s primary operations include the exploration, development, and production of helium, natural gas, oil, and natural gas liquids (“NGLs”). The Company’s producing oil and gas assets and non-producing acreage are primarily located in Chaves County, New Mexico. The Company also owns overriding royalty interests located in Howard County, Texas.
On February 6, 2023, the Company entered into the Agreement with Solis Partners. Immediately prior to February 6, 2023, the Company was authorized to issue 190 million shares of common stock with a par value of $0.001 per share and 10 million shares of preferred stock with a par value of $0.001 per share. Subject to the terms of the Agreement, all issued and outstanding member interests in Solis Partners was automatically converted and exchanged for 5 million shares of the Company’s common stock.
The Company’s wholly owned subsidiary Solis Partners is a Texas limited liability company. Solis Partners owns and operates the Company’s producing oil and gas assets and non-producing acreage. The Company’s wholly owned subsidiary NEH Midstream LLC (“NEH Midstream”) is a Texas limited liability company, formed August 4, 2023. NEH Midstream is the owner of the helium offtake and tolling agreements. NEH Midstream is in the process of constructing a natural gas processing facility in which NEH Midstream will be the owner and operator.
Basis of Presentation
The accompanying unaudited interim consolidated financial statements of the Company as of March 31, 2024, and March 31, 2023, have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) issued by the Financial Accounting Standards Board (“FASB”) on a going concern basis, which contemplates the continuity of operations, the realization of assets and the satisfaction of liabilities in the normal course of business. The balance sheet as December 31, 2023, is derived from the audited financial statements. In the opinion of management, all adjustments, consisting primarily of normal recurring accruals, considered necessary for a fair presentation for the periods presented have been included. Management has made certain estimates and assumptions that affect reported amounts in the unaudited consolidated financial statements and disclosures. Actual results may differ from those estimates. Operating results for the three months ended March 31, 2024, are not necessarily indicative of the results that may be expected for the year ended December 31, 2024 or thereafter.
These interim consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial reporting, and the Company believes that the disclosures made are adequate to make the information not misleading. Certain disclosures have been condensed or omitted from the consolidated financial statements. Accordingly, they do not include all the information and notes required by US GAAP for complete consolidated financial statements and should be read in conjunction with the Company’s financial statements and footnotes for the year ended December 31, 2023.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exemptions emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered un the Securities and Exchange Act of 1934, as amended ) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies by any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different applications dates for public or private companies, the Company as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.
Risks and Uncertainties
As a producer of helium, natural gas, NGLs and oil, the Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for helium, natural gas, NGLs and oil, which are dependent upon numerous factors beyond its control such as economic, political, and regulatory developments and competition from other energy sources. The energy markets have historically been very volatile, and there can be no assurance that the prices for helium, natural gas, NGLs or oil will not be subject to wide fluctuations in the future. A substantial or extended decline in prices for helium, natural gas, NGLs and oil could have a material adverse effect on the Company’s financial position, results of operations, cash flows, the quantities of natural gas, helium, NGL and oil reserves that may be economically produced and the Company’s access to capital.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany transactions and balances.
Segments
Based on the Company’s organization structure, the Company has one operating segment, which is the development, exploration and production of natural gas, helium, NGLs and oil. In addition, the Company has a single company-wide management team that allocates capital resources to maximize profitability and measures financial performance as a single enterprise.
Functional and reporting currency
The functional and reporting currency of the Company is the United States dollar.
Liquidity and Going Concern
The Company recorded a net loss of $(859,032) for the three months ended March 31, 2024, net income of $10,145 for the year ended December 31, 2023 and net income of $197,474 for the year ended December 31, 2022. As of March 31, 2024, the Company had a working capital deficit of $(2,003,914) and a cash balance of $127,078.
Historically, the Company’s primary sources of liquidity have been cash received from oil, natural gas, and product sales, contributions from members, and borrowings.
Management’s assessment of the entity’s ability to continue as a going concern involves making a judgement, at a particular point in time, about inherently uncertain future outcomes of events or conditions.
Any judgment about the future is based on information available at the time at which the judgment is made. Subsequent events may result in outcomes that are inconsistent with judgments that were reasonable at the time they were made. Management have taken into account the following:
a.
The Company’s financial position; and

b.
The risks facing the Company that could impact liquidity and capital adequacy.

The Company’s future capital requirements will depend on many factors, including the Company’s revenue growth rate, the timing and extent of spending to support further sales and marketing efforts. In order to finance these opportunities, the Company will need to raise additional financing. While there can be no assurances, the Company intends to raise such capital through additional equity raises. The equity raises will continue to be effectuated via a private placement, continuation of the business combination transaction, or other transaction. If additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to the Company or at all. If the Company is unable to raise additional capital when desired, the Company’s business, results of operations and financial condition would be materially and adversely affected.
As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities, certain disclosures at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Significant estimates affecting the financial statements have been prepared on the basis of the most current and best available information. The estimates and assumptions include but are not limited to inputs used to calculate asset retirement obligations (“AROs”) (Note 10), the estimate of proved natural gas, oil, helium, and natural gas liquids reserves and related present value estimates of future net cash flows therefrom (Note 5), and inputs used to calculate the value of common shares issued for services (Note 11). These estimates and assumptions are based on management’s best estimates and judgements. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the financial statements.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity date of three months or less to be cash equivalents. As of March 31, 2024 and December 31, 2023, the Company did not hold any cash equivalents other than cash on deposit.
Restricted Investments
Restricted investments related to Certificates of Deposit (“CDs”) held at West Texas National Bank. These CDs are used as collateral for operating and plugging bonds for the New Mexico Oil Conservation Division, New Mexico State Land Office, and the Bureau of Land Management.
Receivables and Allowance for Expected Losses
The Company’s receivables result primarily from the sale of oil, natural gas and NGLs as well as billings to joint interest owners for properties in which the Company serves as the operator. Receivables from product sales are generally due within 30 to 60 days after the last day of each production month and do not bear any interest. Receivables associated with joint interest billings are regularly reviewed by Management for collectability, and they establish or adjust an allowance for expected losses as necessary. The Company determines its allowance for each type of receivable by considering a number of factors, including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligation to the Company, the condition of the general economy and the industry as a whole. Management has determined that an allowance for expected losses was not required for the three months ended March 31, 2024, and the year ended December 31, 2023.

	March 31, 2024	December 31, 2023
Oil, natural gas and NGL sales	$32,801	$76,115
Joint interest accounts receivable	473,712	494,587
Unbilled joint interest expense	57,601	(852)
Total joint interest related receivables	534,313	493,735
Other accounts receivable	104,599	122,501
Allowance for expected losses	—	—
Total Accounts receivable, net	$671,713	$692,351
The beginning accounts receivable balance at January 1, 2023 was $835,173.
The Company did not write off any accounts receivables during the three months ended March 31, 2024, but the Company did write off $31,851 of joint interest accounts receivables during the year ended December 31, 2023.
Property, Plant and Equipment
Property, plant and equipment are stated at cost, less accumulated depreciation. Betterments, renewals, and extraordinary repairs that materially extend the useful life of the asset are capitalized; other repairs and maintenance charges are expensed as incurred. The Company includes in property, plant and equipment the processing plant under construction, computer equipment, furniture and fixtures, and leasehold improvements.
Depreciation and amortization expense is calculated using the straight-line method over the estimated useful lives of the related assets, which results in depreciation and amortization being incurred evenly over the life of an asset. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service.
Management performs ongoing evaluations of the estimated useful lives of the property and equipment for depreciation purposes. Management periodically reviews long-lived assets, other than oil and gas property, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable.
The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its carrying amount. The Company recorded no impairment charges during the three months ended March 31, 2024 and 2023.
Oil and Gas Properties
The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells, administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to operations.
The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and excluding unevaluated and unproved properties, are amortized as depletion expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.
The costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves, together with capitalized interest costs for these projects.

Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.
Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, including asset retirement costs, less accumulated amortization and related deferred income taxes, may not exceed an amount (the “cost ceiling”) equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current prices and operating conditions, discounted at ten percent (10%), plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to operations. For purposes of the ceiling test calculation, current prices are defined as the un-weighted arithmetic average of the first day of the month price for each month within the 12-month period prior to the end of the reporting period. Prices are adjusted for basis or location differentials. Unless sales contracts specify otherwise, prices are held constant for the productive life of each well. Similarly, current costs are assumed to remain constant over the entire calculation period.
Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves. The Company recorded no ceiling test impairment charges during the three months ended March 31, 2024 and 2023.
Accounts Payable
The Company’s payables and accrued expenses result primarily from the operation of its oil and natural gas properties as well as administration of the Company. On properties in which the Company is operator, the Company pays 100% of most operating costs, then bills the non-operating partners for their share of the costs. The Company records the Company’s share these costs in its consolidated statements of operations. Accounts payables are generally due within 30 of receipt of the invoices by the Company and do not bear any interest.
	March 31, 2024	December 31, 2023
Trade payable	$1,264,568	$773,387
Suspense payable	786,257	727,153
Total accounts payable	$2,050,825	1,500,540
Leases
The Company determines if an arrangement is a lease at inception. Operating leases are recorded in operating lease right-of-use asset, operating lease liability, current, and operating lease liability, long-term on the consolidated balance sheets.
Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. Operating lease assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s lease does not provide an implicit rate, the Company uses the incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate used at adoption was 2.37%. Significant judgement is required when determining the incremental borrowing rate. Rent expense for lease payments is recognized on a straight-line basis over the lease term.
Asset retirement obligations
The Company records a liability for asset retirement obligations (“ARO”) associated with its oil and gas wells when the well has been completed. The ARO is recorded at its estimated fair value, measured by the expected future cash outflows required to satisfy the abandonment and restoration discounted at our credit-adjusted risk-free interest rate. The corresponding cost is capitalized as an asset and included in the carrying amount of oil and gas properties and is depleted over the useful life of the properties. Subsequently, the ARO liability is accreted to its then-present value.
Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.
Financial Instruments and Concentrations of Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivables. The Company maintains its cash in accounts with major financial institutions within the United States. The Company’s cash balances can, at times, exceed amounts insured by the Federal Deposit Insurance Corporation. The Company places its cash with high credit quality financial institutions. The Company has not experienced any losses in these accounts and believes it is not exposed to any significant credit risk.
The Company is subject to credit risk resulting from the concentration of its oil, natural gas and NGL receivables with significant purchasers. One purchaser accounted for all of the Company’s oil sales revenues for the three months ended March 31, 2024 and 2023. A separate purchaser accounted for all the natural gas and NGL revenues for the three months ended March 31, 2024 and 2023. The Company does not require collateral. While the Company believes its recorded receivables will be collected, in the event of default the Company will follow normal collection procedures. The Company does not believe the loss of either purchaser would materially impact its operating results as oil, natural gas and NGLs are fungible products with a well-established market and numerous purchasers.
Revenue recognition
The Company records revenue in accordance with FASB ASC 606, Revenue from Contracts with Customers (“ASC 606”) which uses a five-step model that requires entities to exercise judgment when considering the terms of the contract(s) which includes (i) identifying the contract(s) with the customer, (ii) identifying the separate performance obligations in the contract, (iii) determining the transaction price, (iv) allocating the transaction price to the separate performance obligations, and (v) recognizing revenue as each performance obligation is satisfied.
Revenue from contracts with customers
The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product to a customer or the processor of the product. Revenue is measured based on the consideration the Company expects to receive in exchange for those products.
Performance obligations and significant judgments
The Company sells oil and natural gas products in the United States through a single reportable segment. The Company enters into contracts that generally include oil, natural gas, and associated liquids in variable quantities and priced based on a specific index related to the type of product.

The oil and natural gas is typically sold in an unprocessed state to processors and other third parties for processing and sale to customers. The Company recognizes revenue at a point in time when control of the oil or natural gas passes to the customer or processor, as applicable, discussed below.
The Company sells its oil to a single purchaser under a month-to-month purchase agreement at a price based on an index price from the purchaser. This agreement with continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Oil that is produced from the Company’s wells is stored in tank batteries located on the Company’s lease. When the purchaser’s truck connects to the storage tank and oil enters the truck, control of the oil is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.
The Company sells its natural gas and NGLs to a single purchaser, who is also the processor, under a purchase agreement at a price based on an index price from the purchaser which expires on May 31, 2024. This agreement will continue on a month-to-month basis thereafter unless and until terminated by the Company or the purchaser with a 30-day advance notice. Under our natural gas and NGL contracts with processors, when the unprocessed natural gas is delivered at the sales meter, control of the gas is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized. In the cases where the Company sells to a processor, management has determined that the processors are customers. The Company recognizes the revenue in these contracts based on the net proceeds received from the processor.
The Company will sell its helium to two purchasers, each purchasing 50% of the helium production under 10-year contracts. One of the contracts will commence upon delivery of gaseous helium production at the tailgate of the processing plant. The other contract will commence upon delivery of liquid helium from the Keyes Helium Company (“Keyes Helium”) liquefaction plant located in Keyes, Oklahoma. When the gaseous helium is loaded into the gaseous helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations will be satisfied, and revenue will be recognized. With regards to liquid helium, the Company will transport the gaseous helium to the Keyes Helium liquefaction plant. Once the helium has been liquified and loaded into the liquid helium trailer, control of the helium is transferred to the purchaser, the Company’s obligations are satisfied, and revenue is recognized.
The Company has no unsatisfied performance obligations at the end of each reporting period.
Management does not believe that significant judgments are required with respect to the determination of the transaction price, including any variable consideration identified. There is a low level of uncertainty due to the precision of measurement and use of index-based pricing adjusted for transportation and other related deductions, which are based on contractual or historical data. Additionally, any variable consideration identified is not constrained.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The hierarchy is broken down into three levels based on the observability of inputs as follows:
•
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment;

•
Level 2 — Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly; and

•
Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Our asset retirement obligation liabilities are measured at fair value on a non-recurring basis and estimated as follows:
	Level 1	Level 2	Level 3	Total
March 31, 2024
ARO liabilities	$—	$—	$1,696,345	$1,696,345
December 31, 2023
ARO liabilities	$—	$—	$1,654,968	$1,654,968
Stock-based compensation	—	—	$2,499,000	$2,499,000
The carrying value of cash and cash equivalents, trade receivable, prepaid and other current assets, due from related parties, accounts payable, accrued expenses, due to related party, and other current liabilities, as reflected in the consolidated balance sheets, approximate fair value, due to the short-term maturity of these instruments. The carrying value of notes payable approximates their fair value due to immaterial changes in market interest rates. The shares issued in the stock-based compensation were valued at $2,499,000, the fair market values on the grant date using the share price of common stock sold to investors approximately 30 days from the grant date.
Related parties
Management approves all material related-party transactions. Management considers the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to the Company and the relevant related party. In determining whether to approve a related party transaction, the following factors are considered: (1) if the terms are fair to the Company, (2) if there are business reasons to enter into the transaction, or (3) if the transaction would present an improper conflict of interest for any officer.
Income taxes
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts for income tax purposes and net operating loss and tax credit carryforwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.
The Company reviews its deferred tax assets for recoverability and establishes a valuation allowance based on projected future taxable income, applicable tax strategies and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not (likelihood of greater than 50 percent) that some portion or all the deferred tax assets will not be realized. The Company has not established a valuation allowance as of March 31, 2024, and December 31, 2023.
The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based upon the technical merits of the position. If all or a portion of the unrecognized tax benefit is sustained upon examination by the taxing authorities, the tax benefit will be recognized as a reduction to the Company’s deferred tax liability and will affect the Company’s effective tax rate in the period it is recognized. See Note 12 for additional information.
The Company records any tax-related interest charges as interest expense and any tax-related penalties as other expense in the consolidated statements of operations of which there have been none to date.
The Company is also subject to the Texas Margin Tax. The Company realized no Texas Margin Tax in the accompanying consolidated financial statements as we do not anticipate owing any Texas Margin Tax for the periods presented.

Stock-based compensation
The Company accounts for its stock-based compensation awards in accordance with Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires all stock-based payments to employees and non-employees including grants of stock options, to be recognized as expense in the statements of operations based on their grant date fair values.
The Company periodically issues common stock and common stock options to consultants for various services. Costs of these transactions are measured at the fair value of the service received or the fair value of the equity instruments issued, whichever is more reliably measurable. The value of the common stock is measured at the earlier of (i) the date at which a firm commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty’s performance is complete.
Recent accounting pronouncements
In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures,” which enhances the transparency and decision usefulness of income tax disclosures. The amendments address more transparency about income tax information through improvements to income tax disclosures primarily related to the rate reconciliation and income taxes paid information. The ASU also includes certain other amendments to improve the effectiveness of income tax disclosures. The amendments in the ASU are effective for public business entities for annual periods beginning after December 31, 2024 on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of this guidance.
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU updates reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense and information used to assess segment performance. The amendments in the ASU are effective for public entities for fiscal years beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is still evaluating the effect of the adoption of this guidance.
NOTE 3:   PREPAID EXPENSES AND OTHER CURRENT ASSETS
The following table presents the components of prepaid expenses as of the dates indicated:
	March 31, 2024	December 31, 2023
Prepaid expense	$73,317	$90,273
Deferred closing costs	3,367	8,417
Security deposit	5,050	5,050
Other	9,986	9,986
Total prepaid expenses	$91,720	$113,726
The following table presents the components of other current assets as of the dates indicated:
	March 31, 2024	December 31, 2023
Inventory – helium, at cost	$235,400	$—
Total other current assets	$235,400	$—
The Company’s subsidiary, NEH Midstream, purchased helium from Badger Midstream Energy, LP (“Badger”) in the amounts of $94,600 and $140,800 during the months of January 2024 and February 2024, respectively. This helium was kept in inventory until such time as it could be delivered to the liquefaction plant. The Company subsequently assigned this inventory to AirLife Gases USA, Inc. (“AirLife”). (See NOTE 16. SUBSEQUENT EVENTS)
NOTE 4.   PROPERTY, PLANT AND EQUIPMENT
The Company will record depreciation expense for processing plant over its estimated useful life. Depreciation on the processing plant will commence once the processing plant is placed into service. The

Company records depreciation expense for computer equipment and furniture and fixtures over a useful life of five years. The Company records depreciation expense for leasehold improvement over the lesser of their estimated useful lives or the underlying terms of the associated leases.
	March 31, 2024	December 31, 2023
Processing plant under construction – cost	$3,781,736	$3,581,736
Computer equipment – cost	9,820	9,820
Furniture and fixtures – cost	22,101	22,101
Leasehold improvements – cost	23,006	23,006
Total – cost	3,836,663	3,636,663
Processing plant under construction – accumulated depreciation	—	—
Computer equipment – accumulated depreciation	(5,401)	(4,910)
Furniture and fixtures – accumulated depreciation	(12,956)	(11,850)
Leasehold improvements – accumulated depreciation	(10,325)	(9,175)
Total – accumulated depreciation	(28,682)	(25,935)
Processing plant under construction – net	3,781,736	3,581,736
Computer equipment – net	4,419	4,910
Furniture and fixtures – net	9,145	10,251
Leasehold improvements – net	12,681	13,831
Total Property, plant and equipment, net	$3,807,981	$3,610,728
The Company recorded depreciation expense in the amounts of $2,746 and $2,568 during the three months ended March 31, 2024, and 2023, respectively.
NOTE 5.   OIL AND NATURAL GAS PROPERTIES
	March 31, 2024	December 31, 2023
Evaluated Oil and natural gas properties – cost	$6,398,175	$6,368,179
Total – cost	6,398,175	6,368,179
Accumulated depletion and impairment	(5,621,359)	(5,426,488)
Oil and natural gas properties, net	$776,816	$941,691
The Company had no unevaluated properties at March 31, 2024 and December 31, 2023.
The Company recorded depletion expense in the amounts of $194,871 and $227,631 during the three months ended March 31, 2024, and 2023, respectively.
Additions
During the three months ended March 31, 2024, the Company incurred $29,996 of cost associated with staking various locations in Chaves County, New Mexico.
NOTE 6.   NOTES PAYABLE
On June 1, 2023, the Company renewed a secured Promissory Note (“the Note”) with a balance of $475,000, an interest rate of 14%, and requiring a principal reduction payment of $10,000, and a fee payment of $16,341 upon renewal and maturing on December 1, 2023. On December 1, 2023, the balance of $465,000 of the Note was renewed, requiring fee payment of $15,719 upon renewal and maturing on June 1, 2024. The Note carries an interest rate of 14.5%. As of March 31, 2024 and December 31, 2023, there were $468,183 and $469,968, respectively, payable on the Note which includes accrued interest. These amounts were recorded as Notes payable — current on the Company’s consolidated balance sheets.

On August 25, 2023, the Company, through its wholly owned subsidiary NEH Midstream, LLC., entered into a Promissory Note (“AirLife Note”) with AirLife Gases USA Inc. (“AirLife”). Under the AirLife Note, NEH Midstream agreed to pay AirLife the principal sum of $2,000,000 or such lesser amount as shall equal the outstanding principal amount of the Advance made to NEH Midstream by AirLife. The entire balance will be due on the earlier of (i) the date that is 18 months after the commencement date as defined the Purchase and Sale Agreement between NEH Midstream and AirLife dated August 25, 2023, or (ii) May 30, 2027. Interest shall accrue at 0.0211%, compounded daily, equivalent to an annual interest rate of 8%, commencing on the date the advance was made and continuing until repaid. The Company’s interest in certain oil and natural gas properties, included within the Oil and natural gas properties, net (full cost) balance on the Company’s consolidated balance sheets are pledged as collateral for the AirLife Note. As of March 31, 2024 and December 31, 2023, this amount, including accrued interest of $92,809 and $53,013, respectively and was recorded as Notes payable — noncurrent on the Company’s consolidated balance sheets.
Starting in February 2024, NEH conducted a bridge financing round, pursuant to which it issued 10% Secured Convertible Debentures (the “Bridge Financing Debentures”) to certain investors. The Bridge Financing Debentures are payable on the earliest of: i) the date that the holder accelerates the obligations under the Bridge Financing Debentures; ii) March 1, 2025; or iii) the consummation of the business combination. The Bridge Financing Debentures are not eligible for prepayment and interest accrues monthly. Provided that the date of consummation of the business combination occurs prior to either March 1, 2025 or the date on which the holder accelerates the obligations under the Bridge Financing Debentures, the Bridge Financing Debentures are convertible into common stock of the Combined Company at a conversion rate determined by dividing (i) the principal and interest converted hereunder by (ii) the per share valuation (on a fully diluted basis) of the Combined Company’s common stock using a pre-money valuation of the Company of $20 million. The Company’s interest in certain oil and natural gas properties, included within the Oil and natural gas properties, net (full cost) balance on the Company’s consolidated balance sheets are pledged as collateral for the Bridge Financing Debentures. As of March 31, 2024, there as $499,611 payable on the Bridge Financing Debentures which includes accrued interest. This amount was recorded as Notes payable — current on the Company’s consolidated balance sheets.
NOTE 7.   LEASE LIABILITIES
The Company currently occupies office space in Midland, Texas under a month-to-month arrangement. The Company is reviewing its options regarding continued use of this office space and will continue to expense the cost to use this office.
On May 27, 2022, the Company entered into a 12-month lease agreement for office space in Hermosa Beach, California. The lease had a base monthly rent of approximately $2,550 expired on May 31, 2023. The Company reached an agreement with the lessor to continue occupancy of this space on a month-to-month basis. It is the Company’s intention to remain at this location though May 31, 2024. The Company will review options regarding the continuation of using this office space but will begin to expense the cost to use this office after May 31, 2024.
Other information related to leases as of March 31, 2024 and December 31, 2023, is as follows:
	Year Ended March 31, 2024	Year Ended December 31, 2023
Weighted-average remaining lease term Operating leases	0.17 years	0.21 years
Weighted-average discount rate Operating leases	2.85%	2.85%
The future minimum rental payments required under the operating leases as of March 31, 2024, are as follows:
2024	$5,100
Total future minimum lease payments	5,100
Less imputed interest	(6)
Total	$5,094

A reconciliation of current lease liabilities as recognized in the consolidated balance sheet as of March 31, 2024 and December 31, 2023, is as follows:
	Year Ended March 31, 2024	Year Ended December 31, 2023
Lease liabilities – current	$5,100	$12,750
Total future minimum lease payments	5,100	12,750
Less imputed interest	(6)	(60)
Total	$5,094	$12,690
NOTE 8.   RELATED PARTY TRANSACTIONS
Balance outstanding of related parties:
Name of Party	Receivable / Payable	As of March 31, 2024	As of December 31, 2023
Will Gray	Payable (note)	$170,000	$170,000
Will Gray	Payable (expenses)	21,821	6,464
Mike Rugen	Payable (consulting fees and expenses)	4,608	21,115
Joel Solis	Payable (note)	175,000	175,000
Adrian Beeston	Payable (note)	50,000	—
Liberty Pump & Supply, Co.	Payable (field operations, insurance)	594,225	393,072
Tall City Well Service	Payable (field operations)	124,610	120,462
Total	Payable	$1,140,264	$886,113
On December 28, 2023, the Company entered into a series of agreements with E. Will Gray II, the Company’s CEO and Director. One agreement had an effective date of March 29, 2023, and acknowledges the Company’s receipt from Mr. Gray of $45,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. Another agreement had an effective date of April 19, 2023, and acknowledges the Company’s receipt from Mr. Gray of $35,000. The Company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. The final agreement had an effective date of December 22, 2023, and acknowledges the Company’s receipt from Mr. Gray of $90,000. The company promises to pay Mr. Gray the full amount on or before the earlier of (i) February 15, 2024, or (ii) the closing of the Company’s business combination with Roth CH Acquisitions V Co. As February 15, 2024, the Company had not repaid the amounts due to Mr. Gray.
The Company received $50,000 on January 22, 2024 from Adrian Beeston, an investor, and received $150,000 on January 30, 2024 from Joel Solis, the Company’s Chairman of the Board. These loans bear no interest and shall be repaid by the Company no later than April 1, 2024. On February 29, 2024 the Company repaid the $150,000 due to Mr. Solis. As April 1, 2024, the Company had not repaid the amount due to Mr. Beeston.
On March 5, 2024, the Company entered into an agreement with Joel G. Solis, the Company’s Chairman and Director. This agreement acknowledges the Company’s receipt from Mr. Solis of $50,000 on February 9, 2023, $45,000 on February 14, 2023, $20,000 on February 17, 2023, and $60,000 on February 27, 2023 (the “Loans”). The Loans bear no interest and shall be repaid by no later than June 30, 2024.

NOTE 9:   OTHER CURRENT LIABILITIES
The following table presents the components of other current liabilities as of the dates indicated:
	March 31, 2024	December 31, 2023
Royalty payable – ONRR	$25,417	$45,059
Total other current liabilities	$25,417	$45,059
NOTE 10.   ASSET RETIREMENT OBLIGATIONS
The Company has a number of oil and gas wells in production and will have AROs that will be settled once the wells are permanently removed from service. The primary obligations involve the removal and disposal of surface equipment, plugging and abandoning the wells and site restoration.
AROs associated with the retirement of tangible long-lived assets are recognized as liabilities with an increase to the carrying amounts of the related long-lived assets in the period incurred. The fair value of AROs is recognized at the date a new well is completed or the acquisition date of the working interest. The cost of the tangible asset, including the asset retirement cost, is depleted over the life of the asset. AROs are recorded at estimated fair value, measured by reference to the expected future cash outflows required to satisfy the retirement obligations discounted at the Company’s credit-adjusted risk-free interest rate. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value. If estimated future costs of AROs change, an adjustment is recorded to both the ARO and the long-lived asset. Revisions to estimated AROs can result from changes in retirement cost estimates including revisions to estimated inflation rates, revisions to estimated discount rates and changes in the estimated timing of abandonment. The Company used the following inputs in its calculation of its asset retirement obligations.
	Three Months Ended March 31, 2024	Year Ended December 31, 2023
Inflation rate	3.087%	3.087%
Discount factor	10.0%	10.0%
Estimated asset life	9.75 – 49.75 years	11 – 50 years
The following table shows the change in the Company’s ARO liability for the three months ended March 31, 2024 and year ended December 31, 2023:
Asset retirement obligations, January 1, 2023	$5,485,915
Liabilities incurred	85,802
Liabilities sold	(3,510,966)
Change in estimates	(497,407)
Accretion expense	91,624
Asset retirement obligations, December 31, 2023	1,654,968
Accretion expense	41,377
Asset retirement obligations, March 31, 2024	$1,696,345
NOTE 11.   EQUITY
Reorganization Agreement and Plan Share Exchange and Issuance of Shares
On February 6, 2023, the Company entered into the Agreement (see Note 1).
Common Shares Issued for Services
On February 6, 2023, the Company issued a total of 714,000 shares of its common stock for services rendered. These shares were valued at $2,499,000, the fair market values on the grant date using the share price of common stock sold to investors approximately 30 days from the grant date. The Company recognized stock-based compensation expense of approximately $2,499,000 during the year ended December 31, 2023. This amount was recorded by the Company in general and administrative expenses in the Company’s consolidated statements of operations.
On February 7, 2023, the Board approved the designation of 5,000 shares of preferred stock as Series X Preferred Stock. These shares will not be entitled to receive dividends, shall not be entitled to any liquidation preference, shall not have any rights to convert to common stock, and will not be subject to redemption. The holders of the Series X Preferred Stock will have the right to vote in an amount equal to 1,000 votes per share of Series X Preferred Stock.
The Board approved the issuance of the Series X Preferred shares as follows:
•
2,000 to Joel G. Solis (Chairman)

•
1,000 to Pecos Slope Holdings (controlled by Will Gray — CEO and Director)

•
1,000 to Casey J. Solis (investor)

•
1,000 to Robert C. Solis (investor)

Sale of Common Shares
During the period January 1, 2023 through March 31, 2024, the Company entered into subscription agreements and approved the issuance of the following shares of common stock:
Month	Number of Common Shares	Price Per Share	Proceeds
March 2023	108,642	$3.50	$380,250
April 2023	42,858	3.50	150,000
May 2023	57,143	3.50	200,000
June 2023	42,858	3.50	150,000
July 2023	85,715	3.50	300,000
August 2023	57,143	3.50	200,000
October 2023	22,856	3.50	80,000
November 2023	30,005	3.50	105,019
December 2023	44,286	(1)	(1)
Total 2023	491,506		$1,565,269
January 2024	3,429	$3.50	12,000
Total 2024	3,429		$12,000

(1)
On December 28, 2023, the Company entered into a Convertible Promissory Note with Joel Solis, Chairman, in the amount of $155,000 (the “Solis Note”). On the earlier of (i) February 15, 2024 or (ii) closing of the Company’s business combination with Roth CH Acquisition V Co., the Company shall, except if elected otherwise by Mr. Solis, pay an amount representing all the outstanding principal, accrued and unpaid interest and unpaid late charges. The Company may prepay any portion of the Solis Note at any time. Mr. Solis may convert the outstanding balance of Solis Note (“Conversion Amount”) into a validly issued, fully paid and non-assessable share of common stock. The number of shares shall be determined by dividing the Conversion Amount by $3.50. On December 28, 2023, Mr. Solis elected to convert the Solis Note into 44,286 shares of common stock.

On October 3, 2023, the Board approved the Company’s sale and issuance of up to 750,000 shares of common stock. On November 14, 2023, the Board authorized the sale and issuance of an additional 650,000 of common stock.
NOTE 12.   INCOME TAXES
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (“IRA 2022”). The IRA 2022, among other tax provisions, imposes a 15% corporate alternative minimum tax based on financial statement income, effective for tax years beginning after December 31, 2022. The IRA 2022 also establishes a 1% excise tax on stock repurchases made by publicly traded U.S. corporations, effective for stock repurchases after December 31, 2022. The IRA 2022 did not impact the Company’s current year tax provision or the Company’s consolidated financial statements.
The Company files a consolidated federal income tax return and various state income tax returns. The amount of income taxes the Company records requires the interpretation of complex rules and regulations of federal and state taxing jurisdictions.
The components of the Company’s consolidated provision for income taxes from operations are as follows:
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Current provision for income taxes:
Federal	$—	$—
State	—	—
Total Current provision for income taxes	$—	$—
Deferred income tax benefit:
Federal	$(238,334)	$(1,095,225)
State	(43,036)	(197,766)
Total Deferred income tax benefit	$(281,370)	$(1,292,991)
Total provision for income taxes	$(281,370)	$(1,292,991)
A reconciliation of the U.S. federal statutory rate to the Company’s effect income tax rate is as follows:
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Tax statutory rate	21.0%	21.0%
Income tax benefit at the federal statutory rate	(239,485)	(698,684)
Change in entity tax status*	—	(1,088,171)
Nondeductible expenses	1,151	525,192
State taxes, net of federal benefit	(43,036)	(31,328)
Income tax benefit	(281,370)	(1,292,991)
Effective income tax rate	24.7%	38.9%

*
See Note 1 for further information.

GAAP requires deferred income tax assets and liabilities to be measured at the enacted tax rate expected to apply when temporary differences are to be realized or settled. Significant components of net deferred tax assets (liabilities) at March 31, 2024 and December 31, 2023 are as follows:
	March 31, 2024	December 31, 2023
Deferred tax assets:
Depreciation and depletion on oil and gas assets	$525,461	$466,890
Net operating loss carryforwards	378,247	154,976
Total deferred tax assets	$903,708	$621,866
Deferred tax liabilities:
Prepaid expenses	$(7,331)	$(6,178)
Other PPE depreciation	(6,507)	(7,188)
Total deferred tax liabilities	$(13,838)	$(13,366)

	March 31, 2024	December 31, 2023
Net Deferred tax assets (liabilities)	$889,870	$608,500
Net	$889,870	$608,500

A valuation allowance for deferred tax assets, including net operating losses, is recognized when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. To assess that likelihood, we use estimates and judgment regarding our future taxable income, and we consider the tax consequences in the jurisdiction where such taxable income is generated, to determine whether a valuation allowance is required. Such evidence can include our current financial position, our results of operations, both actual and forecasted, the reversal of deferred tax liabilities, and tax planning strategies as well as the current and forecasted business economics of our industry. The Company did not record a valuation allowance for the three months ended March 31, 2024 or the year ended December 31, 2023.
NOTE 13.   EARNINGS PER SHARE AND MEMBERS’ UNIT
The Company calculated net income/(loss) per share using the treasury stock method. The table below sets for the computation of basic and diluted net income/(loss) per share for the period presented below.
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Net loss	$(859,032)	$(2,034,074)
Basic weighted average common shares outstanding	6,208,898	5,443,699
Diluted weighted average common shares outstanding	—	—
Basic and diluted weighted average common shares outstanding	6,208,898	5,443,699
Basic and diluted net loss per share	$(0.14)	$(0.37)
NOTE 14.   COMMITMENTS AND CONTINGENCIES
Environmental Matters
The Company, as a lessee of oil and gas properties, is subject to various federal, provincial, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under an oil and gas lease for the cost of pollution clean-up resulting from operations and subject the lessee to liability for pollution damages. In some instances, the Company may be directed to suspend or cease operations in the affected area. There can be no assurance, however, that current regulatory requirements will not change, or past noncompliance with environmental laws will not be discovered on the Company’s properties.
Irrevocable Standby Letter of Credit and Promissory Note
On September 24, 2020, the Company entered into an irrevocable standby letter of credit (“LOC”) and a promissory note with West Texas National Bank in the amount of $25,000 with variable interest initially of 4.25% per annum and maturing on December 24, 2021. No amount was drawn down under this LOC up to the date it was amended on October 29, 2021.
On October 29, 2021, the Company entered into an amendment of the LOC a new promissory note, increasing the amount to $425,000 with variable interest initially of 4.25% per annum and maturing on September 29, 2025. On January 1, 2022, and March 29, 2022, the LOC was amended, and new promissory notes were executed increasing the amount to $650,000 and $920,000, respectively. As of March 31, 2024 and December 31, 2023, no amount was drawn down under the LOC.

NOTE 15:   REVENUES
The following table presents the revenue by type as of the dates indicated:
	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023
Natural gas	$509,734	$579,807
Less gathering and processing	(302,134)	(401,789)
Natural gas, net	207,600	178,018
NGL	66,049	53,353
Oil	55,562	10,065
Total Revenue, net	$329,211	$241,436
NOTE 16.   SUBSEQUENT EVENTS
Assignment of Helium Purchase Contract
On April 19, 2024, the Company’s subsidiary, NEH Midstream entered into an agreement with Badger and AirLife whereas NEH Midstream assigned AirLife all of its rights, title, interest, and obligations in a Contract For Sale and Purchase of Crude Helium entered into August 25, 2023 between NEH Midstream and Badger. This assignment became effective on May 6, 2024 when AirLife paid Badger $235,400 to settle the two outstanding invoices for the purchase of helium during January 2024 and February 2024.
Modification and Renewal of Note
On May 31, 2024, the balance of $465,000 of the Note was renewed requiring a fee payment of $15,719 upon renewal and maturing on December 1, 2024. The Note carries an interest rate of 14.5%.

Annex A
BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
by and among
ROTH CH ACQUISITION V CO.,
ROTH CH V MERGER SUB CORP.,
and
NEW ERA HELIUM CORP.
Dated as of January 3, 2024

A-i

A-ii

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Amended and Restated Articles of Incorporation of Surviving Corporation
EXHIBIT C	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT D	Form of Amended and Restated Certificate of Incorporation of Roth
EXHIBIT E	Form of Bylaws of Roth
EXHIBIT F	Directors and Officers of the Surviving Corporation and Roth
EXHIBIT G	Form of Company Support Agreement
EXHIBIT H	Form of Insider Support Agreement
EXHIBIT I	Form of Lock-up Agreement
EXHIBIT J	Insiders of Roth
EXHIBIT K	Parties to Lockup Agreement

A-iii

This Business Combination Agreement and Plan of Reorganization, dated as of January 3, 2024 (this “Agreement”), by and among ROTH CH ACQUISITION V CO., a Delaware corporation (“Roth”), ROTH CH V MERGER SUB CORP., a Delaware corporation (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (the “Company”). Each of Roth, Merger Sub and the Company may be referred to in this Agreement as a “Party,” or collectively as the “Parties.”
Preliminary Statements
A. Roth is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities; Merger Sub is a wholly owned direct subsidiary of Roth and was formed for the sole purpose of entering into a merger.
B. The Company is a corporation formed in Nevada on February 2, 2023 engaged in the exploration and production of helium and natural gas reserves.
C. Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (“DGCL”), Roth and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Roth.
D. Roth and the Company intend, for U.S. federal and applicable state income Tax purposes, that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of United States Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”), intend for this Agreement to constitute, and by this Agreement adopt as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and intend to file the statement required by Treasury Regulations Section 1.368-3(a).
E. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (ii) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company.
F. The Board of Directors of Roth (the “Roth Board”) has (i) determined that the Merger is fair to, and in the best interests of, Roth and its stockholders, (ii) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (iii) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Roth.
G. The Board of Directors of Merger Sub (the “Merger Sub Board”) has (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (ii) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub.
H. Contemporaneously with the execution of, and as a condition and an inducement to Roth and the Company entering into this Agreement, certain stockholders of the Company are entering into and delivering the Company Support Agreement, substantially in the form attached hereto as Exhibit G (the “Company Support Agreement”), pursuant to which each such stockholder has agreed to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby;
I. Contemporaneously with the execution of, and as a condition and an inducement to Roth and the Company entering into this Agreement, certain stockholders of Roth are entering into and delivering the Insider Support Agreement, substantially in the form attached hereto as Exhibit H (the “Insider Support Agreement”), pursuant to which each such Roth stockholder has agreed (i) not to transfer or redeem any Roth Common Stock held by such Roth stockholder, and (ii) to vote in favor of this Agreement and the Merger and the other transactions contemplated hereby at the Roth Stockholders’ Meeting, subject to the terms and conditions set forth therein;
J. Prior to the Closing, the Company shall deliver Lock-Up Agreements, effective as of the Closing, signed by each of the individuals listed on Exhibit K (each, a “Lock-Up Agreement” and collectively, the “Lock-Up Agreements”), setting forth their agreement with respect to the transfer of certain shares of Roth Common Stock after Closing.
K. Roth, prior to the Closing, shall use commercially reasonable efforts to identify additional sources of financing from third party financing sources in the form of equity, equity linked, convertible equity, preferred or debt investments to be consummated concurrently with the consummation of the transactions contemplated by this Agreement.
L. WHEREAS, prior to the consummation of the Transactions, certain of the Key Employees of the Company (as defined in Section 7.07(f)) will enter into employment agreements with Roth and/or the Surviving Corporation (as defined in Section 1.1), in forms which will be mutually agreed upon among the Parties, in each case, to be effective upon the Closing;
M. Concurrently with the Closing, Roth and certain stockholders of the Company and Roth, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached as Exhibit A.
Agreement
In consideration of the foregoing and the mutual covenants and agreements in this Agreement contained, the Parties, by this Agreement, agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01   Certain Definitions.   For purposes of this Agreement:
“Accredited Investor” means a stockholder that (a) is an “accredited investor”, as such term is defined in Rule 501(a) under the Securities Act, and (b) has properly completed and delivered an investor questionnaire in the form prepared by Roth and reasonably satisfactory to the Company that certifies, to the reasonable satisfaction of Roth, that such stockholder is an Accredited Investor.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) will include the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.
“Ancillary Agreements” means the Lock-Up Agreements, Insider Support Agreement, Company Support Agreement, Employment Agreements, Registration Rights Agreement, and all other agreements, certificates and instruments executed and delivered by Roth, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (e) similar legislation applicable to the Company or any Company Subsidiary from time to time.
“Applicable Earnout Share” means the percentage set forth opposite each Eligible Company Equityholder’s name in the Payment Schedule (for the avoidance of doubt, the sum of all percentages set forth opposite each Eligible Company Equityholder’s name in the Payment Schedule shall be equal to 100%).
“Applicable Taxes” mean such Taxes as defined in Internal Revenue Service Notice 2020-65 (and any corresponding Taxes under state or local tax applicable Law).

“Applicable Wages” mean such wages as defined in Internal Revenue Service Notice 2020-65 (and any corresponding wages under state or local tax applicable Law).
“Business Data” means all business information and data, including that which constitutes Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), that is collected, used, stored, shared, distributed, transferred, disclosed, or otherwise processed in the course of the conduct of the business of the Company or any Company Subsidiaries.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.
“Business Systems” means all Systems, that are, in each case, owned, controlled by, in the possession of, or used in the conduct of businesses of either the Company or any Company Subsidiary.
“Claim” means any claim, action, litigation, proceeding (arbitral, administrative, legal, or otherwise), suit, cause, action, charge or demand.
“Company Articles of Incorporation” means the Articles of Incorporation of the Company dated February 2, 2023.
“Company Common Stock” means the shares of the Company’s common stock, par value $0.001 per share.
“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed or purported to be licensed to the Company or any Company Subsidiary.
“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively, the “Effect”) that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated by this Agreement); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (g) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect to the extent permitted by this definition; or (h) any actions taken, or failures to take action, or such other changes or events, in each case, which Roth has requested in writing or to which it has provided prior written consent or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries and geographical regions in which the Company and the Company Subsidiaries operate.
“Company Merger Shares” means 9,000,000 shares of Roth Common Stock which number shall be subject to adjustment based upon the Net Debt (which for the avoidance of doubt do not include Earnout Shares in an amount up to 1,000,000 shares of Roth Common Stock). For purposes of the Company Merger Shares, such amount assumes $37,300,000 of Net Debt. For every dollar of Net Debt lower than $37,300,000 at Closing the Company Merger Shares shall be increased by 1/10 of one share and for every dollar of Net Debt higher than $37,300,000 at Closing the Company Merger Shares shall be decreased by 1/10 of one share.
“Company Organizational Documents” means the Company Articles of Incorporation and the bylaws of the Company.
“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)).
“Company-Owned IP” means all Intellectual Property that (a) is owned or purported to be owned by the Company or any of the Company Subsidiaries, in any case, whether solely or jointly with any other person.
“Company Preferred Stock” means the preferred shares of the Company issued pursuant to the Certificate of Designation, dated February 7, 2023.
“Company Products” means each of the products, services, and Software that have been developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of the Company or any of the Company Subsidiaries.
“Company Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.
“Company Subsidiary” means each subsidiary of the Company.
“Company Transaction Costs” means all out-of-pocket fees, costs and expenses of the Company or the Company Subsidiaries incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, the sum of all outstanding deferred, unpaid or contingent underwriter, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by the Company or the Company Subsidiaries (to the extent the Company or the Company Subsidiaries are responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC, but excluding, for the avoidance of doubt, any accounting, legal or other advisory or any similar fees, commissions or expenses incurred in the ordinary course of business consistent with past practice and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions. For the avoidance of doubt, the transaction costs, fees and expenses incurred by the Company and the Company Subsidiaries in connection with the Transaction Financing and any other private placement of the Company’s securities shall be Company Transaction Costs.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“COVID-19 Measure” means (a) any applicable quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other applicable Law, order or recommendations of a

Governmental Authority, or policy or requirement of any supplier or customer, or (b) any commercially reasonable measures adopted by the Company or any of the Company Subsidiaries (i) for the protection of the health and safety of the Company’s employees, customers, vendors, service providers or any other persons who physically interact with representatives of the Company or visit any location over which the Company exercises any control, (ii) to preserve the assets utilized in connection with the business of the Company and the Company Subsidiaries or (iii) otherwise substantially consistent with actions taken by others in the industries and geographic regions in which affected businesses of the Company and the Company Subsidiaries operate, in each case in connection with or in response to the COVID-19 pandemic or any other global or regional health event, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“Databases” means any and all databases and other compilations and collections of data and information including data compilations, collections of technical data or business data.
“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated intentionally for servicing purposes or to protect against misuse.
“Earnout Period” means the time period between the Closing Date and one hundred and eighty (180) days after the filing of the Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
“EBITDA” means the net income before interest, income, taxes, depreciation and amortization of the Company determined, in accordance with GAAP, which amount shall be based upon the information set forth in the audited financials of the Company.
“Eligible Company Equityholder” means a holder of a share of Company Common Stock immediately prior to the Effective Time.
“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.
“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, generation, labeling, recycling or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety, including all Laws intended to limit or put a price on greenhouse gas emissions.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Ratio” means the following ratio: the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares.
“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, the EU Dual Use Regulation, and similar Laws of any Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.
“Government Official” means any officer or employee of a Governmental Authority, a public international organization or any department, agency or instrumentality thereof, including state-owned or — controlled entities, or any person acting in an official capacity for or on behalf of any such government, department, agency, entity, or instrumentality or on behalf of any such public organization, including: (a) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) a foreign public official as defined in the U.K. Bribery Act 2010, and (c) any non-U.S. political party or party official or any candidate for foreign political office.
“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any fractions or mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Insiders” means certain holders of Roth Common Stock and Roth Warrants as set forth on Exhibit J.
“Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (d) all guarantees by such Person of the Indebtedness of another Person, (e) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar hedging obligations, and (f) any agreement to incur any of the same.
“Intellectual Property” means all intellectual property rights, industrial property rights and proprietary rights, which may exist or be created anywhere in the world, whether statutory, under common law, under international law, treaty or convention, or otherwise, including all such rights in, relating to, arising from or out of, or otherwise associated with: (a) patents, utility patents, design patents, utility models, industrial design rights, certificates of invention, statutory invention registrations, all applications for any of the foregoing (including provisional patent applications, patent cooperation treaty applications and other priority applications) and patent disclosures, together with all reissues, substitutes, continuations, continuations-in-part, divisionals, divisions, revisions, counterparts, extensions, validations, nationalizations, and reexaminations, renewals, thereof and all patents, models, rights, certificates and registrations which may issue on any of the foregoing, including further all rights in any of the foregoing provided by international treaties or conventions, including the right to claim priority in or to any of the foregoing (“Patents”), (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, including all counterparts, divisions, designations and extensions and all rights to claim priority in or to any of the foregoing, together with all of the goodwill associated with the foregoing (“Trademarks”), (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof (“Copyrights”), (d) Trade Secrets, (e) Internet domain names, and (f) Technology.
“IP Contract” means any (a) written Contract assigning to Company or any Company Subsidiary title to any Intellectual Property, excluding any written Contract with employees, contractors and consultants regarding the sale, transfer or acquisition of any Intellectual Property or Technology invented, created, developed, modified, conceived, or reduced to practice during such persons’ employment or retention that are in Company’s or any Company’s Subsidiaries’ standard form and provided, further, that such standard form has been previously provided to Roth; (b) any Contract pursuant to which a Company or any Company Subsidiary uses or has a right to any Company-Licensed IP, excluding Off-the-Shelf Software; (c) any Contract pursuant to which Company or a Company Subsidiary has granted to a third person any right in or to any Company-Owned IP or Company-Licensed IP, excluding non-exclusive licenses implied by Law to end user customers of Company Products in the ordinary course of business; and (d) written Contracts assigning to a third person title to any Intellectual Property owned or purported to be owned by Company or a Company Subsidiary as of such effective date. IP Contracts include settlement agreements and co-existence agreements involving Intellectual Property.
“Knowledge” or “to the Knowledge” of a person shall mean in the case of the Company, the actual knowledge of Joel Solis, E. Will Gray II and Mike Rugen after reasonable inquiry, and in the case of Roth, the actual knowledge of Byron Roth, John Lipman, and Gordon Roth, after reasonable inquiry (it being understood that such “reasonable inquiry” does not require any such individuals to conduct (or have conducted) any Intellectual Property searches, analyses (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions), or scans or audits with respect to Business Systems or Personal Information).
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Leased Real Property” means the real property (excluding the Mineral Leases) leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.
“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind, in each case, that secures the payment or performance of an obligation (other than those created under applicable securities laws).
“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub.
“Mineral Contract” means a material Mineral production sharing contract, lease or license or other similar agreement or right binding on the Company or any of the Company Subsidiaries to explore for, develop, use, produce, sever, process and operate any Mineral interests and associated fixtures or structures for a specified period of time, including any material farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement, any material Mineral production, sales, marketing, transportation, exchange and processing contract and agreement, or any other material contract held for exploration or production of any Minerals, or the disposition of any Minerals produced therefrom, in each case to which the Company or any of the Company Subsidiaries is a party.
“Mineral Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which a person leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Minerals or any other real property, in each case which is material to the operation of such person’s business.
“Mineral Properties” means all interests in and rights with respect to (a) material Mineral and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all Mineral Leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions and (b) all Wells located on or producing from such leases and properties.
“Minerals” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, helium, and any and all other substances produced in association with any of the foregoing, whether hydrocarbon or non-hydrocarbon and whether liquid, solid or gaseous.

“Nasdaq” means The Nasdaq Stock Market LLC.
“Net Debt” means the total Indebtedness of the Company and the Company Subsidiaries after subtracting all cash and liquid assets. Net Debt includes a net capital raise of $8,200,000, $500,000 of Indebtedness, and project financing debt of $45,000,000.
“Off-the-Shelf Software” means any unmodified, commercially available computer Software or Systems that are non-exclusively licensed by the Company or a Company Subsidiary including by clickwrap, browsewrap, or shrinkwrap licenses or terms and conditions that are not substantially negotiable, for a one-time fee of less than USD 50,000 or an ongoing fee of less than USD 25,000 per year.
“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.
“Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (c) Liens for Taxes not yet due and payable or for Taxes which are being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) affecting title to any assets of the Company or any of the Company Subsidiaries and other title defects that do not materially interfere with the present uses of such real property, (f) Liens identified in the Audited Financial Statements, (g) Liens created by or arising under leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, (h) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under leases and licenses and permitted thereunder, (i) with respect to all Leased Real Property, all Liens which are suffered or incurred by the fee owner, any superior lessor, sublessors or licensor, or any inferior lessee, sublessee or licensee, and (j) non-monetary Liens in respect of all matters set forth on title policies or surveys made available by the Company to Roth prior to the date of this Agreement that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its subsidiaries taken as a whole; provided, however, that Permitted Liens do not include licenses or covenants not to sue in regard of Intellectual Property.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, natural person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means (a) information that identifies or could reasonably be used to identify an identifiable individual or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), and (b) any other similar information or data regulated by data privacy or data security Laws.
“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems, including, to the extent applicable to the operations of the Company and the Company Subsidiaries, the following Laws and their implementing regulations: HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act and other U.S. state privacy Laws, state data security Laws, state data breach notification Laws, state consumer protection Laws, the General Data Protection Regulation (EU) 2016/679, China’s Personal Information Security Specification (GB/T 35273-2020), Singapore’s Personal Data Protection Act of 2012, other applicable Laws relating to the transfer of Personal Information, and any other applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Proceeding” means any action, inquiry, proceeding, arbitration, audit, hearing, investigation, examination, administrative or judicial appeal, litigation, suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise.
“Processing” means any operation or set of operations performed upon Personal Information or sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, sale, share, consultation, use, disclosure by transmission, transfer, dissemination, or otherwise making available, alignment or combination, restriction, erasure, or destruction.
“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of Mineral production.
“Products” mean any products or services, including Software, developed, manufactured, marketed, performed, out-licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary.
“Redemption Rights” means the redemption rights provided for in Article SIXTH of the Roth Certificate of Incorporation.
“Registered Intellectual Property” means all Company-Owned IP that is (a) registered with, issued by, or the subject of a pending application before any Governmental Authority or internet domain name registrar, including Internet domain names and (b) a Social Media Handle.
“Release” means spilling, leaking, disposing, discharging, emitting, depositing, dumping, ejecting, leaching, pumping, pouring, injecting, discarding, abandoning, placing, spreading, escaping, or any other release (including any subsurface migration resulting therefrom), however defined, whether intentional or unintentional, into the indoor or outdoor environment.
“Roth Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Roth dated November 30, 2021, as subsequently amended from time to time.
“Roth Common Stock” means Roth’s common stock, par value $0.0001 per share.
“Roth Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Roth or (ii) would prevent, materially delay or materially impede the performance by Roth of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions, in each case by the Outside Date, provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Roth Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Roth operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics, COVID-19 Measure or other force majeure events (including any escalation or general worsening thereof); (e) any actions taken or not taken by Roth as required by this Agreement or any Ancillary Agreement; (f) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated by this Agreement); or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has requested in writing or to which it has provided prior written consent or which actions are expressly contemplated by this Agreement, except in the cases of clauses (a) through (d), to the extent that Roth is materially disproportionately affected thereby as compared with other participants in the industry and geographical regions in which Roth operates.

“Roth Organizational Documents” means the Roth Certificate of Incorporation, the bylaws of Roth, and the Trust Agreement.
“Roth Transaction Costs” means all out-of-pocket fees, costs and expenses of Roth or Merger Sub incurred prior to and on the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, including, without duplication, (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Roth or Merger Sub (to the extent Roth or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (b) the cash portion of any loan payable to the Insiders, the proceeds from which are used by Roth to pay any of the fees, costs or expenses set forth in clause (a).
“Roth Units” means units, each consisting of one share of Roth Common Stock and one-half of one redeemable warrant of Roth.
“Roth Warrant Agreement” means the Warrant Agreement dated November 30, 2021, by and between Roth and the Trustee.
“Roth Warrants” means warrants to purchase shares of Roth Common Stock as contemplated under the Roth Warrant Agreement, with each whole warrant exercisable for one share of Roth Common Stock at an exercise price of $11.50.
“Sanctioned Person” means at any time any person (a) listed on any Sanctions-related list of designated or blocked persons, including but not limited to the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, (b) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (c) 50% or more owned or controlled, directly or indirectly, by one or more of the foregoing.
“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (a) the United States (including without limitation the U.S. Department of the Treasury Office of Foreign Assets Control, U.S. Department of State, and U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.
“Social Media Handles” means all social media user names, handles, hashtags and account names associated with social media platforms such as but not limited to Facebook, LinkedIn, X, and YouTube.
“Software” means all computer software of any nature in any format including object code and source code formats, including firmware, middleware, and other embedded software, and further including platforms, services (including software-as-a-service, platform-as-a-service, and infrastructure-as-a-service), programs, applications (including mobile applications), interfaces (including application programming interfaces), software development kits (SDKs), systems, scripts (including build and test scripts), Databases, database management code, libraries, compilers, interpreters, utilities, graphical user interfaces, web sites, HTML code, including all versions, updates, corrections, enhancements, and modifications to any of the foregoing and related documentation and materials, including developer notes, records, comments, and annotations, and user documentation.
“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Roth or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.
“Systems” means any Software, computer hardware (whether general or special purpose), electronic data processors, Databases, information technology systems, communication hardware, telecommunications hardware, networks, interfaces, platforms, servers, peripherals, computer systems, and any other equipment relating to the transmission, storage, maintenance organization, presentation, generation, processing or analysis of data or information, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”.
“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of a tax imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto by a Governmental Authority.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Governmental Authority.
“Taxing Authority” means the IRS and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.
“Technology” means any and all (a) algorithms, business and marketing plans, compositions, conceptions, concepts, confidential or proprietary information, customer lists, data, Databases, designs, developments, discoveries, documentation, engineering, equipment, formulae, formulations, ideas, improvements, innovations, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, machines, marketing information, methods, plans, procedures, processes, products, prototypes, research, routines, schematics, Software, specifications, systems (including production systems), techniques and other technology; (b) technical, engineering, manufacturing, product, and other information and materials; (c) development tools; (d) works of authorship, including Software; (e) Internet domain names; (f) Social Media Handles; and (g) tangible embodiments of any of the foregoing in any form or media whether or not specifically listed herein.
“Trade Secrets” means all algorithms, business and marketing plans, compositions, conceptions, concepts, confidential or proprietary information, customer lists, data, Databases, designs, developments, discoveries, documentation, engineering, equipment, formulae, formulations, ideas, improvements, innovations, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, machines, marketing information, methods, plans, procedures, processes, products, prototypes, research, routines, schematics, Software, specifications, systems (including production systems) and techniques, in each case to the extent any of the foregoing (a) derives economic value from not being generally known to other persons or (b) is protectable as a trade secret under applicable Law.
“Trading Day” means any day on which shares of Roth Common Stock are traded on the principal securities exchange or securities market on which shares of Roth Common Stock are then traded.
“Transaction Documents” means this Agreement, including all Schedules and Exhibits to this Agreement, the Schedules, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Roth, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.
“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.
“Triggering Event I” shall occur in the event that, based upon the audited financial statements of the Company for the year ended December 31, 2025, it meets or exceeds a total EBITDA of $25.268 million as calculated by the Company.
“Triggering Event II” means the date on which the average of the reported sales prices within the trading day of one share of Roth Common Stock quoted on the NASDAQ Global Market (or the exchange on which the shares of Roth Common Stock are then listed) for any twenty (20) Trading Days during any thirty (30) consecutive Trading Days within the Earnout Period is greater than or equal to $12.50.
“Triggering Events” means Triggering Event I and Triggering Event II, collectively.

“Trustee” means Continental Stock Transfer & Trust Company.
“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Roth in connection with its due diligence investigation of the Company relating to the transactions contemplated by this Agreement.
“Wells” means all Mineral wells, whether producing, operating, shut-in or temporarily abandoned, located on a Mineral Lease or any pooled, communitized or unitized acreage that includes all or a part of such Mineral Lease or otherwise associated with a Mineral Property of the applicable person or any of its subsidiaries, together with all Mineral production from such well.
SECTION 1.02   Further Definitions.   The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Location of Definition
Action	§ 4.09
Agreement	Preamble
Alternative Transaction	§ 7.06
Antitrust Laws	§ 7.13(a)
Audited Financial Statements	§ 7.18
Blue Sky Laws	§ 4.05(b)
Certificates	§ 3.02(b)(i)
Certificates of Merger	§ 2.02(a)
Change in Recommendation	§ 7.02(a)
Claims	§ 6.03
Closing	§ 2.02(b)
Closing Date	§ 2.02(b)
Code	Preliminary Statements
Company	Preamble
Company Board	Preliminary Statements
Company Disclosure Schedule	Article IV
Company Independent Petroleum Engineers	§ 4.16(a)
Company Interested Party Transaction	§ 4.22
Company Mineral Leases	§ 4.16(c)
Company Mineral Properties	§ 4.16(a)
Company Permits	§ 4.06
Company Reserve Report	§ 4.16(a)
Confidentiality Agreement	§ 7.05(b)
Continuing Employees	§ 7.07(c)
Contracting Parties	§ 10.14
D&O Insurance	§ 7.08(b)
Data Security Requirements	§ 4.13(c)
Earnout Shares	§ 3.03(a)
Effective Time	§ 2.02(a)
Employment Agreements	§ 7.07(f)
Environmental Permits	§ 4.15(d)
ERISA Affiliate	§ 4.10(c)
Exchange Act	§ 4.05(b)

Defined Term	Location of Definition
Exchange Agent	§ 4.05(b)
Exchange Fund	§ 3.02(a)
Financial Statements	§ Section 4.07(a)
GAAP	§ Section 4.07(a)
Governmental Authority	§ 4.05(b)
Health Plan	§ 4.10(k)
Intended Tax Treatment	Preliminary Statements
IRS	§ 4.10(b)
Lease	§ 4.12(g)
Lease Documents	§ 4.12(g)
Letter of Transmittal	§ 3.02(b)(i)
Lock-Up Agreement	Preliminary Statements
Material Contracts	§ 4.17(a)
Maximum Annual Premium	§ 7.08(b)
Merger	Preliminary Statements
Merger Sub	Preamble
Merger Sub Board	Preliminary Statements
Merger Sub Common Stock	§ 5.03(b)
Nonparty Affiliates	§ 10.14
NRS	Preliminary Statements
Outside Date	§ 9.01(b)
Owned Real Property	§ 4.12(a)
Payment Schedule	§ 3.04
Per Share Merger Consideration	§ 3.01(b)(i)
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Proxy Statement	§ 7.01(a)
Real Property	§ 4.12(a)
Registration Rights Agreement	Preliminary Statements
Remedies Exceptions	§ 4.04
Representatives	§ 7.05(a)
Roth	Preamble
Roth Board	Preliminary Statements
Roth Proposals	§ 7.01(a)
Roth SEC Reports	§ 5.07(a)
Roth Stockholders’ Meeting	§ 7.01(a)
Scheduled Intellectual Property	§ 4.13(a)
SEC	§ 5.07(a)
Securities Act	§ 4.05(b)
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01(g)
Terminating Roth Breach	§ 9.01(i)
Transfer Taxes	§ 9.01(f)

Defined Term	Location of Definition
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Written Consent	§ 7.03
SECTION 1.03   Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available” when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to two days prior to the date hereof.
(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(d) All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP.
(e) Unless otherwise specified in this Agreement, all references to currency, “Dollars”, “dollars”, “$” and monetary values set forth in this Agreement shall mean United States dollars and all payments under this Agreement shall be made in United States dollars.
ARTICLE II.
AGREEMENT AND PLAN OF MERGER
SECTION 2.01   The Merger.   Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the NRS and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
SECTION 2.02   Effective Time; Closing.
(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the Parties shall cause the Merger to be consummated by filing certificates of merger (the “Certificates of Merger”) with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware, in such forms as are required by, and executed in accordance with, the relevant provisions of the NRS and the DGCL and mutually agreed by the Parties (the date and time of the filing of such Certificates of Merger (or such later time as may be agreed by each of the Parties and specified in such Certificates of Merger) being the “Effective Time”).
(b) Simultaneous with such filing of the Certificates of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.   The date on which the Closing shall occur is referred to in this Agreement as the “Closing Date.”
SECTION 2.03   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NRS and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
SECTION 2.04   Articles of Incorporation; Bylaws.
(a) At the Effective Time, the Company Articles of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit B and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by the NRS and such articles of incorporation (subject to Section 7.08).
(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit C and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the NRS, the articles of incorporation and such bylaws (subject to Section 7.08).
(c) At the Closing, Roth shall amend and restate, effective as of the Effective Time, the Roth Certificate of Incorporation to be as set forth on Exhibit D.
(d) At the Closing, Roth shall amend and restate, effective as of the Effective Time, the bylaws of Roth to be as set forth on Exhibit E.
SECTION 2.05   Directors and Officers.
(a) The Parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit F, or as otherwise agreed in writing by the Parties prior to the Closing, each to hold office in accordance with the provisions of the NRS and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.
(b) The Parties shall cause the Roth Board and the officers of Roth as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit F, or as otherwise agreed in writing by the Parties prior to the Closing, each to hold office in accordance with the DGCL and the Roth Certificate of Incorporation and the bylaws of Roth and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed. Following the Effective Time and for a period of 3 years therefrom, the Roth Board shall consist of five members total, of which one shall be selected by the current Roth directors and four shall be selected by the current Company’s directors.
SECTION 2.06   U.S. Tax Treatment.   The Merger is intended to qualify for the Intended Tax Treatment. The parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth in Sections 4.14(q) and 5.15(q), no party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368(a) of the Code.
ARTICLE III.
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
SECTION 3.01   Conversion of Securities.
(a) Immediately prior to the Effective Time, all outstanding shares of Company Preferred Stock as of such time shall be automatically converted into a number of shares of Company Common Stock. All of the Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(b) At the Effective Time, by virtue of the Merger and without any action on the part of Roth, Merger Sub, the Company or the holders of any of the following securities:
(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued and outstanding immediately prior to the Effective Time resulting from the conversion of the Company Preferred Stock described in Section 3.01(a)) shall be canceled and converted into the right to receive (x) shares of Roth Common Stock equal to the Exchange Ratio and (y) the contingent right to receive the Earnout Shares in accordance with Section 3.03, in each case without interest (collectively, the “Per Share Merger Consideration”);
(ii) all shares of Company Common Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
SECTION 3.02   Exchange of Certificates.
(a) Exchange Agent.   On the Closing Date, Roth shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Roth and is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article III, the number of shares of Roth Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Roth Common Stock together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being in this Agreement referred to as the “Exchange Fund”). Roth shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c), the Exchange Fund shall not be used for any other purpose.
(b) Exchange Procedures.
(i) As promptly as practicable after the date of this Agreement, Roth shall use its commercially reasonable efforts to cause the Exchange Agent to mail to each holder of Company Common Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Roth and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Roth shall cause the Exchange Agent to deliver the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.
(ii) Within two (2) Business Days (but in no event prior to the Effective Time), Roth shall cause the Exchange Agent to deliver to each holder of the Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)), the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.
(c) Distributions with Respect to Unexchanged Shares of Roth Common Stock.   No dividends or other distributions declared or made after the Effective Time with respect to the Roth Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Roth Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b).   Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Roth shall pay or cause to be paid to the holder of the shares of Roth Common Stock issued in exchange therefor, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Roth Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Roth Common Stock.
(d) No Further Rights in Company Common Stock.   The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) in accordance with the terms of this Agreement shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock, provided that the contingent right to receive the Earnout Shares in accordance with Section 3.03 shall survive.
(e) Adjustments to Per Share Merger Consideration.   The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Roth Common Stock occurring on or after the date of this Agreement and prior to the Effective Time.
(f) Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Roth, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Roth for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Roth free and clear of any claims or interest of any person previously entitled thereto.
(g) No Liability.   None of the Exchange Agent, Roth or the Surviving Corporation shall be liable to any holder of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) for any Roth Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.
(h) Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, Roth and the Exchange Agent shall be entitled to deduct and withhold from amounts (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code or any provision of state, local or non-U.S. Tax law; provided that, except with respect to (i) withholding or deducting on compensatory amounts or (ii) a failure by the Company to deliver to Roth at the Closing the deliverable contemplated in Section 8.02(h), if the applicable withholding agent determines that any payment, issuance or transfer to any stockholder of the Company or any Eligible Company Equityholders under this Agreement is subject to deduction and/or withholding, then such withholding agent shall (x) use reasonable best efforts to provide notice to the applicable recipient as soon as reasonably practicable after such determination and (y) use commercially reasonable efforts to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority. To the extent that amounts are so deducted or withheld and timely paid to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made.
(i) Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of this Agreement.
(j) Fractional Shares.   No certificates or scrip or shares representing fractional shares of Roth Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Roth or a holder of shares of Roth Common Stock. In lieu of any fractional share of Roth Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Roth Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
SECTION 3.03   Earnout.
(a) Following the Closing, as additional consideration for the Merger, within five (5) Business Days after the occurrence of a Triggering Event, Roth shall issue or cause to be issued to the Eligible Company Equityholders (in accordance with their Applicable Earnout Share), the following number of shares of Roth Common Stock (which number shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Roth Common Stock occurring on or after the Closing and prior to the date of such payment, the “Earnout Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:
(i) upon the occurrence of Triggering Event I, a one-time issuance of 500,000 Earnout Shares; and
(ii) upon the occurrence of Triggering Event II, a one-time issuance of 500,000 Earnout Shares.

(b) For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earnout Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 1,000,000 Earnout Shares.
(c) The Roth Common Stock price targets set forth in the definitions of Triggering Event II shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Roth Common Stock occurring on or after the Closing. Notwithstanding the foregoing, in the event that Roth determines in good faith that any Eligible Company Equityholder is not an Accredited Investor, then Roth may elect to satisfy such stockholder’s right to receive its Applicable Earnout Share of the Earnout Shares by delivering to such stockholder an amount of cash equal to such Eligible Company Equityholder’s Applicable Earnout Share multiplied by the last reported sales price of one share of Roth Common Stock quoted on the NASDAQ Global Market (or the exchange on which the shares of Roth Common Stock are then listed) for the twenty (20) Trading Days ending on the date of occurrence of the relevant Triggering Event.
(d) No certificates or scrip or shares representing fractional shares of Roth Common Stock shall be issued in respect of Earnout Shares to an Eligible Company Equityholder and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Roth or a holder of shares of Roth Common Stock. In lieu of any fractional share of Roth Common Stock to which any Eligible Company Equityholder would otherwise be entitled in respect of Earnout Shares, the Exchange Agent shall round up or down to the nearest whole share of Roth Common Stock, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.
(e) The Eligible Company Equityholders are intended third party beneficiaries of this Section 3.03, and each Eligible Company Equityholder shall be entitled to enforce the same.
(f) All Earnout Shares to be issued and delivered in connection with this Section 3.03 to the Eligible Company Equityholders shall be, upon issuance and delivery of such Earnout Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens. Upon issuance and delivery of such Earnout Shares, Roth shall enter into a registration rights agreement substantially in the form of the Registration Rights Agreement for the benefit of the Eligible Company Equityholders and covering all the Earnout Shares.
SECTION 3.04   Payment Schedule.   At least five (5) Business Days prior to the Closing, the Company shall deliver to Roth and Merger Sub a schedule prepared by the Company in good faith setting forth with respect to each holder of Company Outstanding Shares (the “Payment Schedule”): (a) the name and address of record of such holder, (b) whether such holder is a current or former employee of the Company or any of its affiliates, (c) the total number of Company Outstanding Shares held by such holder as of immediately prior to the Effective Time, (d) the total number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock described in Section 3.01(a), (e) the Per Share Merger Consideration and shares of Roth Common Stock subject to issuable upon conversion of the Company Preferred Stock described in Section 3.01(a), and (f) the Applicable Earnout Share. The Payment Schedule shall be prepared and determined in accordance with Company Organizational Documents and any other applicable, agreement, instrument or other document governing the Company Outstanding Shares. Roth and Merger Sub shall be entitled to review and comment on the Payment Schedule but are entitled to rely fully on the Payment Schedule for purposes of this Agreement and all payments required to be made under this Agreement, and none of Roth, the Surviving Corporation or any of their respective affiliates shall have any liability to any person for any payment made in accordance with the calculations set forth in the Payment Schedule or any other payment made to the Exchange Agent for the benefit of the holders of Company Outstanding Shares pursuant to this Article III based on the Payment Schedule (including with respect to any claim that the Payment Schedule or such other written instruction is incomplete or inaccurate). All payments to be made to the holders of Company Outstanding Shares pursuant to this Agreement shall be made in accordance with the Payment Schedule.

SECTION 3.05   Stock Transfer Books.   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Roth for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of this Agreement.
SECTION 3.06   Dissenters’ Rights.
(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NRS, the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing dissenters’ or appraisal rights for such Company Common Stock in accordance with NRS Chapter 92A (as provided in NRS 92A.380 and 92A.390), and otherwise complied with all of the provisions of the NRS relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its dissenters’ or appraisal rights and payment under the NRS. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ or appraisal rights of such shares of Company Common Stock under NRS Chapter 92A, shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.
(b) Prior to the Closing, the Company shall give Roth (i) prompt notice of any stockholder of the Company who has demanded to the Company dissenters’ or appraisal rights and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Roth (which consent shall not be unreasonably withheld), make any payment with respect to any demands for dissenters’ or appraisal rights or offer to settle or settle any such demands.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in (i) the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule) and (ii) for purposes of the Closing only, any registration statement of the Company declared effective prior to Closing under the Securities Act, as amended, the Company by this Agreement represents and warrants to Roth and Merger Sub as of the date of this Agreement and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:
SECTION 4.01   Organization and Qualification; Subsidiaries.
(a) The Company is a corporation duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power to carry on its business as it is now being conducted. Each Company Subsidiary is a corporation or other organization duly organized, validly existing and, to the extent such concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.
(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary, its authorized shares or other equity interests, number of issued and outstanding shares or other equity interests, the record holders thereof, and the percentage of the outstanding capital stock of each Company Subsidiary owed by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity. Articles of Incorporation and Bylaws.
(c) The Company has prior to the date of this Agreement made available to Roth a complete and correct copy of the articles of incorporation and the bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect.
SECTION 4.02   Reserved.
SECTION 4.03   Capitalization.
(a) The authorized capital stock of the Company consists of 190,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock, of which 5,000 are designated as Series X Preferred Stock. As of the date of this Agreement, (i) 6,108,359 shares of Company Common Stock are issued and outstanding and (ii) 5,000 shares of Series X Preferred Stock are issued and outstanding.
(b) The Company is the sole owner of all membership interests of Solis Partners, L.L.C. and NEH Midstream LLC.
(c) Other than Company Preferred Stock, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s Knowledge, among any holder of Company Common Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Common Stock or any of the equity interests or other securities of the Company. The Company does not own any equity interests in any person.
(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.
(e) All outstanding Company Common Stock, all outstanding Company Preferred Stock, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable securities laws and other applicable laws and (ii) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.
(f) Each outstanding share of Company Common Stock and Company Preferred Stock is duly authorized, validly issued, fully paid and nonassessable, and each such share is free and clear of all Liens, options, rights of first refusal and limitations on the Company’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.
(g) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.
(h) Except for the Company Common Stock and the Company Preferred Stock, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company are authorized or issued and outstanding. The Company has made available to Roth an accurate and complete copy of the Certificate of Designations of the Company Preferred Stock.
SECTION 4.04   Authority Relative to this Agreement.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the NRS). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Roth and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions of NRS 78.378-3793, inclusive, NRS 78.411-444, inclusive, or any other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is not applicable to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the Knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.
SECTION 4.05   No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the NRS and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the articles of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or arbitration authority (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 (the “Exchange Act”), the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 4.06   Permits; Compliance.   Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”). Section 4.06 of the Company Disclosure Schedule sets forth a true, complete and accurate list of each Company Permit. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in material conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit.
SECTION 4.07   Financial Statements.
(a) The Company has made available to Roth true and complete copies of the unaudited consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2022 and December 31, 2021, including the notes thereto (the “Financial Statements”). True and complete copies of the Financial Statements are attached Section 4.07(a) of the Company Disclosure Schedule. The Financial Statements (including the notes thereto) fairly presents, in all material respects, the consolidated financial position, results of operations, changes in stockholders’ equity, and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Financial Statements are based upon and consistent with information contained in the books and records of the Company in all material respects (which books and records are, in turn, accurate, correct and complete).
(b) Except as and to the extent set forth on the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since December 31, 2022 that are not material, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or (iv) permitted or contemplated in connection with the preparation, negotiation and consummation of the transactions contemplated by this Agreement.
(c) Since its formation, (i) neither the Company nor any Company Subsidiary, nor to the Company’s Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.
SECTION 4.08   Absence of Certain Changes or Events.   Since its formation, and on and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement without Roth’s consent, would constitute a material breach of any of the covenants set forth in Section 6.01.
SECTION 4.09   Absence of Litigation.   There is no material litigation, suit, claim, action, proceeding, arbitration or investigation by or before any Governmental Authority (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.
SECTION 4.10   Employee Benefit Plans.
(a) Section 4.10(a) of the Company Disclosure Schedule lists all employment and consulting contracts or agreements to which the Company or any Company Subsidiary is a party or bound, with respect to which the Company or any Company Subsidiary has any obligation (other than customary employee, director or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10(a) of the Company Disclosure Schedule also lists each Employee Benefit Plan that is maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”), which is material to the Company or any Company Subsidiary.
(b) With respect to each Plan, the Company has made available to Roth, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan since its formation, and (vi) the most recent result of any required compliance testing. Neither the Company nor any Company Subsidiary has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.
(c) None of the Plans is or was since the formation of the Company, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.
(d) Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement together with any other event (including a termination of employment), nor will any such transaction together with any other event (including a termination of employment) accelerate the time of payment or vesting, require funding, forgive Indebtedness, or increase the amount, of any benefit or other compensation due to any individual. The Transactions together with any other event (including a termination of employment) shall not be the direct cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code, nor will the Transactions together with any other event (including a termination of employment) be the direct cause of any amount received by any current or former employee, officer, director or consultant of the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code. No current or former employee, officer, director of the Company or any Company Subsidiary is entitled to receive any gross-up or additional payment by reason of any Tax being imposed on such person, including any Tax required by Section 409A or 4999 of the Code.
(e) None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous Law.
(f) Each Plan is, and has been since the formation of the Company, been established, operated, maintained, funded and administered in all material respects, with its terms and in compliance with the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no Knowledge of, any default or violation in any material respect by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.
(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the Knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.
(h) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries. There have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any ERISA Affiliate may be liable.
(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the

Company and the Company Subsidiaries, except as would not result in material liability to the Company and the Company Subsidiaries.
(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a “group health plan” within the meaning of Section 5000(b)(1) of the Code.
(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and to the Knowledge of the Company, no condition or circumstance exists, that could reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.
(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.
SECTION 4.11   Labor and Employment Matters.
(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company or any Company Subsidiary as of the date of this Agreement, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name and employing entity; (ii) title or position (including whether full- or part-time) and location of employment; (iii) hire date and service date (if different); (iv) current annualized base salary or (if paid on an hourly basis) hourly rate of pay, and status as exempt or non-exempt under the Fair Labor Standards Act; (v) commission, bonus or other incentive-based compensation eligibility; (vi) details of any visa or work permit; and (vii) leave status. As of the date of this Agreement, all compensation, including wages, commissions and bonuses, due and payable to all present and former employees of the Company and any Company Subsidiary for services performed on or prior to the date of this Agreement have been paid in full (or accrued in full in the Company’s financial statements) in all material respects. No executive or Key Employee, contractor, or service provider of any Company or Company Subsidiary has informed the Company or any Company Subsidiary (whether orally or in writing) of any plan to terminate employment with or services for any Company or any Company Subsidiary, and, to the knowledge of the Company, no such person or persons has any plans to terminate employment with or services for any Company or any Company Subsidiary.
(b) Section 4.11(b) of the Company Disclosure Schedule lists the name of each person currently engaged by each Company or Company Subsidiary as a consultant or an independent contractor (including any person engaged through any arrangement with such person’s loan-out or similar company), such person’s principal location of engagement, date of retention, and the compensation arrangement for the person. The Company and each Company Subsidiary have properly classified each service provider as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.
(c) No employee or other service provider of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees or service providers and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by, a collective bargaining agreement, collective agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees or service providers. There are no, and since the formation of the Company there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s Knowledge, threatened, with respect to any employees or service providers of the Company or any Company Subsidiaries or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. Since the formation of the Company, there have been no union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees or service providers and, to the Company’s Knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees or service providers.
(d) There are no material Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or service providers, and there have been no such Actions in the past three (3) years.
(e) In the past three (3) years prior, no Company or Company Subsidiary has implemented any plant closing, mass layoff or similar event that has triggered the notification requirement of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. or any similar state, local or foreign Law.
(f) The Company and the Company Subsidiaries are and have been since their formation, in compliance in all material respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leave, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation (including all such Laws relating to the prompt and thorough investigation and remediation of any complaints properly submitted to the Company) and occupational safety and health requirements, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. As of the Closing, each employee or service provider of the Company and each Company Subsidiary will have been paid in all material respects all wages, bonuses, compensation, and other sums owed and due to such individual as of such date, except for any amount that is payable, in accordance with its terms or the Company’s or Company Subsidiary’s ordinary course practice, in the payroll cycle immediately following the Closing.
SECTION 4.12   Real Property; Title to Assets.
(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of all real property (excluding Mineral Properties) owned by the Company (the “Owned Real Property” and together with the Leased Real Property, the “Real Property”). Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, (i) the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (ii) no Owned Real Property is subject to any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property or interest therein, (iii) no Owned Real Property is subject to any lease, sublease, concession, license, occupancy agreement, outstanding option or right of first refusal to lease, or other contracts or arrangement granting to any person other than the Company the right to occupy any Owned Real Property, or any portion of any Owned Real Property, and (iv) there are no persons other than the Company in possession thereof.
(b) The Company is not in breach or default of any restrictive covenant affecting the Real Property, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default under any such restrictive covenant, in each case except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
(c) To the Knowledge of the Company, there are no pending or threatened condemnation, expropriation or eminent domain proceedings with respect to any Real Property, Mineral Property or Mineral Lease.

(d) No damage or destruction has occurred with respect to any of the Real Property that would have a Company Material Adverse Effect, whether or not covered by an enforceable insurance policy.
(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the use by the Company of the land, buildings, structures and improvements on the Real Property are in conformity with all applicable Laws, including, without limitation, all applicable zoning Laws, and with all registered deeds, restrictions of record or other agreements of record affecting such Real Property, (ii) there exists no conflict or dispute with any Governmental Authority, regulatory authority or other person relating to any Real Property or the activities thereon or the occupancy or use thereof of which the Company has received written notice, and (iii) all requisite certificates of occupancy and other permits or approvals required with respect to the land, buildings, structures and improvements on any of the Owned Real Property and the occupancy and use thereof have been obtained and are currently in effect.
(f) There are currently in effect such insurance policies for the Owned Real Property as are customarily maintained with respect to similar properties utilized for comparable purposes.
(g) Section 4.12(g) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property and each Mineral Lease, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Roth. (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s Knowledge, by the other party to such Leases, except as would not have a Company Material Adverse Effect.
(h) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has good title to, or valid leasehold or other ownership interests or rights in, all its material properties and assets except: (i) for such interest or rights as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business consistent with past practice, and (ii) for defects, burdens, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. As of the date of this Agreement, none of the properties and assets of the Company or any of the Company Subsidiaries are subject to any Liens that, in the aggregate, interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted to an extent that have had or would reasonably be expected to have a Company Material Adverse Effect.
SECTION 4.13   Intellectual Property.
(a) Section 4.13(a)(i) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all (i) Patents, Trademarks, and Copyrights that are Registered Intellectual Property, including the title, country of filing, filing number, filing date, issue or registration number, issue or registration date and owner(s) thereof, (ii) Internet domain names that are Registered Intellectual Property, including the applicable domain name registrar, domain name expiration date, and owner(s) thereof, (iii) Social Media Handles that are Company-Owned IP, including the applicable social media platform and owner(s) thereof, (iv) material unregistered Trademarks that are Company-Owned IP, including the country in which such Trademarks are used and the owner(s) thereof, (v) all material Software that is Company-Owned IP (at the product or platform level), including the owner(s) thereof; and (vi) a general description of all material Trade Secrets that are technical in nature that are Company-Owned IP (collectively, all such disclosed Intellectual Property in Section 4.13(a)(i) of the Company Disclosure Schedule, the “Scheduled Intellectual Property”). All Scheduled Intellectual Property is in full force and effect, subsisting, valid and enforceable. All required filings and fees relating to the Scheduled Intellectual

Property, including all registration, issuance, renewal, maintenance and annuity fees due and payable, have been timely submitted by the Company or the Company Subsidiaries to the relevant Governmental Authority or the applicable register or social media platform. Section 4.13(a)(ii) of the Company Disclosure Schedule sets forth a complete list of all current Company Products.
(b) The Company is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, free and clear of any Liens (other than Permitted Liens). The Company and each of the Company Subsidiaries has a valid and enforceable license to use all Company-Licensed IP, free and clear of any Liens (other than Permitted Liens). The Company-Owned IP and the Company-Licensed IP constitute all of the Intellectual Property used in or necessary for the operation of the businesses of each of the Company and the Company Subsidiaries as presently conducted, including all Intellectual Property used in, practiced by, exploited by, or necessary to sell, distribute or otherwise exploit the Company Products. All Company-Owned IP is in full force and effect, subsisting, valid and enforceable. Neither the Company nor any of the Company Subsidiaries have dedicated to the public or otherwise allowed to fall into the public domain any Company-Owned IP. No public interference, opposition, cancellation, reissue, inter partes review, post grant review, reexamination or other Claim is pending or threatened in which the scope, validity or enforceability of any Company-Owned IP (including any Registered Intellectual Property) is being contested or challenged.
(c) Neither the Company, the Company Subsidiaries, nor the operation of their businesses, including the use of any Company-Owned IP or any Company-Licensed IP, infringes (directly, contributorily or by inducement), dilutes, misappropriates, discloses or uses without authorization, violates or otherwise makes unlawful use of, or has since the date that is six (6) years prior to the date of his Agreement infringed (directly, contributorily or by inducement), diluted, misappropriated, disclosed or used without authorization, violated or otherwise made unlawful use of; any Intellectual Property of any other person; provided, however, that the representation and warranty in this sentence shall be to the Knowledge of the Company with respect to Patents owned by such other persons. No Claim of infringement, dilution, misappropriation or similar Claim or Proceeding involving such a Claim is currently pending or threatened or was pending or threatened, against the Company or any Company Subsidiary or against any other person who is or may be entitled to be indemnified, defended or held harmless or reimbursed by Company or a Company Subsidiary with respect to such Claim or Proceeding. Neither the Company nor any Company Subsidiary has received any written communications inviting a license, authorization, covenant not to sue or the like with respect to any Intellectual Property of a third person. To the Company’s Knowledge, no person has infringed (directly, contributorily or by inducement), diluted, misappropriated, disclosed or used without authorization, violated, or made unlawful use of any Company-Owned IP. Neither the Company nor any Company Subsidiary has made any written Claim against any person with respect to infringement, dilution, misappropriation, unauthorized disclosure or use, violation or unlawful use of any Company-Owned IP, nor has Company or any Company Subsidiary issued any written communication inviting any person to take a license, authorization, covenant not to sue or the like with respect to any Company-Owned IP.
(d) The Company and the Company Subsidiaries have taken reasonable measures, consistent with generally accepted industry standards, and in any event no less than commercially reasonable measures, to protect the confidentiality of Trade Secrets that are Company-Owned IP or that are otherwise used in the businesses of each of the Company and the Company Subsidiaries as presently conducted. Neither the Company nor any Company Subsidiaries have authorized the disclosure of any Trade Secret included in the Company-Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement. To the Company’s Knowledge, there has been no misappropriation of any Trade Secret included in the Company-Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.
(e) Each current and former employee, independent contractor, consultant, advisor, or other service provider of Company and each Company Subsidiary who was involved in the creation or development of any Company-Owned IP has signed a valid and enforceable agreement containing (i) a present and irrevocable assignment in favor of Company of all Intellectual Property in and to Technology developed, made, authored, created, conceived or reduced to practice by such employee, independent contractor, consultant, advisor or other service provider within the scope of their employment or retention by the Company or the applicable Company Subsidiary; and (ii) confidentiality provisions obligating such employee, independent contractor, consultant, advisor, or other service provider to maintain the confidentiality of any Trade Secrets within the Company-Owned IP or Company-Licensed IP. To the Company’s Knowledge, no current or former employee, independent contractor, consultant, advisor, or other service provider of Company or any Company Subsidiary is in default or breach of any term of such agreement. No director, officer, equity holder, employee, consultant, contractor, agent or other representative of Company or Company Subsidiary owns or claims any rights in (nor has any of them made application for) any Company-Owned IP.
(f) Neither the execution, delivery nor performance of this Agreement or any Ancillary Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other Ancillary Agreement will, with or without notice or lapse of time, directly result in: (i) a loss of or a Lien on any Company-Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any IP Contract; (iii) the release, disclosure or delivery of any Trade Secrets within the Company-Owned IP by or to any person; (iv) the grant, assignment or transfer to any other person of any license or other right or interest under, to or in any Company-Owned IP.
(g) The Company and the Company Subsidiaries own and have good, valid, and marketable title or a valid license in, all of the Business Systems owned or controlled by the Company and the Company Subsidiaries and necessary to operate the business of the Company and the Company Subsidiaries as currently conducted. The Company and each of the Company Subsidiaries have purchased a sufficient number of licenses for the operation of any third-party Business Systems that are needed to operate the business of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have taken commercially reasonable measures to protect and maintain the security of the Business Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any person. The Business Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the businesses of each of the Company and the Company Subsidiaries as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure within the last two (2) years; (iii) are free from any material defects; (iv) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, performance and capacity) for the purposes for which they are currently being used; (v) are sufficient to operate the businesses of each of the Company and the Company Subsidiaries after the Closing in substantially the same manner as conducted in the twenty-four (24) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the businesses of each of the Company and the Company Subsidiaries as currently conducted; and (vi) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a person. Since the date of Company’s formation, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.
(h) (c) Except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, the Company and each of the Company Subsidiaries have, since the Company’s formation, complied with (i) all Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the Processing of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, and (iv) all contractual commitments that the Company or any Company Subsidiary has entered into, or by which it is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of their respective Business Systems and confidential Business Data, including where applicable, implementing procedures designed to prevent unauthorized access and the introduction of Disabling Devices, and the taking and storing back-up copies of critical data. To the Company’s Knowledge, there is no material Disabling Device in any of the Business Systems controlled by the Company or any Company Subsidiary, or in any of the Products. Since their formation, neither the Company nor any of the Company Subsidiaries has (x) to the Company’s Knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) to the Company’s Knowledge, been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the Processing of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s Knowledge, there is no reasonable basis for any such claim or complaint.
(i) The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated under this Agreement, that would prohibit the Company from retaining or using any Personal Information or other material Business Data after the Closing Date, in the manner in which the Company and the Company Subsidiaries use such Personal Information and other applicable Business Data prior to the Closing Date, or result in material liabilities in connection with Data Security Requirements.
SECTION 4.14   Taxes.   Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company and the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes (whether or not shown on such filed Tax Returns) and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v), and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the Financial Statements for any material Taxes of the Company or any Company Subsidiary as of the date of the Financial Statements that have not been paid.
(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than the Company or any Company Subsidiary) after the Closing as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside the ordinary course of business; or (v) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.
(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company is or was the common parent).
(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).
(g) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(h) Neither the Company nor any Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign non-U.S. Law.
(i) Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j) Neither the IRS nor any other U.S. or non-U.S. Taxing Authority or agency has asserted in writing or, to the Knowledge of the Company or any Company Subsidiary, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes.
(k) There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.
(l) Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-U.S. Taxing Authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(m) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.
(n) The unpaid Taxes of each of the Company and the Company Subsidiaries (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing Tax Returns.
(o) Each of the Company and the Company Subsidiaries has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.
(p) Neither the Company nor any Company Subsidiary has deferred the withholding or remittance of any Applicable Taxes related or attributable to any Applicable Wages for any employees of the

Company or any Company Subsidiary and shall not defer the withholding or remittance any Applicable Taxes related or attributable to Applicable Wages for any employees of the Company or any Company Subsidiary up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).
(q) The Company has not taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
SECTION 4.15   Environmental Matters.
(a) Neither the Company nor any of the Company Subsidiaries has violated, nor is it in violation of, applicable Environmental Law;
(b) none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could reasonably be expected to give rise to a liability of the Company or any Company Subsidiary under Environmental Laws;
(c) neither the Company nor any of the Company Subsidiaries has caused a Release of Hazardous Substances at any property and, neither the Company nor any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances, except in either case, as would not reasonably be expected to give rise to material liability;
(d) each of the Company and each Company Subsidiary has all permits, licenses and other authorizations required of the Company under applicable Environmental Law (“Environmental Permits”);
(e) each of the Company and each Company Subsidiary is in compliance with and the terms of all Environmental Permits;
(f) neither the Company nor any Company Subsidiary is the subject of any pending or, to the Knowledge of the Company threatened, Action alleging any violation of, or liability under, Environmental Laws;
(g) the Company has provided Roth and Merger Sub with copies of all environmental site assessments, reports and studies in its possession relating to environmental compliance or the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary;
(h) No Environmental Law currently in existence or reasonably expected to be adopted in the future, can reasonably be expected to have a negative impact on the operations or anticipated operations of the Company or any Company Subsidiary;
(i) The Company reasonably believes that the Company and the Company Subsidiaries will be able to obtain and comply with all Environmental Laws and Environmental Permits that will be required for the anticipated or planned operations of the Company and the Company Subsidiaries; and
(j) Neither the Company nor any Company Subsidiary has agreed to defend or indemnify any third party with regard to any liability or potential liability under any Environmental Law.
SECTION 4.16   Mineral Resource Matters.   Except as set forth on Section 4.16 of the Company Disclosure Schedule:
(a) Except for property (i) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve report dated November 6, 2023 prepared by MKM Engineering (in such capacity, the “Company Independent Petroleum Engineers”) relating to the Company interests referred to therein as of July 1, 2023 (the “Company Reserve Report”) or (ii) reflected in the Company Reserve

Report as having been sold or otherwise disposed of, as of the date hereof, the Company and the Company Subsidiaries have good and defensible title to all Mineral Properties forming the basis for the reserves reflected in the Company Reserve Report (the “Company Mineral Properties”) and, in each case, as attributable to interests owned by the Company and the Company Subsidiaries, free and clear of any Liens, except for Permitted Liens. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of the Company Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing), beneficially or of record, to each of the Mineral Properties held or owned by them (or purported to be held or owned by them) that (A) entitles the Company (or one or more of the Company Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Report of all Minerals produced from such Mineral Properties throughout the life of such Mineral Properties, (B) obligates the Company (or one or more of the Company Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Mineral Properties, of not greater than the working interest shown on the Company Reserve Report for such Mineral Properties (other than any increases that are accompanied by a proportionate (or greater) net revenue interest in such Mineral Properties) and (C) is free and clear of all Liens (other than Permitted Liens).
(b) The factual, non-interpretive data supplied by or on behalf of the Company or the Company Subsidiaries to the Company Independent Petroleum Engineers relating to the Company interests referred to in the Company Reserve Report was, as of the time provided, accurate in all material respects. The Mineral reserve estimates of the Company set forth in the Company Reserve Report are derived from reports that have been prepared by the Company Independent Petroleum Engineers, and such reserve estimates fairly reflect, in all material respects, the Mineral reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. There has been no material change in respect of the matters addressed in the Company Reserve Report.
(c) (i) All rentals, shut-ins and similar payments owed to any person or individual under (or otherwise with respect to) any Mineral Leases that are a part of the Company Mineral Properties (“Company Mineral Leases”) have been properly and timely paid in all material respects, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Company Mineral Properties have been timely and properly paid in all material respects, (iii) none of the Company or any of the Company Subsidiaries (and, to the Knowledge of the Company, no third-party operator) has materially violated any provision of, or taken or failed to take any action that, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any Company Mineral Lease (or entitle the lessor thereunder to cancel or terminate such Company Mineral Lease) included in the Company Mineral Properties.
(d) All material proceeds from the sale of Minerals produced from the Company Mineral Properties are being received by such selling entities in a timely manner and no material proceeds from the sale of Minerals produced from any such Company Mineral Properties are being held in suspense (by the Company, any of the Company Subsidiaries, any third-party operator thereof or any other person) for any reason other than awaiting preparation and approval of division order title opinions for recently-drilled Wells. Neither the Company nor the Company Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties and similar arrangements established in the Mineral Leases) to deliver any Minerals, or proceeds from the sale thereof, attributable to such person’s interest in its Mineral Properties at some future time without receiving payment therefor at the time of delivery.
(e) Section 4.16(e) of the Company Disclosure Schedule contains (i) a list of all Wells, (ii) the status of each Well including whether a Well is being plugged or abandoned, and (iii) any steps required to complete abandonment of such Well. All of the Wells and all water, CO2, injection or other wells located on the Mineral Leases of the Company and the Company Subsidiaries or otherwise associated with a Mineral Property of the Company or the Company Subsidiaries have been drilled, completed and operated within the limits permitted by the applicable contracts entered into by the Company or any of the Company Subsidiaries related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in material compliance with all applicable Law. The Company has the rights to all Wells that are used by the Company in its business and there are no obstacles or impediments to the use of the Wells.
(f) None of the Mineral Properties of the Company or the Company Subsidiaries is subject to any material preferential purchase, right of first refusal, right of first offer, consent, tag-along, drag-along, or similar right that would become operative as a result of the Transactions. All operation of the Mineral Properties by the Company or Company Subsidiaries have been conducted in accordance with prudent oil and gas field practices.
(g) To the Knowledge of the Company, (i) there are no wells that constitute a part of the Company Mineral Properties in respect of which the Company has received a notice, claim, demand or order from any Governmental Authority notifying, claiming, demanding or requiring that such well(s) be temporarily or permanently plugged and abandoned; and (ii) all wells drilled by the Company or any of the Company Subsidiaries are either (1) in use for purposes of production, injection or water sourcing, (2) suspended or temporarily abandoned in accordance with applicable Law, or (iii) permanently plugged and abandoned in accordance with applicable Law.
SECTION 4.17   Material Contracts.
(a) Section 4.17(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth in Section 4.17(a) of the Company Disclosure Schedule, excluding any Plan or Mineral Contract, being the “Material Contracts”):
(i) each contract and agreement with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $500,000, in the aggregate, over any 12-month period;
(ii) all broker, distributor, dealer, manufacturer’s representative, franchise and agency contracts and agreements to which the Company is a party that are material to the business of the Company;
(iii) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;
(iv) all contracts and agreements evidencing Indebtedness for borrowed money in an amount greater than $500,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or Lien on any of the property or assets of the Company or any Company Subsidiary, and all contracts or instruments guarantying the debts or other obligations of any person;
(v) all joint development, partnership, joint venture or similar agreements;
(vi) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;
(vii) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;
(viii) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;
(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $500,000 or more in a 12-month period;

(x) all Lease Documents;
(xi) all IP Contracts;
(xii) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities or business (whether by merger, sale of stock, sale of assets or otherwise);
(xiii) all contracts and agreements relating to a Company Interested Party Transaction;
(xiv) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $250,000 or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief;
(xv) all contracts and agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis; and
(xvi) all contracts and agreements governing the Company’s or any Company Subsidiary’s joint ownership of Company-Owned IP, or the development of material Company-Owned IP by a third party for the benefit of the Company (excluding, for the avoidance of doubt, employee invention assignment and confidentiality agreements entered into on terms consistent with a standard form made available to Roth).
(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the Knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to Roth true and complete copies of all Material Contracts, including amendments thereto that are material in nature.
SECTION 4.18   Mineral Contracts.
(a) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Mineral Contracts are in full force and effect in accordance with their respective terms; (ii) all royalties, rentals and other payments due thereunder have been properly and timely paid or contested in good faith in the ordinary course of business (other than royalties, rentals or other payments which are being held in suspense by the Company or any of the Company Subsidiaries in accordance with applicable laws); (iii) neither the Company nor any of the Company Subsidiaries has received any written requests or demands for payments or adjustments of payments under the Mineral Contracts (excluding payment adjustments contested in good faith in the ordinary course of business) or performance pursuant thereto that remain pending; (iv) none of the Company or any of the Company Subsidiaries is in breach of any of its obligations under any Mineral Contracts; and (v) to the Knowledge of the Company, no other party to any Mineral Contract is in breach of any of its obligations thereunder.
(b) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have filed with the applicable government authorities all applications and obtained all licenses, permits and other authorizations required for operations under the Mineral Contracts as currently being conducted by the Company and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries have complied with all rules and regulations of any applicable government authority with respect to operations under the Mineral Contracts.

(c) (i) each Mineral Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the Knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Mineral Contract nor has any Mineral Contract been canceled by the other party; (ii) to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Mineral Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the Knowledge of the Company, oral claim of default under any such Mineral Contract, except for any such conflicts, violations, breaches, defaults or other occurrences which would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. The Company has, in all material respects, furnished or made available to Roth true and complete copies of all Mineral Contracts, including amendments thereto that are material in nature.
SECTION 4.19   Insurance.
(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.
(b) With respect to each such insurance policy, except as would not be expected to result, individually or in the aggregate, in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.
(c) All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by the Company or any Company Subsidiary or, to the Company’s Knowledge, any other person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which the Company or any Company Subsidiary is a party are of at least like character and amount as are carried by like businesses similarly situated and sufficient for compliance with all requirements of all Material Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. Since January 1, 2020, neither the Company nor any Company Subsidiary has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. Neither the Company nor any Company Subsidiary has any self-insurance arrangements. No fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the Company or any Company Subsidiary.
SECTION 4.20   Board Approval; Vote Required.   The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.
SECTION 4.21   Certain Business Practices.
(a) The Company and the Company Subsidiaries (and their respective operations), and any of their respective directors, officers, or employees, and to the Company’s Knowledge, their agents, have not in the last five (5) years, violated any Anti-Corruption Law, nor have they directly or indirectly given, offered, promised, or authorized or agreed to give any money, commission, reward, gift, hospitality, entertainment, inducement (including any facilitation payments), advantage or any other thing of value to: (i) any Government Official; (ii) any person acting for or on behalf of any Government Official; (iii) any other person; or (iv) any non-U.S. political party, representative of a non-U.S. political party or candidate for non-U.S. public office, for the purpose of obtaining or retaining business or favorable governmental action or to otherwise secure any improper advantage in violation of applicable Anti-Corruption Laws.
(b) The Company, the Company Subsidiaries, the Company’s parent (in connection with the Company, the Company Subsidiaries, or their operations), and any of their respective directors, officers, or employees, and to the Company’s Knowledge, their agents: (i) are not now and have not been in the last (5) years a Sanctioned Person; (ii) have not in the last five (5) years transacted business with or for the benefit of any Sanctioned Person or otherwise violated any applicable Sanctions; or (iii) have not in the last five (5) years violated any applicable Ex-Im Laws.
(c) There are not now and have not been in the last five (5) years any proceedings or investigations by or before any Governmental Authority involving the Company, the Company Subsidiaries, the Company’s parent (in connection with the Company, the Company Subsidiaries, or their operations), or any of their respective directors, officers, or employees, or to the Company’s Knowledge, their agents relating to the Anti-Corruption Laws, Sanctions, or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ Knowledge is such a proceeding or investigation threatened.
SECTION 4.22   Interested Party Transactions.   Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business or pursuant to any Plan, no director, officer or other affiliate, or any immediate family member of any director, officer or affiliate, of the Company or any Company Subsidiary, to the Company’s Knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed (or that should be been disclosed) in Section 4.17(a) of the Company Disclosure Schedule; (d) any contractual or other arrangement with the Company or any Company Subsidiary; or (e) an economic interest in any of the Company Mineral Properties and any strata or formation underlying such Mineral Properties, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”); provided, however, that ownership of no more than 5% of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22.   The Company and the Company Subsidiaries have not, since their formation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit. Section 4.22 of the Company Disclosure Schedule sets forth a list of all Company Interested Party Transactions.
SECTION 4.23   Exchange Act.   Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.
SECTION 4.24   Brokers & Transaction Expenses.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. Section 4.24 of the Company Disclosure Schedule set forth the Company’s good faith, reasonable estimate of the Company Transaction Costs, which is being provided for illustrative purpose only and is subject to change until Closing.

SECTION 4.25   Accredited Investors.   To the Knowledge of the Company after reasonable inquiry, each stockholder of the Company is an “accredited investor” (as defined under Regulation D promulgated under the Securities Act).
SECTION 4.26   No Trading or Short Position.   None of the Company, any Company Subsidiary, or any of its managers and officers, members and employees has engaged in any short sale of Roth’s voting stock or any other type of hedging transaction involving Roth’s securities (including, without limitation, depositing shares of Roth’s securities with a brokerage firm where such securities are made available by the broker to other customers of the firm for purposes of hedging or short selling Roth’s securities).
SECTION 4.27   Not an Investment Company.   The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
SECTION 4.28   Sufficiency of Assets.   The Company and the Company Subsidiaries have good and valid title to, or an adequate leasehold interest in or the right to use, all of the properties and assets that are reasonably necessary for the conduct of the business of the Company or any Company Subsidiary as presently conducted. Immediately after giving effect to the Closing, the properties and assets and rights of the Company and the Company Subsidiaries will be sufficient in all material respects to enable to Company and the Company Subsidiaries to continue to conduct their business as presently conducted.
SECTION 4.29   Sexual Harassment and Misconduct.   None of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of the Company Subsidiaries resolving allegations of harassment or misconduct, and (b) there are no, and since the formation of the Company and the Company Subsidiaries, there have not been any Actions pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries. Since their formation, the Company and the Company Subsidiaries have complied with all applicable Laws with respect to investigating all harassment or other discrimination allegations with respect to current or former employees of which the Company has or had Knowledge.
SECTION 4.30   Exclusivity of Representations and Warranties.   Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company by this Agreement expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Roth, its affiliates or any of their respective Representatives in any form by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Roth, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Roth, its affiliates or any of their respective Representatives or any other person in any form, and any such representations or warranties are expressly disclaimed.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF ROTH AND MERGER SUB
Except as set forth in the Roth SEC Reports filed prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Roth SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements)

and Roth’s disclosure schedule delivered by Roth in connection with this Agreement (the “Roth Disclosure Schedule”) (it being acknowledged that nothing disclosed in such a Roth SEC Report or the Roth Disclosure Schedule will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Roth by this Agreement represents and warrants to the Company as of the date of this Agreement and as of the Closing (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:
SECTION 5.01   Corporate Organization.
(a) Each of Roth and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be an Roth Material Adverse Effect.
(b) Merger Sub is the only subsidiary of Roth. Except for Merger Sub, Roth does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.
SECTION 5.02   Organizational Documents.   Each of Roth and Merger Sub has furnished to the Company complete and correct copies of the Roth Organizational Documents and the Merger Sub Organizational Documents. The Roth Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Roth nor Merger Sub is in violation of any of the provisions of the Roth Organizational Documents and the Merger Sub Organizational Documents.
SECTION 5.03   Capitalization.
(a) The authorized capital stock of Roth consists of 50,000,000 shares of Roth Common Stock, of which, as of the date of this Agreement, (i) 4,919,297 shares of Roth Common Stock are issued and outstanding (inclusive of shares underlying the Roth Units), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Roth Common Stock are held in the treasury of Roth, (iii) 5,980,750 Roth Warrants are outstanding (inclusive of warrants underlying the Roth Units), and (iv) 5,980,750 shares of Roth Common Stock are reserved for future issuance pursuant to the Roth Warrants. Each Roth Warrant is exercisable for one share of Roth Common Stock at an exercise price of $11.50, subject to the terms of such Roth Warrant and the Roth Warrant Agreement.
(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date of this Agreement, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Roth free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.
(c) All outstanding Roth Units, shares of Roth Common Stock, and Roth Warrants have been granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Roth Organizational Documents.
(d) The Per Share Merger Consideration being delivered by Roth under this Agreement shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws, the Lock-Up Agreements, and the Roth Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e) Except for the Transaction Financing Agreements (as defined in Section 5.17(a)), this Agreement, the Roth Warrants, and the Roth Units, Roth has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Roth or obligating Roth to issue or sell any shares of capital stock of, or other equity interests in, Roth. All shares of Roth Common Stock subject to issuance as described above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Roth nor any subsidiary of Roth is a party to, or otherwise bound by, and neither Roth nor any subsidiary of Roth has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Lock-Up Agreements, Roth is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Roth Common Stock or any of the equity interests or other securities of Roth or any of its subsidiaries. Except with respect to the Redemption Rights and the Roth Warrants, there are no outstanding contractual obligations of Roth to repurchase, redeem or otherwise acquire any shares of Roth Common Stock. There are no outstanding contractual obligations of Roth to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.
SECTION 5.04   Authority Relative to This Agreement.   Each of Roth and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by each of Roth and Merger Sub and the consummation by each of Roth and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Roth or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger and the Transaction Financing (as defined in Section 5.17(a)), the approval and adoption of this Agreement and the issuance of the Per Share Merger Consideration and any shares issued with respect to the Transaction Financing by the holders of a majority of the outstanding shares of Roth Common Stock entitled to vote and actually cast thereon at the Roth Stockholders’ Meeting and by the holders of a majority of the outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the NRS and DGCL, and (b) with respect to the amendment and restatement of the Roth Certificate of Incorporation, which shall be required to authorize the issuance of the Per Share Merger Consideration and the shares in the Transaction Financing, the approval of a majority of the outstanding shares of Roth Common Stock). This Agreement has been duly and validly executed and delivered by Roth and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Roth or Merger Sub, enforceable against Roth or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Roth Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in the Roth Certificate of Incorporation shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the Knowledge of Roth, no other state takeover statute is applicable to the Merger or the other Transactions.
SECTION 5.05   No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by each of Roth and Merger Sub do not, and the performance of this Agreement by each of Roth and Merger Sub will not, (i) conflict with or violate the Roth Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law applicable to each of Roth or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Roth or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Roth or Merger Sub is a party or by which each of Roth or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii)

and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have an Roth Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of Roth and Merger Sub do not, and the performance of this Agreement by each of Roth and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the NRS and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Roth or Merger Sub from performing its material obligations under this Agreement.
SECTION 5.06   Compliance.   Neither Roth nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Roth or Merger Sub or by which any property or asset of Roth or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Roth or Merger Sub is a party or by which Roth or Merger Sub or any property or asset of Roth or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have an Roth Material Adverse Effect. Each of Roth and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Roth or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.
SECTION 5.07   SEC Filings; Financial Statements; Sarbanes-Oxley.
(a) Roth has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “Roth SEC Reports”). Roth has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Roth with the SEC to all agreements, documents and other instruments that previously had been filed by Roth with the SEC and are currently in effect. As of their respective dates, the Roth SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder applicable to the Roth SEC Reports, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Roth SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Roth SEC Report. Each director and executive officer of Roth has filed with the SEC on a timely basis all documents required with respect to Roth by Section 16(a) of the Exchange Act and the rules and regulations thereunder.
(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Roth SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Roth as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been, and would not reasonably be expected to individually or in the aggregate be material). Roth has no off-balance sheet arrangements that are not disclosed in the Roth SEC Reports. No financial statements other than those of Roth are required by GAAP to be included in the consolidated financial statements of Roth.

(c) Except as and to the extent set forth in the Roth SEC Reports, neither Roth nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Roth’s and Merger Sub’s business.
(d) Except as set forth in the Roth SEC Reports, Roth is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Roth’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Roth has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Roth and other material information required to be disclosed by Roth in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Roth’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Roth’s principal executive officer and principal financial officer to material information required to be included in Roth’s periodic reports required under the Exchange Act.
(f) Roth maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Roth maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Roth has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Roth to Roth’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Roth to record, process, summarize and report financial data. Roth has no Knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Roth. Since the date of Roth’s most recent audited financial statements, there have been no material changes in Roth’s internal control over financial reporting.
(g) There are no outstanding loans or other extensions of credit made by Roth to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Roth, and Roth has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h) Neither Roth (including any employee thereof) nor Roth’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Roth, (ii) any fraud, whether or not material, that involves Roth’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Roth or (iii) any claim or allegation regarding any of the foregoing.
(i) As of the date of this Agreement, there are no outstanding SEC comments from the SEC with respect to the Roth SEC Reports. To the Knowledge of Roth, none of the Roth SEC Reports filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.
SECTION 5.08   Absence of Certain Changes or Events.   Since December 31, 2022 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Roth has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measure, (b) Roth has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been an Roth Material Adverse Effect, and (d) Roth has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.
SECTION 5.09   Absence of Litigation.   There is no Action pending or, to the Knowledge of Roth, threatened against Roth, or any property or asset of Roth, before any Governmental Authority. Neither Roth nor any material property or asset of Roth is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the Knowledge of Roth, continuing investigation by, any Governmental Authority.
SECTION 5.10   Board Approval; Vote Required.
(a) The Roth Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Roth and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the stockholders of Roth approve and adopt this Agreement and the Merger, and directed that this Agreement and the Merger be submitted for consideration by the stockholders of Roth at the Roth Stockholders’ Meeting.
(b) The only vote of the holders of any class or series of capital stock of Roth necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Roth Common Stock entitled to vote and actually cast thereon at the Roth Stockholders’ Meeting.
(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated by this Agreement be submitted for consideration by the sole stockholder of Merger Sub.
(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.
SECTION 5.11   No Prior Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.
SECTION 5.12   Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Roth or Merger Sub. Section 5.12 of the Roth Disclosure Schedule sets forth Roth’s good faith, reasonable estimate of the Roth Transaction Costs, which is being provided for illustrative purpose only and is subject to change until Closing.
SECTION 5.13   Roth Trust Fund.   As of the date of this Agreement, Roth has no less than $16,978,160 in the trust fund established by Roth for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at Morgan Stanley Smith Barney, LLC (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of November 30, 2021, between Roth and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Roth has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Roth or, to the knowledge of Roth, the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Roth and the Trustee that would cause the description of the Trust Agreement in the Roth SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than stockholders of Roth upon a liquidation or who shall have elected to redeem their shares of Roth Common Stock pursuant to the Roth Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon exercise of Redemption Rights in accordance with the provisions of the Roth Organizational Documents. As of the date of this Agreement, following the Effective Time, no stockholder of Roth shall be entitled to receive any amount from the Trust Account except upon a liquidation or to the extent such stockholder is exercising its Redemption Rights. There are no Actions pending or, to the Knowledge of Roth, threatened in writing with respect to the Trust Account. Roth has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Roth at the Effective Time.
SECTION 5.14   Employees.   Other than any officers as described in the Roth SEC Reports, Roth and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Roth’s officers and directors in connection with activities on Roth’s behalf in an aggregate amount not in excess of the amount of cash held by Roth outside of the Trust Account, Roth has no unsatisfied material liability with respect to any officer or director. Roth and Merger Sub have never and do not currently maintain, sponsor or contribute to, and have never been required to contribute to, or incurred any liability (contingent or otherwise) under, or have any direct or material liability under, any Employee Benefit Plan.
SECTION 5.15   Taxes.   Except as would not reasonably be expected to have, individually or in the aggregate, an Roth Material Adverse Effect:
(a) Roth and Merger Sub (i) have duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns they are required to file as of the date of this Agreement and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes (whether or not shown on such filed Tax Returns) and any other material Taxes that they are otherwise obligated to pay, except with respect to current Taxes that are not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to them; (iii) with respect to all material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which such waiver or extension remains in effect; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Roth for any material Taxes of Roth as of the date of such financial statements that have not been paid.
(b) Neither Roth nor Merger Sub is a party to, is bound by or has any obligation to any Governmental Authority or other person (other than Roth or Merger Sub) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person (other than Roth or Merger Sub) after the Closing as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.
(c) Neither Roth nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting or otherwise prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.
(d) Each of Roth and Merger Sub has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.
(e) Neither Roth nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which Roth is the common parent).
(f) Neither Roth nor Merger Sub has any material liability for the Taxes of any person (other than Roth and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) as a transferee or successor or by contract other than, in each case, pursuant to any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements).
(g) Neither Roth nor Merger Sub has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for Tax-free treatment, in whole or in part, under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(h) Neither Roth nor Merger Sub has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign non-U.S. Law.
(i) Neither Roth nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(j) Neither the IRS nor any other U.S. or non-U.S. Taxing Authority or agency has asserted in writing or, to the Knowledge of Roth or Merger Sub, has threatened to assert against Roth or Merger Sub any deficiency or claim for any Taxes.
(k) There are no Tax Liens upon any assets of Roth or Merger Sub except for Permitted Liens.
(l) Neither Roth nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(m) Neither Roth nor Merger Sub has received written notice of any claim from a Taxing Authority in a jurisdiction in which Roth or Merger Sub does not file Tax Returns stating that Roth or Merger Sub is or may be subject to Tax in such jurisdiction.
(n) The unpaid Taxes of each of Roth and Merger Sub (i) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Roth and Merger Sub in filing Tax Returns.
(o) Each of Roth and Merger Sub has been in compliance in all respects with all applicable transfer pricing laws and legal requirements.

(p) Neither Roth nor Merger Sub has deferred the withholding or remittance of any applicable Taxes related or attributable to any Applicable Wages for any employees of Roth or Merger Sub and shall not defer the withholding or remittance any applicable Taxes related or attributable to Applicable Wages for any employees of Roth or Merger Sub up to and through and including Closing Date, notwithstanding Internal Revenue Service Notice 2020-65 (or any comparable regime for state or local Tax purposes).
(q) Neither Roth nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
SECTION 5.16   Registration and Listing.   The issued and outstanding Roth Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Global Market under the symbol “ROCLU”. The issued and outstanding shares of Roth Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Global Market under the symbol “ROCL.” The outstanding Roth Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ Global Market under the symbol “ROCLW.” Except as set forth in the Roth SEC Reports, as of the date of this Agreement, there is no Action pending or, to the Knowledge of Roth, threatened in writing against Roth by Nasdaq or the SEC with respect to any intention by such entity to deregister the Roth Units, the shares of Roth Common Stock, or Roth Warrants or terminate the listing of Roth on the NASDAQ Global Market. None of Roth or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Roth Common Stock or the Roth Warrants under the Exchange Act.
SECTION 5.17   Roth’s and Merger Sub’s Investigation and Reliance.   Each of Roth and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Roth and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Roth, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Roth nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to Roth, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Roth or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Roth and Merger Sub acknowledge that neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.
ARTICLE VI.
CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01   Conduct of Business by the Company Pending the Merger.
(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law or any COVID-19 Measure (including as may be requested or compelled by any Governmental Authority), unless Roth shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and
(ii) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, Key Employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations (provided that neither the Company nor any Company Subsidiaries shall be required to amend or otherwise change any Plan for purposes of this Section 6.01(a)(ii)).
(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Roth (which consent shall not be unreasonably withheld, conditioned or delayed):
(i) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;
(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
(iii) merge or consolidate or enter a similar transaction with, or acquire all or substantially all of the assets or business of, any other person; make any material investment in any person; or be acquired by any other person;
(iv) change its principal place of business or jurisdiction of organization;
(v) issue, sell, pledge, dispose of, grant any Lien (other than, in the case of assets, a Permitted Lien) on, or authorize the issuance, sale, pledge, disposition, grant of any Lien (other than, in the case of assets, a Permitted Lien) on, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (B) any material assets of the Company or any Company Subsidiary;
(vi) delay, accelerate or cancel, or waive any material right with respect to, any receivables or Indebtedness owed to the Company or any Company Subsidiary, as applicable, or write off or make reserves against the same (other than in the ordinary course of business consistent with past practice);
(vii) form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
(viii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(ix) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;
(x) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; or (B) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets;
(xi) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);
(xii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, consultant or independent contractor; (B) enter into any new or amend any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director, officer, employee, consultant or independent contractor; (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or independent contractor; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other contract or agreement with a labor union, trade union, works council, or other representative of employees; (E) hire any new employees unless (1) necessary to replace an employee whose employment has ended, as permitted under this Agreement (and in which case such hiring shall be on terms substantially similar to the terms applicable to the employment of the employee being replaced) or (2) such employees are hired on an at-will basis with (I) an annualized base salary or total wage rate (excluding overtime) below $250,000 on an annualized basis, and (II) employment terms that permit(s) termination of employment: (x) by the Company or a Company Subsidiary with no more than one (1) day’s advance notice, and (y) without severance or other payment or penalty obligations of the Company or any Company Subsidiary; or (F) transfer any employee or terminate the employment or service of any employee other than any such termination for cause; except in each of clauses (A) through (F) that the Company may (1) take action as required under any Plan or other employment or consulting agreement in effect on the date of this Agreement, (2) change the title of its employees in the ordinary course of business consistent with past practice and (3) make annual or quarterly bonus or commission payments in the ordinary course of business and as required by the bonus or commission plans existing on the date of this Agreement;
(xiii) adopt, amend and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;
(xiv) enter into any transaction with or distribute or advance any material assets or property to any of its affiliates, other than the payment of salary and benefits in the ordinary course;
(xv) take any action, other than reasonable and usual actions in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;
(xvi) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes, (F) surrender or forfeit any right to claim a Tax refund, or (G) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;
(xvii) (A) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or (B) enter into any contract or agreement that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;
(xviii) terminate or allow to lapse any insurance policy protecting any of the Company’s assets, unless simultaneously with such termination or lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the terminated or lapsed policy for substantially similar premiums or less is in full force and effect;
(xix) assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit;
(xx) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products in a manner whereby such developed Intellectual Property would be owned by the counterparty to such contract, agreement or arrangement, other than a counterparty that is itself the Company or a Company Subsidiary;
(xxi) intentionally (A) permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or (B) fail to perform or make any applicable filings, or recordings, or fail to pay all required fees and Taxes, in each case, that would result in the invalidation, unenforceability, loss or abandonment of any material Company-Owned IP, in each case, other than in the ordinary course of business as part of the Company’s prosecution and maintenance of its Intellectual Property portfolio, provided that the foregoing exclusion shall not permit the abandonment of any material item of Registered Intellectual Property;
(xxii) make any capital expenditures in excess of $200,000 (individually or in the aggregate);
(xxiii) sell, lease, license or otherwise dispose of any of the Company’ material assets, except pursuant to existing contracts or commitments disclosed herein or in the ordinary course of business consistent with past practice;
(xxiv) fail to duly observe and conform to any applicable Laws and orders;
(xxv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $200,000 individually or $500,000 in the aggregate; or
(xxvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing in this Agreement shall require the Company to obtain consent from Roth to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Roth, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Roth and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its respective operations, as required by Law.
SECTION 6.02   Conduct of Business by Roth and Merger Sub Pending the Merger.   Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including with respect to the Transaction Financing) and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Roth agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the businesses of Roth and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including with respect to the Transaction Financing) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Roth nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) amend or otherwise change the Roth Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Roth other the Merger Sub;
(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Roth Organizational Documents (including pursuant to the Redemption Rights);
(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Roth Common Stock or Roth Warrants except for redemptions from the Trust Fund that are required pursuant to the Roth Organizational Documents;
(d) other than as contemplated by this Agreement, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Roth or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Roth or Merger Sub, and in connection with a loan from the Insiders or an affiliate thereof or certain of Roth’s officers and directors to finance Roth’s transaction costs in connection with the transactions contemplated by this Agreement;
(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;
(f) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Roth, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from the Insiders or an affiliate thereof or certain of Roth’s officers and directors to finance (i) Roth’s transaction costs in connection with the transactions contemplated by this Agreement, (ii) operation expenses, or (iii) payments to extend the life of Roth;
(g) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date of this Agreement, as agreed to by its independent accountants;
(h) (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (E) enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement relating to any Taxes, or (F) surrender or forfeit any right to claim a Tax refund;
(i) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Roth or Merger Sub;
(j) amend the Trust Agreement or any other agreement related to the Trust Account;
(k) hire any employees, engage any consultants or adopt, becoming obligated to contribute to, enter into or incur incremental liability (contingent or otherwise) under any Employee Benefit Plan; or
(l) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.
Nothing in this Agreement shall require Roth to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Roth prior to the Closing Date. Prior to the Closing Date, each of Roth and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03   Claims Against Trust Account.   The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Roth on the other hand, this Agreement, any Ancillary Agreement, the Transactions or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company by this Agreement irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Roth, Merger Sub or any other person (a) for legal relief against monies or other assets of Roth or Merger Sub held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for Roth to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for fraud or (b) for damages for breach of this Agreement against Roth (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Roth consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Roth shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Roth prevails in such action or proceeding.
ARTICLE VII.
ADDITIONAL AGREEMENTS
SECTION 7.01   Form S-4 and Proxy Statement/Prospectus.
(a) As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, Roth (with the assistance and cooperation of the Company as reasonably requested by Roth) shall prepare and file with the SEC the Form S-4 in connection with the registration under the Securities Act of the shares of Roth Common Stock to be issued under this Agreement (the “Form S-4”), which Form S-4 will also contain a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Roth relating to the meeting of Roth’s stockholders (including any adjournment or postponement thereof, the “Roth Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Merger, (ii) approval of the issuance of Roth Common Stock as contemplated by this Agreement, (iii) the second amended and restated Roth Certificate of Incorporation as set forth on Exhibit D and (iv) any other proposals the Parties jointly, in writing, deem necessary to effectuate the Merger (collectively, the “Roth Proposals”). The Company shall furnish all information concerning the Company as Roth may reasonably request in connection with such actions and the preparation of the Form S-4 and the Proxy Statement. Roth and the Company each shall use commercially reasonable efforts to (x) cause the Form S-4 and the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Form S-4 and the Proxy Statement. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Form S-4 and the Proxy Statement or that it does not intend to review the Form S-4 and the Proxy Statement, Roth shall mail the Proxy Statement to its stockholders. Each of Roth and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement.
(b) No filing of, or amendment or supplement to the Form S-4 and the Proxy Statement will be made by Roth without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Roth will advise the Company, promptly after it receives notice thereof, of any request by the SEC for amendment of the Form S-4 and the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Roth and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC with respect to the Form S-4 and the Proxy Statement and any amendment to the Form S-4 and the Proxy Statement filed in response thereto.
(c) Roth represents that the information supplied by Roth for inclusion in the Form S-4 and the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Form S-4 and the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Roth, (ii) the time of the Roth Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Roth or Merger Sub, or their respective officers or directors, should be discovered by Roth which should be set forth in an amendment or a supplement to the Form S-4 and the Proxy Statement, Roth shall promptly inform the Company. All documents that Roth is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
(d) The Company represents that the information supplied by the Company for inclusion in the Form S-4 and the Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Form S-4 and the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Roth, (ii) the time of the Roth Stockholders’ Meeting and (iii) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Form S-4 and the Proxy Statement, the Company shall promptly inform Roth. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.
SECTION 7.02   Roth Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.
(a) Roth shall call and hold the Roth Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Roth Proposals, and Roth shall use commercially reasonable efforts to hold the Roth Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Roth may postpone or adjourn the Roth Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Roth Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Roth Proposals or otherwise take actions consistent with Roth’s obligations pursuant to Section 7.10.   Roth shall use commercially reasonable efforts to obtain the approval of the Roth Proposals at the Roth Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Roth Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Roth Board shall recommend to its stockholders that they approve the Roth Proposals and shall include such recommendation in the Proxy Statement. Notwithstanding the foregoing, if the Roth Board, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to withdraw or modify its recommendation would be inconsistent with its fiduciary duties to Roth’s stockholders under applicable Law, then the Roth Board may withdraw or modify its recommendation in the Proxy Statement so long as Roth (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours’ advance written notice of such withdrawal or modification (any such action, a “Change in Recommendation”); provided, however, that the Roth Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this sentence unless Roth has provided to the Company three (3) Business Days’ prior written notice advising the Company that the Roth Board intends to take such action and specifying the reasons therefor in reasonable detail. For the avoidance of doubt, a Change in Recommendation will not (x) change the approval of this Agreement or any other approval of the Roth Board or (y) affect

Roth’s obligations pursuant to this Section 7.02(a) (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.
SECTION 7.03   Company Stockholders’ Written Consent.
(a) As promptly as reasonably practicable after the effective date of the Form S-4, and in any event within five (5) Business Days following such date (the “Written Consent Deadline”), the Company shall obtain and deliver to Roth a true and correct copy of a written consent (in form and substance reasonably satisfactory to Roth) evidencing the Company Stockholder Approval that is duly executed by the Company Stockholders that hold at least the requisite number and class of issued and outstanding shares of Company capital stock required to obtain the Company Stockholder Approval (the “Written Consent”).
(b) The Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of this Agreement, the Ancillary Agreements to which the Company is or will be a party, the transactions contemplated hereby and thereby and other related matters, and neither the Company’s Board of Directors, nor any committee thereof, shall withhold, withdraw, amend, modify, change or propose or resolve to withhold, withdraw, amend, modify or change, in each case in a manner adverse to Roth, the recommendation of the Company’s Board of Directors.
SECTION 7.04   Lock-Up Agreements.   On or prior to the Closing, the Company shall deliver to Roth the Lock-Up Agreements.
SECTION 7.05   Access to Information; Confidentiality.
(a) From the date of this Agreement until the Effective Time, the Company and Roth shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request to consummate the Transactions. Notwithstanding the foregoing, neither the Company nor Roth shall be required to provide access to or disclose information where the access or disclosure would result in the disclosure of any trade secret, jeopardize the protection of attorney-client privilege, or contravene applicable Law or COVID-19 Measures (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention) or permit any invasive environmental testing or sampling.
(b) All information obtained by the Parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated as of December 1, 2023 (the “Confidentiality Agreement”), between Roth and the Company.
(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Intended Tax Treatment and Tax structure of the Transactions and may disclose to such advisor as is reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.
SECTION 7.06   Exclusivity.   From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the Parties shall not, and shall cause their respective subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of any material assets of such Party or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving such Party or any of such Party’s subsidiaries other than with the other Parties and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise knowingly participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement, including the Transaction Financing, shall not be deemed a violation of this Section 7.06.   Each Party shall, and shall cause its subsidiaries and its and their respective affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted with respect to any Alternative Transaction. Each Party also agrees that it will promptly request each person (other than the Parties and their respective Representatives) that has prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Evaluation Information or Transaction Information (as such terms are defined in the Confidentiality Agreement) furnished to such person by or on behalf of it prior to the date of this Agreement (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 7.06 by a Party or any of its subsidiaries or its or their respective affiliates or Representatives shall be deemed to be a breach of this Section 7.06 by such Party.
SECTION 7.07   Employee Benefits Matters.
(a) The Parties shall cooperate to establish, prior to the filing of the definitive Proxy Statement, an equity incentive award plan.
(b) The Company shall cause all notices to be timely provided to each participant under the Company’s equity award plan as required by such plan.
(c) Roth shall, or shall cause the Surviving Corporation or its applicable subsidiary to use commercially reasonable efforts to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Roth shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.
(d) Roth shall, or shall cause the Surviving Corporation or its applicable subsidiary to, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, provide to Continuing Employees: (i) base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and the Company Subsidiaries to each such Continuing Employee immediately prior to the Effective Time; and (iii) pension and welfare benefits that are substantially comparable in the aggregate to those provided by the Company and the Company Subsidiaries to such Continuing Employees immediately prior to the Effective Time.
(e) Prior to the filing of the definitive Proxy Statement, Roth will adopt a customary equity incentive plan that is reasonably acceptable to the Company.
(f) Prior to the filing of the definitive Proxy Statement, the Company will amend and restate the employment agreements, or enter into new employment agreements (the “Employment Agreements”), with each of the individuals set forth on Exhibit F, or as otherwise agreed in writing by the Parties prior to the Closing (the “Key Employees”), which Employment Agreements: shall be in a form reasonably acceptable to Roth, the Company and the Key Employees, and shall contain market terms for a public company of similar size and industry to the Company.
(g) The provisions of this Section 7.07 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan of the Company or any of the Company Subsidiaries or shall require the Company, any of the Company Subsidiaries, Roth, the Surviving Corporation or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.
SECTION 7.08   Directors’ and Officers’ Indemnification.
(a) The articles of incorporation and bylaws of Roth and the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in their respective certificates of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or Roth, as the case may be, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Roth agrees that it shall indemnify and hold harmless each present and former director and officer of Roth and the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the applicable Articles of Incorporation or the bylaws in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) For a period of six (6) years from the Effective Time, Roth shall maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering (i) those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy and (ii) those persons who were directors or officers of Roth or Merger Sub prior to Closing (true, correct and complete copies of which have been made available to Roth) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Roth be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable Roth for such insurance policy for the year ended December 31, 2022 (the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Roth will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier. Prior to the Effective Time, Roth may purchase a prepaid “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Roth’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If Roth elects to purchase such a “tail” policy prior to the Effective Time, (i) Roth will maintain such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder, (ii) if any claim is asserted or made within such six- (6-) year period, any insurance required to be maintained under this Section 7.08(b) shall be continued in respect of such claim under this final disposition thereof, and (iii) the Company, at the reasonable request of Roth, shall assist Roth in obtaining such a “tail” policy with the D&O Insurance carrier providing the D&O Insurance following the Effective Time. If Roth is unable to obtain the “tail” policy and Roth is unable to obtain the insurance described in this Section 7.08(b) for an amount less than or equal to the Maximum Annual Premium, Roth will instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Annual Premium.
(c) On the Closing Date, Roth shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Roth with the post-Closing directors and officers of Roth, which indemnification agreements shall continue to be effective following the Closing.
SECTION 7.09   Notification of Certain Matters.   The Company shall give prompt notice to Roth, and Roth shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.
SECTION 7.10   Transaction Financing.
(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, Roth shall use commercially reasonable efforts to identify additional sources of financing from third party financing sources (the “Transaction Financing Investors”) in the form of equity, equity linked, convertible equity, preferred or debt investments (the (“Transaction Financing”). The Transaction Financing will be on terms mutually agreed upon between Roth and the Company. In connection with obtaining such investments, Roth will prepare, or cause to be prepared, offering documents and other marketing materials of a type customarily used for the type of financing proposed and negotiate binding agreements on marketable terms with such Transaction Financing Investors (the “Transaction Financing Agreements”). The Company shall reasonably cooperate in a timely manner in connection with any such Transaction Financing Roth may seek in connection with the Transaction Financing including (i) by providing such information and assistance as the Roth may reasonably request, (ii) granting such access to potential Transaction Financing Investors and its representatives as may be reasonably necessary for their due diligence, and (iii) causing their respective senior management teams to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such Transaction Financing. In order to incentivize Transaction Financing Investors to enter into the Transaction Financing, the Insiders may transfer up to 836,500 of their shares of Roth Common Stock to the Transaction Financing Investors.
(b) As of the date of entering into a Transaction Financing Agreement, Roth will deliver to the Company true, correct and complete copies of each fully executed Transaction Financing Agreement.

Each of the Transaction Financing Agreements will be in full force and effect and will be legal, valid and binding upon Roth and, to the knowledge of Roth, the applicable Transaction Financing Investor, and will be enforceable in accordance with its terms.
SECTION 7.11   Further Action; Reasonable Best Efforts.
(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.
(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated by this Agreement. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.
(c) Notwithstanding the generality of the foregoing, Roth shall use its commercially reasonable efforts to consummate the Transaction Financing in accordance with the Transaction Financing Agreements, and the Company shall cooperate with Roth in such efforts. Roth shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), permit or consent to any amendment, supplement or modification to any Transaction Financing Agreement that would reasonably be expected to delay or prevent the consummation of the Transaction Financing. Without limiting the generality of the foregoing, Roth shall give the Company, prompt (and, in any event within three Business Days) written notice: (i) of any amendment to any Transaction Financing Agreement (together with a copy of such amendment); (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Transaction Financing Agreement known to Roth; (iii) of the receipt of any written notice or other written communication from any party to any Transaction Financing Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Transaction Financing Agreement; and (iv) if Roth does not expect to receive all or any portion of the Transaction Financing on the terms, in the manner or from the sources contemplated by the Transaction Financing Agreements.
SECTION 7.12   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Roth and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NASDAQ Global Market, each of Roth and the Company shall use its commercially reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Nothing contained in this Section 7.11 shall prevent Roth or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 7.11.
SECTION 7.13   Stock Exchange Listing.   Roth will use commercially reasonable efforts (with the assistance and cooperation of the Company as reasonably requested by Roth) to cause the Roth Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the Parties, at Closing. During the period from the date of this Agreement until the Closing, Roth shall use commercially reasonable efforts to keep the Roth Units, Roth Common Stock and Roth Warrants listed for trading on Nasdaq, or another national securities exchange mutually agreed to by the Parties.
SECTION 7.14   Antitrust.
(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Roth each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.
(b) Roth and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company and (ii) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
SECTION 7.15   Trust Account.   As of the Effective Time, the obligations of Roth to dissolve or liquidate within a specified time period as contained in the Roth Certificate of Incorporation will be terminated and Roth shall have no obligation whatsoever to dissolve and liquidate the assets of Roth by reason of the consummation of the Merger or otherwise and no stockholder of Roth shall be entitled to receive any amount from the Trust Account other than upon the exercise of their Redemption Rights. On the Closing Date, Roth shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account at Closing and as promptly as practicable to Roth (to be held as available cash for immediate use on the balance sheet of Roth, and to be used (a) to satisfy the exercise of any Redemption Rights, (b) to pay the Company’s and Roth’s unpaid transaction expenses in connection with this Agreement and the Transactions and (c) thereafter, for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate; provided, however that the liabilities and obligations of Roth due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Roth who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Roth in connection with its efforts to effect the Merger.
SECTION 7.16   Tax Matters.
(a) This Agreement is intended to constitute, and the Parties, by this Agreement, adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Except with respect to the matters, if any, disclosed in Section 7.15 of the Company Disclosure Schedule, each of Roth, Merger Sub and the Company shall (a) use its respective reasonable best efforts to: (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) not (and not permit or cause any of their affiliates, subsidiaries or Representatives to) take any action which to its Knowledge could reasonably be expected to materially prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, and (b) report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger.
(b) If, in connection with the preparation and filing of the Form S-4, the SEC requests or requires a tax opinion be prepared and submitted, Roth and the Company shall deliver to tax counsel engaged by the Company customary Tax representation letters satisfactory to counsel, dated and executed as of such date as determined reasonably necessary by such counsel and, if required, Company shall cause tax counsel engaged by the Company to furnish an opinion addressed to the Company, subject to customary assumptions and limitations, to the effect that the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP and Sichenzia Ross Ference Carmel LLP shall not be required to provide any opinion to any party regarding the Merger or the Intended Tax Treatment.
(c) Each of the Parties shall (and shall cause their respective affiliates to) cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, and any Tax proceeding, audit or examination. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding, audit or examination, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d) Any and all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be paid by Roth. The Party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
SECTION 7.17   Directors.   Roth shall take all necessary action so that immediately after the Effective Time, the board of directors of Roth is comprised of the individuals designated on Exhibit F.
SECTION 7.18   Termination of Certain Agreements.   The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, terminate the agreements in Schedule 7.18 at or prior to the Closing.
SECTION 7.19   Audited Financial Statements.   The Company shall use reasonable best efforts to deliver true and complete copies of: (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022 and 2021, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows of the Company and its subsidiaries for the period from the fiscal years ended through December 31, 2022 and December 31, 2021, including the notes thereto, each audited in accordance with the auditing standards of the PCAOB not later than January 8, 2024; (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows of the Company and its subsidiaries for the period from inception through December 31, 2023, each audited in accordance with the auditing standards of the PCAOB not later than 90 days from the date of this Agreement and (iii) the unaudited consolidated balance sheet of the Company as of September 30, 2023 and September 30, 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the nine-month periods ended September 30, 2023 and September 30, 2022 (the “Interim Financial Statements”) not later than February 1, 2024. The financials statements of this Section 7.19(i) and (ii) are collectively referred to as “Audited Financial Statements”). The Audited Financial Statements and the Interim Financial Statements (including the notes thereto): (x) shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (y) shall presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes. The Audited Financial Statements and the Interim Financials shall be prepared from the Books and Records of the Company in all material respects. Since December 31, 2022, except as required by applicable Law or U.S. GAAP, there shall not have been any change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.
ARTICLE VIII.
CONDITIONS TO THE MERGER
SECTION 8.01   Conditions to the Obligations of Each Party.   The obligations of the Company, Roth and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:
(a) Written Consent.   The Written Consent shall have been delivered to Roth.
(b) Roth Stockholders’ Approval.   The Roth Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Roth in accordance with the Proxy Statement, the DGCL, the Roth Organizational Documents and the rules and regulations of Nasdaq.

(c) No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.
(d) HSR.   All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.
(e) Stock Exchange Listing.   The shares of Roth Common Stock shall be listed on Nasdaq, or another national securities exchange mutually agreed to by the Parties, as of the Closing Date.
(f) Form S-4.   The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.
(g) Minimum Cash.   As of the Closing, after consummation of the Transaction Financing and distribution of the Trust Fund pursuant to Section 7.14 and deducting all amounts to be paid pursuant to the exercise of Redemption Rights and the Roth Transaction Costs, Roth shall have cash on hand and cash equivalents (which amount shall include all cash on hand held by any subsidiary of Roth immediately following the Effective Time, including, for the avoidance of doubt, the Company) equal to or in excess of $5,000,000.
SECTION 8.02   Conditions to the Obligations of Roth and Merger Sub.   The obligations of Roth and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:
(a) Representations and Warranties.   The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clauses (a), (b), (c), (f) and (g) thereof, which is subject to clause (iii) below), Section 4.04 shall each be true and correct in all material respects as of the date of this Agreement and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date of this Agreement and the Effective Time, (iii) Section 4.03(a), Section 4.03(b), Section 4.03(c), Section 4.03(f) and Section 4.03(g) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and at the Effective Time as though made on and as of such date and time (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in more than de minimis additional cost, expense or liability to the Company, Roth, Merger Sub or their affiliates and (iv) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b) Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c) Officer Certificate.   The Company shall have delivered to Roth a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect.   No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.
(e) Resignation.   Other than those persons identified as continuing directors on Exhibit F, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.
(f) Registration Rights Agreement.   All parties to the Registration Rights Agreement (other than Roth and the Roth stockholders party thereto) shall have delivered, or caused to be delivered, to Roth copies of the Registration Rights Agreement duly executed by all such parties.
(g) Lock-Up Agreements.   The Lock-Up Agreements shall have been executed and delivered to Roth.
(h) FIRPTA Tax Certificates.   At least two (2) days prior to the Closing, the Company shall deliver to Roth, in a form reasonably acceptable to Roth, a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Roth with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.
(i) Project Financing.   Prior to the Closing, the Company shall have raised at least $45,000,000 in a private placement of securities in order to fund its new plant construction.
(j) Conversion of Indebtedness.   The Indebtedness of the Company set forth on Schedule 8.01(j) shall have been converted into shares of common stock of the Company.
SECTION 8.03   Conditions to the Obligations of the Company.   The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:
(a) Representations and Warranties.   The representations and warranties of Roth and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clauses (a) and (e) thereof, which is subject to clause (iii) below), and Section 5.04 shall each be true and correct in all material respects as of the date of this Agreement and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date of this Agreement and the Effective Time, (iii) Section 5.03(a) and Section 5.03(e) shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in more than de minimis additional cost, expense or liability to the Company, Roth, Merger Sub or their affiliates, and (iv) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Roth Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have an Roth Material Adverse Effect.
(b) Agreements and Covenants.   Roth and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate.   Roth shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Roth, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).
(d) Material Adverse Effect.   No Roth Material Adverse Effect shall have occurred between the date of this Agreement and the Effective Time.
(e) Registration Rights Agreement.   Roth shall have delivered a copy of the Registration Rights Agreement duly executed by Roth and the Roth stockholders party thereto.
(f) Trust Fund.   Roth shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds remaining after redemptions disbursed to Roth immediately at Closing, and all such funds released from the Trust Account shall be available for immediate use to Roth in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Roth’s fees and expenses incurred in connection with this Agreement and the Transactions.
ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01   Termination.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Roth, as follows:
(a) by mutual written consent of Roth and the Company; or
(b) by either Roth or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in this Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or
(c) by either Roth or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions and the Merger; or
(d) by either Roth or the Company if any of the Roth Proposals shall fail to receive the requisite vote for approval at the Roth Stockholders’ Meeting; or
(e) by Roth if the Company shall have failed to deliver the Written Consent to Roth by the Written Consent Deadline;
(f) by Roth if the Company shall not delivered: (i) its Audited Financial Statements for the year ended December 31, 2022 and December 31, 2021 by January 8, 2024; (ii) its Interim Financials by February 1, 2024, and (iii) the Audited Financial Statements for the year ended December 31, 2023 by ninety days from the date of this Agreement;
(g) by Roth upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Roth has not waived such Terminating Company Breach and Roth and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further that, if such Terminating Company Breach is curable by the Company, Roth may not terminate this Agreement under this

Section 9.01(g) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Roth to the Company; or
(h) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Roth and Merger Sub set forth in this Agreement, or if any representation or warranty of Roth and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Roth Breach”); provided that the Company has not waived such Terminating Roth Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Roth Breach is curable by Roth and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(i) for so long as Roth and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Roth.
SECTION 9.02   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party.
SECTION 9.03   Expenses.   Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if the Closing shall occur, Roth shall pay or cause to be paid, (a) the unpaid expenses of the Company incurred in connection with this Agreement and the Transactions, and (b) any expenses of Merger Sub or its affiliates incurred in connection with this Agreement and the Transactions; it being understood that any payments to be made (or to cause to be made) by Roth under this Section 9.03 shall be paid as soon as reasonably practicable upon consummation of the Merger and release of proceeds from the Trust Account; provided, further that Roth and the Company shall each pay one-half of the filing fee for the Notification and Report Forms filed under the HSR Act.
SECTION 9.04   Amendment.   This Agreement may be amended in writing by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.
SECTION 9.05   Waiver.   At any time prior to the Effective Time, (a) Roth may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained in this Agreement or in any document delivered by the Company pursuant to this Agreement and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained in this Agreement and (b) the Company may (i) extend the time for the performance of any obligation or other act of Roth or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Roth or Merger Sub contained in this Agreement or in any document delivered by Roth and/or Merger pursuant to this Agreement and (iii) waive compliance with any agreement of Roth or Merger Sub or any condition to its own obligations contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.
ARTICLE X.
GENERAL PROVISIONS
SECTION 10.01   Notices.   Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand, electronic mail, or nationally recognized overnight courier service, by 5:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and if delivered after 5:00 PM on the first Business Day, addressee’s day and time, after such delivery; (b) if by email, on the date of transmission with affirmative confirmation of receipt; or (c) three (3) Business Days after mailing by prepaid certified or registered mail, return receipt requested. Notices shall be addressed to the respective

Parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
if to Roth or Merger Sub:
Roth CH Acquisition V Co.
888 San Clemente Drive, Suite 400
Attention: Byron Roth
Email: broth@roth.com
with a copy to: (which shall not constitute notice)
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell S. Nussbaum
Email: mnussbaum@loeb.com
if to the Company:
New Era Helium Corp.
4501 Santa Rosa Drive,
Midland, TX 79707
Attention: E. Will Gray II
Email: will@newerahelium.com
with a copy to: (which shall not constitute notice)
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st Floor,
New York, NY 10036
Attention: Ross D. Carmel
Email: rcarmel@srfc.law
SECTION 10.02   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.
SECTION 10.03   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.04   Entire Agreement; Assignment.   This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and, except as set forth in Section 7.05(b), supersede all prior agreements and undertakings (whether written and oral) among the Parties, with respect to the subject matter of this Agreement, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties. No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or in any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof.
SECTION 10.05   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 3.03, Section 7.08 and Section 10.14 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).
SECTION 10.06   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any federal and state court of New York, New York. The Parties, by this Agreement, (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in New York, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described in this Agreement. Each of the Parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties, by this Agreement, irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.
SECTION 10.07   Waiver of Jury Trial.   Each of the Parties, by this Agreement, waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.
SECTION 10.08   Further Assurances.   Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.
SECTION 10.09   Arm’s Length Bargaining; No Presumption Against Drafter.   This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the Parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which person might have drafted this Agreement or such provision.
SECTION 10.10   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.11   Counterparts.   This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12   Specific Performance.
(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger) in any Delaware Chancery Court, or, if that court does not have jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties, by this Agreement, further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
SECTION 10.13   No Recourse.   All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as Parties or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.14.   In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of another person, other than Roth and Merger Sub in respect of the other. No person who is not a Contracting Party, including, without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.14.   Notwithstanding anything to the contrary in this Agreement, no Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced in this Agreement or therein or the transactions contemplated under this Agreement or thereunder, or the termination or abandonment of any of the foregoing.
[Signature Page Follows]

Roth, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
ROTH
Roth CH Acquisition V Co.
By:
/s/ John Lipman

Name:
John Lipman

Title:
Co-Chief Executive Officer

MERGER SUB
Roth CH V Merger Sub Corp.
By:
/s/ John Lipman

Name:
John Lipman

Title:
President

Signature Page to Business Combination Agreement and Plan of Reorganization

COMPANY
New Era Helium Corp.
By:
/s/ E. Will Gray II

Name:
E. Will Gray II

Title:
Chief Executive Officer

Signature Page to Business Combination Agreement and Plan of Reorganization

FIRST AMENDMENT TO THE
BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
Dated as of June 5, 2024
This First Amendment to the Business Combination Agreement and Plan of Reorganization, (this “Amendment”), is made and entered into as of the date first set forth above (the “Amendment Date”) by and among ROTH CH ACQUISITION V CO., a Delaware corporation (“Roth”), ROTH CH V MERGER SUB CORP., a Delaware corporation (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (the “Company”). Each of Roth, Merger Sub and the Company may be referred to in this Agreement as a “Party,” or collectively as the “Parties.”
WHEREAS the Parties are all of the Parties to that certain Business Combination Agreement and Plan of Reorganization dated as of January 3, 2024, (as may be amended, modified or supplemented from time to time, the “Business Combination Agreement”); and
WHEREAS, the Parties now desire to amend the Business Combination Agreement;
NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
1.
Definitions.   Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

2.
Amendments.   Pursuant to the provisions of Section 9.04 of the Business Combination Agreement, the following sections of the Business Combination Agreement are hereby amended and restated in their entirety to provide as follows:

(a)
Exhibit D in the index is amended to read “Form of Amended and Restated Certificate of Holdings.”

(b)
Exhibit E in the index is amended to read “Form of Bylaws of Holdings.”

(c)
Preliminary Statement C is amended to read as follows:

Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (“DGCL”), Roth and the Company will enter into a business combination transaction pursuant to which Roth will merge (the “Initial Merger”) with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”) which is a wholly owned subsidiary of Roth and Holdings will be the survivor of the Initial Merger. Upon the formation of Holdings, it shall sign a joinder and become a party to this Agreement. Immediately subsequent to the Initial Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Roth.
(d)
Section 1.01, the definition of “Roth Certificate of Incorporation” is amended as follows:

“Roth Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Roth dated November 30, 2021, as subsequently amended from time to time and, after the Initial Merger shall mean the Amended and Restated Certificate of Incorporation of Holdings as set forth on Exhibit D.
(e)
Section 1.01, the definition of “Roth Common Stock” is amended as follows:

“Roth Common Stock” means Roth’s common stock, par value $0.0001 per share and after the Initial Merger, Holdings’ common stock, par value $0.0001 per share.
(f)
Section 2.01 is amended to ready as follows: Section 2.01 The Merger.

(a)   Initial Merger.   Subject to receipt of the approval for the Roth Proposals, immediately prior to the Closing, Roth shall cause the Initial Merger to occur, including by (i) filing with the

Secretarys of State of the State of Delaware and Nevada a Certificate of Merger, in form and substance reasonably acceptable to Roth and the Company and (ii) filing with the Secretary of State of the State of Nevada the Amended and Restated Certificate of Incorporation of Holdings, in substantially the form attached as Exhibit D to this Agreement (with such changes as may be agreed in writing by Roth and the Company). In accordance with applicable Law, the Initial Certificate of Merger shall provide that at the effective time of the Initial Merger, by virtue of the Initial Merger, and without any action on the part of any Roth Stockholder: (i) each then issued and outstanding share of common stock of Roth shall convert automatically into one share of common stock of Holdings; (ii) each then issued and outstanding Roth Warrant shall convert automatically into one warrant to acquire one share of common stock, par value $0.0001 per share, of Holdings, and (iii) each then issued and outstanding Roth Unit shall separate and convert automatically into one share of common stock of Holdings and, one-half of one redeemable Warrant of Holdings. After the Initial Merger, all references to Roth herein shall mean Holdings.
(b)   Merger between Merger Sub and the Company.   Upon the terms and subject to the conditions set forth in Article VIII [CONDITIONS TO THE MERGER], and in accordance with the NRS and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
(g)
Section 2.04(c) is amended to read as follows:

(c)   At the Closing, Roth shall amend and restate, effective as of the Effective Time, the Holdings Certificate of Incorporation to be as set forth on Exhibit D.
(h)
Section 2.04(d) is amended to read as follows:

(d)   At the Closing, Roth shall amend and restate, effective as of the Effective Time, the bylaws of Holdings to be as set forth on Exhibit E.
(i)
Section 7.01(a)(i) is amended to read as follows:

(i)   approval and adoption of this Agreement, the Initial Merger, and the Merger,
(j)
Section 7.01(a)(iii) is amended to read as follows:

(iii)   the amended and restated Certificate of Incorporation of Holdings as set forth on Exhibit D
(k)
Section 9.01(b) is hereby amended to read as follows:

“by either Roth or the Company if the Effective Time shall not have occurred prior to the date that is 270 days after the date of this Agreement (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) (Termination) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in this Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII (CONDITIONS TO THE MERGER) on or prior to the Outside Date; or”
(l)
Section 8.02(i), entitled “Project Financing,” is hereby deleted in its entirety and replaced with “Reserved.”

(m)
Section 8.02(j), entitled “Conversion of Indebtedness,” is hereby deleted in its entirety and replaced with “Reserved.”

3.
Effect of Amendment; Full Force and Effect.   This Amendment shall form a part of the Business Combination Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Business Combination Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Business Combination Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.
4.
Governing Law.   This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

5.
Counterparts.   This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.
ROTH CH ACQUISITION V CO.
By:
/s/ John Lipman

Name: John Lipman
Title:   Co-Chief Executive Officer
ROTH CH V MERGER SUB CORP.
By:
/s/ John Lipman

Name: John Lipman
Title:   President
NEW ERA HELIUM CORP.
By:
/s/ E. Will Gray II

Name: E. Will Gray II
Title:   Chief Executive Officer
[Signature Page to First Amendment to Business Combination Agreement and Plan of Reorganization]

SECOND AMENDMENT TO THE
BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION
Dated as of August 8, 2024
This Second Amendment to the Business Combination Agreement and Plan of Reorganization, (this “Amendment”), is made and entered into as of the date first set forth above (the “Amendment Date”) by and among ROTH CH ACQUISITION V CO., a Delaware corporation (“Roth”), ROTH CH V MERGER SUB CORP., a Delaware corporation (“Merger Sub”), and New Era Helium Corp., a Nevada corporation (the “Company”). Each of Roth, Merger Sub and the Company may be referred to in this Agreement as a “Party,” or collectively as the “Parties.”
WHEREAS the Parties are all of the Parties to that certain Business Combination Agreement and Plan of Reorganization dated as of January 3, 2024, as amended on June 5, 2024, (as may be further amended, modified or supplemented from time to time, the “Business Combination Agreement”); and
WHEREAS, the Parties now desire to amend the Business Combination Agreement;
NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.
Definitions.   Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

2.
Amendments.   Pursuant to the provisions of Section 9.04 of the Business Combination Agreement, the following sections of the Business Combination Agreement are hereby amended and restated in their entirety to provide as follows:

(a)
Preliminary Statement C is amended to read as follows:

Upon the terms and subject to the conditions of this Agreement and in accordance with the Nevada Revised Statutes (the “NRS”) and the Delaware General Corporation Law (“DGCL”), Roth and the Company will enter into a business combination transaction pursuant to which (i) Roth will merge with and into a newly formed Nevada corporation named Roth CH V Holdings, Inc. (“Holdings”) which is a wholly owned subsidiary of Roth (the “Initial Merger”), and Holdings will be the survivor of the Initial Merger. Upon the formation of Holdings, it shall sign a joinder and become a party to this Agreement. Immediately subsequent to the Initial Merger, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Holdings.

(b)
Preliminary Statement D is amended to read as follows:

Each of the Parties hereto intend, for U.S. federal and applicable state income Tax purposes, that (i) the Initial Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Roth and Holdings are parties under Section 368(b) of United States Internal Revenue Code of 1986, as amended (the “Code”) (the “Initial Merger Intended Tax Treatment”) and (ii) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Merger Sub and the Company are to be parties under Section 368(b) of the Code (the “Merger Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” with respect to each of the Initial Merger and the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and intend to file the statement required by Treasury Regulations Section 1.368-3(a).

(c)
The term “Intended Tax Treatment” shall be amended to read “Merger Intended Tax Treatment” in each instance.

(d)
The definition of “Company Merger Shares” in Section 1.01 is amended to read as follows:

“Company Merger Shares” means 9,000,000 shares of Holdings Common Stock which number shall be subject to adjustment based upon the Net Debt (which for the avoidance of doubt do not include Earnout Shares in an amount up to 1,000,000 shares of Holdings Common Stock). For purposes of the Company Merger Shares, such amount assumes the Net Debt. For every dollar in excess of the Net Debt at Closing the Company Merger Shares shall be increased by 1/10 of one share and for every dollar less than the Net Debt at Closing the Company Merger Shares shall be decreased by 1/10 of one share.

(e)
The definition of “Net Debt” in Section 1.01 is amended to read as follows:

“Net Debt” means the total Indebtedness of the Company and the Company Subsidiaries after subtracting all cash and liquid assets. Net Debt includes a net capital raise of $8,200,000, $500,000 of existing Indebtedness, and such other Indebtedness as may be agreed upon among the Parties from time to time.

(f)
Section 2.06 is hereby amended to read as follows:

The Initial Merger and the Merger are intended to qualify for the Initial Merger Intended Tax Treatment and the Merger Intended Tax Treatment, respectively. The Parties to this Agreement hereby (a) adopt this Agreement insofar as it relates to each of the Initial Merger and the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (b) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (c) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that, other than the representations set forth in Sections 4.14(q) and 5.15(q), no party is making any representation or warranty as to the qualification of either the Initial Merger or the Merger as a reorganization under Section 368(a) of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such reorganization status. Each of the Parties acknowledges and agrees that each such party (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if either the Initial Merger or the Merger is determined not to qualify for the Initial Merger Intended Tax Treatment or the Merger Intended Tax Treatment, respectively.

(g)
Section 9.01(b) is hereby amended to read as follows:

“by either Roth or the Company if the Effective Time shall not have occurred prior to October 31, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) (Termination) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in this Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII (CONDITIONS TO THE MERGER) on or prior to the Outside Date; or”

3.
Effect of Amendment; Full Force and Effect.   This Amendment shall form a part of the Business Combination Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Business Combination Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Business Combination Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4.
Governing Law.   This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

5.
Counterparts.   This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.
ROTH CH ACQUISITION V CO.

By:
/s/ John Lipman

Name: John Lipman
Title:   Co-Chief Executive Officer
ROTH CH V MERGER SUB CORP.

By:
/s/ John Lipman

Name: John Lipman
Title:   President
NEW ERA HELIUM CORP.

By:
/s/ E. Will Gray II

Name: E. Will Gray II
Title:   Chief Executive Officer
[Signature Page to Second Amendment to Business Combination Agreement and Plan of Reorganization]

Annex B
ARTICLES
OF
INCORPORATION OF
Roth CH V Holdings, Inc.
A Nevada Corporation
Roth CH V Holdings, Inc. (the “Corporation”), a corporation incorporated under the laws of the state of Nevada, hereby correctly sets forth and consolidates the entire text of the Articles of Incorporation, pursuant to Sections 78.035, 78.037 and 78.045 of the Nevada Revised Statutes.
The Articles of Incorporation of Roth CH V Holdings, Inc. are hereby adopted and set to read as follows.
ARTICLE I
NAME
The name of the corporation is Roth CH V Holdings, Inc. (the “Corporation”).
ARTICLE II
RESIDENT AGENT AND REGISTERED OFFICE
The name of the Corporation’s resident agent for service of process is [VCORP Services, LLC / Corp1, Inc.].
ARTICLE III
CAPITAL
STOCK
3.01 Authorized Capital Stock.   The total number of shares of stock this Corporation is authorized to issue shall be seventy five million (75,000,000) shares of capital stock, which shall consist of: (i) seventy million (70,000,000) shares of common stock, par value $0.0001 per share (“Common Stock”) and (ii) five million (5,000,000) shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).
ARTICLE IV
DIRECTORS
4.01 Number.   The number of directors comprising the board of directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation, except that at no time shall there be less than one director.
ARTICLE V
PURPOSE
5.01 Purpose.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Revised Statutes (“NRS”).
ARTICLE VI
DIRECTORS’ AND OFFICERS’ LIABILITY
6.01 Limitation of Liability.   The individual liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the NRS, as the same may be amended and supplemented.

B-1

Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.
ARTICLE VII
INDEMNITY
7.01 Indemnification.   Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.
7.02 Bylaw Provisions.   Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.
7.03 Continuation.   The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.
Dated: , 2024	By: Name: Title:

B-2

Annex C
NEW ERA HELIUM CORP.
2024 EQUITY INCENTIVE PLAN
1.
Purposes of the Plan.   The purposes of this Plan are:

•
to attract and retain the best available personnel for positions of substantial responsibility,

•
to provide additional incentives to Employees, Directors and Consultants, and

•
to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.
2.
Definitions.   As used herein, the following definitions will apply:

2.1   “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
2.2   “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of shares of Common Stock, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
2.3   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.
2.4   “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
2.5   “Board” means the Board of Directors of the Company.
2.6   “Change in Control” means the occurrence of any of the following events:
(a)   Change in Ownership of the Company.   A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)   Change in Effective Control of the Company.   If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the

Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or
(c)   Change in Ownership of a Substantial Portion of the Company’s Assets.   A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C).   For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its primary purpose is to change the jurisdiction of the Company’s incorporation, or (y) its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
2.7   “Clawback Policy” has the meaning set forth in Section 24.
2.8   “Code” means the U.S. Internal Revenue Code of 1986, as amended.   Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.9   “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.
2.10   “Common Stock” means the common stock of the Company.
2.11   “Company” means New Era Helium Corp., a Nevada corporation, or any successor thereto.
2.12   “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
2.13   “Director” means a member of the Board.
2.14   “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
2.15   “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.   Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
2.16   “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
2.17   “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
2.18   “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(a)   if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such stock (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(b)   if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(c)   for purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement on Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Common Stock; or
(d)   in the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.
2.19   “Fiscal Year” means the fiscal year of the Company.

2.20   “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.
2.21   “Legal Representative” has the meaning set forth in Section 6.6.4.
2.22   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
2.23   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
2.24   “Option” means a stock option granted pursuant to the Plan.
2.25   “Outside Director” means a Director who is not an Employee.
2.26   “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
2.27   “Participant” means the holder of an outstanding Award.
2.28   “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or stock-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing under Section 10.
2.29   “Performance Period” has the meaning set forth in Section 10.1.
2.30   “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
2.31   “Person” has the meaning set forth in Section 2.6(a).
2.32   “Plan” means this New Era Helium Corp. 2024 Equity Incentive Plan, as may be amended from time to time.
2.33   “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act, with respect to any class of the Company’s securities.
2.34   “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.
2.35   “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
2.36   “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
2.37   “Section 16b” means Section 16(b) of the Exchange Act.
2.38   “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.
2.39   “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
2.40   “Service Provider” means an Employee, Director or Consultant.

2.41   “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
2.42   “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.
2.43   “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).
2.44   “Trading Day” means a day that the primary stock exchange, national market system, or other trading platform, as applicable, upon which the Common Stock is listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.
2.45   “U.S. Treasury Regulations” means the Treasury Regulations of the Code.   Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3.
Stock Subject to the Plan.

3.1   Stock Subject to the Plan.   Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the Plan and the automatic increase set forth in Section 3.2 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to [1,500,000] Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3 of the Plan.   The Shares may be authorized but unissued, or reacquired Common Stock.
3.2   Automatic Share Reserve Increase.   Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2024 Fiscal Year, in an amount equal to (a) a number of Shares equal to three percent (3%) of the total number of shares of all classes of common stock of the Company outstanding on the last day of the immediately preceding Fiscal Year, less the amount of shares of common stock of the Company available for grant under any of the other equity incentive plans of the Company, or (b) such number of Shares determined by the Board/Administrator no later than the last day of the immediately preceding Fiscal Year.
3.3   Lapsed Awards.   If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, or Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued (i.e., the net Shares issued) pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that actually have been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax liabilities or withholdings related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Sections 3.2 and 3.3.

3.4   Share Reserve.   The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.
Administration of the Plan.

4.1   Procedure.
4.1.1   Multiple Administrative Bodies.   Different Committees with respect to different groups of Service Providers may administer the Plan. The Compensation Committee of the Board initially will be the Administrator of the Plan.
4.1.2   Rule 16b-3.   To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
4.1.3   Other Administration.   Other than as provided above, the Plan will be administered by (i) the Board or (ii) a Committee, which Committee will be constituted to comply with Applicable Laws.
4.2   Powers of the Administrator.   Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
(a)   to determine the Fair Market Value;
(b)   to select the Service Providers to whom Awards may be granted hereunder;
(c)   to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;
(d)   to approve forms of Award Agreements for use under the Plan;
(e)   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;
(f)   to institute and determine the terms and conditions of an Exchange Program, including, subject to Section 20.3, to unilaterally implement an Exchange Program without the consent of the applicable Award holder;
(g)   to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(h)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan and/or for qualifying for favorable tax treatment under applicable non-U.S. laws, in each case as the Administrator may deem necessary or advisable;
(i)   to modify or amend each Award (subject to Section 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j)   to allow Participants to satisfy withholding tax obligations in a manner prescribed in Section 16;
(k)   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(l)   to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and
(m)   to make all other determinations deemed necessary or advisable for administering the Plan.
4.3   Effect of Administrator’s Decision.   The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.
5.   Eligibility.   Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
6.   Stock Options.
6.1   Grant of Options.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
6.2   Option Agreement.   Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
6.3   Limitations.   Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds One Hundred Thousand Dollars ($100,000), such Options will be treated as nonstatutory stock options. For purposes of this Section 6.3, incentive stock options will be taken into account in the order in which they were granted, the fair market value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.
6.4   Term of Option.   The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
6.5   Option Exercise Price and Consideration.
6.5.1   Exercise Price.   The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).
6.5.2   Waiting Period and Exercise Dates.   At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
6.5.3   Form of Consideration.   The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant.   Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) promissory note, to the extent permitted by Applicable Laws, (d) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (e) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (f) by net exercise; (g) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (h) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.
6.6   Exercise of Option.
6.6.1   Procedure for Exercise; Rights as a Stockholder.   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
6.6.2   Termination of Relationship as a Service Provider.   If a Participant ceases to be a Service Provider, other than upon such cessation as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within three (3) months of such cessation, or such shorter or longer period of time, as is specified in the Award Agreement, in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on such date of cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
6.6.3   Disability of Participant.   If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of such cessation, or such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable) to the extent the Option is vested on such date of cessation. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if on the date of such cessation the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If after such cessation the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
6.6.4   Death of Participant.   If a Participant dies while a Service Provider, the Option may be exercised within six (6) months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement or Section 6.4, as applicable), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If the Administrator has not permitted the designation of a beneficiary or if no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator or set forth in the Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan immediately. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
6.6.5   Tolling Expiration.   A Participant’s Award Agreement may also provide that:
(a)   if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or
(b)   if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.
7.   Stock Appreciation Rights.
7.1   Grant of Stock Appreciation Rights.   Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2   Number of Shares.   The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.
7.3   Exercise Price and Other Terms.   The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.
7.4   Stock Appreciation Right Agreement.   Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
7.5   Expiration of Stock Appreciation Rights.   A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.
7.6   Payment of Stock Appreciation Right Amount.   Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(a)   The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
(b)   The number of Shares with respect to which the Stock Appreciation Right is exercised.
At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
8.   Restricted Stock.
8.1   Grant of Restricted Stock.   Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
8.2   Restricted Stock Agreement.   Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed. The Administrator, in its sole discretion, may determine that an Award of Restricted Stock will not be subject to any Period of Restriction and consideration for such Award is paid for by past services rendered as a Service Provider.
8.3   Transferability.   Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
8.4   Other Restrictions.   The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
8.5   Removal of Restrictions.   Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
8.6   Voting Rights.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7   Dividends and Other Distributions.   During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.
8.8   Return of Restricted Stock to Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
9.   Restricted Stock Units.
9.1   Grant.   Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.
9.2   Vesting Criteria and Other Terms.   The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.
9.3   Earning Restricted Stock Units.   Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator.   Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
9.4   Form and Timing of Payment.   Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.
9.5   Cancellation.   On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.
10.   Performance Awards.
10.1   Award Agreement.   Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.
10.2   Objectives or Vesting Provisions and Other Terms.   The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.
10.3   Earning Performance Awards.   After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.
10.4   Form and Timing of Payment.   Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5   Cancellation of Performance Awards.   On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.
11.   Outside Director Award Limitations.   No Outside Director may be granted, in any Fiscal Year, equity awards (including any Awards granted under this Plan), the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in the aggregate, exceed $500,000, provided that such amount is increased to $750,000 in the Fiscal Year of such individual’s initial service as an Outside Director. Any Awards granted or other compensation provided to an individual (a) for such individual’s services as an Employee, or for such individual’s services as a Consultant (other than as an Outside Director), or (b) prior to the Registration Date, will be excluded for purposes of this Section 11.
12.   Compliance With Section 409A.   Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.
13.   Leaves of Absence/Transfer Between Locations.   Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
14.   Limited Transferability of Awards.   Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6.4), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
15.   Adjustments; Dissolution or Liquidation; Merger or Change in Control.
15.1   Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award, and numerical Share limits in Section 3.

15.2   Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
15.3   Merger or Change in Control.   In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or successor corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.
In the event that the acquiring or successor corporation (or an affiliate thereof) does not assume the Award (or portion thereof) as described below or substitute for the Award (or portion thereof) as described above, then the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, or Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.
For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit or Performance Award, for each

Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change in Control.
Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section 15.3 will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.
15.4   Outside Director Awards.   With respect to Awards granted to an Outside Director, in the event of a Change in Control, the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Participant and the Company or any of its Subsidiaries or Parents, as applicable.
16.   Tax Withholding.
16.1   Withholding Requirements.   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA or other social insurance contribution obligation) required to be withheld or paid with respect to such Award (or exercise thereof).
16.2   Withholding Arrangements.   The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, check or other cash equivalents, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
17.   No Effect on Employment or Service.   Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, free from any liability or claim under the Plan.
18.   Date of Grant.   The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.
19.   Effective Date; Term of Plan.   Subject to Section 23 of the Plan, the Plan will become effective upon the later to occur of (i) its adoption by the Board or (ii) the business day immediately prior to the Registration Date. It will continue in effect until terminated under Section 20, but no Incentive Stock Options may be granted after 10 years from the date adopted by the Board and Section 3.2 will operate only until the 10th anniversary of the date the Plan is adopted by the Board.
20.   Amendment and Termination of the Plan.
20.1   Amendment and Termination.   The Administrator, in its sole discretion, may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason.
20.2   Stockholder Approval.   The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
20.3   Effect of Amendment or Termination.   No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
21.   Conditions Upon Issuance of Shares.
21.1   Legal Compliance.   Shares will not be issued pursuant to an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
21.2   Investment Representations.   As a condition to the exercise or vesting of an Award, the Company may require the person exercising or vesting in such Award to represent and warrant at the time of any such exercise or vesting that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
22.   Inability to Obtain Authority.   If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
23.   Forfeiture Events.   The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Participant’s status as an employee and/or other service provider for cause or any specified action or inaction by a Participant, whether before or after such termination of employment and/or other service, that would constitute cause for termination of such Participant’s status as an employee and/or other service provider. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws(the “Clawback Policy”). The Administrator may require a Participant to forfeit, or return to the Company, or reimburse the Company for, all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.
*   *   *

Annex D
APPRAISAL OF CERTAIN OIL AND GAS INTERESTS OWNED BY NEH MIDSTREAM, LLC AND SOLIS PARTNERS, LLC LOCATED IN CHAVES COUNTY, NEW MEXICO AND HOWARD COUNTY, TEXAS AS OF DECEMBER 31, 2023 PREPARED FOR NEW ERA HELIUM CORP. AND SUBSIDARIES SEC Split Report Revised MKM ENGINEERING F-009377 Michele K. Mudrone, P.E. August 1, 2024

MKM ENGINEERING Oil and Gas Consulting Services 3905 Sagamore Hill Court Plano, Texas 75025 August 1, 2024 Mr. E. Will Gray II New Era Helium Corp. 4501 Santa Rosa Dr. Midland, TX 79707 Dear Mr. Gray: As requested, we are submitting our estimates of proved and probable reserves and our forecasts of the resulting economics attributable to the interests of NEH Midstream, LLC (hereinafter referred to as "NEH") and Solis Partners, LLC (hereinafter referred to as "Solis"), as of December 31, 2023, in certain properties located in Chaves County, New Mexico and Howard County, Texas. We completed our evaluation on August 1, 2024. It is our understanding that the proved and probable reserves estimated in this report constitute 100% of all proved and probable reserves owned by NEH Midstream, LLC and Solis Partners, LLC in the United States. This report has been prepared for New Era Helium Corp.'s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose. Composite proved reserve estimates and economic forecasts are summarized below: Net Reserves Proved Proved Developed Producing Proved Non- Producing Proved Undeveloped Gas MMcf 58,081.8 20,828.8 7,698.5 29,554.5 NGL MBbl 3,871.8 0.0 0 3,871.8 Oil/Condensate MBbl 163.1 118.9 44.2 0.0 Revenue Gas M$ 114,008.5 40,405.8 15,221.0 58,381.7 NGL M$ 121,142.3 0.0 0 121,142.3 Oil/Condensate M$ 6,096.1 3,785.2 2,310.9 0.0 Severance and Ad Valorem Taxes MS 17,631.2 2,545.0 1,015.6 14,070.6 Operating Expenses MS 92,757.7 55,220.8 6,323.4 31,213.5 Investments MS 81,951.0 18,343.0 9,200.1 54,407.9 Operating Income (11FIT) Mt 48,906.9 (31,917.9) 992.9 79,931.9 Discounted @ 10% MS 10,095.2 (1,267.0) (3,089.0) 14,451.2

New Era Helium Corp. August 1, 2024 Page 2 Composite probable reserve estimates and economic forecasts are summarized below: Net Reserves Probable Probable Undeveloped Gas MMcf 116,568.5 116,568.5 NGL MBbI 8,138.7 8,138.7 Revenue Gas M$ 230,268.3 230,268.3 NGL M$ 254,644.0 254,644.0 Severance and Ad Valorem Taxes MS 35,535.2 35,535.2 Operating Expenses MS 115,287.6 115,287.6 Investments MS 278,010.1 278,010.1 Operating Income (BFIT) M$ 56,079.3 56,079.3 Discounted @ 10% M$ (9,895.1) (9,895.1) The following two tables present Helium reserve estimates and economic factors. The volumes, revenues, and costs related to Helium are not compliant with the SEC requirements. This report has been prepared for New Era Helium Corp.'s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose. Composite Helium proved reserve estimates and economic forecasts are summarized below: Net Reserves Proved Proved Undeveloped Helium MMcf 389.1 389.1 Revenue M$ 154,865.0 154,865.0 Helium Severance and Ad Valorem Taxes M$ 13.844.9 13,844.9 Operating Expenses M$ 0.0 0.0 Investments MS 16,925.0 16,925.0 Operating Income (BFIT) MS 124,095.0 124,095.0 Discounted @ 10% M$ 45,068.1 45,068.1

New Era Helium Corp. August 1, 2024 Page 3 Composite Helium probable reserve estimates and economic forecasts are summarized below: Net Reserves Probable Probable Undeveloped Helium MMcf 703.8 703.8 Revenue M$ 234,168.1 234,168.1 Helium Severance and Ad Valorem Taxes M$ 20,934.6 20,934.6 Operating Expenses M$ 0.0 0.0 Investments M$ 0.0 0.0 Operating Income (BFIT) M$ 213,233.4 213,233.4 Discounted @ 10% MS 23,563.8 23,563.8 While the oil and gas industry may be subject to regulatory changes from time to time that could affect an industry participant's ability to recover its reserves, we are not aware of any such governmental actions which would restrict the recovery of the December 31, 2023 estimated reserves. Primary Economic Assumptions Values of proved and probable reserves in this report are expressed in terms of estimated future gross revenue, future net revenue, and present worth. Future gross revenue is that revenue which will accrue to the evaluated interests from the production and sale of the estimated net reserves. Future net revenue is calculated by deducting estimated production taxes, ad valorem taxes, operating expenses, capital costs, and abandonment costs from the future gross revenue. Operating expenses include field operating expenses, transportation expenses, compression charges, and an allocation of overhead that directly relates to production activities. Future income tax expenses were not taken into account in the preparation of these estimates. Present worth of future net revenue is calculated by discounting the future net revenue at the rate of 10 percent per year compounded annually over the expected period of realization. Present worth should not be construed as fair market value because no consideration was given to additional factors that influence the prices at which properties are bought and sold. NEH is currently in negotiations with the BLM as it relates to the royalty rate to be paid on helium produced in conjunction with hydrocarbons on its federal leases. Since the final royalty rate to be paid on helium production has not been established, NEH elected to use the current royalty rates paid to mineral owners for hydrocarbons production also for helium production economics and analyses. At such time NEH enters into a definitive agreement with the BLM on helium production royalty, the final helium royalty rate will be reflected in updated division orders for these leases.

New Era Helium Corp. August 1, 2024 Page 4 The Pecos Slope Plant being constructed for NEH has a nameplate capacity of 20,000 Mcf/day of raw inlet natural gas well production to the plant. For plant design yields and capacities, an average helium content of 0.5 Mol% was provided by NEH to the plant design engineers. This average helium content was determined by independent third-party gas analysis tests run on 315 wells out of a total of 388 wells operated by the Company in the Pecos Slope ABO Field. The results of these tests showed a distribution helium content from a minimum of 0.003 Mol% to a maximum of 1.57 Mol%, with a mean average helium content of 0.4932 Mol% from the ABO formation. Using the data contained in these gas analysis tests; the plant design engineers project that from an inlet raw gas volume of 20,000 Mcf/day, the Pecos Slope Plant will recover approximately 99 Mcf/day of gaseous helium, 15.7 MMcf/day (million cubic feet per day) of pipeline spec sales gas, and 1,100 Bbl/day (barrels per day) of Natural Gas Liquids (NGLs); plus 2.7 MMcf/day of waste gas that will be used as fuel gas for compression in the plant, eliminating the need to flare excess waste gas and maintain compliance with Federal Guidelines on flaring. Future prices were estimated using guidelines established by the SEC and the Financial Account Standards Board (FASB). The assumptions used for estimating future prices and expense are as follows: Gas Prices Gas price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a Henry Hub price of $2.637 per million British thermal units (MMBtu) and were held constant for the lives of the properties. The Henry Hub gas price of $2.637 per MMBtu is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve months of 2023. British thermal unit factors were provided by Solis and used to convert prices from dollars per MMBtu to dollars per thousand cubic feet ($/Mcf). A gas price of $2.88 per thousand cubic feet of gas was used from January 2024 through March 2025. This gas price reflects the current BTU content of the gas, which will change once the new Pecos Slope Gas Plant is in operation, forecasted for April 2025, and the natural gas is processed thru the Company's plant. The volume-weighted average product price over the life of the properties was $ 1.97 per thousand cubic feet of gas. Natural Gas Liquid Prices Natural Gas Liquid (NGL) price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a posted West Texas Intermediate (WTI) at Cushing of $78.22 per barrel and were held constant for the lives of the properties. The WTI oil price of $78.22 per barrel is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve 2023. The volume-weighted average product price over the life of the properties was $31.29 per barrel of oil.

New Era Helium Corp. August 1, 2024 Page 5 Oil and Condensate Prices Oil and condensate price differentials were calculated for each property based on prices received by Solis. The prices were calculated using these differentials to a posted West Texas Intermediate (WTI) at Cushing price of $78.22 per barrel and were held constant for the lives of the properties. The WTI oil price of $78.22 per barrel is the 12-month average price calculated as the unweighted arithmetic average of the first-day-of-the-month price for each of the twelve months of 2023. The volume-weighted average product price over the life of the properties was $37.40 per barrel of oil. Helium Prices NEH has secured two 10-year take-or-pay contracts for its helium production, with both long¬term off-take agreements with a Tier 1 and a Tier 2 international industrial gas company. The amount of helium sold on an annual basis does not exceed the purchasers' obligation of 36 MMcf/year. For the helium prices used in the report, it was assumed that in years 1-3 the helium price received was the average of the contract prices received under each of the contracts and, in years 4-10 of the contract terms, the helium price received was the average of the floor prices received under each of the contracts. The expenses associated with trucking costs and tolling fees apply during all of the contract term. The last price was also held constant over remaining life of the properties. The use of these pricing assumptions results in a volume weighted-average helium price of $355.96 per thousand cubic feet of helium over the life of the properties. Year Contract Price $/Mcf Transp.* and Tolling* 5/Md. Realized Price $/Mcf 1 640 40 600 2 640 40 600 3 640 40 600 4 462 40 422 5 462 40 422 6 372 40 332 7 372 40 332 8 372 40 332 9 372 40 332 10 372 40 332 Thereafter 372 40 332 * Tolling and transportation fees apply to the 50% of the volumes which require liquification as per the Tier 2 contract.

New Era Helium Corp. August 1, 2024 Page 6 Production and Ad Valorem taxes Production taxes were calculated using the tax rates for the state in which the property is located. Ad valorem taxes were calculated using average rates for each county in which the property is located. Operating Expenses, Capital Costs and Abandonment Costs Operating costs were based on operating expense records of Solis Partners, LLC and based on current expenses, were held constant for the lives of the properties. Transportation fees were based on current charges of $1.30/MCF through March 2025, when the fee drops to $0.75/MCF when the Pecos Slope Plant becomes operational. Operating costs, transportation costs, and processing fees were not included in the helium economics as these costs are included in the hydrocarbon economics. Development costs were furnished to us by Solis and are based on authorization for expenditures for the proposed work or actual costs of similar projects. The development costs furnished to us were accepted as factual data and reviewed by MKM Engineering for their reasonableness; however, we have not conducted an independent verification of these costs. Capital costs were included to add behind pipe zones (in Behind Pipe), for the installation of the gas gathering system (in PDNP); the construction of the Pecos Slope Gas plant, a tap for the gas pipeline, and the drilling of the undeveloped reserves (in PUD). Capital expenditures for plugging, abandonment, and reclamation of the properties at the end-of-project life were included in this report. The economics for the PDP, PDNP, and PUD include some years with annual or cumulative negative undiscounted future net income. These years reflect a relatively large expenditure for plug and abandonment cost and/or upfront capital for the installation of the gathering system and the construction of the gas plant. The reserves in the behind pipe category are for reserves expected to be recovered from zones in existing wells, which will require future recompletion prior to the start of production. The non-producing reserves are for the additional gas to be produced once the gathering system is installed. The shut-in reserves are expected to be recovered from wells not currently capable of production for mechanical reasons. The undeveloped reserves in this report have been incorporated herein in accordance with Solis's plans to develop these reserves as of December 31, 2023. The proved undeveloped hydrocarbon reserves development conforms to the SEC five-year rule. Additional undeveloped hydrocarbon reserves, beyond 5 years, were scheduled to maintain the nameplate capacity of 20,000 MCF for the Pecos Slope gas plant. The gas plant was designed and built to process the hydrocarbon volumes projected to be developed by the Company over the useful life of the gas plant. The drilling schedule will also allow the Company to fulfill the terms of the two 10-year contracts. The implementation of Solis's development plans and budget as presented to us and incorporated herein were approved by Solis's management. Additionally, Solis has informed MKM Engineering that they are not aware of any legal, regulatory, or political obstacles that would significantly alter the development plans.

New Era Helium Corp. August 1, 2024 Page 7 The proved and probable reserve classifications conform to criteria of the Securities and Exchange Commission, except where noted. Reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs consistent with the effective date of this report, including consideration of changes in existing prices provided only by contractual arrangement but not including escalations based on future conditions. The reserves and economics are predicted on the regulatory agency classifications, rules, policies, laws, taxes, and royalties in effect on the date of this report except as noted herein. In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which the controlling interpretation may be legal or accounting, rather than engineering and geosciences. Therefore, the possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. An on-site field inspection of these properties has not been made nor have the wells been tested by MKM Engineering. Possible environmental liability related to the properties has not been investigated nor considered. Methodology and Procedures The reserves were estimated using a combination of the production performance, volumetric, and analogy methods, in each case as we considered to be appropriate and necessary to establish the conclusions set forth herein. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom, and the actual cost incurred could be more or less than the estimated amounts. The process of estimated reserves is complex. It requires significant judgments and decisions based on available geological, geophysical, engineering, and economic data. These estimates may change substantially as additional data from ongoing development activities and production performance becomes available and as economic conditions impacting oil and gas prices and costs change. For depletion type reservoirs or those whose performance disclosed a reliable decline in producing rate trends or other diagnostic characteristics, reserves were estimated by the application of appropriate decline curves or other performance relationships. In the analyses of production decline curves, reserves were estimated only to the limits of economic production based on existing economic conditions. In certain cases, when the previously named method could not be used, reserves were estimated by analogy with similar wells or reservoirs for which more complex data were available.

New Era Helium Corp. August 1, 2024 Page 8 As circumstances change and additional data become available, reserve estimates also change. Estimates made are reviewed and revised, either upward or downward, as warranted by the new information. Revisions are often required due to changes in well performance, prices, economic conditions, and governmental restrictions. Although every reasonable effort is made to ensure that reserve estimates are accurate, reserve estimation is an inferential science. As a result, the subjective decisions, new geological or production information, and a changing environment may impact these estimates. Revisions to reserve estimates can arise from changes in year-end oil and gas prices, and reservoir performance. Such revisions can be positive or negative. Gas reserves estimated herein are expressed as sales gas. Sales gas is defined as the total gas to be produced from the reservoirs, measured at the point of delivery, after reduction for fuel use and shrinkage resulting from the field separation and processing. Gas reserves are expressed at a temperature base of 60 degrees Fahrenheit and at the pressure base of the state in which the resources are located. Gas reserves included herein are expressed in thousands of cubic feet (Mcf). Oil and condensate reserves estimated herein are those to be recovered by conventional lease separation. Natural Gas Liquids reserves included in this report are expressed in barrels (bbl) representing 42 United States gallons per barrel. The reserve estimates were based on interpretations of factual data furnished by Solis Partners, LLC. Ownership interests were supplied by Solis Partners, LLC and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement this data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. MKM Engineering is independent with respect to Solis Partners, LLC, NEH Midstream, LLC, and New Era Helium Corp. as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers ("SPE Standards"). Neither MKM Engineering nor any of its employees has any interest in the subject properties. Neither the employment to make this study nor the compensation is contingent on the results of our work or the future production rates for the subject properties. Our work papers and related data are available for inspection and review by authorized parties. Respectfully submitted, MKM ENGINEERING Texas Registered Engineering Firm Michele K. Mudrone, P.E. Attachments

LIST OF ECONOMIC TABLES Table No. Hydrocarbon Summary Economic Analysis Cash Flow Proved Developed Producing 1 Proved Developed Behind Pipe 2 Proved Developed Non-Producing 3 Proved Developed Shut-In 4 Proved Undeveloped 5 Total Proved 6 Probable Undeveloped 7 Total Probable 8 Tabular Summary of Economic Analysis All Reserve Categories 9 Gross Ultimate Reserves, Cumulative Production All Reserve Categories 10 Helium Summary Economic Analysis Cash Flow Proved Undeveloped 11 Total Proved 12 Probable Undeveloped 13 Total Probable 14 Tabular Summary of Economic Analysis All Reserve Categories 15

Appendix

DEFINITIONS OF OIL AND GAS RESERVES Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a) (22) Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. The area of the reservoir considered as proved includes: The area identified by drilling and limited by fluid contacts, if any, and Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. (ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. fiki) Wham rived absarmation from wall peneiratiens .has defined a highest _known nil (HKO) elevatinn and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty. (iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and The project has been approved for development by all necessary parties and entities, including governmental entities. determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions. (23) Proved properties. Properties with proved reserves. (24) Reasonable certainty. If deterministic methods are used, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease. (25) Reliable technology. Reliable technology is a grouping of one or more technologies (including computational methods) that has been field tested and has been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation. (26) Reserves_ Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project_

DEFINITIONS OF OIL AND GAS RESERVES Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 21O.4-10(a) Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations). Excerpted from the FASB Accounting Standards Codification Topic 932 Extractive Activities—Oil and Gas: 932-235-50-30 A standardized measure of discounted future net cash flows relating to an entity's interests in both of the following shall be disclosed as of the end of the year: Proved oil and gas reserves (see paragraphs 932-235-50-3 through 50-11B) Oil and gas subject to purchase under long-term supply, purchase, or similar agreements and contracts in which the entity participates in the operation of the properties on which the oil or gas is located or otherwise serves as the producer of those reserves (see paragraph 932-235-50-7). The standardized measure of discounted future net cash flows relating to those two types of interests in reserves may be combined for reporting purposes. 932-235-50-31 All of the following information shall be disclosed in the aggregate and for each geographic area for which reserve quantities are disclosed in accordance with paragraphs 932-235-50-3 through 50-118: Future cash inflows. These shall be computed by applying prices used in estimating the entity's proved oil and gas reserves to the year-end quantities of those reserves. Future price changes shall be considered only to the extent provided by contractual arrangements in existence at year-end. Future development and production costs. These costs shall be computed by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions_ if estimated development expenditures are significant, they shall be presented separately from estimated production costs. Future income tax expenses. These expenses shall be computed by applying the appropriate year-end statutory tax rates, with consideration of future tax rates already legislated, to the future pretax net cash flows relating to the entity's proved oil and gas reserves, less the tax basis of the properties involved. The future income tax expenses shall give effect to tax deductions and tax credits and allowances relating to the entity's proved oil and gas reserves. Future net cash flows. These amounts are the result of subtracting future development and production costs and future income tax expenses from future cash inflows. Discount. This amount shall be derived from using a discount rate of 10 percent a year to reflect the timing of the future net cash flows relating to proved oil and gas reserves. Standardized measure of discounted future net cash flows. This amount is the future net cash flows less the computed discount. Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs. Resources. Resources are quantities of oil and gas estimated to exist in naturally occurring accumulations. A portion of the resources may be estimated to be recoverable, and another portion may be considered to be unrecoverable. Resources include both discovered and undiscovered accumulations. Service well. A well drilled or completed for the purpose of supporting production in an existing field_ Specific purposes of service wells include gas injection, water injection, steam injection, air injection, salt-water disposal, water supply for injection, observation, or injection for in-situ combustion. Stratigraphic test well. A stratigraphic test well is a drilling effort, geologically directed, to obtain information pertaining to a specific geologic condition. Such wells customarily are drilled without the intent of being completed for hydrocarbon production. The classification also includes tests identified as core tests and all types of expendable holes related to hydrocarbon exploration. Stratigraphic tests are classified as "exploratory type" if not drilled in a known area or "development type" if drilled in a known area,

DEFINITIONS OF OIL AND GAS RESERVES Adapted from U.S. Securities and Exchange Commission Regulation S-X Section 210.4-10(a) (31) Undeveloped oil and gas reserves. Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. From the SEC's Compliance and Disclosure Interpretations (October 26, 2009): Although several types of projects — such as constructing offshore platforms and development in urban areas, remote locations or environmentally sensitive locations — by their nature customarily take a longer time to develop and therefore often do justify longer time periods, this determination must always take into consideration all of the facts and circumstances. No particular type of project per se justifies a longer time period, and any extension beyond five years should be the exception, and not the rule. Factors that a company should consider in determining whether or not circumstances justify recognizing reserves even though development may extend past five years include, but are not limited to, the following: The company's level of ongoing significant development activities in the area to be developed (for example, drilling only the minimum number of wells necessary to maintain the lease generally would not constitute significant development activities); The company's historical record at completing development of comparable long-term projects; The amount of time in which the company has maintained the leases, or booked the reserves, without significant development activities; The extent to which the company has followed a previously adopted development plan (for example, if a company has changed its development plan several times without taking significant steps to implement any of those plans, recognizing proved undeveloped reserves typically would not be appropriate): and The extent to which delays in development are caused by external factors related to the physical operating environment (for example, restrictions on development on Federal lands, but not obtaining government permits), rather than by internal factors (for example, shifting resources to develop properties with higher priority). (iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty. (32) Unproved properties_ Properties with no proved reserves.

HYDROCARBON

Cashflow Summaries

Proved Rsv Class
Producing Rsv Category

TABLE 1

MKM Engineering

Year	Company Future Gross Revenue Oil ------ M$ ------	NGL ------ M$ ------	Gas ------ M$ ------	Other ------ M$ ------	Total ------ M$ ------	Prod & Adv Taxes Prod Tax ------ M$ ------	Adv Tax ------ M$ ------	Revenue after Sev & Adv ------- M$ --------
2024	163.01	0.00	1,695.28	0.00	1,858.29	67.19	8.77	1,782.34
2025	158.33	0.00	1,645.79	0.00	1,804.12	86.50	11.19	1,706.44
2026	152.62	0.00	1,592.81	0.00	1,745.43	90.45	11.67	1,643.31
2027	147.12	0.00	1,537.08	0.00	1,684.21	87.28	11.26	1,585.67
2028	142.21	0.00	1,487.37	0.00	1,629.59	84.45	10.90	1,534.24
2029	136.72	0.00	1,431.48	0.00	1,568.19	81.27	10.49	1,476.44
2030	131.81	0.00	1,381.57	0.00	1,513.38	78.43	10.12	1,424.83
2031	127.08	0.00	1,333.45	0.00	1,460.53	75.69	9.77	1,375.07
2032	122.85	0.00	1,290.51	0.00	1,413.36	73.24	9.45	1,330.67
2033	118.12	0.00	1,242.17	0.00	1,360.29	70.49	9.09	1,280.70
2034	113.89	0.00	1,199.01	0.00	1,312.90	68.04	8.78	1,236.08
2035	109.80	0.00	1,157.01	0.00	1,266.81	65.65	8.47	1,192.69
2036	106.15	0.00	1,119.73	0.00	1,225.88	63.53	8.19	1,154.16
2037	102.05	0.00	1,077.47	0.00	1,179.52	61.13	7.88	1,110.51
2038	98.39	0.00	1,039.80	0.00	1,138.19	58.99	7.61	1,071.59
Sub-T	1,930.13	0.00	20,230.55	0.00	22,160.68	1,112.32	143.63	20,904.73
After	1,855.11	0.00	20,175.21	0.00	22,030.33	1,142.62	146.44	20,741.27
Total	3,785.24	0.00	40,405.77	0.00	44,191.01	2,254.94	290.07	41,646.00

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 Proved Rsv Class Producing Rsv Category Year Wells MKM Engineering Estimated 8/8 Ths Production Oil NGL Gas Oil ---- Mbbl Mbbl - MMcf Mbbl Net Production NGL Mbbl Gas MMcf Oil $/bbl - TABLE 1 NGL Gas - $/bbl ¬- S/Mcf - 2024 370 9.92 0.00 1.520.77 5.07 0.00 802.31 32.13 0.00 2.11 2025 370 9.59 0.00 1.463.27 4.93 0.00 833.40 32.12 0.00 1.97 2026 370 9.23 0.00 1.411.97 4.75 0.00 823.97 32.11 0.00 1.93 2027 370 8.88 0.00 1.36/56 4.58 0.00 795.18 32.11 0.00 1.93 2028 370 8.58 0.00 1.318.48 4.43 0.00 769.50 32.11 0.00 1.93 2029 370 8.23 0.00 1.268.92 4.26 0.00 740.62 32.10 0.00 1.93 2030 370 7.93 0.00 1.224.67 4.11 0.00 714.83 32.10 0.00 1.93 2031 370 7.63 0.00 1.18/01 3.96 0.00 689.97 32.10 0.00 1.93 2032 370 7.37 0.00 1.143.93 3.83 0.00 667.78 32.09 0.00 1.93 2033 370 7.08 0.00 1.101.07 3.68 0.00 642.80 32.09 0.00 1.93 2034 370 6.81 0.00 1.06/81 3.55 0.00 620.50 32.09 0.00 1.93 2035 370 6.56 0.00 1.025.61 3.42 0.00 598.80 32.08 0.00 1.93 2036 369 6.33 0.00 992.57 3.31 0.00 579.53 32.08 0.00 1.93 2037 368 6.08 0.00 955.13 3.18 0.00 557.69 32.07 0.00 1.93 2038 367 5.85 0.00 921.77 3.07 0.00 538.22 32.07 0.00 1.93 Sub-T 116.08 0.00 17,955.54 60.13 0.00 10,375.10 32.10 0.00 1.95 After 88.96 0.00 17,902.23 58.72 0.00 10,453.67 31.59 0.00 1.93 Total 205.04 0.00 35,857.77 118.85 0.00 20,828.77 31.85 0.00 1.94 Cum. 5,037.70 0.00 249,102.16 Ult. 5,242.74 0.00 284,959.93 Year Oil NGL M$ M$ Company Future Gross Revenue Gas Other M$ M$ Total M$ Prod & Adv Taxes Prod Tax Adv Tax M$ M$ Revenue ---- after Sev & Adv M$ 2024 163.01 0.00 1.695.28 0.00 1.858.29 67.19 8.77 1.782.34 2025 158.33 0.00 1.645.79 0.00 1.804.12 86.50 11.19 1.706.44 2026 152.62 0.00 1.59/81 0.00 1.745.43 90.45 11.67 1.643.31 2027 147.12 0.00 1.537.08 0.00 1.684.21 87.28 11.26 1.585.67 2028 142.21 0.00 1.487.37 0.00 1.629.59 84.45 10.90 1.534.24 2029 136.72 0.00 1.431.48 0.00 1.568.19 81.27 10.49 1.476.44 2030 131.81 0.00 1.381.57 0.00 1.513.38 78.43 10.12 1.424.83 2031 127.08 0.00 1.333.45 0.00 1.460.53 75.69 9.77 1.375.07 2032 122.85 0.00 1.290.51 0.00 1.413.36 73.24 9.45 1.330.67 2033 118.12 0.00 1.24/17 0.00 1.360.29 70.49 9.09 1.280.70 2034 113.89 0.00 1.199.01 0.00 1.312.90 68.04 8.78 1.236.08 2035 109.80 0.00 1.157.01 0.00 1.266.81 65.65 8.47 1.192.69 2036 106.15 0.00 1.119.73 0.00 1.225.88 63.53 8.19 1.154.16 2037 102.05 0.00 1.077.47 0.00 1.179.52 61.13 7.88 1.110.51 2038 98.39 0.00 1.039.80 0.00 1.138.19 58.99 7.61 1.071.59 Sub-T 1,930.13 0.00 20,230.55 0.00 22,160.68 1,112.32 143.63 20,904.73 After 1,855.11 0.00 20,175.21 0.00 22,030.33 1,142.62 146.44 20,741.27 Total 3,785.24 0.00 40,405.77 0.00 44,191.01 2,254.94 290.07 41.646.00 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 876.25 0.00 992.42 0.00 -86.34 -86.34 -81.80 -81.80 2025 876.25 0.00 695.63 0.00 134.56 48.22 112.85 31.05 2026 876.25 0.00 587.88 0.00 179.18 227.40 139.24 170.29 2027 876.25 0.00 567.27 0.00 142.14 369.53 100.01 270.29 2028 876.25 0.00 548.90 0.00 109.09 478.62 69.54 339.84 2029 876.25 0.00 528.24 0.00 71.95 550.57 41.49 381.33 2030 876.25 0.00 509.79 0.00 38.79 589.36 20.26 401.59 2031 876.25 0.00 492.01 0.00 6.81 596.18 3.25 404.84 2032 876.25 0.00 476.13 0.00 -21.72 574.45 -9.22 395.62 2033 876.25 1,577.83 458.27 0.00 -1.631.66 -1.057.21 -604.06 -208.43 2034 876.25 0.00 442.32 0.00 -82.49 -1,139.70 -28.87 -237.30 2035 874.00 0.00 426.80 0.00 -108.11 -1.247.82 -34.26 -271.56 2036 873.14 0.00 413.03 0.00 -132.01 -1.379.82 -37.84 -309.41 2037 870.67 0.00 397.41 0.00 -157.57 -1,537.40 -40.92 -350.33 2038 868.59 0.00 383.49 0.00 -180.49 -1.717.88 -42.43 -392.75 Sub-T 13,125.20 1,577.83 7,919.58 0.00 -1,717.88 -1,717.88 -392.75 -392.75 After 26,744.34 16,765.15 7,431.71 0.00 -30,199.94 -30,199.94 -874.28 -874.28 Total 39,869.55 18,342.99 15,351.29 0.00 -31,917.82 -31,917.82 -1,267.03 -1,267.03 Present Worth Profile (M$) PW 8.00% : -2,143.25 PW 10.00% : -1,267.03 PW 12.00% : -773.40 PW 15.00% : -372.62 PW 20.00% : -80.50 PW 25.00% : 33.15

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 MKM Engineering Proved Rsv Class Behind Pipe Rsv Category TABLE 2 Year Estimated 8/8 Ths Production Oil NGL Gas Oil Wells ---- Mbbl Mbbl - MMcf Mbbl Net Production NGL Mbbl Gas Oil NGL Gas MMcf $/bbl - - $/bbl - - $/Mcf - 2024 6 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 6 1.83 0.00 730.61 1.36 0.00 427.74 31.29 0.00 1.98 2026 6 3.06 0.00 1.223.79 2.13 0.00 671.75 31.29 0.00 1.98 2027 6 2.17 0.00 867.87 1.57 0.00 496.65 31.29 0.00 1.98 2028 6 1.45 0.00 578.11 1.05 0.00 330.69 31.29 0.00 1.98 2029 6 1.02 0.00 406.65 0.73 0.00 231.86 31.29 0.00 1.98 2030 6 0.76 0.00 303.68 0.55 0.00 172.81 31.29 0.00 1.98 2031 6 0.59 0.00 236.17 0.42 0.00 134.22 31.29 0.00 1.98 2032 6 0.47 0.00 189.85 0.34 0.00 107.81 31.29 0.00 1.98 2033 6 0.39 0.00 155.48 0.28 0.00 88.24 31.29 0.00 1.98 2034 6 0.33 0.00 130.20 0.23 0.00 73.87 31.29 0.00 1.98 2035 6 0.28 0.00 110.79 0.20 0.00 62.85 31.29 0.00 1.98 2036 6 0.24 0.00 95.78 0.17 0.00 54.33 31.29 0.00 1.98 2037 5 0.20 0.00 80.15 0.15 0.00 46.05 31.29 0.00 1.98 2038 5 0.16 0.00 62.48 0.12 0.00 37.47 31.29 0.00 1.98 Sub-T 12.93 0.00 5,171.61 9.30 0.00 2,936.34 31.29 0.00 1.98 After 1.69 0.00 676.39 1.29 0.00 409.07 31.29 0.00 1.98 Total 14.62 0.00 5,848.00 10.59 0.00 3,345.42 31.29 0.00 1.98 Cum. 0.00 0.00 0.00 Ult. 14.62 0.00 5,848.00 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Oil NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 42.51 0.00 848.55 0.00 891.05 44.27 5.62 841.16 2026 66.51 0.00 1,329.74 0.00 1.396.26 70.29 8.92 1.317.04 2027 49.17 0.00 982.87 0.00 1.032.04 51.95 6.60 973.50 2028 32.74 0.00 654.48 0.00 687.22 34.59 4.39 648.24 2029 22.96 0.00 458.94 0.00 481.89 24.26 3.08 454.55 2030 17.11 0.00 342.07 0.00 359.18 18.08 2.30 338.80 2031 13.29 0.00 265.70 0.00 278.99 14.05 1.78 263.16 2032 10.67 0.00 213.42 0.00 224.10 11.28 1.43 211.38 2033 8.74 0.00 174.69 0.00 183.42 9.23 1.17 173.02 2034 7.31 0.00 146.25 0.00 153.56 7.73 0.98 144.85 2035 6.22 0.00 124.42 0.00 130.64 6.58 0.84 123.23 2036 5.38 0.00 107.55 0.00 112.93 5.69 0.72 106.52 2037 4.56 0.00 91.11 0.00 95.67 4.82 0.61 90.25 2038 3.71 0.00 74.02 0.00 77.73 3.91 0.50 73.32 Sub-T 290.89 0.00 5,813.80 0.00 6,104.69 306.74 38.94 5,759.00 After 40.50 0.00 808.08 0.00 848.58 42.67 5.42 800.49 Total 331.39 0.00 6,621.88 0.00 6,953.27 349.41 44.36 6.559.50 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 5.62 507.91 328.89 0.00 -1.26 -1.26 -12.13 -12.13 2026 13.10 0.00 503.81 0.00 800.12 798.86 623.08 610.96 2027 13.10 0.00 372.49 0.00 587.90 1.386.76 414.62 1.025.58 2028 13.10 0.00 248.02 0.00 387.12 1.773.88 247.16 1.27/74 2029 13.10 0.00 173.90 0.00 267.55 2,041.43 154.53 1,427.27 2030 13.10 0.00 129.61 0.00 196.09 2.237.52 102.49 1.529.76 2031 13.10 0.00 100.67 0.00 149.39 2.386.91 70.67 1.600.43 2032 13.10 0.00 80.86 0.00 117.42 2.504.33 50.27 1.650.69 2033 13.10 0.00 66.18 0.00 93.73 2.598.06 36.31 1.687.01 2034 13.10 0.00 55.41 0.00 76.34 2,674.40 26.77 1,713.78 2035 13.10 0.00 47.14 0.00 62.99 2.737.38 19.99 1.733.77 2036 13.10 0.00 40.75 0.00 52.67 2.790.06 15.13 1.748.90 2037 12.65 0.00 34.54 0.00 43.06 2,833.12 11.21 1,760.11 2038 11.46 0.00 28.10 0.00 33.76 2.866.88 7.95 1.768.06 Sub-T 173.86 507.91 2,210.34 0.00 2,866.88 2,866.88 1,768.06 1,768.06 After 367.53 253.96 306.80 0.00 -127.80 -127.80 20.75 20.75 Total 541.40 761.87 2,517.15 0.00 2,739.08 2,739.08 1,788.80 1,788.80 Present Worth Profile (M$) PW 8.00% : 1,963.62 PW 10.00% : 1,788.80 PW 12.00% : 1,633.25 PW 15.00% : 1,431.34 PW 20.00% : 1,161.17 PW 25.00% : 952.27

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 MKM Engineering Proved Rsv Class Non-Producing Rsv Category TABLE 3 Year Estimated 8/8 Ths Production Oil NGL Gas Oil Wells ---- Mbbl Mbbl ---- MMcf Mbbl Net Production NGL Mbbl Gas Oil NGL Gas MMcf $/bbl - - $/bbl - - $/Mcf - 2024 0 0.21 0.00 0.00 0.01 0.00 0.00 78.22 0.00 0.00 2025 1 11.92 0.00 528.39 1.32 0.00 333.94 40.70 0.00 1.98 2026 1 44.21 0.00 639.60 2.34 0.00 404.23 52.61 0.00 1.98 2027 1 44.10 0.00 575.68 2.22 0.00 363.83 53.86 0.00 1.98 2028 1 44.04 0.00 519.50 2.11 0.00 328.32 55.08 0.00 1.98 2029 1 40.53 0.00 466.24 1.92 0.00 294.66 55.38 0.00 1.98 2030 1 36.38 0.00 419.64 1.72 0.00 265.21 55.35 0.00 1.98 2031 1 33.10 0.00 377.71 1.56 0.00 238.71 55.49 0.00 1.98 2032 1 30.53 0.00 340.84 1.42 0.00 215.41 55.75 0.00 1.98 2033 1 28.23 0.00 305.90 1.30 0.00 193.33 56.11 0.00 1.98 2034 1 26.37 0.00 275.33 1.19 0.00 174.01 56.55 0.00 1.98 2035 1 24.77 0.00 247.81 1.10 0.00 156.62 57.06 0.00 1.98 2036 1 23.44 0.00 223.63 1.02 0.00 141.33 57.63 0.00 1.98 2037 1 22.15 0.00 200.70 0.94 0.00 126.84 58.24 0.00 1.98 2038 1 21.07 0.00 180.64 0.88 0.00 114.17 58.88 0.00 1.98 Sub-T 431.04 0.00 5,301.60 21.05 0.00 3,350.61 54.58 0.00 1.98 After 378.07 0.00 1,586.23 12.53 0.00 1,002.50 66.33 0.00 1.98 Total 809.11 0.00 6,887.83 33.57 0.00 4,353.11 58.96 0.00 1.98 Cum. 0.00 0.00 0.00 Ult. 809.11 0.00 6,887.83 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Oil NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.42 0.00 0.00 0.00 0.42 0.02 0.01 0.39 2025 53.79 0.00 659.66 0.00 713.45 35.79 4.94 672.72 2026 123.34 0.00 798.51 0.00 921.85 46.01 7.44 868.41 2027 119.44 0.00 718.71 0.00 838.15 41.80 6.90 789.45 2028 116.08 0.00 648.57 0.00 764.65 38.10 6.44 720.11 2029 106.14 0.00 582.07 0.00 688.21 34.29 5.83 648.10 2030 95.34 0.00 523.90 0.00 619.25 30.85 5.24 583.16 2031 86.53 0.00 471.55 0.00 558.07 27.80 4.73 525.54 2032 79.36 0.00 425.52 0.00 504.88 25.15 4.30 475.43 2033 72.86 0.00 381.90 0.00 454.75 22.64 3.90 428.21 2034 67.44 0.00 343.73 0.00 411.17 20.47 3.56 387.15 2035 62.73 0.00 309.38 0.00 372.11 18.51 3.25 350.34 2036 58.73 0.00 279.19 0.00 337.92 16.81 2.99 318.12 2037 54.90 0.00 250.56 0.00 305.46 15.18 2.74 287.54 2038 51.63 0.00 225.52 0.00 277.15 13.77 2.52 260.86 Sub-T 1,148.73 0.00 6,618.76 0.00 7,767.49 387.19 64.80 7,315.51 After 830.82 0.00 1,980.33 0.00 2,811.14 138.30 31.57 2,641.27 Total 1,979.55 0.00 8,599.09 0.00 10,578.64 525.49 96.37 9.956.78 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 8,000.00 0.00 0.00 -7.999.61 -7.999.61 -7.364.86 -7.364.86 2025 0.00 0.00 250.45 0.00 422.26 -7.577.35 357.61 -7.007.25 2026 0.00 0.00 303.17 0.00 565.24 -7,012.11 439.30 -6,567.95 2027 0.00 0.00 272.87 0.00 516.57 -6.495.54 363.45 -6.204.51 2028 0.00 0.00 246.24 0.00 473.86 -6.021.67 301.78 -5.902.73 2029 0.00 0.00 221.00 0.00 427.10 -5,594.57 246.23 -5,656.50 2030 0.00 0.00 198.91 0.00 384.24 -5.210.32 200.54 -5.455.96 2031 0.00 0.00 179.03 0.00 346.50 -4.863.82 163.71 -5.292.26 2032 0.00 0.00 161.56 0.00 313.87 -4.549.95 134.22 -5.158.03 2033 0.00 0.00 145.00 0.00 283.21 -4,266.74 109.62 -5.048.41 2034 0.00 0.00 130.51 0.00 256.64 -4,010.10 89.93 -4,958.49 2035 0.00 0.00 117.46 0.00 232.87 -3.777.22 73.87 -4.884.62 2036 0.00 0.00 106.00 0.00 212.12 -3.565.10 60.90 -4.823.71 2037 0.00 0.00 95.13 0.00 192.41 -3,372.69 50.00 -4,773.71 2038 0.00 0.00 85.62 0.00 175.24 -3.197.45 41.23 -4.732.49 Sub-T 0.00 8,000.00 2,512.96 0.00 -3,197.45 -3,197.45 -4,732.49 -4,732.49 After 0.00 0.00 751.87 0.00 1,889.40 1,889.40 200.19 200.19 Total 0.00 8,000.00 3,264.83 0.00 -1,308.05 -1,308.05 -4,532.29 -4,532.29 Present Worth Profile (M$) PW 8.00% : -4,246.44 PW 10.00% : -4,532.29 PW 12.00% : -4,741.53 PW 15.00% : -4,954.89 PW 20.00% : -5,138.40 PW 25.00% : -5,193.37

MKM Engineering

Proved Rsv Class
Shut-In Rsv Category

TABLE 4

Year	Company Future Gross Revenue Oil M$	Company Future Gross Revenue NGL M$	Company Future Gross Revenue Gas M$	Company Future Gross Revenue Other M$	Company Future Gross Revenue Total M$	Prod & Adv Taxes Prod Tax M$	Prod & Adv Taxes Adv Tax M$	Revenue after Sev & Adv M$
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Sub-T	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
After	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Year	Deductions Lease Net Costs M$	Deductions Net Investments M$	Deductions Trans. Costs M$	Deductions Net Profits M$	Future Net Income Before Income Taxes Undiscounted Annual M$	Undiscounted Cumulative M$	Discounted Ann @ 10.00% M$	Disc. Cum. Annual @ 10.00% M$
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	438.21	0.00	0.00	-438.21	-438.21	-345.47	-345.47
Sub-T	0.00	438.21	0.00	0.00	-438.21	-438.21	-345.47	-345.47
After	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total	0.00	438.21	0.00	0.00	-438.21	-438.21	-345.47	-345.47

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 MKM Engineering Proved Rsv Class Shut-In Rsv Category TABLE 4 Year Oil Wells ---- Mbbl Estimated 8/8 Ths Production NGL Gas Oil Mbbl ---- MMcf Mbbl Net Production NGL Mbbl Gas Oil NGL Gas MMcf $/bbl - - $/bbl - - $/Mcf - 2024 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Sub-T 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 After 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Total 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Cum. 0.97 0.00 4,963.26 Ult. 0.97 0.00 4,963.26 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Oil NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Sub-T 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 After 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Total 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 438.21 0.00 0.00 -438.21 -438.21 -345.47 -345.47 Sub-T 0.00 438.21 0.00 0.00 -438.21 -438.21 -345.47 -345.47 After 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 Total 0.00 438.21 0.00 0.00 -438.21 -438.21 -345.47 -345.47 Present Worth Profile (M$) PW 8.00% : -362.22 PW 10.00% : -345.47 PW 12.00% : -329.53 PW 15.00% : -307.05 PW 20.00% : -273.08 PW 25.00% : -243.03

MKM Engineering

Proved Rsv Class
Undeveloped Rsv Category

TABLE 5

Year	Wells	Estimated 8/8 Ths Production Oil ---- Mbbl ----	Estimated 8/8 Ths Production NGL ---- Mbbl ----	Estimated 8/8 Ths Production Gas ---- MMcf ----	Net Production Oil ---- Mbbl ----	Net Production NGL ---- Mbbl ----	Net Production Gas ---- MMcf ----	Oil - $/bbl -	NGL - $/bbl -	Gas - $/Mcf -
2024	1	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	1.98
2025	20	0.00	162.34	1,265.93	0.00	149.18	811.54	0.00	31.29	1.98
2026	44	0.00	316.02	3,417.07	0.00	272.73	2,079.48	0.00	31.29	1.98
2027	62	0.00	344.11	4,230.97	0.00	289.20	2,556.01	0.00	31.29	1.98
2028	80	0.00	347.27	4,574.19	0.00	287.26	2,754.05	0.00	31.29	1.98
2029	80	0.00	295.60	3,832.52	0.00	245.14	2,304.95	0.00	31.29	1.98
2030	80	0.00	232.74	2,836.25	0.00	195.63	1,709.16	0.00	31.29	1.98
2031	80	0.00	196.50	2,289.64	0.00	166.66	1,381.33	0.00	31.29	1.98
2032	80	0.00	172.10	1,937.21	0.00	146.92	1,169.68	0.00	31.29	1.98
2033	80	0.00	153.50	1,676.69	0.00	131.75	1,013.04	0.00	31.29	1.98
2034	80	0.00	139.03	1,484.50	0.00	119.81	897.40	0.00	31.29	1.98
2035	80	0.00	127.39	1,333.84	0.00	110.14	806.70	0.00	31.29	1.98
2036	80	0.00	117.88	1,215.45	0.00	102.19	735.39	0.00	31.29	1.98
2037	80	0.00	109.40	1,111.72	0.00	95.06	672.87	0.00	31.29	1.98
2038	80	0.00	101.94	1,027.49	0.00	88.70	622.09	0.00	31.29	1.98
Sub-T		0.00	2,815.84	32,233.47	0.00	2,400.36	19,513.68	0.00	31.29	1.98
After		0.00	1,683.62	16,555.94	0.00	1,471.48	10,040.85	0.00	31.29	1.98
Total		0.00	4,499.46	48,789.41	0.00	3,871.85	29,554.52	0.00	31.29	1.98
Cum.		0.00	0.00	0.00						
Ult.		0.00	4,499.46	48,789.41						

Year	Company Future Gross Revenue Oil ---- M$ ----	Company Future Gross Revenue NGL ---- M$ ----	Company Future Gross Revenue Gas ---- M$ ----	Company Future Gross Revenue Other ---- M$ ----	Company Future Gross Revenue Total ---- M$ ----	Prod & Adv Taxes Prod Tax ---- M$ ----	Prod & Adv Taxes Adv Tax ---- M$ ----	Revenue after Sev & Adv ---- M$ ----
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	4,667.59	1,603.12	0.00	6,270.70	452.08	56.94	5,761.69
2026	0.00	8,533.23	4,107.79	0.00	12,641.02	879.86	110.81	11,650.34
2027	0.00	9,048.44	5,049.11	0.00	14,097.55	967.14	121.81	13,008.61
2028	0.00	8,987.67	5,440.32	0.00	14,427.99	981.58	123.62	13,322.78
2029	0.00	7,669.89	4,553.17	0.00	12,223.05	833.25	104.94	11,284.86
2030	0.00	6,120.96	3,376.25	0.00	9,497.20	652.30	82.15	8,762.75
2031	0.00	5,214.36	2,728.66	0.00	7,943.02	548.42	69.07	7,325.53
2032	0.00	4,596.80	2,310.57	0.00	6,907.36	478.79	60.30	6,368.27
2033	0.00	4,122.04	2,001.14	0.00	6,123.18	425.85	53.63	5,643.70
2034	0.00	3,748.58	1,772.72	0.00	5,521.30	384.95	48.48	5,087.87
2035	0.00	3,446.15	1,593.54	0.00	5,039.69	352.11	44.35	4,643.23
2036	0.00	3,197.28	1,452.69	0.00	4,649.97	325.41	40.98	4,283.57
2037	0.00	2,974.37	1,329.19	0.00	4,303.56	301.63	37.99	3,963.94
2038	0.00	2,775.26	1,228.87	0.00	4,004.13	280.88	35.38	3,687.87
Sub-T	0.00	75,102.61	38,547.12	0.00	113,649.73	7,864.26	990.46	104,795.01
After	0.00	46,039.70	19,834.58	0.00	65,874.28	4,632.49	583.44	60,658.36
Total	0.00	121,142.31	58,381.71	0.00	179,524.01	12,496.75	1,573.90	165,453.37

Year	Deductions Lease Net Costs ---- M$ ----	Deductions Net Investments ---- M$ ----	Deductions Trans. Costs ---- M$ ----	Deductions Net Profits ---- M$ ----	Future Net Income Before Income Taxes Undiscounted Annual ---- M$ ----	Future Net Income Before Income Taxes Undiscounted Cumulative ---- M$ ----	Discounted Ann @ 10.00% ---- M$ ----	Disc. Cum. Annual @ 10.00% ---- M$ ----
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	20.62	11,887.73	577.00	0.00	-6,723.67	-6,723.67	-5,881.67	-5,881.67
2026	72.22	15,643.00	1,559.61	0.00	-5,624.50	-12,348.16	-4,439.20	-10,320.88
2027	125.70	11,830.94	1,917.01	0.00	-865.03	-13,213.19	-649.47	-10,970.34
2028	170.76	11,303.77	2,065.54	0.00	-217.29	-13,430.48	-191.04	-11,161.38
2029	193.11	0.00	1,728.71	0.00	9,363.04	-4,067.44	5,407.24	-5,754.14
2030	193.11	0.00	1,281.87	0.00	7,287.78	3,220.33	3,806.80	-1,947.34
2031	193.11	0.00	1,035.99	0.00	6,096.43	9,316.76	2,881.75	934.41
2032	193.11	0.00	877.26	0.00	5,297.90	14,614.66	2,266.18	3,200.59
2033	193.11	0.00	759.78	0.00	4,690.81	19,305.47	1,816.00	5,016.60
2034	193.11	0.00	673.05	0.00	4,221.70	23,527.17	1,479.41	6,496.01
2035	193.11	0.00	605.02	0.00	3,845.10	27,372.27	1,219.70	7,715.71
2036	193.11	0.00	551.55	0.00	3,538.91	30,911.18	1,016.00	8,731.71
2037	193.11	0.00	504.65	0.00	3,266.17	34,177.36	848.78	9,580.49
2038	193.11	0.00	466.57	0.00	3,028.20	37,205.55	712.34	10,292.83
Sub-T	2,320.42	50,665.44	14,603.60	0.00	37,205.55	37,205.55	10,292.83	10,292.83
After	6,758.89	3,742.46	7,530.63	0.00	42,626.38	42,626.38	4,158.33	4,158.33
Total	9,079.30	54,407.90	22,134.23	0.00	79,831.93	79,831.93	14,451.16	14,451.16

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 MKM Engineering Proved Rsv Class Undeveloped Rsv Category TABLE 5 Year Oil Wells ---- Mbbl Estimated 8/8 Ths Production NGL Gas Oil Mbbl - MMcf Mbbl Net Production NGL Mbbl Gas Oil MMcf $/bbl - NGL Gas - $/bbl - - $/Mcf - 2024 1 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 1.98 2025 20 0.00 162.34 1.265.93 0.00 149.18 811.54 0.00 31.29 1.98 2026 44 0.00 316.02 3.417.07 0.00 272.73 2.079.48 0.00 31.29 1.98 2027 62 0.00 344.11 4.230.97 0.00 289.20 2.556.01 0.00 31.29 1.98 2028 80 0.00 347.27 4.574.19 0.00 287.26 2.754.05 0.00 31.29 1.98 2029 80 0.00 295.60 3.832.52 0.00 245.14 2.304.95 0.00 31.29 1.98 2030 80 0.00 232.74 2.836.25 0.00 195.63 1.709.16 0.00 31.29 1.98 2031 80 0.00 196.50 2.289.64 0.00 166.66 1.381.33 0.00 31.29 1.98 2032 80 0.00 172.10 1.937.21 0.00 146.92 1.169.68 0.00 31.29 1.98 2033 80 0.00 153.50 1.676.69 0.00 131.75 1.013.04 0.00 31.29 1.98 2034 80 0.00 139.03 1.484.50 0.00 119.81 897.40 0.00 31.29 1.98 2035 80 0.00 127.39 1.333.84 0.00 110.14 806.70 0.00 31.29 1.98 2036 80 0.00 117.88 1.215.45 0.00 102.19 735.39 0.00 31.29 1.98 2037 80 0.00 109.40 1,111.72 0.00 95.06 672.87 0.00 31.29 1.98 2038 80 0.00 101.94 1.027.49 0.00 88.70 622.09 0.00 31.29 1.98 Sub-T 0.00 2,815.84 32,233.47 0.00 2,400.36 19,513.68 0.00 31.29 1.98 After 0.00 1,683.62 16,555.94 0.00 1,471.48 10,040.85 0.00 31.29 1.98 Total 0.00 4,499.46 48,789.41 0.00 3,871.85 29,554.52 0.00 31.29 1.98 Cum. 0.00 0.00 0.00 Ult. 0.00 4,499.46 48,789.41 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Oil NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 4.667.59 1.603.12 0.00 6.270.70 452.08 56.94 5.761.69 2026 0.00 8.533.23 4.107.79 0.00 12.641.02 879.86 110.81 11.650.34 2027 0.00 9.048.44 5.049.11 0.00 14.097.55 967.14 121.81 13.008.61 2028 0.00 8.987.67 5.440.32 0.00 14.427.99 981.58 123.62 13.322.78 2029 0.00 7.669.89 4.553.17 0.00 12.223.05 833.25 104.94 11.284.86 2030 0.00 6.120.96 3.376.25 0.00 9.497.20 652.30 82.15 8.762.75 2031 0.00 5.214.36 2.728.66 0.00 7.943.02 548.42 69.07 7.325.53 2032 0.00 4.596.80 2.310.57 0.00 6.907.36 478.79 60.30 6.368.27 2033 0.00 4.122.04 2.001.14 0.00 6.123.18 425.85 53.63 5.643.70 2034 0.00 3.748.58 1.77/72 0.00 5.521.30 384.95 48.48 5.087.87 2035 0.00 3.446.15 1.593.54 0.00 5.039.69 352.11 44.35 4.643.23 2036 0.00 3.197.28 1.45/69 0.00 4.649.97 325.41 40.98 4.283.57 2037 0.00 2,974.37 1.329.19 0.00 4.303.56 301.63 37.99 3.963.94 2038 0.00 2.775.26 1.228.87 0.00 4.004.13 280.88 35.38 3.687.87 Sub-T 0.00 75,102.61 38,547.12 0.00 113,649.73 7,864.26 990.46 104,795.01 After 0.00 46,039.70 19,834.58 0.00 65,874.28 4,632.49 583.44 60,658.36 Total 0.00 121,142.31 58,381.71 0.00 179,524.01 12,496.75 1,573.90 165.453.37 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 20.62 11,887.73 577.00 0.00 -6.723.67 -6.723.67 -5.881.67 -5.881.67 2026 72.22 15,643.00 1,559.61 0.00 -5,624.50 -12,348.16 -4,439.20 -10,320.88 2027 125.70 11,830.94 1.917.01 0.00 -865.03 -13.213.19 -649.47 -10.970.34 2028 170.76 11,303.77 2.065.54 0.00 -217.29 -13.430.48 -191.04 -11.161.38 2029 193.11 0.00 1,728.71 0.00 9,363.04 -4,067.44 5,407.24 -5,754.14 2030 193.11 0.00 1.281.87 0.00 7.287.78 3.220.33 3.806.80 -1.947.34 2031 193.11 0.00 1.035.99 0.00 6.096.43 9.316.76 2.881.75 934.41 2032 193.11 0.00 877.26 0.00 5.297.90 14.614.66 2.266.18 3.200.59 2033 193.11 0.00 759.78 0.00 4.690.81 19.305.47 1.816.00 5.016.60 2034 193.11 0.00 673.05 0.00 4,221.70 23,527.17 1,479.41 6,496.01 2035 193.11 0.00 605.02 0.00 3.845.10 27.37/27 1.219.70 7.715.71 2036 193.11 0.00 551.55 0.00 3.538.91 30.911.18 1.016.00 8.731.71 2037 193.11 0.00 504.65 0.00 3,266.17 34,177.36 848.78 9,580.49 2038 193.11 0.00 466.57 0.00 3.028.20 37.205.55 712.34 10.29/83 Sub-T 2,320.42 50,665.44 14,603.60 0.00 37,205.55 37,205.55 10,292.83 10,292.83 After 6,758.89 3,742.46 7,530.63 0.00 42,626.38 42,626.38 4,158.33 4,158.33 Total 9,079.30 54,407.90 22,134.23 0.00 79,831.93 79,831.93 14,451.16 14,451.16 Present Worth Profile (M$) PW 8.00% : 20,122.82 PW 10.00% : 14,451.16 PW 12.00% : 10,224.01 PW 15.00% : 5,692.56 PW 20.00% : 1,068.89 PW 25.00% : -1,501.20

Total Proved

MKM Engineering

TABLE 6

Year	Wells	Estimated 8/8 Ths Production Oil ---- Mbbl -----	NGL ---- Mbbl ----	Gas ----- MMcf----	Net Production Oil ----- Mbbl -----	NGL ----- Mbbl -----	Gas ----- MMcf -----	Oil - $/bbl -	NGL - $/bbl -	Gas - $/Mcf -
2024	377	10.14	0.00	1,520.77	5.08	0.00	802.31	32.18	0.00	2.11
2025	397	23.33	162.34	3,988.19	7.61	149.18	2,406.62	33.46	31.29	1.98
2026	421	56.50	316.02	6,692.43	9.22	272.73	3,979.43	37.13	31.29	1.97
2027	439	55.15	344.11	7,037.09	8.37	289.20	4,211.67	37.72	31.29	1.97
2028	457	54.06	347.27	6,990.28	7.58	287.26	4,182.56	38.38	31.29	1.97
2029	457	49.78	295.60	5,974.33	6.91	245.14	3,572.09	38.47	31.29	1.97
2030	457	45.06	232.74	4,784.24	6.38	195.63	2,862.01	38.31	31.29	1.96
2031	457	41.33	196.50	4,085.52	5.94	166.66	2,444.23	38.17	31.29	1.96
2032	457	38.37	172.10	3,611.84	5.59	146.92	2,160.68	38.06	31.29	1.96
2033	457	35.70	153.50	3,239.14	5.26	131.75	1,937.41	37.98	31.29	1.96
2034	457	33.50	139.03	2,952.84	4.98	119.81	1,765.78	37.91	31.29	1.96
2035	457	31.60	127.39	2,718.04	4.72	110.14	1,624.96	37.87	31.29	1.96
2036	456	30.01	117.88	2,527.43	4.50	102.19	1,510.59	37.83	31.29	1.96
2037	454	28.43	109.40	2,347.70	4.27	95.06	1,403.45	37.82	31.29	1.96
2038	453	27.08	101.94	2,192.38	4.06	88.70	1,311.94	37.83	31.29	1.96
Sub-T		560.05	2,815.84	60,662.21	90.48	2,400.36	36,175.73	37.24	31.29	1.97
After		468.72	1,683.62	36,720.80	72.54	1,471.48	21,906.09	37.59	31.29	1.95
Total		1,028.76	4,499.46	97,383.01	163.01	3,871.85	58,081.82	37.40	31.29	1.96
Cum.		5,038.67	0.00	254,065.42						
Ult.		6,067.43	4,499.46	351,448.43						

Year	Company Future Gross Revenue Oil ------ M$ ------	NGL ------ M$ ------	Gas ------ M$ ------	Other ------ M$ ------	Total ------ M$ ------	Prod & Adv Taxes Prod Tax ------ M$ ------	Adv Tax ------ M$ ------	Revenue after Sev & Adv ------- M$ --------
2024	163.43	0.00	1,695.28	0.00	1,858.71	67.21	8.78	1,782.73
2025	254.63	4,667.59	4,757.12	0.00	9,679.33	618.65	78.69	8,982.00
2026	342.48	8,533.23	7,828.85	0.00	16,704.56	1,086.62	138.85	15,479.09
2027	315.74	9,048.44	8,287.78	0.00	17,651.95	1,148.16	146.57	16,357.22
2028	291.03	8,987.67	8,230.74	0.00	17,509.44	1,138.72	145.35	16,225.37
2029	265.82	7,669.89	7,025.65	0.00	14,961.35	973.06	124.34	13,863.95
2030	244.26	6,120.96	5,623.79	0.00	11,989.01	779.66	99.81	11,109.54
2031	226.89	5,214.36	4,799.35	0.00	10,240.61	665.95	85.35	9,489.30
2032	212.88	4,596.80	4,240.02	0.00	9,049.70	588.46	75.49	8,385.75
2033	199.71	4,122.04	3,799.89	0.00	8,121.65	528.23	67.80	7,525.62
2034	188.65	3,748.58	3,461.71	0.00	7,398.93	481.19	61.80	6,855.95
2035	178.74	3,446.15	3,184.35	0.00	6,809.25	442.86	56.90	6,309.49
2036	170.26	3,197.28	2,959.16	0.00	6,326.70	411.44	52.89	5,862.37
2037	161.51	2,974.37	2,748.33	0.00	5,884.21	382.76	49.22	5,452.23
2038	153.73	2,775.26	2,568.21	0.00	5,497.20	357.55	46.00	5,093.65
Sub-T	3,369.75	75,102.61	71,210.24	0.00	149,682.60	9,670.51	1,237.83	138,774.25
After	2,726.43	46,039.70	42,798.20	0.00	91,564.33	5,956.08	766.86	84,841.39
Total	6,096.18	121,142.31	114,008.44	0.00	241,246.93	15,626.59	2,004.69	223,615.65

Year	Deductions Lease Net Costs ------ M$ ------	Net Investments ------ M$ ------	Trans. Costs ------ M$ ------	Net Profits ------ M$ ------	Future Net Income Before Income Taxes Undiscounted Annual ------ M$ ------	Cumulative ------- M$ -------	Discounted Ann @ 10.00% -------M$ -------	Disc. Cum. Annual @ 10.00% ------- M$ -------
2024	876.25	8,000.00	992.42	0.00	-8,085.95	-8,085.95	-7,446.66	-7,446.66
2025	902.49	12,395.65	1,851.97	0.00	-6,168.11	-14,254.05	-5,423.34	-12,870.01
2026	961.58	16,081.21	2,954.47	0.00	-4,518.17	-18,772.22	-3,583.05	-16,453.06
2027	1,015.06	11,830.94	3,129.64	0.00	381.58	-18,390.64	228.61	-16,224.45
2028	1,060.12	11,303.77	3,108.69	0.00	752.79	-17,637.85	427.44	-15,797.01
2029	1,082.47	0.00	2,651.84	0.00	10,129.64	-7,508.21	5,849.50	-9,947.51
2030	1,082.47	0.00	2,120.17	0.00	7,906.90	398.69	4,130.09	-5,817.42
2031	1,082.47	0.00	1,807.70	0.00	6,599.13	6,997.82	3,119.38	-2,698.05
2032	1,082.47	0.00	1,595.81	0.00	5,707.47	12,705.29	2,441.45	-256.59
2033	1,082.47	1,577.83	1,429.23	0.00	3,436.09	16,141.38	1,357.88	1,101.29
2034	1,082.47	0.00	1,301.29	0.00	4,472.19	20,613.57	1,567.24	2,668.52
2035	1,080.22	0.00	1,196.42	0.00	4,032.84	24,646.41	1,279.30	3,947.83
2036	1,079.35	0.00	1,111.32	0.00	3,671.70	28,318.11	1,054.19	5,002.02
2037	1,076.43	0.00	1,031.73	0.00	3,344.07	31,662.18	869.08	5,871.09
2038	1,073.16	0.00	963.78	0.00	3,056.71	34,718.89	719.09	6,590.18
Sub-T	15,619.48	61,189.40	27,246.48	0.00	34,718.89	34,718.89	6,590.18	6,590.18
After	33,870.76	20,761.57	16,021.02	0.00	14,188.04	14,188.04	3,504.99	3,504.99
Total	49,490.24	81,950.97	43,267.51	0.00	48,906.93	48,906.93	10,095.17	10,095.17

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection Total Proved As of 12/31/2023 MKM Engineering TABLE 6 Year Wells Estimated 8/8 Ths Production Oil NGL ---- Mbbl Mbbl - Gas MMcf Oil Mbbl Net Production NGL Mbbl Gas MMcf Oil NGL Gas $/bbl - - $/bbl - - $/Mcf - 2024 377 10.14 0.00 1.520.77 5.08 0.00 802.31 32.18 0.00 2.11 2025 397 23.33 162.34 3.988.19 7.61 149.18 2.406.62 33.46 31.29 1.98 2026 421 56.50 316.02 6.69/43 9.22 272.73 3.979.43 37.13 31.29 1.97 2027 439 55.15 344.11 7.037.09 8.37 289.20 4.211.67 37.72 31.29 1.97 2028 457 54.06 347.27 6.990.28 7.58 287.26 4.182.56 38.38 31.29 1.97 2029 457 49.78 295.60 5.974.33 6.91 245.14 3,572.09 38.47 31.29 1.97 2030 457 45.06 232.74 4.784.24 6.38 195.63 2.862.01 38.31 31.29 1.96 2031 457 41.33 196.50 4.085.52 5.94 166.66 2.444.23 38.17 31.29 1.96 2032 457 38.37 172.10 3.611.84 5.59 146.92 2.160.68 38.06 31.29 1.96 2033 457 35.70 153.50 3.239.14 5.26 131.75 1.937.41 37.98 31.29 1.96 2034 457 33.50 139.03 2.95/84 4.98 119.81 1.765.78 37.91 31.29 1.96 2035 457 31.60 127.39 2.718.04 4.72 110.14 1.624.96 37.87 31.29 1.96 2036 456 30.01 117.88 2.527.43 4.50 102.19 1.510.59 37.83 31.29 1.96 2037 454 28.43 109.40 2.347.70 4.27 95.06 1.403.45 37.82 31.29 1.96 2038 453 27.08 101.94 2.19/38 4.06 88.70 1.311.94 37.83 31.29 1.96 Sub-T 560.05 2,815.84 60,662.21 90.48 2,400.36 36,175.73 37.24 31.29 1.97 After 468.72 1,683.62 36,720.80 72.54 1,471.48 21,906.09 37.59 31.29 1.95 Total 1,028.76 4,499.46 97,383.01 163.01 3,871.85 58,081.82 37.40 31.29 1.96 Cum. 5,038.67 0.00 254,065.42 Ult. 6,067.43 4,499.46 351,448.43 Year Oil M$ Company Future Gross Revenue NGL Gas Other M$ M$ M$ Total M$ Prod & Adv Taxes Prod Tax Adv Tax M$ M$ Revenue ---- after Sev & Adv M$ 2024 163.43 0.00 1.695.28 0.00 1.858.71 67.21 8.78 1.782.73 2025 254.63 4.667.59 4.757.12 0.00 9.679.33 618.65 78.69 8.982.00 2026 342.48 8.533.23 7.828.85 0.00 16.704.56 1.086.62 138.85 15.479.09 2027 315.74 9.048.44 8.287.78 0.00 17.651.95 1.148.16 146.57 16.357.22 2028 291.03 8.987.67 8,230.74 0.00 17.509.44 1.138.72 145.35 16.225.37 2029 265.82 7.669.89 7.025.65 0.00 14.961.35 973.06 124.34 13.863.95 2030 244.26 6.120.96 5.623.79 0.00 11.989.01 779.66 99.81 11.109.54 2031 226.89 5.214.36 4.799.35 0.00 10.240.61 665.95 85.35 9.489.30 2032 212.88 4.596.80 4.240.02 0.00 9.049.70 588.46 75.49 8.385.75 2033 199.71 4.122.04 3.799.89 0.00 8.121.65 528.23 67.80 7.525.62 2034 188.65 3.748.58 3.461.71 0.00 7.398.93 481.19 61.80 6.855.95 2035 178.74 3.446.15 3.184.35 0.00 6.809.25 442.86 56.90 6.309.49 2036 170.26 3.197.28 2.959.16 0.00 6.326.70 411.44 52.89 5.862.37 2037 161.51 2,974.37 2.748.33 0.00 5.884.21 382.76 49.22 5.452.23 2038 153.73 2.775.26 2.568.21 0.00 5.497.20 357.55 46.00 5.093.65 Sub-T 3,369.75 75,102.61 71,210.24 0.00 149,682.60 9,670.51 1,237.83 138,774.25 After 2,726.43 46,039.70 42,798.20 0.00 91,564.33 5,956.08 766.86 84,841.39 Total 6,096.18 121,142.31 114,008.44 0.00 241,246.93 15,626.59 2,004.69 223.615.65 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 876.25 8,000.00 992.42 0.00 -8.085.95 -8.085.95 -7.446.66 -7.446.66 2025 902.49 12,395.65 1.851.97 0.00 -6.168.11 -14.254.05 -5.423.34 -12.870.01 2026 961.58 16,081.21 2,954.47 0.00 -4,518.17 -18,772.22 -3,583.05 -16,453.06 2027 1.015.06 11,830.94 3.129.64 0.00 381.58 -18.390.64 228.61 -16.224.45 2028 1.060.12 11,303.77 3.108.69 0.00 752.79 -17.637.85 427.44 -15.797.01 2029 1,082.47 0.00 2,651.84 0.00 10,129.64 -7,508.21 5,849.50 -9,947.51 2030 1.082.47 0.00 2.120.17 0.00 7.906.90 398.69 4.130.09 -5.817.42 2031 1.082.47 0.00 1.807.70 0.00 6.599.13 6.997.82 3.119.38 -2.698.05 2032 1.082.47 0.00 1.595.81 0.00 5.707.47 12.705.29 2.441.45 -256.59 2033 1.082.47 1,577.83 1.429.23 0.00 3.436.09 16.141.38 1.357.88 1.101.29 2034 1,082.47 0.00 1,301.29 0.00 4,472.19 20,613.57 1,567.24 2,668.52 2035 1.080.22 0.00 1.196.42 0.00 4.032.84 24.646.41 1.279.30 3.947.83 2036 1.079.35 0.00 1.111.32 0.00 3.671.70 28.318.11 1.054.19 5.00/02 2037 1,076.43 0.00 1,031.73 0.00 3,344.07 31,662.18 869.08 5,871.09 2038 1.073.16 0.00 963.78 0.00 3.056.71 34.718.89 719.09 6.590.18 Sub-T 15,619.48 61,189.40 27,246.48 0.00 34,718.89 34,718.89 6,590.18 6,590.18 After 33,870.76 20,761.57 16,021.02 0.00 14,188.04 14,188.04 3,504.99 3,504.99 Total 49,490.24 81,950.97 43,267.51 0.00 48,906.93 48,906.93 10,095.17 10,095.17 Present Worth Profile (M$) PW 8.00% : 15,334.53 PW 10.00% : 10,095.17 PW 12.00% : 6,012.80 PW 15.00% : 1,489.33 PW 20.00% : -3,261.93 PW 25.00% : -5,952.19

MKM Engineering

Probable Rsv Class
Undeveloped Rsv Category

TABLE 7

Year	Wells	Estimated 8/8 Ths Production Oil ---- Mbbl	Estimated 8/8 Ths Production NGL ---- Mbbl	Estimated 8/8 Ths Production Gas ---- MMcf	Net Production Oil ---- Mbbl	Net Production NGL ---- Mbbl	Net Production Gas ---- MMcf	Oil - $/bbl -	NGL - $/bbl -	Gas - $/Mcf -
2024	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	18	0.00	58.56	1,061.74	0.00	44.84	642.19	0.00	31.29	1.98
2030	36	0.00	132.51	2,402.46	0.00	99.22	1,421.05	0.00	31.29	1.98
2031	51	0.00	166.51	3,018.87	0.00	121.68	1,742.76	0.00	31.29	1.98
2032	66	0.00	195.61	3,546.39	0.00	136.42	1,953.91	0.00	31.29	1.98
2033	82	0.00	216.75	3,929.61	0.00	139.45	1,997.29	0.00	31.29	1.98
2034	93	0.00	221.01	4,006.97	0.00	144.15	2,064.58	0.00	31.29	1.98
2035	107	0.00	223.65	4,054.81	0.00	152.17	2,179.51	0.00	31.29	1.98
2036	117	0.00	241.33	4,375.36	0.00	160.52	2,299.03	0.00	31.29	1.98
2037	126	0.00	228.67	4,145.74	0.00	148.36	2,124.86	0.00	31.29	1.98
2038	135	0.00	222.51	4,034.06	0.00	143.48	2,055.04	0.00	31.29	1.98
Sub-T		0.00	1,907.11	34,576.00	0.00	1,290.27	18,480.24	0.00	31.29	1.98
After		0.00	10,093.46	182,994.82	0.00	6,848.44	98,088.28	0.00	31.29	1.98
Total		0.00	12,000.58	217,570.82	0.00	8,138.71	116,568.52	0.00	31.29	1.98
Cum.		0.00	0.00	0.00						
Ult.		0.00	12,000.58	217,570.82						

Year	Company Future Gross Revenue Oil ---- M$	NGL ---- M$	Gas ---- M$	Other ---- M$	Total ---- M$	Prod & Adv Taxes Prod Tax ---- M$	Adv Tax ---- M$	Revenue after Sev & Adv ---- M$
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	0.00	1,402.87	1,268.58	0.00	2,671.45	173.87	21.90	2,475.68
2030	0.00	3,104.29	2,807.13	0.00	5,911.42	384.74	48.46	5,478.22
2031	0.00	3,807.06	3,442.63	0.00	7,249.70	471.84	59.43	6,718.43
2032	0.00	4,268.33	3,859.74	0.00	8,128.07	529.01	66.63	7,532.43
2033	0.00	4,363.07	3,945.42	0.00	8,308.49	540.76	68.11	7,699.63
2034	0.00	4,510.08	4,078.36	0.00	8,588.44	558.98	70.40	7,959.07
2035	0.00	4,761.15	4,305.39	0.00	9,066.54	590.09	74.32	8,402.13
2036	0.00	5,022.24	4,541.49	0.00	9,563.73	622.45	78.39	8,862.88
2037	0.00	4,641.77	4,197.43	0.00	8,839.20	575.30	72.46	8,191.45
2038	0.00	4,489.23	4,059.50	0.00	8,548.72	556.39	70.07	7,922.26
Sub-T	0.00	40,370.09	36,505.68	0.00	76,875.77	5,003.44	630.16	71,242.18
After	0.00	214,273.89	193,762.59	0.00	408,036.48	26,556.94	3,344.70	378,134.84
Total	0.00	254,643.98	230,268.27	0.00	484,912.25	31,560.38	3,974.86	449.377.02

Year	Deductions Lease Net Costs ---- M$	Net Investments ---- M$	Trans. Costs ---- M$	Net Profits ---- M$	Future Net Income Before Income Taxes Undiscounted Annual ---- M$	Undiscounted Cumulative ---- M$	Discounted Ann @ 10.00% ---- M$	Disc. Cum. Annual @ 10.00% ---- M$
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	425.40	0.00	0.00	-425.40	-425.40	-259.21	-259.21
2029	22.31	11,487.71	481.64	0.00	-9,515.98	-9,941.38	-5,538.96	-5,798.17
2030	65.88	11,403.40	1,065.79	0.00	-7,056.85	-16,998.23	-3,723.80	-9,521.97
2031	104.40	8,822.25	1,307.07	0.00	-3,515.29	-20,513.53	-1,683.12	-11,205.09
2032	137.95	8,218.24	1,465.44	0.00	-2,289.20	-22,802.72	-1,007.98	-12,213.07
2033	167.06	7,452.95	1,497.97	0.00	-1,418.34	-24,221.07	-565.24	-12,778.30
2034	195.53	6,815.84	1,548.44	0.00	-600.74	-24,821.81	-234.95	-13,013.26
2035	224.03	9,335.21	1,634.64	0.00	-2,791.74	-27,613.55	-898.04	-13,911.30
2036	252.81	4,259.60	1,724.28	0.00	2,626.19	-24,987.37	737.74	-13,173.56
2037	270.02	5,153.86	1,593.65	0.00	1,173.92	-23,813.45	292.20	-12,881.36
2038	288.20	4,532.32	1,541.28	0.00	1,560.46	-22,252.99	358.17	-12,523.19
Sub-T	1,728.20	77,906.79	13,860.18	0.00	-22,252.99	-22,252.99	-12,523.19	-12,523.19
After	26,133.04	200,103.29	73,566.21	0.00	78,332.30	78,332.30	2,628.07	2,628.07
Total	27,861.24	278,010.08	87,426.39	0.00	56,079.31	56,079.31	-9,895.12	-9,895.12

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 MKM Engineering Probable Rsv Class Undeveloped Rsv Category TABLE 7 Year Oil Wells ---- Mbbl Estimated 8/8 Ths Production NGL Gas Oil Mbbl - MMcf Mbbl Net Production NGL Mbbl Gas Oil NGL Gas MMcf $/bbl - - $/bbl - - $/Mcf - 2024 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 18 0.00 58.56 1,061.74 0.00 44.84 642.19 0.00 31.29 1.98 2030 36 0.00 132.51 2.40/46 0.00 99.22 1.421.05 0.00 31.29 1.98 2031 51 0.00 166.51 3.018.87 0.00 121.68 1.742.76 0.00 31.29 1.98 2032 66 0.00 195.61 3.546.39 0.00 136.42 1.953.91 0.00 31.29 1.98 2033 82 0.00 216.75 3.929.61 0.00 139.45 1.997.29 0.00 31.29 1.98 2034 93 0.00 221.01 4.006.97 0.00 144.15 2.064.58 0.00 31.29 1.98 2035 107 0.00 223.65 4.054.81 0.00 152.17 2.179.51 0.00 31.29 1.98 2036 117 0.00 241.33 4.375.36 0.00 160.52 2.299.03 0.00 31.29 1.98 2037 126 0.00 228.67 4,145.74 0.00 148.36 2.124.86 0.00 31.29 1.98 2038 135 0.00 222.51 4.034.06 0.00 143.48 2.055.04 0.00 31.29 1.98 Sub-T 0.00 1,907.11 34,576.00 0.00 1,290.27 18,480.24 0.00 31.29 1.98 After 0.00 10,093.46 182,994.82 0.00 6,848.44 98,088.28 0.00 31.29 1.98 Total 0.00 12,000.58 217,570.82 0.00 8,138.71 116,568.52 0.00 31.29 1.98 Cum. 0.00 0.00 0.00 Ult. 0.00 12,000.58 217,570.82 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Oil NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 0.00 1.402.87 1.268.58 0.00 2.671.45 173.87 21.90 2.475.68 2030 0.00 3.104.29 2.807.13 0.00 5.911.42 384.74 48.46 5.478.22 2031 0.00 3.807.06 3.44/63 0.00 7.249.70 471.84 59.43 6.718.43 2032 0.00 4.268.33 3,859.74 0.00 8.128.07 529.01 66.63 7.532.43 2033 0.00 4.363.07 3.945.42 0.00 8.308.49 540.76 68.11 7.699.63 2034 0.00 4.510.08 4.078.36 0.00 8.588.44 558.98 70.40 7.959.07 2035 0.00 4.761.15 4.305.39 0.00 9.066.54 590.09 74.32 8.402.13 2036 0.00 5.022.24 4.541.49 0.00 9.563.73 622.45 78.39 8.862.88 2037 0.00 4.641.77 4.197.43 0.00 8.839.20 575.30 72.46 8.191.45 2038 0.00 4.489.23 4.059.50 0.00 8.548.72 556.39 70.07 7.922.26 Sub-T 0.00 40,370.09 36,505.68 0.00 76,875.77 5,003.44 630.16 71,242.18 After 0.00 214,273.89 193,762.59 0.00 408,036.48 26,556.94 3,344.70 378,134.84 Total 0.00 254,643.98 230,268.27 0.00 484,912.25 31,560.38 3,974.86 449.377.02 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 425.40 0.00 0.00 -425.40 -425.40 -259.21 -259.21 2029 22.31 11,487.71 481.64 0.00 -9,515.98 -9,941.38 -5,538.96 -5,798.17 2030 65.88 11,403.40 1.065.79 0.00 -7.056.85 -16.998.23 -3.723.80 -9.521.97 2031 104.40 8,822.25 1.307.07 0.00 -3.515.29 -20.513.53 -1.683.12 -11.205.09 2032 137.95 8,218.24 1.465.44 0.00 -2.289.20 -22,802.72 -1.007.98 -12.213.07 2033 167.06 7,452.95 1.497.97 0.00 -1.418.34 -24.221.07 -565.24 -12.778.30 2034 195.53 6,815.84 1,548.44 0.00 -600.74 -24,821.81 -234.95 -13,013.26 2035 224.03 9,335.21 1.634.64 0.00 -2.791.74 -27.613.55 -898.04 -13.911.30 2036 252.81 4,259.60 1.724.28 0.00 2.626.19 -24.987.37 737.74 -13.173.56 2037 270.02 5,153.86 1,593.65 0.00 1,173.92 -23,813.45 292.20 -12,881.36 2038 288.20 4,532.32 1.541.28 0.00 1.560.46 -22.252.99 358.17 -12.523.19 Sub-T 1,728.20 77,906.79 13,860.18 0.00 -22,252.99 -22,252.99 -12,523.19 -12,523.19 After 26,133.04 200,103.29 73,566.21 0.00 78,332.30 78,332.30 2,628.07 2,628.07 Total 27,861.24 278,010.08 87,426.39 0.00 56,079.31 56,079.31 -9,895.12 -9,895.12 Present Worth Profile (M$) PW 8.00%: -9,112.74 PW 10.00% : -9,895.12 PW 12.00% : -9,687.87 PW 15.00% : -8,674.02 PW 20.00% : -6,690.53 PW 25.00% : -5,021.18

MKM Engineering

Total Probable

TABLE 8

Year	Wells	Estimated 8/8 Ths Production Oil Mbbl	Estimated 8/8 Ths Production NGL Mbbl	Estimated 8/8 Ths Production Gas MMcf	Net Production Oil Mbbl	Net Production NGL Mbbl	Net Production Gas MMcf	Oil $/bbl	NGL $/bbl	Gas $/Mcf
2024	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	18	0.00	58.56	1,061.74	0.00	44.84	642.19	0.00	31.29	1.98
2030	36	0.00	132.51	2,402.46	0.00	99.22	1,421.05	0.00	31.29	1.98
2031	51	0.00	166.51	3,018.87	0.00	121.68	1,742.76	0.00	31.29	1.98
2032	66	0.00	195.61	3,546.39	0.00	136.42	1,953.91	0.00	31.29	1.98
2033	82	0.00	216.75	3,929.61	0.00	139.45	1,997.29	0.00	31.29	1.98
2034	93	0.00	221.01	4,006.97	0.00	144.15	2,064.58	0.00	31.29	1.98
2035	107	0.00	223.65	4,054.81	0.00	152.17	2,179.51	0.00	31.29	1.98
2036	117	0.00	241.33	4,375.36	0.00	160.52	2,299.03	0.00	31.29	1.98
2037	126	0.00	228.67	4,145.74	0.00	148.36	2,124.86	0.00	31.29	1.98
2038	135	0.00	222.51	4,034.06	0.00	143.48	2,055.04	0.00	31.29	1.98
Sub-T		0.00	1,907.11	34,576.00	0.00	1,290.27	18,480.24	0.00	31.29	1.98
After		0.00	10,093.46	182,994.82	0.00	6,848.44	98,088.28	0.00	31.29	1.98
Total		0.00	12,000.58	217,570.82	0.00	8,138.71	116,568.52	0.00	31.29	1.98
Cum.		0.00	0.00	0.00						
Ult.		0.00	12,000.58	217,570.82						

Year	Company Future Gross Revenue Oil M$	Company Future Gross Revenue NGL M$	Company Future Gross Revenue Gas M$	Company Future Gross Revenue Other M$	Company Future Gross Revenue Total M$	Prod & Adv Taxes Prod Tax M$	Prod & Adv Taxes Adv Tax M$	Revenue after Sev & Adv M$
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	0.00	1,402.87	1,268.58	0.00	2,671.45	173.87	21.90	2,475.68
2030	0.00	3,104.29	2,807.13	0.00	5,911.42	384.74	48.46	5,478.22
2031	0.00	3,807.06	3,442.63	0.00	7,249.70	471.84	59.43	6,718.43
2032	0.00	4,268.33	3,859.74	0.00	8,128.07	529.01	66.63	7,532.43
2033	0.00	4,363.07	3,945.42	0.00	8,308.49	540.76	68.11	7,699.63
2034	0.00	4,510.08	4,078.36	0.00	8,588.44	558.98	70.40	7,959.07
2035	0.00	4,761.15	4,305.39	0.00	9,066.54	590.09	74.32	8,402.13
2036	0.00	5,022.24	4,541.49	0.00	9,563.73	622.45	78.39	8,862.88
2037	0.00	4,641.77	4,197.43	0.00	8,839.20	575.30	72.46	8,191.45
2038	0.00	4,489.23	4,059.50	0.00	8,548.72	556.39	70.07	7,922.26
Sub-T	0.00	40,370.09	36,505.68	0.00	76,875.77	5,003.44	630.16	71,242.18
After	0.00	214,273.89	193,762.59	0.00	408,036.48	26,556.94	3,344.70	378,134.84
Total	0.00	254,643.98	230,268.27	0.00	484,912.25	31,560.38	3,974.86	449.377.02

Year	Deductions Lease Net Costs M$	Deductions Net Investments M$	Deductions Trans. Costs M$	Deductions Net Profits M$	Future Net Income Before Income Taxes Undiscounted Annual M$	Future Net Income Before Income Taxes Undiscounted Cumulative M$	Discounted Ann @ 10.00% M$	Disc. Cum. Annual @ 10.00% M$
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	425.40	0.00	0.00	-425.40	-425.40	-259.21	-259.21
2029	22.31	11,487.71	481.64	0.00	-9,515.98	-9,941.38	-5,538.96	-5,798.17
2030	65.88	11,403.40	1,065.79	0.00	-7,056.85	-16,998.23	-3,723.80	-9,521.97
2031	104.40	8,822.25	1,307.07	0.00	-3,515.29	-20,513.53	-1,683.12	-11,205.09
2032	137.95	8,218.24	1,465.44	0.00	-2,289.20	-22,802.72	-1,007.98	-12,213.07
2033	167.06	7,452.95	1,497.97	0.00	-1,418.34	-24,221.07	-565.24	-12,778.30
2034	195.53	6,815.84	1,548.44	0.00	-600.74	-24,821.81	-234.95	-13,013.26
2035	224.03	9,335.21	1,634.64	0.00	-2,791.74	-27,613.55	-898.04	-13,911.30
2036	252.81	4,259.60	1,724.28	0.00	2,626.19	-24,987.37	737.74	-13,173.56
2037	270.02	5,153.86	1,593.65	0.00	1,173.92	-23,813.45	292.20	-12,881.36
2038	288.20	4,532.32	1,541.28	0.00	1,560.46	-22,252.99	358.17	-12,523.19
Sub-T	1,728.20	77,906.79	13,860.18	0.00	-22,252.99	-22,252.99	-12,523.19	-12,523.19
After	26,133.04	200,103.29	73,566.21	0.00	78,332.30	78,332.30	2,628.07	2,628.07
Total	27,861.24	278,010.08	87,426.39	0.00	56,079.31	56,079.31	-9,895.12	-9,895.12

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection Total Probable As of 12/31/2023 MKM Engineering TABLE 8 Year Oil Wells ---- Mbbl Estimated 8/8 Ths Production NGL Gas Oil Mbbl - MMcf Mbbl Net Production NGL Mbbl Gas Oil NGL Gas MMcf $/bbl - - $/bbl - - $/Mcf - 2024 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 18 0.00 58.56 1,061.74 0.00 44.84 642.19 0.00 31.29 1.98 2030 36 0.00 132.51 2.40/46 0.00 99.22 1.421.05 0.00 31.29 1.98 2031 51 0.00 166.51 3.018.87 0.00 121.68 1.742.76 0.00 31.29 1.98 2032 66 0.00 195.61 3.546.39 0.00 136.42 1.953.91 0.00 31.29 1.98 2033 82 0.00 216.75 3.929.61 0.00 139.45 1.997.29 0.00 31.29 1.98 2034 93 0.00 221.01 4.006.97 0.00 144.15 2.064.58 0.00 31.29 1.98 2035 107 0.00 223.65 4.054.81 0.00 152.17 2.179.51 0.00 31.29 1.98 2036 117 0.00 241.33 4.375.36 0.00 160.52 2.299.03 0.00 31.29 1.98 2037 126 0.00 228.67 4,145.74 0.00 148.36 2.124.86 0.00 31.29 1.98 2038 135 0.00 222.51 4.034.06 0.00 143.48 2.055.04 0.00 31.29 1.98 Sub-T 0.00 1,907.11 34,576.00 0.00 1,290.27 18,480.24 0.00 31.29 1.98 After 0.00 10,093.46 182,994.82 0.00 6,848.44 98,088.28 0.00 31.29 1.98 Total 0.00 12,000.58 217,570.82 0.00 8,138.71 116,568.52 0.00 31.29 1.98 Cum. 0.00 0.00 0.00 Ult. 0.00 12,000.58 217,570.82 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Oil NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 0.00 1.402.87 1.268.58 0.00 2.671.45 173.87 21.90 2.475.68 2030 0.00 3.104.29 2.807.13 0.00 5.911.42 384.74 48.46 5.478.22 2031 0.00 3.807.06 3.44/63 0.00 7.249.70 471.84 59.43 6.718.43 2032 0.00 4.268.33 3,859.74 0.00 8.128.07 529.01 66.63 7.532.43 2033 0.00 4.363.07 3.945.42 0.00 8.308.49 540.76 68.11 7.699.63 2034 0.00 4.510.08 4.078.36 0.00 8.588.44 558.98 70.40 7.959.07 2035 0.00 4.761.15 4.305.39 0.00 9.066.54 590.09 74.32 8.402.13 2036 0.00 5.022.24 4.541.49 0.00 9.563.73 622.45 78.39 8.862.88 2037 0.00 4.641.77 4.197.43 0.00 8.839.20 575.30 72.46 8.191.45 2038 0.00 4.489.23 4.059.50 0.00 8.548.72 556.39 70.07 7.922.26 Sub-T 0.00 40,370.09 36,505.68 0.00 76,875.77 5,003.44 630.16 71,242.18 After 0.00 214,273.89 193,762.59 0.00 408,036.48 26,556.94 3,344.70 378,134.84 Total 0.00 254,643.98 230,268.27 0.00 484,912.25 31,560.38 3,974.86 449.377.02 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 425.40 0.00 0.00 -425.40 -425.40 -259.21 -259.21 2029 22.31 11,487.71 481.64 0.00 -9,515.98 -9,941.38 -5,538.96 -5,798.17 2030 65.88 11,403.40 1.065.79 0.00 -7.056.85 -16.998.23 -3.723.80 -9.521.97 2031 104.40 8,822.25 1.307.07 0.00 -3.515.29 -20.513.53 -1.683.12 -11.205.09 2032 137.95 8,218.24 1.465.44 0.00 -2.289.20 -22,802.72 -1.007.98 -12.213.07 2033 167.06 7,452.95 1.497.97 0.00 -1.418.34 -24.221.07 -565.24 -12.778.30 2034 195.53 6,815.84 1,548.44 0.00 -600.74 -24,821.81 -234.95 -13,013.26 2035 224.03 9,335.21 1.634.64 0.00 -2.791.74 -27.613.55 -898.04 -13.911.30 2036 252.81 4,259.60 1.724.28 0.00 2.626.19 -24.987.37 737.74 -13.173.56 2037 270.02 5,153.86 1,593.65 0.00 1,173.92 -23,813.45 292.20 -12,881.36 2038 288.20 4,532.32 1.541.28 0.00 1.560.46 -22.252.99 358.17 -12.523.19 Sub-T 1,728.20 77,906.79 13,860.18 0.00 -22,252.99 -22,252.99 -12,523.19 -12,523.19 After 26,133.04 200,103.29 73,566.21 0.00 78,332.30 78,332.30 2,628.07 2,628.07 Total 27,861.24 278,010.08 87,426.39 0.00 56,079.31 56,079.31 -9,895.12 -9,895.12 Present Worth Profile (M$) PW 8.00%: -9,112.74 PW 10.00% : -9,895.12 PW 12.00% : -9,687.87 PW 15.00% : -8,674.02 PW 20.00% : -6,690.53 PW 25.00% : -5,021.18

Tabular Summaries

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMct) Oil (M$) Gas (M$) Other (M$) Proved Rsv Class Producing Rsv Category *STEVENS PUDCO #1 P-DP 0.00 0.66 0.07 1.32 0.00 1.46 0.34 -0.41 0.08 50.00 ABO VT FEDERAL 001 P-DP 0.77 241.55 24.06 479.58 0.00 345.53 50.00 108.11 69.99 50.00 ADELL UJ FEDERAL COM 001 - 0 P-DP 0.46 145.51 14.47 288.57 0.00 258.50 50.00 -5.46 23.88 50.00 ALKALI FEDERAL 001 - 001 P-DP 0.09 27.25 2.71 54.05 0.00 152.48 49.70 -145.42 -16.48 50.00 ALKALI FEDERAL 003 - 003 P-DP 0.11 33.23 3.31 65.90 0.00 157.80 49.70 -138.30 -14.43 50.00 ALKALI FEDERAL 008 - 008 P-DP 0.20 62.48 6.22 123.93 0.00 173.97 49.60 -93.43 -3.54 46.23 ALKALI FEDERAL 009 - 009 P-DP 0.06 20.36 2.03 40.39 0.00 146.09 49.60 -153.28 -18.78 50.00 ALKALI FEDERAL COM 002 - 00: P-DP 0.08 26.14 2.61 51.96 0.00 116.93 49.63 -111.99 -13.22 36.44 ALKALI FEDERAL COM 006 - 00( P-DP 0.24 74.41 7.40 147.58 0.00 194.45 49.70 -89.18 -0.32 50.00 ALKALI FEDERAL COM 011 - 011 P-DP 0.12 36.28 3.61 72.01 0.00 159.82 49.63 -133.82 -11.92 49.75 ANDREW UU 001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 ATICINS 001 - 001 P-DP 0.08 25.52 2.54 50.62 0.00 83.80 23.67 -54.31 -3.48 50.00 BEARD FEDERAL 001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 43.75 -43.75 -16.17 0.00 BEAVERS FEE #001 - 001 P-DP 0.45 141.22 14.05 280.06 0.00 254.69 50.00 -10.58 22.41 50.00 BENEDICT FEDERAL COM 001 - i P-DP 0.08 24.08 2.40 47.87 0.00 99.96 37.50 -87.19 -8.27 40.42 BISHOP RY COM 001 - 001 P-DP 0.07 21.45 2.13 42.54 0.00 99.72 31.25 -86.29 -8.88 50.00 BITTER LAKE PX STATE - Lse Sul P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 BLYTHE SV 001 - 001 P-DP 0.06 18.12 1.80 35.94 0.00 142.25 48.88 -153.39 -19.18 50.00 BO FEDERAL #001 - 001 P-DP 0.07 21.37 2.13 42.38 0.00 133.44 50.00 -138.93 -18.12 44.34 BOBWHITE BBH DEEP FEDERAL P-DP 0.46 145.77 14.50 170.67 0.00 145.43 50.00 -10.27 24.50 50.00 BRADEN FEDERAL 001 - 001 P-DP 0.16 49.03 4.88 97.24 0.00 172.64 50.00 -120.52 -9.17 50.00 BURROGRASS ABG FEDERAL C( P-DP 0.12 36.30 3.61 72.04 0.00 96.97 25.00 -46.31 0.86 50.00 CAMACK FEDERAL 003 - 003 P-DP 0.13 40.10 3.99 79.52 0.00 163.66 49.60 -129.74 -12.02 50.00 CAMACK FEDERAL 010 - 010 P-DP 0.01 3.07 0.31 6.11 0.00 65.08 49.50 -108.17 -23.34 24.40 CAMACK FEDERAL COM 006 - 0i P-DP 0.10 30.58 3.04 60.70 0.00 137.71 43.38 -117.34 -10.81 49.31 CAMACK FEDERAL COM 007 - 0i P-DP 0.30 94.65 9.41 187.71 0.00 192.90 42.12 -37.89 10.56 50.00 CAMACK FEDERAL COM 008 - 0i P-DP 0.22 69.74 6.94 138.30 0.00 191.07 50.00 -95.83 -2.08 50.00 CAMACK FEDERAL COM 009 - 0i P-DP 0.38 118.11 11.75 234.24 0.00 229.73 48.30 -32.04 15.38 50.00 CANNER AUF STATE COM 001 P-DP 0.04 11.58 1.15 13.58 0.00 90.83 34.70 -110.79 -13.54 50.00 CANNER AUF STATE COM 002 P-DP 0.03 9.05 0.90 10.61 0.00 90.54 34.70 -113.73 -14.52 50.00 CANNON XF 001 - 001 P-DP 0.03 10.98 1.09 21.78 0.00 74.28 25.00 -76.40 -9.22 50.00 CAUDILL FEDERAL COM 001 - 01 P-DP 0.34 106.38 10.59 211.14 0.00 224.15 50.00 -52.42 14.59 50.00 CAUDILL RZ 002 - 002 P-DP 0.16 49.05 4.88 97.34 0.00 172.70 49.94 -120.42 -7.40 50.00 1

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other CAUDILL RZ 003 - 003 P-DP 0.45 140.21 13.96 278.29 0.00 254.41 50.00 -12.17 27.49 50.00 CAUDILL RZ 004 - 004 P-DP 0.15 45.84 4.56 90.90 0.00 159.82 46.13 -110.49 -8.26 50.00 CAUDILL RZ 005 - 005 P-DP 0.25 79.90 7.95 158.46 0.00 200.11 50.00 -83.71 1.41 50.00 CAUDILL RZ COM 006 - 006 P-DP 0.02 7.29 0.73 14.49 0.00 64.68 50.00 -99.46 -21.30 22.52 CAUDILL RZ COM 007 - 007 P-DP 0.00 0.58 0.06 1.15 0.00 88.54 50.00 -137.33 -25.30 34.12 CHAVES A 17 FEDERAL COM #0C P-DP 0.24 76.12 7.58 151.08 0.00 193.86 48.75 -83.95 3.70 50.00 CHAVES A FEDERAL #001 (21-1) i P-DP 0.12 37.70 3.75 74.77 0.00 162.55 50.00 -134.04 -13.05 50.00 CHAVES A FEDERAL #001 (21-1) i P-DP 0.02 7.14 0.71 14.20 0.00 63.35 50.00 -98.44 -21.29 22.06 CHAVES A FEDERAL #002 (17-2) - P-DP 0.18 56.98 5.67 112.99 0.00 179.71 50.00 -111.05 -6.45 50.00 CHAVES A FEDERAL #003 (21-3) i P-DP 0.11 33.94 3.38 67.31 0.00 159.21 50.00 -138.52 -14.34 50.00 CHAVES A FEDERAL #003 (21-3) i P-DP 0.04 13.12 1.31 26.04 0.00 95.01 50.00 -117.66 -19.97 32.27 CHAVES A FEDERAL #004 (21-4) - P-DP 0.05 14.64 1.46 29.04 0.00 142.03 50.00 -161.54 -20.95 50.00 CHAVES A FEDERAL #006 (21-6) - P-DP 0.23 73.89 7.35 146.54 0.00 191.54 48.75 -86.40 0.00 50.00 CITIES UO FEDERAL 001 - 001 P-DP 0.21 67.49 6.71 133.84 0.00 189.06 50.00 -98.51 -2.85 50.00 CLEO ANC COM 001 - 001 P-DP 0.13 40.21 4.00 79.74 0.00 154.03 45.83 -116.13 -10.03 50.00 COBIE-EBEID FEDERAL 001 - 00] P-DP 0.07 21.22 2.11 42.11 0.00 107.94 34.70 -98.42 -9.92 49.69 COBIE-EBEID FEDERAL COM 00 P-DP 0.09 27.66 2.75 54.85 0.00 114.63 34.89 -91.92 -8.65 50.00 COBRA AXK STATE COM 001 - 0( P-DP 0.46 143.96 14.32 285.51 0.00 252.74 48.30 -1.21 24.24 50.00 COBRA AXK STATE COM 002 - 0( P-DP 0.14 44.36 4.41 87.97 0.00 156.83 45.48 -109.93 -8.43 50.00 COMANCHE HILL 18 FED #001 - I P-DP 0.33 102.50 10.20 203.43 0.00 220.68 50.00 -57.05 13.11 50.00 COMER 001 - 001 P-DP 0.09 27.65 2.75 54.83 0.00 143.57 49.75 -135.74 -15.97 46.34 COMER 002 - 002 P-DP 0.26 81.06 8.06 160.75 0.00 196.43 48.17 -75.79 2.75 50.00 COMER 003 - 003 P-DP 0.15 46.13 4.59 91.47 0.00 169.28 49.70 -122.91 -10.01 50.00 COMER 004 - 004 P-DP 0.34 106.10 10.55 210.42 0.00 222.78 49.75 -51.56 10.51 50.00 COYOTE DRAW FEDERAL #001 - P-DP 0.10 30.70 3.05 60.89 0.00 156.32 50.00 -142.38 -15.45 50.00 COYOTE DRAW FEDERAL #002 - P-DP 0.14 45.24 4.50 89.71 0.00 169.26 50.00 -125.05 -10.47 50.00 COYOTE DRAW FEDERAL #003 - P-DP 0.18 56.39 5.61 111.91 0.00 173.23 47.60 -103.30 -3.22 50.00 COYOTE FEDERAL #001 - 001 P-DP 0.64 199.96 19.89 396.55 0.00 290.84 43.75 81.85 45.79 50.00 COYOTE FEDERAL #002 - 002 P-DP 0.07 22.28 2.22 44.22 0.00 129.32 50.00 -132.88 -17.21 42.41 COYOTE FEDERAL #003 - 003 P-DP 0.09 27.66 2.75 54.90 0.00 142.65 50.00 -134.99 -15.02 45.70 COYOTE FEDERAL #004Y - 004Y P-DP 0.07 20.96 2.09 41.72 0.00 67.05 50.00 -73.23 -12.54 18.59 COYOTE FEDERAL #005 - 005 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 42.50 -42.50 -15.71 0.00 DALE FEDERAL 014 - 014 P-DP 0.10 31.57 3.15 62.72 0.00 102.11 48.50 -84.75 -10.28 29.46 DANA FEDERAL #002 - 002 P-DP 0.25 77.27 7.69 153.23 0.00 197.77 50.00 -86.85 0.50 50.00 DANA FEDERAL #003 - 003 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 2

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other DANA FEDERAL #004 - 004 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 DANA FEDERAL #005 - 005 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 DANNAAYN STATE 001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 DEE OQ STATE 001 - 001 P-DP 0.27 85.82 8.54 170.20 0.00 205.38 50.00 -76.64 3.44 50.00 DEE OQ STATE 002 - 002 P-DP 0.36 114.18 11.36 226.44 0.00 230.62 50.00 -42.83 13.15 50.00 DEE OQ STATE 003 - 003 P-DP 0.33 103.55 10.30 205.35 0.00 221.16 50.00 -55.51 9.51 50.00 DEE OQ STATE 005 - 005 P-DP 0.37 115.05 11.44 228.17 0.00 231.40 50.00 -41.78 13.45 50.00 DEE OQ STATE 007 - 007 P-DP 0.35 108.60 10.80 215.37 0.00 225.65 50.00 -49.48 11.24 50.00 DORIS FEDERAL 001 - 001 P-DP 0.34 108.27 10.77 214.71 0.00 224.58 49.70 -48.80 11.28 50.00 DORIS FEDERAL 004 - 004 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 49.60 -49.60 -18.34 0.00 DORIS RI FEDERAL 004 - 004 P-DP 0.00 1.42 0.14 2.82 0.00 92.94 46.88 -136.86 -23.48 37.90 EAKIN AFB COM 001 - 001 P-DP 0.15 48.23 4.80 95.65 0.00 171.93 50.00 -121.48 -9.44 50.00 EDMONDSON FEDERAL 002 - 00' P-DP 0.12 36.59 3.64 72.60 0.00 76.53 17.01 -17.30 4.41 50.00 EDMONDSON FEDERAL 003 - 00: P-DP 0.19 59.92 5.96 118.89 0.00 103.62 19.44 1.79 11.60 50.00 ETHAN BAW ST #1 001 P-DP 0.04 12.23 1.22 14.34 0.00 95.55 36.50 -116.49 -14.22 50.00 EVERETTE OO FEDERAL 003 - 0( P-DP 0.00 1.44 0.14 2.86 0.00 57.16 50.00 -104.16 -24.18 21.66 EVERETTE OO FEDERAL 005 - 0( P-DP 0.26 81.55 8.11 161.72 0.00 201.58 50.00 -81.74 1.97 50.00 EVERETTE OO FEDERAL 007 - 0( P-DP 0.16 49.71 4.95 98.72 0.00 139.04 50.00 -85.37 -4.44 36.60 FEDERAL IX 001 - 001 P-DP 0.02 4.92 0.49 9.76 0.00 20.51 6.25 -16.51 -1.56 50.00 FEDERAL IX 002 - 002 P-DP 0.07 21.39 2.13 42.46 0.00 35.26 6.25 3.08 4.91 50.00 FINCH FEE #001 - 001 P-DP 0.27 84.74 8.44 168.19 0.00 204.80 50.00 -78.17 6.34 50.00 FOREMAN FEDERAL 001 - 001 P-DP 0.28 86.80 8.64 172.28 0.00 206.51 49.95 -75.53 7.15 50.00 FOREMAN FEDERAL 002 - 002 P-DP 0.05 16.38 1.63 32.54 0.00 105.56 49.60 -120.99 -18.32 35.50 FOREMAN FEDERAL COM 003 - I P-DP 0.06 18.08 1.80 35.90 0.00 116.13 49.70 -128.12 -17.99 38.96 FOREMAN FEDERAL COM 004 - I P-DP 0.06 18.70 1.86 37.15 0.00 105.50 49.75 -116.24 -17.28 34.56 GENEVA UI 003 - 003 P-DP 0.40 125.30 12.46 248.50 0.00 208.27 37.50 15.19 23.45 50.00 GENEVA UI COM 001 - 001 P-DP 0.22 68.68 6.83 136.21 0.00 155.94 36.75 -49.65 4.44 50.00 GENEVA UI COM 002 - 002 P-DP 0.63 199.47 19.85 395.74 0.00 306.96 50.00 58.62 46.24 50.00 GETTY GC FEDERAL COM 001 - I P-DP 0.12 37.79 3.76 74.97 0.00 132.44 38.27 -91.98 -6.20 50.00 GETTY GC FEDERAL COM 002 - I P-DP 0.08 25.18 2.51 49.94 0.00 121.18 38.28 -107.01 -11.25 50.00 GETTY PS 17 002 - 002 P-DP 0.20 61.76 6.15 122.58 0.00 181.52 48.95 -101.74 -1.87 50.00 GETTY PS 17 FEDERAL COM 001 P-DP 0.11 33.86 3.37 67.14 0.00 158.23 49.65 -137.36 -14.19 50.00 GETTY PS 18 FEDERAL 001 - 001 P-DP 0.16 50.93 5.07 101.03 0.00 174.43 50.00 -118.33 -7.53 50.00 GETTY PS 18 FEDERAL 002 - 002 P-DP 0.13 41.86 4.17 83.04 0.00 166.34 50.00 -129.14 -10.82 50.00 GETTY PS 18 FEDERAL 004 P-DP 0.35 110.53 11.00 129.49 0.00 141.47 50.00 -50.98 14.55 50.00 3

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) GETTY PS 18 FEDERAL 005 - 005 P-DP 0.07 20.60 2.05 40.89 0.00 123.31 50.00 -130.37 -17.61 40.66 GETTY PS 18 FEDERAL COM 003 P-DP 0.16 51.03 5.08 101.24 0.00 174.53 50.00 -118.21 -7.50 50.00 GETTY PS 7 FEDERAL 001 - 001 P-DP 0.23 73.22 7.29 145.27 0.00 194.33 50.00 -91.77 0.54 50.00 GETTY PS 7 FEDERAL 002 - 002 P-DP 0.23 71.47 7.11 141.79 0.00 192.76 50.00 -93.86 -0.10 50.00 GINGER XZ FEDERAL 001 P-DP 0.01 3.28 0.33 3.86 0.00 63.69 50.00 -109.51 -23.47 24.55 GLOBE MN FEDERAL 001 P-DP 0.05 14.56 1.45 17.05 0.00 130.64 50.00 -162.15 -20.93 50.00 GLOBE MN FEDERAL 003 P-DP 0.27 86.45 8.60 171.44 0.00 205.94 50.00 -75.90 3.65 50.00 GLOBE MN FEDERAL COM 004 - P-DP 0.21 65.15 6.48 129.20 0.00 186.26 49.72 -100.30 -3.50 50.00 GRAFA RW FEDERAL 001 - 001 P-DP 0.13 41.48 4.13 82.26 0.00 165.92 50.00 -129.53 -11.76 50.00 GRAFA RW FEDERAL 002 - 002 P-DP 0.13 40.28 4.01 79.94 0.00 165.02 50.00 -131.08 -10.61 50.00 GRAFA RW FEDERAL 004 - 004 P-DP 0.18 56.14 5.59 111.43 0.00 179.22 50.00 -112.20 -4.56 50.00 GRYNBERG LZ STATE 001 - 001 P-DP 0.15 48.39 4.82 96.04 0.00 172.28 50.00 -121.43 -7.52 50.00 GRYNBERG LZ STATE 003 - 003 P-DP 0.23 72.03 7.17 142.96 0.00 193.42 50.00 -93.30 1.49 50.00 GRYNBERG LZ STATE 004 - 004 P-DP 0.22 70.62 7.03 140.16 0.00 192.16 50.00 -94.98 0.96 50.00 GRYNBERG LZ STATE 005 - 005 P-DP 0.36 114.12 11.36 226.50 0.00 231.07 50.00 -43.22 17.54 50.00 GRYNBERG LZ STATE 006 - 006 P-DP 0.15 46.54 4.63 92.38 0.00 170.63 50.00 -123.62 -8.22 50.00 GRYNBERG LZ STATE 007 ABC P-DP 0.02 5.73 0.57 11.40 0.00 55.53 50.00 -93.56 -21.51 19.51 GRYNBERG LZ STATE 008 - 008 P-DP 0.28 87.60 8.72 173.87 0.00 207.36 50.00 -74.77 7.43 50.00 GYP MO FEDERAL 001 - 001 P-DP 0.14 44.71 4.45 88.74 0.00 168.99 50.00 -125.80 -8.92 50.00 GYP MO FEDERAL 002 - 002 P-DP 0.27 85.26 8.49 169.21 0.00 205.26 50.00 -77.56 6.54 50.00 HANAGAN A FEDERAL 001 P-DP 0.08 24.62 2.45 9.13 0.00 125.05 48.08 -161.54 -21.73 50.00 HANAGAN A FEDERAL 002 - 002 P-DP 0.17 53.30 5.30 105.70 0.00 170.10 47.54 -106.64 -6.43 50.00 HANAGAN FED 001 - 001 P-DP 0.17 52.18 5.19 103.52 0.00 135.09 34.32 -60.70 1.06 50.00 HANAGAN FED 002 - 002 P-DP 0.09 26.96 2.68 53.50 0.00 112.66 34.32 -90.79 -7.53 50.00 HANAGAN FED 004 - 004 P-DP 0.34 105.92 10.54 210.06 0.00 218.30 48.08 -45.79 11.32 50.00 HANCOCK AHC 001 - 001 P-DP 0.06 18.17 1.81 36.12 0.00 85.60 50.00 -97.66 -16.43 26.83 HARGROVE AFH 001 - 001 P-DP 1.40 440.57 43.82 873.74 0.00 521.11 50.00 346.45 124.98 50.00 HELEN COLLINS FEDERAL 002 P-DP 0.00 1.20 0.12 1.40 0.00 103.97 40.25 -142.69 -20.49 50.00 HELEN COLLINS FEDERAL 004 - P-DP 0.06 18.07 1.80 35.84 0.00 135.01 46.52 -143.89 -17.94 49.55 HELEN COLLINS FEDERAL 005 - P-DP 3.39 1,065.33 105.97 2,112.74 0.00 1,068.16 46.52 1,104.02 340.83 50.00 HELEN COLLINS FEDERAL 006 - P-DP 0.18 58.01 5.77 115.04 0.00 171.65 46.52 -97.35 -4.29 50.00 HELEN COLLINS FEDERAL 007 - P-DP 0.11 34.63 3.44 68.69 0.00 150.84 46.52 -125.23 -12.29 50.00 HELEN COLLINS FEDERAL COM P-DP 0.14 43.52 4.33 86.31 0.00 145.80 41.50 -96.66 -6.64 50.00 HELEN FEDERAL COM 001 - 001 P-DP 0.01 3.44 0.34 6.85 0.00 39.04 33.56 -65.41 -14.86 20.75 HOBBS FEDERAL 001 - 001 P-DP 0.11 34.53 3.43 68.47 0.00 159.21 49.80 -137.11 -14.04 50.00 4

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) HOBBS FEDERAL 002 - 002 P-DP 0.12 37.34 3.72 74.08 0.00 161.54 49.70 -133.44 -12.30 50.00 HOBBS FEDERAL 003 - 003 P-DP 0.10 30.05 2.99 59.61 0.00 155.29 49.80 -142.49 -14.99 50.00 HORSE CREEK COM 001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 49.76 -49.76 -18.39 0.00 HUGGINS FEDERAL 001 - 001 P-DP 0.19 60.89 6.06 120.85 0.00 182.43 49.60 -105.12 -2.55 50.00 IRWIN FEDERAL 001 - 001 P-DP 0.13 39.88 3.97 79.09 0.00 148.77 43.90 -109.61 -9.14 50.00 ISLER FEE 002 - 002 P-DP 0.12 38.37 3.82 76.09 0.00 134.45 38.88 -93.42 -7.05 50.00 JAMIE COM 001 - 001 P-DP 0.23 70.84 7.05 140.48 0.00 191.42 49.76 -93.65 -1.57 50.00 JAMIE COM 002 - 002 P-DP 0.10 30.01 2.99 59.52 0.00 154.94 49.70 -142.13 -15.53 50.00 JESS FEDERAL 001 - 001 P-DP 0.26 81.46 8.10 161.55 0.00 200.85 49.75 -80.95 2.07 50.00 JESS FEDERAL 002 - 002 P-DP 0.07 21.62 2.15 42.91 0.00 111.13 49.75 -115.82 -16.80 35.77 JILL FEDERAL #001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 JJ 1 FEDERAL COM #004 - 004 P-DP 0.12 37.84 3.77 75.07 0.00 154.28 47.19 -122.62 -10.75 49.50 JJ FEDERAL #001 - 001 P-DP 0.16 51.81 5.16 102.83 0.00 175.34 50.00 -117.35 -6.21 50.00 JJ FEDERAL #002 - 002 P-DP 0.08 24.63 2.45 48.92 0.00 112.69 48.44 -109.75 -14.27 36.24 JJ FEDERAL #003 - 003 P-DP 0.08 24.29 2.42 48.24 0.00 114.61 50.00 -113.95 -15.18 35.97 KISNER TB FEDERAL 001 - 001 P-DP 0.20 63.87 6.36 126.77 0.00 186.13 50.00 -103.00 -1.62 50.00 KUYICENDALL OP COM 001 - 001 P-DP 0.04 13.08 1.30 25.99 0.00 88.36 50.00 -111.07 -19.32 29.69 LANGLEY RJ FEDERAL 001 - 001 P-DP 0.07 22.66 2.26 44.99 0.00 123.37 50.00 -126.11 -16.34 39.94 LANGLEY RJ FEDERAL 002 - 002 P-DP 0.17 53.23 5.30 105.65 0.00 176.61 50.00 -115.66 -5.67 50.00 LANGLEY RJ FEDERAL 003 - 003 P-DP 0.31 97.00 9.65 192.37 0.00 215.33 50.00 -63.31 7.27 50.00 LANGLEY RJ FEDERAL 004 - 004 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 LAURALEA 001 - 001 P-DP 0.24 76.17 7.58 151.14 0.00 164.58 48.46 -54.32 8.95 50.00 LAURALEA 002 - 002 P-DP 0.38 117.86 11.73 233.92 0.00 201.95 48.46 -4.75 25.43 50.00 LAURALEA 003 - 003 P-DP 0.31 97.22 9.68 192.96 0.00 186.56 50.00 -33.92 16.94 50.00 LEEMAN FEDERAL #001 - 001 P-DP 0.06 18.77 1.87 37.28 0.00 105.48 50.00 -116.33 -17.36 34.35 LEEMAN FEDERAL #002 - 002 P-DP 0.17 54.74 5.45 108.65 0.00 177.96 50.00 -113.87 -5.10 50.00 LEEMAN FEDERAL #005 - 005 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 LEWIS ABN FEDERAL 001 P-DP 0.15 46.16 4.59 17.13 0.00 130.90 50.00 -159.18 -19.90 50.00 LILLIE RB FEDERAL 001 - 001 P-DP 0.02 5.62 0.56 11.18 0.00 78.18 50.00 -116.44 -22.69 28.34 LILLIE RB FEDERAL 002 - 002 P-DP 0.31 98.10 9.77 194.70 0.00 199.65 43.38 -38.56 14.87 50.00 LISA FEDERAL #001 - 001 P-DP 0.05 14.28 1.42 28.31 0.00 137.98 48.55 -156.79 -20.33 50.00 LODEWICK FEDERAL 002 - 002 P-DP 0.14 44.56 4.44 88.45 0.00 168.09 49.70 -124.90 -8.82 50.00 LODEWICK FEDERAL 003 - 003 P-DP 0.18 57.95 5.77 115.01 0.00 180.06 49.70 -108.98 -3.72 50.00 LODEWICK FEDERAL COM 001 - P-DP 0.25 78.60 7.82 155.88 0.00 197.57 49.46 -83.34 1.24 50.00 LODEWICK FEDERAL COM 004 - P-DP 0.02 5.88 0.59 11.69 0.00 61.84 49.71 -99.28 -21.70 22.03 5

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) LODEWICK FEDERAL COM 005 - P-DP 0.15 48.47 4.83 96.20 0.00 107.85 25.00 -31.83 5.50 50.00 LORETTA BBO STATE 001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 LORETTA BBO STATE COM 002 - P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 LUKE FEDERAL COM #001 - 001 P-DP 0.15 46.99 4.68 93.29 0.00 167.84 48.73 -118.60 -7.21 50.00 LUTHER BBN FEDERAL COM 00 P-DP 0.01 1.71 0.17 2.00 0.00 129.19 50.00 -177.02 -25.31 50.00 MARGARET RQ STATE 001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 MARGARET RQ STATE 003 - 003 P-DP 0.32 101.21 10.07 200.73 0.00 219.08 50.00 -58.29 8.71 50.00 MARGARET RQ STATE 004 P-DP 0.01 1.72 0.17 2.02 0.00 43.88 50.00 -91.69 -23.41 16.94 MARGARET RQ STATE 005 - 005 P-DP 0.14 45.03 4.48 89.37 0.00 169.27 50.00 -125.43 -8.80 50.00 MC KAY-PENNZOIL 001 - 001 P-DP 0.04 12.98 1.29 25.75 0.00 53.19 16.14 -42.29 -3.96 50.00 MCCLELLAN MB FEDERAL 001 - P-DP 0.07 21.04 2.09 41.74 0.00 83.27 25.00 -64.44 -5.37 50.00 MCCLELLAN MB FEDERAL 002 - P-DP 0.13 40.45 4.03 80.25 0.00 100.59 25.00 -41.31 1.66 50.00 MCCLELLAN MB FEDERAL 004 - P-DP 0.07 21.84 2.17 43.32 0.00 83.98 25.00 -63.49 -5.08 50.00 MCCLELLAN MB FEDERAL 005 - P-DP 0.13 40.57 4.04 80.48 0.00 100.69 25.00 -41.17 1.70 50.00 MCCLELLAN MB FEDERAL 006 - P-DP 0.06 19.79 1.97 39.28 0.00 82.20 25.00 -65.95 -5.44 50.00 MCCLELLAN MB FEDERAL 007 - P-DP 0.14 45.35 4.52 90.01 0.00 105.07 25.00 -35.54 4.31 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.21 66.69 6.64 132.36 0.00 188.65 50.00 -99.65 -0.54 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.17 54.63 5.43 108.35 0.00 177.62 50.00 -113.84 -7.25 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.18 56.51 5.63 112.17 0.00 179.55 50.00 -111.76 -4.42 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.23 71.40 7.11 141.71 0.00 192.86 50.00 -94.05 1.25 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.16 50.03 4.98 99.29 0.00 173.75 50.00 -119.48 -6.90 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.20 63.73 6.35 126.49 0.00 186.01 50.00 -103.17 -1.67 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.17 54.04 5.38 107.25 0.00 177.33 50.00 -114.70 -5.37 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.11 34.68 3.45 68.83 0.00 122.90 35.61 -86.22 -5.27 50.00 MCCLELLAN MOC FEDERAL #0( P-DP 0.17 52.01 5.18 103.23 0.00 175.52 50.00 -117.11 -6.14 50.00 MCCLELLAN MOC FEDERAL #0; P-DP 0.12 37.29 3.71 74.01 0.00 162.35 50.00 -134.63 -11.75 50.00 MCCLELLAN MOC FEDERAL #0; P-DP 0.17 54.76 5.45 108.68 0.00 177.98 50.00 -113.84 -5.09 50.00 MCCLELLAN MOC FEDERAL #0; P-DP 0.17 52.15 5.19 103.50 0.00 175.65 50.00 -116.95 -6.09 50.00 MCCLELLAN MOC FEDERAL #0; P-DP 0.17 54.37 5.41 107.91 0.00 177.63 50.00 -114.31 -5.24 50.00 MCCLELLAN MOC FEDERAL #0; P-DP 0.12 36.82 3.67 73.09 0.00 161.94 50.00 -135.18 -11.93 50.00 MCCLELLAN MOC FEDERAL #0; P-DP 0.17 54.16 5.39 107.50 0.00 177.45 50.00 -114.55 -5.32 50.00 MCCLELLAN MOC FEDERAL #0; P-DP 0.20 63.36 6.31 125.75 0.00 185.67 50.00 -103.62 -1.81 50.00 MCCLELLAN MOC FEDERAL #0: P-DP 0.03 9.75 0.97 19.36 0.00 74.37 50.00 -104.04 -20.55 25.43 MCCLELLAN MOC FEDERAL #0: P-DP 0.18 55.33 5.51 109.82 0.00 178.49 50.00 -113.16 -4.87 50.00 MCCLELLAN MOC FEDERAL #0: P-DP 0.22 67.93 6.76 134.82 0.00 141.08 31.13 -30.62 9.73 50.00 6

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other MCCREA FEE COM #001 - 001 P-DP 0.07 22.92 2.28 45.49 0.00 120.82 38.88 -111.93 -11.46 50.00 MCCREA FEE COM #002 - 002 P-DP 0.07 21.71 2.16 43.08 0.00 138.70 46.23 -139.69 -15.74 50.00 MCKAY SAMEDAN 001 - 001 P-DP 0.06 18.15 1.81 36.08 0.00 80.58 47.00 -89.69 -14.85 26.47 MCKAY SAMEDAN 002 - 002 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 47.00 -47.00 -17.37 0.00 MCKAY WINSTON B 001 P-DP 0.15 46.36 4.61 54.28 0.00 96.54 35.39 -73.04 -2.33 50.00 MCKAY WINSTON C 001 - 001 P-DP 0.09 28.03 2.79 55.60 0.00 116.27 35.39 -93.28 -8.78 50.00 MCKAY-HARVEY FEDERAL 001 P-DP 0.11 34.69 3.45 68.87 0.00 140.28 49.75 -117.71 -11.66 42.54 MCKAY-HARVEY FEDERAL 002 • P-DP 0.07 22.98 2.29 45.65 0.00 102.43 49.82 -104.30 -15.02 31.81 MCKAY-HARVEY FEDERAL 003 P-DP 0.09 27.26 2.72 54.12 0.00 136.75 49.81 -129.73 -14.85 43.71 MCKAY-HARVEY FEDERAL 004 • P-DP 0.12 37.87 3.77 75.16 0.00 162.39 49.81 -133.27 -11.43 50.00 MICHAEL ERIC 001 - 001 P-DP 0.05 16.62 1.66 33.00 0.00 98.93 48.03 -112.30 -17.24 33.89 MICHAEL ERIC 002 - 002 P-DP 0.12 38.49 3.84 76.46 0.00 117.30 48.03 -85.03 -7.50 33.37 MIKE FEDERAL COM 001 - 001 P-DP 0.13 39.46 3.92 78.25 0.00 161.90 49.14 -128.87 -12.00 50.00 MIKE HARVEY TR FEDERAL 001 P-DP 0.18 55.74 5.55 110.62 0.00 175.14 50.00 -108.96 -4.50 48.56 MILLER 001 - 001 P-DP 0.16 49.95 4.97 99.14 0.00 150.65 41.08 -87.62 -2.29 50.00 MM 25 FEDERAL #012 - 012 P-DP 0.03 10.47 1.04 20.80 0.00 90.42 48.75 -117.33 -20.17 32.21 MM FEDERAL #001 - 001 P-DP 0.71 221.78 22.06 439.83 0.00 326.38 50.00 85.50 50.02 50.00 MM FEDERAL #004 - 004 P-DP 0.20 62.19 6.19 123.33 0.00 184.35 50.00 -104.83 -4.66 50.00 MM FEDERAL #005 - 005 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 MM FEDERAL #006 - 006 P-DP 0.01 3.33 0.33 6.61 0.00 68.48 50.00 -111.54 -23.62 25.39 MM FEDERAL #007 - 007 P-DP 0.08 26.50 2.64 52.65 0.00 106.58 50.00 -101.29 -13.57 32.07 MM FEDERAL #008 - 008 P-DP 0.11 33.40 3.33 66.32 0.00 124.37 50.00 -104.72 -11.39 36.59 MM FEDERAL #009 - 009 P-DP 0.12 38.05 3.79 75.51 0.00 163.03 50.00 -133.73 -11.46 50.00 MM FEDERAL #011 - 011 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 MM FEDERAL COM #010 - 010 P-DP 0.14 44.72 4.45 88.69 0.00 168.80 50.00 -125.66 -10.65 50.00 MONAGHAN QY FEDERAL 001 - P-DP 0.02 7.74 0.77 15.40 0.00 55.71 50.00 -89.54 -20.24 18.87 MONAGHAN QY FEDERAL 002 - P-DP 0.48 149.79 14.90 297.06 0.00 262.32 50.00 -0.35 25.35 50.00 MONAGHAN QY FEDERAL 004 - P-DP 0.23 71.95 7.16 142.80 0.00 193.36 50.00 -93.39 1.46 50.00 MONAGHAN QY FEDERAL 005 - P-DP 0.23 73.75 7.34 146.27 0.00 194.64 50.00 -91.04 -0.70 50.00 MONAGHAN QY FEDERAL 006 - P-DP 0.45 139.98 13.92 277.61 0.00 253.58 50.00 -12.05 21.99 50.00 MONAGHAN QY FEDERAL 007 P-DP 0.01 4.02 0.40 4.72 0.00 76.09 50.00 -120.97 -23.55 29.32 MONAGHAN QY FEDERAL 008 - P-DP 0.06 18.32 1.82 36.33 0.00 132.85 50.00 -144.70 -19.30 45.17 MONAGHAN QY FEDERAL 009 - P-DP 0.02 5.17 0.52 10.31 0.00 46.66 50.00 -85.84 -21.18 16.25 MONAGHAN QY FEDERAL 010 - P-DP 0.03 9.14 0.91 18.17 0.00 70.08 50.00 -101.00 -20.43 23.96 MONAGHAN QY FEDERAL 011 - P-DP 0.17 53.85 5.36 106.84 0.00 177.05 50.00 -114.85 -6.47 50.00 7

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) MONAGHAN QY FEDERAL 012 - P-DP 0.27 84.58 8.41 167.74 0.00 204.28 50.00 -78.12 3.01 50.00 MONAGHAN QY FEDERAL 013 - P-DP 0.15 48.30 4.81 95.87 0.00 172.21 50.00 -121.53 -7.55 50.00 MOUNTAIN VR FEDERAL COM. I P-DP 0.94 296.27 29.47 587.56 0.00 392.68 50.00 174.34 75.54 50.00 MOUNTAIN VR FEDERAL COM. I P-DP 0.21 67.34 6.70 133.55 0.00 188.94 50.00 -98.68 -2.90 50.00 MOUNTAIN VR FEDERAL COM. I P-DP 0.18 56.09 5.58 65.67 0.00 135.32 50.00 -114.07 -6.55 50.00 NICHOLS DALE FEDERAL 005 - ( P-DP 0.17 52.58 5.23 104.27 0.00 155.85 42.27 -88.62 -3.94 50.00 NICHOLS DALE FEDERAL 006 - ( P-DP 0.49 153.71 15.29 304.83 0.00 245.86 42.27 32.00 30.71 50.00 NICHOLS DALE FEDERAL 007 - ( P-DP 0.16 51.38 5.11 101.89 0.00 154.78 42.27 -90.05 -4.35 50.00 NICHOLS DALE FEDERAL 009 (A P-DP 0.57 179.93 17.90 210.66 0.00 129.98 42.52 56.06 40.21 50.00 NICHOLS DALE FEDERAL 009 (V P-DP 0.54 168.82 16.79 197.65 0.00 128.73 42.52 43.19 36.36 50.00 NICHOLS DALE FEDERAL COM i P-DP 0.06 19.18 1.91 38.03 0.00 126.12 42.27 -128.45 -15.38 50.00 O'CONNELL FED COM 001 - 001 P-DP 0.08 25.26 2.51 50.10 0.00 128.23 40.99 -116.60 -12.63 50.00 O'CONNELL VX FEDERAL 001 - ( P-DP 0.10 32.81 3.26 65.06 0.00 156.99 49.53 -138.20 -14.49 50.00 PATHFINDER - SAN ANDRES WE P-DP 45.53 0.00 1,424.41 0.00 0.00 889.23 50.00 485.17 258.05 50.00 PATHFINDER AFT STATE 006 P-DP 0.02 5.62 0.56 2.10 0.00 129.23 50.00 -176.58 -25.14 50.00 PATHFINDER AFT STATE 011 P-DP 5.65 0.00 176.81 0.00 0.00 143.30 50.00 -16.50 33.02 50.00 PAUL RICKS FEDERAL 001 - 001 P-DP 0.39 122.89 12.22 243.71 0.00 226.45 45.38 -15.89 18.53 50.00 PAULETTE PV STATE 002 - 002 P-DP 0.05 16.92 1.68 33.55 0.00 140.72 50.00 -155.48 -20.08 48.71 PAULETTE PV STATE 004 - 004 P-DP 0.43 135.33 13.47 268.60 0.00 250.05 50.00 -17.98 25.63 50.00 PAULETTE PV STATE 005 - 005 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 PECOS B FEDERAL 001 - 001 P-DP 0.17 54.78 5.45 108.72 0.00 170.90 47.25 -103.98 -3.65 50.00 PECOS FEDERAL 001 - 001 P-DP 0.05 14.38 1.43 28.54 0.00 91.85 50.00 -111.87 -19.21 30.61 PECOS FEDERAL 002 - 002 P-DP 0.66 207.22 20.61 410.95 0.00 313.42 50.00 68.14 45.03 50.00 PECOS RIVER FEDERAL #001 - 01 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 PECOS STATE 16 #002 - 002 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 49.06 -49.06 -18.14 0.00 PECOS STATE 16 #003 - 003 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 49.06 -49.06 -18.14 0.00 PECOS STATE 16 #004 - 004 P-DP 0.00 0.18 0.02 0.37 0.00 126.75 49.06 -175.42 -25.42 50.00 PENJACK FEDERAL #001 - 001 P-DP 0.09 27.02 2.69 53.67 0.00 113.60 50.00 -107.24 -13.80 34.63 PENJACK FEDERAL #002 - 002 P-DP 0.16 50.44 5.02 100.10 0.00 174.11 50.00 -118.99 -6.74 50.00 PENJACK FEDERAL #003 - 003 P-DP 0.15 45.75 4.55 90.80 0.00 169.92 50.00 -124.57 -8.53 50.00 PENJACK FEDERAL #004 - 004 P-DP 0.56 175.65 17.47 348.35 0.00 285.33 50.00 30.49 34.21 50.00 PENJACK FEDERAL #006 - 006 P-DP 0.16 50.41 5.02 100.04 0.00 174.08 50.00 -119.03 -6.75 50.00 PENJACK FEDERAL #007 - 007 P-DP 0.13 39.41 3.92 78.21 0.00 164.25 50.00 -132.11 -10.94 50.00 PENJACK FEDERAL #008 - 008 P-DP 0.14 43.41 4.32 86.16 0.00 167.83 50.00 -127.35 -9.42 50.00 PENJACK FEDERAL #009 - 009 P-DP 0.28 89.16 8.88 176.95 0.00 200.68 46.88 -61.73 9.65 50.00 8

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other PENJACK FEDERAL #010 - 010 P-DP 0.15 47.85 4.76 94.89 0.00 168.36 48.75 -117.46 -8.93 50.00 PENJACK FEDERAL #011Q - 011( P-DP 0.19 59.86 5.95 118.71 0.00 179.05 48.75 -103.14 -4.81 50.00 PJ FEDERAL COM #002 - 002 P-DP 0.16 48.89 4.86 96.95 0.00 156.09 43.64 -97.91 -5.91 50.00 PLAINS QN COM 001 P-DP 0.14 45.58 4.53 90.40 0.00 135.38 36.75 -77.20 -3.47 50.00 POWERS OL FEDERAL 004 - 004 P-DP 0.07 21.72 2.16 43.12 0.00 121.37 50.00 -126.09 -16.68 39.50 POWERS OL FEDERAL 005 - 005 P-DP 0.20 63.07 6.28 125.17 0.00 120.91 25.00 -14.46 11.06 50.00 POWERS OL FEDERAL 009 - 009 P-DP 0.27 85.62 8.52 169.94 0.00 205.59 50.00 -77.12 6.68 50.00 POWERS OL FEDERAL 012 - 012 P-DP 0.29 92.18 9.18 182.95 0.00 211.45 50.00 -69.32 9.18 50.00 POWERS OL FEDERAL COM 003 P-DP 0.04 11.47 1.15 22.85 0.00 40.58 25.00 -41.58 -6.09 23.32 POWERS OL FEDERAL COM 013 P-DP 0.12 37.00 3.68 73.44 0.00 97.60 25.00 -45.47 1.12 50.00 PZ FEDERAL #001 - 001 P-DP 0.19 59.92 5.96 118.83 0.00 182.33 50.00 -107.54 -5.44 50.00 PZ FEDERAL #002 - 002 P-DP 0.23 72.33 7.20 143.56 0.00 193.70 50.00 -92.94 1.61 50.00 RAILROAD STATE 001 - 001 P-DP 0.39 122.07 12.14 242.09 0.00 232.26 47.91 -25.94 16.94 50.00 RAILROAD STATE 002 P-DP 0.05 15.00 1.49 17.56 0.00 84.14 31.96 -97.04 -11.41 50.00 RATTLESNAKE NZ STATE COM ( P-DP 0.23 73.74 7.33 146.24 0.00 130.13 25.00 -1.55 12.28 50.00 RED ROCK NB FEDERAL 003 - 0C P-DP 0.13 39.83 3.97 79.05 0.00 164.63 50.00 -131.61 -10.78 50.00 REDMAN OY STATE 002 - 002 P-DP 0.03 8.47 0.84 16.84 0.00 72.23 50.00 -104.55 -20.93 25.03 REDMAN OY STATE 003 - 003 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 REDMAN OY STATE 005 - 005 P-DP 0.01 3.68 0.37 7.33 0.00 44.68 50.00 -86.98 -22.04 16.01 RICK FEDERAL #002 - 002 P-DP 0.06 18.81 1.87 37.36 0.00 110.21 50.00 -120.98 -17.56 36.17 RICK FEDERAL COM #001 - 001 P-DP 0.04 11.95 1.19 23.72 0.00 93.65 43.69 -112.43 -17.31 36.79 RIVER BRIDGE UX STATE 001 - 0 P-DP 0.07 21.59 2.15 42.82 0.00 134.83 50.00 -139.87 -18.09 44.81 RIVER BRIDGE UX STATE 002 - 0 P-DP 0.17 54.94 5.46 108.95 0.00 147.66 38.28 -71.53 -1.06 50.00 ROSE CANNON AOR COM 001 - ( P-DP 0.03 10.79 1.08 21.45 0.00 65.90 28.20 -71.58 -9.63 38.61 ROSE FEDERAL 001 - 001 P-DP 0.20 62.03 6.18 123.11 0.00 184.48 50.00 -105.20 -2.32 50.00 ROSE FEDERAL 002 - 002 P-DP 0.07 21.63 2.15 42.95 0.00 115.15 50.00 -120.04 -16.46 37.11 ROSE FEDERAL 003 - 003 P-DP 0.27 86.25 8.59 171.18 0.00 206.15 50.00 -76.38 6.92 50.00 ROSE FEDERAL 004 - 004 P-DP 0.18 55.68 5.54 110.52 0.00 178.81 50.00 -112.75 -4.74 50.00 ROSE FEDERAL 005 - 005 P-DP 0.64 201.45 20.06 399.82 0.00 309.19 50.00 60.69 50.84 50.00 ROSE FEDERAL 006 - 006 P-DP 0.52 162.99 16.21 323.24 0.00 274.06 50.00 15.39 29.87 50.00 ROSE FEDERAL 007 - 007 P-DP 0.12 39.10 3.89 77.61 0.00 163.97 50.00 -132.47 -11.06 50.00 ROSE FEDERAL 008 - 008 P-DP 0.23 73.27 7.29 145.41 0.00 194.53 50.00 -91.83 1.97 50.00 ROSE FEDERAL 009 - 009 P-DP 0.17 53.64 5.34 106.47 0.00 172.09 50.00 -110.29 -5.24 48.10 ROSE FEDERAL 014 - 014 P-DP 0.37 115.08 11.46 228.40 0.00 231.93 50.00 -42.08 17.91 50.00 ROSE FEDERAL 016 - 016 P-DP 0.05 15.73 1.57 31.22 0.00 115.28 50.00 -132.49 -19.14 39.22 9

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) ROSE FEDERAL COM 010 - 010 P-DP 0.15 46.38 4.62 92.06 0.00 170.49 50.00 -123.81 -8.28 50.00 ROSE FEDERAL COM 011 - 011 P-DP 0.10 30.50 3.04 60.53 0.00 137.07 43.75 -117.26 -10.97 48.64 ROSE FEDERAL COM 012 - 012 P-DP 0.16 50.30 5.01 99.83 0.00 109.49 25.00 -29.65 6.19 50.00 ROSE FEDERAL COM 013 - 013 P-DP 0.08 25.15 2.50 49.91 0.00 119.24 37.50 -104.33 -9.89 50.00 ROWLAND RN 001 - 001 P-DP 0.22 70.61 7.03 140.14 0.00 157.97 36.75 -47.55 7.83 50.00 ROWLAND RN 002 - 002 P-DP 0.08 26.45 2.63 52.46 0.00 118.36 36.75 -100.02 -10.02 50.00 SAGEBRUSH TY COM 001 - 001 P-DP 0.03 10.49 1.05 20.83 0.00 68.13 36.75 -83.00 -13.92 30.95 SAMEDAN 16-B STATE 003 - 003 P-DP 0.01 4.04 0.40 8.07 0.00 38.34 48.50 -78.37 -20.58 13.84 SAMEDAN ATH STATE 002 P-DP 0.03 9.73 0.97 11.41 0.00 114.92 50.00 -152.55 -21.91 44.12 SANTA FE FEE #001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 SELDEN BDN COM 001 <ABO> - P-DP 0.01 3.64 0.36 7.24 0.00 46.54 50.00 -88.94 -22.26 16.76 SELDEN BDN COM 001 <PENN> P-DP 0.01 3.04 0.31 6.08 0.00 31.54 50.00 -75.16 -21.22 11.13 SELDEN BDN COM 001 <WOLF( P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 SKINNY QO STATE 002 - 002 P-DP 0.31 96.23 9.58 190.98 0.00 215.07 50.00 -64.51 10.72 50.00 SKINNY QO STATE 004 - 004 P-DP 0.08 25.05 2.49 49.73 0.00 129.53 50.00 -127.30 -15.57 41.51 SKINNY QO STATE 005 - 005 P-DP 0.17 52.51 5.23 104.22 0.00 175.97 50.00 -116.52 -5.95 50.00 SKINNY QO STATE 006 - 006 P-DP 0.19 58.36 5.81 115.82 0.00 181.20 50.00 -109.57 -3.72 50.00 SKINNY QO STATE 007 - 007 P-DP 0.09 27.67 2.76 54.94 0.00 133.28 50.00 -125.58 -14.58 42.05 SMERNOFF NL STATE 001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 SMERNOFF NL STATE 006 - 006 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 SMERNOFF NL STATE 007 - 007 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 SMERNOFF NL STATE 009 - 009 P-DP 0.06 19.39 1.93 38.50 0.00 102.15 50.00 -111.72 -17.41 32.87 SMERNOFF NL STATE COM 002 - P-DP 0.25 80.10 7.97 158.97 0.00 199.77 49.66 -82.48 4.75 50.00 SMERNOFF NL STATE COM 008 P-DP 0.12 38.63 3.84 76.65 0.00 156.59 50.00 -126.09 -11.65 47.33 SOUTH ALKALI LK FEDERAL 00 P-DP 0.29 90.86 9.05 180.37 0.00 191.09 50.00 -51.66 10.77 42.52 SOUTH ALKALI LK FEDERAL 00 P-DP 0.36 113.79 11.32 225.67 0.00 230.28 50.00 -43.29 13.02 50.00 SOUTH ALKALI LK FEDERAL 00 P-DP 0.15 45.72 4.55 90.74 0.00 169.89 50.00 -124.60 -8.54 50.00 SOUTH ALKALI LK FEDERAL 00 P-DP 0.24 75.95 7.56 150.74 0.00 196.93 50.00 -88.63 2.99 50.00 SOUTH ALKALI LK FEDERAL 00 P-DP 0.13 41.81 4.16 82.92 0.00 166.21 50.00 -129.13 -11.64 50.00 SOUTH ALKALI LK FEDERAL 00 P-DP 0.15 46.42 4.62 92.12 0.00 170.52 50.00 -123.77 -8.27 50.00 SPRING DEEP FEDERAL 004 P-DP 0.14 44.69 4.45 52.36 0.00 133.27 49.70 -126.16 -9.43 50.00 SPRING FEDERAL 001 - 001 P-DP 0.34 106.41 10.59 211.19 0.00 219.46 48.17 -45.85 15.55 50.00 SPRING FEDERAL 002 - 002 P-DP 0.31 95.88 9.55 190.30 0.00 213.99 49.70 -63.84 10.74 50.00 SPRING FEDERAL COM 003 - 003 P-DP 0.15 46.30 4.61 91.89 0.00 169.50 49.65 -122.65 -8.13 50.00 SPRINGER TK STATE COM 003 - I P-DP 0.02 5.15 0.51 10.25 0.00 48.69 50.00 -87.92 -21.37 17.05 10

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) STANCEL FEDERAL 001 - 001 P-DP 0.25 77.71 7.73 154.10 0.00 198.16 50.00 -86.32 0.65 50.00 STANCEL FEDERAL 002 - 002 P-DP 0.07 21.12 2.10 41.91 0.00 118.15 50.00 -124.14 -17.49 38.49 STANCEL FEDERAL 003 - 003 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 49.60 -49.60 -18.34 0.00 STANCEL FEDERAL 005 - 005 P-DP 0.04 13.65 1.36 27.18 0.00 77.62 49.70 -98.78 -17.71 25.42 STANCEL FEDERAL 006 - 006 P-DP 0.35 111.56 11.10 221.24 0.00 227.64 49.75 -45.05 12.38 50.00 STANCEL FEDERAL 007 - 007 P-DP 0.28 88.79 8.84 176.22 0.00 192.29 43.75 -50.98 11.13 50.00 STANCEL FEDERAL COM 004 - 0i P-DP 0.36 114.15 11.35 226.38 0.00 224.16 47.51 -33.93 14.44 50.00 STATE 16 003 - 003 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 47.50 -47.50 -17.56 0.00 STATE 16 004 (ABO) - 004 P-DP 0.04 13.34 1.33 26.54 0.00 68.43 47.50 -88.06 -16.82 22.99 STATE 25 COM 001 - 001 P-DP 0.30 94.73 9.43 188.01 0.00 213.73 50.00 -66.29 10.15 50.00 STEWART FEDERAL 002 - 002 P-DP 0.34 106.32 10.58 210.85 0.00 222.66 49.63 -50.85 10.65 50.00 STEWART FEDERAL 003 - 003 P-DP 0.01 2.24 0.22 4.46 0.00 43.38 49.60 -88.29 -22.79 16.15 SU FEDERAL #001 - 001 P-DP 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -18.48 0.00 SUMMERS COM 001 - 001 P-DP 0.01 4.07 0.41 8.13 0.00 36.78 50.00 -78.24 -20.99 12.80 SUMMERS COM 002 <ABO> P-DP 0.21 66.98 6.67 78.52 0.00 129.10 47.11 -91.03 1.45 50.00 SUMMERS COM 002 <WOLFCAb P-DP 0.11 35.24 3.51 41.31 0.00 125.52 47.11 -127.81 -10.83 50.00 SUMMERS COM 003 - 003 P-DP 0.10 30.04 2.99 59.62 0.00 117.37 35.08 -89.84 -6.77 50.00 SUN FEDERAL 002 - 002 P-DP 0.15 47.88 4.76 94.96 0.00 151.06 42.03 -93.36 -5.42 50.00 SUN FEDERAL 003 - 003 P-DP 0.09 27.03 2.69 53.60 0.00 132.50 42.03 -118.24 -12.57 50.00 SUN FEDERAL 004 - 004 P-DP 0.15 47.03 4.68 93.26 0.00 150.29 42.03 -94.39 -5.72 50.00 SUN FEDERAL 005 - 005 P-DP 0.10 32.21 3.20 63.87 0.00 147.38 46.02 -126.32 -12.86 50.00 SUZANNE FEDERAL #001 - 001 P-DP 0.15 48.14 4.79 95.46 0.00 168.01 48.51 -116.27 -8.70 50.00 TECICLA MD FEDERAL 001 - 001 P-DP 0.32 99.63 9.91 197.59 0.00 217.68 50.00 -60.17 8.17 50.00 TECICLA MD FEDERAL 002 - 002 P-DP 0.20 63.86 6.35 126.64 0.00 185.83 50.00 -102.84 -4.09 50.00 TECICLA MD FEDERAL 003 - 003 P-DP 0.38 120.00 11.94 237.98 0.00 235.80 50.00 -35.88 15.15 50.00 TECICLA MD FEDERAL 004Y - 00, P-DP 0.89 278.98 27.75 553.26 0.00 377.29 50.00 153.72 69.61 50.00 TECICLA MD FEDERAL 005 - 005 P-DP 0.19 60.92 6.06 120.82 0.00 183.22 50.00 -106.34 -5.10 50.00 TECICLA MD FEDERAL 006 - 006 P-DP 0.17 52.40 5.21 103.92 0.00 175.64 50.00 -116.51 -8.02 50.00 TECICLA MD FEDERAL 007 - 007 P-DP 0.25 78.61 7.82 155.90 0.00 198.96 50.00 -85.25 0.96 50.00 TECICLA MD FEDERAL 009 - 009 P-DP 0.05 15.75 1.57 31.27 0.00 107.96 50.00 -125.12 -18.88 36.37 TECICLA MD FEDERAL 010 - 010 P-DP 0.20 62.13 6.18 123.22 0.00 184.30 50.00 -104.90 -4.68 50.00 THOMAS LN FEDERAL 001 - 001 P-DP 0.15 45.90 4.57 91.11 0.00 170.06 50.00 -124.38 -8.47 50.00 THOMAS LN FEDERAL 003 - 003 P-DP 0.39 123.28 12.27 244.67 0.00 239.26 50.00 -32.32 21.03 50.00 THOMAS LN FEDERAL 004 - 004 P-DP 0.28 86.97 8.66 172.61 0.00 206.79 50.00 -75.52 7.19 50.00 THOMAS LN FEDERAL 005 - 005 P-DP 0.02 6.06 0.60 12.06 0.00 60.07 50.00 -97.41 -21.61 21.15 11

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMct) Oil (M$) Gas (M$) Other (M$) THOMAS LN FEDERAL 006 - 006 P-DP 0.02 7.35 0.73 14.61 0.00 64.24 50.00 -98.90 -21.11 22.32 THOMAS LN FEDERAL 009 - 009 P-DP 0.02 6.69 0.67 13.30 0.00 63.73 50.00 -99.77 -21.46 22.36 TREY AYR STATE COM 001 - 001 P-DP 0.08 23.72 2.36 47.11 0.00 94.88 36.86 -82.27 -9.03 38.70 TROUT FEDERAL COM 001 - 001 P-DP 0.03 8.57 0.86 17.04 0.00 45.09 31.25 -58.44 -11.20 23.15 TYRELL 13 FEDERAL COM #004 P-DP 0.06 17.86 1.78 35.45 0.00 138.19 47.37 -148.34 -17.79 50.00 TYRELL FEDERAL COM #001 - 0( P-DP 0.07 20.80 2.07 41.28 0.00 144.35 48.74 -149.73 -17.38 50.00 TYRELL FEDERAL COM #002 - 0( P-DP 0.10 30.38 3.02 60.30 0.00 152.43 48.55 -137.66 -13.63 50.00 UNRUH AFF FEDERAL COM 001 P-DP 0.13 39.93 3.97 46.80 0.00 133.51 50.00 -132.73 -10.52 50.00 VANCE A FEDERAL 001 - 001 P-DP 0.06 18.81 1.87 37.34 0.00 130.05 43.88 -134.72 -15.62 50.00 VANCE A FEDERAL 002 - 002 P-DP 0.07 20.61 2.05 40.91 0.00 131.31 43.75 -132.10 -14.86 50.00 VANCE FEDERAL 001 - 001 P-DP 0.06 17.63 1.76 34.99 0.00 128.89 43.85 -135.99 -16.05 50.00 VANCE FEDERAL 003 - 003 P-DP 0.07 20.67 2.06 41.02 0.00 116.00 37.80 -110.73 -11.75 50.00 WEST MOORE UNIT P-DP 0.68 0.00 52.87 0.00 0.00 3.76 0.00 49.11 26.53 15.98 WM IDEN LSE P-DP 0.75 0.00 58.40 0.00 0.00 4.15 0.00 54.25 18.04 50.00 Total 118.85 20,828.77 3,785.24 40,405.77 0.00 57,765.84 18,342.99 -31,917.82 -1,267.03 50.00 Proved Rsv Class Behind Pipe Rsv Category CORN 24 #1 P-BP 0.70 220.89 21.87 436.35 0.00 238.70 75.00 144.53 108.21 38.24 DEE OQ STATE 001 - 001 P-BP 2.03 640.12 63.53 1,267.12 0.00 688.94 150.00 491.71 327.22 50.00 GYP MO FEDERAL 001 - 001 P-BP 4.52 1,429.69 141.56 2,824.19 0.00 1,365.69 150.00 1,450.06 901.11 50.00 MCCLELLAN MOC FEDERAL #0( P-BP 0.90 285.73 28.29 564.43 0.00 371.95 150.00 70.78 40.02 50.00 MCKAY SAMEDAN 002 - 002 P-BP 1.64 518.08 51.30 1,023.41 0.00 548.67 141.00 385.04 280.68 42.49 RAILROAD STATE 002 P-BP 0.79 250.90 24.84 506.36 0.00 238.37 95.87 196.96 131.57 13.73 Total 10.59 3,345.42 33139 6,621.88 0.00 3,45232 761.87 2,739.08 1,788.80 50.00 Proved Rsv Class Non-Producing Rsv Category GATHERING SYSTEM P-NP 13.78 4,353.11 431.01 8,599.09 0.00 3,776.58 8,000.00 -2,746.48 -4,976.17 50.00 WM IDEN LSE P-NP 19.80 0.00 1,548.53 0.00 0.00 110.11 0.00 1,438.43 443.87 50.00 Total 33.57 4,353.11 1,979.55 8,599.09 0.00 3,886.69 8,000.00 -1,308.05 -4,532.29 50.00 Proved Rsv Class Shut-In Rsv Category DORIS RI FEDERAL 002 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 31.18 -31.18 -25.54 0.00 EVERETTE 00 FEDERAL 004 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -40.96 0.00 GRYNBERG 14 STATE COM 001 (: P-SI 0.00 0.00 0.00 0.00 0.00 0.00 12.50 -12.50 -10.24 0.00 GRYNBERG 17 FEDERAL COM 01 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 12.50 -12.50 -9.99 0.00 HANSEL ANH FEDERAL COM 00 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 38.28 -38.28 -30.60 0.00 12

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) PAULETTE PV STATE 003 - 003 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -39.97 0.00 REDMAN OY STATE 006 - 006 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -38.99 0.00 ROSE FEDERAL 015 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -38.99 0.00 SAHARA ZY COM 001 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 43.75 -43.75 -34.12 0.00 SANDBUR ADC STATE COM #1 0 P-SI 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -38.03 0.00 WHEELER AEE FEDERAL 001 - 0i P-SI 0.00 0.00 0.00 0.00 0.00 0.00 50.00 -50.00 -38.03 0.00 Total 0.00 0.00 0.00 0.00 0.00 0.00 438.21 -438.21 -345.47 0.00 Proved Rsv Class Undeveloped Rsv Category *ABO VT FED PUD 3 - 14257 P-UD 0.00 417.26 0.00 824.25 911.50 565.49 726.90 443.36 -53.94 50.00 *ADELL UJ FED COM PUD 4 - 14; P-UD 0.00 438.75 0.00 866.70 958.44 587.87 726.90 510.37 -24.56 50.00 *ADELL UJ FED COM PUD 5 - 14; P-UD 0.00 438.53 0.00 866.27 957.98 587.36 726.90 509.99 -24.30 50.00 *ALKALI FED PUD 10 - 14551 P-UD 0.00 488.32 0.00 964.62 1,066.73 637.86 721.81 671.67 70.82 50.00 *ANDREW UU PUD 5 - 14593 P-UD 0.00 482.84 0.00 953.79 1,054.76 628.14 701.91 678.50 78.21 50.00 *BENEDICT FED COM PUD 6 - 14 P-UD 0.00 475.26 0.00 938.82 1,038.21 608.50 636.05 732.48 117.27 50.00 *BLYTHE SV PUD 3 - 14552 P-UD 0.00 516.85 0.00 1,020.97 1,129.05 665.78 710.67 773.57 116.13 50.00 *COMANCHE HILL 18 PUD 4 - 14 P-UD 0.00 466.65 0.00 921.82 1,019.40 616.73 726.90 597.58 12.73 50.00 *COMANCHE HILL 18 PUD 5 - 14 P-UD 0.00 466.42 0.00 921.36 1,018.89 616.20 726.90 597.16 12.61 50.00 *COYOTE DRAW FED PUD 2 - 14 P-UD 0.00 452.21 0.00 893.29 987.85 589.94 668.66 622.55 64.06 50.00 *DALE FED PUD 1 - 14414 P-UD 0.00 372.69 0.00 736.22 814.15 499.78 630.69 419.91 13.15 50.00 *DALE FED PUD 4 - 14417 P-UD 0.00 370.37 0.00 731.62 809.07 493.59 630.69 416.41 11.06 50.00 *DANA FED PUD 9 - 14219 P-UD 0.00 399.59 0.00 789.36 872.92 545.43 726.90 389.94 -72.21 50.00 *DORIS RI FED PUD 6 - 15321 P-UD 0.00 400.03 0.00 790.22 873.87 522.38 619.08 522.64 32.86 50.00 *GRAFA RW FED PUD 2 - 14496 P-UD 0.00 527.10 0.00 1,041.24 1,151.46 667.77 726.90 798.03 139.86 50.00 *HANAGAN A FED PUD 1 - 13712 P-UD 0.00 441.61 0.00 872.34 964.69 584.72 695.06 557.25 57.66 50.00 *HANAGAN A FED PUD 4 - 13709 P-UD 0.00 441.43 0.00 872.00 964.30 584.26 695.06 556.98 56.99 50.00 *HANAGAN FED PUD 2 - 14383 P-UD 0.00 400.55 0.00 791.25 875.01 543.32 698.93 424.01 -4.46 50.00 *IRWIN FED PUD 2 - 14405 P-UD 0.00 355.91 0.00 703.06 777.48 483.85 638.28 358.42 -15.80 50.00 *IRWIN FED PUD 4 - 14407 P-UD 0.00 355.77 0.00 702.79 777.19 483.46 638.28 358.24 -15.65 50.00 *JILL FED PUD 5 - 14250 P-UD 0.00 398.80 0.00 787.79 871.18 543.44 726.90 388.64 -69.13 50.00 *LEEMAN PUD 12 - 14237 P-UD 0.00 398.70 0.00 787.60 870.97 543.19 726.90 388.47 -68.74 50.00 *LEEMAN PUD 14 - 14239 P-UD 0.00 398.60 0.00 787.40 870.75 542.95 726.90 388.31 -68.37 50.00 *MM FED PUD 11 - 14267 P-UD 0.00 398.20 0.00 786.59 869.86 541.94 726.90 387.61 -66.89 50.00 *MM FED PUD 8 - 14264 P-UD 0.00 397.79 0.00 785.79 868.97 540.94 726.90 386.92 -65.42 50.00 *MM FED PUD 9 - 14265 P-UD 0.00 396.55 0.00 783.33 866.25 537.91 726.90 384.78 -61.26 50.00 13

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked / UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other *MONAGHAN QY FED PUD 11 - 1 P-LID 0.00 526.89 0.00 1,040.82 1,151.00 676.28 726.90 788.63 130.56 50.00 *MONAGHAN QY FED PUD 13 - 1 P-LID 0.00 526.55 0.00 1,040.14 1,150.25 680.92 726.90 782.57 123.68 50.00 *MONAGHAN QY FED PUD 3 - 1:: P-LID 0.00 526.32 0.00 1,039.68 1,149.74 680.38 726.90 782.14 122.30 50.00 *MONAGHAN QY FED PUD 4 - 1:: P-LID 0.00 526.08 0.00 1,039.22 1,149.23 679.85 726.90 781.70 120.90 50.00 *MOUNTAIN VR FED COM PUD P-LID 0.00 431.11 0.00 851.60 941.75 576.52 726.90 489.93 -27.74 50.00 *PZ FED PUD 3 - 14346 P-LID 0.00 397.68 0.00 785.58 868.74 540.68 726.90 386.73 -65.05 50.00 *RED ROCK NB FED PUD 5 - 153 P-LID 0.00 467.41 0.00 923.31 1,021.05 598.96 636.04 709.37 102.81 50.00 *REDMAN OY STATE PUD 4 - 13E P-LID 0.00 552.94 0.00 1,092.27 1,207.90 707.89 726.90 865.38 156.46 50.00 *ROSE FED PUD 11 - 14467 P-LID 0.00 449.45 0.00 887.84 981.82 585.21 658.69 625.75 67.94 50.00 *SAMEDAN 16-6 STATE PUD 1 - 1 P-LID 0.00 450.39 0.00 889.69 983.87 592.67 690.55 590.33 72.53 50.00 *SANTA FE FEE PUD 1 - 14222 P-LID 0.00 395.58 0.00 781.43 864.15 535.59 726.90 383.08 -58.29 50.00 *SU FED PUD 2 - 14224 P-LID 0.00 355.24 0.00 701.75 776.03 491.90 726.90 258.98 -94.97 50.00 *SUMMERS COM PUD 20 - 14303 P-LID 0.00 418.40 0.00 826.51 914.00 558.24 726.90 455.37 -31.72 50.00 *VANCE FED PUD 1 - 15219 P-LID 0.00 371.09 0.00 733.04 810.64 495.47 630.69 417.52 11.66 50.00 *WHEELER AFE FED PUD 2 - 143 P-LID 0.00 482.61 0.00 953.35 1,054.27 626.18 726.90 654.53 101.94 50.00 *WHEELER AFE FED PUD 4 - 143 P-LID 0.00 482.44 0.00 953.00 1,053.88 634.67 726.90 645.31 93.00 50.00 ABO VT FED PUD 2 - 14256 P-LID 0.00 410.61 0.00 811.11 896.97 554.82 726.90 426.36 -64.08 50.00 ABO VT FED PUD 4 - 14258 P-LID 0.00 408.10 0.00 806.15 891.49 548.94 726.90 421.79 -56.64 50.00 ADELL UJ FED COM PUD 1 - 141( P-LID 0.00 425.09 0.00 839.71 928.60 567.87 726.90 473.55 -41.83 50.00 ADELL UJ FED COM PUD 2 - 141( P-LID 0.00 426.70 0.00 842.90 932.12 571.58 726.90 476.55 -45.16 50.00 ADELL UJ FED COM PUD 3 - 141( P-LID 0.00 425.32 0.00 840.18 929.12 568.41 726.90 473.99 -42.30 50.00 ADELL UJ FED COM PUD 9 - 143; P-LID 0.00 424.03 0.00 837.62 926.29 565.46 726.90 471.55 -39.83 50.00 BEHIND PIPE - NGL P-LID 0.00 0.00 0.00 0.00 7,275.74 650.45 0.00 6,625.29 3,824.92 50.00 BITTER LAKE PX STATE PUD 2 - P-LID 0.00 455.78 0.00 900.34 995.65 597.81 726.90 571.28 -6.66 50.00 BRADEN FED PUD 1 - 13869 P-LID 0.00 240.44 0.00 474.96 525.24 374.39 726.90 -101.08 -230.14 50.00 COYOTE DRAW FED PUD 1 - 143' P-LID 0.00 278.68 0.00 550.50 608.78 416.30 726.90 16.08 -197.74 50.00 COYOTE FED PUD 1 - 14393 P-LID 0.00 254.21 0.00 502.16 555.32 376.09 668.75 12.65 -149.96 50.00 COYOTE FED PUD 2 - 14394 P-LID 0.00 253.75 0.00 501.25 554.32 374.68 668.75 12.15 -144.26 50.00 EVERETTE OO PUD 1 - 13854 P-LID 0.00 324.92 0.00 641.84 709.79 463.21 726.90 161.52 -128.80 50.00 EVERETTE OO PUD 5 - 13858 P-LID 0.00 323.58 0.00 639.20 706.86 459.36 726.90 159.79 -117.26 50.00 EVERETTE OO PUD 6 - 13859 P-LID 0.00 324.22 0.00 640.46 708.25 461.18 726.90 160.62 -122.55 50.00 GATHERING SYSTEM - NGL P-LID 0.00 0.00 0.00 0.00 9,078.24 811.60 0.00 8,266.65 3,758.89 50.00 GRAFA RW FED PUD 1 - 14466 P-LID 0.00 316.46 0.00 625.14 691.32 452.86 726.90 136.70 -130.35 50.00 GRAFA RW PUD 1 - 14500 P-LID 0.00 317.45 0.00 627.08 693.46 455.75 726.90 137.90 -140.01 50.00 HANAGAN A FED PUD 5 - 13710 P-LID 0.00 281.15 0.00 555.38 614.17 413.54 695.06 60.94 -170.74 50.00 14

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked / UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other HANAGAN A FED PUD 6 - 13711 P-LID 0.00 281.08 0.00 555.25 614.03 413.34 695.06 60.87 -169.80 50.00 HANAGAN FED PUD 3 - 14384 P-LID 0.00 253.60 0.00 500.96 553.99 382.93 698.93 -26.90 -189.39 50.00 HANCOCK AHC PUD 2 - 14494 P-LID 0.00 312.50 0.00 617.30 682.65 450.25 726.90 122.80 -144.19 50.00 HANCOCK AHC PUD 6 - 14594 P-LID 0.00 324.36 0.00 640.74 708.57 462.48 726.90 159.93 -128.66 50.00 IRWIN FED PUD 1 - 14404 P-LID 0.00 224.47 0.00 443.42 490.36 338.79 638.28 -43.30 -154.50 50.00 KISNER TB FED PUD 1 - 14504 P-LID 0.00 316.62 0.00 625.45 691.65 453.31 726.90 136.89 -131.82 50.00 LANGLEY RJ FED PUD 1 - 13865 P-LID 0.00 315.77 0.00 623.76 689.79 450.84 726.90 135.82 -124.06 50.00 LANGLEY RJ FED PUD 3 - 14470 P-LID 0.00 315.21 0.00 622.66 688.57 449.24 726.90 135.09 -119.35 50.00 LAURALEA PUD 1 - 14381 P-LID 0.00 281.06 0.00 555.21 613.98 412.93 711.96 44.30 -158.99 50.00 MARGARET RQ STATE PUD 1 - 1. P-LID 0.00 315.13 0.00 622.50 688.40 449.02 726.90 134.99 -118.69 50.00 MCKAY SAMEDAN PUD 1 - 143& P-LID 0.00 286.83 0.00 566.60 626.58 418.51 690.55 84.12 -158.30 50.00 MIKE FED COM PUD 1 - 14391 P-LID 0.00 270.88 0.00 535.10 591.75 399.34 687.06 40.45 -162.36 50.00 MIKE FED COM PUD 2 - 14392 P-LID 0.00 270.22 0.00 533.79 590.30 397.29 687.06 39.74 -153.63 50.00 MONAGHAN QY FED PUD 1 - 13E P-LID 0.00 315.05 0.00 622.34 688.22 448.78 726.90 134.88 -118.02 50.00 PAUL HICKS FED PUD 2 - 14389 P-LID 0.00 269.68 0.00 532.72 589.11 395.63 687.06 39.14 -146.98 50.00 PAUL HICKS FED PUD 3 - 14390 P-LID 0.00 269.61 0.00 532.58 588.96 395.42 687.06 39.06 -146.17 50.00 PDP- NGL P-LID 0.00 0.00 0.00 0.00 40,226.45 3,596.24 0.00 36,630.21 10,379.62 50.00 PECOS FED PUD 1 - 14372 P-LID 0.00 278.62 0.00 550.38 608.64 416.09 726.90 16.02 -196.65 50.00 WHEELER AFE FED PUD 5 - 1436 P-LID 0.00 306.40 0.00 605.27 669.34 445.26 726.90 102.45 -161.09 50.00 Total 0.00 29,554.52 0.00 58,381.71 121,142.31 45,284.18 54,407.90 79,831.93 14,451.16 50.00 Proved Rsv Class Total 163.01 58,081.82 6,096.18 114,008.44 121,142.31 110,389.03 81,950.97 48,906.93 10,095.17 50.00 Probable Rsv Class Undeveloped Rsv Category *ADELL UJ FED COM PrUD 12 - 1 PR-LID 0.00 386.67 0.00 763.82 844.68 485.56 726.90 396.04 -4.65 50.00 *ALKALI FED PrUD 16 - 14576 PR-LID 0.00 407.73 0.00 805.42 890.68 491.29 721.81 483.01 5.55 50.00 *ALKALI FED PrUD 19 - 15468 PR-LID 0.00 400.24 0.00 790.63 874.33 479.84 721.81 463.31 4.67 50.00 *ALKALI FED PrUD 21 - 15470 PR-LID 0.00 394.22 0.00 778.75 861.18 470.79 721.81 447.33 4.06 50.00 *ALKALI FED PrUD 26 - 15451 PR-LID 0.00 387.93 0.00 766.31 847.43 461.44 721.81 430.49 3.52 50.00 *BITTER LAKE PX STATE PrUD 3 PR-LID 0.00 407.52 0.00 805.01 890.23 505.12 726.90 463.22 1.13 50.00 *BURROWGRASS ABG FED CON PR-LTD 0.00 279.80 0.00 552.71 611.22 345.77 408.88 409.27 19.27 50.00 *CAMACK FED PrUD 1 - 15357 PR-LTD 0.00 277.23 0.00 547.63 605.60 321.67 570.32 261.24 1.19 50.00 *CAMACK FED PrUD 3 - 15359 PR-LID 0.00 269.90 0.00 533.16 589.60 311.81 570.32 240.64 0.91 50.00 *DANA FED PUD 2 - 14212 PR-LID 0.00 346.95 0.00 685.36 757.91 439.65 726.90 276.72 -11.08 50.00 *DORIS FED PrUD 1 - 14571 PR-LID 0.00 304.25 0.00 601.01 664.64 369.61 672.16 223.87 -3.71 50.00 *EAKIN AFB COM PrUD 1 - 14288 PR-LID 0.00 388.37 0.00 767.19 848.40 480.91 726.90 407.77 -1.50 50.00 15

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other *EVERETTE OO PrUD 7 - 14539 PR-UD 0.00 484.79 0.00 957.65 1,059.03 591.36 726.90 698.42 23.70 50.00 *FEDERAL IX PUD 3 - 14360 PR-UD 0.00 55.91 0.00 110.45 122.14 71.96 90.86 69.76 0.67 50.00 *GRYNBERG 17 FED COM PrUD , PR-UD 0.00 222.43 0.00 439.39 485.90 254.11 457.34 213.84 1.19 50.00 *HANAGAN A FED PrUD 1 - 1522: PR-UD 0.00 393.56 0.00 777.44 859.73 484.77 695.06 457.34 7.25 50.00 *HANAGAN A FED PrUD 2 - 1521i PR-UD 0.00 389.97 0.00 770.35 851.90 478.52 695.06 448.67 6.48 50.00 *HANAGAN A FED PrUD 3 - 1522. PR-UD 0.00 391.79 0.00 773.94 855.87 481.67 695.06 453.08 6.86 50.00 *HANAGAN FED PUD 3 - 14435 PR-UD 0.00 324.54 0.00 641.09 708.96 423.18 517.93 408.94 28.84 50.00 *HANAGAN FED PUD 4 - 14436 PR-UD 0.00 323.13 0.00 638.31 705.88 419.85 517.93 406.40 26.07 50.00 *HANCOCK AHC PrUD 7 - 14458 PR-UD 0.00 483.84 0.00 955.77 1,056.94 590.21 726.90 695.59 23.38 50.00 *HELEN COLLINS FED COM PrU PR-UD 0.00 362.97 0.00 717.00 792.90 443.90 643.45 422.55 6.35 50.00 *HIGGINS FED PrUD 3 - 14592 PR-UD 0.00 368.30 0.00 727.54 804.56 434.34 719.63 378.13 2.18 50.00 *IRWIN FED PrUD 1 - 15227 PR-UD 0.00 308.51 0.00 609.42 673.93 382.57 638.28 262.51 -2.25 50.00 *IRWIN FED PrUD 2 - 15212 PR-UD 0.00 311.66 0.00 615.64 680.81 388.16 638.28 270.02 -2.41 50.00 *IRWIN FED PrUD 3 - 15229 PR-UD 0.00 306.89 0.00 606.23 670.40 379.73 638.28 258.62 -2.19 50.00 *IRWIN FED PrUD 4 - 15214 PR-UD 0.00 310.10 0.00 612.56 677.41 385.38 638.28 266.32 -2.33 50.00 *ISLER FEE PrUD 3 - 14428 PR-UD 0.00 289.67 0.00 572.22 632.79 353.15 565.19 286.68 1.16 50.00 *JILL FED PrUD 3 - 14248 PR-UD 0.00 339.26 0.00 670.18 741.12 426.67 726.90 257.73 -9.37 50.00 *JILL FED PrUD 4 - 14249 PR-UD 0.00 336.64 0.00 664.99 735.38 422.32 726.90 251.14 -8.87 50.00 *LEEMAN PrUD 1 - 14204 PR-UD 0.00 332.44 0.00 656.71 726.22 415.46 726.90 240.57 -8.17 50.00 *LISA FED PUD 2 - 14334 PR-UD 0.00 204.62 0.00 404.20 446.99 276.80 406.50 167.88 -31.99 50.00 *LORETTA BBO STATE COM PrU PR-UD 0.00 375.94 0.00 742.64 821.25 458.91 726.90 378.07 -0.76 50.00 *LORETTA BBO STATE COM PrU PR-UD 0.00 372.64 0.00 736.10 814.03 453.85 726.90 369.38 -0.80 50.00 *MARGARET RQ STATE PrUD 8 - PR-UD 0.00 472.84 0.00 934.04 1,032.92 578.46 726.90 661.60 20.38 50.00 *MCKAY PENZOIL FED PrUD 2 - PR-UD 0.00 109.13 0.00 215.57 238.39 133.62 234.61 85.73 -0.76 50.00 *MCKAY PENZOIL FED PrUD 3 - PR-UD 0.00 108.45 0.00 214.23 236.90 132.48 234.61 84.03 -0.74 50.00 *MCKAY-HARVEY FED PrUD 8 - PR-UD 0.00 320.13 0.00 632.37 699.32 395.79 723.97 211.93 -6.51 50.00 *MICHAEL ERIC FED PUD 1 - 144 PR-UD 0.00 211.43 0.00 417.65 461.86 275.97 355.90 247.64 8.72 50.00 *MICHAEL ERIC FED PUD 4 - 144 PR-UD 0.00 210.19 0.00 415.21 459.17 273.13 355.90 245.35 7.69 50.00 *MONAGHAN QY FED PrUD 7 - 1 PR-UD 0.00 466.78 0.00 922.07 1,019.68 568.49 726.90 646.36 17.60 50.00 *O'CONNEL FED COM PUD 2 - 15 PR-UD 0.00 384.71 0.00 759.94 840.39 495.05 595.86 509.43 26.84 50.00 *PENJACK FED PUD 4 - 14283 PR-UD 0.00 387.14 0.00 764.76 845.72 520.25 718.72 371.50 -47.33 50.00 *PJ FED COM PUD 1 - 14342 PR-UD 0.00 192.30 0.00 379.86 420.08 254.45 356.80 188.69 -15.08 50.00 *PJ FED COM PUD 4 - 14345 PR-UD 0.00 192.82 0.00 380.90 421.22 255.57 356.80 189.75 -15.74 50.00 *PLAINS QN COM PrUD 2 - 15486 PR-UD 0.00 150.18 0.00 296.67 328.08 169.25 359.09 96.40 0.13 50.00 *PLAINS QN COM PrUD 9 - 15462 PR-UD 0.00 199.33 0.00 393.76 435.44 226.61 420.60 181.99 0.91 50.00 16

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other *PLAINS QN COM PUD 4 - 15398 PR-UD 0.00 295.59 0.00 583.92 645.73 368.37 420.60 440.67 27.80 50.00 *PLAINS QN COM PUD 6 - 15400 PR-UD 0.00 293.88 0.00 580.53 641.98 365.23 420.60 436.67 25.40 50.00 *PLAINS QN COM PUD 7 - 15461 PR-UD 0.00 291.76 0.00 576.35 637.36 361.43 420.60 431.67 22.82 50.00 *RAILROAD STATE PrUD 1 - 144 PR-UD 0.00 287.19 0.00 567.32 627.37 348.74 555.64 290.31 1.60 50.00 *RAILROAD STATE PrUD 2 - 152 PR-UD 0.00 285.51 0.00 564.00 623.70 345.98 555.64 286.08 1.48 50.00 *RED ROCK FED PrUD 3 - 15339 PR-UD 0.00 328.77 0.00 649.44 718.19 382.47 595.15 390.01 3.82 50.00 *REDMAN OY STATE PrUD 6 - 13 PR-UD 0.00 484.89 0.00 957.85 1,059.24 584.87 726.90 705.31 20.63 50.00 *RI FED PUD 2 - 15351 PR-UD 0.00 344.55 0.00 680.61 752.66 443.49 587.88 401.91 3.68 50.00 *RIVER BRIDGE UX STATE PrUD PR-UD 0.00 314.19 0.00 620.65 686.36 380.63 639.82 286.56 -1.28 50.00 *RIVER BRIDGE UX STATE PrUD PR-UD 0.00 310.99 0.00 614.32 679.35 375.86 639.82 277.98 -1.28 50.00 *RIVER BRIDGE UX STATE PUD PR-UD 0.00 385.24 0.00 761.00 841.56 501.43 639.82 461.31 -3.10 50.00 *ROSE CANNON AOR COM PUD PR-UD 0.00 289.42 0.00 571.73 632.25 382.03 523.37 298.58 -19.03 50.00 *SAGEBRUSH TY COM PrUD 5 - PR-UD 0.00 142.32 0.00 281.13 310.89 159.61 359.09 73.32 -0.05 50.00 *SAGEBRUSH TY COM PrUD 6 - PR-UD 0.00 133.41 0.00 263.54 291.43 148.87 359.09 47.01 -0.23 50.00 *SAGEBRUSH TY COM PUD 3 - 1 PR-UD 0.00 238.28 0.00 470.70 520.53 294.26 359.09 337.88 13.15 50.00 *SAGEBRUSH TY COM PUD 8 - 1 PR-UD 0.00 236.27 0.00 466.72 516.13 290.79 359.09 332.97 11.80 50.00 *SMERNOFF NL STATE COM PrU PR-UD 0.00 302.43 0.00 597.41 660.66 351.41 588.78 317.88 2.16 50.00 *SMERNOFF NL STATE COM PUI PR-UD 0.00 437.51 0.00 864.25 955.73 558.07 616.40 645.51 66.44 50.00 *SPRINGER TK STATE COM PrUI PR-UD 0.00 476.24 0.00 940.76 1,040.35 573.03 726.90 681.19 17.80 50.00 *SPRINGER TK STATE COM PrUI PR-UD 0.00 468.92 0.00 926.31 1,024.37 561.72 726.90 662.05 15.33 50.00 *SPRINGER TK STATE COM PrUI PR-UD 0.00 463.08 0.00 914.76 1,011.60 552.84 726.90 646.62 13.67 50.00 *STEWART FED PrUD 4 - 14378 PR-UD 0.00 400.59 0.00 791.32 875.08 496.09 721.27 449.05 5.79 50.00 *SUMMERS COM PUD 21 - 14304 PR-UD 0.00 417.46 0.00 824.64 911.94 556.08 726.90 453.59 -30.37 50.00 *SUMMERS COM PUD 22 - 14296 PR-UD 0.00 386.22 0.00 762.94 843.70 518.16 718.72 369.76 -45.34 50.00 *SUMMERS COM PUD 6 - 14197 PR-UD 0.00 416.51 0.00 822.76 909.86 553.94 726.90 451.78 -29.11 50.00 *SUMMERS COM PUD 8 - 14301 PR-UD 0.00 385.98 0.00 762.47 843.18 517.62 718.72 369.30 -44.83 50.00 *SUZANNE FED PUD 1 - 14350 PR-UD 0.00 198.57 0.00 392.25 433.78 259.57 352.23 214.23 -8.23 50.00 *SUZANNE FED PUD 2 - 14351 PR-UD 0.00 199.20 0.00 393.50 435.15 260.86 352.23 215.56 -8.63 50.00 *TROUT FED COM PrUD 1 - 1540: PR-UD 0.00 172.76 0.00 341.26 377.39 196.99 420.60 101.06 -0.16 50.00 *TYRELL FED COM PrUD 3 - 143, PR-UD 0.00 159.53 0.00 315.14 348.50 193.92 359.13 110.59 -1.93 50.00 *UNRUH AFF FED COM PUD 2 - l PR-UD 0.00 444.81 0.00 878.67 971.68 583.51 726.90 539.94 -3.28 50.00 *VANCE FED PrUD 6 - 15217 PR-UD 0.00 319.87 0.00 631.87 698.76 391.64 630.69 308.31 0.63 50.00 *VANCE FED PUD 2 - 14412 PR-UD 0.00 368.89 0.00 728.71 805.85 489.80 630.69 414.07 9.97 50.00 *WHEELER AEE FED PrUD 1 - 15: PR-UD 0.00 438.24 0.00 865.70 957.34 541.54 726.90 554.60 14.83 50.00 *WHEELER AEE FED PrUD 3 - 15: PR-UD 0.00 436.49 0.00 862.24 953.51 538.40 726.90 550.44 14.06 50.00 17

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other *WHEELER AFE FED PrUD 11 - 1 PR-UD 0.00 434.70 0.00 858.70 949.60 535.22 726.90 546.18 13.33 50.00 *WHEELER AFE FED PrUD 6 - 14: PR-UD 0.00 432.87 0.00 855.09 945.61 532.01 726.90 541.80 12.64 50.00 ADELL UJ FED COM PrUD 13 - 15 PR-UD 0.00 383.54 0.00 757.65 837.85 483.70 726.90 384.90 -8.37 50.00 ADELL UJ FED COM PrUD 6 - 141 PR-UD 0.00 383.32 0.00 757.21 837.37 483.33 726.90 384.36 -8.32 50.00 ADKINS PrUD 1 - 14448 PR-UD 0.00 115.19 0.00 227.54 251.62 148.11 344.14 -13.09 -6.61 50.00 ADKINS PrUD 2 - 14449 PR-UD 0.00 114.42 0.00 226.02 249.94 146.75 344.14 -14.93 -6.34 50.00 ALKALI FED PrUD 12 - 14560 PR-UD 0.00 233.69 0.00 461.64 510.50 297.46 721.81 -47.13 -11.80 50.00 ALKALI FED PrUD 13 - 14564 PR-UD 0.00 232.23 0.00 458.74 507.30 294.92 721.81 -50.69 -11.40 50.00 ALKALI FED PrUD 14 - 14568 PR-UD 0.00 232.02 0.00 458.33 506.84 294.56 721.81 -51.21 -11.34 50.00 ALKALI FED PrUD 20 - 15469 PR-UD 0.00 231.80 0.00 457.89 506.36 294.18 672.16 -2.10 -10.94 50.00 ALKALI FED PrUD 20 - 15450 PR-UD 0.00 230.05 0.00 454.43 502.54 291.20 721.81 -56.04 -10.83 50.00 ALKALI FED PrUD 27 - 15452 PR-UD 0.00 229.82 0.00 453.98 502.04 290.81 721.81 -56.60 -10.78 50.00 ALKALI FED PUD 11 - 14556 PR-UD 0.00 286.92 0.00 566.78 626.78 407.63 721.81 64.12 -90.73 50.00 ALKALI FED PUD 15 - 14572 PR-UD 0.00 286.83 0.00 566.60 626.58 407.39 721.81 63.98 -90.22 50.00 ALKALI FED PUD 17 - 14580 PR-UD 0.00 286.12 0.00 565.21 625.04 405.51 721.81 62.93 -86.38 50.00 ANDREW UU PrUD 1 - 14577 PR-UD 0.00 221.33 0.00 437.22 483.50 276.79 701.91 -57.99 -8.86 50.00 ANDREW UU PUD 4 - 14589 PR-UD 0.00 281.71 0.00 556.48 615.39 395.77 701.91 74.18 -74.01 50.00 ANDREW UU PUD 6 - 14597 PR-UD 0.00 281.52 0.00 556.12 614.99 395.30 701.91 73.89 -73.20 50.00 ANDREW UU PUD 7 - 15456 PR-UD 0.00 281.24 0.00 555.56 614.37 394.59 701.91 73.42 -71.99 50.00 BEAVERS FED PrUD 1 - 14210 PR-UD 0.00 349.59 0.00 690.57 763.68 447.59 726.90 279.76 -16.48 50.00 BENEDICT FED COM PrUD 3 - 14, PR-UD 0.00 202.20 0.00 399.43 441.72 244.78 636.05 -39.68 -5.03 50.00 BENEDICT FED COM PrUD 5 - 14, PR-UD 0.00 201.91 0.00 398.85 441.07 244.34 636.05 -40.46 -5.01 50.00 BENEDICT FED COM PUD 1 - 145 PR-UD 0.00 273.77 0.00 540.79 598.04 373.19 636.05 129.60 -43.33 50.00 BENEDICT FED COM PUD 2 - 145 PR-UD 0.00 272.96 0.00 539.20 596.27 371.33 636.05 128.09 -41.47 50.00 BITTER LAKE PX STATE PrUD 4 • PR-UD 0.00 406.15 0.00 802.31 887.24 506.26 726.90 456.39 -2.19 50.00 BITTER LAKE PX STATE PUD 5 - PR-UD 0.00 454.71 0.00 898.23 993.32 595.53 726.90 569.11 -6.42 50.00 BLYTHE SV PrUD 1 - 14543 PR-UD 0.00 237.07 0.00 468.31 517.89 294.08 710.67 -18.56 -7.99 50.00 BLYTHE SV PUD 2 - 13862 PR-UD 0.00 301.99 0.00 596.55 659.70 419.24 710.67 126.34 -67.45 50.00 BLYTHE SV PUD 4 - 14557 PR-UD 0.00 301.90 0.00 596.36 659.49 418.99 710.67 126.19 -67.07 50.00 BO FED PUD 1 - 14242 PR-UD 0.00 389.54 0.00 769.49 850.95 526.50 726.90 367.03 -65.59 50.00 BURROWGRASS ABG FED COM PR-UD 0.00 97.31 0.00 192.22 212.56 112.64 408.88 -116.74 -2.20 50.00 BURROWGRASS ABG FED COM PR-UD 0.00 94.96 0.00 187.59 207.44 109.60 408.88 -123.45 -2.17 50.00 BURROWGRASS ABG FED COM PR-UD 0.00 94.62 0.00 186.91 206.69 109.16 408.88 -124.45 -2.16 50.00 BURROWGRASS ABG FED COM PR-UD 0.00 91.70 0.00 181.14 200.31 105.43 408.88 -132.87 -2.13 50.00 BURROWGRASS ABG FED COM PR-UD 0.00 91.33 0.00 180.41 199.51 104.97 408.88 -133.93 -2.13 50.00 18

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other BURROWGRASS ABG FED COM PR-UD 0.00 167.45 0.00 330.77 365.79 224.52 408.88 63.16 -19.09 50.00 BURROWGRASS ABG FED COM PR-UD 0.00 167.37 0.00 330.63 365.62 224.36 408.88 63.00 -18.98 50.00 BURROWGRASS ABG FED COM PR-UD 0.00 167.29 0.00 330.47 365.45 224.20 408.88 62.85 -18.88 50.00 CALDZILL RZ PrUD 1 - 14554 PR-UD 0.00 292.65 0.00 578.10 639.29 387.39 726.90 103.10 -26.29 50.00 CALDZILL RZ PrUD 3 - 14570 PR-UD 0.00 292.50 0.00 577.81 638.97 387.10 726.90 102.78 -26.15 50.00 CALDZILL RZ PrUD 4 - 14574 PR-UD 0.00 292.35 0.00 577.50 638.63 386.79 726.90 102.45 -26.00 50.00 CAMACK FED PrUD 6 - 15362 PR-UD 0.00 144.32 0.00 285.09 315.27 171.47 570.32 -141.42 -3.91 50.00 CAMACK FED PUD 5 - 15361 PR-UD 0.00 222.49 0.00 439.51 486.03 306.89 570.32 48.33 -41.13 50.00 CANNON XF PrUD 4 - 14321 PR-UD 0.00 287.58 0.00 568.07 628.21 350.89 605.75 239.65 -3.28 50.00 CANNON XF PUD 3 - 14320 PR-UD 0.00 343.91 0.00 679.35 751.26 444.59 605.75 380.27 -12.33 50.00 CAUDILL RZ COM PrUD 1 - 1456: PR-UD 0.00 287.46 0.00 567.84 627.95 380.62 726.90 88.27 -25.98 50.00 CAUDILL RZ PrUD 2 - 14473 PR-UD 0.00 228.91 0.00 452.19 500.06 279.75 674.09 -1.59 -5.96 50.00 CAUDILL RZ PUD 1 - 14506 PR-UD 0.00 297.72 0.00 588.12 650.38 406.23 674.09 158.18 -48.44 50.00 CAUDILL RZ PUD 3 - 14604 PR-UD 0.00 279.45 0.00 552.03 610.46 379.61 638.31 144.56 -41.49 50.00 COBIE EDEID FED PUD 1 - 14439 PR-UD 0.00 187.22 0.00 369.83 408.98 272.85 505.88 0.09 -81.45 50.00 COBRA AXK STATE PrUD 1 - 154 PR-UD 0.00 78.22 0.00 154.51 170.87 89.69 367.73 -132.04 -1.93 50.00 COMANCHE HILL 18 PrUD 2 - 14: PR-UD 0.00 405.67 0.00 801.36 886.19 505.46 726.90 455.18 -2.17 50.00 COMANCHE HILL 18 PrUD 6 - 14 PR-UD 0.00 403.94 0.00 797.95 882.42 502.64 726.90 450.83 -2.13 50.00 COMANCHE HILL 18 PrUD 7 - 14: PR-UD 0.00 403.70 0.00 797.46 881.88 502.24 726.90 450.20 -2.12 50.00 COMANCHE HILL 18 PUD 1 - 141 PR-UD 0.00 453.37 0.00 895.59 990.40 592.70 726.90 566.39 -6.10 50.00 COMANCHE HILL 18 PUD 3 - 141 PR-UD 0.00 452.26 0.00 893.39 987.97 590.37 726.90 564.09 -5.88 50.00 COMER PrUD 1 - 14527 PR-UD 0.00 224.13 0.00 442.74 489.61 282.25 717.34 -67.23 -9.95 50.00 COMER PrUD 2 - 14484 PR-UD 0.00 223.67 0.00 441.83 488.60 281.48 717.34 -68.38 -9.85 50.00 COMER PrUD 4 - 14463 PR-UD 0.00 222.06 0.00 438.65 485.08 278.79 717.34 -72.40 -9.52 50.00 COMER PUD 3 - 14535 PR-UD 0.00 282.66 0.00 558.37 617.47 399.94 717.34 58.57 -82.21 50.00 COYOTE DRAW FED PrUD 2 - 14:: PR-UD 0.00 250.96 0.00 495.75 548.23 344.28 726.90 -27.19 -38.38 50.00 COYOTE DRAW FED PUD 1 - 145 PR-UD 0.00 262.09 0.00 517.73 572.54 367.64 668.66 53.98 -65.16 50.00 COYOTE FED PrUD 3 - 14395 PR-UD 0.00 222.91 0.00 440.34 486.95 300.02 668.75 -41.47 -25.10 50.00 CURTIS QR COM PrUD 1 - 14469 PR-UD 0.00 211.48 0.00 417.76 461.98 257.99 658.03 -36.28 -5.80 50.00 CURTIS QR COM PUD 2 - 14503 PR-UD 0.00 280.51 0.00 554.12 612.78 384.52 658.03 124.35 -49.26 50.00 DALE FED PrUD 5 - 14418 PR-UD 0.00 200.75 0.00 396.57 438.55 267.35 630.69 -62.93 -19.13 50.00 DALE FED PrUD 6 - 14419 PR-UD 0.00 200.62 0.00 396.30 438.25 267.09 630.69 -63.23 -19.03 50.00 DALE FED PUD 3 - 14416 PR-UD 0.00 234.18 0.00 462.60 511.57 345.71 630.69 -2.22 -126.82 50.00 DANA FED PrUD 10 - 14220 PR-UD 0.00 345.81 0.00 683.10 755.41 441.03 726.90 270.59 -15.01 50.00 DANA FED PrUD 8 - 14218 PR-UD 0.00 344.07 0.00 679.68 751.63 438.05 726.90 266.35 -14.40 50.00 19

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other DANA FED PUD 11 - 14221 PR-UD 0.00 387.43 0.00 765.32 846.34 521.70 726.90 363.07 -59.44 50.00 DEE OQ STATE PrUD 2 - 13863 PR-UD 0.00 291.57 0.00 575.96 636.92 384.82 726.90 101.16 -24.80 50.00 DORIS FED PrUD 4 - 14583 PR-UD 0.00 183.17 0.00 361.84 400.15 240.62 721.81 -200.44 -14.40 50.00 DORIS FED PrUD 6 - 14591 PR-UD 0.00 183.00 0.00 361.49 399.76 240.29 721.81 -200.86 -14.33 50.00 DORIS FED PUD 3 - 14579 PR-UD 0.00 229.51 0.00 453.37 501.37 345.64 721.81 -112.71 -122.30 50.00 DORIS RI FED PrUD 5 - 15320 PR-UD 0.00 164.42 0.00 324.80 359.18 200.66 619.08 -135.76 -5.65 50.00 DORIS RI FED PUD 7 - 15353 PR-UD 0.00 205.98 0.00 406.89 449.96 292.39 587.88 -23.42 -53.97 50.00 EDMONDSON FED PrUD 1 - 1543: PR-UD 0.00 50.15 0.00 99.07 109.55 57.13 264.95 -113.46 -1.40 50.00 EDMONDSON FED PrUD 3 - 1543: PR-UD 0.00 49.86 0.00 98.49 108.92 56.78 264.95 -114.31 -1.40 50.00 EDMONDSON FED PrUD 6 - 1460: PR-UD 0.00 49.55 0.00 97.88 108.24 56.40 264.95 -115.22 -1.40 50.00 EDMONDSON FED PUD 4 - 15436 PR-UD 0.00 103.79 0.00 205.03 226.74 139.84 264.95 26.98 -12.76 50.00 EDMONDSON FED PUD 5 - 15437 PR-UD 0.00 103.75 0.00 204.94 226.63 139.74 264.95 26.89 -12.69 50.00 EVERETTE OO PrUD 2 - 13855 PR-UD 0.00 291.41 0.00 575.64 636.58 384.50 726.90 100.82 -24.66 50.00 EVERETTE OO PrUD 3 - 13856 PR-UD 0.00 290.18 0.00 573.22 633.90 382.07 726.90 98.16 -23.63 50.00 EVERETTE OO PrUD 8 - 14464 PR-UD 0.00 290.02 0.00 572.90 633.55 381.75 726.90 97.80 -23.50 50.00 FEDERAL IX PrUD 4 - 14360.5 PR-UD 0.00 43.59 0.00 86.11 95.22 52.32 90.86 38.14 -0.21 50.00 FEDERAL IX PUD 1 - 14358 PR-UD 0.00 54.26 0.00 107.19 118.54 69.35 90.86 65.52 -0.44 50.00 FEDERAL IX PUD 2 - 14359 PR-UD 0.00 54.10 0.00 106.88 118.19 69.06 90.86 65.15 -0.42 50.00 FINCH FEE PUD 1 - 14327 PR-UD 0.00 288.72 0.00 570.34 630.71 379.74 562.35 258.96 -24.91 50.00 FOREMAN FED PrUD 1 - 14559 PR-UD 0.00 237.76 0.00 469.67 519.39 303.24 722.52 -36.70 -12.25 50.00 FOREMAN FED PrUD 2 - 14563 PR-UD 0.00 236.07 0.00 466.34 515.70 300.31 722.52 -40.80 -11.76 50.00 FOREMAN FED PrUD 3 - 14567 PR-UD 0.00 235.86 0.00 465.92 515.25 299.95 722.52 -41.31 -11.70 50.00 GETTY PS 17 FED COM PrUD 1 - PR-UD 0.00 174.75 0.00 345.19 381.73 208.96 603.38 -85.42 -4.22 50.00 GETTY PS 18 FED COM PUD 2 - 1 PR-UD 0.00 327.05 0.00 646.04 714.43 452.13 724.06 184.28 -70.12 50.00 GETTY PS 18 FED COM PUD 3 - 1 PR-UD 0.00 326.95 0.00 645.85 714.22 451.89 724.06 184.12 -69.74 50.00 GETTY PS 18 FED COM PUD 4 - 1 PR-UD 0.00 326.85 0.00 645.65 714.00 451.64 724.06 183.95 -69.36 50.00 GETTY PS 7 FED PrUD 1 - 14578 PR-UD 0.00 299.17 0.00 590.97 653.53 390.40 726.90 127.21 -20.34 50.00 GETTY PS 7 FED PrUD 2 - 15330 PR-UD 0.00 174.44 0.00 344.58 381.06 208.52 603.38 -86.26 -4.21 50.00 GETTY PS 7 FED PrUD 3 - 15331 PR-UD 0.00 174.11 0.00 343.94 380.35 208.06 603.38 -87.14 -4.19 50.00 GLOBE MN FED PrUD 1 - 14514 PR-UD 0.00 217.75 0.00 430.15 475.68 267.35 665.35 -26.87 -6.42 50.00 GLOBE MN FED PrUD 2 - 14477 PR-UD 0.00 217.49 0.00 429.62 475.10 266.93 665.35 -27.56 -6.39 50.00 GLOBE MN FED PUD 3 - 14521 PR-UD 0.00 282.60 0.00 558.24 617.33 387.83 665.35 122.38 -50.66 50.00 GRYNBERG 17 FED COM PrUD 2 PR-UD 0.00 115.24 0.00 227.64 251.73 134.45 457.34 -112.43 -2.58 50.00 GRYNBERG 17 FED COM PrUD 3 PR-UD 0.00 114.90 0.00 226.96 250.99 134.00 457.34 -113.39 -2.57 50.00 GRYNBERG 17 FED COM PrUD 8 PR-UD 0.00 33.15 0.00 65.49 72.42 37.55 181.73 -81.37 -0.94 50.00 20

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) GRYNBERG 17 FED COM PUD 5 - PR-UD 0.00 188.39 0.00 372.15 411.55 253.92 457.34 72.44 -23.68 50.00 GRYNBERG 17 FED COM PUD 6 - PR-UD 0.00 188.31 0.00 371.99 411.37 253.75 457.34 72.28 -23.55 50.00 GRYNBERG 17 FED COM PUD 7 - PR-UD 0.00 72.49 0.00 143.19 158.35 97.10 181.73 22.71 -8.08 50.00 GYP MO FED PrUD 4 - 15370 PR-UD 0.00 142.82 0.00 282.12 311.99 168.39 532.19 -106.48 -3.25 50.00 GYP MO FED PUD 3 - 15369 PR-UD 0.00 220.12 0.00 434.82 480.85 298.30 532.19 85.17 -30.69 50.00 HANAGAN A FED PrUD 2 - 15223 PR-UD 0.00 248.35 0.00 490.58 542.51 333.10 695.06 4.94 -27.32 50.00 HANAGAN A FED PrUD 2 - 13707 PR-UD 0.00 248.21 0.00 490.31 542.21 332.82 695.06 4.64 -27.17 50.00 HANAGAN A FED PrUD 3 - 13708 PR-UD 0.00 247.06 0.00 488.05 539.71 330.51 695.06 2.19 -26.02 50.00 HANAGAN A FED PrUD 4 - 15209 PR-UD 0.00 246.92 0.00 487.77 539.41 330.23 695.06 1.89 -25.88 50.00 HANAGAN FED PrUD 1 - 14382 PR-UD 0.00 225.86 0.00 446.17 493.40 310.88 698.93 -70.24 -34.42 50.00 HANAGAN FED PrUD 2 - 14434 PR-UD 0.00 172.74 0.00 341.23 377.35 224.19 517.93 -23.55 -11.41 50.00 HANAGAN FED PrUD 2 - 14441 PR-UD 0.00 164.40 0.00 324.75 359.13 212.96 498.92 -28.00 -10.58 50.00 HANAGAN FED PrUD 6 - 14438 PR-UD 0.00 172.61 0.00 340.97 377.06 223.95 517.93 -23.86 -11.35 50.00 HANAGAN FED PUD 1 - 14440 PR-UD 0.00 195.69 0.00 386.57 427.49 279.96 498.92 35.18 -68.66 50.00 HANAGAN FED PUD 1 - 14433 PR-UD 0.00 205.21 0.00 405.36 448.27 294.54 517.93 41.16 -77.49 50.00 HANAGAN FED PUD 5 - 14437 PR-UD 0.00 204.72 0.00 404.40 447.21 293.21 517.93 40.47 -74.14 50.00 HANCOCK AHC PrUD 1 - 14549 PR-UD 0.00 277.65 0.00 548.46 606.52 367.56 726.90 60.53 -24.99 50.00 HANCOCK AHC PrUD 3 - 14582 PR-UD 0.00 277.49 0.00 548.15 606.18 367.24 726.90 60.19 -24.85 50.00 HANCOCK AHC PrUD 4 - 14586 PR-UD 0.00 276.42 0.00 546.04 603.85 365.11 726.90 57.88 -23.95 50.00 HANCOCK AHC PrUD 5 - 14590 PR-UD 0.00 286.73 0.00 566.40 626.36 375.70 726.90 90.16 -21.44 50.00 HANSEL ANH FED COM PUD 1 - PR-UD 0.00 240.23 0.00 474.56 524.79 323.75 556.46 119.14 -30.36 50.00 HELEN COLLINS FED COM PrUL PR-UD 0.00 228.46 0.00 451.29 499.07 303.28 643.45 3.63 -21.31 50.00 HELEN COLLINS FED COM PrUL PR-UD 0.00 227.34 0.00 449.09 496.63 301.09 643.45 1.17 -20.43 50.00 HELEN COLLINS FED COM PrUL PR-UD 0.00 227.34 0.00 449.09 496.63 301.09 643.45 1.17 -20.43 50.00 HIGGINS FED PrUD 1 - 14584 PR-UD 0.00 225.48 0.00 445.41 492.56 284.82 719.63 -66.48 -10.42 50.00 HOBBS FED PrUD 1 - 14488 PR-UD 0.00 237.87 0.00 469.88 519.62 304.55 723.51 -38.55 -12.97 50.00 HOBBS FED PUD 2 - 14491 PR-UD 0.00 287.58 0.00 568.09 628.23 408.72 723.51 64.09 -91.53 50.00 HORSE CREEK COM PrUD 2 - 14f PR-UD 0.00 237.35 0.00 468.85 518.48 303.00 723.40 -39.06 -12.43 50.00 IRWIN FED PrUD 1 - 15211 PR-UD 0.00 195.04 0.00 385.28 426.06 265.39 638.28 -92.33 -24.45 50.00 IRWIN FED PrUD 2 - 15228 PR-UD 0.00 193.78 0.00 382.79 423.31 262.81 638.28 -94.98 -23.17 50.00 IRWIN FED PrUD 3 - 15213 PR-UD 0.00 194.92 0.00 385.03 425.79 265.14 638.28 -92.59 -24.32 50.00 IRWIN FED PrUD 4 - 15230 PR-UD 0.00 192.74 0.00 380.73 421.03 260.70 638.28 -97.21 -22.19 50.00 IRWIN FED PrUD 6 - 15215 PR-UD 0.00 193.91 0.00 383.04 423.59 263.06 638.28 -94.72 -23.30 50.00 IRWIN FED PUD 3 - 14406 PR-UD 0.00 224.00 0.00 442.49 489.33 337.29 638.28 -43.75 -147.85 50.00 IRWIN FED PUD 5 - 14408 PR-UD 0.00 223.94 0.00 442.37 489.20 337.10 638.28 -43.80 -147.04 50.00 21

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other ISLER FEE PUD 1 - 14426 PR-UD 0.00 212.13 0.00 419.04 463.40 310.08 565.19 7.17 -99.58 50.00 JAMIE COM PrUD 1 - 14465 PR-UD 0.00 216.51 0.00 427.69 472.96 268.89 693.99 -62.23 -7.94 50.00 JILL FED PrUD 7 - 14252 PR-UD 0.00 343.86 0.00 679.25 751.16 437.68 726.90 265.83 -14.33 50.00 JILL FED PUD 6 - 14251 PR-UD 0.00 386.46 0.00 763.41 844.22 519.53 726.90 361.20 -56.88 50.00 JJ 1 FED COM PrUD 1 - 14325 PR-UD 0.00 292.53 0.00 577.86 639.03 355.25 596.29 265.35 -2.09 50.00 JJ 1 FED COM PrUD 2 - 14326 PR-UD 0.00 240.08 0.00 474.26 524.47 296.39 562.35 139.98 -5.70 50.00 KUYKENDALL OP COM PrUD 1 - PR-UD 0.00 296.15 0.00 585.01 646.94 384.63 726.90 120.42 -18.49 50.00 LANGLEY RJ FED PrUD 2 - 14501 PR-UD 0.00 279.07 0.00 551.27 609.62 366.47 726.90 67.52 -21.84 50.00 LANGLEY RJ FED PrUD 4 - 14505 PR-UD 0.00 278.90 0.00 550.94 609.26 366.14 726.90 67.15 -21.72 50.00 LEEMAN PrUD 10 - 14235 PR-UD 0.00 342.33 0.00 676.23 747.81 435.06 726.90 262.08 -13.83 50.00 LEEMAN PrUD 11 - 14236 PR-UD 0.00 342.11 0.00 675.80 747.34 434.69 726.90 261.54 -13.75 50.00 LEEMAN PrUD 4 - 14207 PR-UD 0.00 340.29 0.00 672.21 743.37 431.63 726.90 257.06 -13.20 50.00 LEEMAN PrUD 5 - 14208 PR-UD 0.00 340.07 0.00 671.77 742.89 431.25 726.90 256.51 -13.13 50.00 LEEMAN PUD 13 - 14238 PR-UD 0.00 385.47 0.00 761.45 842.05 517.33 726.90 359.27 -54.44 50.00 LILLIE RB FED PrUD 1 - 15364 PR-UD 0.00 155.13 0.00 306.44 338.88 182.13 551.49 -88.29 -3.10 50.00 LILLIE RB FED PUD 2 - 15365 PR-UD 0.00 239.50 0.00 473.11 523.19 322.23 551.49 122.57 -29.30 50.00 LILLIE RB FED PUD 3 - 15366 PR-UD 0.00 239.11 0.00 472.34 522.34 321.39 551.49 121.81 -28.67 50.00 LILLIE RB FED PUD 4 - 15367 PR-UD 0.00 239.02 0.00 472.15 522.14 321.18 551.49 121.62 -28.51 50.00 LISA FED PrUD 3 - 14335 PR-UD 0.00 161.85 0.00 319.72 353.57 201.19 406.50 65.60 -5.04 50.00 LISA FED PUD 1 - 14333 PR-UD 0.00 196.28 0.00 387.73 428.78 261.31 406.50 148.69 -23.65 50.00 LODEWICK FED COM PUD 3 - 14 PR-UD 0.00 257.97 0.00 509.59 563.53 361.65 650.08 61.38 -64.43 50.00 LODEWICK FED COM PUD 4 - 13 PR-UD 0.00 255.84 0.00 505.38 558.88 356.40 650.08 57.79 -56.63 50.00 LORETTA BBO STATE COM PrUE PR-UD 0.00 389.41 0.00 769.23 850.66 483.15 726.90 409.84 -3.37 50.00 LORETTA BBO STATE COM PrUL PR-UD 0.00 387.58 0.00 765.62 846.67 480.22 726.90 405.17 -3.29 50.00 LUKE FED COM PrUD 1 - 14332 PR-UD 0.00 187.37 0.00 370.13 409.31 229.01 409.96 140.46 -2.75 50.00 MARGARET RQ STATE PrUD 2 - l PR-UD 0.00 277.77 0.00 548.71 606.79 363.96 726.90 64.65 -20.93 50.00 MCCLELLANN MB PrUD 1 - 1451 PR-UD 0.00 184.98 0.00 365.41 404.09 228.93 639.67 -99.10 -6.93 50.00 MCCLELLANN MB PrUD 2 - 1387 PR-UD 0.00 183.32 0.00 362.12 400.45 226.29 639.67 -103.39 -6.72 50.00 MCCLELLANN MB PrUD 3 - 1451 PR-UD 0.00 182.82 0.00 361.14 399.37 225.52 639.67 -104.68 -6.65 50.00 MCCLELLANN MB PrUD 5 - 1460 PR-UD 0.00 181.06 0.00 357.67 395.54 222.78 639.67 -109.24 -6.44 50.00 MCKAY PENZOIL FED PrUD 1 - 1• PR-UD 0.00 66.74 0.00 131.84 145.80 88.12 234.61 -45.09 -5.57 50.00 MCKAY PENZOIL FED PrUD 4 - 1• PR-UD 0.00 66.69 0.00 131.73 145.68 88.02 234.61 -45.22 -5.54 50.00 MCKAY PENZOIL FED PUD 5 - 14 PR-UD 0.00 80.39 0.00 158.81 175.62 118.83 234.61 -19.01 -37.78 50.00 MCKAY PENZOIL FED PUD 6 - 14 PR-UD 0.00 80.37 0.00 158.76 175.57 118.76 234.61 -19.04 -37.60 50.00 MCKAY PENZOIL FED PUD 8 - 14 PR-UD 0.00 80.14 0.00 158.31 175.06 118.10 218.47 -3.20 -35.66 50.00 22

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other MCKAY-HARVEY FED PrUD 11 - PR-UD 0.00 321.84 0.00 635.76 703.07 401.45 723.97 213.41 -9.03 50.00 MCKAY-HARVEY FED PrUD 15 - PR-UD 0.00 321.58 0.00 635.24 702.49 401.03 723.97 212.73 -8.99 50.00 MCKAY-HARVEY FED PrUD 2 - 1 PR-UD 0.00 319.71 0.00 631.54 698.40 398.05 723.97 207.92 -8.70 50.00 MCKAY-HARVEY FED PrUD 6 - 1 PR-UD 0.00 319.44 0.00 631.01 697.81 397.63 723.97 207.23 -8.66 50.00 MCKAY-HARVEY FED PUD 1 - 14 PR-UD 0.00 385.23 0.00 760.99 841.54 516.80 726.90 358.83 -53.87 50.00 MCKAY-HARVEY FED PUD 10 - 1 PR-UD 0.00 374.79 0.00 740.35 818.72 494.91 723.97 340.19 -35.56 50.00 MCKAY-HARVEY FED PUD 7 - 14 PR-UD 0.00 377.10 0.00 744.91 823.76 499.63 723.97 345.07 -38.78 50.00 MCKAY-HARVEY FED PUD 9 - 14 PR-UD 0.00 376.09 0.00 742.92 821.57 497.57 723.97 342.95 -37.33 50.00 MICHAEL ERIC FED PrUD 2 - 144 PR-UD 0.00 112.68 0.00 222.59 246.15 147.00 355.90 -34.17 -8.06 50.00 MICHAEL ERIC FED PrUD 5 - 144 PR-UD 0.00 111.96 0.00 221.16 244.57 145.68 355.90 -35.86 -7.73 50.00 MICHAEL ERIC FED PUD 3 - 1444 PR-UD 0.00 134.19 0.00 265.08 293.14 193.94 331.42 32.86 -52.36 50.00 MICHAEL ERIC FED PUD 6 - 1444 PR-UD 0.00 134.03 0.00 264.75 292.78 193.48 355.90 8.15 -51.37 50.00 MIKE HARVEY TR FED PrUD 1 - PR-UD 0.00 202.58 0.00 400.18 442.54 244.17 636.04 -37.48 -4.71 50.00 MIKE HARVEY TR FED PrUD 2 - PR-UD 0.00 202.29 0.00 399.60 441.91 243.74 636.04 -38.27 -4.69 50.00 MIKE HARVEY TR FED PrUD 6 - PR-UD 0.00 199.86 0.00 394.80 436.59 240.17 636.04 -44.81 -4.54 50.00 MIKE HARVEY TR FED PUD 7 - 1 PR-UD 0.00 236.57 0.00 467.33 516.80 317.71 545.18 121.24 -27.88 50.00 MM FED PrUD 2 - 14253 PR-UD 0.00 337.79 0.00 667.26 737.89 427.40 726.90 250.85 -12.48 50.00 MM FED PrUD 3 - 14254 PR-UD 0.00 336.14 0.00 664.00 734.29 424.66 726.90 246.73 -12.05 50.00 MM FED PUD 10 - 14266 PR-UD 0.00 384.09 0.00 758.73 839.05 514.31 726.90 356.58 -51.27 50.00 MM FED PUD 4 - 14255 PR-UD 0.00 382.94 0.00 756.46 836.53 511.80 726.90 354.29 -48.82 50.00 MONAGHAN QY FED PrUD 12 - 1 PR-UD 0.00 277.61 0.00 548.39 606.44 363.65 726.90 64.28 -20.82 50.00 MONAGHAN QY FED PrUD 15 - 1 PR-UD 0.00 276.26 0.00 545.73 603.50 361.07 726.90 61.25 -19.95 50.00 MONAGHAN QY FED PrUD 16 - 1 PR-UD 0.00 276.10 0.00 545.40 603.14 360.76 726.90 60.87 -19.84 50.00 MONAGHAN QY FED PrUD 17 - 1 PR-UD 0.00 275.92 0.00 545.06 602.75 360.42 726.90 60.49 -19.73 50.00 MONAGHAN QY FED PrUD 6 - 13 PR-UD 0.00 274.75 0.00 542.73 600.19 358.19 726.90 57.84 -19.03 50.00 MONAGHAN QY FED PrUD 6 - 15 PR-UD 0.00 274.58 0.00 542.40 599.82 357.87 726.90 57.45 -18.93 50.00 MONAGHAN QY FED PrUD 9 - 13 PR-UD 0.00 274.40 0.00 542.05 599.43 357.54 726.90 57.04 -18.82 50.00 MONAGHAN QY FED PUD 10 - 1:: PR-UD 0.00 314.49 0.00 621.23 686.99 447.19 726.90 134.14 -113.59 50.00 MONAGHAN QY FED PUD 14 - 1:: PR-UD 0.00 314.40 0.00 621.07 686.82 446.96 726.90 134.03 -112.97 50.00 MONAGHAN QY FED PUD 18 - 1:: PR-UD 0.00 314.32 0.00 620.91 686.64 446.73 726.90 133.92 -112.35 50.00 MONAGHAN QY FED PUD 2 - 13E PR-UD 0.00 313.74 0.00 619.76 685.37 445.11 726.90 133.12 -108.09 50.00 MONAGHAN QY FED PUD 5 - 13E PR-UD 0.00 313.66 0.00 619.60 685.19 444.89 726.90 133.01 -107.49 50.00 MONAGHAN QY FED PUD 7 - 13E PR-UD 0.00 312.99 0.00 618.28 683.73 443.03 726.90 132.07 -102.88 50.00 MONAGHAN QY FED PUD 8 - 13E PR-UD 0.00 312.91 0.00 618.11 683.54 442.80 726.90 131.96 -102.31 50.00 MOUNTAIN VR FED COM PrUD 2 PR-UD 0.00 363.90 0.00 718.84 794.93 453.80 726.90 333.07 -6.95 50.00 23

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMct) Oil Gas Other MOUNTAIN VR FED COM PUD 3 PR-UD 0.00 414.20 0.00 818.21 904.82 544.63 726.90 451.50 -27.06 50.00 MOUNTAIN VR FED COM PUD 5 PR-UD 0.00 412.48 0.00 814.82 901.07 541.10 726.90 447.89 -25.37 50.00 NICHOLS DRAW FED PrUD 1 - 14 PR-UD 0.00 206.71 0.00 408.33 451.56 269.23 606.43 -15.78 -14.34 50.00 NICHOLS DRAW FED PrUD 3 - 14 PR-UD 0.00 205.47 0.00 405.88 448.85 266.96 606.43 -18.66 -13.75 50.00 NICHOLS DRAW FED PUD 2 - 144 PR-UD 0.00 243.20 0.00 480.41 531.27 349.27 606.43 55.98 -94.58 50.00 O'CONNEL FED COM PrUD 1 - 15. PR-UD 0.00 153.94 0.00 304.09 336.28 185.64 595.86 -141.14 -4.78 50.00 O'CONNEL FED COM PrUD 3 - 15 PR-UD 0.00 153.35 0.00 302.92 334.99 184.78 595.86 -142.73 -4.74 50.00 O'CONNEL FED COM PrUD 4 - 15. PR-UD 0.00 151.30 0.00 298.87 330.51 181.80 595.86 -148.28 -4.61 50.00 O'CONNELL VX FED PrUD 3 - 144 PR-UD 0.00 206.27 0.00 407.46 450.60 256.96 676.93 -75.83 -8.05 50.00 O'CONNELL VX FED PUD 1 - 138i PR-UD 0.00 266.00 0.00 525.45 581.07 373.02 676.93 56.57 -66.03 50.00 PAUL HICKS FED PrUD 1 - 14388 PR-UD 0.00 237.51 0.00 469.18 518.84 318.28 687.06 -17.32 -25.45 50.00 PAULETTE PV STATE PrUD 1 - 14 PR-UD 0.00 279.62 0.00 552.36 610.83 361.90 726.90 74.40 -16.92 50.00 PAULETTE PV STATE PrUD 3 - 14 PR-UD 0.00 279.44 0.00 551.99 610.43 361.55 726.90 73.97 -16.82 50.00 PECOS RIVER FED PUD 1 - 14241 PR-UD 0.00 380.15 0.00 750.95 830.44 505.85 726.90 348.63 -43.54 50.00 PECOS STATE 16 PrUD 3 - 15342 PR-UD 0.00 147.94 0.00 292.25 323.18 177.84 590.61 -153.02 -4.59 50.00 PECOS STATE 16 PrUD 4 - 15343 PR-UD 0.00 145.80 0.00 288.00 318.49 174.75 590.61 -158.86 -4.47 50.00 PECOS STATE 16 PUD 1 - 15340 PR-UD 0.00 221.32 0.00 437.20 483.48 309.51 590.61 20.57 -49.62 50.00 PECOS STATE 16 PUD 2 - 15341 PR-UD 0.00 221.24 0.00 437.04 483.30 309.31 590.61 20.42 -49.35 50.00 PENJACK FED PrUD 2 - 14281 PR-UD 0.00 314.11 0.00 620.49 686.18 390.44 718.72 197.51 -8.38 50.00 PENJACK FED PrUD 5 - 14284 PR-UD 0.00 313.84 0.00 619.96 685.58 390.01 718.72 196.81 -8.33 50.00 PENJACK FED PUD 1 - 14280 PR-UD 0.00 375.80 0.00 742.35 820.93 496.98 723.97 342.33 -36.92 50.00 PENJACK FED PUD 6 - 14285 PR-UD 0.00 369.27 0.00 729.45 806.67 486.60 718.72 330.80 -33.44 50.00 PJ FED COM PrUD 2 - 14343 PR-UD 0.00 152.12 0.00 300.50 332.31 186.57 356.80 89.43 -3.08 50.00 PJ FED COM PrUD 3 - 14344 PR-UD 0.00 151.96 0.00 300.18 331.96 186.33 356.80 89.01 -3.07 50.00 PLAINS QN COM PrUD 1 - 15485 PR-UD 0.00 75.50 0.00 149.15 164.93 86.58 359.09 -131.59 -1.90 50.00 PLAINS QN COM PrUD 5 - 15399 PR-UD 0.00 104.37 0.00 206.16 227.99 121.29 420.60 -107.74 -2.29 50.00 PLAINS QN COM PrUD 8 - 15460 PR-UD 0.00 103.72 0.00 204.88 226.57 120.44 420.60 -109.59 -2.28 50.00 PLAINS QN COM PUD 1 - 15393 PR-UD 0.00 183.58 0.00 362.64 401.02 248.07 452.50 63.09 -24.10 50.00 PLAINS QN COM PUD 2 - 15396 PR-UD 0.00 174.14 0.00 343.99 380.40 233.87 420.60 69.92 -20.49 50.00 PLAINS QN COM PUD 3 - 15397 PR-UD 0.00 174.06 0.00 343.83 380.23 233.70 420.60 69.76 -20.38 50.00 PLAINS QN COM PUD 7 - 15401 PR-UD 0.00 173.75 0.00 343.22 379.55 233.04 420.60 69.13 -19.94 50.00 POWERS OL FED PrUD 3 - 15377 PR-UD 0.00 137.79 0.00 272.19 301.01 161.94 519.21 -107.95 -3.08 50.00 POWERS OL FED PrUD 4 - 15378 PR-UD 0.00 137.46 0.00 271.54 300.29 161.49 519.21 -108.88 -3.07 50.00 POWERS OL FED PrUD 7 - 15381 PR-UD 0.00 137.11 0.00 270.85 299.52 161.01 519.21 -109.85 -3.06 50.00 POWERS OL FED PUD 1 - 15371 PR-UD 0.00 215.85 0.00 426.40 471.54 292.09 519.21 86.62 -29.31 50.00 24

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other POWERS OL FED PUD 10 - 15384 PR-UD 0.00 215.42 0.00 425.53 470.58 291.12 519.21 85.78 -28.54 50.00 POWERS OL FED PUD 5 - 15379 PR-UD 0.00 215.33 0.00 425.36 470.39 290.92 519.21 85.60 -28.38 50.00 POWERS OL FED PUD 6 - 15380 PR-UD 0.00 215.24 0.00 425.17 470.18 290.72 519.21 85.42 -28.23 50.00 POWERS OL FED PUD 8 - 15382 PR-UD 0.00 214.87 0.00 424.45 469.39 289.93 519.21 84.70 -27.62 50.00 POWERS OL FED PUD 9 - 15383 PR-UD 0.00 214.78 0.00 424.28 469.19 289.73 519.21 84.52 -27.46 50.00 PZ FED PrUD 2 - 14260 PR-UD 0.00 335.67 0.00 663.08 733.27 423.89 726.90 245.57 -11.93 50.00 PZ FED PrUD 4 - 14347 PR-UD 0.00 333.77 0.00 659.33 729.13 420.74 726.90 240.82 -11.46 50.00 PZ FED PrUD 5 - 14348 PR-UD 0.00 333.52 0.00 658.84 728.58 420.33 726.90 240.19 -11.40 50.00 PZ FED PUD 1 - 14259 PR-UD 0.00 379.87 0.00 750.40 829.84 505.27 726.90 348.07 -43.06 50.00 PZ FED PUD 6 - 14349 PR-UD 0.00 379.05 0.00 748.77 828.03 503.54 726.90 346.35 -41.68 50.00 RAILROAD STATE PrUD 2 - 1443( PR-UD 0.00 177.01 0.00 349.67 386.68 232.63 555.64 -51.92 -14.02 50.00 RAILROAD STATE PUD 3 - 14431 PR-UD 0.00 209.13 0.00 413.12 456.85 304.58 555.64 9.74 -92.85 50.00 RAILROAD STATE PUD 4 - 14432 PR-UD 0.00 209.07 0.00 413.00 456.72 304.41 555.64 9.67 -92.34 50.00 RED ROCK FED PrUD 2 - 15338 PR-UD 0.00 168.29 0.00 332.44 367.63 199.59 595.15 -94.66 -3.79 50.00 RED ROCK NB FED PrUD 1 - 1531 PR-UD 0.00 194.13 0.00 383.48 424.07 234.00 636.04 -62.49 -4.83 50.00 RED ROCK NB FED PrUD 2 - 1531 PR-UD 0.00 193.82 0.00 382.87 423.40 233.54 636.04 -63.32 -4.81 50.00 RED ROCK NB FED PrUD 3 - 1531 PR-UD 0.00 191.72 0.00 378.73 418.82 230.46 636.04 -68.95 -4.67 50.00 RED ROCK NB FED PrUD 4 - 1531 PR-UD 0.00 191.42 0.00 378.13 418.16 230.02 636.04 -69.77 -4.66 50.00 RED ROCK NB FED PUD 6 - 153Y PR-UD 0.00 268.97 0.00 531.33 587.57 367.00 636.04 115.86 -43.03 50.00 REDMAN OY STATE PrUD 1 - 138 PR-UD 0.00 285.58 0.00 564.13 623.85 367.03 726.90 94.05 -15.01 50.00 REDMAN OY STATE PrUD 3 - 138 PR-UD 0.00 285.39 0.00 563.77 623.45 366.70 726.90 93.61 -14.93 50.00 REDMAN OY STATE PrUD 5 - 138 PR-UD 0.00 285.20 0.00 563.38 623.02 366.35 726.90 93.15 -14.85 50.00 REDMAN OY STATE PrUD 7 - 138 PR-UD 0.00 283.37 0.00 559.76 619.02 363.41 726.90 88.47 -14.40 50.00 REDMAN OY STATE PrUD 8 - 138 PR-UD 0.00 282.98 0.00 559.00 618.17 362.71 726.90 87.56 -14.25 50.00 REDMAN OY STATE PUD 2 - 1381 PR-UD 0.00 328.94 0.00 649.78 718.56 459.57 726.90 181.87 -87.68 50.00 RI FED PrUD 1 - 15350 PR-UD 0.00 135.67 0.00 267.99 296.36 163.86 587.88 -187.39 -4.83 50.00 RI FED PUD 3 - 15352 PR-UD 0.00 205.82 0.00 406.57 449.61 291.98 587.88 -23.69 -53.37 50.00 RIVER BRIDGE UX STATE PrUD PR-UD 0.00 368.26 0.00 727.46 804.47 455.97 726.90 349.06 -4.98 50.00 RIVER BRIDGE UX STATE PrUD PR-UD 0.00 311.02 0.00 614.39 679.42 378.42 639.82 275.57 -2.66 50.00 RIVER BRIDGE UX STATE PrUD : PR-UD 0.00 300.86 0.00 594.31 657.22 368.64 640.59 242.30 -4.24 50.00 RIVER BRIDGE UX STATE PUD 4 PR-UD 0.00 371.90 0.00 734.65 812.41 478.97 639.82 428.27 -9.06 50.00 RIVER BRIDGE UX STATE PUD 5 PR-UD 0.00 371.75 0.00 734.35 812.09 478.69 639.82 427.93 -9.01 50.00 ROSE CANNON AOR COM PrUD PR-UD 0.00 186.09 0.00 367.61 406.52 227.10 409.96 137.06 -2.67 50.00 ROSE FED PrUD 12 - 14499 PR-UD 0.00 198.09 0.00 391.31 432.73 245.07 658.69 -79.73 -7.14 50.00 ROSE FED PrUD 2 - 14479 PR-UD 0.00 261.80 0.00 517.16 571.91 339.37 726.90 22.80 -16.72 50.00 25

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other ROSE FED PrUD 3 - 14522 PR-UD 0.00 261.62 0.00 516.81 571.52 339.04 726.90 22.38 -16.63 50.00 ROSE FED PrUD 5 - 14598 PR-UD 0.00 261.44 0.00 516.44 571.11 338.70 726.90 21.94 -16.54 50.00 ROSE FED PrUD 6 - 14462 PR-UD 0.00 260.14 0.00 513.88 568.27 336.33 726.90 18.92 -15.94 50.00 ROSE FED PrUD 7 - 14540 PR-UD 0.00 259.96 0.00 513.51 567.87 335.99 726.90 18.49 -15.86 50.00 ROSE FED PrUD 8 - 14545 PR-UD 0.00 197.84 0.00 390.81 432.18 244.67 658.69 -80.38 -7.10 50.00 ROSE FED PrUD 9 - 14601 PR-UD 0.00 196.09 0.00 387.36 428.36 241.92 658.69 -84.89 -6.87 50.00 ROSE FED PUD 1 - 14516 PR-UD 0.00 304.65 0.00 601.80 665.50 432.94 726.90 107.46 -104.27 50.00 ROSE FED PUD 13 - 15310 PR-UD 0.00 246.50 0.00 486.94 538.48 342.80 636.04 46.59 -52.14 50.00 ROSE FED PUD 4 - 14460 PR-UD 0.00 304.56 0.00 601.63 665.32 432.71 726.90 107.34 -103.69 50.00 ROWLAND RN PUD 1 - 15394 PR-UD 0.00 166.98 0.00 329.86 364.77 225.82 420.60 48.21 -22.04 50.00 ROWLAND RN PUD 2 - 15395 PR-UD 0.00 166.91 0.00 329.71 364.61 225.66 420.60 48.06 -21.93 50.00 S. ALKALI FED PrUD 1 - 14490 PR-UD 0.00 271.31 0.00 535.94 592.68 346.82 726.90 54.90 -13.46 50.00 S. ALKALI LK FED PrUD 1 - 1450, PR-UD 0.00 256.68 0.00 507.04 560.71 331.25 726.90 9.60 -15.36 50.00 S. ALKALI LK FED PrUD 2 - 1447, PR-UD 0.00 256.48 0.00 506.65 560.28 330.89 726.90 9.14 -15.27 50.00 SAGEBRUSH TY COM PrUD 10 - PR-UD 0.00 75.14 0.00 148.43 164.15 86.13 359.09 -132.64 -1.89 50.00 SAGEBRUSH TY COM PrUD 4 - 1: PR-UD 0.00 72.60 0.00 143.41 158.59 82.95 359.09 -140.04 -1.88 50.00 SAGEBRUSH TY COM PrUD 7 - 1: PR-UD 0.00 72.23 0.00 142.68 157.78 82.49 359.09 -141.12 -1.88 50.00 SAGEBRUSH TY COM PrUD 9 - 1: PR-UD 0.00 71.84 0.00 141.91 156.93 82.01 359.09 -142.26 -1.87 50.00 SAGEBRUSH TY COM PUD 1 - 15 PR-UD 0.00 163.84 0.00 323.65 357.91 217.89 388.71 74.95 -15.98 50.00 SAGEBRUSH TY COM PUD 10 - 1 PR-UD 0.00 143.41 0.00 283.30 313.28 192.77 359.09 44.72 -17.02 50.00 SAGEBRUSH TY COM PUD 2 - 15 PR-UD 0.00 143.14 0.00 282.77 312.70 192.20 359.09 44.17 -16.65 50.00 SEC 16 PrUD 1 - 15359.5 PR-UD 0.00 239.19 0.00 472.50 522.52 311.65 726.90 -43.53 -16.81 50.00 SEC 16 PrUD 2 - 15360.5 PR-UD 0.00 239.02 0.00 472.15 522.13 311.33 726.90 -43.95 -16.73 50.00 SEC 32 PrUD 1 - 14496.5 PR-UD 0.00 238.83 0.00 471.78 521.72 310.98 726.90 -44.37 -16.63 50.00 SEC 32 PrUD 2 - 15354.5 PR-UD 0.00 237.39 0.00 468.94 518.58 308.32 726.90 -47.70 -15.96 50.00 SKINNY QO STATE PrUD 2 - 1453 PR-UD 0.00 276.73 0.00 546.66 604.52 349.68 726.90 74.60 -10.97 50.00 SKINNY QO STATE PrUD 3 - 1448 PR-UD 0.00 275.20 0.00 543.63 601.18 347.06 726.90 70.86 -10.59 50.00 SKINNY QO STATE PUD 1 - 14482 PR-UD 0.00 330.95 0.00 653.76 722.97 460.40 726.90 189.42 -81.06 50.00 SKINNY QO STATE PUD 4 - 14541 PR-UD 0.00 330.31 0.00 652.48 721.55 458.72 726.90 188.42 -78.03 50.00 SMERNOFF NL STATE COM PrUE PR-UD 0.00 178.73 0.00 353.05 390.43 214.66 616.40 -87.59 -4.56 50.00 SMERNOFF NL STATE COM PrUE PR-UD 0.00 178.41 0.00 352.43 389.74 214.20 616.40 -88.44 -4.54 50.00 SMERNOFF NL STATE COM PUD PR-UD 0.00 254.37 0.00 502.48 555.67 348.30 616.40 93.44 -42.94 50.00 SMERNOFF NL STATE COM PUD PR-UD 0.00 253.98 0.00 501.70 554.81 347.40 616.40 92.71 -42.01 50.00 SMERNOFF NL STATE PrUD 3 - 1, PR-UD 0.00 82.80 0.00 163.56 180.87 95.29 380.64 -131.50 -2.04 50.00 SPRING FED COM PUD 1 - 15318 PR-UD 0.00 244.84 0.00 483.66 534.86 339.43 624.53 54.56 -49.61 50.00 26

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil Gas Other SPRINGER TK STATE COM PrUD PR-UD 0.00 270.27 0.00 533.90 590.41 341.72 726.90 55.69 -11.10 50.00 SPRINGER TK STATE COM PrUD PR-UD 0.00 271.93 0.00 537.18 594.04 343.32 726.90 61.00 -10.82 50.00 SPRINGER TK STATE COM PrUD PR-UD 0.00 270.41 0.00 534.17 590.71 340.71 726.90 57.27 -10.45 50.00 SPRINGER TK STATE COM PrUD PR-UD 0.00 269.96 0.00 533.28 589.73 339.95 726.90 56.16 -10.34 50.00 SPRINGER TK STATE COM PUD z PR-UD 0.00 324.55 0.00 641.12 708.99 452.50 726.90 170.70 -82.12 50.00 SPRINGER TK STATE COM PUD ' PR-UD 0.00 326.73 0.00 645.41 713.73 454.66 726.90 177.59 -79.88 50.00 STANCEL FED PrUD 2 - 14485 PR-UD 0.00 216.38 0.00 427.44 472.68 270.22 695.67 -65.77 -8.59 50.00 STANCEL FED PrUD 3 - 14536 PR-UD 0.00 216.15 0.00 426.97 472.17 269.84 695.67 -66.36 -8.55 50.00 STANCEL FED PrUD 5 - 14544 PR-UD 0.00 214.24 0.00 423.21 468.01 266.73 695.67 -71.18 -8.23 50.00 STANCEL FED PUD 1 - 14528 PR-UD 0.00 276.58 0.00 546.36 604.19 388.12 695.67 66.76 -70.38 50.00 STANCEL FED PUD 4 - 13860 PR-UD 0.00 276.39 0.00 545.97 603.77 387.64 695.67 66.44 -69.59 50.00 STATE 16-3 PrUD 1 - 14387 PR-UD 0.00 250.86 0.00 495.55 548.01 332.84 690.55 20.17 -23.29 50.00 STEWART FED PrUD 1 - 14375 PR-UD 0.00 254.03 0.00 501.81 554.93 344.20 721.27 -8.73 -32.54 50.00 STEWART FED PrUD 3 - 14377 PR-UD 0.00 252.92 0.00 499.61 552.50 341.88 721.27 -11.04 -31.15 50.00 SU FED PrUD 3 - 14225 PR-UD 0.00 298.41 0.00 589.47 651.87 382.14 726.90 132.30 -16.42 50.00 SU FED PrUD 4 - 14226 PR-UD 0.00 296.62 0.00 585.94 647.97 379.11 726.90 127.90 -15.75 50.00 SU FED PrUD 5 - 14227 PR-UD 0.00 296.40 0.00 585.50 647.48 378.73 726.90 127.35 -15.67 50.00 SU FED PrUD 6 - 14228 PR-UD 0.00 296.16 0.00 585.04 646.97 378.34 726.90 126.77 -15.59 50.00 SU FED PrUD 7 - 14229 PR-UD 0.00 294.55 0.00 581.86 643.45 375.64 726.90 122.77 -15.03 50.00 SU FED PrUD 8 - 14230 PR-UD 0.00 294.21 0.00 581.18 642.71 375.06 726.90 121.93 -14.92 50.00 SU FED PUD 1 - 14223 PR-UD 0.00 340.77 0.00 673.15 744.40 462.73 726.90 227.92 -63.07 50.00 SUMMERS COM PrUD 20 - 14299 PR-UD 0.00 313.57 0.00 619.42 684.99 389.58 718.72 196.11 -8.30 50.00 SUMMERS COM PrUD 22 - 14302 PR-UD 0.00 344.67 0.00 680.85 752.93 427.21 726.90 279.67 -6.78 50.00 SUMMERS COM PrUD 23 - 15272 PR-UD 0.00 344.39 0.00 680.31 752.33 426.78 726.90 278.96 -6.75 50.00 SUMMERS COM PrUD 24 - 14297 PR-UD 0.00 311.64 0.00 615.60 680.77 386.55 718.72 191.10 -8.03 50.00 SUMMERS COM PrUD 7 - 14198 PR-UD 0.00 344.11 0.00 679.75 751.70 426.33 726.90 278.22 -6.72 50.00 SUMMERS COM PUD 17 - 14295 PR-UD 0.00 357.54 0.00 706.29 781.05 464.88 640.59 381.87 -17.54 50.00 SUMMERS COM PUD 21 - 14300 PR-UD 0.00 370.97 0.00 732.82 810.39 490.03 718.72 334.46 -35.59 50.00 SUMMERS COM PUD 23 - 14298 PR-UD 0.00 370.83 0.00 732.53 810.08 489.74 718.72 334.15 -35.40 50.00 SUN FED PUD 1 - 14420 PR-UD 0.00 233.30 0.00 460.85 509.64 341.89 619.30 9.29 -115.13 50.00 SUN FED PUD 2 - 14421 PR-UD 0.00 233.23 0.00 460.72 509.50 341.70 619.30 9.22 -114.50 50.00 SUN FED PUD 3 - 14422 PR-UD 0.00 233.17 0.00 460.60 509.36 341.51 619.30 9.14 -113.88 50.00 SUZANNE FED PrUD 3 - 14352 PR-UD 0.00 156.44 0.00 309.03 341.74 190.23 352.23 108.31 -2.20 50.00 SUZANNE FED PrUD 6 - 14355 PR-UD 0.00 156.12 0.00 308.39 341.04 189.75 352.23 107.45 -2.18 50.00 TECICLA MD FED PrUD 2 - 14476 PR-UD 0.00 261.88 0.00 517.31 572.07 330.42 726.90 32.06 -10.70 50.00 27

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 9 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Oil (Mbbl) Gas (MMcf) Oil (M$) Gas (M$) Other (M$) TECKLA MD FED PUD 1 - 14513 PR-UD 0.00 317.97 0.00 628.11 694.60 444.13 726.90 151.69 -81.98 50.00 TECKLA MD FED PUD 3 - 14517 PR-UD 0.00 317.88 0.00 627.93 694.40 443.89 726.90 151.55 -81.55 50.00 TECKLA MD FED PUrD 5 - 14523 PR-UD 0.00 261.66 0.00 516.88 571.59 330.05 726.90 31.52 -10.65 50.00 THOMAS LN FED PrUD 1 - 15372 PR-UD 0.00 134.39 0.00 265.47 293.57 157.32 519.21 -117.50 -2.99 50.00 THOMAS LN FED PrUD 2 - 15373 PR-UD 0.00 134.02 0.00 264.74 292.77 156.83 519.21 -118.54 -2.98 50.00 THOMAS LN FED PrUD 3 - 15375 PR-UD 0.00 131.46 0.00 259.69 287.18 153.41 519.21 -125.76 -2.92 50.00 THOMAS LN FED PUD 4 - 15376 PR-UD 0.00 214.69 0.00 424.10 468.99 289.53 519.21 84.35 -27.32 50.00 TROUT FED COM PrUD 2 - 15404 PR-UD 0.00 91.31 0.00 180.38 199.47 106.77 420.60 -147.52 -2.60 50.00 TROUT FED COM PrUD 3 - 15405 PR-UD 0.00 91.01 0.00 179.78 198.82 106.37 420.60 -148.38 -2.59 50.00 TYRELL FED COM PrUD 1 - 1433 PR-UD 0.00 160.58 0.00 317.21 350.78 199.20 406.50 62.28 -4.85 50.00 UNRUH AFF FED COM PUD 1 - 1L PR-UD 0.00 428.49 0.00 846.43 936.03 554.69 726.90 500.87 -11.34 50.00 VANCE A FED PrUD 1 - 14409 PR-UD 0.00 241.09 0.00 476.25 526.66 311.46 637.02 54.43 -14.18 50.00 VANCE A FED PUD 2 - 14410 PR-UD 0.00 280.24 0.00 553.58 612.18 396.16 637.02 132.58 -92.31 50.00 VANCE FED PrUD 4 - 14411 PR-UD 0.00 199.48 0.00 394.05 435.76 264.89 630.69 -65.77 -18.23 50.00 VANCE FED PrUD 5 - 15218 PR-UD 0.00 199.34 0.00 393.77 435.45 264.62 630.69 -66.08 -18.13 50.00 VANCE FED PrUD 7 - 15216 PR-UD 0.00 198.20 0.00 391.51 432.96 262.42 630.69 -68.63 -17.38 50.00 VANCE FED PUD 3 - 14413 PR-UD 0.00 234.12 0.00 462.48 511.43 345.52 630.69 -2.30 -126.13 50.00 WHEELER AEE FED PrUD 2 - 152i PR-UD 0.00 275.92 0.00 545.05 602.75 370.47 726.90 50.44 -31.56 50.00 WHEELER AEE FED PrUD 4 - 152i PR-UD 0.00 274.77 0.00 542.78 600.24 368.10 726.90 48.02 -30.21 50.00 WHEELER AFE FED PrUD 1 - 143( PR-UD 0.00 274.63 0.00 542.50 599.93 367.81 726.90 47.73 -30.05 50.00 WHEELER AFE FED PrUD 3 - 143( PR-UD 0.00 273.47 0.00 540.22 597.40 365.44 726.90 45.28 -28.79 50.00 Total 0.00 116,568.52 0.00 230,268.27 254,643.98 150,822.87 278,010.08 56,079.31 -9,895.12 50.00 Probable Rsv Class Total 0.00 116,568.52 0.00 230,268.27 254,643.98 150,822.87 278,010.08 56,079.31 -9,895.12 50.00 Grand Total Total 163.01 174,65033 6,096.18 344,276.71 375,786.29 261,211.90 359,961.05 104,986.24 200.05 50.00 28

Gross Ultimates, Interests & Prices

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Reserve Lease Name Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal Proved Reserve Class Producing Reserve Category *STEVENS PUDCO #1 P-DP 0.50 185.69 0.39 157.83 0.108 27.86 0.00670000 0.00536000 ABO VT FEDERAL 001 P-DP 1.30 1,288.29 0.98 393.69 0.318 894.60 1.00000000 0.78124960 ADELL UJ FEDERAL COM 001 - 001 P-DP 0.68 815.41 0.56 225.14 0.118 590.27 1.00000000 0.82187500 ALKALI FEDERAL 001 - 001 P-DP 0.38 474.50 0.11 45.10 0.265 429.41 0.99400000 0.76847452 ALKALI FEDERAL 003 - 003 P-DP 0.40 559.04 0.14 54.98 0.264 504.06 0.99400000 0.76847452 ALKALI FEDERAL 008 - 008 P-DP 0.47 223.59 0.26 103.66 0.216 119.93 0.99200000 0.76659000 ALKALI FEDERAL 009 - 009 P-DP 0.14 270.91 0.08 33.78 0.060 237.13 0.99200000 0.76659000 ALKALI FEDERAL COM 002 - 002 P-DP 0.30 579.61 0.11 43.46 0.190 536.15 0.99250000 0.76691250 ALKALI FEDERAL COM 006 - 006 P-DP 0.83 927.16 0.31 123.20 0.520 803.96 0.99400000 0.76806750 ALKALI FEDERAL COM 011 - 011 P-DP 0.21 387.04 0.15 60.21 0.058 326.83 0.99250000 0.76691250 ANDREW UU 001 - 001 P-DP 0.00 43.00 0.00 0.00 0.001 43.00 1.00000000 0.79687520 ATKINS 001 - 001 P-DP 0.33 712.60 0.21 84.61 0.118 627.99 0.47343750 0.38361329 BEARD FEDERAL 001 - 001 P-DP 0.01 20.24 0.00 0.00 0.011 20.24 0.87500000 0.72350854 BEAVERS FEE #001 - 001 P-DP 0.83 1,144.80 0.60 239.44 0.231 905.36 1.00000000 0.75000000 BENEDICT FEDERAL COM 001 - 001 P-DP 0.20 338.04 0.12 49.40 0.077 288.64 0.75003120 0.62152304 BISHOP RY COM 001 - 001 P-DP 0.25 476.87 0.13 50.60 0.125 426.27 0.62500000 0.53906250 BITTER LAKE PX STATE - Lse Summary P-DP 0.38 1,070.00 0.00 0.00 0.377 1,070.00 1.00000000 0.87500000 BLYTHE SV 001 - 001 P-DP 0.09 480.74 0.07 28.36 0.019 452.38 0.97767870 0.81248880 BO FEDERAL #001 - 001 P-DP 0.13 259.34 0.09 36.24 0.040 223.10 1.00000000 0.75000000 BOBWHITE BBH DEEP FEDERAL COM 001 P-DP 0.75 494.15 0.53 211.85 0.220 282.30 1.00000000 0.87500000 BRADEN FEDERAL 001 - 001 P-DP 0.57 498.44 0.25 99.77 0.321 398.68 1.00000000 0.62500000 BURROGRASS ABG FEDERAL COM 001 - 001 P-DP 0.35 349.39 0.28 110.00 0.074 239.39 0.50000000 0.42000000 CAMACK FEDERAL 003 - 003 P-DP 0.27 421.96 0.16 65.21 0.112 356.74 0.99200000 0.78190250 CAMACK FEDERAL 010 - 010 P-DP 0.02 160.24 0.01 5.02 0.003 155.22 0.99000000 0.78061536 CAMACK FEDERAL COM 006 - 006 P-DP 0.28 485.74 0.13 53.55 0.144 432.18 0.86750000 0.72687500 CAMACK FEDERAL COM 007 - 007 P-DP 0.70 914.36 0.45 178.94 0.256 735.42 0.84230000 0.67263680 CAMACK FEDERAL COM 008 - 008 P-DP 0.48 990.08 0.29 116.11 0.189 873.97 1.00000000 0.76375000 CAMACK FEDERAL COM 009 - 009 P-DP 0.59 1,065.72 0.43 173.46 0.153 892.26 0.96598000 0.86588180 CANNER AUF STATE COM 001 P-DP 1.95 1,348.26 0.06 25.58 1.881 1,322.68 0.69395910 0.57641110 CANNER AUF STATE COM 002 P-DP 0.60 666.61 0.05 19.99 0.555 646.62 0.69395910 0.57641110 CANNON XF 001 - 001 P-DP 0.11 304.79 0.08 33.25 0.027 271.54 0.50000000 0.42000010 CAUDILL FEDERAL COM 001 - 001 P-DP 0.51 409.09 0.39 154.75 0.126 254.34 1.00000000 0.87500000 CAUDILL RZ 002 - 002 P-DP 0.90 2,203.15 0.18 71.88 0.725 2,131.28 0.99882813 0.86845260 CAUDILL RZ 003 - 003 P-DP 1.02 1,898.72 0.51 203.96 0.512 1,694.76 1.00000000 0.87500000 CAUDILL RZ 004 - 004 P-DP 0.59 1,989.99 0.18 73.20 0.411 1,916.79 0.92265626 0.79627870 CAUDILL RZ 005 - 005 P-DP 0.38 929.59 0.29 116.12 0.089 813.47 1.00000000 0.87500000 CAUDILL RZ COM 006 - 006 P-DP 0.04 162.44 0.03 10.62 0.018 151.82 1.00000000 0.87500000 CAUDILL RZ COM 007 - 007 P-DP 0.08 685.62 0.00 0.89 0.077 684.74 1.00000000 0.83267060 1

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Reserve Lease Name Category Ultimate Oil (MBbls) Ultimate Gas (M.Mcf) Rem Oil (MBbls) Rem Gas (M.Mcf) Cum Oil (MBbls) Cum Gas (M.Mcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal CHAVES A 17 FEDERAL COM #005 (17-5) - 00 P-DP 0.47 267.67 0.33 132.49 0.138 135.17 0.97500000 0.73125000 CHAVES A FEDERAL #001 (21-1) (ABO) - 001 P-DP 0.21 1,010.50 0.16 63.92 0.050 946.58 1.00000000 0.75000000 CHAVES A FEDERAL #001 (21-1) (WFCMP) - P-DP 0.05 521.95 0.03 12.15 0.017 509.80 1.00000000 0.75000000 CHAVES A FEDERAL #002 (17-2) - 002 P-DP 0.32 1,142.76 0.24 96.60 0.080 1,046.16 1.00000000 0.75000000 CHAVES A FEDERAL #003 (21-3) (ABO) - 003 P-DP 0.17 244.06 0.13 51.95 0.041 192.11 1.00000000 0.83075000 CHAVES A FEDERAL #003 (21-3) (PENN) - 00: P-DP 0.17 478.06 0.05 19.76 0.122 458.29 1.00000000 0.84500000 CHAVES A FEDERAL #004 (21-4) - 004 P-DP 0.08 195.72 0.06 24.83 0.022 170.89 1.00000000 0.75000000 CHAVES A FEDERAL #006 (21-6) - 006 P-DP 0.43 285.57 0.32 128.49 0.108 157.07 0.97500000 0.73125000 CITIES UO FEDERAL 001 - 001 P-DP 0.32 395.56 0.25 98.08 0.074 297.48 1.00000000 0.87500000 CLEO ANC COM 001 - 001 P-DP 0.26 243.46 0.17 68.08 0.085 175.38 0.91666650 0.75104150 COBIE-EBEID FEDERAL 001 - 001 P-DP 0.30 635.59 0.14 55.58 0.161 580.01 0.69406250 0.48584375 COBIE-EBEID FEDERAL COM 002 - 002 P-DP 0.30 358.93 0.16 64.14 0.138 294.79 0.69781250 0.54833203 COBRA AXK STATE COM 001 - 001 P-DP 0.90 525.30 0.53 211.43 0.373 313.87 0.96598000 0.86588180 COBRA AXK STATE COM 002 - 002 P-DP 0.21 218.50 0.17 69.58 0.040 148.92 0.90966964 0.81068650 COMANCHE HILL 18 FED #001 - 001 P-DP 0.45 362.95 0.37 149.09 0.075 213.86 1.00000000 0.87500000 COMER 001 - 001 P-DP 0.17 328.48 0.11 45.35 0.054 283.13 0.99496000 0.77527360 COMER 002 - 002 P-DP 0.57 1,443.27 0.35 138.15 0.225 1,305.12 0.96346000 0.74609670 COMER 003 - 003 P-DP 0.28 381.77 0.19 76.37 0.088 305.40 0.99400000 0.76806750 COMER 004 - 004 P-DP 0.76 804.93 0.44 174.03 0.328 630.90 0.99496000 0.77527360 COYOTE DRAW FEDERAL #001 - 001 P-DP 0.15 215.50 0.13 52.06 0.017 163.44 1.00000000 0.75000000 COYOTE DRAW FEDERAL #002 - 002 P-DP 0.23 258.80 0.19 76.70 0.043 182.10 1.00000000 0.75000000 COYOTE DRAW FEDERAL #003 - 003 P-DP 0.31 518.04 0.23 90.80 0.081 427.24 0.95192476 0.79036518 COYOTE FEDERAL #001 - 001 P-DP 1.22 1,746.61 0.97 387.46 0.248 1,359.15 0.87500000 0.65625000 COYOTE FEDERAL #002 - 002 P-DP 0.14 169.90 0.09 37.81 0.050 132.09 1.00000000 0.75000000 COYOTE FEDERAL #003 - 003 P-DP 0.15 260.53 0.12 47.27 0.034 213.25 1.00000000 0.74480300 COYOTE FEDERAL #004Y - 004Y P-DP 0.12 286.17 0.09 35.50 0.032 250.67 1.00000000 0.75406200 COYOTE FEDERAL #005 - 005 P-DP 0.01 27.00 0.00 0.00 0.007 27.00 0.85000000 0.63750000 DALE FEDERAL 014 - 014 P-DP 0.19 1,317.80 0.14 57.56 0.045 1,260.25 0.97005164 0.69886661 DANA FEDERAL #002 - 002 P-DP 0.41 471.11 0.33 131.01 0.083 340.10 1.00000000 0.75000000 DANA FEDERAL #003 - 003 P-DP 0.02 913.08 0.00 0.00 0.025 913.08 1.00000000 0.75000000 DANA FEDERAL #004 - 004 P-DP 0.01 235.67 0.00 0.00 0.012 235.67 1.00000000 0.75000000 DANA FEDERAL #005 - 005 P-DP 0.00 857.24 0.00 0.00 0.001 857.24 1.00000000 0.75000000 DANNA AYN STATE 001 - 001 P-DP 0.69 1,577.63 0.00 0.00 0.692 1,577.63 1.00000000 0.83333330 DEE OQ STATE 001 - 001 P-DP 1.54 2,398.30 0.32 129.15 1.216 2,269.15 1.00000000 0.84500003 DEE OQ STATE 002 - 002 P-DP 1.06 1,383.29 0.43 171.83 0.632 1,211.46 1.00000000 0.84500000 DEE OQ STATE 003 - 003 P-DP 0.63 1,015.22 0.39 155.83 0.243 859.40 1.00000000 0.84500000 DEE OQ STATE 005 - 005 P-DP 0.80 777.78 0.43 173.14 0.368 604.64 1.00000000 0.84500000 DEE OQ STATE 007 - 007 P-DP 0.50 425.41 0.41 163.43 0.089 261.98 1.00000000 0.84500000 DORIS FEDERAL 001 - 001 P-DP 1.59 1,519.13 0.56 223.39 1.034 1,295.75 0.99400000 0.61631000 DORIS FEDERAL 004 - 004 P-DP 0.06 217.79 0.00 0.00 0.057 217.79 0.99200000 0.61508000 2

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal DORIS RI FEDERAL 004 - 004 P-DP 0.01 75.35 0.01 2.36 0.001 72.99 0.93750000 0.76718750 EAKIN AFB COM 001 - 001 P-DP 0.31 246.10 0.18 72.26 0.128 173.84 1.00000000 0.84875000 EDMONDSON FEDERAL 002 - 002 P-DP 0.80 1,097.16 0.39 156.40 0.409 940.76 0.34019105 0.29766662 EDMONDSON FEDERAL 003 - 003 P-DP 1.06 2,334.93 0.65 261.45 0.411 2,073.48 0.38878906 0.29159180 ETHAN BAW ST #1 001 P-DP 0.08 614.41 0.06 25.64 0.012 588.77 0.73000000 0.60733330 EVERETTE OO FEDERAL 003 - 003 P-DP 0.01 196.76 0.01 2.17 0.001 194.59 1.00000000 0.84500000 EVERETTE OO FEDERAL 005 - 005 P-DP 0.59 771.79 0.31 122.72 0.284 649.07 1.00000000 0.84500000 EVERETTE OO FEDERAL 007 - 007 P-DP 0.62 1,300.01 0.19 74.93 0.430 1,225.08 1.00000000 0.84500000 FEDERAL IX 001 - 001 P-DP 0.21 529.00 0.14 57.22 0.065 471.78 0.12500000 0.10937500 FEDERAL IX 002 - 002 P-DP 1.34 1,434.48 0.62 248.93 0.723 1,185.55 0.12500000 0.10937500 FINCH FEE #001 - 001 P-DP 0.50 849.33 0.35 138.06 0.150 711.27 1.00000000 0.78125000 FOREMAN FEDERAL 001 - 001 P-DP 0.81 1,086.88 0.35 141.59 0.458 945.29 0.99896000 0.78027360 FOREMAN FEDERAL 002 - 002 P-DP 0.24 324.32 0.08 32.59 0.159 291.73 0.99200000 0.64030850 FOREMAN FEDERAL COM 003 - 003 P-DP 0.16 269.35 0.07 29.83 0.088 239.52 0.99400020 0.77181750 FOREMAN FEDERAL COM 004 - 004 P-DP 0.24 286.30 0.08 30.54 0.159 255.76 0.99496000 0.78027360 GENEVA Ul 003 - 003 P-DP 1.02 1,014.17 0.63 252.92 0.390 761.25 0.75000000 0.63000000 GENEVA Ul COM 001 - 001 P-DP 0.57 1,163.25 0.35 141.39 0.220 1,021.86 0.73500000 0.61770820 GENEVA Ul COM 002 - 002 P-DP 1.08 1,705.64 0.76 303.00 0.323 1,402.63 1.00000000 0.83750000 GETTY GC FEDERAL COM 001 - 001 P-DP 0.44 862.97 0.18 72.36 0.256 790.61 0.76533469 0.66434880 GETTY GC FEDERAL COM 002 - 002 P-DP 0.18 364.14 0.12 48.19 0.056 315.95 0.76562499 0.66460940 GETTY PS 17 002 - 002 P-DP 0.43 461.80 0.25 98.00 0.187 363.80 0.97890625 0.80213870 GETTY PS 17 FEDERAL COM 001 - 001 P-DP 0.33 712.77 0.13 52.13 0.202 660.64 0.99296875 0.82588850 GETTY PS 18 FEDERAL 001 - 001 P-DP 0.31 448.86 0.19 74.04 0.120 374.82 1.00000000 0.87500000 GETTY PS 18 FEDERAL 002 - 002 P-DP 0.28 562.82 0.15 60.86 0.129 501.96 1.00000000 0.87500000 GETTY PS 18 FEDERAL 004 P-DP 0.50 519.02 0.40 160.71 0.098 358.31 1.00000000 0.87500000 GETTY PS 18 FEDERAL 005 - 005 P-DP 0.09 161.26 0.07 29.97 0.014 131.29 1.00000000 0.87500000 GETTY PS 18 FEDERAL COM 003 - 003 P-DP 0.24 527.71 0.19 74.20 0.052 453.51 1.00000000 0.87500000 GETTY PS 7 FEDERAL 001 - 001 P-DP 0.53 1,048.56 0.27 106.46 0.266 942.10 1.00000000 0.87500000 GETTY PS 7 FEDERAL 002 - 002 P-DP 0.72 1,256.92 0.26 103.92 0.462 1,153.01 1.00000000 0.87500000 GINGER XZ FEDERAL 001 P-DP 0.02 31.01 0.01 5.07 0.004 25.94 1.00000000 0.82500000 GLOBE MN FEDERAL 001 P-DP 0.23 511.60 0.05 21.22 0.173 490.38 1.00000000 0.87235230 GLOBE MN FEDERAL 003 P-DP 0.48 550.46 0.32 127.82 0.165 422.64 1.00000000 0.86001600 GLOBE MN FEDERAL COM 004 - 004 P-DP 0.44 493.94 0.25 100.57 0.193 393.37 0.99441964 0.82374720 GRAFA RW FEDERAL 001 - 001 P-DP 0.29 365.40 0.16 63.94 0.135 301.47 1.00000000 0.82500000 GRAFA RW FEDERAL 002 - 002 P-DP 0.54 1,252.29 0.15 59.87 0.387 1,192.42 1.00000000 0.85625000 GRAFA RW FEDERAL 004 - 004 P-DP 0.45 224.60 0.21 83.02 0.242 141.58 1.00000000 0.86071430 GRYNBERG LZ STATE 001 - 001 P-DP 0.87 1,550.54 0.17 67.49 0.698 1,483.05 1.00000000 0.91250000 GRYNBERG LZ STATE 003 - 003 P-DP 0.68 1,739.38 0.25 100.47 0.427 1,638.91 1.00000000 0.91250000 GRYNBERG LZ STATE 004 - 004 P-DP 0.50 1,628.42 0.25 98.50 0.257 1,529.92 1.00000000 0.91250000 GRYNBERG LZ STATE 005 - 005 P-DP 0.51 306.83 0.40 159.18 0.114 147.65 1.00000000 0.91250000 3

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMei) Rem Oil (MBbls) Rem Gas (MMei) Cum Oil (MBbls) Cum Gas (MMei) Working Interest Decimal TABLE 10 Revenue Interest Decimal GRYNBERG LZ STATE 006 - 006 P-DP 0.21 245.41 0.16 64.92 0.049 180.48 1.00000000 0.91250000 GRYNBERG LZ STATE 007 <ABO> - 007 P-DP 0.10 256.02 0.02 8.02 0.075 248.01 1.00000000 0.91250000 GRYNBERG LZ STATE 008 - 008 P-DP 0.39 416.91 0.31 122.19 0.081 294.72 1.00000000 0.91250000 GYP MO FEDERAL 001 - 001 P-DP 0.58 1,374.79 0.16 65.04 0.416 1,309.76 1.00000000 0.87500000 GYP MO FEDERAL 002 - 002 P-DP 0.53 397.97 0.31 122.77 0.221 275.21 1.00000000 0.88392860 HANAGAN A FEDERAL 001 P-DP 0.17 1,148.30 0.10 41.24 0.065 1,107.06 0.96151822 0.75898515 HANAGAN A FEDERAL 002 - 002 P-DP 0.37 486.58 0.22 89.85 0.141 396.72 0.95087109 0.75429631 HANAGAN FED 001 - 001 P-DP 0.55 615.18 0.31 122.52 0.245 492.66 0.68636197 0.54178736 HANAGAN FED 002 - 002 P-DP 0.31 845.71 0.16 63.33 0.154 782.38 0.68636197 0.54178749 HANAGAN FED 004 - 004 P-DP 0.70 996.16 0.44 177.46 0.260 818.70 0.96151822 0.75898515 HANCOCK AHC 001 - 001 P-DP 0.11 180.56 0.07 28.52 0.043 152.04 1.00000000 0.81250000 HARGROVE AFH 001 - 001 P-DP 1.87 1,906.49 1.72 689.54 0.148 1,216.95 1.00000000 0.81250000 HELEN COLLINS FEDERAL 002 P-DP 0.64 3,086.38 0.01 2.37 0.633 3,084.01 0.80490000 0.64392000 HELEN COLLINS FEDERAL 004 - 004 P-DP 0.85 1,003.10 0.08 30.87 0.775 972.22 0.93037500 0.74430000 HELEN COLLINS FEDERAL 005 - 005 P-DP 7.64 7,480.10 4.55 1,820.12 3.089 5,659.98 0.93037500 0.74430000 HELEN COLLINS FEDERAL 006 - 006 P-DP 0.62 822.90 0.25 99.11 0.371 723.79 0.93037500 0.74430000 HELEN COLLINS FEDERAL 007 - 007 P-DP 0.23 156.66 0.15 59.17 0.080 97.49 0.93037500 0.74430000 HELEN COLLINS FEDERAL COM 001 - 001 P-DP 0.31 578.67 0.21 83.71 0.098 494.96 0.82995399 0.66111161 HELEN FEDERAL COM 001 - 001 P-DP 0.07 538.23 0.02 8.33 0.049 529.90 0.67122899 0.52724275 HOBBS FEDERAL 001 - 001 P-DP 0.29 319.28 0.14 57.30 0.144 261.98 0.99600000 0.76623750 HOBBS FEDERAL 002 - 002 P-DP 0.30 453.90 0.15 61.85 0.141 392.05 0.99400000 0.76806750 HOBBS FEDERAL 003 - 003 P-DP 0.15 193.09 0.12 49.89 0.022 143.20 0.99600000 0.76623750 HORSE CREEK COM 001 - 001 P-DP 0.07 218.40 0.00 0.00 0.071 218.40 0.99517856 0.77196225 HUGGINS FEDERAL 001 - 001 P-DP 0.48 891.05 0.25 99.76 0.230 791.29 0.99200000 0.77690250 IRWIN FEDERAL 001 - 001 P-DP 0.32 358.37 0.20 80.17 0.116 278.20 0.87808183 0.63260877 ISLER FEE 002 - 002 P-DP 0.29 435.09 0.21 83.74 0.079 351.35 0.77752850 0.58264638 JAMIE COM 001 - 001 P-DP 0.54 788.53 0.29 115.64 0.253 672.89 0.99517774 0.77895082 JAMIE COM 002 - 002 P-DP 0.16 154.67 0.12 49.69 0.034 104.98 0.99400000 0.76806750 JESS FEDERAL 001 - 001 P-DP 0.95 1,305.93 0.33 132.76 0.620 1,173.18 0.99496000 0.78027360 JESS FEDERAL 002 - 002 P-DP 0.12 140.77 0.09 35.26 0.036 105.51 0.99496000 0.78027360 JILL FEDERAL #001 - 001 P-DP 0.01 343.98 0.00 0.00 0.009 343.98 1.00000000 0.75000000 JJ 1 FEDERAL COM #004 - 004 P-DP 0.25 306.47 0.16 65.62 0.082 240.84 0.94372534 0.73359375 JJ FEDERAL #001 - 001 P-DP 0.28 323.88 0.22 87.93 0.064 235.96 1.00000000 0.75000000 JJ FEDERAL #002 - 002 P-DP 0.16 785.08 0.10 41.70 0.055 743.38 0.96870250 0.75234375 JJ FEDERAL #003 - 003 P-DP 0.17 392.03 0.10 40.70 0.072 351.33 1.00000000 0.76015608 KISNER TB FEDERAL 001 - 001 P-DP 0.43 798.02 0.25 98.54 0.187 699.48 1.00000000 0.82500000 KUYKENDALL OP COM 001 - 001 P-DP 0.80 1,428.93 0.05 19.05 0.754 1,409.88 1.00000000 0.87500000 LANGLEY RJ FEDERAL 001 - 001 P-DP 0.19 582.27 0.09 34.98 0.104 547.29 1.00000000 0.82500000 LANGLEY RJ FEDERAL 002 - 002 P-DP 0.35 1,477.56 0.21 82.13 0.142 1,395.43 1.00000000 0.82500000 LANGLEY RJ FEDERAL 003 - 003 P-DP 0.50 793.05 0.37 149.52 0.122 643.53 1.00000000 0.82500000 4

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal LANGLEY RJ FEDERAL 004 - 004 P-DP 0.00 93.14 0.00 0.00 0.001 93.14 1.00000000 0.82500000 LAURALEA 001 - 001 P-DP 0.56 834.67 0.25 99.35 0.316 735.32 0.96916700 0.97555024 LAURALEA 002 - 002 P-DP 1.10 1,775.76 0.38 153.77 0.714 1,621.99 0.96916700 0.97555025 LAURALEA 003 - 003 P-DP 0.49 400.62 0.31 123.75 0.185 276.88 1.00000000 1.00000000 LEEMAN FEDERAL #001 - 001 P-DP 0.11 140.14 0.08 31.88 0.027 108.26 1.00000000 0.75000000 LEEMAN FEDERAL #002 - 002 P-DP 0.31 487.33 0.23 92.90 0.083 394.43 1.00000000 0.75000000 LEEMAN FEDERAL #005 - 005 P-DP 0.01 91.16 0.00 0.00 0.010 91.16 1.00000000 0.75000000 LEWIS ABN FEDERAL 001 P-DP 0.22 252.65 0.18 71.15 0.046 181.51 1.00000000 0.82500000 LILLIE RB FEDERAL 001 - 001 P-DP 0.03 252.48 0.02 8.19 0.007 244.29 1.00000000 0.87500000 LILLIE RB FEDERAL 002 - 002 P-DP 0.67 1,034.90 0.40 160.98 0.266 873.92 0.86750000 0.77562500 LISA FEDERAL #001 - 001 P-DP 0.07 654.62 0.06 24.69 0.012 629.92 0.97107441 0.73523139 LODEWICK FEDERAL 002 - 002 P-DP 0.30 502.14 0.18 73.85 0.114 428.29 0.99400000 0.76806750 LODEWICK FEDERAL 003 - 003 P-DP 0.43 617.98 0.24 96.03 0.188 521.96 0.99400000 0.76806750 LODEWICK FEDERAL COM 001 - 001 P-DP 0.56 621.40 0.32 128.52 0.239 492.88 0.98927662 0.77769330 LODEWICK FEDERAL COM 004 - 004 P-DP 0.04 109.50 0.02 9.46 0.018 100.04 0.99428568 0.79309990 LODEWICK FEDERAL COM 005 - 005 P-DP 0.91 896.06 0.40 159.72 0.514 736.34 0.50000000 0.3 8625000 LORETTA BBO STATE 001 - 001 P-DP 0.75 1,253.51 0.00 0.00 0.752 1,253.51 1.00000000 0.84373620 LORETTA BBO STATE COM 002 - 002 P-DP 0.05 130.13 0.00 0.00 0.051 130.13 1.00000000 0.87500000 LUKE FEDERAL COM #001 - 001 P-DP 0.25 143.05 0.20 81.03 0.042 62.02 0.97468229 0.73835639 LUTHER BBN FEDERAL COM 001 P-DP 0.01 8.17 0.01 2.53 0.001 5.64 1.00000000 0.85888671 MARGARET RQ STATE 001 - 001 P-DP 0.00 344.20 0.00 0.00 0.002 344.20 1.00000000 0.82500000 MARGARET RQ STATE 003 - 003 P-DP 0.47 671.01 0.39 156.01 0.078 515.00 1.00000000 0.82500000 MARGARET RQ STATE 004 P-DP 0.01 28.02 0.01 2.66 0.003 25.36 1.00000000 0.82500000 MARGARET RQ STATE 005 - 005 P-DP 0.23 220.19 0.17 69.47 0.052 150.73 1.00000000 0.82500000 MC KAY-PENNZOIL 001 - 001 P-DP 0.29 721.23 0.18 73.90 0.102 647.33 0.32275700 0.22341150 MCCLELLAN MB FEDERAL 001 - 001 P-DP 0.87 2,199.20 0.16 64.89 0.708 2,134.31 0.50000000 0.41250000 MCCLELLAN MB FEDERAL 002 - 002 P-DP 0.57 845.88 0.31 124.75 0.260 721.13 0.50000000 0.41250000 MCCLELLAN MB FEDERAL 004 - 004 P-DP 0.22 401.76 0.17 67.34 0.050 334.41 0.50000000 0.41250000 MCCLELLAN MB FEDERAL 005 - 005 P-DP 0.39 698.55 0.31 125.12 0.074 573.44 0.50000000 0.41250000 MCCLELLAN MB FEDERAL 006 - 006 P-DP 0.19 361.17 0.15 61.06 0.036 300.11 0.50000000 0.41250000 MCCLELLAN MB FEDERAL 007 - 007 P-DP 0.44 805.70 0.35 139.94 0.087 665.76 0.50000000 0.41250000 MCCLELLAN MOC FEDERAL #001 - 001 P-DP 0.39 612.93 0.28 113.17 0.104 499.76 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #002 - 002 P-DP 0.31 438.03 0.23 92.63 0.075 345.40 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #003 - 003 P-DP 0.59 1,372.10 0.24 95.91 0.354 1,276.19 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #004 - 004 P-DP 0.44 557.82 0.30 121.17 0.141 436.65 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #005 - 005 P-DP 0.39 1,056.05 0.21 84.90 0.179 971.15 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #006 - 006 P-DP 0.50 759.29 0.27 108.16 0.230 651.13 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #007 - 007 P-DP 0.32 402.65 0.23 91.71 0.095 310.95 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #008 - 008 P-DP 0.27 248.96 0.20 78.48 0.076 170.48 0.71223022 0.56250000 MCCLELLAN MOC FEDERAL #009 - 009 P-DP 0.30 693.12 0.22 88.27 0.081 604.85 1.00000000 0.75000000 5

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal MCCLELLAN MOC FEDERAL #010 - 010 P-DP 0.22 763.14 0.16 63.28 0.062 699.86 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #011 - 011 P-DP 0.33 810.67 0.23 92.93 0.095 717.74 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #012 - 012 P-DP 0.29 610.50 0.22 88.50 0.072 522.00 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #014 - 014 P-DP 0.32 348.88 0.23 92.27 0.086 256.61 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #017 - 017 P-DP 0.22 327.78 0.16 62.49 0.061 265.29 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #018 - 018 P-DP 0.32 526.03 0.23 91.92 0.090 434.12 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #019 - 019 P-DP 0.38 413.46 0.27 107.52 0.113 305.94 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #020 - 020 P-DP 0.06 47.07 0.04 16.56 0.019 30.51 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #021 - 021 P-DP 0.32 181.70 0.23 93.90 0.085 87.79 1.00000000 0.75000000 MCCLELLAN MOC FEDERAL #022 - 022 P-DP 0.65 267.10 0.46 184.45 0.186 82.65 0.62261239 0.46874976 MCCREA FEE COM #001 - 001 P-DP 0.18 693.59 0.12 47.09 0.065 646.50 0.77764200 0.61948558 MCCREA FEE COM #002 - 002 P-DP 0.13 288.69 0.09 37.77 0.038 250.92 0.92469458 0.73148112 MCKAY SAMEDAN 001 - 001 P-DP 0.12 371.29 0.08 32.82 0.038 338.46 0.93999650 0.70499738 MCKAY SAMEDAN 002 - 002 P-DP 0.01 1,317.86 0.00 0.00 0.006 1,317.86 0.93999650 0.70399733 MCKAY WINSTON B 001 P-DP 0.38 487.50 0.31 123.58 0.070 363.92 0.70789063 0.47708232 MCKAY WINSTON C 001 - 001 P-DP 0.23 449.23 0.17 67.14 0.062 382.09 0.70789063 0.53098202 MCKAY-HARVEY FEDERAL 001 - 001 P-DP 0.20 373.38 0.15 59.00 0.048 314.38 0.99500000 0.74859375 MCKAY-HARVEY FEDERAL 002 - 002 P-DP 0.14 163.95 0.10 39.09 0.046 124.86 0.99636719 0.74901611 MCKAY-HARVEY FEDERAL 003 - 003 P-DP 0.17 139.85 0.12 46.34 0.056 93.51 0.99625000 0.74898454 MCKAY-HARVEY FEDERAL 004 - 004 P-DP 0.25 766.92 0.16 64.35 0.087 702.57 0.99625000 0.74898436 MICHAEL ERIC 001 - 001 P-DP 0.09 391.81 0.07 27.84 0.025 363.97 0.96062450 0.76043672 MICHAEL ERIC 002 - 002 P-DP 0.20 655.57 0.16 64.07 0.040 591.50 0.96062450 0.76545086 MIKE FEDERAL COM 001 - 001 P-DP 0.31 300.56 0.16 64.50 0.146 236.06 0.98281250 0.77792969 MIKE HARVEY TR FEDERAL 001 - 001 P-DP 0.49 1,039.14 0.20 78.28 0.298 960.86 1.00000000 0.90625000 MILLER 001 - 001 P-DP 0.41 902.71 0.23 90.42 0.180 812.29 0.82150000 0.70312500 MM 25 FEDERAL #012 - 012 P-DP 0.06 254.94 0.05 18.24 0.019 236.70 0.97500000 0.73125000 MM FEDERAL #001 - 001 P-DP 1.43 1,233.42 0.94 376.03 0.491 857.39 1.00000000 0.75000000 MM FEDERAL #004 - 004 P-DP 0.35 581.31 0.26 105.44 0.086 475.87 1.00000000 0.75000000 MM FEDERAL #005 - 005 P-DP 0.01 373.00 0.00 0.00 0.005 373.00 1.00000000 0.75000000 MM FEDERAL #006 - 006 P-DP 0.02 752.58 0.01 5.65 0.006 746.93 1.00000000 0.75000000 MM FEDERAL #007 - 007 P-DP 0.18 222.42 0.11 45.02 0.062 177.39 1.00000000 0.75000000 MM FEDERAL #008 - 008 P-DP 0.19 350.74 0.14 56.71 0.046 294.03 1.00000000 0.75000000 MM FEDERAL #009 - 009 P-DP 0.25 568.72 0.16 64.57 0.092 504.16 1.00000000 0.75000000 MM FEDERAL #011 - 011 P-DP 0.01 38.77 0.00 0.00 0.013 38.77 1.00000000 0.75000000 MM FEDERAL COM #010 - 010 P-DP 0.28 488.44 0.19 75.83 0.086 412.61 1.00000000 0.75000000 MONAGHAN QY FEDERAL 001 - 001 P-DP 0.19 648.19 0.03 11.98 0.157 636.21 1.00000000 0.82500000 MONAGHAN QY FEDERAL 002 - 002 P-DP 1.05 2,211.23 0.58 230.89 0.471 1,980.34 1.00000000 0.82500000 MONAGHAN QY FEDERAL 004 - 004 P-DP 0.36 626.66 0.28 111.00 0.084 515.65 1.00000000 0.82500000 MONAGHAN QY FEDERAL 005 - 005 P-DP 0.43 688.16 0.28 113.68 0.147 574.47 1.00000000 0.82500000 MONAGHAN QY FEDERAL 006 - 006 P-DP 1.20 1,928.22 0.54 215.77 0.657 1,712.46 1.00000000 0.82500000 6

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Reserve Lease Name Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal MONAGHAN QY FEDERAL 007 P-DP 0.04 31.50 0.02 6.21 0.029 25.29 1.00000000 0.82500000 MONAGHAN QY FEDERAL 008 - 008 P-DP 0.09 244.94 0.07 28.24 0.023 216.71 1.00000000 0.82500000 MONAGHAN QY FEDERAL 009 - 009 P-DP 0.03 287.61 0.02 8.02 0.007 279.59 1.00000000 0.82500000 MONAGHAN QY FEDERAL 010 - 010 P-DP 0.04 189.97 0.04 14.13 0.007 175.84 1.00000000 0.82500000 MONAGHAN QY FEDERAL 011 - 011 P-DP 0.27 1,433.37 0.21 83.05 0.059 1,350.33 1.00000000 0.82500000 MONAGHAN QY FEDERAL 012 - 012 P-DP 0.39 839.28 0.33 130.37 0.061 708.90 1.00000000 0.82500000 MONAGHAN QY FEDERAL 013 - 013 P-DP 0.25 405.62 0.19 74.52 0.060 331.09 1.00000000 0.82500000 MOUNTAIN VR FEDERAL COM. 001 - 001 P-DP 1.48 1,729.59 1.14 454.51 0.341 1,275.08 1.00000000 0.82890010 MOUNTAIN VR FEDERAL COM. 002 - 002 P-DP 0.33 387.03 0.27 106.71 0.067 280.32 1.00000000 0.80250000 MOUNTAIN VR FEDERAL COM. 003 P-DP 0.26 363.86 0.22 88.81 0.033 275.04 1.00000000 0.80312500 NICHOLS DALE FEDERAL 005 - 005 P-DP 0.51 623.23 0.25 98.85 0.261 524.37 0.84539062 0.67631250 NICHOLS DALE FEDERAL 006 - 006 P-DP 1.57 1,491.62 0.72 289.01 0.846 1,202.61 0.84539062 0.67631250 NICHOLS DALE FEDERAL 007 - 007 P-DP 0.79 1,039.38 0.24 96.61 0.545 942.77 0.84539062 0.67631250 NICHOLS DALE FEDERAL 009 (ABO) P-DP 1.23 666.52 0.84 336.33 0.389 330.19 0.85039062 0.68031250 NICHOLS DALE FEDERAL 009 (WOLFCAMP) P-DP 1.22 917.38 0.79 315.56 0.431 601.82 0.85039062 0.68031250 NICHOLS DALE FEDERAL COM 008 - 008 P-DP 0.12 211.55 0.09 35.96 0.033 175.59 0.84539062 0.67820040 O'CONNELL FED COM 001 - 001 P-DP 0.23 259.77 0.13 51.76 0.105 208.02 0.81972668 0.62066111 O'CONNELL VX FEDERAL 001 - 001 P-DP 0.16 341.32 0.14 54.43 0.019 286.88 0.99062500 0.76640600 PATHFINDER - SAN ANDRES WELLS P-DP 274.99 82.20 52.03 0.00 222.960 82.20 1.00000000 0.87500000 PATHFINDER AFT STATE 006 P-DP 18.42 127.62 0.02 8.17 18.402 119.44 1.00000000 0.87500000 PATHFINDER AFT STATE 011 P-DP 10.89 452.68 6.46 0.00 4.433 452.68 1.00000000 0.87500000 PAUL HICKS FEDERAL 001 - 001 P-DP 1.10 1,869.97 0.57 228.03 0.526 1,641.94 0.90757812 0.68530468 PAULETTE PV STATE 002 - 002 P-DP 0.23 581.81 0.06 25.46 0.169 556.35 1.00000000 0.84500000 PAULETTE PV STATE 004 - 004 P-DP 0.86 826.91 0.51 203.85 0.350 623.07 1.00000000 0.84500000 PAULETTE PV STATE 005 - 005 P-DP 0.00 27.97 0.00 0.00 0.002 27.97 1.00000000 0.84500000 PECOS B FEDERAL 001 - 001 P-DP 0.36 492.35 0.25 98.38 0.115 393.98 0.94500000 0.70875000 PECOS FEDERAL 001 - 001 P-DP 0.08 863.85 0.06 24.41 0.018 839.44 1.00000000 0.75000000 PECOS FEDERAL 002 - 002 P-DP 1.18 1,844.22 0.88 351.34 0.301 1,492.88 1.00000000 0.75000000 PECOS RIVER FEDERAL #001 - 001 P-DP 0.05 92.69 0.00 0.00 0.049 92.69 1.00000000 0.75000000 PECOS STATE 16 #002 - 002 P-DP 0.07 558.59 0.00 0.00 0.068 558.59 0.98125006 0.75703080 PECOS STATE 16 #003 - 003 P-DP 0.00 1,218.33 0.00 0.00 0.003 1,218.33 0.98125006 0.75703080 PECOS STATE 16 #004 - 004 P-DP 0.00 638.98 0.00 0.31 0.000 638.67 0.98125006 0.75703080 PENJACK FEDERAL #001 - 001 P-DP 0.19 420.65 0.11 45.90 0.071 374.75 1.00000000 0.75000000 PENJACK FEDERAL #002 - 002 P-DP 0.28 817.20 0.21 85.59 0.066 731.61 1.00000000 0.75000000 PENJACK FEDERAL #003 - 003 P-DP 0.42 1,195.09 0.19 77.64 0.228 1,117.45 1.00000000 0.75000000 PENJACK FEDERAL #004 - 004 P-DP 1.04 1,192.84 0.74 297.82 0.300 895.02 1.00000000 0.75000000 PENJACK FEDERAL #006 - 006 P-DP 0.28 368.18 0.21 85.54 0.067 282.63 1.00000000 0.75000000 PENJACK FEDERAL #007 - 007 P-DP 0.22 550.36 0.17 66.88 0.055 483.48 1.00000000 0.75000000 PENJACK FEDERAL #008 - 008 P-DP 0.31 587.92 0.18 73.67 0.126 514.25 1.00000000 0.75000000 PENJACK FEDERAL #009 - 009 P-DP 0.51 549.11 0.40 161.39 0.111 387.72 0.93750000 0.70312450 7

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (M.Mcf) Rem Oil (MBbls) Rem Gas (M.Mcf) Cum Oil (MBbls) Cum Gas (M.Mcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal PENJACK FEDERAL #010 - 010 P-DP 0.27 576.20 0.21 83.21 0.066 493.00 0.97500000 0.73125000 PENJACK FEDERAL #011Q - 011Q P-DP 0.35 293.47 0.26 104.09 0.089 189.39 0.97500000 0.73125000 PJ FEDERAL COM #002 - 002 P-DP 0.31 568.55 0.23 90.34 0.089 478.20 0.87271341 0.68812500 PLAINS QN COM 001 P-DP 0.54 637.19 0.24 96.81 0.294 540.38 0.73500000 0.59875000 POWERS OL FEDERAL 004 - 004 P-DP 0.34 1,019.47 0.08 32.92 0.255 986.55 1.00000000 0.84000000 POWERS OL FEDERAL 005 - 005 P-DP 1.29 1,433.14 0.48 191.12 0.815 1,242.02 0.50000000 0.42000000 POWERS OL FEDERAL 009 - 009 P-DP 0.52 1,408.40 0.32 129.74 0.200 1,278.66 1.00000000 0.84000000 POWERS OL FEDERAL 012 - 012 P-DP 0.53 600.12 0.35 139.67 0.184 460.44 1.00000000 0.84000000 POWERS OL FEDERAL COM 003 - 003 P-DP 0.46 2,026.32 0.09 34.92 0.369 1,991.40 0.50000000 0.42000000 POWERS OL FEDERAL COM 013 - 013 P-DP 0.36 703.26 0.28 112.14 0.082 591.13 0.50000000 0.42000000 PZ FEDERAL #001 - 001 P-DP 0.33 427.93 0.25 101.59 0.075 326.34 1.00000000 0.75000000 PZ FEDERAL #002 - 002 P-DP 0.40 558.04 0.31 122.75 0.093 435.29 1.00000000 0.75000000 RAILROAD STATE 001 - 001 P-DP 0.82 806.83 0.53 212.45 0.290 594.38 0.95824219 0.73065967 RAILROAD STATE 002 P-DP 2.48 2,466.33 0.10 39.58 2.378 2,426.75 0.63913796 0.48188115 RATTLESNAKE NZ STATE COM 001 - 001 P-DP 0.85 991.82 0.54 214.29 0.311 777.53 0.50000000 0.43760940 RED ROCK NB FEDERAL 003 - 003 P-DP 0.39 1,106.37 0.15 59.99 0.236 1,046.37 1.00000000 0.84500000 REDMAN OY STATE 002 - 002 P-DP 0.04 326.44 0.03 12.35 0.013 314.10 1.00000000 0.87500000 REDMAN OY STATE 003 - 003 P-DP 0.01 292.82 0.00 0.00 0.010 292.82 1.00000000 0.87500000 REDMAN OY STATE 005 - 005 P-DP 0.02 196.48 0.01 5.47 0.008 191.01 1.00000000 0.86000000 RICK FEDERAL #002 - 002 P-DP 0.12 494.99 0.08 31.94 0.039 463.05 1.00000000 0.75000000 RICK FEDERAL COM #001 - 001 P-DP 0.10 442.29 0.06 22.11 0.043 420.17 0.873 86707 0.68812500 RIVER BRIDGE UX STATE 001 - 001 P-DP 0.10 314.51 0.08 32.98 0.020 281.53 1.00000000 0.83240820 RIVER BRIDGE UX STATE 002 - 002 P-DP 0.36 569.03 0.27 106.44 0.092 462.60 0.76562500 0.65632820 ROSE CANNON AOR COM 001 - 001 P-DP 0.19 755.62 0.08 30.28 0.116 725.34 0.56398807 0.45424105 ROSE FEDERAL 001 - 001 P-DP 0.53 740.83 0.25 98.01 0.281 642.83 1.00000000 0.80550000 ROSE FEDERAL 002 - 002 P-DP 0.23 708.96 0.09 34.20 0.146 674.76 1.00000000 0.80550000 ROSE FEDERAL 003 - 003 P-DP 0.72 1,361.66 0.34 136.29 0.382 1,225.38 1.00000000 0.80550000 ROSE FEDERAL 004 - 004 P-DP 0.34 766.50 0.22 87.99 0.118 678.52 1.00000000 0.80550000 ROSE FEDERAL 005 - 005 P-DP 1.71 2,067.81 0.80 318.32 0.910 1,749.49 1.00000000 0.80550000 ROSE FEDERAL 006 - 006 P-DP 0.87 1,192.24 0.64 257.31 0.229 934.93 1.00000000 0.80550000 ROSE FEDERAL 007 - 007 P-DP 0.46 1,548.71 0.15 61.79 0.308 1,486.93 1.00000000 0.80550000 ROSE FEDERAL 008 - 008 P-DP 0.60 1,227.22 0.29 115.77 0.315 1,111.45 1.00000000 0.80550000 ROSE FEDERAL 009 - 009 P-DP 0.34 1,183.39 0.21 84.76 0.130 1,098.62 1.00000000 0.80550000 ROSE FEDERAL 014 - 014 P-DP 0.61 486.36 0.45 181.84 0.155 304.52 1.00000000 0.80550000 ROSE FEDERAL 016 - 016 P-DP 0.09 99.29 0.06 24.86 0.023 74.43 1.00000000 0.80550000 ROSE FEDERAL COM 010 - 010 P-DP 0.34 894.54 0.19 75.09 0.150 819.45 1.00000000 0.78618750 ROSE FEDERAL COM 011 - 011 P-DP 0.22 564.21 0.14 55.42 0.083 508.79 0.87500000 0.70037500 ROSE FEDERAL COM 012 - 012 P-DP 0.67 1,014.22 0.40 158.95 0.275 855.27 0.50000000 0.40275000 ROSE FEDERAL COM 013 - 013 P-DP 0.35 650.49 0.14 54.44 0.210 596.05 0.75000000 0.58793745 ROWLAND RN 001 - 001 P-DP 0.67 1,087.49 0.38 150.48 0.290 937.01 0.73500000 0.59718740 8

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal ROWLAND RN 002 - 002 P-DP 0.17 248.62 0.14 56.32 0.028 192.30 0.73500000 0.59718740 SAGEBRUSH TY COM 001 - 001 P-DP 0.07 596.67 0.05 21.77 0.019 574.90 0.73500000 0.61375000 SAMEDAN 16-B STATE 003 - 003 P-DP 0.02 154.96 0.02 6.26 0.009 148.70 0.97000000 0.82750000 SAMEDAN ATH STATE 002 P-DP 0.16 713.19 0.04 14.86 0.121 698.33 1.00000000 0.83333330 SANTA FE FEE #001 - 001 P-DP 0.00 386.83 0.00 0.00 0.001 386.83 1.00000000 0.75000000 SELDEN BDN COM 001 - 001 P-DP 0.02 104.50 0.01 5.80 0.006 98.70 1.00000000 0.80125000 SELDEN BDN COM 001 - 001 P-DP 0.02 19.14 0.01 4.87 0.008 14.27 1.00000000 0.80125000 SELDEN BDN COM 001 - 001 P-DP 0.01 20.18 0.00 0.00 0.008 20.18 1.00000000 0.80125000 SKINNY QO STATE 002 - 002 P-DP 0.55 1,586.42 0.35 139.97 0.197 1,446.45 1.00000000 0.87500000 SKINNY QO STATE 004 - 004 P-DP 0.12 486.16 0.09 36.45 0.028 449.71 1.00000000 0.87500000 SKINNY QO STATE 005 - 005 P-DP 0.35 868.03 0.19 76.38 0.164 791.65 1.00000000 0.87500000 SKINNY QO STATE 006 - 006 P-DP 0.39 578.00 0.21 84.88 0.181 493.12 1.00000000 0.87500000 SKINNY QO STATE 007 - 007 P-DP 0.13 307.20 0.10 40.27 0.028 266.93 1.00000000 0.87500000 SMERNOFF NL STATE 001 - 001 P-DP 0.09 340.41 0.00 0.00 0.093 340.41 1.00000000 0.91250000 SMERNOFF NL STATE 006 - 006 P-DP 0.01 76.08 0.00 0.00 0.007 76.08 1.00000000 0.91250000 SMERNOFF NL STATE 007 - 007 P-DP 0.01 68.82 0.00 0.00 0.007 68.82 1.00000000 0.91250000 SMERNOFF NL STATE 009 - 009 P-DP 0.09 83.87 0.07 27.06 0.020 56.81 1.00000000 0.91250000 SMERNOFF NL STATE COM 002 - 002 P-DP 0.38 942.09 0.29 116.38 0.085 825.71 0.99321426 0.87599280 SMERNOFF NL STATE COM 008 P-DP 0.16 171.73 0.14 55.95 0.021 115.78 1.00000000 0.87853980 SOUTH ALKALI LK FEDERAL 001 - 001 P-DP 0.74 1,123.96 0.36 144.60 0.377 979.36 1.00000000 0.80000000 SOUTH ALKALI LK FEDERAL 002 - 002 P-DP 0.70 1,813.05 0.45 180.88 0.245 1,632.18 1.00000000 0.80000000 SOUTH ALKALI LK FEDERAL 003 - 003 P-DP 0.36 1,486.55 0.18 72.74 0.176 1,413.81 1.00000000 0.80000000 SOUTH ALKALI LK FEDERAL 004 - 004 P-DP 0.56 1,209.91 0.30 120.84 0.258 1,089.07 1.00000000 0.80000000 SOUTH ALKALI LK FEDERAL 005 - 005 P-DP 0.20 799.11 0.17 66.46 0.038 732.65 1.00000000 0.80000000 SOUTH ALKALI LK FEDERAL 006 - 006 P-DP 0.25 585.25 0.18 73.85 0.063 511.41 1.00000000 0.80000000 SPRING DEEP FEDERAL 004 P-DP 0.24 144.17 0.19 74.03 0.051 70.15 0.99400000 0.76806750 SPRING FEDERAL 001 - 001 P-DP 1.12 2,097.94 0.45 181.52 0.661 1,916.42 0.96346000 0.74609670 SPRING FEDERAL 002 - 002 P-DP 1.24 1,747.36 0.40 158.89 0.840 1,588.47 0.99400000 0.76806750 SPRING FEDERAL COM 003 - 003 P-DP 0.71 845.10 0.19 75.75 0.518 769.34 0.99295884 0.77792570 SPRINGER TK STATE COM 003 - 003 P-DP 0.03 41.17 0.02 7.65 0.011 33.52 1.00000000 0.86000000 STANCEL FEDERAL 001 - 001 P-DP 0.89 1,222.67 0.32 127.09 0.573 1,095.57 1.00000000 0.77750000 STANCEL FEDERAL 002 - 002 P-DP 0.15 189.23 0.09 34.54 0.060 154.69 1.00000000 0.77790981 STANCEL FEDERAL 003 - 003 P-DP 0.09 259.00 0.00 0.00 0.091 259.00 0.99200000 0.78190250 STANCEL FEDERAL 005 - 005 P-DP 0.28 433.20 0.06 22.56 0.222 410.65 0.99400000 0.77306750 STANCEL FEDERAL 006 - 006 P-DP 0.86 1,108.95 0.45 181.81 0.401 927.14 0.99496000 0.78027360 STANCEL FEDERAL 007 - 007 P-DP 0.87 1,141.69 0.42 168.35 0.448 973.34 0.87500000 0.67125000 STANCEL FEDERAL COM 004 - 004 P-DP 1.12 1,115.99 0.47 187.02 0.656 928.97 0.95012500 0.77618220 STATE 16 003 - 003 P-DP 0.00 424.75 0.00 0.00 0.001 424.75 0.95000000 0.81250000 STATE 16 004 (ABO) - 004 P-DP 0.07 499.28 0.05 20.95 0.015 478.32 0.95000000 0.81250000 STATE 25 COM 001 - 001 P-DP 0.50 1,276.37 0.36 143.43 0.141 1,132.94 1.00000000 0.84062500 9

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal STEWART FEDERAL 002 - 002 P-DP 0.56 825.62 0.44 176.29 0.118 649.33 0.99250000 0.76691250 STEWART FEDERAL 003 - 003 P-DP 0.02 88.40 0.01 3.73 0.010 84.66 0.99200000 0.76659000 SU FEDERAL #001 - 001 P-DP 0.00 295.76 0.00 0.00 0.001 295.76 1.00000000 0.75000000 SUMMERS COM 001 - 001 P-DP 0.03 59.62 0.02 6.56 0.011 53.05 1.00000000 0.79545200 SUMMERS COM 002 P-DP 0.37 1,081.42 0.28 111.41 0.088 970.01 0.94220000 0.76518030 SUMMERS COM 002 P-DP 0.20 405.59 0.15 58.61 0.057 346.98 0.94220000 0.76518030 SUMMERS COM 003 - 003 P-DP 0.20 487.19 0.16 65.33 0.033 421.86 0.70159200 0.58521990 SUN FEDERAL 002 - 002 P-DP 0.38 915.46 0.24 96.58 0.139 818.88 0.84062500 0.63046875 SUN FEDERAL 003 - 003 P-DP 0.25 216.77 0.14 54.52 0.110 162.25 0.84062500 0.63046875 SUN FEDERAL 004 - 004 P-DP 0.75 1,194.24 0.24 94.85 0.516 1,099.40 0.84062500 0.63046875 SUN FEDERAL 005 - 005 P-DP 0.26 206.82 0.15 59.34 0.112 147.48 0.92031250 0.69023435 SUZANNE FEDERAL #001 - 001 P-DP 0.24 209.22 0.20 78.62 0.045 130.60 0.97026341 0.77863639 TECKLA MD FEDERAL 001 - 001 P-DP 0.47 742.90 0.37 149.94 0.094 592.96 1.00000000 0.84500000 TECKLA MD FEDERAL 002 - 002 P-DP 0.67 1,487.75 0.24 96.10 0.434 1,391.66 1.00000000 0.84500000 TECKLA MD FEDERAL 003 - 003 P-DP 0.88 2,289.02 0.45 180.59 0.433 2,108.43 1.00000000 0.84500000 TECKLA MD FEDERAL 004Y - 004Y P-DP 1.75 3,588.17 1.05 419.83 0.704 3,168.34 1.00000000 0.84500000 TECKLA MD FEDERAL 005 - 005 P-DP 0.49 1,262.14 0.23 91.68 0.263 1,170.46 1.00000000 0.84500000 TECKLA MD FEDERAL 006 - 006 P-DP 0.34 1,111.62 0.20 78.86 0.138 1,032.77 1.00000000 0.84500000 TECKLA MD FEDERAL 007 - 007 P-DP 0.47 604.94 0.30 118.30 0.178 486.64 1.00000000 0.84500000 TECKLA MD FEDERAL 009 - 009 P-DP 0.07 242.82 0.06 23.74 0.011 219.09 1.00000000 0.84500000 TECKLA MD FEDERAL 010 - 010 P-DP 0.41 467.60 0.23 93.50 0.178 374.10 1.00000000 0.84500000 THOMAS LN FEDERAL 001 - 001 P-DP 0.57 1,096.88 0.17 69.14 0.399 1,027.74 1.00000000 0.84500000 THOMAS LN FEDERAL 003 - 003 P-DP 0.85 2,767.17 0.46 185.69 0.388 2,581.48 1.00000000 0.84500000 THOMAS LN FEDERAL 004 - 004 P-DP 0.50 1,071.57 0.33 130.99 0.174 940.58 1.00000000 0.84500000 THOMAS LN FEDERAL 005 - 005 P-DP 0.06 431.73 0.02 9.15 0.033 422.58 1.00000000 0.84500000 THOMAS LN FEDERAL 006 - 006 P-DP 0.04 191.55 0.03 11.09 0.012 180.45 1.00000000 0.84500000 THOMAS LN FEDERAL 009 - 009 P-DP 0.04 133.51 0.03 10.10 0.012 123.41 1.00000000 0.84500000 TREY AYR STATE COM 001 - 001 P-DP 1.50 1,266.74 0.12 47.67 1.380 1,219.07 0.73725325 0.63377100 TROUT FEDERAL COM 001 - 001 P-DP 0.08 78.89 0.06 22.65 0.020 56.24 0.62500000 0.48268055 TYRELL 13 FEDERAL COM #004 - 004 P-DP 0.09 199.11 0.07 29.66 0.018 169.46 0.94741715 0.76647761 TYRELL FEDERAL COM #001 - 001 P-DP 0.12 297.20 0.09 34.12 0.030 263.08 0.97474751 0.77585239 TYRELL FEDERAL COM #002 - 002 P-DP 0.20 348.78 0.12 49.25 0.076 299.53 0.97098649 0.78522739 UNRUH AFF FEDERAL COM 001 P-DP 0.20 692.20 0.15 59.78 0.053 632.42 1.00000000 0.85000000 VANCE A FEDERAL 001 - 001 P-DP 0.23 666.59 0.08 31.28 0.150 635.31 0.87769230 0.76537521 VANCE A FEDERAL 002 - 002 P-DP 0.33 1,292.01 0.09 34.38 0.239 1,257.63 0.87500000 0.76318750 VANCE FEDERAL 001 - 001 P-DP 0.35 1,268.32 0.08 32.46 0.264 1,235.86 0.87690910 0.69139361 VANCE FEDERAL 003 - 003 P-DP 0.20 684.37 0.11 43.18 0.093 641.20 0.75595590 0.60918206 WEST MOORE UNIT P-DP 3,007.86 10.70 27.04 0.00 2,980.826 10.70 0.00000000 0.02500000 WM IDEN LSE P-DP 1,764.45 7.65 29.87 0.00 1,734.588 7.65 0.00000000 0.02500000 5,242.74 284,959.93 205.04 35,857.77 5,037.70 249,102.16 10

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal Proved Reserve Class Behind Pipe Reserve Category CORN 24 #1 P-BP 1.86 745.64 1.86 745.64 0.00 0.00 0.50000000 0.37500000 DEE OQ STATE 001 - 001 P-BP 2.40 961.24 2.40 961.24 0.00 0.00 1.00000000 0.84500003 GYP MO FEDERAL 001 - 001 P-BP 5.17 2,068.27 5.17 2,068.27 0.00 0.00 1.00000000 0.87500000 MCCLELLAN MOC FEDERAL #004 - 004 P-BP 1.21 482.25 1.21 482.25 0.00 0.00 1.00000000 0.75000000 MCKAY SAMEDAN 002 - 002 P-BP 2.33 931.54 2.33 931.54 0.00 0.00 0.93999650 0.70399733 RAILROAD STATE 002 P-BP 1.65 659.07 1.65 659.07 0.00 0.00 0.63913796 0.48188115 14.62 5,848.00 14.62 5,848.00 0.00 0.00 Proved Reserve Class Non-Producing Reserve Category GATHERING SYSTEM P-NP 17.22 6,887.83 17.22 6,887.83 0.00 0.00 1.00000000 0.80000000 WM IDEN LSE P-NP 791.89 0.00 791.89 0.00 0.00 0.00 0.00000000 0.02500000 809.11 6,887.83 809.11 6,887.83 0.00 0.00 Proved Reserve Class Shut-In Reserve Category DORIS RI FEDERAL 002 P-SI 0.00 283.71 0.00 0.00 0.00 283.71 0.62350000 0.52014190 EVERETTE OO FEDERAL 004 P-SI 0.37 1,744.44 0.00 0.00 0.37 1,744.44 1.00000000 0.84500000 GRYNBERG 14 STATE COM 001 (S/I) - 1 P-SI 0.29 567.41 0.00 0.00 0.29 567.41 0.25000000 0.20625002 GRYNBERG 17 FEDERAL COM 002 - 002 P-SI 0.01 431.65 0.00 0.00 0.01 431.65 0.25000000 0.20625002 HANSEL ANH FEDERAL COM 001 - 001 P-SI 0.00 656.83 0.00 0.00 0.00 656.83 0.76562499 0.66460940 PAULETTE PV STATE 003 - 003 P-SI 0.30 600.08 0.00 0.00 0.30 600.08 1.00000000 0.84500000 REDMAN OY STATE 006 - 006 P-SI 0.00 241.87 0.00 0.00 0.00 241.87 1.00000000 0.86000000 ROSE FEDERAL 015 P-SI 0.00 64.99 0.00 0.00 0.00 64.99 1.00000000 0.80550000 SAHARA ZY COM 001 P-SI 0.00 25.23 0.00 0.00 0.00 25.23 0.87500000 0.75000000 SANDBUR ADC STATE COM #1 001 P-SI 0.00 74.00 0.00 0.00 0.00 74.00 1.00000000 0.83087440 WHEELER AEE FEDERAL 001 - 001 P-SI 0.00 273.06 0.00 0.00 0.00 273.06 1.00000000 0.82500000 0.97 4,963.26 0.00 0.00 0.97 4,963.26 Proved Reserve Class Undeveloped Reserve Category *ABO VT FED PUD 3 - 14257 P-UD 0.00 676.06 0.00 676.06 0.00 0.00 1.00000000 0.78124960 *ADELL UJ FED COM PUD 4 - 14165 P-UD 0.00 675.74 0.00 675.74 0.00 0.00 1.00000000 0.82187500 11

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMei) Rem Oil (MBbls) Rem Gas (MMei) Cum Oil (MBbls) Cum Gas (MMei) Working Interest Decimal TABLE 10 Revenue Interest Decimal *ADELL UJ FED COM PUD 5 - 14166 P-UD 0.00 675.41 0.00 675.41 0.00 0.00 1.00000000 0.82187500 *ALKALI FED PUD 10 - 14551 P-UD 0.00 805.56 0.00 805.56 0.00 0.00 0.99300000 0.76731536 *ANDREW UU PUD 5 - 14593 P-UD 0.00 804.86 0.00 804.86 0.00 0.00 0.96562500 0.75937500 *BENEDICT FED COM PUD 6 - 14546 P-UD 0.00 804.13 0.00 804.13 0.00 0.00 0.87501560 0.74813650 *BLYTHE SV PUD 3 - 14552 P-UD 0.00 805.22 0.00 805.22 0.00 0.00 0.97767870 0.81248880 *COMANCHE HILL 18 PUD 4 - 14184 P-UD 0.00 675.08 0.00 675.08 0.00 0.00 1.00000000 0.87500000 *COMANCHE HILL 18 PUD 5 - 14185 P-UD 0.00 674.75 0.00 674.75 0.00 0.00 1.00000000 0.87500000 *COYOTE DRAW FED PUD 2 - 14475 P-UD 0.00 804.49 0.00 804.49 0.00 0.00 0.91987461 0.71153051 *DALE FED PUD 1 - 14414 P-UD 0.00 737.33 0.00 737.33 0.00 0.00 0.86763888 0.63983231 *DALE FED PUD 4 - 14417 P-UD 0.00 732.72 0.00 732.72 0.00 0.00 0.86763888 0.63983231 *DANA FED PUD 9 - 14219 P-UD 0.00 674.42 0.00 674.42 0.00 0.00 1.00000000 0.75000000 *DORIS RI FED PUD 6 - 15321 P-UD 0.00 798.01 0.00 798.01 0.00 0.00 0.85166667 0.63454647 *GRAFA RW FED PUD 2 - 14496 P-UD 0.00 808.75 0.00 808.75 0.00 0.00 1.00000000 0.82500000 *HANAGAN A FED PUD 1 - 13712 P-UD 0.00 738.78 0.00 738.78 0.00 0.00 0.95619465 0.75664073 *HANAGAN A FED PUD 4 - 13709 P-UD 0.00 738.49 0.00 738.49 0.00 0.00 0.95619465 0.75664073 *HANAGAN FED PUD 2 - 14383 P-UD 0.00 740.08 0.00 740.08 0.00 0.00 0.96151822 0.68510452 *IRWIN FED PUD 2 - 14405 P-UD 0.00 737.90 0.00 737.90 0.00 0.00 0.87808183 0.61053942 *IRWIN FED PUD 4 - 14407 P-UD 0.00 737.62 0.00 737.62 0.00 0.00 0.87808183 0.61053942 *JILL FED PUD 5 - 14250 P-UD 0.00 673.08 0.00 673.08 0.00 0.00 1.00000000 0.75000000 *LEEMAN PUD 12 - 14237 P-UD 0.00 672.92 0.00 672.92 0.00 0.00 1.00000000 0.75000000 *LEEMAN PUD 14 - 14239 P-UD 0.00 672.75 0.00 672.75 0.00 0.00 1.00000000 0.75000000 *MM FED PUD 11 - 14267 P-UD 0.00 672.06 0.00 672.06 0.00 0.00 1.00000000 0.75000000 *MM FED PUD 8 - 14264 P-UD 0.00 671.37 0.00 671.37 0.00 0.00 1.00000000 0.75000000 *MM FED PUD 9 - 14265 P-UD 0.00 669.28 0.00 669.28 0.00 0.00 1.00000000 0.75000000 *MONAGHAN QY FED PUD 11 - 13846 P-UD 0.00 808.43 0.00 808.43 0.00 0.00 1.00000000 0.82500000 *MONAGHAN QY FED PUD 13 - 13848 P-UD 0.00 807.90 0.00 807.90 0.00 0.00 1.00000000 0.82500000 *MONAGHAN QY FED PUD 3 - 13838 P-UD 0.00 807.55 0.00 807.55 0.00 0.00 1.00000000 0.82500000 *MONAGHAN QY FED PUD 4 - 13839 P-UD 0.00 807.19 0.00 807.19 0.00 0.00 1.00000000 0.82500000 *MOUNTAIN VR FED COM PUD 1 - 14163 P-UD 0.00 671.89 0.00 671.89 0.00 0.00 1.00000000 0.81218750 *PZ FED PUD 3 - 14346 P-UD 0.00 671.20 0.00 671.20 0.00 0.00 1.00000000 0.75000000 *RED ROCK NB FED PUD 5 - 15316 P-UD 0.00 802.24 0.00 802.24 0.00 0.00 0.87500000 0.73750000 *REDMAN OY STATE PUD 4 - 13817 P-UD 0.00 806.83 0.00 806.83 0.00 0.00 1.00000000 0.86750000 *ROSE FED PUD 11 - 14467 P-UD 0.00 804.31 0.00 804.31 0.00 0.00 0.90616825 0.70734440 *SAMEDAN 16-6 STATE PUD 1 - 14386 P-UD 0.00 738.20 0.00 738.20 0.00 0.00 0.94999860 0.77229894 *SANTA FE FEE PUD 1 - 14222 P-UD 0.00 667.65 0.00 667.65 0.00 0.00 1.00000000 0.75000000 *SU FED PUD 2 - 14224 P-UD 0.00 666.19 0.00 666.19 0.00 0.00 1.00000000 0.67500000 *SUMMERS COM PUD 20 - 14303 P-UD 0.00 665.81 0.00 665.81 0.00 0.00 1.00000000 0.79545200 *VANCE FED PUD 1 - 15219 P-UD 0.00 734.15 0.00 734.15 0.00 0.00 0.86763888 0.63983231 *WHEELER AFE FED PUD 2 - 14362 P-UD 0.00 740.49 0.00 740.49 0.00 0.00 1.00000000 0.82500000 *WHEELER AFE FED PUD 4 - 14364 P-UD 0.00 740.22 0.00 740.22 0.00 0.00 1.00000000 0.82500000 12

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal ABO VT FED PUD 2 - 14256 P-UD 0.00 665.29 0.00 665.29 0.00 0.00 1.00000000 0.78124960 ABO VT FED PUD 4 - 14258 P-UD 0.00 661.22 0.00 661.22 0.00 0.00 1.00000000 0.78124960 ADELL UJ FED COM PUD 1 - 14160 P-UD 0.00 662.51 0.00 662.51 0.00 0.00 1.00000000 0.81218750 ADELL UJ FED COM PUD 2 - 14161 P-UD 0.00 665.03 0.00 665.03 0.00 0.00 1.00000000 0.81218750 ADELL UJ FED COM PUD 3 - 14162 P-UD 0.00 662.88 0.00 662.88 0.00 0.00 1.00000000 0.81218750 ADELL UJ FED COM PUD 9 - 14318 P-UD 0.00 660.86 0.00 660.86 0.00 0.00 1.00000000 0.81218750 BEHIND PIPE - NGL P-UD 0.00 0.00 0.00 0.00 0.00 0.00 1.00000000 1.00000000 BITTER LAKE PX STATE PUD 2 - 14172 P-UD 0.00 659.35 0.00 659.35 0.00 0.00 1.00000000 0.87500000 BRADEN FED PUD 1 - 13869 P-UD 0.00 486.97 0.00 486.97 0.00 0.00 1.00000000 0.62500000 COYOTE DRAW FED PUD 1 - 14373 P-UD 0.00 470.35 0.00 470.35 0.00 0.00 1.00000000 0.75000000 COYOTE FED PUD 1 - 14393 P-UD 0.00 466.35 0.00 466.35 0.00 0.00 0.92000000 0.68999999 COYOTE FED PUD 2 - 14394 P-UD 0.00 465.51 0.00 465.51 0.00 0.00 0.92000000 0.68999999 EVERETTE OO PUD 1 - 13854 P-UD 0.00 486.73 0.00 486.73 0.00 0.00 1.00000000 0.84500000 EVERETTE OO PUD 5 - 13858 P-UD 0.00 484.73 0.00 484.73 0.00 0.00 1.00000000 0.84500000 EVERETTE OO PUD 6 - 13859 P-UD 0.00 485.68 0.00 485.68 0.00 0.00 1.00000000 0.84500000 GATHERING SYSTEM - NGL P-UD 0.00 0.00 0.00 0.00 0.00 0.00 1.00000000 0.80000000 GRAFA RW FED PUD 1 - 14466 P-UD 0.00 485.56 0.00 485.56 0.00 0.00 1.00000000 0.82500000 GRAFA RW PUD 1 - 14500 P-UD 0.00 487.07 0.00 487.07 0.00 0.00 1.00000000 0.82500000 HANAGAN A FED PUD 5 - 13710 P-UD 0.00 470.35 0.00 470.35 0.00 0.00 0.95619465 0.75664073 HANAGAN A FED PUD 6 - 13711 P-UD 0.00 470.24 0.00 470.24 0.00 0.00 0.95619465 0.75664073 HANAGAN FED PUD 3 - 14384 P-UD 0.00 468.56 0.00 468.56 0.00 0.00 0.96151822 0.68510452 HANCOCK AHC PUD 2 - 14494 P-UD 0.00 486.85 0.00 486.85 0.00 0.00 1.00000000 0.81250000 HANCOCK AHC PUD 6 - 14594 P-UD 0.00 486.62 0.00 486.62 0.00 0.00 1.00000000 0.84375000 IRWIN FED PUD 1 - 14404 P-UD 0.00 465.39 0.00 465.39 0.00 0.00 0.87808183 0.61053942 KISNER TB FED PUD 1 - 14504 P-UD 0.00 485.80 0.00 485.80 0.00 0.00 1.00000000 0.82500000 LANGLEY RJ FED PUD 1 - 13865 P-UD 0.00 484.49 0.00 484.49 0.00 0.00 1.00000000 0.82500000 LANGLEY RJ FED PUD 3 - 14470 P-UD 0.00 483.63 0.00 483.63 0.00 0.00 1.00000000 0.82500000 LAURALEA PUD 1 - 14381 P-UD 0.00 467.64 0.00 467.64 0.00 0.00 0.97944467 0.76078350 MARGARET RQ STATE PUD 1 - 13819 P-UD 0.00 483.51 0.00 483.51 0.00 0.00 1.00000000 0.82500000 MCKAY SAMEDAN PUD 1 - 14385 P-UD 0.00 470.12 0.00 470.12 0.00 0.00 0.94999860 0.77229894 MIKE FED COM PUD 1 - 14391 P-UD 0.00 468.68 0.00 468.68 0.00 0.00 0.94519531 0.73161718 MIKE FED COM PUD 2 - 14392 P-UD 0.00 467.53 0.00 467.53 0.00 0.00 0.94519531 0.73161718 MONAGHAN QY FED PUD 1 - 13836 P-UD 0.00 483.39 0.00 483.39 0.00 0.00 1.00000000 0.82500000 PAUL HICKS FED PUD 2 - 14389 P-UD 0.00 466.59 0.00 466.59 0.00 0.00 0.94519531 0.73161718 PAUL HICKS FED PUD 3 - 14390 P-UD 0.00 466.47 0.00 466.47 0.00 0.00 0.94519531 0.73161718 PDP- NGL P-UD 0.00 0.00 0.00 0.00 0.00 0.00 1.00000000 0.80000000 PECOS FED PUD 1 - 14372 P-UD 0.00 470.24 0.00 470.24 0.00 0.00 1.00000000 0.75000000 WHEELER AFE FED PUD 5 - 14365 P-UD 0.00 470.12 0.00 470.12 0.00 0.00 1.00000000 0.82500000 0.00 48,789.41 0.00 48,789.41 0.00 0.00 13

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS TABLE 10 As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (M-Mcf) Rem Oil (MBbls) Rem Gas (M-Mcf) Cum Oil (MBbls) Cum Gas (M-Mcf) Working Interest Decimal Revenue Interest Decimal Proved Reserve Class 6,067.43 351,448.43 1,028.76 97,383.01 5,038.67 254,065.42 Probable Reserve Class Undeveloped Reserve Category *ADELL UJ FED COM PrUD 12 15235 Pr-UD 0.00 595.53 0.00 595.53 0.00 0.00 1.00000000 0.82187500 *ALKALI FED PrUD 16 - 14576 Pr-UD 0.00 672.62 0.00 672.62 0.00 0.00 0.99300000 0.76731536 *ALKALI FED PrUD 19 - 15468 Pr-UD 0.00 660.27 0.00 660.27 0.00 0.00 0.99300000 0.76731536 *ALKALI FED PrUD 21 - 15470 Pr-UD 0.00 650.34 0.00 650.34 0.00 0.00 0.99300000 0.76731536 *ALKALI FED PrUD 26 - 15451 Pr-UD 0.00 639.96 0.00 639.96 0.00 0.00 0.99300000 0.76731536 *BITTER LAKE PX STATE PrUD 3 - 14287 Pr-UD 0.00 589.54 0.00 589.54 0.00 0.00 1.00000000 0.87500000 *BURROWGRASS ABG FED COM PUD 7 - 154 Pr-UD 0.00 749.57 0.00 749.57 0.00 0.00 0.56250000 0.47250000 *CAMACK FED PrUD 1 - 15357 Pr-UD 0.00 570.41 0.00 570.41 0.00 0.00 0.78458831 0.61520350 *CAMACK FED PrUD 3 - 15359 Pr-UD 0.00 555.34 0.00 555.34 0.00 0.00 0.78458831 0.61520350 *DANA FED PUD 2 - 14212 Pr-UD 0.00 585.57 0.00 585.57 0.00 0.00 1.00000000 0.75000000 *DORIS FED PrUD 1 - 14571 Pr-UD 0.00 625.52 0.00 625.52 0.00 0.00 0.99300000 0.61569500 *EAICIN AFB COM PrUD 1 - 14288 Pr-UD 0.00 579.22 0.00 579.22 0.00 0.00 1.00000000 0.84875000 *EVERETTE OO PrUD 7 - 14539 Pr-UD 0.00 726.22 0.00 726.22 0.00 0.00 1.00000000 0.84500000 *FEDERAL IX PUD 3 - 14360 Pr-UD 0.00 647.07 0.00 647.07 0.00 0.00 0.12500000 0.10937500 *GRYNBERG 17 FED COM PrUD 4 - 15390 Pr-UD 0.00 533.85 0.00 533.85 0.00 0.00 0.62916667 0.52741317 *HANAGAN A FED PrUD 1 - 15222 Pr-UD 0.00 658.41 0.00 658.41 0.00 0.00 0.95619470 0.75664070 *HANAGAN A FED PrUD 2 - 15210 Pr-UD 0.00 652.41 0.00 652.41 0.00 0.00 0.95619465 0.75664073 *HANAGAN A FED PrUD 3 - 15224 Pr-UD 0.00 655.45 0.00 655.45 0.00 0.00 0.95619470 0.75664070 *HANAGAN FED PUD 3 - 14435 Pr-UD 0.00 726.78 0.00 726.78 0.00 0.00 0.71252474 0.56524858 *HANAGAN FED PUD 4 - 14436 Pr-UD 0.00 723.62 0.00 723.62 0.00 0.00 0.71252474 0.56524858 *HANCOCK AHC PrUD 7 - 14458 Pr-UD 0.00 725.87 0.00 725.87 0.00 0.00 1.00000000 0.84375000 *HELEN COLLINS FED COM PrUD 6 - 14400 Pr-UD 0.00 649.32 0.00 649.32 0.00 0.00 0.88519580 0.70758632 *HIGGINS FED PrUD 3 - 14592 Pr-UD 0.00 613.91 0.00 613.91 0.00 0.00 0.99000000 0.75940250 *IRWIN FED PrUD 1 - 15227 Pr-UD 0.00 639.62 0.00 639.62 0.00 0.00 0.87808180 0.61053940 *IRWIN FED PrUD 2 - 15212 Pr-UD 0.00 646.15 0.00 646.15 0.00 0.00 0.87808183 0.61053942 *IRWIN FED PrUD 3 - 15229 Pr-UD 0.00 636.27 0.00 636.27 0.00 0.00 0.87808180 0.61053940 *IRWIN FED PrUD 4 - 15214 Pr-UD 0.00 642.92 0.00 642.92 0.00 0.00 0.87808183 0.61053942 *ISLER FEE PrUD 3 - 14428 Pr-UD 0.00 629.33 0.00 629.33 0.00 0.00 0.77752850 0.58264638 *JILL FED PrUD 3 - 14248 Pr-UD 0.00 572.60 0.00 572.60 0.00 0.00 1.00000000 0.75000000 *JILL FED PrUD 4 - 14249 Pr-UD 0.00 568.16 0.00 568.16 0.00 0.00 1.00000000 0.75000000 *LEEMAN PrUD 1 - 14204 Pr-UD 0.00 561.09 0.00 561.09 0.00 0.00 1.00000000 0.75000000 *LISA FED PUD 2 - 14334 Pr-UD 0.00 654.96 0.00 654.96 0.00 0.00 0.55922874 0.39545871 *LORETTA BBO STATE COM PrUD 2 - 15238 Pr-UD 0.00 553.75 0.00 553.75 0.00 0.00 1.00000000 0.85936810 14

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal *LORETTA BBO STATE COM PrUD 4 - 14188 Pr-UD 0.00 548.88 0.00 548.88 0.00 0.00 1.00000000 0.85936810 *MARGARET RQ STATE PrUD 8 - 13826 Pr-UD 0.00 725.49 0.00 725.49 0.00 0.00 1.00000000 0.82500000 *MCICAY PENZOIL FED PrUD 2 - 14451 Pr-UD 0.00 618.30 0.00 618.30 0.00 0.00 0.32275700 0.22341150 *MCICAY PENZOIL FED PrUD 3 - 14452 Pr-UD 0.00 614.45 0.00 614.45 0.00 0.00 0.32275700 0.22341150 *MCICAY-HARVEY FED PrUD 8 - 14276 Pr-UD 0.00 541.09 0.00 541.09 0.00 0.00 0.99596680 0.74889469 *MICHAEL ERIC FED PUD 1 - 14442 Pr-UD 0.00 720.14 0.00 720.14 0.00 0.00 0.48961650 0.37163688 *MICHAEL ERIC FED PUD 4 - 14445 Pr-UD 0.00 715.94 0.00 715.94 0.00 0.00 0.48961650 0.37163688 *MONAGHAN QY FED PrUD 7 - 15446 Pr-UD 0.00 716.19 0.00 716.19 0.00 0.00 1.00000000 0.82500000 *O'CONNEL FED COM PUD 2 - 15334 Pr-UD 0.00 784.60 0.00 784.60 0.00 0.00 0.81972668 0.62066111 *PENJACK FED PUD 4 - 14283 Pr-UD 0.00 660.84 0.00 660.84 0.00 0.00 0.98875000 0.74156250 *PJ FED COM PUD 1 - 14342 Pr-UD 0.00 649.11 0.00 649.11 0.00 0.00 0.49085364 0.37500000 *PJ FED COM PUD 4 - 14345 Pr-UD 0.00 650.87 0.00 650.87 0.00 0.00 0.49085364 0.37500000 *PLAINS QN COM PrUD 2 - 15486 Pr-UD 0.00 468.07 0.00 468.07 0.00 0.00 0.49400000 0.40614453 *PLAINS QN COM PrUD 9 - 15462 Pr-UD 0.00 516.02 0.00 516.02 0.00 0.00 0.57862500 0.48896875 *PLAINS QN COM PUD 4 - 15398 Pr-UD 0.00 765.22 0.00 765.22 0.00 0.00 0.57862500 0.48896875 *PLAINS QN COM PUD 6 - 15400 Pr-UD 0.00 760.78 0.00 760.78 0.00 0.00 0.57862500 0.48896875 *PLAINS QN COM PUD 7 - 15461 Pr-UD 0.00 755.31 0.00 755.31 0.00 0.00 0.57862500 0.48896875 *RAILROAD STATE PrUD 1 - 14429 Pr-UD 0.00 625.73 0.00 625.73 0.00 0.00 0.76439611 0.58097757 *RAILROAD STATE PrUD 2 - 15220 Pr-UD 0.00 622.07 0.00 622.07 0.00 0.00 0.76439611 0.58097757 *RED ROCK FED PrUD 3 - 15339 Pr-UD 0.00 601.61 0.00 601.61 0.00 0.00 0.81875000 0.69174475 *REDMAN OY STATE PrUD 6 - 13831 Pr-UD 0.00 708.76 0.00 708.76 0.00 0.00 1.00000000 0.86600000 *RI FED PUD 2 - 15351 Pr-UD 0.00 767.54 0.00 767.54 0.00 0.00 0.80875000 0.56822595 *RIVER BRIDGE UX STATE PrUD 3 - 14307 Pr-UD 0.00 532.95 0.00 532.95 0.00 0.00 0.88020833 0.74624547 *RIVER BRIDGE UX STATE PrUD 9 - 14313 Pr-UD 0.00 527.51 0.00 527.51 0.00 0.00 0.88020833 0.74624547 *RIVER BRIDGE UX STATE PUD 12 - 14316 Pr-UD 0.00 653.47 0.00 653.47 0.00 0.00 0.88020833 0.74624547 *ROSE CANNON AOR COM PUD 1 - 14330 Pr-UD 0.00 651.31 0.00 651.31 0.00 0.00 0.72000000 0.56250000 *SAGEBRUSH TY COM PrUD 5 - 15427 Pr-UD 0.00 443.56 0.00 443.56 0.00 0.00 0.49400000 0.40614453 *SAGEBRUSH TY COM PrUD 6 - 15428 Pr-UD 0.00 415.80 0.00 415.80 0.00 0.00 0.49400000 0.40614453 *SAGEBRUSH TY COM PUD 3 - 15425 Pr-UD 0.00 742.65 0.00 742.65 0.00 0.00 0.49400000 0.40614453 *SAGEBRUSH TY COM PUD 8 - 15430 Pr-UD 0.00 736.38 0.00 736.38 0.00 0.00 0.49400000 0.40614453 *SMERNOFF NL STATE COM PrUD 2 - 15475 Pr-UD 0.00 584.45 0.00 584.45 0.00 0.00 0.80998733 0.65501133 *SMERNOFF NL STATE COM PUD 4 - 15325 Pr-UD 0.00 792.27 0.00 792.27 0.00 0.00 0.84798986 0.69900906 *SPRINGER TK STATE COM PrUD 1 - 13809 Pr-UD 0.00 700.97 0.00 700.97 0.00 0.00 1.00000000 0.86000000 *SPRINGER TK STATE COM PrUD 3 - 13811 Pr-UD 0.00 690.20 0.00 690.20 0.00 0.00 1.00000000 0.86000000 *SPRINGER TK STATE COM PrUD 5 - 13813 Pr-UD 0.00 681.60 0.00 681.60 0.00 0.00 1.00000000 0.86000000 *STEWART FED PrUD 4 - 14378 Pr-UD 0.00 661.33 0.00 661.33 0.00 0.00 0.99225000 0.76675125 *SUMMERS COM PUD 21 - 14304 Pr-UD 0.00 664.31 0.00 664.31 0.00 0.00 1.00000000 0.79545200 *SUMMERS COM PUD 22 - 14296 Pr-UD 0.00 659.27 0.00 659.27 0.00 0.00 0.98875000 0.74156245 *SUMMERS COM PUD 6 - 14197 Pr-UD 0.00 662.80 0.00 662.80 0.00 0.00 1.00000000 0.79545200 *SUMMERS COM PUD 8 - 14301 Pr-UD 0.00 658.86 0.00 658.86 0.00 0.00 0.98875000 0.74156245 15

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Reserve Lease Name Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal *SUZANNE FED PUD 1 - 14350 Pr-UD 0.00 646.38 0.00 646.38 0.00 0.00 0.48456536 0.38886371 *SUZANNE FED PUD 2 - 14351 Pr-UD 0.00 648.43 0.00 648.43 0.00 0.00 0.48456536 0.38886371 *TROUT FED COM PrUD 1 - 15403 Pr-UD 0.00 496.56 0.00 496.56 0.00 0.00 0.57862500 0.44039060 *TYRELL FED COM PrUD 3 - 14341 Pr-UD 0.00 518.86 0.00 518.86 0.00 0.00 0.49406070 0.3 8920478 *UNRUH AFF FED COM PUD 2 - 14178 Pr-UD 0.00 662.41 0.00 662.41 0.00 0.00 1.00000000 0.85000000 *VANCE FED PrUD 6 - 15217 Pr-UD 0.00 632.83 0.00 632.83 0.00 0.00 0.86763888 0.63983231 *VANCE FED PUD 2 - 14412 Pr-UD 0.00 729.81 0.00 729.81 0.00 0.00 0.86763888 0.63983231 *WHEELER AEE FED PrUD 1 - 15201 Pr-UD 0.00 672.41 0.00 672.41 0.00 0.00 1.00000000 0.82500000 *WHEELER AEE FED PrUD 3 - 15203 Pr-UD 0.00 669.72 0.00 669.72 0.00 0.00 1.00000000 0.82500000 *WHEELER AFE FED PrUD 11 - 15207 Pr-UD 0.00 666.97 0.00 666.97 0.00 0.00 1.00000000 0.82500000 *WHEELER AFE FED PrUD 6 - 14366 Pr-UD 0.00 664.17 0.00 664.17 0.00 0.00 1.00000000 0.82500000 ADELL UJ FED COM PrUD 13 - 15236 Pr-UD 0.00 590.72 0.00 590.72 0.00 0.00 1.00000000 0.82187500 ADELL UJ FED COM PrUD 6 - 14167 Pr-UD 0.00 590.38 0.00 590.38 0.00 0.00 1.00000000 0.82187500 ADICINS PrUD 1 - 14448 Pr-UD 0.00 381.02 0.00 381.02 0.00 0.00 0.47343750 0.3 8266758 ADICINS PrUD 2 - 14449 Pr-UD 0.00 378.47 0.00 378.47 0.00 0.00 0.47343750 0.3 8266758 ALKALI FED PrUD 12 - 14560 Pr-UD 0.00 385.52 0.00 385.52 0.00 0.00 0.99300000 0.76731536 ALKALI FED PrUD 13 - 14564 Pr-UD 0.00 383.10 0.00 383.10 0.00 0.00 0.99300000 0.76731536 ALKALI FED PrUD 14 - 14568 Pr-UD 0.00 382.75 0.00 382.75 0.00 0.00 0.99300000 0.76731536 ALKALI FED PrUD 20 - 15469 Pr-UD 0.00 382.39 0.00 382.39 0.00 0.00 0.99300000 0.76731536 ALKALI FED PrUD 20 - 15450 Pr-UD 0.00 379.50 0.00 379.50 0.00 0.00 0.99300000 0.76731536 ALKALI FED PrUD 27 - 15452 Pr-UD 0.00 379.13 0.00 379.13 0.00 0.00 0.99300000 0.76731536 ALKALI FED PUD 11 - 14556 Pr-UD 0.00 473.33 0.00 473.33 0.00 0.00 0.99300000 0.76731536 ALKALI FED PUD 15 - 14572 Pr-UD 0.00 473.17 0.00 473.17 0.00 0.00 0.99300000 0.76731536 ALKALI FED PUD 17 - 14580 Pr-UD 0.00 472.01 0.00 472.01 0.00 0.00 0.99300000 0.76731536 ANDREW UU PrUD 1 - 14577 Pr-UD 0.00 368.95 0.00 368.95 0.00 0.00 0.96562500 0.75937500 ANDREW UU PUD 4 - 14589 Pr-UD 0.00 469.58 0.00 469.58 0.00 0.00 0.96562500 0.75937500 ANDREW UU PUD 6 - 14597 Pr-UD 0.00 469.28 0.00 469.28 0.00 0.00 0.96562500 0.75937500 ANDREW UU PUD 7 - 15456 Pr-UD 0.00 468.80 0.00 468.80 0.00 0.00 0.96562500 0.75937500 BEAVERS FED PrUD 1 - 14210 Pr-UD 0.00 590.02 0.00 590.02 0.00 0.00 1.00000000 0.75000000 BENEDICT FED COM PrUD 3 - 14606 Pr-UD 0.00 342.12 0.00 342.12 0.00 0.00 0.87501560 0.74813650 BENEDICT FED COM PrUD 5 - 14607 Pr-UD 0.00 341.63 0.00 341.63 0.00 0.00 0.87501560 0.74813650 BENEDICT FED COM PUD 1 - 14526 Pr-UD 0.00 463.20 0.00 463.20 0.00 0.00 0.87501560 0.74813650 BENEDICT FED COM PUD 2 - 14530 Pr-UD 0.00 461.83 0.00 461.83 0.00 0.00 0.87501560 0.74813650 BITTER LAKE PX STATE PrUD 4 - 14174 Pr-UD 0.00 587.56 0.00 587.56 0.00 0.00 1.00000000 0.87500000 BITTER LAKE PX STATE PUD 5 - 14175 Pr-UD 0.00 657.81 0.00 657.81 0.00 0.00 1.00000000 0.87500000 BLYTHE SV PrUD 1 - 14543 Pr-UD 0.00 369.35 0.00 369.35 0.00 0.00 0.97767870 0.81248880 BLYTHE SV PUD 2 - 13862 Pr-UD 0.00 470.49 0.00 470.49 0.00 0.00 0.97767870 0.81248880 BLYTHE SV PUD 4 - 14557 Pr-UD 0.00 470.34 0.00 470.34 0.00 0.00 0.97767870 0.81248880 BO FED PUD 1 - 14242 Pr-UD 0.00 657.45 0.00 657.45 0.00 0.00 1.00000000 0.75000000 BURROWGRASS ABG FED COM PrUD 1 - 154 Pr-UD 0.00 260.68 0.00 260.68 0.00 0.00 0.56250000 0.47250000 16

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Reserve Lease Name Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal BURROWGRASS ABG FED COM PrUD 2 - 154 Pr-UD 0.00 254.40 0.00 254.40 0.00 0.00 0.56250000 0.47250000 BURROWGRASS ABG FED COM PrUD 5 - 154 Pr-UD 0.00 253.48 0.00 253.48 0.00 0.00 0.56250000 0.47250000 BURROWGRASS ABG FED COM PrUD 6 - 154 Pr-UD 0.00 245.65 0.00 245.65 0.00 0.00 0.56250000 0.47250000 BURROWGRASS ABG FED COM PrUD 9 - 154 Pr-UD 0.00 244.67 0.00 244.67 0.00 0.00 0.56250000 0.47250000 BURROWGRASS ABG FED COM PUD 2 - 1451Pr-UD 0.00 448.59 0.00 448.59 0.00 0.00 0.56250000 0.47250000 BURROWGRASS ABG FED COM PUD 4 - 1541Pr-UD 0.00 448.39 0.00 448.39 0.00 0.00 0.56250000 0.47250000 BURROWGRASS ABG FED COM PUD 8 - 1541Pr-UD 0.00 448.18 0.00 448.18 0.00 0.00 0.56250000 0.47250000 CALDZ1LL RZ PrUD 1 - 14554 Pr-UD 0.00 439.04 0.00 439.04 0.00 0.00 1.00000000 0.84375000 CALDZ1LL RZ PrUD 3 - 14570 Pr-UD 0.00 438.82 0.00 438.82 0.00 0.00 1.00000000 0.84375000 CALDZ1LL RZ PrUD 4 - 14574 Pr-UD 0.00 438.59 0.00 438.59 0.00 0.00 1.00000000 0.84375000 CAMACK FED PrUD 6 - 15362 Pr-UD 0.00 296.95 0.00 296.95 0.00 0.00 0.78458831 0.61520350 CAMACK FED PUD 5 - 15361 Pr-UD 0.00 457.79 0.00 457.79 0.00 0.00 0.78458831 0.61520350 CANNON XF PrUD 4 - 14321 Pr-UD 0.00 527.09 0.00 527.09 0.00 0.00 0.83333333 0.69062503 CANNON XF PUD 3 - 14320 Pr-UD 0.00 630.33 0.00 630.33 0.00 0.00 0.83333333 0.69062503 CAUDILL RZ COM PrUD 1 - 14562 Pr-UD 0.00 436.99 0.00 436.99 0.00 0.00 1.00000000 0.83267060 CAUDILL RZ PrUD 2 - 14473 Pr-UD 0.00 358.75 0.00 358.75 0.00 0.00 0.92734376 0.80769675 CAUDILL RZ PUD 1 - 14506 Pr-UD 0.00 466.59 0.00 466.59 0.00 0.00 0.92734376 0.80769675 CAUDILL RZ PUD 3 - 14604 Pr-UD 0.00 463.38 0.00 463.38 0.00 0.00 0.87812501 0.76338710 COBIE EDEID FED PUD 1 - 14439 Pr-UD 0.00 458.31 0.00 458.31 0.00 0.00 0.69593750 0.51708789 COBRA AXK STATE PrUD 1 - 15422 Pr-UD 0.00 236.38 0.00 236.38 0.00 0.00 0.50589318 0.41886815 COMANCHE HILL 18 PrUD 2 - 14182 Pr-UD 0.00 586.86 0.00 586.86 0.00 0.00 1.00000000 0.87500000 COMANCHE HILL 18 PrUD 6 - 14186 Pr-UD 0.00 584.37 0.00 584.37 0.00 0.00 1.00000000 0.87500000 COMANCHE HILL 18 PrUD 7 - 14187 Pr-UD 0.00 584.01 0.00 584.01 0.00 0.00 1.00000000 0.87500000 COMANCHE HILL 18 PUD 1 - 14181 Pr-UD 0.00 655.88 0.00 655.88 0.00 0.00 1.00000000 0.87500000 COMANCHE HILL 18 PUD 3 - 14183 Pr-UD 0.00 654.27 0.00 654.27 0.00 0.00 1.00000000 0.87500000 COMER PrUD 1 - 14527 Pr-UD 0.00 373.19 0.00 373.19 0.00 0.00 0.98684500 0.76022785 COMER PrUD 2 - 14484 Pr-UD 0.00 372.42 0.00 372.42 0.00 0.00 0.98684500 0.76022785 COMER PrUD 4 - 14463 Pr-UD 0.00 369.74 0.00 369.74 0.00 0.00 0.98684500 0.76022785 COMER PUD 3 - 14535 Pr-UD 0.00 470.65 0.00 470.65 0.00 0.00 0.98684500 0.76022785 COYOTE DRAW FED PrUD 2 - 14374 Pr-UD 0.00 423.57 0.00 423.57 0.00 0.00 1.00000000 0.75000000 COYOTE DRAW FED PUD 1 - 14510 Pr-UD 0.00 466.27 0.00 466.27 0.00 0.00 0.91987461 0.71153051 COYOTE FED PrUD 3 - 14395 Pr-UD 0.00 408.94 0.00 408.94 0.00 0.00 0.92000000 0.68999999 CURTIS QR COM PrUD 1 - 14469 Pr-UD 0.00 350.47 0.00 350.47 0.00 0.00 0.90525000 0.76381853 CURTIS QR COM PUD 2 - 14503 Pr-UD 0.00 464.87 0.00 464.87 0.00 0.00 0.90525000 0.76381853 DALE FED PrUD 5 - 14418 Pr-UD 0.00 397.16 0.00 397.16 0.00 0.00 0.86763888 0.63983231 DALE FED PrUD 6 - 14419 Pr-UD 0.00 396.89 0.00 396.89 0.00 0.00 0.86763888 0.63983231 DALE FED PUD 3 - 14416 Pr-UD 0.00 463.30 0.00 463.30 0.00 0.00 0.86763888 0.63983231 DANA FED PrUD 10 - 14220 Pr-UD 0.00 583.64 0.00 583.64 0.00 0.00 1.00000000 0.75000000 DANA FED PrUD 8 - 14218 Pr-UD 0.00 580.71 0.00 580.71 0.00 0.00 1.00000000 0.75000000 DANA FED PUD 11 - 14221 Pr-UD 0.00 653.89 0.00 653.89 0.00 0.00 1.00000000 0.75000000 17

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal DEE OQ STATE PrUD 2 - 13863 Pr-UD 0.00 436.77 0.00 436.77 0.00 0.00 1.00000000 0.84500000 DORIS FED PrUD 4 - 14583 Pr-UD 0.00 376.59 0.00 376.59 0.00 0.00 0.99300000 0.61569500 DORIS FED PrUD 6 - 14591 Pr-UD 0.00 376.23 0.00 376.23 0.00 0.00 0.99300000 0.61569500 DORIS FED PUD 3 - 14579 Pr-UD 0.00 471.86 0.00 471.86 0.00 0.00 0.99300000 0.61569500 DORIS RI FED PrUD 5 - 15320 Pr-UD 0.00 328.00 0.00 328.00 0.00 0.00 0.85166667 0.63454647 DORIS RI FED PUD 7 - 15353 Pr-UD 0.00 458.85 0.00 458.85 0.00 0.00 0.80875000 0.56822595 EDMONDSON FED PrUD 1 - 15433 Pr-UD 0.00 215.47 0.00 215.47 0.00 0.00 0.36449006 0.29462921 EDMONDSON FED PrUD 3 - 15435 Pr-UD 0.00 214.21 0.00 214.21 0.00 0.00 0.36449006 0.29462921 EDMONDSON FED PrUD 6 - 14605 Pr-UD 0.00 212.89 0.00 212.89 0.00 0.00 0.36449006 0.29462921 EDMONDSON FED PUD 4 - 15436 Pr-UD 0.00 445.93 0.00 445.93 0.00 0.00 0.36449006 0.29462921 EDMONDSON FED PUD 5 - 15437 Pr-UD 0.00 445.73 0.00 445.73 0.00 0.00 0.36449006 0.29462921 EVERETTE OO PrUD 2 - 13855 Pr-UD 0.00 436.53 0.00 436.53 0.00 0.00 1.00000000 0.84500000 EVERETTE OO PrUD 3 - 13856 Pr-UD 0.00 434.70 0.00 434.70 0.00 0.00 1.00000000 0.84500000 EVERETTE OO PrUD 8 - 14464 Pr-UD 0.00 434.45 0.00 434.45 0.00 0.00 1.00000000 0.84500000 FEDERAL IX PrUD 4 - 14360.5 Pr-UD 0.00 504.47 0.00 504.47 0.00 0.00 0.12500000 0.10937500 FEDERAL IX PUD 1 - 14358 Pr-UD 0.00 628.01 0.00 628.01 0.00 0.00 0.12500000 0.10937500 FEDERAL IX PUD 2 - 14359 Pr-UD 0.00 626.16 0.00 626.16 0.00 0.00 0.12500000 0.10937500 FINCH FEE PUD 1 - 14327 Pr-UD 0.00 628.53 0.00 628.53 0.00 0.00 0.77362925 0.58146459 FOREMAN FED PrUD 1 - 14559 Pr-UD 0.00 388.98 0.00 388.98 0.00 0.00 0.99398000 0.77372183 FOREMAN FED PrUD 2 - 14563 Pr-UD 0.00 386.22 0.00 386.22 0.00 0.00 0.99398000 0.77372183 FOREMAN FED PrUD 3 - 14567 Pr-UD 0.00 385.88 0.00 385.88 0.00 0.00 0.99398000 0.77372183 GETTY PS 17 FED COM PrUD 1 - 15332 Pr-UD 0.00 319.21 0.00 319.21 0.00 0.00 0.83007813 0.69294435 GETTY PS 18 FED COM PUD 2 - 14483 Pr-UD 0.00 475.20 0.00 475.20 0.00 0.00 0.99609375 0.87116773 GETTY PS 18 FED COM PUD 3 - 14532 Pr-UD 0.00 475.06 0.00 475.06 0.00 0.00 0.99609375 0.87116773 GETTY PS 18 FED COM PUD 4 - 14487 Pr-UD 0.00 474.92 0.00 474.92 0.00 0.00 0.99609375 0.87116773 GETTY PS 7 FED PrUD 1 - 14578 Pr-UD 0.00 432.79 0.00 432.79 0.00 0.00 1.00000000 0.87500000 GETTY PS 7 FED PrUD 2 - 15330 Pr-UD 0.00 318.65 0.00 318.65 0.00 0.00 0.83007813 0.69294435 GETTY PS 7 FED PrUD 3 - 15331 Pr-UD 0.00 318.06 0.00 318.06 0.00 0.00 0.83007813 0.69294435 GLOBE MN FED PrUD 1 - 14514 Pr-UD 0.00 358.33 0.00 358.33 0.00 0.00 0.91532538 0.76922400 GLOBE MN FED PrUD 2 - 14477 Pr-UD 0.00 357.89 0.00 357.89 0.00 0.00 0.91532538 0.76922400 GLOBE MN FED PUD 3 - 14521 Pr-UD 0.00 465.03 0.00 465.03 0.00 0.00 0.91532538 0.76922400 GRYNBERG 17 FED COM PrUD 2 - 15388 Pr-UD 0.00 276.57 0.00 276.57 0.00 0.00 0.62916667 0.52741317 GRYNBERG 17 FED COM PrUD 3 - 15389 Pr-UD 0.00 275.76 0.00 275.76 0.00 0.00 0.62916667 0.52741317 GRYNBERG 17 FED COM PrUD 8 - 15439 Pr-UD 0.00 203.46 0.00 203.46 0.00 0.00 0.25000000 0.20625002 GRYNBERG 17 FED COM PUD 5 - 15391 Pr-UD 0.00 452.16 0.00 452.16 0.00 0.00 0.62916667 0.52741317 GRYNBERG 17 FED COM PUD 6 - 15392 Pr-UD 0.00 451.97 0.00 451.97 0.00 0.00 0.62916667 0.52741317 GRYNBERG 17 FED COM PUD 7 - 15438 Pr-UD 0.00 444.88 0.00 444.88 0.00 0.00 0.25000000 0.20625002 GYP MO FED PrUD 4 - 15370 Pr-UD 0.00 295.58 0.00 295.58 0.00 0.00 0.73214286 0.61160716 GYP MO FED PUD 3 - 15369 Pr-UD 0.00 455.57 0.00 455.57 0.00 0.00 0.73214286 0.61160716 HANAGAN A FED PrUD 2 - 15223 Pr-UD 0.00 415.47 0.00 415.47 0.00 0.00 0.95619470 0.75664070 18

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal HANAGAN A FED PrUD 2 - 13707 Pr-UD 0.00 415.24 0.00 415.24 0.00 0.00 0.95619465 0.75664073 HANAGAN A FED PrUD 3 - 13708 Pr-UD 0.00 413.33 0.00 413.33 0.00 0.00 0.95619465 0.75664073 HANAGAN A FED PrUD 4 - 15209 Pr-UD 0.00 413.09 0.00 413.09 0.00 0.00 0.95619465 0.75664073 HANAGAN FED PrUD 1 - 14382 Pr-UD 0.00 417.31 0.00 417.31 0.00 0.00 0.96151822 0.68510452 HANAGAN FED PrUD 2 - 14434 Pr-UD 0.00 386.83 0.00 386.83 0.00 0.00 0.71252474 0.56524858 HANAGAN FED PrUD 2 - 14441 Pr-UD 0.00 384.09 0.00 384.09 0.00 0.00 0.68636197 0.54178749 HANAGAN FED PrUD 6 - 14438 Pr-UD 0.00 386.54 0.00 386.54 0.00 0.00 0.71252474 0.56524858 HANAGAN FED PUD 1 - 14440 Pr-UD 0.00 457.21 0.00 457.21 0.00 0.00 0.68636197 0.54178749 HANAGAN FED PUD 1 - 14433 Pr-UD 0.00 459.54 0.00 459.54 0.00 0.00 0.71252474 0.56524858 HANAGAN FED PUD 5 - 14437 Pr-UD 0.00 458.45 0.00 458.45 0.00 0.00 0.71252474 0.56524858 HANCOCK AHC PrUD 1 - 14549 Pr-UD 0.00 432.56 0.00 432.56 0.00 0.00 1.00000000 0.81250000 HANCOCK AHC PrUD 3 - 14582 Pr-UD 0.00 432.31 0.00 432.31 0.00 0.00 1.00000000 0.81250000 HANCOCK AHC PrUD 4 - 14586 Pr-UD 0.00 430.65 0.00 430.65 0.00 0.00 1.00000000 0.81250000 HANCOCK AHC PrUD 5 - 14590 Pr-UD 0.00 430.16 0.00 430.16 0.00 0.00 1.00000000 0.84375000 HANSEL ANT FED COM PUD 1 - 15363 Pr-UD 0.00 457.61 0.00 457.61 0.00 0.00 0.76552822 0.66452253 HELEN COLLINS FED COM PrUD 1 - 14396 Pr-UD 0.00 408.70 0.00 408.70 0.00 0.00 0.88519580 0.70758632 HELEN COLLINS FED COM PrUD 4 - 14398 Pr-UD 0.00 406.70 0.00 406.70 0.00 0.00 0.88519580 0.70758632 HELEN COLLINS FED COM PrUD 8 - 14403 Pr-UD 0.00 406.70 0.00 406.70 0.00 0.00 0.88519580 0.70758632 HIGGINS FED PrUD 1 - 14584 Pr-UD 0.00 375.84 0.00 375.84 0.00 0.00 0.99000000 0.75940250 HOBBS FED PrUD 1 - 14488 Pr-UD 0.00 391.62 0.00 391.62 0.00 0.00 0.99533333 0.76884750 HOBBS FED PUD 2 - 14491 Pr-UD 0.00 473.48 0.00 473.48 0.00 0.00 0.99533333 0.76884750 HORSE CREEK COM PrUD 2 - 14550 Pr-UD 0.00 389.32 0.00 389.32 0.00 0.00 0.99517856 0.77171250 IRWIN FED PrUD 1 - 15211 Pr-UD 0.00 404.37 0.00 404.37 0.00 0.00 0.87808183 0.61053942 IRWIN FED PrUD 2 - 15228 Pr-UD 0.00 401.76 0.00 401.76 0.00 0.00 0.87808180 0.61053940 IRWIN FED PrUD 3 - 15213 Pr-UD 0.00 404.12 0.00 404.12 0.00 0.00 0.87808183 0.61053942 IRWIN FED PrUD 4 - 15230 Pr-UD 0.00 399.60 0.00 399.60 0.00 0.00 0.87808180 0.61053940 IRWIN FED PrUD 6 - 15215 Pr-UD 0.00 402.02 0.00 402.02 0.00 0.00 0.87808183 0.61053942 IRWIN FED PUD 3 - 14406 Pr-UD 0.00 464.42 0.00 464.42 0.00 0.00 0.87808183 0.61053942 IRWIN FED PUD 5 - 14408 Pr-UD 0.00 464.30 0.00 464.30 0.00 0.00 0.87808183 0.61053942 ISLER FEE PUD 1 - 14426 Pr-UD 0.00 460.86 0.00 460.86 0.00 0.00 0.77752850 0.58264638 JAMIE COM PrUD 1 - 14465 Pr-UD 0.00 362.13 0.00 362.13 0.00 0.00 0.95472591 0.75681484 JILL FED PrUD 7 - 14252 Pr-UD 0.00 580.35 0.00 580.35 0.00 0.00 1.00000000 0.75000000 JILL FED PUD 6 - 14251 Pr-UD 0.00 652.25 0.00 652.25 0.00 0.00 1.00000000 0.75000000 JJ 1 FED COM PrUD 1 - 14325 Pr-UD 0.00 526.61 0.00 526.61 0.00 0.00 0.82031250 0.70316410 JJ 1 FED COM PrUD 2 - 14326 Pr-UD 0.00 522.65 0.00 522.65 0.00 0.00 0.77362925 0.58146459 KUYKENDALL OP COM PrUD 1 - 14472 Pr-UD 0.00 428.43 0.00 428.43 0.00 0.00 1.00000000 0.87500000 LANGLEY RJ FED PrUD 2 - 14501 Pr-UD 0.00 428.18 0.00 428.18 0.00 0.00 1.00000000 0.82500000 LANGLEY RJ FED PrUD 4 - 14505 Pr-UD 0.00 427.93 0.00 427.93 0.00 0.00 1.00000000 0.82500000 LEEMAN PrUD 10 - 14235 Pr-UD 0.00 577.77 0.00 577.77 0.00 0.00 1.00000000 0.75000000 LEEMAN PrUD 11 - 14236 Pr-UD 0.00 577.40 0.00 577.40 0.00 0.00 1.00000000 0.75000000 19

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal LEEMAN PrUD 4 - 14207 Pr-UD 0.00 574.34 0.00 574.34 0.00 0.00 1.00000000 0.75000000 LEEMAN PrUD 5 - 14208 Pr-UD 0.00 573.96 0.00 573.96 0.00 0.00 1.00000000 0.75000000 LEEMAN PUD 13 - 14238 Pr-UD 0.00 650.58 0.00 650.58 0.00 0.00 1.00000000 0.75000000 LILLIE RB FED PrUD 1 - 15364 Pr-UD 0.00 296.29 0.00 296.29 0.00 0.00 0.75868750 0.66276560 LILLIE RB FED PUD 2 - 15365 Pr-UD 0.00 457.42 0.00 457.42 0.00 0.00 0.75868750 0.66276560 LILLIE RB FED PUD 3 - 15366 Pr-UD 0.00 456.68 0.00 456.68 0.00 0.00 0.75868750 0.66276560 LILLIE RB FED PUD 4 - 15367 Pr-UD 0.00 456.50 0.00 456.50 0.00 0.00 0.75868750 0.66276560 LISA FED PrUD 3 - 14335 Pr-UD 0.00 518.08 0.00 518.08 0.00 0.00 0.55922874 0.39545871 LISA FED PUD 1 - 14333 Pr-UD 0.00 628.28 0.00 628.28 0.00 0.00 0.55922874 0.39545871 LODEWICK FED COM PUD 3 - 14507 Pr-UD 0.00 467.40 0.00 467.40 0.00 0.00 0.89431246 0.69863564 LODEWICK FED COM PUD 4 - 13870 Pr-UD 0.00 463.54 0.00 463.54 0.00 0.00 0.89431246 0.69863564 LORETTA BBO STATE COM PrUD 1 - 15239 Pr-UD 0.00 573.58 0.00 573.58 0.00 0.00 1.00000000 0.85936810 LORETTA BBO STATE COM PrUD 3 - 14189 Pr-UD 0.00 570.89 0.00 570.89 0.00 0.00 1.00000000 0.85936810 LUKE FED COM PrUD 1 - 14332 Pr-UD 0.00 522.14 0.00 522.14 0.00 0.00 0.56398807 0.45424105 MARGARET RQ STATE PrUD 2 - 13820 Pr-UD 0.00 426.19 0.00 426.19 0.00 0.00 1.00000000 0.82500000 MCCLELLANN MB PrUD 1 - 14511 Pr-UD 0.00 350.01 0.00 350.01 0.00 0.00 0.88000000 0.66900000 MCCLELLANN MB PrUD 2 - 13872 Pr-UD 0.00 346.85 0.00 346.85 0.00 0.00 0.88000000 0.66900000 MCCLELLANN MB PrUD 3 - 14515 Pr-UD 0.00 345.92 0.00 345.92 0.00 0.00 0.88000000 0.66900000 MCCLELLANN MB PrUD 5 - 14603 Pr-UD 0.00 342.59 0.00 342.59 0.00 0.00 0.88000000 0.66900000 MCKAY PENZOIL FED PrUD 1 - 14450 Pr-UD 0.00 378.16 0.00 378.16 0.00 0.00 0.32275700 0.22341150 MCKAY PENZOIL FED PrUD 4 - 14453 Pr-UD 0.00 377.85 0.00 377.85 0.00 0.00 0.32275700 0.22341150 MCKAY PENZOIL FED PUD 5 - 14454 Pr-UD 0.00 455.50 0.00 455.50 0.00 0.00 0.32275700 0.22341150 MCKAY PENZOIL FED PUD 6 - 14455 Pr-UD 0.00 455.38 0.00 455.38 0.00 0.00 0.32275700 0.22341150 MCKAY PENZOIL FED PUD 8 - 14457 Pr-UD 0.00 454.06 0.00 454.06 0.00 0.00 0.32275700 0.22341150 MCKAY-HARVEY FED PrUD 11 - 14279 Pr-UD 0.00 544.00 0.00 544.00 0.00 0.00 0.99596680 0.74889469 MCKAY-HARVEY FED PrUD 15 - 14240 Pr-UD 0.00 543.55 0.00 543.55 0.00 0.00 0.99596680 0.74889469 MCKAY-HARVEY FED PrUD 2 - 14270 Pr-UD 0.00 540.38 0.00 540.38 0.00 0.00 0.99596680 0.74889469 MCKAY-HARVEY FED PrUD 6 - 14274 Pr-UD 0.00 539.93 0.00 539.93 0.00 0.00 0.99596680 0.74889469 MCKAY-HARVEY FED PUD 1 - 14269 Pr-UD 0.00 650.18 0.00 650.18 0.00 0.00 1.00000000 0.75000000 MCKAY-HARVEY FED PUD 10 - 14278 Pr-UD 0.00 633.48 0.00 633.48 0.00 0.00 0.99596680 0.74889469 MCKAY-HARVEY FED PUD 7 - 14275 Pr-UD 0.00 637.39 0.00 637.39 0.00 0.00 0.99596680 0.74889469 MCKAY-HARVEY FED PUD 9 - 14277 Pr-UD 0.00 635.69 0.00 635.69 0.00 0.00 0.99596680 0.74889469 MICHAEL ERIC FED PrUD 2 - 14443 Pr-UD 0.00 383.79 0.00 383.79 0.00 0.00 0.48961650 0.37163688 MICHAEL ERIC FED PrUD 5 - 14446 Pr-UD 0.00 381.33 0.00 381.33 0.00 0.00 0.48961650 0.37163688 MICHAEL ERIC FED PUD 3 - 14444 Pr-UD 0.00 457.07 0.00 457.07 0.00 0.00 0.48961650 0.37163688 MICHAEL ERIC FED PUD 6 - 14447 Pr-UD 0.00 456.50 0.00 456.50 0.00 0.00 0.48961650 0.37163688 MIKE HARVEY TR FED PrUD 1 - 14553 Pr-UD 0.00 338.24 0.00 338.24 0.00 0.00 0.87500000 0.75813300 MIKE HARVEY TR FED PrUD 2 - 15305 Pr-UD 0.00 337.76 0.00 337.76 0.00 0.00 0.87500000 0.75813300 MIKE HARVEY TR FED PrUD 6 - 15463 Pr-UD 0.00 333.70 0.00 333.70 0.00 0.00 0.87500000 0.75813300 MIKE HARVEY TR FED PUD 7 - 15368 Pr-UD 0.00 456.32 0.00 456.32 0.00 0.00 0.75000000 0.65625000 20

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal MM FED PrUD 2 - 14253 Pr-UD 0.00 570.10 0.00 570.10 0.00 0.00 1.00000000 0.75000000 MM FED PrUD 3 - 14254 Pr-UD 0.00 567.32 0.00 567.32 0.00 0.00 1.00000000 0.75000000 MM FED PUD 10 - 14266 Pr-UD 0.00 648.26 0.00 648.26 0.00 0.00 1.00000000 0.75000000 MM FED PUD 4 - 14255 Pr-UD 0.00 646.31 0.00 646.31 0.00 0.00 1.00000000 0.75000000 MONAGHAN QY FED PrUD 12 - 13847 Pr-UD 0.00 425.95 0.00 425.95 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PrUD 15 - 13850 Pr-UD 0.00 423.88 0.00 423.88 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PrUD 16 - 13851 Pr-UD 0.00 423.62 0.00 423.62 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PrUD 17 - 13852 Pr-UD 0.00 423.36 0.00 423.36 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PrUD 6 - 13841 Pr-UD 0.00 421.55 0.00 421.55 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PrUD 6 - 15445 Pr-UD 0.00 421.29 0.00 421.29 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PrUD 9 - 13844 Pr-UD 0.00 421.02 0.00 421.02 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PUD 10 - 13845 Pr-UD 0.00 482.52 0.00 482.52 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PUD 14 - 13849 Pr-UD 0.00 482.40 0.00 482.40 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PUD 18 - 13853 Pr-UD 0.00 482.28 0.00 482.28 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PUD 2 - 13837 Pr-UD 0.00 481.39 0.00 481.39 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PUD 5 - 13840 Pr-UD 0.00 481.26 0.00 481.26 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PUD 7 - 13842 Pr-UD 0.00 480.23 0.00 480.23 0.00 0.00 1.00000000 0.82500000 MONAGHAN QY FED PUD 8 - 13843 Pr-UD 0.00 480.10 0.00 480.10 0.00 0.00 1.00000000 0.82500000 MOUNTAIN VR FED COM PrUD 2 - 14164 Pr-UD 0.00 566.93 0.00 566.93 0.00 0.00 1.00000000 0.81250000 MOUNTAIN VR FED COM PUD 3 - 14168 Pr-UD 0.00 646.09 0.00 646.09 0.00 0.00 1.00000000 0.81150833 MOUNTAIN VR FED COM PUD 5 - 14139 Pr-UD 0.00 643.41 0.00 643.41 0.00 0.00 1.00000000 0.81150833 NICHOLS DRAW FED PrUD 1 - 14423 Pr-UD 0.00 391.82 0.00 391.82 0.00 0.00 0.83427342 0.66779632 NICHOLS DRAW FED PrUD 3 - 14425 Pr-UD 0.00 389.47 0.00 389.47 0.00 0.00 0.83427342 0.66779632 NICHOLS DRAW FED PUD 2 - 14424 Pr-UD 0.00 460.99 0.00 460.99 0.00 0.00 0.83427342 0.66779632 O'CONNEL FED COM PrUD 1 - 15333 Pr-UD 0.00 313.95 0.00 313.95 0.00 0.00 0.81972668 0.62066111 O'CONNEL FED COM PrUD 3 - 15335 Pr-UD 0.00 312.75 0.00 312.75 0.00 0.00 0.81972668 0.62066111 O'CONNEL FED COM PrUD 4 - 15336 Pr-UD 0.00 308.57 0.00 308.57 0.00 0.00 0.81972668 0.62066111 O'CONNELL VX FED PrUD 3 - 14471 Pr-UD 0.00 361.70 0.00 361.70 0.00 0.00 0.93125000 0.72187480 O'CONNELL VX FED PUD 1 - 13866 Pr-UD 0.00 466.43 0.00 466.43 0.00 0.00 0.93125000 0.72187480 PAUL HICKS FED PrUD 1 - 14388 Pr-UD 0.00 410.93 0.00 410.93 0.00 0.00 0.94519531 0.73161718 PAULETTE PV STATE PrUD 1 - 14508 Pr-UD 0.00 418.88 0.00 418.88 0.00 0.00 1.00000000 0.84500000 PAULETTE PV STATE PrUD 3 - 14512 Pr-UD 0.00 418.60 0.00 418.60 0.00 0.00 1.00000000 0.84500000 PECOS RIVER FED PUD 1 - 14241 Pr-UD 0.00 641.60 0.00 641.60 0.00 0.00 1.00000000 0.75000000 PECOS STATE 16 PrUD 3 - 15342 Pr-UD 0.00 307.31 0.00 307.31 0.00 0.00 0.81250012 0.60937460 PECOS STATE 16 PrUD 4 - 15343 Pr-UD 0.00 302.86 0.00 302.86 0.00 0.00 0.81250012 0.60937460 PECOS STATE 16 PUD 1 - 15340 Pr-UD 0.00 459.75 0.00 459.75 0.00 0.00 0.81250012 0.60937460 PECOS STATE 16 PUD 2 - 15341 Pr-UD 0.00 459.57 0.00 459.57 0.00 0.00 0.81250012 0.60937460 PENJACK FED PrUD 2 - 14281 Pr-UD 0.00 536.18 0.00 536.18 0.00 0.00 0.98875000 0.74156250 PENJACK FED PrUD 5 - 14284 Pr-UD 0.00 535.71 0.00 535.71 0.00 0.00 0.98875000 0.74156250 PENJACK FED PUD 1 - 14280 Pr-UD 0.00 635.19 0.00 635.19 0.00 0.00 0.99596680 0.74889469 21

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal PENJACK FED PUD 6 - 14285 Pr-UD 0.00 630.33 0.00 630.33 0.00 0.00 0.98875000 0.74156250 PJ FED COM PrUD 2 - 14343 Pr-UD 0.00 513.48 0.00 513.48 0.00 0.00 0.49085364 0.37500000 PJ FED COM PrUD 3 - 14344 Pr-UD 0.00 512.94 0.00 512.94 0.00 0.00 0.49085364 0.37500000 PLAINS QN COM PrUD 1 - 15485 Pr-UD 0.00 235.31 0.00 235.31 0.00 0.00 0.49400000 0.40614453 PLAINS QN COM PrUD 5 - 15399 Pr-UD 0.00 270.18 0.00 270.18 0.00 0.00 0.57862500 0.48896875 PLAINS QN COM PrUD 8 - 15460 Pr-UD 0.00 268.50 0.00 268.50 0.00 0.00 0.57862500 0.48896875 PLAINS QN COM PUD 1 - 15393 Pr-UD 0.00 451.76 0.00 451.76 0.00 0.00 0.62250000 0.51437500 PLAINS QN COM PUD 2 - 15396 Pr-UD 0.00 450.80 0.00 450.80 0.00 0.00 0.57862500 0.48896875 PLAINS QN COM PUD 3 - 15397 Pr-UD 0.00 450.59 0.00 450.59 0.00 0.00 0.57862500 0.48896875 PLAINS QN COM PUD 7 - 15401 Pr-UD 0.00 449.79 0.00 449.79 0.00 0.00 0.57862500 0.48896875 POWERS OL FED PrUD 3 - 15377 Pr-UD 0.00 290.70 0.00 290.70 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PrUD 4 - 15378 Pr-UD 0.00 290.00 0.00 290.00 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PrUD 7 - 15381 Pr-UD 0.00 289.27 0.00 289.27 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PUD 1 - 15371 Pr-UD 0.00 455.39 0.00 455.39 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PUD 10 - 15384 Pr-UD 0.00 454.47 0.00 454.47 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PUD 5 - 15379 Pr-UD 0.00 454.28 0.00 454.28 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PUD 6 - 15380 Pr-UD 0.00 454.08 0.00 454.08 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PUD 8 - 15382 Pr-UD 0.00 453.31 0.00 453.31 0.00 0.00 0.71428571 0.60000000 POWERS OL FED PUD 9 - 15383 Pr-UD 0.00 453.13 0.00 453.13 0.00 0.00 0.71428571 0.60000000 PZ FED PrUD 2 - 14260 Pr-UD 0.00 566.53 0.00 566.53 0.00 0.00 1.00000000 0.75000000 PZ FED PrUD 4 - 14347 Pr-UD 0.00 563.33 0.00 563.33 0.00 0.00 1.00000000 0.75000000 PZ FED PrUD 5 - 14348 Pr-UD 0.00 562.91 0.00 562.91 0.00 0.00 1.00000000 0.75000000 PZ FED PUD 1 - 14259 Pr-UD 0.00 641.14 0.00 641.14 0.00 0.00 1.00000000 0.75000000 PZ FED PUD 6 - 14349 Pr-UD 0.00 639.74 0.00 639.74 0.00 0.00 1.00000000 0.75000000 RAILROAD STATE PrUD 2 - 14430 Pr-UD 0.00 389.19 0.00 389.19 0.00 0.00 0.76439611 0.57572876 RAILROAD STATE PUD 3 - 14431 Pr-UD 0.00 459.80 0.00 459.80 0.00 0.00 0.76439611 0.57572876 RAILROAD STATE PUD 4 - 14432 Pr-UD 0.00 459.67 0.00 459.67 0.00 0.00 0.76439611 0.57572876 RED ROCK FED PrUD 2 - 15338 Pr-UD 0.00 307.96 0.00 307.96 0.00 0.00 0.81875000 0.69174475 RED ROCK NB FED PrUD 1 - 15312 Pr-UD 0.00 333.19 0.00 333.19 0.00 0.00 0.87500000 0.73750000 RED ROCK NB FED PrUD 2 - 15313 Pr-UD 0.00 332.66 0.00 332.66 0.00 0.00 0.87500000 0.73750000 RED ROCK NB FED PrUD 3 - 15314 Pr-UD 0.00 329.07 0.00 329.07 0.00 0.00 0.87500000 0.73750000 RED ROCK NB FED PrUD 4 - 15315 Pr-UD 0.00 328.55 0.00 328.55 0.00 0.00 0.87500000 0.73750000 RED ROCK NB FED PUD 6 - 15317 Pr-UD 0.00 461.66 0.00 461.66 0.00 0.00 0.87500000 0.73750000 REDMAN OY STATE PrUD 1 - 13812 Pr-UD 0.00 416.71 0.00 416.71 0.00 0.00 1.00000000 0.86750000 REDMAN OY STATE PrUD 3 - 13816 Pr-UD 0.00 416.44 0.00 416.44 0.00 0.00 1.00000000 0.86750000 REDMAN OY STATE PrUD 5 - 13818 Pr-UD 0.00 416.15 0.00 416.15 0.00 0.00 1.00000000 0.86750000 REDMAN OY STATE PrUD 7 - 13832 Pr-UD 0.00 414.20 0.00 414.20 0.00 0.00 1.00000000 0.86600000 REDMAN OY STATE PrUD 8 - 13833 Pr-UD 0.00 413.63 0.00 413.63 0.00 0.00 1.00000000 0.86600000 REDMAN OY STATE PUD 2 - 13815 Pr-UD 0.00 479.97 0.00 479.97 0.00 0.00 1.00000000 0.86750000 RI FED PrUD 1 - 15350 Pr-UD 0.00 302.22 0.00 302.22 0.00 0.00 0.80875000 0.56822595 22

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal RI FED PUD 3 - 15352 Pr-UD 0.00 458.49 0.00 458.49 0.00 0.00 0.80875000 0.56822595 RIVER BRIDGE UX STATE PrUD 1 - 14309 Pr-UD 0.00 560.01 0.00 560.01 0.00 0.00 1.00000000 0.83240820 RIVER BRIDGE UX STATE PrUD 11 - 14315 Pr-UD 0.00 527.57 0.00 527.57 0.00 0.00 0.88020833 0.74624547 RIVER BRIDGE UX STATE PrUD 2 - 14306 Pr-UD 0.00 530.98 0.00 530.98 0.00 0.00 0.88126400 0.71721673 RIVER BRIDGE UX STATE PUD 4 - 14308 Pr-UD 0.00 630.84 0.00 630.84 0.00 0.00 0.88020833 0.74624547 RIVER BRIDGE UX STATE PUD 5 - 14307.5 Pr-UD 0.00 630.59 0.00 630.59 0.00 0.00 0.88020833 0.74624547 ROSE CANNON AOR COM PrUD 2 - 14331 Pr-UD 0.00 518.58 0.00 518.58 0.00 0.00 0.56398807 0.45424105 ROSE FED PrUD 12 - 14499 Pr-UD 0.00 354.49 0.00 354.49 0.00 0.00 0.90616825 0.70734440 ROSE FED PrUD 2 - 14479 Pr-UD 0.00 411.67 0.00 411.67 0.00 0.00 1.00000000 0.80500000 ROSE FED PrUD 3 - 14522 Pr-UD 0.00 411.39 0.00 411.39 0.00 0.00 1.00000000 0.80500000 ROSE FED PrUD 5 - 14598 Pr-UD 0.00 411.09 0.00 411.09 0.00 0.00 1.00000000 0.80500000 ROSE FED PrUD 6 - 14462 Pr-UD 0.00 409.06 0.00 409.06 0.00 0.00 1.00000000 0.80500000 ROSE FED PrUD 7 - 14540 Pr-UD 0.00 408.77 0.00 408.77 0.00 0.00 1.00000000 0.80500000 ROSE FED PrUD 8 - 14545 Pr-UD 0.00 354.04 0.00 354.04 0.00 0.00 0.90616825 0.70734440 ROSE FED PrUD 9 - 14601 Pr-UD 0.00 350.91 0.00 350.91 0.00 0.00 0.90616825 0.70734440 ROSE FED PUD 1 - 14516 Pr-UD 0.00 479.04 0.00 479.04 0.00 0.00 1.00000000 0.80500000 ROSE FED PUD 13 - 15310 Pr-UD 0.00 460.98 0.00 460.98 0.00 0.00 0.87500000 0.67687498 ROSE FED PUD 4 - 14460 Pr-UD 0.00 478.91 0.00 478.91 0.00 0.00 1.00000000 0.80500000 ROWLAND RN PUD 1 - 15394 Pr-UD 0.00 449.60 0.00 449.60 0.00 0.00 0.57862500 0.47013265 ROWLAND RN PUD 2 - 15395 Pr-UD 0.00 449.40 0.00 449.40 0.00 0.00 0.57862500 0.47013265 S. ALKALI FED PrUD 1 - 14490 Pr-UD 0.00 406.43 0.00 406.43 0.00 0.00 1.00000000 0.84500000 S. ALKALI LK FED PrUD 1 - 14509 Pr-UD 0.00 406.13 0.00 406.13 0.00 0.00 1.00000000 0.80000000 S. ALKALI LK FED PrUD 2 - 14474 Pr-UD 0.00 405.83 0.00 405.83 0.00 0.00 1.00000000 0.80000000 SAGEBRUSH TY COM PrUD 10 - 15389.5 Pr-UD 0.00 234.19 0.00 234.19 0.00 0.00 0.49400000 0.40614453 SAGEBRUSH TY COM PrUD 4 - 15426 Pr-UD 0.00 226.26 0.00 226.26 0.00 0.00 0.49400000 0.40614453 SAGEBRUSH TY COM PrUD 7 - 15429 Pr-UD 0.00 225.11 0.00 225.11 0.00 0.00 0.49400000 0.40614453 SAGEBRUSH TY COM PrUD 9 - 15430.5 Pr-UD 0.00 223.89 0.00 223.89 0.00 0.00 0.49400000 0.40614453 SAGEBRUSH TY COM PUD 1 - 15419 Pr-UD 0.00 447.39 0.00 447.39 0.00 0.00 0.53475000 0.46356250 SAGEBRUSH TY COM PUD 10 - 15432 Pr-UD 0.00 446.97 0.00 446.97 0.00 0.00 0.49400000 0.40614453 SAGEBRUSH TY COM PUD 2 - 15424 Pr-UD 0.00 446.14 0.00 446.14 0.00 0.00 0.49400000 0.40614453 SEC 16 PrUD 1 - 15359.5 Pr-UD 0.00 403.70 0.00 403.70 0.00 0.00 1.00000000 0.75000000 SEC 16 PrUD 2 - 15360.5 Pr-UD 0.00 403.40 0.00 403.40 0.00 0.00 1.00000000 0.75000000 SEC 32 PrUD 1 - 14496.5 Pr-UD 0.00 403.09 0.00 403.09 0.00 0.00 1.00000000 0.75000000 SEC 32 PrUD 2 - 15354.5 Pr-UD 0.00 400.66 0.00 400.66 0.00 0.00 1.00000000 0.75000000 SKINNY QO STATE PrUD 2 - 14531 Pr-UD 0.00 400.34 0.00 400.34 0.00 0.00 1.00000000 0.87500000 SKINNY QO STATE PrUD 3 - 14486 Pr-UD 0.00 398.12 0.00 398.12 0.00 0.00 1.00000000 0.87500000 SKINNY QO STATE PUD 1 - 14482 Pr-UD 0.00 478.77 0.00 478.77 0.00 0.00 1.00000000 0.87500000 SKINNY QO STATE PUD 4 - 14541 Pr-UD 0.00 477.84 0.00 477.84 0.00 0.00 1.00000000 0.87500000 SMERNOFF NL STATE COM PrUD 1 - 15322 Pr-UD 0.00 323.65 0.00 323.65 0.00 0.00 0.84798986 0.69900906 SMERNOFF NL STATE COM PrUD 2 - 15323 Pr-UD 0.00 323.08 0.00 323.08 0.00 0.00 0.84798986 0.69900906 23

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (MMcf) Rem Oil (MBbls) Rem Gas (MMcf) Cum Oil (MBbls) Cum Gas (MMcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal SMERNOFF NL STATE COM PUD 3 - 15324 Pr-UD 0.00 460.63 0.00 460.63 0.00 0.00 0.84798986 0.69900906 SMERNOFF NL STATE COM PUD 8 - 15329 Pr-UD 0.00 459.92 0.00 459.92 0.00 0.00 0.84798986 0.69900906 SMERNOFF NL STATE PrUD 3 - 14492 Pr-UD 0.00 243.62 0.00 243.62 0.00 0.00 0.52364285 0.43019856 SPRING FED COM PUD 1 - 15318 Pr-UD 0.00 460.81 0.00 460.81 0.00 0.00 0.85917530 0.67257140 SPRINGER TK STATE COM PrUD 2 - 13810 Pr-UD 0.00 397.81 0.00 397.81 0.00 0.00 1.00000000 0.86000000 SPRINGER TK STATE COM PrUD 6 - 13827 Pr-UD 0.00 397.48 0.00 397.48 0.00 0.00 1.00000000 0.86600000 SPRINGER TK STATE COM PrUD 8 - 13829 Pr-UD 0.00 395.26 0.00 395.26 0.00 0.00 1.00000000 0.86600000 SPRINGER TK STATE COM PrUD 9 - 13830 Pr-UD 0.00 394.60 0.00 394.60 0.00 0.00 1.00000000 0.86600000 SPRINGER TK STATE COM PUD 4 - 13814 Pr-UD 0.00 477.71 0.00 477.71 0.00 0.00 1.00000000 0.86000000 SPRINGER TK STATE COM PUD 7 - 13828 Pr-UD 0.00 477.57 0.00 477.57 0.00 0.00 1.00000000 0.86600000 STANCEL FED PrUD 2 - 14485 Pr-UD 0.00 366.15 0.00 366.15 0.00 0.00 0.95703000 0.74804743 STANCEL FED PrUD 3 - 14536 Pr-UD 0.00 365.76 0.00 365.76 0.00 0.00 0.95703000 0.74804743 STANCEL FED PrUD 5 - 14544 Pr-UD 0.00 362.53 0.00 362.53 0.00 0.00 0.95703000 0.74804743 STANCEL FED PUD 1 - 14528 Pr-UD 0.00 468.02 0.00 468.02 0.00 0.00 0.95703000 0.74804743 STANCEL FED PUD 4 - 13860 Pr-UD 0.00 467.69 0.00 467.69 0.00 0.00 0.95703000 0.74804743 STATE 16-3 PrUD 1 - 14387 Pr-UD 0.00 411.17 0.00 411.17 0.00 0.00 0.94999860 0.77229894 STEWART FED PrUD 1 - 14375 Pr-UD 0.00 419.38 0.00 419.38 0.00 0.00 0.99225000 0.76675125 STEWART FED PrUD 3 - 14377 Pr-UD 0.00 417.54 0.00 417.54 0.00 0.00 0.99225000 0.76675125 SU FED PrUD 3 - 14225 Pr-UD 0.00 559.60 0.00 559.60 0.00 0.00 1.00000000 0.67500000 SU FED PrUD 4 - 14226 Pr-UD 0.00 556.25 0.00 556.25 0.00 0.00 1.00000000 0.67500000 SU FED PrUD 5 - 14227 Pr-UD 0.00 555.83 0.00 555.83 0.00 0.00 1.00000000 0.67500000 SU FED PrUD 6 - 14228 Pr-UD 0.00 555.39 0.00 555.39 0.00 0.00 1.00000000 0.67500000 SU FED PrUD 7 - 14229 Pr-UD 0.00 552.37 0.00 552.37 0.00 0.00 1.00000000 0.67500000 SU FED PrUD 8 - 14230 Pr-UD 0.00 551.73 0.00 551.73 0.00 0.00 1.00000000 0.67500000 SU FED PUD 1 - 14223 Pr-UD 0.00 639.04 0.00 639.04 0.00 0.00 1.00000000 0.67500000 SUMMERS COM PrUD 20 - 14299 Pr-UD 0.00 535.25 0.00 535.25 0.00 0.00 0.98875000 0.74156245 SUMMERS COM PrUD 22 - 14302 Pr-UD 0.00 548.48 0.00 548.48 0.00 0.00 1.00000000 0.79545200 SUMMERS COM PrUD 23 - 15272 Pr-UD 0.00 548.04 0.00 548.04 0.00 0.00 1.00000000 0.79545200 SUMMERS COM PrUD 24 - 14297 Pr-UD 0.00 531.95 0.00 531.95 0.00 0.00 0.98875000 0.74156245 SUMMERS COM PrUD 7 - 14198 Pr-UD 0.00 547.59 0.00 547.59 0.00 0.00 1.00000000 0.79545200 SUMMERS COM PUD 17 - 14295 Pr-UD 0.00 632.74 0.00 632.74 0.00 0.00 0.88126400 0.71528407 SUMMERS COM PUD 21 - 14300 Pr-UD 0.00 633.24 0.00 633.24 0.00 0.00 0.98875000 0.74156245 SUMMERS COM PUD 23 - 14298 Pr-UD 0.00 632.99 0.00 632.99 0.00 0.00 0.98875000 0.74156245 SUN FED PUD 1 - 14420 Pr-UD 0.00 462.16 0.00 462.16 0.00 0.00 0.85197754 0.63898315 SUN FED PUD 2 - 14421 Pr-UD 0.00 462.03 0.00 462.03 0.00 0.00 0.85197754 0.63898315 SUN FED PUD 3 - 14422 Pr-UD 0.00 461.91 0.00 461.91 0.00 0.00 0.85197754 0.63898315 SUZANNE FED PrUD 3 - 14352 Pr-UD 0.00 509.24 0.00 509.24 0.00 0.00 0.48456536 0.38886371 SUZANNE FED PrUD 6 - 14355 Pr-UD 0.00 508.19 0.00 508.19 0.00 0.00 0.48456536 0.38886371 TECICLA MD FED PrUD 2 - 14476 Pr-UD 0.00 392.29 0.00 392.29 0.00 0.00 1.00000000 0.84500000 TECICLA MD FED PUD 1 - 14513 Pr-UD 0.00 476.32 0.00 476.32 0.00 0.00 1.00000000 0.84500000 24

GROSS ULTIMATE, REMAINING AND CUMULATIVE RESERVES and EVALUATED INTERESTS As of 12/31/2023 Lease Name Reserve Category Ultimate Oil (MBbls) Ultimate Gas (M.Mcf) Rem Oil (MBbls) Rem Gas (M.Mcf) Cum Oil (MBbls) Cum Gas (M.Mcf) Working Interest Decimal TABLE 10 Revenue Interest Decimal TECKLA MD FED PUD 3 - 14517 Pr-UD 0.00 476.19 0.00 476.19 0.00 0.00 1.00000000 0.84500000 TECICLA MD FED PUrD 5 - 14523 Pr-UD 0.00 391.97 0.00 391.97 0.00 0.00 1.00000000 0.84500000 THOMAS LN FED PrUD 1 - 15372 Pr-UD 0.00 283.52 0.00 283.52 0.00 0.00 0.71428571 0.60000000 THOMAS LN FED PrUD 2 - 15373 Pr-UD 0.00 282.74 0.00 282.74 0.00 0.00 0.71428571 0.60000000 THOMAS LN FED PrUD 3 - 15375 Pr-UD 0.00 277.35 0.00 277.35 0.00 0.00 0.71428571 0.60000000 THOMAS LN FED PUD 4 - 15376 Pr-UD 0.00 452.94 0.00 452.94 0.00 0.00 0.71428571 0.60000000 TROUT FED COM PrUD 2 - 15404 Pr-UD 0.00 262.46 0.00 262.46 0.00 0.00 0.57862500 0.44039060 TROUT FED COM PrUD 3 - 15405 Pr-UD 0.00 261.60 0.00 261.60 0.00 0.00 0.57862500 0.44039060 TYRELL FED COM PrUD 1 - 14339 Pr-UD 0.00 514.00 0.00 514.00 0.00 0.00 0.55922874 0.39545871 UNRUH AFF FED COM PUD 1 - 14179 Pr-UD 0.00 638.10 0.00 638.10 0.00 0.00 1.00000000 0.85000000 VANCE A FED PrUD 1 - 14409 Pr-UD 0.00 399.33 0.00 399.33 0.00 0.00 0.87634615 0.76421855 VANCE A FED PUD 2 - 14410 Pr-UD 0.00 464.17 0.00 464.17 0.00 0.00 0.87634615 0.76421855 VANCE FED PrUD 4 - 14411 Pr-UD 0.00 394.64 0.00 394.64 0.00 0.00 0.86763888 0.63983231 VANCE FED PrUD 5 - 15218 Pr-UD 0.00 394.36 0.00 394.36 0.00 0.00 0.86763888 0.63983231 VANCE FED PrUD 7 - 15216 Pr-UD 0.00 392.10 0.00 392.10 0.00 0.00 0.86763888 0.63983231 VANCE FED PUD 3 - 14413 Pr-UD 0.00 463.17 0.00 463.17 0.00 0.00 0.86763888 0.63983231 WHEELER AEE FED PrUD 2 - 15202 Pr-UD 0.00 423.36 0.00 423.36 0.00 0.00 1.00000000 0.82500000 WHEELER AEE FED PrUD 4 - 15204 Pr-UD 0.00 421.59 0.00 421.59 0.00 0.00 1.00000000 0.82500000 WHEELER AFE FED PrUD 1 - 14361 Pr-UD 0.00 421.38 0.00 421.38 0.00 0.00 1.00000000 0.82500000 WHEELER AFE FED PrUD 3 - 14363 Pr-UD 0.00 419.60 0.00 419.60 0.00 0.00 1.00000000 0.82500000 0.00 217,570.82 0.00 217,570.82 0.00 0.00 Probable Reserve Class 0.00 217,570.82 0.00 217,570.82 0.00 0.00 Total Proved + Probable 6,067.43 569,019.25 1,028.76 314,953.83 5,038.67 254,065.42 25

HELIUM

Gas hflow Summarie s

MKM Engineering

Proved Rsv Class
Undeveloped Rsv Category

TABLE 11

Year	Wells	Estimated 8/8 Ths Production Helium ---- MMcf -----	NGL ---- Mbbl ----	Gas ----- MMcf----	Net Production Helium ----- MMcf -----	NGL ----- Mbbl -----	Gas ----- MMcf -----	Helium - $/Mcf -	NGL - $/bbl -	Gas - $/Mcf -
2024	2	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3.16
2025	21	18.17	0.00	1,265.93	15.36	0.00	811.54	600.00	0.00	0.00
2026	45	33.53	0.00	3,417.07	27.52	0.00	2,079.48	600.00	0.00	0.00
2027	63	35.85	0.00	4,230.97	28.78	0.00	2,556.01	600.00	0.00	0.00
2028	81	35.87	0.00	4,574.19	28.39	0.00	2,754.05	466.31	0.00	0.00
2029	81	31.01	0.00	3,832.52	24.49	0.00	2,304.95	422.00	0.00	0.00
2030	81	24.77	0.00	2,836.25	19.60	0.00	1,709.16	355.82	0.00	0.00
2031	81	21.11	0.00	2,289.64	16.71	0.00	1,381.33	332.00	0.00	0.00
2032	81	18.63	0.00	1,937.21	14.75	0.00	1,169.68	332.00	0.00	0.00
2033	81	16.69	0.00	1,676.69	13.21	0.00	1,013.04	332.00	0.00	0.00
2034	81	15.20	0.00	1,484.50	12.03	0.00	897.40	332.00	0.00	0.00
2035	81	13.98	0.00	1,333.84	11.07	0.00	806.70	332.00	0.00	0.00
2036	81	12.99	0.00	1,215.45	10.28	0.00	735.39	332.00	0.00	0.00
2037	81	12.07	0.00	1,111.72	9.55	0.00	672.87	332.00	0.00	0.00
2038	81	11.27	0.00	1,027.49	8.91	0.00	622.09	332.00	0.00	0.00
Sub-T		301.12	0.00	32,233.47	240.66	0.00	19,513.68	438.74	0.00	0.00
After		187.96	0.00	16,555.94	148.42	0.00	10,040.85	332.00	0.00	0.00
Total		489.08	0.00	48,789.41	389.09	0.00	29,554.52	398.02	0.00	0.00
Cum.		0.00	0.00	0.00						
Ult.		489.08	0.00	48,789.41						

Year	Company Future Gross Revenue Helium ------ M$ ------	NGL ------ M$ ------	Gas ------ M$ ------	Other ------ M$ ------	Total ------ M$ ------	Prod & Adv Taxes Prod Tax ------ M$ ------	Adv Tax ------ M$ ------	Revenue after Sev & Adv ------- M$ --------
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	9,214.27	0.00	0.00	0.00	9,214.27	731.61	92.14	8,390.52
2026	16,509.76	0.00	0.00	0.00	16,509.76	1,310.87	165.10	15,033.79
2027	17,267.55	0.00	0.00	0.00	17,267.55	1,371.04	172.68	15,723.83
2028	13,240.95	0.00	0.00	0.00	13,240.95	1,051.33	132.41	12,057.21
2029	10,334.74	0.00	0.00	0.00	10,334.74	820.58	103.35	9,410.81
2030	6,974.34	0.00	0.00	0.00	6,974.34	553.76	69.74	6,350.84
2031	5,548.37	0.00	0.00	0.00	5,548.37	440.54	55.48	5,052.34
2032	4,897.97	0.00	0.00	0.00	4,897.97	388.90	48.98	4,460.09
2033	4,387.36	0.00	0.00	0.00	4,387.36	348.36	43.87	3,995.13
2034	3,995.27	0.00	0.00	0.00	3,995.27	317.22	39.95	3,638.09
2035	3,674.81	0.00	0.00	0.00	3,674.81	291.78	36.75	3,346.28
2036	3,414.25	0.00	0.00	0.00	3,414.25	271.09	34.14	3,109.02
2037	3,170.47	0.00	0.00	0.00	3,170.47	251.74	31.70	2,887.03
2038	2,958.10	0.00	0.00	0.00	2,958.10	234.87	29.58	2,693.65
Sub-T	105,588.21	0.00	0.00	0.00	105,588.21	8,383.70	1,055.88	96,148.63
After	49,276.76	0.00	0.00	0.00	49,276.76	3,912.57	492.77	44,871.42
Total	154,864.97	0.00	0.00	0.00	154,864.97	12,296.28	1,548.65	141,020.04

Year	Deductions Lease Net Costs ------ M$ ------	Net Investments ------ M$ ------	Trans. Costs ------ M$ ------	Net Profits ------ M$ ------	Future Net Income Before Income Taxes Undiscounted Annual ------ M$ ------	Cumulative ------- M$ -------	Discounted Ann @ 10.00% -------M$ -------	Disc. Cum. Annual @ 10.00% ------- M$ -------
2024	0.00	10,800.00	0.00	0.00	-10,800.00	-10,800.00	-10,060.22	-10,060.22
2025	0.00	6,125.00	0.00	0.00	2,265.52	-8,534.48	1,614.00	-8,446.22
2026	0.00	0.00	0.00	0.00	15,033.79	6,499.30	11,659.82	3,213.60
2027	0.00	0.00	0.00	0.00	15,723.83	22,223.13	11,057.13	14,270.73
2028	0.00	0.00	0.00	0.00	12,057.21	34,280.34	7,700.99	21,971.71
2029	0.00	0.00	0.00	0.00	9,410.81	43,691.15	5,433.08	27,404.79
2030	0.00	0.00	0.00	0.00	6,350.84	50,041.99	3,324.78	30,729.58
2031	0.00	0.00	0.00	0.00	5,052.34	55,094.33	2,387.82	33,117.40
2032	0.00	0.00	0.00	0.00	4,460.09	59,554.43	1,907.55	35,024.95
2033	0.00	0.00	0.00	0.00	3,995.13	63,549.56	1,546.44	36,571.40
2034	0.00	0.00	0.00	0.00	3,638.09	67,187.65	1,274.74	37,846.13
2035	0.00	0.00	0.00	0.00	3,346.28	70,533.93	1,061.35	38,907.48
2036	0.00	0.00	0.00	0.00	3,109.02	73,642.95	892.49	39,799.97
2037	0.00	0.00	0.00	0.00	2,887.03	76,529.98	750.17	40,550.14
2038	0.00	0.00	0.00	0.00	2,693.65	79,223.63	633.58	41,183.73
Sub-T	0.00	16,925.00	0.00	0.00	79,223.63	79,223.63	41,183.73	41,183.73
After	0.00	0.00	0.00	0.00	44,871.42	44,871.42	3,884.33	3,884.33
Total	0.00	16,925.00	0.00	0.00	124,095.04	124,095.04	45,068.06	45,068.06

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 Proved Rsv Class Undeveloped Rsv Category Year Wells Estimated 8/8 Ths Production Helium NGL MMcf Mbbl - MKM Engineering Gas Helium MMcf MMcf Net Production NGL Mbbl Gas MMcf Helium - $/Mcf TABLE 11 NGL Gas - - $/bbl - - $/Mcf - 2024 2 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 3.16 2025 21 18.17 0.00 1.265.93 15.36 0.00 811.54 600.00 0.00 0.00 2026 45 33.53 0.00 3.417.07 27.52 0.00 2,079.48 600.00 0.00 0.00 2027 63 35.85 0.00 4.230.97 28.78 0.00 2.556.01 600.00 0.00 0.00 2028 81 35.87 0.00 4.574.19 28.39 0.00 2.754.05 466.31 0.00 0.00 2029 81 31.01 0.00 3.832.52 24.49 0.00 2.304.95 422.00 0.00 0.00 2030 81 24.77 0.00 2.836.25 19.60 0.00 1.709.16 355.82 0.00 0.00 2031 81 21.11 0.00 2.289.64 16.71 0.00 1.381.33 332.00 0.00 0.00 2032 81 18.63 0.00 1.937.21 14.75 0.00 1.169.68 332.00 0.00 0.00 2033 81 16.69 0.00 1.676.69 13.21 0.00 1.013.04 332.00 0.00 0.00 2034 81 15.20 0.00 1.484.50 12.03 0.00 897.40 332.00 0.00 0.00 2035 81 13.98 0.00 1.333.84 11.07 0.00 806.70 332.00 0.00 0.00 2036 81 12.99 0.00 1.215.45 10.28 0.00 735.39 332.00 0.00 0.00 2037 81 12.07 0.00 1,111.72 9.55 0.00 672.87 332.00 0.00 0.00 2038 81 11.27 0.00 1.027.49 8.91 0.00 622.09 332.00 0.00 0.00 Sub-T 301.12 0.00 32,233.47 240.66 0.00 19,513.68 438.74 0.00 0.00 After 187.96 0.00 16,555.94 148.42 0.00 10,040.85 332.00 0.00 0.00 Total 489.08 0.00 48,789.41 389.09 0.00 29,554.52 398.02 0.00 0.00 Cum. 0.00 0.00 0.00 Ult. 489.08 0.00 48,789.41 Year Helium NGL M$ M$ Company Future Gross Revenue Gas Other M$ M$ Total M$ Prod & Adv Taxes Prod Tax Adv Tax M$ M$ Revenue ---- after Sev & Adv M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 9.214.27 0.00 0.00 0.00 9.214.27 731.61 92.14 8.390.52 2026 16.509.76 0.00 0.00 0.00 16.509.76 1.310.87 165.10 15.033.79 2027 17.267.55 0.00 0.00 0.00 17.267.55 1.371.04 172.68 15.723.83 2028 13.240.95 0.00 0.00 0.00 13.240.95 1.051.33 132.41 12.057.21 2029 10.334.74 0.00 0.00 0.00 10.334.74 820.58 103.35 9.410.81 2030 6,974.34 0.00 0.00 0.00 6.974.34 553.76 69.74 6.350.84 2031 5.548.37 0.00 0.00 0.00 5.548.37 440.54 55.48 5.052.34 2032 4.897.97 0.00 0.00 0.00 4.897.97 388.90 48.98 4.460.09 2033 4.387.36 0.00 0.00 0.00 4.387.36 348.36 43.87 3.995.13 2034 3.995.27 0.00 0.00 0.00 3.995.27 317.22 39.95 3.638.09 2035 3,674.81 0.00 0.00 0.00 3.674.81 291.78 36.75 3.346.28 2036 3.414.25 0.00 0.00 0.00 3.414.25 271.09 34.14 3.109.02 2037 3.170.47 0.00 0.00 0.00 3.170.47 251.74 31.70 2.887.03 2038 2.958.10 0.00 0.00 0.00 2.958.10 234.87 29.58 2.693.65 Sub-T 105,588.21 0.00 0.00 0.00 105,588.21 8,383.70 1,055.88 96,148.63 After 49,276.76 0.00 0.00 0.00 49,276.76 3,912.57 492.77 44,871.42 Total 154,864.97 0.00 0.00 0.00 154,864.97 12,296.28 1,548.65 141.020.04 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 10,800.00 0.00 0.00 -10.800.00 -10.800.00 -10.060.22 -10.060.22 2025 0.00 6,125.00 0.00 0.00 2.265.52 -8.534.48 1.614.00 -8.446.22 2026 0.00 0.00 0.00 0.00 15,033.79 6,499.30 11,659.82 3,213.60 2027 0.00 0.00 0.00 0.00 15.723.83 22.223.13 11.057.13 14.270.73 2028 0.00 0.00 0.00 0.00 12.057.21 34.280.34 7.700.99 21.971.71 2029 0.00 0.00 0.00 0.00 9,410.81 43,691.15 5,433.08 27,404.79 2030 0.00 0.00 0.00 0.00 6.350.84 50.041.99 3.324.78 30.729.58 2031 0.00 0.00 0.00 0.00 5.052.34 55.094.33 2.387.82 33.117.40 2032 0.00 0.00 0.00 0.00 4.460.09 59.554.43 1.907.55 35.024.95 2033 0.00 0.00 0.00 0.00 3.995.13 63.549.56 1.546.44 36.571.40 2034 0.00 0.00 0.00 0.00 3,638.09 67,187.65 1,274.74 37,846.13 2035 0.00 0.00 0.00 0.00 3.346.28 70.533.93 1.061.35 38.907.48 2036 0.00 0.00 0.00 0.00 3.109.02 73.642.95 892.49 39.799.97 2037 0.00 0.00 0.00 0.00 2,887.03 76,529.98 750.17 40,550.14 2038 0.00 0.00 0.00 0.00 2.693.65 79.223.63 633.58 41.183.73 Sub-T 0.00 16,925.00 0.00 0.00 79,223.63 79,223.63 41,183.73 41,183.73 After 0.00 0.00 0.00 0.00 44,871.42 44,871.42 3,884.33 3,884.33 Total 0.00 16,925.00 0.00 0.00 124,095.04 124,095.04 45,068.06 45,068.06 Present Worth Profile (M$) PW 8.00% : 52,726.36 PW 10.00% : 45,068.06 PW 12.00% : 38,933.40 PW 15.00% : 31,683.46 PW 20.00% : 22,931.22 PW 25.00% : 16,745.17

Total Proved

MKM Engineering

TABLE 12

		Estimated 8/8 Ths Production			Net Production					
Year	Wells	Helium ---- MMcf -----	NGL ---- Mbbl ----	Gas ----- MMcf----	Helium ----- MMcf -----	NGL ----- Mbbl -----	Gas ----- MMcf -----	Helium - $/Mcf -	NGL - $/bbl -	Gas - $/Mcf -
2024	2	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	3.16
2025	21	18.17	0.00	1,265.93	15.36	0.00	811.54	600.00	0.00	0.00
2026	45	33.53	0.00	3,417.07	27.52	0.00	2,079.48	600.00	0.00	0.00
2027	63	35.85	0.00	4,230.97	28.78	0.00	2,556.01	600.00	0.00	0.00
2028	81	35.87	0.00	4,574.19	28.39	0.00	2,754.05	466.31	0.00	0.00
2029	81	31.01	0.00	3,832.52	24.49	0.00	2,304.95	422.00	0.00	0.00
2030	81	24.77	0.00	2,836.25	19.60	0.00	1,709.16	355.82	0.00	0.00
2031	81	21.11	0.00	2,289.64	16.71	0.00	1,381.33	332.00	0.00	0.00
2032	81	18.63	0.00	1,937.21	14.75	0.00	1,169.68	332.00	0.00	0.00
2033	81	16.69	0.00	1,676.69	13.21	0.00	1,013.04	332.00	0.00	0.00
2034	81	15.20	0.00	1,484.50	12.03	0.00	897.40	332.00	0.00	0.00
2035	81	13.98	0.00	1,333.84	11.07	0.00	806.70	332.00	0.00	0.00
2036	81	12.99	0.00	1,215.45	10.28	0.00	735.39	332.00	0.00	0.00
2037	81	12.07	0.00	1,111.72	9.55	0.00	672.87	332.00	0.00	0.00
2038	81	11.27	0.00	1,027.49	8.91	0.00	622.09	332.00	0.00	0.00
Sub-T		301.12	0.00	32,233.47	240.66	0.00	19,513.68	438.74	0.00	0.00
After		187.96	0.00	16,555.94	148.42	0.00	10,040.85	332.00	0.00	0.00
Total		489.08	0.00	48,789.41	389.09	0.00	29,554.52	398.02	0.00	0.00
Cum.		0.00	0.00	0.00						
Ult.		489.08	0.00	48,789.41						

	Company Future Gross Revenue					Prod & Adv Taxes		Revenue
Year	Helium ------ M$ ------	NGL ------ M$ ------	Gas ------ M$ ------	Other ------ M$ ------	Total ------ M$ ------	Prod Tax ------ M$ ------	Adv Tax ------ M$ ------	after Sev & Adv ------- M$ --------
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	9,214.27	0.00	0.00	0.00	9,214.27	731.61	92.14	8,390.52
2026	16,509.76	0.00	0.00	0.00	16,509.76	1,310.87	165.10	15,033.79
2027	17,267.55	0.00	0.00	0.00	17,267.55	1,371.04	172.68	15,723.83
2028	13,240.95	0.00	0.00	0.00	13,240.95	1,051.33	132.41	12,057.21
2029	10,334.74	0.00	0.00	0.00	10,334.74	820.58	103.35	9,410.81
2030	6,974.34	0.00	0.00	0.00	6,974.34	553.76	69.74	6,350.84
2031	5,548.37	0.00	0.00	0.00	5,548.37	440.54	55.48	5,052.34
2032	4,897.97	0.00	0.00	0.00	4,897.97	388.90	48.98	4,460.09
2033	4,387.36	0.00	0.00	0.00	4,387.36	348.36	43.87	3,995.13
2034	3,995.27	0.00	0.00	0.00	3,995.27	317.22	39.95	3,638.09
2035	3,674.81	0.00	0.00	0.00	3,674.81	291.78	36.75	3,346.28
2036	3,414.25	0.00	0.00	0.00	3,414.25	271.09	34.14	3,109.02
2037	3,170.47	0.00	0.00	0.00	3,170.47	251.74	31.70	2,887.03
2038	2,958.10	0.00	0.00	0.00	2,958.10	234.87	29.58	2,693.65
Sub-T	105,588.21	0.00	0.00	0.00	105,588.21	8,383.70	1,055.88	96,148.63
After	49,276.76	0.00	0.00	0.00	49,276.76	3,912.57	492.77	44,871.42
Total	154,864.97	0.00	0.00	0.00	154,864.97	12,296.28	1,548.65	141,020.04

	Deductions				Future Net Income Before Income Taxes			
					Undiscounted			
Year	Lease Net Costs ------ M$ ------	Net Investments ------ M$ ------	Trans. Costs ------ M$ ------	Net Profits ------ M$ ------	Annual ------ M$ ------	Cumulative ------- M$ -------	Discounted Ann @ 10.00% -------M$ -------	Disc. Cum. Annual @ 10.00% ------- M$ -------
2024	0.00	10,800.00	0.00	0.00	-10,800.00	-10,800.00	-10,060.22	-10,060.22
2025	0.00	6,125.00	0.00	0.00	2,265.52	-8,534.48	1,614.00	-8,446.22
2026	0.00	0.00	0.00	0.00	15,033.79	6,499.30	11,659.82	3,213.60
2027	0.00	0.00	0.00	0.00	15,723.83	22,223.13	11,057.13	14,270.73
2028	0.00	0.00	0.00	0.00	12,057.21	34,280.34	7,700.99	21,971.71
2029	0.00	0.00	0.00	0.00	9,410.81	43,691.15	5,433.08	27,404.79
2030	0.00	0.00	0.00	0.00	6,350.84	50,041.99	3,324.78	30,729.58
2031	0.00	0.00	0.00	0.00	5,052.34	55,094.33	2,387.82	33,117.40
2032	0.00	0.00	0.00	0.00	4,460.09	59,554.43	1,907.55	35,024.95
2033	0.00	0.00	0.00	0.00	3,995.13	63,549.56	1,546.44	36,571.40
2034	0.00	0.00	0.00	0.00	3,638.09	67,187.65	1,274.74	37,846.13
2035	0.00	0.00	0.00	0.00	3,346.28	70,533.93	1,061.35	38,907.48
2036	0.00	0.00	0.00	0.00	3,109.02	73,642.95	892.49	39,799.97
2037	0.00	0.00	0.00	0.00	2,887.03	76,529.98	750.17	40,550.14
2038	0.00	0.00	0.00	0.00	2,693.65	79,223.63	633.58	41,183.73
Sub-T	0.00	16,925.00	0.00	0.00	79,223.63	79,223.63	41,183.73	41,183.73
After	0.00	0.00	0.00	0.00	44,871.42	44,871.42	3,884.33	3,884.33
Total	0.00	16,925.00	0.00	0.00	124,095.04	124,095.04	45,068.06	45,068.06

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection Total Proved As of 12/31/2023 Year Wells Estimated 8/8 Ths Production Helium NGL MMcf Mbbl - MKM Engineering Gas Helium MMcf MMcf Net Production NGL Mbbl Gas MMcf Helium - $/Mcf TABLE 12 NGL Gas - - $/bbl - - $/Mcf - 2024 2 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 3.16 2025 21 18.17 0.00 1.265.93 15.36 0.00 811.54 600.00 0.00 0.00 2026 45 33.53 0.00 3.417.07 27.52 0.00 2,079.48 600.00 0.00 0.00 2027 63 35.85 0.00 4.230.97 28.78 0.00 2.556.01 600.00 0.00 0.00 2028 81 35.87 0.00 4.574.19 28.39 0.00 2.754.05 466.31 0.00 0.00 2029 81 31.01 0.00 3.832.52 24.49 0.00 2.304.95 422.00 0.00 0.00 2030 81 24.77 0.00 2.836.25 19.60 0.00 1.709.16 355.82 0.00 0.00 2031 81 21.11 0.00 2.289.64 16.71 0.00 1.381.33 332.00 0.00 0.00 2032 81 18.63 0.00 1.937.21 14.75 0.00 1.169.68 332.00 0.00 0.00 2033 81 16.69 0.00 1.676.69 13.21 0.00 1.013.04 332.00 0.00 0.00 2034 81 15.20 0.00 1.484.50 12.03 0.00 897.40 332.00 0.00 0.00 2035 81 13.98 0.00 1.333.84 11.07 0.00 806.70 332.00 0.00 0.00 2036 81 12.99 0.00 1.215.45 10.28 0.00 735.39 332.00 0.00 0.00 2037 81 12.07 0.00 1,111.72 9.55 0.00 672.87 332.00 0.00 0.00 2038 81 11.27 0.00 1.027.49 8.91 0.00 622.09 332.00 0.00 0.00 Sub-T 301.12 0.00 32,233.47 240.66 0.00 19,513.68 438.74 0.00 0.00 After 187.96 0.00 16,555.94 148.42 0.00 10,040.85 332.00 0.00 0.00 Total 489.08 0.00 48,789.41 389.09 0.00 29,554.52 398.02 0.00 0.00 Cum. 0.00 0.00 0.00 Ult. 489.08 0.00 48,789.41 Year Helium NGL M$ M$ Company Future Gross Revenue Gas Other M$ M$ Total M$ Prod & Adv Taxes Prod Tax Adv Tax M$ M$ Revenue ---- after Sev & Adv M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 9.214.27 0.00 0.00 0.00 9.214.27 731.61 92.14 8.390.52 2026 16.509.76 0.00 0.00 0.00 16.509.76 1.310.87 165.10 15.033.79 2027 17.267.55 0.00 0.00 0.00 17.267.55 1.371.04 172.68 15.723.83 2028 13.240.95 0.00 0.00 0.00 13.240.95 1.051.33 132.41 12.057.21 2029 10.334.74 0.00 0.00 0.00 10.334.74 820.58 103.35 9.410.81 2030 6,974.34 0.00 0.00 0.00 6.974.34 553.76 69.74 6.350.84 2031 5.548.37 0.00 0.00 0.00 5.548.37 440.54 55.48 5.052.34 2032 4.897.97 0.00 0.00 0.00 4.897.97 388.90 48.98 4.460.09 2033 4.387.36 0.00 0.00 0.00 4.387.36 348.36 43.87 3.995.13 2034 3.995.27 0.00 0.00 0.00 3.995.27 317.22 39.95 3.638.09 2035 3,674.81 0.00 0.00 0.00 3.674.81 291.78 36.75 3.346.28 2036 3.414.25 0.00 0.00 0.00 3.414.25 271.09 34.14 3.109.02 2037 3.170.47 0.00 0.00 0.00 3.170.47 251.74 31.70 2.887.03 2038 2.958.10 0.00 0.00 0.00 2.958.10 234.87 29.58 2.693.65 Sub-T 105,588.21 0.00 0.00 0.00 105,588.21 8,383.70 1,055.88 96,148.63 After 49,276.76 0.00 0.00 0.00 49,276.76 3,912.57 492.77 44,871.42 Total 154,864.97 0.00 0.00 0.00 154,864.97 12,296.28 1,548.65 141.020.04 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 10,800.00 0.00 0.00 -10.800.00 -10.800.00 -10.060.22 -10.060.22 2025 0.00 6,125.00 0.00 0.00 2.265.52 -8.534.48 1.614.00 -8.446.22 2026 0.00 0.00 0.00 0.00 15,033.79 6,499.30 11,659.82 3,213.60 2027 0.00 0.00 0.00 0.00 15.723.83 22.223.13 11.057.13 14.270.73 2028 0.00 0.00 0.00 0.00 12.057.21 34.280.34 7.700.99 21.971.71 2029 0.00 0.00 0.00 0.00 9,410.81 43,691.15 5,433.08 27,404.79 2030 0.00 0.00 0.00 0.00 6.350.84 50.041.99 3.324.78 30.729.58 2031 0.00 0.00 0.00 0.00 5.052.34 55.094.33 2.387.82 33.117.40 2032 0.00 0.00 0.00 0.00 4.460.09 59.554.43 1.907.55 35.024.95 2033 0.00 0.00 0.00 0.00 3.995.13 63.549.56 1.546.44 36.571.40 2034 0.00 0.00 0.00 0.00 3,638.09 67,187.65 1,274.74 37,846.13 2035 0.00 0.00 0.00 0.00 3.346.28 70.533.93 1.061.35 38.907.48 2036 0.00 0.00 0.00 0.00 3.109.02 73.642.95 892.49 39.799.97 2037 0.00 0.00 0.00 0.00 2,887.03 76,529.98 750.17 40,550.14 2038 0.00 0.00 0.00 0.00 2.693.65 79.223.63 633.58 41.183.73 Sub-T 0.00 16,925.00 0.00 0.00 79,223.63 79,223.63 41,183.73 41,183.73 After 0.00 0.00 0.00 0.00 44,871.42 44,871.42 3,884.33 3,884.33 Total 0.00 16,925.00 0.00 0.00 124,095.04 124,095.04 45,068.06 45,068.06 Present Worth Profile (M$) PW 8.00% : 52,726.36 PW 10.00% : 45,068.06 PW 12.00% : 38,933.40 PW 15.00% : 31,683.46 PW 20.00% : 22,931.22 PW 25.00% : 16,745.17

MKM Engineering

Probable Rsv Class
Undeveloped Rsv Category

TABLE 13

Year	Wells	Estimated 8/8 Ths Production: Helium ---- MMcf ----	NGL ---- Mbbl ----	Gas ---- MMcf ----	Net Production: Helium ---- MMcf ----	NGL ---- Mbbl ----	Gas ---- MMcf ----	Helium - $/Mcf -	NGL - $/bbl -	Gas - $/Mcf -
2024	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	18	4.99	0.00	1,019.27	3.83	0.00	616.51	422.00	0.00	0.00
2030	36	11.23	0.00	2,306.36	8.43	0.00	1,364.21	350.81	0.00	0.00
2031	51	14.21	0.00	2,898.12	10.39	0.00	1,673.05	332.00	0.00	0.00
2032	66	16.90	0.00	3,404.54	11.78	0.00	1,875.76	332.00	0.00	0.00
2033	82	18.99	0.00	3,772.43	12.18	0.00	1,917.40	332.00	0.00	0.00
2034	93	19.58	0.00	3,846.69	12.72	0.00	1,982.00	332.00	0.00	0.00
2035	107	19.86	0.00	3,892.62	13.49	0.00	2,092.33	332.00	0.00	0.00
2036	117	21.54	0.00	4,200.35	14.28	0.00	2,207.07	332.00	0.00	0.00
2037	126	20.13	0.00	3,979.91	12.98	0.00	2,039.87	332.00	0.00	0.00
2038	135	19.28	0.00	3,872.69	12.39	0.00	1,972.83	332.00	0.00	0.00
Sub-T		166.72	0.00	33,192.96	112.46	0.00	17,741.03	336.48	0.00	0.00
After		870.83	0.00	175,675.03	591.35	0.00	94,164.75	332.00	0.00	0.00
Total		1,037.55	0.00	208,867.99	703.81	0.00	111,905.78	332.72	0.00	0.00
Cum.		0.00	0.00	0.00						
Ult.		1,037.55	0.00	208,867.99						

Year	Company Future Gross Revenue: Helium ------ M$ ------	NGL ------ M$ ------	Gas ------ M$ ------	Other ------ M$ ------	Total ------ M$ ------	Prod & Adv Taxes: Prod Tax ------ M$ ------	Adv Tax ------ M$ ------	Revenue after Sev & Adv ------ M$ ------
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	1,616.70	0.00	0.00	0.00	1,616.70	128.37	16.17	1,472.17
2030	2,956.57	0.00	0.00	0.00	2,956.57	234.75	29.57	2,692.25
2031	3,447.96	0.00	0.00	0.00	3,447.96	273.77	34.48	3,139.71
2032	3,911.05	0.00	0.00	0.00	3,911.05	310.54	39.11	3,561.40
2033	4,045.07	0.00	0.00	0.00	4,045.07	321.18	40.45	3,683.44
2034	4,221.52	0.00	0.00	0.00	4,221.52	335.19	42.22	3,844.11
2035	4,478.65	0.00	0.00	0.00	4,478.65	355.60	44.79	4,078.26
2036	4,739.53	0.00	0.00	0.00	4,739.53	376.32	47.40	4,315.81
2037	4,309.15	0.00	0.00	0.00	4,309.15	342.15	43.09	3,923.91
2038	4,113.14	0.00	0.00	0.00	4,113.14	326.58	41.13	3,745.43
Sub-T	37,839.34	0.00	0.00	0.00	37,839.34	3,004.44	378.39	34,456.50
After	196,328.74	0.00	0.00	0.00	196,328.74	15,588.50	1,963.29	178,776.95
Total	234,168.08	0.00	0.00	0.00	234,168.08	18,592.95	2,341.68	213,233.45

Year	Deductions: Lease Net Costs ------ M$ ------	Net Investments ------ M$ ------	Trans. Costs ------ M$ ------	Net Profits ------ M$ ------	Future Net Income Before Income Taxes: Undiscounted Annual ------ M$ ------	Undiscounted Cumulative ------ M$ ------	Discounted Ann @ 10.00% ------M$ ------	Disc. Cum. Annual @ 10.00% ------ M$ ------
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	0.00	0.00	0.00	0.00	1,472.17	1,472.17	836.38	836.38
2030	0.00	0.00	0.00	0.00	2,692.25	4,164.42	1,402.47	2,238.85
2031	0.00	0.00	0.00	0.00	3,139.71	7,304.13	1,481.08	3,719.93
2032	0.00	0.00	0.00	0.00	3,561.40	10,865.54	1,521.20	5,241.13
2033	0.00	0.00	0.00	0.00	3,683.44	14,548.98	1,424.19	6,665.33
2034	0.00	0.00	0.00	0.00	3,844.11	18,393.09	1,346.05	8,011.37
2035	0.00	0.00	0.00	0.00	4,078.26	22,471.35	1,290.89	9,302.27
2036	0.00	0.00	0.00	0.00	4,315.81	26,787.17	1,239.54	10,541.81
2037	0.00	0.00	0.00	0.00	3,923.91	30,711.08	1,019.50	11,561.31
2038	0.00	0.00	0.00	0.00	3,745.43	34,456.50	880.77	12,442.08
Sub-T	0.00	0.00	0.00	0.00	34,456.50	34,456.50	12,442.08	12,442.08
After	0.00	0.00	0.00	0.00	178,776.95	178,776.95	11,121.76	11,121.76
Total	0.00	0.00	0.00	0.00	213,233.45	213,233.45	23,563.83	23,563.83

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection As of 12/31/2023 Probable Rsv Class Undeveloped Rsv Category Year Wells MKM Engineering Estimated 8/8 Ths Production Net Production Helium NGL Gas Helium NGL ____ MMcf Mbbl - MMcf MMcf Mbbl TABLE 13 Gas Helium NGL Gas MMcf - $/Mcf - - $/bbl - - $/Mcf - 2024 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 18 4.99 0.00 1.019.27 3.83 0.00 616.51 422.00 0.00 0.00 2030 36 11.23 0.00 2.306.36 8.43 0.00 1.364.21 350.81 0.00 0.00 2031 51 14.21 0.00 2.898.12 10.39 0.00 1.673.05 332.00 0.00 0.00 2032 66 16.90 0.00 3.404.54 11.78 0.00 1.875.76 332.00 0.00 0.00 2033 82 18.99 0.00 3.77/43 12.18 0.00 1,917.40 332.00 0.00 0.00 2034 93 19.58 0.00 3.846.69 12.72 0.00 1.982.00 332.00 0.00 0.00 2035 107 19.86 0.00 3.89/62 13.49 0.00 2.092.33 332.00 0.00 0.00 2036 117 21.54 0.00 4.200.35 14.28 0.00 2.207.07 332.00 0.00 0.00 2037 126 20.13 0.00 3.979.91 12.98 0.00 2.039.87 332.00 0.00 0.00 2038 135 19.28 0.00 3.87/69 12.39 0.00 1,972.83 332.00 0.00 0.00 Sub-T 166.72 0.00 33,192.96 112.46 0.00 17,741.03 336.48 0.00 0.00 After 870.83 0.00 175,675.03 591.35 0.00 94,164.75 332.00 0.00 0.00 Total 1,037.55 0.00 208,867.99 703.81 0.00 111,905.78 332.72 0.00 0.00 Cum. 0.00 0.00 0.00 Ult. 1,037.55 0.00 208,867.99 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Helium NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 1.616.70 0.00 0.00 0.00 1.616.70 128.37 16.17 1,472.17 2030 2.956.57 0.00 0.00 0.00 2.956.57 234.75 29.57 2.692.25 2031 3.447.96 0.00 0.00 0.00 3.447.96 273.77 34.48 3.139.71 2032 3.911.05 0.00 0.00 0.00 3.911.05 310.54 39.11 3.561.40 2033 4.045.07 0.00 0.00 0.00 4.045.07 321.18 40.45 3,683.44 2034 4.221.52 0.00 0.00 0.00 4.221.52 335.19 42.22 3.844.11 2035 4.478.65 0.00 0.00 0.00 4.478.65 355.60 44.79 4.078.26 2036 4.739.53 0.00 0.00 0.00 4.739.53 376.32 47.40 4.315.81 2037 4.309.15 0.00 0.00 0.00 4.309.15 342.15 43.09 3.923.91 2038 4.113.14 0.00 0.00 0.00 4.113.14 326.58 41.13 3,745.43 Sub-T 37,839.34 0.00 0.00 0.00 37,839.34 3,004.44 378.39 34,456.50 After 196,328.74 0.00 0.00 0.00 196,328.74 15,588.50 1,963.29 178,776.95 Total 234,168.08 0.00 0.00 0.00 234,168.08 18,592.95 2,341.68 213.233.45 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 0.00 0.00 0.00 0.00 1,472.17 1,472.17 836.38 836.38 2030 0.00 0.00 0.00 0.00 2.692.25 4.164.42 1,402.47 2.238.85 2031 0.00 0.00 0.00 0.00 3.139.71 7.304.13 1.481.08 3.719.93 2032 0.00 0.00 0.00 0.00 3.561.40 10.865.54 1.521.20 5.241.13 2033 0.00 0.00 0.00 0.00 3,683.44 14.548.98 1.424.19 6.665.33 2034 0.00 0.00 0.00 0.00 3,844.11 18,393.09 1,346.05 8,011.37 2035 0.00 0.00 0.00 0.00 4.078.26 22.471.35 1.290.89 9.30/27 2036 0.00 0.00 0.00 0.00 4.315.81 26.787.17 1.239.54 10.541.81 2037 0.00 0.00 0.00 0.00 3,923.91 30,711.08 1,019.50 11,561.31 2038 0.00 0.00 0.00 0.00 3,745.43 34.456.50 880.77 12.44/08 Sub-T 0.00 0.00 0.00 0.00 34,456.50 34,456.50 12,442.08 12,442.08 After 0.00 0.00 0.00 0.00 178,776.95 178,776.95 11,121.76 11,121.76 Total 0.00 0.00 0.00 0.00 213,233.45 213,233.45 23,563.83 23,563.83 Present Worth Profile (M$) PW 8.00% : 33,566.09 PW 10.00% : 23,563.83 PW 12.00%: 17,102.18 PW 15.00%: 11,129.49 PW 20.00% : 6,015.02 PW 25.00% : 3,535.64

Total Probable

MKM Engineering

TABLE 14

Year	Wells	Estimated 8/8 Ths Production Helium ---- MMcf ----	Estimated 8/8 Ths Production NGL ---- Mbbl ----	Estimated 8/8 Ths Production Gas ---- MMcf ----	Net Production Helium ---- MMcf ----	Net Production NGL ---- Mbbl ----	Net Production Gas ---- MMcf ----	Helium - $/Mcf -	NGL - $/bbl -	Gas - $/Mcf -
2024	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	18	4.99	0.00	1,019.27	3.83	0.00	616.51	422.00	0.00	0.00
2030	36	11.23	0.00	2,306.36	8.43	0.00	1,364.21	350.81	0.00	0.00
2031	51	14.21	0.00	2,898.12	10.39	0.00	1,673.05	332.00	0.00	0.00
2032	66	16.90	0.00	3,404.54	11.78	0.00	1,875.76	332.00	0.00	0.00
2033	82	18.99	0.00	3,772.43	12.18	0.00	1,917.40	332.00	0.00	0.00
2034	93	19.58	0.00	3,846.69	12.72	0.00	1,982.00	332.00	0.00	0.00
2035	107	19.86	0.00	3,892.62	13.49	0.00	2,092.33	332.00	0.00	0.00
2036	117	21.54	0.00	4,200.35	14.28	0.00	2,207.07	332.00	0.00	0.00
2037	126	20.13	0.00	3,979.91	12.98	0.00	2,039.87	332.00	0.00	0.00
2038	135	19.28	0.00	3,872.69	12.39	0.00	1,972.83	332.00	0.00	0.00
Sub-T		166.72	0.00	33,192.96	112.46	0.00	17,741.03	336.48	0.00	0.00
After		870.83	0.00	175,675.03	591.35	0.00	94,164.75	332.00	0.00	0.00
Total		1,037.55	0.00	208,867.99	703.81	0.00	111,905.78	332.72	0.00	0.00
Cum.		0.00	0.00	0.00						
Ult.		1,037.55	0.00	208,867.99						

Year	Company Future Gross Revenue Helium ---- M$ ----	Company Future Gross Revenue NGL ---- M$ ----	Company Future Gross Revenue Gas ---- M$ ----	Company Future Gross Revenue Other ---- M$ ----	Company Future Gross Revenue Total ---- M$ ----	Prod & Adv Taxes Prod Tax ---- M$ ----	Prod & Adv Taxes Adv Tax ---- M$ ----	Revenue after Sev & Adv ---- M$ ----
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	1,616.70	0.00	0.00	0.00	1,616.70	128.37	16.17	1,472.17
2030	2,956.57	0.00	0.00	0.00	2,956.57	234.75	29.57	2,692.25
2031	3,447.96	0.00	0.00	0.00	3,447.96	273.77	34.48	3,139.71
2032	3,911.05	0.00	0.00	0.00	3,911.05	310.54	39.11	3,561.40
2033	4,045.07	0.00	0.00	0.00	4,045.07	321.18	40.45	3,683.44
2034	4,221.52	0.00	0.00	0.00	4,221.52	335.19	42.22	3,844.11
2035	4,478.65	0.00	0.00	0.00	4,478.65	355.60	44.79	4,078.26
2036	4,739.53	0.00	0.00	0.00	4,739.53	376.32	47.40	4,315.81
2037	4,309.15	0.00	0.00	0.00	4,309.15	342.15	43.09	3,923.91
2038	4,113.14	0.00	0.00	0.00	4,113.14	326.58	41.13	3,745.43
Sub-T	37,839.34	0.00	0.00	0.00	37,839.34	3,004.44	378.39	34,456.50
After	196,328.74	0.00	0.00	0.00	196,328.74	15,588.50	1,963.29	178,776.95
Total	234,168.08	0.00	0.00	0.00	234,168.08	18,592.95	2,341.68	213,233.45

Year	Deductions Lease Net Costs ---- M$ ----	Deductions Net Investments ---- M$ ----	Deductions Trans. Costs ---- M$ ----	Deductions Net Profits ---- M$ ----	Future Net Income Before Income Taxes Undiscounted Annual ---- M$ ----	Future Net Income Before Income Taxes Undiscounted Cumulative ---- M$ ----	Discounted Ann @ 10.00% ---- M$ ----	Disc. Cum. Annual @ 10.00% ---- M$ ----
2024	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2025	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2026	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2027	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2028	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
2029	0.00	0.00	0.00	0.00	1,472.17	1,472.17	836.38	836.38
2030	0.00	0.00	0.00	0.00	2,692.25	4,164.42	1,402.47	2,238.85
2031	0.00	0.00	0.00	0.00	3,139.71	7,304.13	1,481.08	3,719.93
2032	0.00	0.00	0.00	0.00	3,561.40	10,865.54	1,521.20	5,241.13
2033	0.00	0.00	0.00	0.00	3,683.44	14,548.98	1,424.19	6,665.33
2034	0.00	0.00	0.00	0.00	3,844.11	18,393.09	1,346.05	8,011.37
2035	0.00	0.00	0.00	0.00	4,078.26	22,471.35	1,290.89	9,302.27
2036	0.00	0.00	0.00	0.00	4,315.81	26,787.17	1,239.54	10,541.81
2037	0.00	0.00	0.00	0.00	3,923.91	30,711.08	1,019.50	11,561.31
2038	0.00	0.00	0.00	0.00	3,745.43	34,456.50	880.77	12,442.08
Sub-T	0.00	0.00	0.00	0.00	34,456.50	34,456.50	12,442.08	12,442.08
After	0.00	0.00	0.00	0.00	178,776.95	178,776.95	11,121.76	11,121.76
Total	0.00	0.00	0.00	0.00	213,233.45	213,233.45	23,563.83	23,563.83

Present Worth Profile (M$)

NEW ERA HELIUM CORP. Reserve and Economic Projection Total Probable As of 12/31/2023 Year Wells MKM Engineering Estimated 8/8 Ths Production Net Production Helium NGL Gas Helium NGL ____ MMcf Mbbl - MMcf MMcf Mbbl TABLE 14 Gas Helium NGL Gas MMcf - $/Mcf - - $/bbl - - $/Mcf - 2024 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 18 4.99 0.00 1.019.27 3.83 0.00 616.51 422.00 0.00 0.00 2030 36 11.23 0.00 2.306.36 8.43 0.00 1.364.21 350.81 0.00 0.00 2031 51 14.21 0.00 2.898.12 10.39 0.00 1.673.05 332.00 0.00 0.00 2032 66 16.90 0.00 3.404.54 11.78 0.00 1.875.76 332.00 0.00 0.00 2033 82 18.99 0.00 3.77/43 12.18 0.00 1,917.40 332.00 0.00 0.00 2034 93 19.58 0.00 3.846.69 12.72 0.00 1.982.00 332.00 0.00 0.00 2035 107 19.86 0.00 3.89/62 13.49 0.00 2.092.33 332.00 0.00 0.00 2036 117 21.54 0.00 4.200.35 14.28 0.00 2.207.07 332.00 0.00 0.00 2037 126 20.13 0.00 3.979.91 12.98 0.00 2.039.87 332.00 0.00 0.00 2038 135 19.28 0.00 3.87/69 12.39 0.00 1,972.83 332.00 0.00 0.00 Sub-T 166.72 0.00 33,192.96 112.46 0.00 17,741.03 336.48 0.00 0.00 After 870.83 0.00 175,675.03 591.35 0.00 94,164.75 332.00 0.00 0.00 Total 1,037.55 0.00 208,867.99 703.81 0.00 111,905.78 332.72 0.00 0.00 Cum. 0.00 0.00 0.00 Ult. 1,037.55 0.00 208,867.99 Company Future Gross Revenue Prod & Adv Taxes Revenue ---- Year Helium NGL Gas Other Total Prod Tax Adv Tax after Sev & Adv M$ M$ M$ M$ M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 1.616.70 0.00 0.00 0.00 1.616.70 128.37 16.17 1,472.17 2030 2.956.57 0.00 0.00 0.00 2.956.57 234.75 29.57 2.692.25 2031 3.447.96 0.00 0.00 0.00 3.447.96 273.77 34.48 3.139.71 2032 3.911.05 0.00 0.00 0.00 3.911.05 310.54 39.11 3.561.40 2033 4.045.07 0.00 0.00 0.00 4.045.07 321.18 40.45 3,683.44 2034 4.221.52 0.00 0.00 0.00 4.221.52 335.19 42.22 3.844.11 2035 4.478.65 0.00 0.00 0.00 4.478.65 355.60 44.79 4.078.26 2036 4.739.53 0.00 0.00 0.00 4.739.53 376.32 47.40 4.315.81 2037 4.309.15 0.00 0.00 0.00 4.309.15 342.15 43.09 3.923.91 2038 4.113.14 0.00 0.00 0.00 4.113.14 326.58 41.13 3,745.43 Sub-T 37,839.34 0.00 0.00 0.00 37,839.34 3,004.44 378.39 34,456.50 After 196,328.74 0.00 0.00 0.00 196,328.74 15,588.50 1,963.29 178,776.95 Total 234,168.08 0.00 0.00 0.00 234,168.08 18,592.95 2,341.68 213.233.45 Year Lease Net Costs M$ Net Investments M$ Deductions Trans. Costs M$ Net Profits M$ Future Net Income Before Income Taxes Undiscounted Discounted Ann Disc. Cum. Annual Cumulative @ 10.00% Annual @ 10.00% M$ M$ M$ M$ 2024 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2025 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2026 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2027 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2028 0.00 0.00 0.00 0.00 0.00 0.00 0.00 0.00 2029 0.00 0.00 0.00 0.00 1,472.17 1,472.17 836.38 836.38 2030 0.00 0.00 0.00 0.00 2.692.25 4.164.42 1,402.47 2.238.85 2031 0.00 0.00 0.00 0.00 3.139.71 7.304.13 1.481.08 3.719.93 2032 0.00 0.00 0.00 0.00 3.561.40 10.865.54 1.521.20 5.241.13 2033 0.00 0.00 0.00 0.00 3,683.44 14.548.98 1.424.19 6.665.33 2034 0.00 0.00 0.00 0.00 3,844.11 18,393.09 1,346.05 8,011.37 2035 0.00 0.00 0.00 0.00 4.078.26 22.471.35 1.290.89 9.30/27 2036 0.00 0.00 0.00 0.00 4.315.81 26.787.17 1.239.54 10.541.81 2037 0.00 0.00 0.00 0.00 3,923.91 30,711.08 1,019.50 11,561.31 2038 0.00 0.00 0.00 0.00 3,745.43 34.456.50 880.77 12.44/08 Sub-T 0.00 0.00 0.00 0.00 34,456.50 34,456.50 12,442.08 12,442.08 After 0.00 0.00 0.00 0.00 178,776.95 178,776.95 11,121.76 11,121.76 Total 0.00 0.00 0.00 0.00 213,233.45 213,233.45 23,563.83 23,563.83 Present Worth Profile (M$) PW 8.00% : 33,566.09 PW 10.00% : 23,563.83 PW 12.00%: 17,102.18 PW 15.00%: 11,129.49 PW 20.00% : 6,015.02 PW 25.00% : 3,535.64

Tabular Summaries

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked / UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other Proved Rsv Class Undeveloped Rsv Category *ABO VT FED PUD 3 - 14257 P-UD 3.57 417.26 1,527.07 0.00 0.00 136.52 0.00 1,390.55 703.68 50.00 *ADELL UJ FED COM PUD 4 - 14; P-UD 3.75 438.75 1,599.79 0.00 0.00 143.02 0.00 1,456.77 728.84 50.00 *ADELL UJ FED COM PUD 5 - 14; P-UD 3.75 438.53 1,592.77 0.00 0.00 142.39 0.00 1,450.37 717.13 50.00 *ALKALI FED PUD 10 - 14551 P-UD 2.86 488.32 1,209.18 0.00 0.00 108.10 0.00 1,101.08 537.11 50.00 *ANDREW UU PUD 5 - 14593 P-UD 2.82 482.84 1,183.99 0.00 0.00 105.85 0.00 1,078.14 513.57 50.00 *BENEDICT FED COM PUD 6 - 14 P-UD 2.78 475.26 1,152.81 0.00 0.00 103.06 0.00 1,049.75 487.69 50.00 *BLYTHE SV PUD 3 - 14552 P-UD 3.02 516.85 1,273.95 0.00 0.00 113.89 0.00 1,160.06 559.49 50.00 *COMANCHE HILL 18 PUD 4 - 14 P-UD 3.99 466.65 1,688.06 0.00 0.00 150.91 0.00 1,537.15 751.00 50.00 *COMANCHE HILL 18 PUD 5 - 14 P-UD 3.99 466.42 1,680.20 0.00 0.00 150.21 0.00 1,529.99 738.62 50.00 *COYOTE DRAW FED PUD 2 - 14. P-UD 2.64 452.21 1,102.93 0.00 0.00 98.60 0.00 1,004.33 472.40 50.00 *DALE FED PUD 1 - 14414 P-UD 2.23 372.69 945.25 0.00 0.00 84.51 0.00 860.74 422.29 50.00 *DALE FED PUD 4 - 14417 P-UD 2.22 370.37 822.58 0.00 0.00 73.54 0.00 749.04 294.59 50.00 *DANA FED PUD 9 - 14219 P-UD 3.41 399.59 1,433.43 0.00 0.00 128.15 0.00 1,305.28 622.74 50.00 *DORIS RI FED PUD 6 - 15321 P-UD 2.34 400.03 836.41 0.00 0.00 74.77 0.00 761.63 274.43 50.00 *GRAFA RW FED PUD 2 - 14496 P-UD 3.08 527.10 1,354.85 0.00 0.00 121.12 0.00 1,233.72 668.27 50.00 *HANAGAN A FED PUD 1 - 13712 P-UD 2.64 441.61 1,149.28 0.00 0.00 102.75 0.00 1,046.54 545.09 50.00 *HANAGAN A FED PUD 4 - 13709 P-UD 2.64 441.43 1,143.28 0.00 0.00 102.21 0.00 1,041.07 535.80 50.00 *HANAGAN FED PUD 2 - 14383 P-UD 2.40 400.55 1,063.08 0.00 0.00 95.04 0.00 968.04 531.08 50.00 *IRWIN FED PUD 2 - 14405 P-UD 2.13 355.91 912.38 0.00 0.00 81.57 0.00 830.82 417.41 50.00 *IRWIN FED PUD 4 - 14407 P-UD 2.13 355.77 907.33 0.00 0.00 81.12 0.00 826.21 410.27 50.00 *JILL FED PUD 5 - 14250 P-UD 3.41 398.80 1,404.09 0.00 0.00 125.53 0.00 1,278.56 580.71 50.00 *LEEMAN PUD 12 - 14237 P-UD 3.41 398.70 1,400.21 0.00 0.00 125.18 0.00 1,275.03 575.54 50.00 *LEEMAN PUD 14 - 14239 P-UD 3.41 398.60 1,396.27 0.00 0.00 124.83 0.00 1,271.44 570.33 50.00 *MM FED PUD 11 - 14267 P-UD 3.40 398.20 1,379.37 0.00 0.00 123.32 0.00 1,256.06 548.82 50.00 *MM FED PUD 8 - 14264 P-UD 3.40 397.79 1,361.37 0.00 0.00 121.71 0.00 1,239.66 527.35 50.00 *MM FED PUD 9 - 14265 P-UD 3.39 396.55 1,295.94 0.00 0.00 115.86 0.00 1,180.08 459.15 50.00 *MONAGHAN QY FED PUD 11 - 1 P-UD 3.08 526.89 1,349.70 0.00 0.00 120.66 0.00 1,229.04 658.74 50.00 *MONAGHAN QY FED PUD 13 - 1 P-UD 3.08 526.55 1,341.21 0.00 0.00 119.90 0.00 1,221.30 643.47 50.00 *MONAGHAN QY FED PUD 3 - 12 P-UD 3.08 526.32 1,335.32 0.00 0.00 119.38 0.00 1,215.95 633.25 50.00 *MONAGHAN QY FED PUD 4 - 12 P-UD 3.08 526.08 1,329.29 0.00 0.00 118.84 0.00 1,210.45 623.03 50.00 *MOUNTAIN VR FED COM PUD P-UD 3.68 431.11 1,489.07 0.00 0.00 133.12 0.00 1,355.95 588.65 50.00 *PZ FED PUD 3 - 14346 P-UD 3.40 397.68 1,356.45 0.00 0.00 121.27 0.00 1,235.19 521.71 50.00 *RED ROCK NB FED PUD 5 - 153 P-UD 2.73 467.41 1,097.53 0.00 0.00 98.12 0.00 999.41 434.17 50.00 1

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium (M$) Gas (M$) Other (M$) *REDMAN OY STATE PUD 4 - 13E P-UD 3.23 552.94 1,391.25 0.00 0.00 124.38 0.00 1,266.87 644.46 50.00 *ROSE FED PUD 11 - 14467 P-UD 2.63 449.45 1,093.22 0.00 0.00 97.73 0.00 995.49 465.38 50.00 *SAMEDAN 16-6 STATE PUD 1 - 1 P-UD 2.70 450.39 1,160.63 0.00 0.00 103.76 0.00 1,056.87 537.47 50.00 *SANTA FE FEE PUD 1 - 14222 P-UD 3.38 395.58 1,224.85 0.00 0.00 109.50 0.00 1,115.35 398.13 50.00 *SU FED PUD 2 - 14224 P-UD 3.04 355.24 1,074.53 0.00 0.00 96.06 0.00 978.47 329.10 50.00 *SUMMERS COM PUD 20 - 14303 P-UD 3.57 418.40 1,262.35 0.00 0.00 112.85 0.00 1,149.49 381.95 50.00 *VANCE FED PUD 1 - 15219 P-UD 2.22 371.09 869.88 0.00 0.00 77.77 0.00 792.11 336.84 50.00 *WHEELER AFE FED PUD 2 - 143 P-UD 2.89 482.61 1,288.21 0.00 0.00 115.17 0.00 1,173.05 654.20 50.00 *WHEELER AFE FED PUD 4 - 143 P-UD 2.89 482.44 1,282.92 0.00 0.00 114.69 0.00 1,168.23 644.47 50.00 ABO VT FED PUD 2 - 14256 P-UD 3.51 410.61 1,399.63 0.00 0.00 125.13 0.00 1,274.51 536.59 50.00 ABO VT FED PUD 4 - 14258 P-UD 3.49 408.10 1,263.62 0.00 0.00 112.97 0.00 1,150.65 403.74 50.00 ADELL UJ FED COM PUD 1 - 141( P-UD 3.63 425.09 1,368.21 0.00 0.00 122.32 0.00 1,245.89 467.11 50.00 ADELL UJ FED COM PUD 2 - 141( P-UD 3.65 426.70 1,447.98 0.00 0.00 129.45 0.00 1,318.53 549.54 50.00 ADELL UJ FED COM PUD 3 - 141( P-UD 3.63 425.32 1,381.56 0.00 0.00 123.51 0.00 1,258.05 479.65 50.00 ADELL UJ FED COM PUD 9 - 143; P-UD 3.62 424.03 1,295.72 0.00 0.00 115.84 0.00 1,179.88 405.36 50.00 BEHIND PIPE - Helium P-UD 29.43 0.00 14,103.39 0.00 0.00 1,260.84 0.00 12,842.55 8,077.28 50.00 BITTER LAKE PX STATE PUD 2 - P-UD 3.89 455.78 1,370.77 0.00 0.00 122.55 0.00 1,248.23 406.27 50.00 BRADEN FED PUD 1 - 13869 P-UD 1.41 240.44 560.63 0.00 0.00 50.12 0.00 510.51 218.87 50.00 COYOTE DRAW FED PUD 1 - 143' P-UD 1.67 278.68 691.44 0.00 0.00 61.81 0.00 629.62 290.88 50.00 COYOTE FED PUD 1 - 14393 P-UD 1.52 254.21 542.03 0.00 0.00 48.46 0.00 493.57 173.71 50.00 COYOTE FED PUD 2 - 14394 P-UD 1.52 253.75 535.73 0.00 0.00 47.89 0.00 487.83 164.48 50.00 EVERETTE OO PUD 1 - 13854 P-UD 1.90 324.92 751.55 0.00 0.00 67.19 0.00 684.36 289.13 50.00 EVERETTE OO PUD 5 - 13858 P-UD 1.89 323.58 677.35 0.00 0.00 60.55 0.00 616.79 223.52 50.00 EVERETTE OO PUD 6 - 13859 P-UD 1.90 324.22 718.04 0.00 0.00 64.19 0.00 653.84 257.03 50.00 GATHERING SYSTEM - Helium P-UD 27.03 0.00 11,247.54 0.00 0.00 1,005.53 0.00 10,242.01 5,230.34 50.00 GRAFA RW FED PUD 1 - 14466 P-UD 1.85 316.46 696.64 0.00 0.00 62.28 0.00 634.36 247.07 50.00 GRAFA RW PUD 1 - 14500 P-UD 1.86 317.45 742.69 0.00 0.00 66.40 0.00 676.29 291.78 50.00 HANAGAN A FED PUD 5 - 13710 P-UD 1.68 281.15 697.56 0.00 0.00 62.36 0.00 635.20 293.46 50.00 HANAGAN A FED PUD 6 - 13711 P-UD 1.68 281.08 695.43 0.00 0.00 62.17 0.00 633.26 290.74 50.00 HANAGAN FED PUD 3 - 14384 P-UD 1.52 253.60 594.64 0.00 0.00 53.16 0.00 541.48 224.00 50.00 HANCOCK AHC PUD 2 - 14494 P-UD 1.83 312.50 725.69 0.00 0.00 64.88 0.00 660.82 281.19 50.00 HANCOCK AHC PUD 6 - 14594 P-UD 1.90 324.36 747.18 0.00 0.00 66.80 0.00 680.39 285.36 50.00 IRWIN FED PUD 1 - 14404 P-UD 1.34 224.47 473.19 0.00 0.00 42.30 0.00 430.88 144.40 50.00 KISNER TB FED PUD 1 - 14504 P-UD 1.85 316.62 705.08 0.00 0.00 63.03 0.00 642.05 254.55 50.00 LANGLEY RJ FED PUD 1 - 13865 P-UD 1.85 315.77 659.43 0.00 0.00 58.95 0.00 600.47 215.10 50.00 2

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other LANGLEY RJ FED PUD 3 - 14470 P-UD 1.84 315.21 652.11 0.00 0.00 58.30 0.00 593.81 203.89 50.00 LAURALEA PUD 1 - 14381 P-UD 1.68 281.06 631.44 0.00 0.00 56.45 0.00 574.99 222.26 50.00 MARGARET RQ STATE PUD 1 - 1. P-UD 1.84 315.13 651.01 0.00 0.00 58.20 0.00 592.81 202.33 50.00 MCKAY SAMEDAN PUD 1 - 143& P-UD 1.72 286.83 707.49 0.00 0.00 63.25 0.00 644.24 293.81 50.00 MIKE FED COM PUD 1 - 14391 P-UD 1.62 270.88 637.93 0.00 0.00 57.03 0.00 580.90 242.11 50.00 MIKE FED COM PUD 2 - 14392 P-UD 1.62 270.22 603.18 0.00 0.00 53.92 0.00 549.25 210.33 50.00 MONAGHAN QY FED PUD 1 - 13E P-UD 1.84 315.05 649.83 0.00 0.00 58.09 0.00 591.73 200.67 50.00 PAUL RICKS FED PUD 2 - 14389 P-UD 1.61 269.68 576.44 0.00 0.00 51.53 0.00 524.90 186.91 50.00 PAUL RICKS FED PUD 3 - 14390 P-UD 1.61 269.61 575.59 0.00 0.00 51.46 0.00 524.13 185.55 50.00 PDP- Helium P-UD 131.67 0.00 48,879.85 0.00 0.00 4,369.86 0.00 44,509.99 14,657.69 50.00 PECOS FED PUD 1 - 14372 P-UD 1.67 278.62 689.33 0.00 0.00 61.63 0.00 627.70 288.19 50.00 PLANT & LINE TAP P-UD 0.00 0.00 0.00 0.00 0.00 0.00 16,925.00 -16,925.00 -15,529.11 50.00 WHEELER AFE FED PUD 5 - 1436 P-UD 1.83 306.40 755.77 0.00 0.00 67.57 0.00 688.21 313.86 50.00 Total 389.09 29,554.52 154,864.97 0.00 0.00 13,844.93 16,925.00 124,095.04 45,068.06 50.00 Proved Rsv Class Total 389.09 29,554.52 154,864.97 0.00 0.00 13,844.93 16,925.00 124,095.04 45,068.06 50.00 Probable Rsv Class Undeveloped Rsv Category *ADELL UJ FED COM PrUD 12 - 1 PR-UD 2.70 371.20 897.00 0.00 0.00 80.19 0.00 816.80 63.22 50.00 *ALKALI FED PrUD 16 - 14576 PR-UD 2.29 391.42 759.97 0.00 0.00 67.94 0.00 692.03 31.57 50.00 *ALKALI FED PrUD 19 - 15468 PR-UD 2.25 384.23 746.01 0.00 0.00 66.69 0.00 679.32 27.43 50.00 *ALKALI FED PrUD 21 - 15470 PR-UD 2.21 378.46 734.80 0.00 0.00 65.69 0.00 669.11 24.62 50.00 *ALKALI FED PrUD 26 - 15451 PR-UD 2.18 372.41 723.07 0.00 0.00 64.64 0.00 658.42 22.09 50.00 *BITTER LAKE PX STATE PrUD 3 PR-UD 2.85 391.22 945.36 0.00 0.00 84.52 0.00 860.85 61.19 50.00 *BURROWGRASS ABG FED CON PR-UD 1.57 268.61 521.52 0.00 0.00 46.62 0.00 474.89 58.77 50.00 *CAMACK FED PrUD 1 - 15357 PR-UD 1.56 266.14 516.72 0.00 0.00 46.20 0.00 470.53 9.50 50.00 *CAMACK FED PrUD 3 - 15359 PR-UD 1.52 259.11 503.07 0.00 0.00 44.97 0.00 458.10 8.47 50.00 *DANA FED PUD 2 - 14212 PR-UD 2.42 333.07 804.85 0.00 0.00 71.95 0.00 732.90 49.33 50.00 *DORIS FED PrUD 1 - 14571 PR-UD 1.71 292.08 567.10 0.00 0.00 50.70 0.00 516.40 15.36 50.00 *EAKIN AFB COM PrUD 1 - 14288 PR-UD 2.71 372.84 900.95 0.00 0.00 80.54 0.00 820.40 50.77 50.00 *EVERETTE OO PrUD 7 - 14539 PR-UD 2.72 465.40 903.61 0.00 0.00 80.78 0.00 822.82 71.21 50.00 *FEDERAL IX PUD 3 - 14360 PR-UD 0.39 53.67 129.70 0.00 0.00 11.60 0.00 118.11 23.20 50.00 *GRYNBERG 17 FED COM PrUD , PR-UD 1.25 213.53 414.59 0.00 0.00 37.06 0.00 377.53 6.22 50.00 *HANAGAN A FED PrUD 1 - 1522: PR-UD 2.26 377.82 751.03 0.00 0.00 67.14 0.00 683.89 47.33 50.00 *HANAGAN A FED PrUD 2 - 1521i PR-UD 2.24 374.37 744.18 0.00 0.00 66.53 0.00 677.65 42.81 50.00 *HANAGAN A FED PrUD 3 - 1522. PR-UD 2.25 376.12 747.65 0.00 0.00 66.84 0.00 680.81 45.02 50.00 3

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other *HANAGAN FED PUD 3 - 14435 PR-UD 1.87 311.56 628.42 0.00 0.00 56.18 0.00 572.24 175.11 50.00 *HANAGAN FED PUD 4 - 14436 PR-UD 1.86 310.20 616.62 0.00 0.00 55.13 0.00 561.50 154.45 50.00 *HANCOCK AHC PrUD 7 - 14458 PR-UD 2.72 464.48 901.83 0.00 0.00 80.62 0.00 821.20 70.72 50.00 *HELEN COLLINS FED COM PrU PR-UD 2.09 348.45 692.64 0.00 0.00 61.92 0.00 630.72 38.08 50.00 *HIGGINS FED PrUD 3 - 14592 PR-UD 2.07 353.57 686.48 0.00 0.00 61.37 0.00 625.11 16.98 50.00 *IRWIN FED PrUD 1 - 15227 PR-UD 1.77 296.17 588.72 0.00 0.00 52.63 0.00 536.09 28.23 50.00 *IRWIN FED PrUD 2 - 15212 PR-UD 1.79 299.19 594.73 0.00 0.00 53.17 0.00 541.56 31.24 50.00 *IRWIN FED PrUD 3 - 15229 PR-UD 1.76 294.61 585.63 0.00 0.00 52.36 0.00 533.28 26.85 50.00 *IRWIN FED PrUD 4 - 15214 PR-UD 1.78 297.69 591.75 0.00 0.00 52.90 0.00 538.85 29.70 50.00 *ISLER FEE PrUD 3 - 14428 PR-UD 1.67 278.09 552.78 0.00 0.00 49.42 0.00 503.36 23.16 50.00 *JILL FED PrUD 3 - 14248 PR-UD 2.37 325.69 787.02 0.00 0.00 70.36 0.00 716.66 40.78 50.00 *JILL FED PrUD 4 - 14249 PR-UD 2.35 323.17 780.93 0.00 0.00 69.81 0.00 711.11 38.33 50.00 *LEEMAN PrUD 1 - 14204 PR-UD 2.32 319.15 771.20 0.00 0.00 68.95 0.00 702.26 34.82 50.00 *LISA FED PUD 2 - 14334 PR-UD 1.43 196.43 474.67 0.00 0.00 42.44 0.00 432.24 102.44 50.00 *LORETTA BBO STATE COM PrU PR-UD 2.63 360.91 872.11 0.00 0.00 77.97 0.00 794.15 36.25 50.00 *LORETTA BBO STATE COM PrU PR-UD 2.60 357.73 864.44 0.00 0.00 77.28 0.00 787.16 34.07 50.00 *MARGARET RQ STATE PrUD 8 - PR-UD 2.65 453.93 881.33 0.00 0.00 78.79 0.00 802.54 68.75 50.00 *MCKAY PENZOIL FED PrUD 2 - PR-UD 0.63 104.76 208.25 0.00 0.00 18.62 0.00 189.63 7.63 50.00 *MCKAY PENZOIL FED PrUD 3 - PR-UD 0.62 104.11 206.95 0.00 0.00 18.50 0.00 188.45 7.25 50.00 *MCKAY-HARVEY FED PrUD 8 - PR-UD 2.24 307.32 742.63 0.00 0.00 66.39 0.00 676.24 26.97 50.00 *MICHAEL ERIC FED PUD 1 - 144 PR-UD 1.22 202.97 403.47 0.00 0.00 36.07 0.00 367.40 91.39 50.00 *MICHAEL ERIC FED PUD 4 - 144 PR-UD 1.21 201.79 401.11 0.00 0.00 35.86 0.00 365.25 80.93 50.00 *MONAGHAN QY FED PrUD 7 - 1 PR-UD 2.62 448.11 870.03 0.00 0.00 77.78 0.00 792.25 59.82 50.00 *O'CONNEL FED COM PUD 2 - 15 PR-UD 2.16 369.32 717.06 0.00 0.00 64.10 0.00 652.95 160.17 50.00 *PENJACK FED PUD 4 - 14283 PR-UD 2.44 371.66 816.92 0.00 0.00 73.03 0.00 743.89 206.63 50.00 *PJ FED COM PUD 1 - 14342 PR-UD 1.34 184.61 446.09 0.00 0.00 39.88 0.00 406.21 83.64 50.00 *PJ FED COM PUD 4 - 14345 PR-UD 1.35 185.11 447.31 0.00 0.00 39.99 0.00 407.32 87.43 50.00 *PLAINS QN COM PrUD 2 - 15486 PR-UD 0.84 144.18 279.93 0.00 0.00 25.03 0.00 254.90 3.17 50.00 *PLAINS QN COM PrUD 9 - 15462 PR-UD 1.12 191.36 371.54 0.00 0.00 33.22 0.00 338.32 5.12 50.00 *PLAINS QN COM PUD 4 - 15398 PR-UD 1.66 283.77 550.96 0.00 0.00 49.26 0.00 501.71 82.08 50.00 *PLAINS QN COM PUD 6 - 15400 PR-UD 1.65 282.12 547.76 0.00 0.00 48.97 0.00 498.79 75.10 50.00 *PLAINS QN COM PUD 7 - 15461 PR-UD 1.64 280.09 543.82 0.00 0.00 48.62 0.00 495.20 67.60 50.00 *RAILROAD STATE PrUD 1 - 144 PR-UD 1.65 275.71 548.05 0.00 0.00 49.00 0.00 499.05 21.95 50.00 *RAILROAD STATE PrUD 2 - 152 PR-UD 1.64 274.09 544.84 0.00 0.00 48.71 0.00 496.13 20.87 50.00 *RED ROCK FED PrUD 3 - 15339 PR-UD 1.85 315.61 612.79 0.00 0.00 54.78 0.00 558.00 13.84 50.00 4

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other *REDMAN OY STATE PrUD 6 - 13 PR-UD 2.72 465.49 903.79 0.00 0.00 80.80 0.00 822.99 56.48 50.00 *M FED PUD 2 - 15351 PR-UD 1.93 330.76 642.20 0.00 0.00 57.41 0.00 584.79 100.03 50.00 *RIVER BADGE UX STATE PrUD PR-UD 2.20 301.63 728.87 0.00 0.00 65.16 0.00 663.71 24.39 50.00 *RIVER BADGE UX STATE PrUD PR-UD 2.17 298.55 721.42 0.00 0.00 64.50 0.00 656.93 22.90 50.00 *RIVER BRIDGE UX STATE PUD PR-UD 2.69 369.83 893.68 0.00 0.00 79.90 0.00 813.79 185.92 50.00 *ROSE CANNON AOR COM PUD PR-UD 2.02 277.85 671.41 0.00 0.00 60.02 0.00 611.38 132.58 50.00 *SAGEBRUSH TY COM PrUD 5 - PR-UD 0.80 136.62 265.27 0.00 0.00 23.71 0.00 241.55 2.77 50.00 *SAGEBRUSH TY COM PrUD 6 - PR-UD 0.75 128.07 248.66 0.00 0.00 22.23 0.00 226.43 2.40 50.00 *SAGEBRUSH TY COM PUD 3 - 1 PR-UD 1.34 228.75 444.14 0.00 0.00 39.71 0.00 404.43 44.72 50.00 *SAGEBRUSH TY COM PUD 8 - 1 PR-UD 1.33 226.82 440.38 0.00 0.00 39.37 0.00 401.01 40.24 50.00 *SMERNOFF NL STATE COM PrU PR-UD 1.70 290.33 563.70 0.00 0.00 50.39 0.00 513.30 11.32 50.00 *SMERNOFF NL STATE COM PUI PR-UD 2.46 420.01 835.04 0.00 0.00 74.65 0.00 760.38 228.63 50.00 *SPRINGER TK STATE COM PrUI PR-UD 2.67 457.19 887.67 0.00 0.00 79.36 0.00 808.31 50.43 50.00 *SPRINGER TK STATE COM PrUI PR-UD 2.63 450.17 874.03 0.00 0.00 78.14 0.00 795.89 43.82 50.00 *SPRINGER TK STATE COM PrUI PR-UD 2.60 444.56 863.14 0.00 0.00 77.16 0.00 785.97 39.38 50.00 *STEWART FED PrUD 4 - 14378 PR-UD 2.30 384.56 764.44 0.00 0.00 68.34 0.00 696.10 50.44 50.00 *SUMMERS COM PUD 21 - 14304 PR-UD 2.63 400.76 919.01 0.00 0.00 82.16 0.00 836.85 264.52 50.00 *SUMMERS COM PUD 22 - 14296 PR-UD 2.44 370.77 808.70 0.00 0.00 72.30 0.00 736.40 194.78 50.00 *SUMMERS COM PUD 6 - 14197 PR-UD 2.63 399.85 903.64 0.00 0.00 80.79 0.00 822.86 246.76 50.00 *SUMMERS COM PUD 8 - 14301 PR-UD 2.43 370.54 808.20 0.00 0.00 72.25 0.00 735.95 192.62 50.00 *SUZANNE FED PUD 1 - 14350 PR-UD 1.39 190.63 460.64 0.00 0.00 41.18 0.00 419.46 81.14 50.00 *SUZANNE FED PUD 2 - 14351 PR-UD 1.39 191.23 462.10 0.00 0.00 41.31 0.00 420.79 85.30 50.00 *TROUT FED COM PrUD 1 - 1540: PR-UD 0.97 165.85 322.00 0.00 0.00 28.79 0.00 293.22 4.08 50.00 *TYRELL FED COM PrUD 3 - 143, PR-UD 1.11 153.15 370.09 0.00 0.00 33.09 0.00 337.00 10.83 50.00 *UNRUH AFF FED COM PUD 2 - l PR-UD 2.81 427.01 960.73 0.00 0.00 85.89 0.00 874.84 258.66 50.00 *VANCE FED PrUD 6 - 15217 PR-UD 1.84 307.08 610.41 0.00 0.00 54.57 0.00 555.84 26.75 50.00 *VANCE FED PUD 2 - 14412 PR-UD 2.12 354.14 746.22 0.00 0.00 66.71 0.00 679.51 235.41 50.00 *WHEELER AEE FED PrUD 1 - 15: PR-UD 2.52 420.71 836.29 0.00 0.00 74.76 0.00 761.53 66.34 50.00 *WHEELER AEE FED PrUD 3 - 15: PR-UD 2.51 419.03 832.95 0.00 0.00 74.47 0.00 758.48 63.09 50.00 *WHEELER AFE FED PrUD 11 - 1 PR-UD 2.50 417.31 829.53 0.00 0.00 74.16 0.00 755.37 60.00 50.00 *WHEELER AFE FED PrUD 6 - 14: PR-UD 2.49 415.56 826.05 0.00 0.00 73.85 0.00 752.20 57.06 50.00 ADELL UJ FED COM PrUD 13 - 15 PR-UD 2.68 368.20 889.75 0.00 0.00 79.54 0.00 810.20 64.48 50.00 ADELL UJ FED COM PrUD 6 - 141 PR-UD 2.68 367.99 889.23 0.00 0.00 79.50 0.00 809.74 64.13 50.00 ADKINS PrUD 1 - 14448 PR-UD 0.66 110.58 219.81 0.00 0.00 19.65 0.00 200.16 7.60 50.00 ADKINS PrUD 2 - 14449 PR-UD 0.66 109.84 218.34 0.00 0.00 19.52 0.00 198.82 7.26 50.00 5

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other ALKALI FED PrUD 12 - 14560 PR-UD 1.31 224.35 435.58 0.00 0.00 38.94 0.00 396.64 12.74 50.00 ALKALI FED PrUD 13 - 14564 PR-UD 1.30 222.94 432.85 0.00 0.00 38.70 0.00 394.16 12.24 50.00 ALKALI FED PrUD 14 - 14568 PR-UD 1.30 222.74 432.46 0.00 0.00 38.66 0.00 393.80 12.18 50.00 ALKALI FED PrUD 20 - 15469 PR-UD 1.30 222.52 432.04 0.00 0.00 38.62 0.00 393.42 12.10 50.00 ALKALI FED PrUD 20 - 15450 PR-UD 1.29 220.85 428.79 0.00 0.00 38.33 0.00 390.45 11.56 50.00 ALKALI FED PrUD 27 - 15452 PR-UD 1.29 220.63 428.36 0.00 0.00 38.30 0.00 390.07 11.49 50.00 ALKALI FED PUD 11 - 14556 PR-UD 1.61 275.44 534.79 0.00 0.00 47.81 0.00 486.98 106.40 50.00 ALKALI FED PUD 15 - 14572 PR-UD 1.61 275.36 534.62 0.00 0.00 47.80 0.00 486.83 105.79 50.00 ALKALI FED PUD 17 - 14580 PR-UD 1.61 274.68 533.31 0.00 0.00 47.68 0.00 485.63 101.27 50.00 ANDREW UU PrUD 1 - 14577 PR-UD 1.24 212.48 412.54 0.00 0.00 36.88 0.00 375.66 9.73 50.00 ANDREW UU PUD 4 - 14589 PR-UD 1.58 270.44 525.07 0.00 0.00 46.94 0.00 478.13 91.70 50.00 ANDREW UU PUD 6 - 14597 PR-UD 1.58 270.26 524.73 0.00 0.00 46.91 0.00 477.82 90.71 50.00 ANDREW UU PUD 7 - 15456 PR-UD 1.58 269.99 524.20 0.00 0.00 46.86 0.00 477.34 89.18 50.00 BEAVERS FED PrUD 1 - 14210 PR-UD 2.44 335.60 810.97 0.00 0.00 72.50 0.00 738.47 58.18 50.00 BENEDICT FED COM PrUD 3 - 14, PR-UD 1.14 194.12 376.89 0.00 0.00 33.69 0.00 343.20 6.64 50.00 BENEDICT FED COM PrUD 5 - 14, PR-UD 1.13 193.83 376.34 0.00 0.00 33.65 0.00 342.70 6.60 50.00 BENEDICT FED COM PUD 1 - 145 PR-UD 1.54 262.81 510.27 0.00 0.00 45.62 0.00 464.65 72.56 50.00 BENEDICT FED COM PUD 2 - 145 PR-UD 1.53 262.04 508.77 0.00 0.00 45.48 0.00 463.28 69.40 50.00 BITTER LAKE PX STATE PrUD 4 • PR-UD 2.84 389.90 942.19 0.00 0.00 84.23 0.00 857.96 65.26 50.00 BITTER LAKE PX STATE PUD 5 - PR-UD 2.87 436.52 998.33 0.00 0.00 89.25 0.00 909.07 281.38 50.00 BLYTHE SV PrUD 1 - 14543 PR-UD 1.33 227.59 441.88 0.00 0.00 39.50 0.00 402.38 10.47 50.00 BLYTHE SV PUD 2 - 13862 PR-UD 1.70 289.91 562.89 0.00 0.00 50.32 0.00 512.56 101.39 50.00 BLYTHE SV PUD 4 - 14557 PR-UD 1.69 289.82 562.71 0.00 0.00 50.31 0.00 512.40 100.84 50.00 BO FED PUD 1 - 14242 PR-UD 2.46 373.96 852.75 0.00 0.00 76.24 0.00 776.51 237.49 50.00 BURROWGRASS ABG FED COM PR-UD 0.55 93.41 181.37 0.00 0.00 16.21 0.00 165.15 1.81 50.00 BURROWGRASS ABG FED COM PR-UD 0.53 91.16 177.00 0.00 0.00 15.82 0.00 161.18 1.72 50.00 BURROWGRASS ABG FED COM PR-UD 0.53 90.83 176.36 0.00 0.00 15.77 0.00 160.59 1.71 50.00 BURROWGRASS ABG FED COM PR-UD 0.51 88.03 170.91 0.00 0.00 15.28 0.00 155.63 1.60 50.00 BURROWGRASS ABG FED COM PR-UD 0.51 87.67 170.23 0.00 0.00 15.22 0.00 155.01 1.59 50.00 BURROWGRASS ABG FED COM PR-UD 0.94 160.75 312.10 0.00 0.00 27.90 0.00 284.20 29.54 50.00 BURROWGRASS ABG FED COM PR-UD 0.94 160.68 311.97 0.00 0.00 27.89 0.00 284.08 29.38 50.00 BURROWGRASS ABG FED COM PR-UD 0.94 160.60 311.82 0.00 0.00 27.88 0.00 283.94 29.21 50.00 CALDZILL RZ PrUD 1 - 14554 PR-UD 1.64 280.94 545.47 0.00 0.00 48.77 0.00 496.71 41.08 50.00 CALDZILL RZ PrUD 3 - 14570 PR-UD 1.64 280.80 545.20 0.00 0.00 48.74 0.00 496.46 40.86 50.00 CALDZILL RZ PrUD 4 - 14574 PR-UD 1.64 280.65 544.91 0.00 0.00 48.71 0.00 496.19 40.63 50.00 6

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other CAMACK FED PrUD 6 - 15362 PR-UD 0.81 138.55 269.00 0.00 0.00 24.05 0.00 244.95 3.30 50.00 CAMACK FED PUD 5 - 15361 PR-UD 1.25 213.59 414.70 0.00 0.00 37.07 0.00 377.63 50.25 50.00 CANNON XF PrUD 4 - 14321 PR-UD 2.01 276.07 667.12 0.00 0.00 59.64 0.00 607.48 22.76 50.00 CANNON XF PUD 3 - 14320 PR-UD 2.40 330.15 797.79 0.00 0.00 71.32 0.00 726.47 113.54 50.00 CAUDILL RZ COM PrUD 1 - 1456: PR-UD 1.61 275.96 535.80 0.00 0.00 47.90 0.00 487.90 38.55 50.00 CAUDILL RZ PrUD 2 - 14473 PR-UD 1.29 219.75 426.67 0.00 0.00 38.14 0.00 388.52 8.94 50.00 CAUDILL RZ PUD 1 - 14506 PR-UD 1.67 285.81 554.93 0.00 0.00 49.61 0.00 505.32 87.80 50.00 CAUDILL RZ PUD 3 - 14604 PR-UD 1.57 268.27 520.87 0.00 0.00 46.57 0.00 474.31 74.47 50.00 COBIE EDEID FED PUD 1 - 14439 PR-UD 1.08 179.73 357.27 0.00 0.00 31.94 0.00 325.33 78.09 50.00 COBRA AXK STATE PrUD 1 - 154 PR-UD 0.44 75.09 145.79 0.00 0.00 13.03 0.00 132.76 1.31 50.00 COMANCHE HILL 18 PrUD 2 - 14: PR-UD 2.83 389.44 941.07 0.00 0.00 84.13 0.00 856.94 64.55 50.00 COMANCHE HILL 18 PrUD 6 - 14: PR-UD 2.82 387.79 937.07 0.00 0.00 83.77 0.00 853.30 62.07 50.00 COMANCHE HILL 18 PrUD 7 - 14: PR-UD 2.82 387.55 936.50 0.00 0.00 83.72 0.00 852.78 61.73 50.00 COMANCHE HILL 18 PUD 1 - 141 PR-UD 2.86 435.24 978.12 0.00 0.00 87.44 0.00 890.67 258.11 50.00 COMANCHE HILL 18 PUD 3 - 141 PR-UD 2.85 434.17 955.29 0.00 0.00 85.40 0.00 869.89 237.24 50.00 COMER PrUD 1 - 14527 PR-UD 1.26 215.16 417.76 0.00 0.00 37.35 0.00 380.41 10.38 50.00 COMER PrUD 2 - 14484 PR-UD 1.26 214.72 416.90 0.00 0.00 37.27 0.00 379.62 10.26 50.00 COMER PrUD 4 - 14463 PR-UD 1.25 213.17 413.89 0.00 0.00 37.00 0.00 376.89 9.85 50.00 COMER PUD 3 - 14535 PR-UD 1.59 271.36 526.86 0.00 0.00 47.10 0.00 479.75 95.41 50.00 COYOTE DRAW FED PrUD 2 - 14:: PR-UD 1.44 240.93 478.91 0.00 0.00 42.81 0.00 436.10 37.21 50.00 COYOTE DRAW FED PUD 1 - 145 PR-UD 1.47 251.61 488.52 0.00 0.00 43.67 0.00 444.84 76.48 50.00 COYOTE FED PrUD 3 - 14395 PR-UD 1.28 214.00 425.38 0.00 0.00 38.03 0.00 387.35 24.07 50.00 CURTIS QR COM PrUD 1 - 14469 PR-UD 1.19 203.02 394.18 0.00 0.00 35.24 0.00 358.94 7.56 50.00 CURTIS QR COM PUD 2 - 14503 PR-UD 1.57 269.29 522.85 0.00 0.00 46.74 0.00 476.10 78.31 50.00 DALE FED PrUD 5 - 14418 PR-UD 1.15 192.72 383.10 0.00 0.00 34.25 0.00 348.85 17.34 50.00 DALE FED PrUD 6 - 14419 PR-UD 1.15 192.59 382.83 0.00 0.00 34.23 0.00 348.61 17.25 50.00 DALE FED PUD 3 - 14416 PR-UD 1.35 224.81 456.85 0.00 0.00 40.84 0.00 416.01 124.19 50.00 DANA FED PrUD 10 - 14220 PR-UD 2.42 331.97 802.20 0.00 0.00 71.72 0.00 730.48 52.60 50.00 DANA FED PrUD 8 - 14218 PR-UD 2.40 330.31 798.18 0.00 0.00 71.36 0.00 726.82 50.29 50.00 DANA FED PUD 11 - 14221 PR-UD 2.44 371.93 814.21 0.00 0.00 72.79 0.00 741.42 199.06 50.00 DEE OQ STATE PrUD 2 - 13863 PR-UD 1.64 279.90 543.45 0.00 0.00 48.58 0.00 494.87 38.90 50.00 DORIS FED PrUD 4 - 14583 PR-UD 1.03 175.85 341.42 0.00 0.00 30.52 0.00 310.90 8.86 50.00 DORIS FED PrUD 6 - 14591 PR-UD 1.03 175.68 341.09 0.00 0.00 30.49 0.00 310.60 8.81 50.00 DORIS FED PUD 3 - 14579 PR-UD 1.29 220.33 427.79 0.00 0.00 38.24 0.00 389.54 80.79 50.00 DORIS RI FED PrUD 5 - 15320 PR-UD 0.92 157.85 306.47 0.00 0.00 27.40 0.00 279.07 4.75 50.00 7

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other DORIS RI FED PUD 7 - 15353 PR-UD 1.16 197.74 383.93 0.00 0.00 34.32 0.00 349.60 47.96 50.00 EDMONDSON FED PrUD 1 - 1543: PR-UD 0.28 48.14 93.48 0.00 0.00 8.36 0.00 85.12 0.78 50.00 EDMONDSON FED PrUD 3 - 1543: PR-UD 0.28 47.87 92.93 0.00 0.00 8.31 0.00 84.63 0.78 50.00 EDMONDSON FED PrUD 6 - 1460: PR-UD 0.28 47.57 92.36 0.00 0.00 8.26 0.00 84.10 0.77 50.00 EDMONDSON FED PUD 4 - 15436 PR-UD 0.58 99.64 193.46 0.00 0.00 17.30 0.00 176.17 17.14 50.00 EDMONDSON FED PUD 5 - 15437 PR-UD 0.58 99.60 193.37 0.00 0.00 17.29 0.00 176.09 17.05 50.00 EVERETTE OO PrUD 2 - 13855 PR-UD 1.64 279.75 543.16 0.00 0.00 48.56 0.00 494.60 38.68 50.00 EVERETTE OO PrUD 3 - 13856 PR-UD 1.63 278.57 540.87 0.00 0.00 48.35 0.00 492.52 37.00 50.00 EVERETTE OO PrUD 8 - 14464 PR-UD 1.63 278.42 540.57 0.00 0.00 48.33 0.00 492.24 36.79 50.00 FEDERAL IX PrUD 4 - 14360.5 PR-UD 0.30 41.85 101.12 0.00 0.00 9.04 0.00 92.08 2.80 50.00 FEDERAL IX PUD 1 - 14358 PR-UD 0.38 52.09 125.88 0.00 0.00 11.25 0.00 114.63 17.10 50.00 FEDERAL IX PUD 2 - 14359 PR-UD 0.38 51.94 125.51 0.00 0.00 11.22 0.00 114.29 16.45 50.00 FINCH FEE PUD 1 - 14327 PR-UD 2.02 277.17 669.77 0.00 0.00 59.88 0.00 609.90 91.95 50.00 FOREMAN FED PrUD 1 - 14559 PR-UD 1.33 228.25 443.17 0.00 0.00 39.62 0.00 403.55 13.61 50.00 FOREMAN FED PrUD 2 - 14563 PR-UD 1.33 226.63 440.02 0.00 0.00 39.34 0.00 400.68 12.99 50.00 FOREMAN FED PrUD 3 - 14567 PR-UD 1.32 226.43 439.63 0.00 0.00 39.30 0.00 400.33 12.92 50.00 GETTY PS 17 FED COM PrUD 1 - PR-UD 0.98 167.76 325.71 0.00 0.00 29.12 0.00 296.59 4.70 50.00 GETTY PS 18 FED COM PUD 2 - 1 PR-UD 1.84 313.96 609.58 0.00 0.00 54.50 0.00 555.09 129.87 50.00 GETTY PS 18 FED COM PUD 3 - 1 PR-UD 1.84 313.87 609.40 0.00 0.00 54.48 0.00 554.92 129.16 50.00 GETTY PS 18 FED COM PUD 4 - 1 PR-UD 1.83 313.77 609.21 0.00 0.00 54.46 0.00 554.75 128.42 50.00 GETTY PS 7 FED PrUD 1 - 14578 PR-UD 1.68 287.20 557.62 0.00 0.00 49.85 0.00 507.77 36.63 50.00 GETTY PS 7 FED PrUD 2 - 15330 PR-UD 0.98 167.46 325.14 0.00 0.00 29.07 0.00 296.07 4.67 50.00 GETTY PS 7 FED PrUD 3 - 15331 PR-UD 0.98 167.15 324.53 0.00 0.00 29.01 0.00 295.52 4.64 50.00 GLOBE MN FED PrUD 1 - 14514 PR-UD 1.22 209.04 405.87 0.00 0.00 36.28 0.00 369.59 8.46 50.00 GLOBE MN FED PrUD 2 - 14477 PR-UD 1.22 208.79 405.37 0.00 0.00 36.24 0.00 369.13 8.41 50.00 GLOBE MN FED PUD 3 - 14521 PR-UD 1.59 271.29 526.73 0.00 0.00 47.09 0.00 479.64 79.30 50.00 GRYNBERG 17 FED COM PrUD 2 PR-UD 0.65 110.63 214.79 0.00 0.00 19.20 0.00 195.59 2.33 50.00 GRYNBERG 17 FED COM PrUD 3 PR-UD 0.65 110.30 214.15 0.00 0.00 19.15 0.00 195.01 2.31 50.00 GRYNBERG 17 FED COM PrUD 8 PR-UD 0.19 31.83 61.79 0.00 0.00 5.52 0.00 56.27 0.50 50.00 GRYNBERG 17 FED COM PUD 5 - PR-UD 1.06 180.86 351.15 0.00 0.00 31.39 0.00 319.76 36.45 50.00 GRYNBERG 17 FED COM PUD 6 - PR-UD 1.06 180.78 351.00 0.00 0.00 31.38 0.00 319.62 36.26 50.00 GRYNBERG 17 FED COM PUD 7 - PR-UD 0.41 69.59 135.11 0.00 0.00 12.08 0.00 123.03 11.67 50.00 GYP MO FED PrUD 4 - 15370 PR-UD 0.80 137.10 266.20 0.00 0.00 23.80 0.00 242.40 3.24 50.00 GYP MO FED PUD 3 - 15369 PR-UD 1.24 211.31 410.28 0.00 0.00 36.68 0.00 373.60 46.72 50.00 HANAGAN A FED PrUD 2 - 13707 PR-UD 1.43 238.28 473.65 0.00 0.00 42.34 0.00 431.31 30.54 50.00 8

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium (M$) Gas (M$) Other (M$) HANAGAN A FED PrUD 2 - 15223 PR-UD 1.43 238.41 473.92 0.00 0.00 42.37 0.00 431.55 30.71 50.00 HANAGAN A FED PrUD 3 - 13708 PR-UD 1.42 237.18 471.47 0.00 0.00 42.15 0.00 429.32 29.19 50.00 HANAGAN A FED PrUD 4 - 15209 PR-UD 1.42 237.05 471.20 0.00 0.00 42.13 0.00 429.08 29.03 50.00 HANAGAN FED PrUD 1 - 14382 PR-UD 1.30 216.83 431.01 0.00 0.00 38.53 0.00 392.48 29.06 50.00 HANAGAN FED PrUD 2 - 14434 PR-UD 0.99 165.83 329.64 0.00 0.00 29.47 0.00 300.17 12.51 50.00 HANAGAN FED PrUD 2 - 14441 PR-UD 0.94 157.82 313.72 0.00 0.00 28.05 0.00 285.67 11.39 50.00 HANAGAN FED PrUD 6 - 14438 PR-UD 0.99 165.70 329.38 0.00 0.00 29.45 0.00 299.94 12.44 50.00 HANAGAN FED PUD 1 - 14440 PR-UD 1.12 187.86 373.43 0.00 0.00 33.39 0.00 340.05 78.28 50.00 HANAGAN FED PUD 1 - 14433 PR-UD 1.18 197.00 391.59 0.00 0.00 35.01 0.00 356.58 89.76 50.00 HANAGAN FED PUD 5 - 14437 PR-UD 1.18 196.53 390.67 0.00 0.00 34.93 0.00 355.74 85.85 50.00 HANCOCK AHC PrUD 1 - 14549 PR-UD 1.56 266.54 517.51 0.00 0.00 46.27 0.00 471.24 33.83 50.00 HANCOCK AHC PrUD 3 - 14582 PR-UD 1.56 266.39 517.21 0.00 0.00 46.24 0.00 470.98 33.63 50.00 HANCOCK AHC PrUD 4 - 14586 PR-UD 1.55 265.37 515.23 0.00 0.00 46.06 0.00 469.17 32.36 50.00 HANCOCK AHC PrUD 5 - 14590 PR-UD 1.61 275.26 534.43 0.00 0.00 47.78 0.00 486.65 33.23 50.00 HANSEL ANH FED COM PUD 1 - PR-UD 1.35 230.62 447.77 0.00 0.00 40.03 0.00 407.74 53.98 50.00 HELEN COLLINS FED COM PrUE PR-UD 1.31 219.32 435.96 0.00 0.00 38.98 0.00 396.99 24.55 50.00 HELEN COLLINS FED COM PrUE PR-UD 1.31 218.25 433.83 0.00 0.00 38.78 0.00 395.05 23.48 50.00 HELEN COLLINS FED COM PrUE PR-UD 1.31 218.25 433.83 0.00 0.00 38.78 0.00 395.05 23.48 50.00 HIGGINS FED PrUD 1 - 14584 PR-UD 1.27 216.46 420.27 0.00 0.00 37.57 0.00 382.70 10.80 50.00 HOBBS FED PrUD 1 - 14488 PR-UD 1.34 228.35 443.37 0.00 0.00 39.64 0.00 403.73 14.14 50.00 HOBBS FED PUD 2 - 14491 PR-UD 1.61 276.08 536.03 0.00 0.00 47.92 0.00 488.11 107.23 50.00 HORSE CREEK COM PrUD 2 - 14f PR-UD 1.33 227.85 442.39 0.00 0.00 39.55 0.00 402.84 13.65 50.00 IRWIN FED PrUD 1 - 15211 PR-UD 1.12 187.24 372.19 0.00 0.00 33.27 0.00 338.92 19.25 50.00 IRWIN FED PrUD 2 - 15228 PR-UD 1.11 186.03 369.79 0.00 0.00 33.06 0.00 336.73 18.21 50.00 IRWIN FED PrUD 3 - 15213 PR-UD 1.12 187.12 371.95 0.00 0.00 33.25 0.00 338.70 19.15 50.00 IRWIN FED PrUD 4 - 15230 PR-UD 1.11 185.03 367.80 0.00 0.00 32.88 0.00 334.92 17.40 50.00 IRWIN FED PrUD 6 - 15215 PR-UD 1.11 186.15 370.03 0.00 0.00 33.08 0.00 336.95 18.31 50.00 IRWIN FED PUD 3 - 14406 PR-UD 1.29 215.04 446.87 0.00 0.00 39.95 0.00 406.92 129.53 50.00 IRWIN FED PUD 5 - 14408 PR-UD 1.29 214.98 445.84 0.00 0.00 39.86 0.00 405.98 128.38 50.00 ISLER FEE PUD 1 - 14426 PR-UD 1.22 203.64 404.80 0.00 0.00 36.19 0.00 368.62 97.77 50.00 JAMIE COM PrUD 1 - 14465 PR-UD 1.22 207.85 403.55 0.00 0.00 36.08 0.00 367.48 8.78 50.00 JILL FED PrUD 7 - 14252 PR-UD 2.40 330.10 797.68 0.00 0.00 71.31 0.00 726.37 50.02 50.00 JILL FED PUD 6 - 14251 PR-UD 2.44 371.00 809.20 0.00 0.00 72.34 0.00 736.86 189.00 50.00 JJ 1 FED COM PrUD 1 - 14325 PR-UD 2.04 280.83 678.61 0.00 0.00 60.67 0.00 617.94 23.04 50.00 JJ 1 FED COM PrUD 2 - 14326 PR-UD 1.68 230.48 556.95 0.00 0.00 49.79 0.00 507.16 18.21 50.00 9

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other KUYKENDALL OP COM PrUD 1 - PR-UD 1.66 284.30 552.00 0.00 0.00 49.35 0.00 502.65 33.12 50.00 LANGLEY RJ FED PrUD 2 - 14501 PR-UD 1.57 267.91 520.16 0.00 0.00 46.50 0.00 473.65 31.06 50.00 LANGLEY RJ FED PrUD 4 - 14505 PR-UD 1.57 267.74 519.84 0.00 0.00 46.47 0.00 473.37 30.88 50.00 LEEMAN PrUD 10 - 14235 PR-UD 2.39 328.63 794.13 0.00 0.00 71.00 0.00 723.13 48.11 50.00 LEEMAN PrUD 11 - 14236 PR-UD 2.39 328.42 793.62 0.00 0.00 70.95 0.00 722.67 47.84 50.00 LEEMAN PrUD 4 - 14207 PR-UD 2.38 326.68 789.41 0.00 0.00 70.57 0.00 718.84 45.72 50.00 LEEMAN PrUD 5 - 14208 PR-UD 2.38 326.47 788.90 0.00 0.00 70.53 0.00 718.37 45.47 50.00 LEEMAN PUD 13 - 14238 PR-UD 2.69 370.05 894.21 0.00 0.00 79.94 0.00 814.26 200.22 50.00 LILLIE RB FED PrUD 1 - 15364 PR-UD 0.87 148.93 289.15 0.00 0.00 25.85 0.00 263.30 3.53 50.00 LILLIE RB FED PUD 2 - 15365 PR-UD 1.34 229.92 446.41 0.00 0.00 39.91 0.00 406.50 53.53 50.00 LILLIE RB FED PUD 3 - 15366 PR-UD 1.34 229.55 445.68 0.00 0.00 39.84 0.00 405.84 52.34 50.00 LILLIE RB FED PUD 4 - 15367 PR-UD 1.34 229.46 445.51 0.00 0.00 39.83 0.00 405.68 52.06 50.00 LISA FED PrUD 3 - 14335 PR-UD 1.13 155.38 375.47 0.00 0.00 33.57 0.00 341.90 11.76 50.00 LISA FED PUD 1 - 14333 PR-UD 1.37 188.43 455.33 0.00 0.00 40.71 0.00 414.63 62.20 50.00 LODEWICK FED COM PUD 3 - 14 PR-UD 1.45 247.65 480.83 0.00 0.00 42.99 0.00 437.84 78.09 50.00 LODEWICK FED COM PUD 4 - 13 PR-UD 1.44 245.61 476.86 0.00 0.00 42.63 0.00 434.23 68.52 50.00 LORETTA BBO STATE COM PrUL PR-UD 2.72 373.83 903.34 0.00 0.00 80.76 0.00 822.58 51.82 50.00 LORETTA BBO STATE COM PrUL PR-UD 2.71 372.08 899.11 0.00 0.00 80.38 0.00 818.73 49.84 50.00 LUKE FED COM PrUD 1 - 14332 PR-UD 1.31 179.87 434.66 0.00 0.00 38.86 0.00 395.80 14.14 50.00 MARGARET RQ STATE PrUD 2 - l PR-UD 1.56 266.66 517.74 0.00 0.00 46.29 0.00 471.46 29.71 50.00 MCCLELLANN MB PrUD 1 - 1451 PR-UD 1.04 177.58 344.79 0.00 0.00 30.82 0.00 313.96 6.58 50.00 MCCLELLANN MB PrUD 2 - 1387 PR-UD 1.03 175.98 341.68 0.00 0.00 30.55 0.00 311.14 6.31 50.00 MCCLELLANN MB PrUD 3 - 1451 PR-UD 1.03 175.51 340.76 0.00 0.00 30.46 0.00 310.30 6.24 50.00 MCCLELLANN MB PrUD 5 - 1460 PR-UD 1.02 173.82 337.49 0.00 0.00 30.17 0.00 307.32 5.98 50.00 MCKAY PENZOIL FED PrUD 1 - 1• PR-UD 0.38 64.07 127.37 0.00 0.00 11.39 0.00 115.98 4.21 50.00 MCKAY PENZOIL FED PrUD 4 - 1• PR-UD 0.38 64.02 127.26 0.00 0.00 11.38 0.00 115.88 4.19 50.00 MCKAY PENZOIL FED PUD 5 - 14 PR-UD 0.46 77.18 153.41 0.00 0.00 13.72 0.00 139.70 30.19 50.00 MCKAY PENZOIL FED PUD 6 - 14 PR-UD 0.46 77.16 153.37 0.00 0.00 13.71 0.00 139.66 30.04 50.00 MCKAY PENZOIL FED PUD 8 - 14 PR-UD 0.46 76.93 152.93 0.00 0.00 13.67 0.00 139.26 28.57 50.00 MCKAY-HARVEY FED PrUD 11 - PR-UD 2.25 308.97 746.61 0.00 0.00 66.75 0.00 679.86 30.28 50.00 MCKAY-HARVEY FED PrUD 15 - PR-UD 2.25 308.72 746.00 0.00 0.00 66.69 0.00 679.31 30.11 50.00 MCKAY-HARVEY FED PrUD 2 - 1 PR-UD 2.23 306.92 741.65 0.00 0.00 66.30 0.00 675.35 28.94 50.00 MCKAY-HARVEY FED PrUD 6 - 1 PR-UD 2.23 306.66 741.03 0.00 0.00 66.25 0.00 674.78 28.78 50.00 MCKAY-HARVEY FED PUD 1 - 14 PR-UD 2.69 369.82 893.67 0.00 0.00 79.89 0.00 813.77 198.16 50.00 MCKAY-HARVEY FED PUD 10 - 1 PR-UD 2.62 359.79 869.43 0.00 0.00 77.73 0.00 791.70 131.97 50.00 10

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMct) Helium Gas Other MCKAY-HARVEY FED PUD 7 - 14 PR-UD 2.63 362.01 874.78 0.00 0.00 78.21 0.00 796.58 144.24 50.00 MCKAY-HARVEY FED PUD 9 - 14 PR-UD 2.63 361.05 872.45 0.00 0.00 78.00 0.00 794.45 138.70 50.00 MICHAEL ERIC FED PrUD 2 - 144 PR-UD 0.65 108.17 215.02 0.00 0.00 19.22 0.00 195.80 7.77 50.00 MICHAEL ERIC FED PrUD 5 - 144 PR-UD 0.64 107.48 213.64 0.00 0.00 19.10 0.00 194.54 7.42 50.00 MICHAEL ERIC FED PUD 3 - 1444 PR-UD 0.77 128.83 256.08 0.00 0.00 22.89 0.00 233.19 53.40 50.00 MICHAEL ERIC FED PUD 6 - 1444 PR-UD 0.77 128.67 255.76 0.00 0.00 22.87 0.00 232.90 52.22 50.00 MIKE HARVEY TR FED PrUD 1 - PR-UD 1.14 194.48 377.60 0.00 0.00 33.76 0.00 343.84 6.42 50.00 MIKE HARVEY TR FED PrUD 2 - PR-UD 1.14 194.20 377.05 0.00 0.00 33.71 0.00 343.34 6.38 50.00 MIKE HARVEY TR FED PrUD 6 - PR-UD 1.12 191.87 372.52 0.00 0.00 33.30 0.00 339.22 6.07 50.00 MIKE HARVEY TR FED PUD 7 - 1 PR-UD 1.33 227.11 440.95 0.00 0.00 39.42 0.00 401.53 51.27 50.00 MM FED PrUD 2 - 14253 PR-UD 2.36 324.27 783.59 0.00 0.00 70.05 0.00 713.54 43.01 50.00 MM FED PrUD 3 - 14254 PR-UD 2.35 322.69 779.77 0.00 0.00 69.71 0.00 710.06 41.34 50.00 MM FED PUD 10 - 14266 PR-UD 2.68 368.73 891.02 0.00 0.00 79.66 0.00 811.36 188.45 50.00 MM FED PUD 4 - 14255 PR-UD 2.68 367.62 888.34 0.00 0.00 79.42 0.00 808.93 179.31 50.00 MONAGHAN QY FED PrUD 12 - 1 PR-UD 1.56 266.51 517.44 0.00 0.00 46.26 0.00 471.18 29.55 50.00 MONAGHAN QY FED PrUD 15 - 1 PR-UD 1.55 265.21 514.93 0.00 0.00 46.03 0.00 468.89 28.24 50.00 MONAGHAN QY FED PrUD 16 - 1 PR-UD 1.55 265.05 514.62 0.00 0.00 46.01 0.00 468.61 28.09 50.00 MONAGHAN QY FED PrUD 17 - 1 PR-UD 1.55 264.89 514.29 0.00 0.00 45.98 0.00 468.32 27.92 50.00 MONAGHAN QY FED PrUD 6 - 13 PR-UD 1.54 263.76 512.11 0.00 0.00 45.78 0.00 466.32 26.86 50.00 MONAGHAN QY FED PrUD 6 - 15 PR-UD 1.54 263.60 511.79 0.00 0.00 45.75 0.00 466.04 26.72 50.00 MONAGHAN QY FED PrUD 9 - 13 PR-UD 1.54 263.42 511.46 0.00 0.00 45.72 0.00 465.73 26.56 50.00 MONAGHAN QY FED PUD 10 - 1:: PR-UD 1.77 301.91 615.50 0.00 0.00 55.03 0.00 560.47 181.88 50.00 MONAGHAN QY FED PUD 14 - 1:: PR-UD 1.77 301.83 614.20 0.00 0.00 54.91 0.00 559.29 180.34 50.00 MONAGHAN QY FED PUD 18 - 1:: PR-UD 1.76 301.75 612.86 0.00 0.00 54.79 0.00 558.07 178.79 50.00 MONAGHAN QY FED PUD 2 - 13E PR-UD 1.76 301.19 602.09 0.00 0.00 53.83 0.00 548.27 167.31 50.00 MONAGHAN QY FED PUD 5 - 13E PR-UD 1.76 301.11 600.37 0.00 0.00 53.67 0.00 546.70 165.65 50.00 MONAGHAN QY FED PUD 7 - 13E PR-UD 1.76 300.47 583.38 0.00 0.00 52.15 0.00 531.23 150.97 50.00 MONAGHAN QY FED PUD 8 - 13E PR-UD 1.76 300.39 583.23 0.00 0.00 52.14 0.00 531.09 150.15 50.00 MOUNTAIN VR FED COM PrUD 2 PR-UD 2.54 349.34 844.16 0.00 0.00 75.47 0.00 768.70 44.54 50.00 MOUNTAIN VR FED COM PUD 3 PR-UD 2.89 397.63 960.86 0.00 0.00 85.90 0.00 874.96 192.89 50.00 MOUNTAIN VR FED COM PUD 5 PR-UD 2.88 395.99 956.88 0.00 0.00 85.55 0.00 871.34 180.46 50.00 NICHOLS DRAW FED PrUD 1 - 14 PR-UD 1.19 198.44 394.46 0.00 0.00 35.26 0.00 359.19 16.27 50.00 NICHOLS DRAW FED PrUD 3 - 14 PR-UD 1.18 197.25 392.10 0.00 0.00 35.05 0.00 357.04 15.54 50.00 NICHOLS DRAW FED PUD 2 - 144 PR-UD 1.40 233.47 464.09 0.00 0.00 41.49 0.00 422.60 112.66 50.00 O'CONNEL FED COM PrUD 1 - 15 PR-UD 0.86 147.78 286.93 0.00 0.00 25.65 0.00 261.28 3.97 50.00 11

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMct) Helium Gas Other O'CONNEL FED COM PrUD 3 - 15. PR-UD 0.86 147.22 285.83 0.00 0.00 25.55 0.00 260.28 3.92 50.00 O'CONNEL FED COM PrUD 4 - 15. PR-UD 0.85 145.24 282.00 0.00 0.00 25.21 0.00 256.79 3.75 50.00 O'CONNELL VX FED PrUD 3 - 144 PR-UD 1.16 198.02 384.47 0.00 0.00 34.37 0.00 350.10 8.33 50.00 O'CONNELL VX FED PUD 1 - 138i PR-UD 1.49 255.36 495.80 0.00 0.00 44.32 0.00 451.47 78.04 50.00 PAUL HICKS FED PrUD 1 - 14388 PR-UD 1.37 228.01 453.24 0.00 0.00 40.52 0.00 412.72 26.70 50.00 PAULETTE PV STATE PrUD 1 - 14 PR-UD 1.57 268.44 521.19 0.00 0.00 46.59 0.00 474.59 26.01 50.00 PAULETTE PV STATE PrUD 3 - 14 PR-UD 1.57 268.26 520.84 0.00 0.00 46.56 0.00 474.28 25.86 50.00 PECOS RIVER FED PUD 1 - 14241 PR-UD 2.66 364.94 881.87 0.00 0.00 78.84 0.00 803.03 159.61 50.00 PECOS STATE 16 PrUD 3 - 15342 PR-UD 0.83 142.03 275.75 0.00 0.00 24.65 0.00 251.10 3.63 50.00 PECOS STATE 16 PrUD 4 - 15343 PR-UD 0.82 139.96 271.75 0.00 0.00 24.29 0.00 247.46 3.47 50.00 PECOS STATE 16 PUD 1 - 15340 PR-UD 1.24 212.47 412.53 0.00 0.00 36.88 0.00 375.65 52.89 50.00 PECOS STATE 16 PUD 2 - 15341 PR-UD 1.24 212.39 412.37 0.00 0.00 36.87 0.00 375.51 52.60 50.00 PENJACK FED PrUD 2 - 14281 PR-UD 2.19 301.55 728.67 0.00 0.00 65.14 0.00 663.53 27.22 50.00 PENJACK FED PrUD 5 - 14284 PR-UD 2.19 301.29 728.05 0.00 0.00 65.09 0.00 662.96 27.07 50.00 PENJACK FED PUD 1 - 14280 PR-UD 2.63 360.77 871.78 0.00 0.00 77.94 0.00 793.84 137.16 50.00 PENJACK FED PUD 6 - 14285 PR-UD 2.58 354.50 856.63 0.00 0.00 76.58 0.00 780.05 121.91 50.00 PJ FED COM PrUD 2 - 14343 PR-UD 1.06 146.03 352.89 0.00 0.00 31.55 0.00 321.34 10.59 50.00 PJ FED COM PrUD 3 - 14344 PR-UD 1.06 145.88 352.52 0.00 0.00 31.51 0.00 321.00 10.53 50.00 PLAINS QN COM PrUD 1 - 15485 PR-UD 0.42 72.48 140.73 0.00 0.00 12.58 0.00 128.15 1.26 50.00 PLAINS QN COM PrUD 5 - 15399 PR-UD 0.59 100.19 194.53 0.00 0.00 17.39 0.00 177.14 2.04 50.00 PLAINS QN COM PrUD 8 - 15460 PR-UD 0.58 99.57 193.32 0.00 0.00 17.28 0.00 176.04 2.01 50.00 PLAINS QN COM PUD 1 - 15393 PR-UD 1.03 176.23 342.17 0.00 0.00 30.59 0.00 311.58 35.16 50.00 PLAINS QN COM PUD 2 - 15396 PR-UD 0.98 167.17 324.58 0.00 0.00 29.02 0.00 295.56 32.52 50.00 PLAINS QN COM PUD 3 - 15397 PR-UD 0.98 167.10 324.43 0.00 0.00 29.00 0.00 295.42 32.33 50.00 PLAINS QN COM PUD 7 - 15401 PR-UD 0.98 166.80 323.85 0.00 0.00 28.95 0.00 294.90 31.61 50.00 POWERS OL FED PrUD 3 - 15377 PR-UD 0.77 132.28 256.83 0.00 0.00 22.96 0.00 233.87 3.03 50.00 POWERS OL FED PrUD 4 - 15378 PR-UD 0.77 131.96 256.22 0.00 0.00 22.91 0.00 233.31 3.01 50.00 POWERS OL FED PrUD 7 - 15381 PR-UD 0.77 131.63 255.57 0.00 0.00 22.85 0.00 232.72 2.99 50.00 POWERS OL FED PUD 1 - 15371 PR-UD 1.21 207.22 402.33 0.00 0.00 35.97 0.00 366.36 45.58 50.00 POWERS OL FED PUD 10 - 15384 PR-UD 1.21 206.80 401.52 0.00 0.00 35.90 0.00 365.62 44.35 50.00 POWERS OL FED PUD 5 - 15379 PR-UD 1.21 206.72 401.35 0.00 0.00 35.88 0.00 365.47 44.11 50.00 POWERS OL FED PUD 6 - 15380 PR-UD 1.21 206.63 401.18 0.00 0.00 35.87 0.00 365.31 43.85 50.00 POWERS OL FED PUD 8 - 15382 PR-UD 1.21 206.28 400.50 0.00 0.00 35.80 0.00 364.69 42.88 50.00 POWERS OL FED PUD 9 - 15383 PR-UD 1.21 206.19 400.33 0.00 0.00 35.79 0.00 364.54 42.65 50.00 PZ FED PrUD 2 - 14260 PR-UD 2.35 322.24 778.69 0.00 0.00 69.61 0.00 709.07 40.88 50.00 12

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other PZ FED PrUD 4 - 14347 PR-UD 2.33 320.42 774.29 0.00 0.00 69.22 0.00 705.06 39.10 50.00 PZ FED PrUD 5 - 14348 PR-UD 2.33 320.18 773.71 0.00 0.00 69.17 0.00 704.54 38.87 50.00 PZ FED PUD 1 - 14259 PR-UD 2.65 364.68 881.23 0.00 0.00 78.78 0.00 802.45 157.83 50.00 PZ FED PUD 6 - 14349 PR-UD 2.65 363.89 879.31 0.00 0.00 78.61 0.00 800.70 152.65 50.00 RAILROAD STATE PrUD 2 - 1443( PR-UD 1.02 169.93 337.79 0.00 0.00 30.20 0.00 307.59 13.32 50.00 RAILROAD STATE PUD 3 - 14431 PR-UD 1.20 200.77 399.08 0.00 0.00 35.68 0.00 363.40 92.42 50.00 RAILROAD STATE PUD 4 - 14432 PR-UD 1.20 200.71 398.97 0.00 0.00 35.67 0.00 363.30 91.92 50.00 RED ROCK FED PrUD 2 - 15338 PR-UD 0.94 161.56 313.68 0.00 0.00 28.04 0.00 285.64 4.15 50.00 RED ROCK NB FED PrUD 1 - 1531 PR-UD 1.09 186.36 361.84 0.00 0.00 32.35 0.00 329.49 5.87 50.00 RED ROCK NB FED PrUD 2 - 1531 PR-UD 1.09 186.07 361.26 0.00 0.00 32.30 0.00 328.96 5.83 50.00 RED ROCK NB FED PrUD 3 - 1531 PR-UD 1.08 184.05 357.36 0.00 0.00 31.95 0.00 325.41 5.59 50.00 RED ROCK NB FED PrUD 4 - 1531 PR-UD 1.07 183.76 356.79 0.00 0.00 31.90 0.00 324.89 5.56 50.00 RED ROCK NB FED PUD 6 - 153Y PR-UD 1.51 258.21 501.34 0.00 0.00 44.82 0.00 456.52 68.02 50.00 REDMAN OY STATE PrUD 1 - 138 PR-UD 1.60 274.16 532.30 0.00 0.00 47.59 0.00 484.71 25.53 50.00 REDMAN OY STATE PrUD 3 - 138 PR-UD 1.60 273.98 531.95 0.00 0.00 47.56 0.00 484.39 25.39 50.00 REDMAN OY STATE PrUD 5 - 138 PR-UD 1.60 273.79 531.59 0.00 0.00 47.52 0.00 484.06 25.24 50.00 REDMAN OY STATE PrUD 7 - 138 PR-UD 1.59 272.03 528.17 0.00 0.00 47.22 0.00 480.95 24.22 50.00 REDMAN OY STATE PrUD 8 - 138 PR-UD 1.59 271.66 527.45 0.00 0.00 47.15 0.00 480.29 23.94 50.00 REDMAN OY STATE PUD 2 - 1381 PR-UD 1.85 315.78 613.11 0.00 0.00 54.81 0.00 558.30 157.03 50.00 RI FED PrUD 1 - 15350 PR-UD 0.76 130.24 252.87 0.00 0.00 22.61 0.00 230.26 3.21 50.00 RI FED PUD 3 - 15352 PR-UD 1.16 197.58 383.62 0.00 0.00 34.30 0.00 349.33 47.43 50.00 RIVER BRIDGE UX STATE PrUD PR-UD 2.57 353.53 854.30 0.00 0.00 76.37 0.00 777.92 41.47 50.00 RIVER BRIDGE UX STATE PrUD PR-UD 2.17 298.58 721.50 0.00 0.00 64.50 0.00 657.00 24.73 50.00 RIVER BRIDGE UX STATE PrUD : PR-UD 2.10 288.82 697.93 0.00 0.00 62.39 0.00 635.53 24.74 50.00 RIVER BRIDGE UX STATE PUD 4 PR-UD 2.60 357.02 862.73 0.00 0.00 77.13 0.00 785.60 124.03 50.00 RIVER BRIDGE UX STATE PUD 5 PR-UD 2.60 356.88 862.39 0.00 0.00 77.10 0.00 785.29 123.36 50.00 ROSE CANNON AOR COM PrUD PR-UD 1.30 178.65 431.70 0.00 0.00 38.59 0.00 393.10 13.58 50.00 ROSE FED PrUD 12 - 14499 PR-UD 1.11 190.17 369.22 0.00 0.00 33.01 0.00 336.21 7.38 50.00 ROSE FED PrUD 2 - 14479 PR-UD 1.47 251.33 487.98 0.00 0.00 43.63 0.00 444.35 21.41 50.00 ROSE FED PrUD 3 - 14522 PR-UD 1.47 251.16 487.64 0.00 0.00 43.60 0.00 444.05 21.29 50.00 ROSE FED PrUD 5 - 14598 PR-UD 1.47 250.98 487.29 0.00 0.00 43.56 0.00 443.73 21.17 50.00 ROSE FED PrUD 6 - 14462 PR-UD 1.46 249.73 484.87 0.00 0.00 43.35 0.00 441.53 20.34 50.00 ROSE FED PrUD 7 - 14540 PR-UD 1.46 249.56 484.53 0.00 0.00 43.32 0.00 441.22 20.23 50.00 ROSE FED PrUD 8 - 14545 PR-UD 1.11 189.92 368.75 0.00 0.00 32.97 0.00 335.78 7.34 50.00 ROSE FED PrUD 9 - 14601 PR-UD 1.10 188.25 365.50 0.00 0.00 32.68 0.00 332.82 7.04 50.00 13

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax Invest. Cash Flow Non-Disc. Disc. CF (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium Gas Other ROSE FED PUD 1 - 14516 PR-UD 1.71 292.46 567.83 0.00 0.00 50.76 0.00 517.07 140.13 50.00 ROSE FED PUD 13 - 15310 PR-UD 1.38 236.64 459.46 0.00 0.00 41.08 0.00 418.38 61.09 50.00 ROSE FED PUD 4 - 14460 PR-UD 1.71 292.38 567.68 0.00 0.00 50.75 0.00 516.93 139.37 50.00 ROWLAND RN PUD 1 - 15394 PR-UD 0.94 160.30 311.24 0.00 0.00 27.82 0.00 283.41 30.23 50.00 ROWLAND RN PUD 2 - 15395 PR-UD 0.94 160.23 311.10 0.00 0.00 27.81 0.00 283.29 30.06 50.00 S. ALKALI FED PrUD 1 - 14490 PR-UD 1.52 260.46 505.70 0.00 0.00 45.21 0.00 460.49 20.30 50.00 S. ALKALI LK FED PrUD 1 - 1450, PR-UD 1.44 246.41 478.42 0.00 0.00 42.77 0.00 435.65 19.12 50.00 S. ALKALI LK FED PrUD 2 - 1447, PR-UD 1.44 246.22 478.06 0.00 0.00 42.74 0.00 435.32 19.01 50.00 SAGEBRUSH TY COM PrUD 10 - PR-UD 0.42 72.14 140.06 0.00 0.00 12.52 0.00 127.53 1.25 50.00 SAGEBRUSH TY COM PrUD 4 - 1: PR-UD 0.41 69.69 135.31 0.00 0.00 12.10 0.00 123.22 1.17 50.00 SAGEBRUSH TY COM PrUD 7 - 1: PR-UD 0.41 69.34 134.63 0.00 0.00 12.04 0.00 122.59 1.16 50.00 SAGEBRUSH TY COM PrUD 9 - 1: PR-UD 0.40 68.96 133.90 0.00 0.00 11.97 0.00 121.93 1.15 50.00 SAGEBRUSH TY COM PUD 1 - 15 PR-UD 0.92 157.29 305.38 0.00 0.00 27.30 0.00 278.08 28.04 50.00 SAGEBRUSH TY COM PUD 10 - 1 PR-UD 0.81 137.68 267.31 0.00 0.00 23.90 0.00 243.41 24.30 50.00 SAGEBRUSH TY COM PUD 2 - 15 PR-UD 0.80 137.42 266.81 0.00 0.00 23.85 0.00 242.96 23.76 50.00 SEC 16 PrUD 1 - 15359.5 PR-UD 1.34 229.63 445.83 0.00 0.00 39.86 0.00 405.98 17.12 50.00 SEC 16 PrUD 2 - 15360.5 PR-UD 1.34 229.45 445.50 0.00 0.00 39.83 0.00 405.67 17.03 50.00 SEC 32 PrUD 1 - 14496.5 PR-UD 1.34 229.28 445.15 0.00 0.00 39.80 0.00 405.36 16.93 50.00 SEC 32 PrUD 2 - 15354.5 PR-UD 1.33 227.89 442.47 0.00 0.00 39.56 0.00 402.92 16.19 50.00 SKINNY QO STATE PrUD 2 - 1453 PR-UD 1.55 265.66 515.80 0.00 0.00 46.11 0.00 469.69 18.78 50.00 SKINNY QO STATE PrUD 3 - 1448 PR-UD 1.55 264.20 512.95 0.00 0.00 45.86 0.00 467.10 18.04 50.00 SKINNY QO STATE PUD 1 - 14482 PR-UD 1.86 317.71 616.86 0.00 0.00 55.15 0.00 561.72 150.63 50.00 SKINNY QO STATE PUD 4 - 14541 PR-UD 1.85 317.09 615.66 0.00 0.00 55.04 0.00 560.62 144.93 50.00 SMERNOFF NL STATE COM PTUE PR-UD 1.00 171.58 333.13 0.00 0.00 29.78 0.00 303.35 4.98 50.00 SMERNOFF NL STATE COM PTUE PR-UD 1.00 171.27 332.54 0.00 0.00 29.73 0.00 302.81 4.95 50.00 SMERNOFF NL STATE COM PUD PR-UD 1.43 244.19 474.12 0.00 0.00 42.39 0.00 431.73 62.39 50.00 SMERNOFF NL STATE COM PUD PR-UD 1.43 243.82 473.39 0.00 0.00 42.32 0.00 431.07 61.00 50.00 SMERNOFF NL STATE PrUD 3 - 1, PR-UD 0.46 79.48 154.32 0.00 0.00 13.80 0.00 140.53 1.43 50.00 SPRING FED COM PUD 1 - 15318 PR-UD 1.37 235.05 456.36 0.00 0.00 40.80 0.00 415.57 60.38 50.00 SPRINGER TK STATE COM PrUD PR-UD 1.52 259.46 503.76 0.00 0.00 45.04 0.00 458.73 17.63 50.00 SPRINGER TK STATE COM PrUD PR-UD 1.53 261.06 506.86 0.00 0.00 45.31 0.00 461.55 17.65 50.00 SPRINGER TK STATE COM PrUD PR-UD 1.52 259.59 504.02 0.00 0.00 45.06 0.00 458.96 16.97 50.00 SPRINGER TK STATE COM PrUD PR-UD 1.52 259.16 503.19 0.00 0.00 44.98 0.00 458.20 16.78 50.00 SPRINGER TK STATE COM PUD z PR-UD 1.82 311.57 604.94 0.00 0.00 54.08 0.00 550.86 141.68 50.00 SPRINGER TK STATE COM PUD ' PR-UD 1.83 313.66 608.99 0.00 0.00 54.44 0.00 554.54 141.89 50.00 14

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium (M$) Gas (M$) Other (M$) STANCEL FED PrUD 2 - 14485 PR-UD 1.21 207.73 403.31 0.00 0.00 36.06 0.00 367.26 9.20 50.00 STANCEL FED PrUD 3 - 14536 PR-UD 1.21 207.50 402.88 0.00 0.00 36.02 0.00 366.86 9.15 50.00 STANCEL FED PrUD 5 - 14544 PR-UD 1.20 205.67 399.32 0.00 0.00 35.70 0.00 363.63 8.73 50.00 STANCEL FED PUD 1 - 14528 PR-UD 1.55 265.52 515.52 0.00 0.00 46.09 0.00 469.43 85.46 50.00 STANCEL FED PUD 4 - 13860 PR-UD 1.55 265.33 515.16 0.00 0.00 46.06 0.00 469.11 84.48 50.00 STATE 16-3 PrUD 1 - 14387 PR-UD 1.44 240.83 478.72 0.00 0.00 42.80 0.00 435.92 28.34 50.00 STEWART FED PrUD 1 - 14375 PR-UD 1.46 243.87 484.76 0.00 0.00 43.34 0.00 441.42 34.22 50.00 STEWART FED PrUD 3 - 14377 PR-UD 1.45 242.80 482.64 0.00 0.00 43.15 0.00 439.49 32.71 50.00 SU FED PrUD 3 - 14225 PR-UD 2.09 286.47 692.24 0.00 0.00 61.89 0.00 630.36 33.44 50.00 SU FED PrUD 4 - 14226 PR-UD 2.07 284.76 688.10 0.00 0.00 61.52 0.00 626.58 31.97 50.00 SU FED PrUD 5 - 14227 PR-UD 2.07 284.54 687.58 0.00 0.00 61.47 0.00 626.11 31.79 50.00 SU FED PrUD 6 - 14228 PR-UD 2.07 284.32 687.04 0.00 0.00 61.42 0.00 625.62 31.61 50.00 SU FED PrUD 7 - 14229 PR-UD 2.06 282.77 683.30 0.00 0.00 61.09 0.00 622.22 30.38 50.00 SU FED PrUD 8 - 14230 PR-UD 2.06 282.44 682.51 0.00 0.00 61.02 0.00 621.49 30.12 50.00 SU FED PUD 1 - 14223 PR-UD 2.38 327.14 790.51 0.00 0.00 70.67 0.00 719.84 135.12 50.00 SUMMERS COM PrUD 20 - 14299 PR-UD 2.19 301.03 727.42 0.00 0.00 65.03 0.00 662.38 26.92 50.00 SUMMERS COM PrUD 22 - 14302 PR-UD 2.41 330.88 799.56 0.00 0.00 71.48 0.00 728.08 34.04 50.00 SUMMERS COM PrUD 23 - 15272 PR-UD 2.41 330.62 798.93 0.00 0.00 71.42 0.00 727.50 33.85 50.00 SUMMERS COM PrUD 24 - 14297 PR-UD 2.18 299.17 722.93 0.00 0.00 64.63 0.00 658.30 25.88 50.00 SUMMERS COM PrUD 7 - 14198 PR-UD 2.40 330.34 798.26 0.00 0.00 71.36 0.00 726.89 33.65 50.00 SUMMERS COM PUD 17 - 14295 PR-UD 2.50 343.24 829.43 0.00 0.00 74.15 0.00 755.28 123.96 50.00 SUMMERS COM PUD 21 - 14300 PR-UD 2.59 356.13 860.58 0.00 0.00 76.94 0.00 783.65 129.97 50.00 SUMMERS COM PUD 23 - 14298 PR-UD 2.59 356.00 860.25 0.00 0.00 76.91 0.00 783.34 129.26 50.00 SUN FED PUD 1 - 14420 PR-UD 1.34 223.96 445.20 0.00 0.00 39.80 0.00 405.40 113.32 50.00 SUN FED PUD 2 - 14421 PR-UD 1.34 223.90 445.07 0.00 0.00 39.79 0.00 405.28 112.71 50.00 SUN FED PUD 3 - 14422 PR-UD 1.34 223.84 444.95 0.00 0.00 39.78 0.00 405.17 112.10 50.00 SUZANNE FED PrUD 3 - 14352 PR-UD 1.09 150.18 362.91 0.00 0.00 32.44 0.00 330.46 10.48 50.00 SUZANNE FED PrUD 6 - 14355 PR-UD 1.09 149.87 362.16 0.00 0.00 32.38 0.00 329.79 10.37 50.00 TECICLA MD FED PrUD 2 - 14476 PR-UD 1.47 251.40 488.11 0.00 0.00 43.64 0.00 444.47 15.72 50.00 TECICLA MD FED PUD 1 - 14513 PR-UD 1.79 305.25 592.67 0.00 0.00 52.98 0.00 539.68 131.66 50.00 TECICLA MD FED PUD 3 - 14517 PR-UD 1.78 305.16 592.49 0.00 0.00 52.97 0.00 539.53 130.94 50.00 TECICLA MD FED PUrD 5 - 14523 PR-UD 1.47 251.19 487.71 0.00 0.00 43.60 0.00 444.11 15.64 50.00 THOMAS LN FED PrUD 1 - 15372 PR-UD 0.75 129.01 250.48 0.00 0.00 22.39 0.00 228.09 2.83 50.00 THOMAS LN FED PrUD 2 - 15373 PR-UD 0.75 128.66 249.80 0.00 0.00 22.33 0.00 227.47 2.81 50.00 THOMAS LN FED PrUD 3 - 15375 PR-UD 0.74 126.20 245.03 0.00 0.00 21.91 0.00 223.13 2.67 50.00 15

Economic One-Liners Project Name : NEW ERA HELIUM CORP. As of Date: 12/31/2023 TABLE 15 MKM ENGINEERING Lease Name Risked I UnRisked Reserve Category Net Reserves Net Revenue Expense & Tax (M$) Invest. (M$) Cash Flow Non-Disc. Disc. CF (M$) (M$) Life (years) Helium (MMcf) Gas (MMcf) Helium (M$) Gas (M$) Other (M$) THOMAS LN FED PUD 4 - 15376 PR-UD 1.21 206.10 400.17 0.00 0.00 35.77 0.00 364.39 42.41 50.00 TROUT FED COM PrUD 2 - 15404 PR-UD 0.51 87.66 170.20 0.00 0.00 15.22 0.00 154.98 1.72 50.00 TROUT FED COM PrUD 3 - 15405 PR-UD 0.51 87.37 169.64 0.00 0.00 15.17 0.00 154.47 1.70 50.00 TYRELL FED COM PrUD 1 - 1433 PR-UD 1.12 154.16 372.51 0.00 0.00 33.30 0.00 339.21 11.23 50.00 UNRUH AFF FED COM PUD 1 - 1L PR-UD 2.99 411.35 994.00 0.00 0.00 88.86 0.00 905.14 166.47 50.00 VANCE A FED PrUD 1 - 14409 PR-UD 1.39 231.45 460.07 0.00 0.00 41.13 0.00 418.94 21.66 50.00 VANCE A FED PUD 2 - 14410 PR-UD 1.61 269.03 556.73 0.00 0.00 49.77 0.00 506.96 159.24 50.00 VANCE FED PrUD 4 - 14411 PR-UD 1.15 191.50 380.66 0.00 0.00 34.03 0.00 346.63 16.48 50.00 VANCE FED PrUD 5 - 15218 PR-UD 1.15 191.36 380.39 0.00 0.00 34.01 0.00 346.39 16.39 50.00 VANCE FED PrUD 7 - 15216 PR-UD 1.14 190.27 378.21 0.00 0.00 33.81 0.00 344.40 15.67 50.00 VANCE FED PUD 3 - 14413 PR-UD 1.35 224.75 455.32 0.00 0.00 40.71 0.00 414.61 122.84 50.00 WHEELER AEE FED PrUD 2 - 152i PR-UD 1.59 264.89 526.54 0.00 0.00 47.07 0.00 479.47 40.71 50.00 WHEELER AEE FED PrUD 4 - 152i PR-UD 1.58 263.78 524.35 0.00 0.00 46.88 0.00 477.47 38.92 50.00 WHEELER AFE FED PrUD 1 - 143( PR-UD 1.58 263.65 524.08 0.00 0.00 46.85 0.00 477.22 38.70 50.00 WHEELER AFE FED PrUD 3 - 143( PR-UD 1.57 262.53 521.86 0.00 0.00 46.65 0.00 475.21 37.02 50.00 Total 703.81 111,905.78 234,168.08 0.00 0.00 20,934.63 0.00 213,233.45 23,563.83 50.00 Probable Rsv Class Total 703.81 111,905.78 234,168.08 0.00 0.00 20,934.63 0.00 213,233.45 23,563.83 50.00 Grand Total Total 1,092.90 141,46030 389,033.05 0.00 0.00 34,779.55 16,925.00 337,328.50 68,631.89 50.00 16

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Indemnification of Directors and Officers
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
In accordance with Section 102(b)(7) of the DGCL, ROCL’s Current Charter provides that a director will not be personally liable to ROCL or ROCL’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to ROCL or ROCL’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
ROCL’s Existing Charter provides that ROCL will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.
ROCL has entered into indemnification agreements with each of its current directors and executive officers. These agreements require ROCL to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to ROCL, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. ROCL also intends to enter into indemnification agreements with future directors and executive officers.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   The following exhibits are filed as part of this Registration Statement:
		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
2.1*	BCA (Included as Annex A to the proxy statement/prospectus forming a part of this Registration Statement).
3.1	Amended and Restated Certificate of Incorporation of ROCL	8-K	001-41105	3.1	December 3, 2021

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of ROCL	8-K	001-41105	3.1	December 4, 2023
3.3	Bylaws of ROCL	S-1/A	333-260907	3.4	November 24, 2021
3.4	Articles of Incorporation of Holdings
3.5	Bylaws of Holdings
3.6**	Proposed Bylaws of the Combined Company
3.7	Proposed Articles of Incorporation of the Combined Company (Included as Annex B to the proxy statement/ prospectus forming a part of this Registration Statement).
4.1	Specimen Unit Certificate.	S-1/A	333-260907	4.1	November 24, 2021
4.2	Specimen Common Stock Certificate.	S-1	333-260907	4.2	November 29, 2021
4.3	Specimen Warrant Certificate.	S-1	333-260907	4.3	November 29, 2021
4.4	Warrant Agreement, dated November 30, 2021, by and between ROCL and Continental Stock Transfer & Trust Company, LLC.	8-K	001-41105	4.1	December 3, 2021
4.5**	Specimen Common Stock Certificate of the Combined Entity.
5.1**	Opinion of Loeb & Loeb LLP as to the validity of the shares of Common Stock of ROCL.
8.1	Opinion of Sichenzia Ross Ference Carmel LLP as to the tax consequences of Business Combination.
10.1	Letter Agreement, dated November 30, 2021, by and among ROCL and each of the Company’s officers, directors and initial stockholders.	8-K	001-41105	10.1	December 3, 2021
10.2	Investment Management Trust Agreement, dated November 30, 2021, by and between ROCL and Continental Stock Transfer & Trust Company, LLC	8-K	001-41105	10.2	December 3, 2021
10.3	Registration Rights Agreement, dated November 30, 2021, by and among ROCL and certain security holders	8-K	001-41105	10.4	December 3, 2021
10.4	Indemnity Agreements, each dated as of November 30, 2021, by and between ROCL and each of the officers and directors of the Registrant	8-K	001-41105	10.6	December 3, 2021
10.5	Stock Escrow Agreement, dated November 30, 2021, by and among the Company, Continental Stock Transfer & Trust Company and the initial stockholders of the Company	8-K	001-41105	10.3	December 3, 2021
10.6	Subscription Agreement, dated November 30, 2021, by and among the Company and the initial stockholders of the Company party thereto	8-K	001-41105	10.5	December 3, 2021

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
10.7	Insider Support Agreement, dated as of January 3, 2024, by and among Roth CH Acquisition V Co., New Era Helium Corp. and certain stockholders of Roth CH Acquisition V Co.	8-K	001-41105	10.1	January 5, 2024
10.8	Company Support Agreement, dated as of January 3, 2024, by and among Roth CH Acquisition V Co., New Era Helium Corp. and certain shareholders of New Era Helium Corp.	8k	001-41105	10.2	January 5, 2024
10.9	Form of Amended and Restated Registration Rights Agreement.	8-K	001-41105	10.3	January 5, 2024
10.10	Form of Lock-up Agreement.	8-K	001-41105	10.4	January 5, 2024
10.11	Letter Agreement, dated January 2, 2024, by and among Roth CH Acquisition V Co., New Era Helium Corp., Roth Capital Partners, LLC and Craig-Hallum Capital Group LLC.	8-K	001-41105	10.5	January 5, 2024
10.12†	Stock Plan (Included as Annex C to the proxy statement/prospectus forming a part of this Registration Statement)
10.13††	Percent of Proceeds Gas Purchase Agreement between IACX Roswell LLC and Solis Partners, LLC
10.14††	Contract for Sale and Purchase of Liquid Helium between NEH Midstream LLC and Airlife Gases USA Inc.
10.15	First Amendment to the Contract for Sale and Purchase of Liquid Helium between NEH Midstream LLC, Airlife Gases USA, Inc. and Solis Partners, L.L.C
10.16††	Helium Tolling Agreement with Keyes Helium Company
10.17††	Gaseous Helium Sales Agreement between NEH Midstream LLC and Matheson Tri-Gas, Inc
10.18††	Contract for Sale and Purchase of Crude Helium between NEH Midstream LLC and Badger Midstream Energy, LP
10.19	Employment Agreement with Michael J.Rugen
10.20	Employment Agreement with E. Will Gray
10.21	Assignment Agreement with Badger Midstream Energy, LP and AirLife Gases USA, Inc.
21.1**	List of Subsidiaries.
23.1	Consent of Grant Thornton, independent registered public accounting firm of ROCL
23.2	Consent of Weaver, independent registered public accounting firm of New Era Helium Corp.
23.3**	Consent of Loeb & Loeb LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
23.4	Consent of MKM Engineering
24.1	Power of Attorney (contained on signature page to the registration statement).
99.1**	Form of Proxy Card.
99.2***	Consent of E. Will Gray II to be named as a director
99.3***	Consent of Phil Kornbluth to be named as a director
99.4***	Consent of Ondrej Sestak to be named as a director
99.5	Appraisal of Certain Oil and Gas Interests Owned and operated by Solis Partners, LLC located in Chaves County, New Mexico, dated as of December 31, 2023, prepared by MKM Engineering (Included as Annex D to the proxy statement/prospectus forming a part of this Registration Statement).
107	Filing Fee Table

*
The annexes, schedules, and certain exhibits to the BCA have been omitted pursuant to Item 601(b)(2) of Regulation S-K. ROCL hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

**
To be filed by amendment.

***
Previously filed

†
Indicates a management contract or compensatory plan.

††
Confidential treatment has been requested for portions of this exhibit. Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The Registrant hereby agrees to furnish an unredacted copy of the exhibit and its materiality and competitive harm analyses to the SEC upon request.

Item 22.   Undertakings
a.
The undersigned registrant hereby undertakes:

i.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.
That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of      Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.
The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
b.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of August, 2024.
Roth CH V Holdings, Inc.
By:
/s/ John Lipman

Name: John Lipman
Title:  President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.
Signature	Title	Date
/s/ John Lipman John Lipman	President and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	August 9, 2024